                                                                     Exhibit 4.1


                          CHARTER, BYLAWS, RULES AND
                                  REGULATIONS

                                    OF THE


                                    CHICAGO
                                BOARD OF TRADE


                               [GRAPHIC OMITTED]



                             As of November 1, 2004




Copyright Board of Trade of the City of Chicago, Inc. 2004
ALL RIGHTS RESERVED

          Chicago Board of Trade Charter, Bylaws, Rules & Regulations
                               Table of Contents

Copyright


Charter
Bylaws

Rules & Regulations

Chapter 1 - Government
Chapter 2 - Membership
Chapter 3 - Exchange Floor Operations and Procedures
Chapter 4 - Futures Commission Merchant
Chapter 5 - Disciplinary Proceedings
Chapter 6 - Arbitration of Member Controversies

Chapter 7 - Clearing

Chapter 9 - Definitions
*Chapter 9a - Trading Links
Chapter 9b - e-cbot
Chapter 10 - Grains
Chapter 10c - Corn Futures
Chapter 10mc - CBOT mini-sized Corn Futures
Chapter 10s - Soybean Futures
Chapter 10ms - CBOT mini-sized Soybean Futures
Chapter 10mw - CBOT mini-sized Wheat Futures
Chapter 11 - Soybean Oil
Chapter 12 - Soybean Meal
Chapter 13 - Oats Futures Options
Chapter 14 - CBOT 5,000 OZ. Silver Futures

Chapter m14 - Mini-sized Silver Futures
Chapter 15 - CBOT 100 OZ. Gold Futures
Chapter m15 - Mini-sized Gold Futures

*Chapter 17 - GNMA - CDR
Chapter 18 - U.S. Treasury Bonds
Chapter m18 - Mini-sized U.S. Treasury Bonds


Chapter 19 - 10-Year Municipal Note Index Futures


*Chapter 20 - X-Fund Futures

Chapter 21 - 30-Day Fed Fund Futures
Chapter 22 - 30-Day Fed Fund Futures Options

Chapter 23 - Short Term U.S. T-Notes (2-Year)
Chapter 24 - Long Term T-Notes (6 1/2-10 Year)
Chapter m24 - Mini-sized Long Term U.S. Treasury Notes
Chapter 25 - Medium Term U.S. Treasury Notes (5 Year)
Chapter 26 - Mini-sized Eurodollar Futures
Chapter 27a - (Standard Options) Long Term Treasury Note Futures Options Chapter 27b - (Flexible Options) Long Term Treasury Note Flexible Options Chapter 28a - (Standard Options) T-Bond Futures Options
Chapter 28b - (Flexible Options) Treasury Bond Flexible Options

   *Not reprinted in Rulebook.  Copies are available from the Secretary's
Office.

Chapter 29 - Sovbean Futures Options
------------------------------------
Chapter 30 - Corn Futures Options
---------------------------------
Chapter 31 - Wheat Futures Options
----------------------------------
Chapter 32 - Sovbean Oil Futures Options
----------------------------------------
Chapter 33 - Soybean Meal Futures  Options
------------------------------------------
Chapter 35a- (Standard Options) Medium Term U.S. Treasury Note Futures Options
------------------------------------------------------------------------------
Chapter 35b- (Flexible Options) Medium Term Treasury Note Flexible Options
--------------------------------------------------------------------------
Chapter 36a- (Standard Options) Short Term U.S. Treasury Note Futures Options
-----------------------------------------------------------------------------
Chapter 36b- (Flexible Options) Short Term Treasury Note Flexible Options
-------------------------------------------------------------------------
Chapter 37 - CBOT Rough Rice Futures
------------------------------------
Chapter 38 - CBOT Rough Rice Options
------------------------------------

Chapter 39 - Bund Futures
-------------------------
Chapter 40 - Bobl Futures
-------------------------
Chapter 41 - Schatz Futures
---------------------------
Chapter 42 - WI 2-Year U.S. Treasury Note Futures
-------------------------------------------------


Chapter 43 - CBOT Dow Jones Industrial Average Index Futures
------------------------------------------------------------
Chapter 44 - CBOT Dow Jones Industrial Average Index Futures Options
--------------------------------------------------------------------

Chapter 49 - 10-Year Interest Rate Swap Futures
-----------------------------------------------

Chapter 50 - 10-Year Interest Rate Swap Futures Options
-------------------------------------------------------

Chapter 51 - 5-Year Interest Rate Swap Futures
----------------------------------------------

Chapter 52 - 5-Year Interest Rate Swap Futures Options
------------------------------------------------------

Chapter 53 - CBOT Mini-sized Dow Futures ($5 Multiplier)
--------------------------------------------------------


Chapter 54 - CBOT Mini-sized Dow Futures Options
------------------------------------------------


Chapter 56 - CBOT Dow Jones - AIG Commodity Index Futures
---------------------------------------------------------


Appendices

1. Reserved
2. Summary of Membership Privileges
-----------------------------------
3. Exchange Floor Operations and Procedures
-------------------------------------------

        A. Guidelines for Guests and Visitors
        -------------------------------------
         While on the Exchange Floor of the Chicago Board of Trade
         ---------------------------------------------------------
        B. Instructions for Floor Clerk Access
        --------------------------------------
           to the Floor of the Board of Trade of the City of Chicago
           ---------------------------------------------------------
        C. Dress Code
        -------------

        D. Pit Openings and Closings/Electronic Trading Hours
        -----------------------------------------------------

        E. Contract Month Symbols
        -------------------------
        F. Reserved
        -----------
        G. Guidelines - Badge Validation and Return
        -------------------------------------------

  4. Futures Commission Merchants
  -------------------------------


        A. Exchange Transaction Fee Schedule

        B. Procedures for Relief Requests/Financial Requirements
        C. Reserved
        -------------------------------------------------------

       D. Reserved
       -----------
       E. Financial Requirements for Agricultural Regularity
       -----------------------------------------------------

       F. Letter of Credit Standards for Corn & Soybeans
       -------------------------------------------------
       G. Letter of Credit Standards for Agricultural Products
       -------------------------------------------------------
       H. Bond Standards for Agricultural Products
       -------------------------------------------


    5. Reserved
    -----------

    6. Arbitration Fees
    -------------------

       A. Member Claims
       ----------------
       B. Non-Member Claims
       --------------------

    7.-9. Reserved
    --------------

      9B-1. LIFFE Core Network Acceptable Use Policy
      ----------------------------------------------
      9B-2. e-cbot Error Trade Policy
      -------------------------------
      9B-3. Tick Breakdown Per CBOT Contract
      --------------------------------------
      9B-4. Example of Autoleg Error
      ------------------------------

    10. Grains
    ----------

       A. Regular Warehousemen
       -----------------------
          - Chicago and Burns Harbor Switching Districts
          -----------------------------------------------
       B. Regular Warehousemen
       -----------------------
          - St. Louis-East St. Louis and Alton Switching Districts
          --------------------------------------------------------
       C. Regular Warehousemen
       -----------------------
          - Minneapolis and St. Paul Switching Districts
          -----------------------------------------------
       D. Regular Warehousemen
       -----------------------
          - Toledo, Ohio Switching District
          ---------------------------------

       E. Reserved
       -----------

       F. Reciprocal Switching Charges
       -------------------------------
          within Chicago, IL and Burns Harbor, IN
          ---------------------------------------
       G. Grain Load-Out Procedures
       ----------------------------

    10C(A). Corn and Soybean Shipping Stations
    ------------------------------------------

    10S(A). Soybean Only Shipping Stations
    --------------------------------------

    11. Soybean Oil
    ---------------

       A. Regular Shippers
       -------------------
       B. Differentials
       ----------------

    12. Soybean Meal
    ----------------

       A. Regular Shippers
       -------------------
       B. Differentials
       ----------------

    13. Reserved
    ------------

    14. 5,000 oz. Silver
    --------------------
       A. Approved Brands
       ------------------
       B. Depositories & Assayers
       --------------------------
    M14 Mini-sized Silver
    ---------------------

       A. Approved Brands
       ------------------


       B. Depositories & Assayers
       --------------------------

    15. 100 oz. Gold
    ----------------
       A. Approved Brands
       ------------------
       B. Depositories & Assayers
       --------------------------
    M15 Mini-sized Gold
    -------------------

       A. Approved Brands
       ------------------


       B. Depositories & Assayers
       --------------------------


    16. Reserved
    ------------

   *17. Government National Mortgage Association (GNMA)
    ---------------------------------------------------
        Collateralized Depositary Receipt (CDR)
        ---------------------------------------

       A. Approved Depositaries
       ------------------------
       B. Approved Originators
       -----------------------


    18-36. Reserved
    ---------------


    37. Rough Rice
    --------------

       A. Reserved
       -----------
       B. Rough Rice Regular Warehouses
       --------------------------------

       C. Definitions
       --------------
       D. Minimum Financial Requirements for Rough Rice Regularity
       -----------------------------------------------------------


      *Not reprinted in Rulebook. Copies are available from the Secretary's
       Office.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                    (Originally incorporated on May 12, 2000
                      under the name Delaware CBOT, Inc.)


          FIRST: The name of the corporation is Board of Trade of the City of Chicago, Inc. (hereinafter referred to as the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

          THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are:

          (a) to maintain a commercial exchange; to promote uniformity in the customs and usages of merchants; to inculcate principles of justice and equity in trade; to facilitate the speedy adjustment of business disputes; to acquire and disseminate valuable commercial and economic information; and, generally, to secure to its members the benefits of cooperation in the furtherance of their legitimate pursuits; and

          (b) to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

          FOURTH: The Corporation is not for profit and shall have no authority to issue capital stock. Any amendment, alteration or repeal of this Article FOURTH shall require the approval of the Board of Directors and the affirmative vote of the members in accordance with Exhibit A to this Amended and Restated Certificate of Incorporation (including all exhibits, the "Certificate of Incorporation"), which exhibit shall be a part hereof.

     FIFTH: The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations, including trading rights and privileges, of members (full, associate or otherwise), member firms, membership interest holders, delegates and all categories and classes of memberships and other interests in the Corporation, shall be as provided in or pursuant to this Certificate of Incorporation, Exhibit A hereto and the bylaws of the Corporation (including all provisions incorporated therein by reference, the "Bylaws"). Each person or entity that held any membership or other interest in the Board of Trade of the City of Chicago, an Illinois not-for-profit corporation ("Old CBOT"), immediately prior to the merger of Old CBOT with and into the Corporation (the "Merger"), shall hold such membership or other interest in the Corporation immediately following the Merger, subject to this Certificate of Incorporation and the Bylaws, Rules and Regulations (each as hereinafter defined) of the

Corporation.

          This Certificate of Incorporation and the Bylaws may be amended from time to time to provide for one or more additional classes of members, membership or other interests, with such terms and conditions, including, without limitation, rights and obligations, including trading rights and privileges, voting rights (or no voting rights), and other qualifications and powers, some or all of which may vary as between classes, as may be provided for herein or in the Bylaws. Any such amendment to this Certificate of Incorporation shall require the approval of the Board of Directors and the affirmative vote of the members in accordance with Exhibit A hereto.

          SIXTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a governing body to be known as the Board of Directors.

          (b) Except as otherwise provided in Article Sixth(c) of this Certificate of Incorporation, the Board of Directors shall be comprised of the following eighteen members (all of whom may be referred to hereinafter as "Directors"):

               (1) the Chairman of the Board;

               (2) the Vice Chairman of the Board;

               (3) the President of the Corporation (who shall be a non-voting Director);

               (4) nine elected Directors who shall be Full Members of the Corporation and of whom at least two shall be non-resident (defined for purposes of this provision as a person whose ordinary place of business or occupation is located more than fifty miles from the Court House of Cook County, Illinois);

               (5) four non-member Directors; and

               (6) two Directors who shall be Associate Members of the Corporation.

          (c) On and after the first Annual Election (as defined in the Bylaws) following membership approval of a restructuring of the Corporation pursuant to which members will receive stock issued by the Corporation or a holding company that holds, directly or indirectly, a membership or other interest in the Corporation (the "Required Approval"), the Board of Directors shall be comprised of the following nine members (all of whom may be referred to hereinafter as "Directors"):

               (1)  one Director who shall serve as the Chairman of the Board;

               (2)  one Director who shall not be subject to any qualifications;

               (3)  five Directors who shall be members of the Corporation; and

               (4) two Directors who shall be "independent directors" as that term is defined in Section 6 of Exhibit B to this Certificate of Incorporation.

          The provisions of this Article Sixth (c) shall be of no force and effect unless and until the Required Approval occurs.

          (d) The terms of office of such Directors, the manner of their nomination, election or appointment, and other terms and conditions of their service shall be as provided herein and in Exhibit B to this Certificate of Incorporation, which exhibit shall be a part hereof, and in the Bylaws.

          SEVENTH: The Corporation shall have Bylaws, which shall include the Rules of the Corporation (the "Rules"), relating to the business of the Corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its members and other interest holders, Directors, officers, employees, agents or other persons having dealings with the Corporation. The Rules shall be set forth in, or incorporated by reference into, the Bylaws and shall be a part thereof. The Bylaws and the Rules may be adopted, amended or repealed by the membership in the manner provided in this Certificate of Incorporation and Exhibit A hereto. The Board of Directors may adopt, amend or repeal Regulations of the Corporation (the "Regulations") not in conflict with the Rules, which shall have the binding effect of Rules. By majority vote, the Board of Directors may delegate, to particular committees as designated by the Board, the power to adopt, amend or repeal Regulations. Applicants for membership and any person or entity holding any membership or other interest in the Corporation shall be required to sign a written agreement to observe and be bound by this Certificate of Incorporation and the Bylaws, Rules and Regulations of the Corporation, as each may be amended from time to time.

          EIGHTH: Any person or entity holding any membership or other interest in the Corporation shall hold such membership or interest subject to this Certificate of Incorporation and the Bylaws, Rules and Regulations of the Corporation, as each may be amended from time to time, and shall be required to comply with all requirements hereof and thereof, including, without limitation, the requirements relating to proceeds of membership set forth in Rule 252.00 (as the same may be amended from time to time).

          NINTH: The Merger of Old CBOT with and into this Corporation shall have no effect on any rights related to the Chicago Board Options Exchange, Incorporated, including, without limitation, the rights provided in Rule 210.00 (as the same may be amended from time to time), held by any person or entity holding any membership or other interest in the Corporation.

          TENTH: A Director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the duty of loyalty to the Corporation or its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which such Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or members of the governing body of a non-stock corporation, then the liability of such Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a Director existing at the time of such repeal or modification. For purposes of this Article, the term "Director" shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

          ELEVENTH: The provisions of this Certificate of Incorporation may be amended, altered or repealed from time to time in accordance with Delaware law, provided that any such amendment, alteration or repeal must be approved by the membership in the manner set forth herein and in Exhibit A hereto.


          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation as heretofore in effect, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by a duly authorized officer of the Corporation this _____ day of November, 2001.

                                      BOARD OF TRADE OF THE CITY OF
                                      CHICAGO, INC.


                                      By:
                                          -----------------------------
                                           Name:
                                           Title:

                                   EXHIBIT A

                                   MEMBERSHIP
                                   ----------

          The rights of members and other interest holders in the Corporation shall be subject to the following provisions:

          Section 1. Terms and Conditions of Membership. The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations, including trading rights and privileges, of members (full, associate or otherwise), member firms, membership interest holders, delegates and all categories and classes of memberships and other interests in the Corporation, shall be as provided in the Certificate of Incorporation and this Exhibit A, and in the Bylaws, Rules and Regulations of the Corporation, as each may be amended from time to time.

          Section 2. Election Procedures. Members shall vote to elect persons to serve on the Board of Directors and Nominating Committee as follows. The election of such persons shall be in charge of tellers appointed by the Chairman of the Board. If the Chairman of the Board appoints as teller a non-member employee of a member, the member shall require such employee to serve as teller upon the established terms. All votes shall be cast by secret ballot. No member shall vote who is not in good standing with the Corporation. Members may vote by mail in the Annual Election in the manner prescribed in Section 4 of this Exhibit A. The portions of ballots on which votes are cast for Directors and on which votes are cast for the Nominating Committee shall be rejected unless such portions are marked for a full ticket. The tellers shall receive the ballots and place the same in the ballot box, and shall keep a list of the members voting. After the election, the tellers shall count the ballots and report to the Chairman of the Board the names of the persons elected. The ballots shall be preserved for one month, and, upon request of any interested party, the Board may verify the correctness of the returns.

          Section 3. Vote Necessary. The vote required at the Annual Election for the choice of elective offices shall be as specified in this Section.

          (a) Chairman and Vice Chairman of the Board. A majority of all votes cast shall be necessary to elect a Chairman of the Board and to elect a Vice Chairman. If no candidate received a majority vote for Chairman of the Board or for Vice Chairman at the Annual Election, another ballot shall be taken fifteen days later; and if again there shall be a failure to elect, a third ballot shall be taken on the fifteenth following day, when a plurality shall elect. (11/01/00)

          (b) Directors. A plurality of votes shall elect the Directors who are required to be Full Members of the Corporation; provided, however, that if none of the candidates for such offices receiving a plurality of votes is a non-resident member, the non-resident candidate receiving the largest vote as among all non-resident candidates shall be elected Director, in lieu of the resident candidate receiving the lowest winning plurality. A plurality of votes shall elect the Directors who are required to be Associate Members of the Corporation.

          (c) Other Elective Offices. For all other elective offices, a plurality of votes shall elect.

          Section 4. Voting by Mail. At the Annual Election and at all balloting on propositions submitted to a vote of the members, members may vote by mail by delivering a proxy to the Secretary of the Corporation, or any other person or persons designated by the Board of Directors for these purposes (collectively, the "Proxy"), in the manner hereafter provided. At least ten days prior to the balloting, the Proxy shall send to each member (1) a proxy ballot (a "Proxy Ballot") with which the member can appoint the Proxy as proxy and direct the Proxy how to vote; and (2) a copy of the proposition(s) on which a vote is to be taken. Any member who so desires may mark and execute the Proxy Ballot and deliver or mail it to the Proxy. The Proxy shall deliver all such Proxy Ballots to the tellers in charge of the balloting, and the tellers shall indicate which members have submitted Proxy Ballots. The Proxy shall cast one or more ballots to vote, as proxy, as directed in the Proxy Ballots. No ballots received after the polls have closed shall be counted.

          The latest dated Proxy Ballot of a given member delivered or received by mail shall be the Proxy Ballot followed by the Proxy with respect to such member. A member can revoke a Proxy Ballot by voting in person.

          Section 5. Amendment of Bylaws. New Bylaws and Rules may be adopted and existing Bylaws and Rules may be amended or repealed by the membership. Proposed amendments may be recommended by the Board of Directors and, upon such recommendation, the Chairman of the Board shall call for a special meeting of the membership to be held not less than ten days or more than sixty days after the proposed amendment shall have been posted upon the bulletin board (which shall not be later than the date Proxy Ballots are sent to each member) and notice thereof shall have been sent to the members. All votes shall be cast by Proxy Ballot pursuant to Section 4 of this Exhibit A or otherwise in person or by proxy. For such proposed amendment to be approved, at least 300 votes must be cast, with at least a majority of such votes being cast in favor of the amendment; if less than 300 votes are cast, such proposal shall be resubmitted to the membership in accordance with the procedures set forth in this Section 5 of this Exhibit A. If twenty-five members or more petition for a special meeting for the purpose of voting upon any proposed amendment, the Board of Directors, within thirty days or at the next regular Board of Directors meeting, whichever is sooner, shall either approve and recommend the proposed amendment and call for a special meeting to vote upon such amendment, or report to the petitioners the reason for its disapproval. If, within thirty days after such disapproval, one hundred members or more petition for a special meeting for the purpose of voting upon such proposed amendment, a special meeting shall be called for in accordance with the procedures set forth in this Section 5 of this Exhibit A as though the proposed amendment had been recommended by the Board of Directors.

A petition for a special meeting for the purpose of voting upon an amendment which in the opinion of the Board of Directors involves the same or substantially the same subject matter as has been submitted to a vote of the membership at a special meeting at which at least 300 votes were cast at any time within the twelve months immediately preceding the receipt of such petition by the Board of Directors shall require the signatures of at least one hundred members.

The Board of Directors shall within thirty days or at the next regular Board of Directors meeting, whichever is sooner, either approve and recommend the proposed amendment and call for a special meeting to vote upon such amendment, or report to the petitioners the reason for its disapproval. If, within thirty days after such disapproval, two hundred and fifty members or more petition for a special meeting for the purpose of voting upon such proposed amendment, a special meeting shall be called for in like manner as though the proposed amendment had been recommended by the Board of Directors and, for such amendment to be approved, at least 300 votes must be cast, with at least two-thirds of such votes being cast in favor of such amendment.

Every petition for amendment shall be signed and dated by each petitioning member. It shall be considered an act detrimental to the welfare of the Corporation for any member to sign a petition for a special meeting for the purpose of a vote on an amendment despite disapproval of such amendment by the Board of Directors unless and until the Board of Directors shall actually have disapproved submission of such amendment.

          Section 6. Amendment of Amendment of Bylaws. During the period of posting of an amendment in accordance with Section 5 of this Exhibit A, such amendment may be amended at a special meeting held for that purpose if the amendment to the proposed amendment is approved in a vote of the membership in which at least 300 votes are cast and at least a majority of such votes are cast in favor of the amendment to the proposed amendment. If the proposed amendment is thus amended, the amended amendment shall then be posted for at least ten days before submission to the membership for vote at a special meeting.

          Section 7. Other Propositions For Vote By Members. Any proposition which the Board of Directors orders submitted to a vote of the members may be so submitted in accordance with the provisions of this Section 7 of this Exhibit A, unless provision for such a submission is specifically provided by some other provision of the Certificate of Incorporation or Bylaws. Such a proposition may be an amendment to the Corporation's Certificate of Incorporation, or may be any other proposition which by law or by the Bylaws or by the Regulations or by order of the Board of Directors for any other reason is required to be so submitted to a vote of the members. Any number of propositions not exceeding five may be submitted concurrently to such a vote of the members.

          In submitting any proposition to a vote of the members, the Board of Directors shall adopt a resolution setting forth such proposition, recommending its adoption and ordering it to be submitted to a vote at a special meeting of the members. Thereupon, the Chairman of the Board shall cause such proposition to be posted upon the bulletin board of the Corporation and shall call for a special meeting upon the proposition on a day to be fixed by the Chairman of the Board, which shall not be less than ten days or more than sixty days after the proposition shall have been posted upon the bulletin board. A notice of the date and time of such special meeting shall be given by mail to each member at least ten days in advance of the date upon which such vote is to be taken. Such notice may be accompanied by a letter from the Chairman of the Board in such form and with such content as the Board of Directors shall approve. A form of Proxy Ballot setting forth the proposition(s) to be voted upon and providing an appropriate space for use by the member in voting "for" or "against" the proposition shall be supplied to each member.

          Any such proposition thus submitted to a vote of the members shall be deemed adopted if at least 300 votes shall have been cast in the special meeting and a majority of the votes thus cast shall have been in favor of the adoption of the proposition.

        Section 8. Voting Rights. Each Full Member shall be entitled to one vote on all matters that are subject to a vote of the general membership. Each Associate Member shall be entitled to one-sixth (1/6) of one vote on all matters that are subject to a vote of the general membership. Until surrendered for an Associate Membership, no one-half (1/2) participations or multiples thereof, shall have any voting rights. In addition, except as otherwise provided herein, no other member or Membership Interest holder (as defined in the Rules) shall have any voting rights.

                                   EXHIBIT B

                               BOARD OF DIRECTORS
                               ------------------


          The Board of Directors shall be subject to the provisions set forth below:

          Section 1. Chairman of the Board. The Chairman of the Board shall be the presiding officer of all membership and Board of Directors meetings and shall exercise such powers and perform such duties as generally appertain to that office. Subject to the approval of the Board of Directors, he may appoint special committees and all other committees where the method of appointment is not otherwise provided for, and may temporarily fill any vacancy in any appointive office other than non-member Director.

          Section 2. Vice Chairman. Until the first Annual Election following the Required Approval, the Vice Chairman of the Board ("Vice Chairman") shall perform the duties of the Chairman of the Board in his absence or disability. In the absence or disability of the Chairman of the Board and, to the extent the Vice Chairman remains an elective office, the Vice Chairman, the Board of Directors may choose temporarily an Acting Chairman of the Board.

          Section 3. President. (1) The Board of Directors may elect a President of the Corporation, who shall be a non-member, by the affirmative vote of at least two-thirds of the full Board of Directors; (2) the Board of Directors is expressly authorized, by such affirmative vote, to fix the compensation of such President, to prescribe the duties to be performed by him and to prescribe a tenure of office which tenure shall be subject to termination for good cause or otherwise, by a vote of not less than two-thirds of the full Board of Directors; and (3) the Board of Directors is expressly authorized to delegate to the President full power to carry on the day-to-day activities of the Corporation, reserving to itself in such case the authority to review the activities of the President and to determine the policies of the Corporation.

          Section 4. President's Duties. (1) The President shall be the Chief Executive Officer of the Corporation responsible to the Board of Directors for the management and administration of its business affairs; (2) he shall serve as chief liaison between the Corporation and the public, including federal, state and local government agencies; (3) he shall be a non-voting Director of the Corporation and a non-voting member of the Executive Committee and shall be included for purposes of determining whether a quorum of the Board of Directors or the Executive Committee is achieved; (4) he shall be an ex officio non-voting member of all appointed and special committees of the Corporation of which he is not a regular member; (5) he shall employ such subordinate administrative personnel as he may determine from time to time are required for the efficient management and operation of the Corporation, and shall establish the qualifications, duties and responsibilities of all subordinate administrative personnel; (6) subject to the approval of the Board, he shall fix the compensation, terms and conditions of employment of all subordinate administrative personnel, and may terminate the employment of such personnel;
(7) he shall supervise the activities of the Departments of the Corporation; (8) he shall execute all contracts on behalf of the Corporation; (9) he shall not engage in any other business during his incumbency as President, nor shall he trade for his own account or for the account of others in any commodity which is traded on the Board of Trade of the City of Chicago; and (10) by his acceptance of the office of President, he shall be deemed to have agreed and he shall have agreed to uphold the Certificate of Incorporation and Bylaws, and the Rules, Regulations and Interpretations, of the Corporation. The Board may confer upon the President such other and additional rights and responsibilities as it may deem warranted; provided, however, that the Board shall not confer upon the President the power to formulate the policies of the Corporation or to take disciplinary action, arbitrate disputes or adjust claims against members except in his capacity as Director upon review of such matters.

          Section 5. Tenure of Office.

          (a) Except as otherwise provided in Section 5(b) of this Exhibit B, the following provisions relating to tenure of office shall apply:

               (1) The term of office of the Chairman of the Board and the Vice Chairman of the Board shall commence immediately following the Annual Election (as defined in the Bylaws) at which he or she is elected and will expire at the second Annual Election thereafter. The term of office of each elected Director shall commence immediately following the Annual Election at which he or she is elected and will expire at the third Annual Election thereafter, except as provided in Section 7 of this Exhibit B. In addition, each non-member Director shall be nominated and appointed pursuant to
     Section 5(a)(4) of this Exhibit B. The term of the office of each non-member Director shall commence immediately following the Annual Election designated by the Board as the beginning of his or her term of office and will expire at the fourth Annual Election thereafter.

               (2) If a vacancy occurs in the office of non-member Director, such vacancy will be filled by a successor nominated and approved pursuant to Section 5(d) of this Exhibit B. The successor non-member Director will take office at the meeting following approval and shall hold office for the remainder of the applicable four-year term.

               (3) No member shall be elected by the members of the Corporation to more than:

               -  Three consecutive two-year terms as Chairman of the Board; or

               - Three consecutive two-year terms as Vice Chairman of the Board; or

               -  Two consecutive three-year terms as elected Director.

     The foregoing term limits shall apply separately and distinctly to each of the specified elective offices (i.e., Chairman of the Board, Vice Chairman of the Board, and elected Director). In addition, any terms served in substantially the same office with predecessors to the Corporation shall be counted for purposes of the foregoing term limits. A member who has reached a consecutive term limit in any one of the specified elective offices shall not thereby be ineligible for election to any other elective office on the Board.

          (4) The names of all candidates for the non-member Directors' positions shall be submitted to the Corporation's Nominating Committee. It will be the responsibility of the Nominating Committee to review the qualifications of the candidates and present to the Board of Directors the names of those candidates which the Nominating Committee believes are best qualified to serve on the Board of Directors. The Board of Directors will elect candidates from among those submitted by the Nominating Committee which the Board of Directors believes are best qualified to serve the membership.

          (b) On and after the first Annual Election following the Required Approval, the provisions of Section 5(a) shall be of no further force and effect and the following provisions relating to tenure of office shall apply:

               (1) Except as otherwise provided in Section 5(b)(2) of this Exhibit B, the term of each Director in office immediately prior to the first Annual Election following the Required Approval shall expire in connection with such Annual Election.

               (2) Notwithstanding anything else set forth in this Certificate of Incorporation, the position of the Chairman of the Board shall not be elected at the first Annual Election following the Required Approval but rather shall be held by the person who held the office of the Chairman of the Board immediately prior to the first Annual Election following the Required Approval.

               (3) Except as otherwise provided in Section 5(b)(4) of this Exhibit B, each Director elected in connection with the first Annual Election following the Required Approval or thereafter shall have a term of office that will commence immediately following the Annual Election at which he or she is elected and will expire at the first Annual Election following such Director's election. There shall be no limit to the number of terms a Director may serve on the Board of Directors.

          (c) If a vacancy occurs in any elective office due to death, resignation or other reason, such vacancy may be filled by a successor elected by the Board of Directors to serve until the next Annual Election or until his or her successor is elected and qualified. If any Director shall absent himself without an excuse from six consecutive regular meetings of the Board of Directors, his or her office may be declared vacant.


          (d) For purposes of this Certificate of Incorporation, the "Effective Time" shall mean the effective time of this amendment and restatement of the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware in connection with the modernization of certain aspects of the Corporation's corporate governance structure, including, but not limited to, the possible reduction in size of the Board of Directors from 18 directors to nine directors.

          Section 6. Qualifications for Elective Office.

          (a) No person shall be a candidate for a non-resident Full Member Directorship as defined in Article SIXTH of the Certificate of Incorporation unless that person:

               (1) Has been a Full Member for at least three months immediately preceding the deadline for petition candidacy as specified in the Bylaws;

               (2) Remains a Full Member thereafter through and including his election; and

               (3)  Has prior experience in the futures industry.

          (b) No person shall be a candidate for any other Directorship or elective office required to be filled by a member unless that person is a member at the time of standing for election and has been a member of the Corporation for at least one year next preceding his election. Notwithstanding the foregoing, to the extent a candidate for director is required to be a Full Member, such candidate may count time as an Associate Member towards such one year obligation.

          (c) All Directors and members of the Nominating Committee required to be Full Members, which include the Chairman of the Board and Vice Chairman of the Board elected prior to the Required Approval, or Associate Members of the Corporation, shall remain as such throughout their terms. All Directors and members of the Nominating Committee shall be referred to as the "elective officers." Notwithstanding the above, a Director who is required to be an Associate Member and has completed at least one and one-half years of his/her current term of office may continue in that office of Director for the remainder of that term provided that such Director continuously remains either an Associate Member of the Corporation or a Full Member of the Corporation.

          (d) Individual delegates of memberships who do not separately hold in their own name a membership of the appropriate class are not eligible to be an elective officer as defined in Section 6(d) of this Exhibit B. Members shall not be ineligible for elective office or for committee appointments based on their having delegated their memberships.

          (e) For purposes of Article Sixth(c) of this Certificate of Incorporation, "independent director" means a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship, which, in the sole and absolute discretion of the Board of Directors, or in the case of a nominee, the Nominating Committee, would interfere with the exercise of independent judgement in carrying out the responsibilities of a Director. The following persons shall not be considered independent:

               (1) a Director who is a member of, or employed by, the Corporation or any of its affiliates for the current year or any of the past three (3) years;

               (2) a Director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation, or who primarily performs services for the Corporation in a capacity other than as a member of the Board of Directors;

               (3) a Director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

               (4) a Director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

               (5) a Director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee; and

               (6) a Director who is an officer, principal (as defined in the Commodity Exchange Act and applicable Regulations promulgated thereunder) or employee of a firm, which holds a membership either in its own name or through an employee on behalf of the firm.

          Section 7.  Elective Officers.

          (a) Unless and until the Required Approval occurs, the following provisions shall apply:

               (1) At the first Annual Election following the Effective Time and at every second Annual Election thereafter, the members of the Corporation shall elect as an officer a Vice Chairman of the Board.

               (2) At the first Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect the following as officers: three Directors who shall be Full Members (including at least one non-resident as defined in Article SIXTH of the Certificate of Incorporation) and one Director who shall be an Associate Member (and who shall not be a non-resident member as defined in Article SIXTH of this Certificate of Incorporation),

               (3) At the first Annual Election following the Effective Time, the members of the Corporation also shall elect, for a two-year term, one Director who shall be a Full Member and a non-resident as defined in Article SIXTH of this Certificate of Incorporation,

               (4) At the second Annual Election following the Effective Time and at every second Annual Election thereafter, the members of the Corporation shall elect as an officer a Chairman of the Board,

               (5) At the second Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect the following as officers: Three Directors who shall be Full Members (including at least one non-resident as defined in Article SIXTH of this Certificate of Incorporation), one Director who shall be an Associate Member (and who shall not be a non-resident member as defined in Article SIXTH of the Certificate of Incorporation),

               (6) At the second Annual Election following the Effective Time, the members of the Corporation also shall elect, for one year terms, two Directors who shall be Full Members.

               (7) At the third Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect the following as officers: Three Directors who shall be Full Members (including at least one non-resident as defined in Article SIXTH of the Certificate of Incorporation).

          (b) The following provisions shall apply whether or not the Required Approval has occurred:

               (1) At the first Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect as officers one member of the Nominating Committee who shall be a Full Member and one member of the Nominating Committee who shall be an Associate Member.

               (2) At the first Annual Election following the Effective Time, the members of the Corporation shall elect as an officer, for a two-year term, one member of the Nominating Committee who shall be a Full Member.

               (3) At the second Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect as officers two members of the Nominating Committee who shall be Full Members.

               (4) At the third Annual Election following the Effective Time and at every third Annual Election thereafter, the members of the Corporation shall elect as an officer, one member of the Nominating Committee who shall be a Full Member.

                                                                      APPENDIX B
                                                                      ----------

                             AMENDED AND RESTATED

                                    BYLAWS

                                      OF

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.



          The amendment and restatement of the Bylaws provided for hereinafter shall take effect at the effective time (the "Effective Time") of the Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation") of Board of Trade of the City of Chicago, Inc. (the "Corporation") to be filed with the Secretary of State of the State of Delaware in connection with the modernization of certain aspects of the Corporation's corporate governance structure, including, but not limited to, the possible reduction in the size of the Board of Directors of the Corporation from 18 directors to nine directors. If the Effective Time does not occur, the Bylaws shall not be amended and restated as provided for hereinafter but instead shall remain unchanged until further amended in accordance with the Bylaws and applicable law.



                      ARTICLE I  - RULES AND REGULATIONS
                      ----------------------------------

     Section 1    Incorporation of Rules.
     ---------    -----------------------

     In accordance with the Certificate of Incorporation of the Corporation, the Rules of the Corporation (the "Rules"), as they may be amended from time to time, are hereby incorporated by reference into and made part of these Bylaws. The Bylaws and Rules may be adopted, amended or repealed by the membership in the manner provided in the Certificate of Incorporation and Exhibit A thereto.

     Section 2    Regulations.
     ---------    ------------

     The Board of Directors may adopt, amend or repeal Regulations of the Corporation (the "Regulations") not in conflict with the Rules, which shall have the binding effect of Rules. By majority vote, the Board of Directors may delegate, to particular committees as designated by the Board of Directors, the power to adopt, amend or repeal Regulations. Applicants for membership and any person or entity holding any membership or other interest in the Corporation shall be required to sign a written agreement to observe and be bound by this Certificate of Incorporation and the Bylaws, Rules and Regulations of the Corporation, as each may be amended from time to time. In addition, the Board of Directors may adopt interpretations of the Certificate of Incorporation, Bylaws and Regulations ("Interpretations") which shall be incorporated into and deemed to be Regulations. The Regulations and Interpretations of Old CBOT, as in effect at the effective time of the Merger, shall become Regulations and Interpretations, respectively, of the Corporation, subject to the provisions hereof and of the Certificate of Incorporation.

                 ARTICLE II MEMBERS AND OTHER INTEREST HOLDERS
                 ---------- ----------------------------------

     Section 1    Terms and Conditions.
     ---------    ---------------------

     The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations, including trading rights and privileges, of members (full, associate or otherwise), member firms, membership interest holders, delegates and all categories and classes of memberships and other interests in the Corporation, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations, or as otherwise provided in accordance with applicable law.

     Section 2    Annual Meeting and Chairman's Report.
     ---------    -------------------------------------

     The annual meeting of members shall be held on the first Thursday after the third Tuesday in February at 2:30 P.M. The annual mid-year Chairman's Report shall be given on the first Thursday after the third Tuesday in June at 2:00 P.M.

     Section 3    Special Meetings.
     ---------    -----------------

     Except as otherwise provided in the Certificate of Incorporation, special meetings of the members, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix.

     Section 4    Nominations and Annual Election.
     ---------    --------------------------------

          (a) In connection with each Annual Election (as defined below), the Nominating Committee shall hold at least three meetings, of which due notice shall be posted on the bulletin board. All members may attend such meetings and suggest nominees for the offices to be filled at the following election. In selecting candidates, the Nominating Committee shall give special consideration to the desirability of having all interests of the Corporation represented on the Board of Directors. To the extent it remains a qualification for office, at least one candidate for Director at each applicable Annual Election must be a non-resident Full Member as defined in Article SIXTH of the Certificate of Incorporation. The Nominating Committee shall nominate at least one candidate for each of the elective offices. The Nominating Committee may, in its sole discretion, nominate two candidates for any of the elective offices, but shall not nominate more than two candidates for any individual elective office. The Nominating Committee will make the final determination of eligibility (i.e., qualification) for nomination for election to the Board of Directors, but may not otherwise preclude candidates nominated pursuant to Section 4(c) below from being added to the ballot.

          (b) The Nominating Committee shall furnish the Secretary with a list of its nominees not later than five weeks prior to the Annual Election. Promptly upon submission, the list shall be posted by the Secretary upon the bulletin board. In case any nominee named by the Nominating Committee withdraws or becomes ineligible, and such withdrawal or ineligibility leaves no such candidate for the office for which the candidate was nominated, it shall be the duty of the Committee to nominate another candidate for such office. However, if such withdrawal or ineligibility leaves one or more candidates for such office, the Committee may at its discretion, but need not, nominate another candidate to replace the withdrawn or ineligible candidate.

          (c) Other nominations may be made by petition, signed by not less than forty members in good standing and filed with the Nominating Committee not later than three weeks prior to the Annual Election. The Nominating Committee shall furnish the Secretary with a list of eligible petition nominees not later than two weeks prior to the Annual Election. Promptly upon submission to the Secretary, the names of eligible petition nominees shall be posted by the Secretary upon the bulletin board.

          (d) Members shall vote to elect persons to serve on the Board of Directors and Nominating Committee at an annual election (the "Annual Election"). The Annual Election shall be held on such date and at such time as the Board of Directors shall each year fix, which date shall be within thirteen
(13) months of the last Annual Election; provided however that the first Annual Election following the Effective Time need not be held until, but may occur no later than, March 31, 2002.

     All candidates for the respective elective offices shall be listed alphabetically on the ballot.

     Section 5    Notice of Meetings.
     ---------    -------------------

     Written notice of the place, date, and time of all meetings of the members shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each member entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation). The notice of any special meeting of members shall also state the purpose or purposes for which such meeting is called.

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting without regard to the presence of a quorum at such adjournment.

     Section 6    Quorum.
     ---------    -------

     At members' meetings, one hundred members, present in person or by proxy, shall constitute a quorum. If a quorum shall fail to attend, a majority of the members present, in person or by proxy, may adjourn the meeting to a subsequent time.

     Section 7    Organization.
     ---------    -------------

     Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, such person as may be chosen by the vote of a majority of the members present, in person or by proxy, shall call to order any meeting of the members and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

     Section 8    Conduct of Business.
     ---------    --------------------

     The chairman of any meeting of members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

     Section 9    Consent of Members in Lieu of Meeting.
     ---------    --------------------------------------

     Any action required to be taken at any annual or special meeting of members of the Corporation, or any action which may be taken at any annual or special meeting of the members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of members that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of members are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of members to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

                      ARTICLE III - BOARD OF DIRECTORS
                      --------------------------------

     Section 1    General.
     ---------    --------

     The Board of Directors shall be comprised of such persons, who shall be elected or appointed in such manner and shall have and exercise such powers, as provided in the Certificate of Incorporation.

     Section 2    Quorum.
     ---------    -------

     To the extent the size of the Board of Directors remains 18 members, 10 members of the Board shall constitute a quorum, and, to the extent the size of the Board of Directors is reduced to nine members, five members shall constitute a quorum but, in each case, a lesser number may adjourn to a subsequent time.

     Section 3    Attendance at Board Meetings.
     ---------    -----------------------------

     In accordance with Section 7 of this Article II, members of the Board of Directors or any committee who are physically present at a meeting of the Board of Directors or any committee may adopt as the procedure of such meeting that, for quorum purposes or otherwise, any member not physically present but in continuous communication with such meeting shall be deemed to be present. Continuous communication shall exist only when, by conference telephone or similar communications equipment, a member not physically present is able to hear and be heard by each other member deemed present, and to participate in the proceedings of the meeting.

     Section 4    Regular Meetings.
     ---------    -----------------

     Regular meetings of the Board of Directors shall be at such place or places, on such date or dates, and at such time or times as shall be established by the Board of Directors and publicized among all of the Directors by call letter. A notice of such regular meeting shall not be required.

     Section 5    Special Meetings.
     ---------    -----------------

     Special meetings of the Board of Directors may be called by the Chairman of the Board, and shall be called by the Secretary upon the written request of five Directors, to the extent the size of the Board of Directors remains 18 members, or by three directors, to the extent the size of the Board of Directors is reduced to nine members. The Secretary shall give at least one hour's notice of such meetings either by announcement on Change or by call letter. No business may be considered except that embraced by announcement of Change or in the call letter.

     Section 6    Roll Call Votes by Board.
     ---------    -------------------------

     A motion to order a roll call vote by the Board of Directors shall be deemed adopted if duly made by any present director.

     Section 7    Annual Report to Members.
     ---------    -------------------------

     The Board of Directors, at each annual meeting of the members, shall make a complete report of all receipts and expenditures for the preceding year and an exhibit of the financial affairs, property, and general condition of the Corporation.

     Section 8    Emergencies.
     ---------    ------------

     In addition to their general authority under law, the Certificate of Incorporation and these Bylaws, the Board of Directors and certain officers of the Corporation shall have such authority in certain emergencies as provided in the Rules.

     Section 9    Certain Rights and Restrictions.
     ---------    --------------------------------

     The right of any person to vote, participate or take any action in any capacity as a member of the Board of Directors or any committee, panel or other body shall be subject to such requirements and restrictions as may be provided herein, in the Certificate of Incorporation and in the Rules and Regulations.

                    ARTICLE IV - COMMITEES AND DEPARTMENTS
                    --------------------------------------

     Section 1    General.
     ---------    --------

     To the fullest extent permitted by law and the Certificate of Incorporation, the Board of Directors shall have the power to appoint, and to delegate authority to, such committees of the Board of Directors as it determines to be appropriate from time to time.

     Section 2    Additional and Standing Committees.
     ---------    -----------------------------------

     In addition to such committees as may be authorized by the Board of Directors from time to time, the Corporation shall have such additional and standing committees, which shall be comprised of such persons having such powers and duties, as provided in the Rules and Regulations. Any person may be disqualified from serving on or participating in the affairs of any committee to the extent provided in the Rules and Regulations.

     Section 3    Departments.
     ---------    ------------

     The Corporation shall have such departments as are authorized in or in accordance with the Rules and Regulations.

                             ARTICLE V - OFFICERS
                             --------------------

     Section 1    General.
     ---------    --------

     The Corporation shall have such officers, with such powers and duties, as provided herein and in the Certificate of Incorporation.

     Section 2    President.
     ---------    ----------

     The Corporation shall have a President with such powers and duties as provided in the Certificate of Incorporation.

     Section 3    Officers Other Than President.
     ---------    ------------------------------

     Following each Annual Election, the Board of Directors shall appoint such Vice Presidents as it may deem necessary or desirable for the efficient management and operation of the Corporation. The Executive Vice President and any other Vice Presidents shall be responsible to the President. The Board of Directors shall also appoint such other officers as may be necessary. The Board of Directors may prescribe the duties and fix the compensation of all such officers and they shall hold office during the will of the Board of Directors.

     Section 4    Bonding of Employees.
     ---------    ---------------------

     The President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer shall be placed under bond of $50,000 each, premium to be paid out of the general funds of the Corporation; and such other employees of the Office of the Secretary, who handle funds of the Corporation, shall be bonded in the sum of $5,000 each, premiums to be paid out of the general funds of the Corporation.

     Section 5    Secretary.
     ---------    ----------

     The Secretary shall perform such duties as may be delegated to him or her by the Board of Directors or the President. In addition he or she shall be charged with the following specific duties:

          (a) To take charge of the books, papers, and corporate seal of the Corporation;

          (b) To attend all meetings of the Corporation and the Board of Directors, and to keep official records thereof;

          (c) To give notices when required of all Corporation and Board of Directors meetings;

          (d) To conduct the correspondence of the Corporation under the direction of the proper officers;

          (e) To furnish to the Chairman of every Special Committee a copy of the resolution whereby such Committee was created;

               (i) To post all notices which may be required to be posted upon the bulletin board;

          (f)  To keep his or her office open during usual business hours;

          (g) To see that the rooms and property of the Corporation are kept in good order;

          (h) To attest, upon behalf of the Corporation, all contracts and other documents requiring authentication;

          (i) To permit members to examine the records of the Corporation upon reasonable request; and

          (j) To post on the bulletin board from time to time the names of all warehouses, the receipts of which are declared regular for delivery, and also, upon direction of the Board of Directors, to post any fact tending to impair the value of receipts issued by such warehouses.

     Section 6    Assistant Secretaries.
     ---------    ----------------------

     Assistant Secretaries shall perform such duties as the Secretary or the Board may require, and shall act as Secretary in the absence or disability of the Secretary.

     Section 7    Treasurer.
     ---------    ----------

     The Treasurer shall have general charge of all funds belonging to the Corporation, and shall be charged with the following specific duties:

          (a) The Treasurer shall receive from the Secretary deposit of funds belonging to the Corporation. Checks in amounts over $10,000 shall be signed by either the President, the Chief Financial Officer, the Treasurer, the Secretary or the Assistant Secretary and countersigned by the Chairman of the Board, a Vice Chairman of the Board, to the extent it remains an elective office, or one of the three other elected members of the Executive Committee;

          (b) To make an annual report to the Corporation of all receipts and disbursements; and

          (c) To keep all of his or her accounts in permanent books of account belonging to the Corporation, which books shall at all times be open to the examination of the Board of Directors or any committee thereof.

     Section 8    Assistant Treasurer.
     ---------    --------------------

     The Assistant Treasurer shall perform such duties as the Treasurer or the Board of Directors may require, and shall act as Treasurer in the absence or disability of the Treasurer.

                             ARTICLE VI - NOTICES
                             --------------------

     Section 1    Notices.
     ---------    --------

     Except as otherwise specifically provided herein or required by law, all notices required to be given to any member, Director, committee member, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such member, Director, committee member, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

     Section 2    Waivers.
     ---------    --------

     A written waiver of any notice, signed by a member, Director, committee member, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such member, Director, committee member, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                         ARTICLE VII - MISCELLANEOUS
                         ---------------------------

     Section 1    Facsimile Signatures.
     ---------    ---------------------

     Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2    Corporate Seal.
     ---------    ---------------

     Except as may be otherwise determined by the Board of Directors from time to time, the seal of the Corporation shall bear a figure of Justice with a ship in the distance surrounded with the corporate name of the Corporation.

     Section 3    Reliance upon Books, Reports and Records.
     ---------    -----------------------------------------

     Each Director and each member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     Section 4    Fiscal Year.
     ---------    ------------

     The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

     Section 5    Time Periods.
     ---------    -------------

     Except as otherwise specifically provided, in applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

           ARTICLE VIII - INDEMNIFICATION OF DIRECTORS AND OFFICERS
           --------------------------------------------------------

     Section 1    Right to Indemnification.
     ---------    -------------------------


     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a Director, officer, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, committee member or employee or in any other capacity while serving as a Director, officer, committee member or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     Section 2    Right to Advancement of Expenses.
     ---------    ---------------------------------

     The right to indemnification conferred in Section 1 of this ARTICLE VIII shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the

Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, committee member or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     Section 3    Right of Indemnitee to Bring Suit.
     ---------    ----------------------------------

     If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its members) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

     Section 4    Non-Exclusivity of Rights.
     ---------    --------------------------

     The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of members or disinterested Directors or otherwise.

     Section 5    Insurance.
     ---------    ----------

     The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, committee member or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6    Indemnification of Agents of the Corporation.
     ---------    ---------------------------------------------

     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

     Section 7    Corporation Defense Expenses.
     ---------    -----------------------------

     Any member or member firm who fails to prevail in a lawsuit or any other type of legal proceeding instituted by that member or member firm against the Corporation or any of its officers, Directors, committee members, employees or agents must pay to the Corporation all reasonable expenses, including attorney's fees, incurred by the Corporation in the defense of such proceeding. Any member or member firm required to compensate the Corporation pursuant to this section shall be assessed interest on such amount at the rate of Prime plus 1%, which interest shall accrue from the date such amount was demanded in writing after the member or member firm failed to prevail in a lawsuit or any other type of legal proceeding against the Corporation.

                           ARTICLE IX - AMENDMENTS
                           -----------------------

     These Bylaws may be amended in the manner specified in the Certificate of Incorporation and Exhibit A thereto.

================================================================================
Chapter 1
Government
================================================================================

     Ch1 Miscellaneous.....................................................  102
          100.00  Temporary Rule Revision Authority........................  102
          110.00  Petition Ballot Vote Communications......................  102
          134.00  Board Member Voting Records..............................  102
          144.00  Assistant Secretaries....................................  102

     Ch1 Committees........................................................  103
          156.00  Nominating Committee.....................................  103
          157.00  Business Conduct Committee...............................  103
          158.00  Floor Governors Committee................................  103
          159.00  Membership Committee.....................................  103
          159.01  Membership Committee Panels..............................  103
          162.09  Strategy Committee.......................................  104
          163.00  Investigating Committee..................................  104
          165.01  Regulatory Compliance Committee..........................  104
          165.02  Audit Committee..........................................  105

     Ch1 Departments.......................................................  107
          170.00  Departments..............................................  107
          170.01  Office of Investigations and Audits......................  107
          170.02  Office of Investigations and Audits......................  107
          170.03  Department of Member Services............................  107
          170.04  Department of Member Services............................  108
          170.05  Department of Member Services............................  108
          170.07  Market Report Department.................................  108

     Ch1 General...........................................................  109
          180.00  Emergencies..............................................  109
          180.01  Physical Emergencies.....................................  109
          180.02  Emergency Actions Under Rule 180.00......................  109
          181.00  Retirement...............................................  110
          184.00  Appropriations...........................................  110
          185.00  Repealing Clause.........................................  110
          186.00  Liability Under Previous Rules and Regulations...........  110
          188.01  Governing Members Possessing Material, Non-Public
                  Information..............................................  110
          188.02  Service on Board of Directors, Disciplinary Committees,
                  Oversight Committees and Arbitration Panels..............  110
          188.03  Exchange Liability.......................................  111
          188.04  Conflicts of Interest....................................  111
          188.05  Board's Interpretive Authority...........................  116
          189.01  Limitation of Liability of Index Licensors or
                  Administrators...........................................  116
          189.02  Limitation of Liability..................................  116
          190.00  Compensation Information.................................  117

================================================================================
Chapter 1
Government
================================================================================

Ch1 Miscellaneous

100.00 Temporary Rule Revision Authority - Notwithstanding any other provisions of the Corporation's bylaws and rules, the Board of Directors and/or the e-cbot Board of Directors, as applicable, (the "applicable Board") shall be authorized to enact revisions to the Corporation's rules on a temporary basis, without submitting such revisions to a membership vote, subject to the following conditions:

a) The applicable Board shall determine, in its sole discretion, that there is an immediate competitive need for such rule revision and that such revision is in the best interests of the Corporation.

b) Any such rule revision which concerns fees charged by the Corporation shall be consistent with Regulation 450.05.

c) Each rule revision enacted pursuant to this Rule 100.00 shall expire no later than one year after its implementation, unless such revision is duly adopted by membership vote to remain in effect for any period of time beyond one year. (07/01/03)

110.00 Petition Ballot Vote Communications - In the event that a ballot vote is forced by petition, all official communications, either written or presented at a Member meeting, will be accompanied by the views of both the Board and the petitioners. The Exchange will provide to the petitioners a minimum of 10 days from the receipt of notice to prepare written or presentation materials to accompany Exchange official communications. The petitioners will be represented by a registered sponsor (an individual who submits the original petitions and who chooses to register as the sponsor) or his designee. If there is no registered sponsor for the petition, the views of the Board and the petitioners should be equitably represented by the Chief Legal Counsel of the Exchange. (01/01/00)


134.00 Board Member Voting Records - The voting record (except those involving strategic planning or disciplinary issues) of each individual Board member should be recorded and available the day following the vote at the Secretary's office to any interested Full or Associate Member. (01/01/00)


144.00 Assistant Secretaries - Assistant Secretaries shall perform such duties as the Secretary or the Board may require, and shall act as Secretary in the absence or disability of the Secretary. 78 (08/01/94)

Ch1 Committees

156.00 Nominating Committee - Until the first business day of January, 2001, the Nominating Committee shall consist of seven members: six elected members and one elected Associate Member whose terms of office shall be three years. Beginning on the first business day of January, 2001, the Nominating Committee shall consist of five members: four elected Full Members and one elected Associate Member whose terms of office shall be three years, except as provided in the Certificate of Incorporation, Exhibit B, Section 7. The Committee members shall elect their own Chairman who shall be a Full Member. The Associate Member shall serve as a full voting member of the Committee. No member of the Nominating Committee shall be eligible for re-election or reappointment for a period of three years after his term expires. 51 (11/01/00)

157.00  Business Conduct Committee - (See 542.00) (08/01/94)

158.00  Floor Governors Committee - (See 543.00) (08/01/94)

159.00 Membership Committee - All applications for membership shall be referred to the Membership Committee. The Membership Committee, in its discretion, may require an applicant who resides in the continental United States to appear in person for an examination either before the full committee, a duly authorized subcommittee thereof, or a representative of the Member Services Department. The Committee may also impose different requirements for other applicants in lieu of personal appearance.


The Membership Committee, by a majority vote of its members present at a duly constituted meeting, shall approve or deny the admission of the applicant to membership. A decision of the Membership Committee to deny the application may be appealed to the Regulatory Compliance Committee. 102 (12/01/03)


159.01 Membership Committee Panels - The Chairman of the Membership Committee may appoint panels of Committee members to hold duly constituted meetings, in accordance with Rule 159.00, for the purpose of approving or denying applications for membership. Any such panel must consist of not fewer than three members of the Committee. (08/01/94)

160.00  Committee of Arbitration; Committee of Appeals - (See 600.00) (08/01/94)

162.01 Standing Committees - Standing Committees may be made up of full and associate members of the Association and members of the staff of the Association, unless otherwise specifically provided for in the Rules and Regulations. In addition, holders of GIM, IDEM or COM Membership Interests may be appointed by the Chairman of the Board to serve as non-voting advisors to any Committee. The Chairman of the Board and the President shall be ex-officio (non-voting) members of all committees of which they are not regular members.

The Chairman of the Board, with the approval of the Board of Directors, may appoint full or associate members to both committees and subcommittees. (08/01/94)

162.03 Executive Committee - The Executive Committee shall consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the Committee, and three member Directors. Two such Directors may be nominated by the Chairman of the Board, subject to the approval of the Board. The other shall be elected by the Board in the following manner:

Nominations may be made only by Directors who are members of the Exchange but every member of the Board, except the President, who is a non-voting member of the Board of Directors, may vote. A majority of all votes cast shall be necessary for election. If no nominee shall receive a majority on three ballots, a fourth ballot shall be taken when a plurality shall elect.

To be eligible to serve on the Executive Committee, a Director must have served at least one year as a Director. The Chairman of the Board shall be the Chairman of the Executive Committee. (02/01/01)

162.05 Additional Committees - In addition to those appointed by the Chairman of the Board, the Board may appoint such committees as it sees fit and prescribe the duties thereof. 1023 (08/01/94)

                                Ch1 Committees
                                --------------

162.09 Strategy Committee - The Strategy Committee shall consist of no more than eleven members of the Board. A Vice Chairman of the Board will be Chairman of the Strategy Committee. The Chairman of the Board, with the approval of the Board of Directors, may fill any vacancy on the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Strategy Committee shall be as follows; (a) to review and recommend a strategic plan for the Exchange; (b) to develop and track performance milestones implied in the strategic plan; (c) to ensure that subcommittee activities are consistent with the strategic plan; (d) to establish policies and priorities for addressing member proposals; and (e) to understand the competitive position of the Exchange. (03/01/99)

163.00  Investigating Committee - (See 541.00) (08/01/94)

164.00 Finance Committee - The Chairman of the Board, with the approval of the Board, shall appoint a Finance Committee, which shall consist of seven members of the Board. All Finance Committee members shall be Full Members, except that one Finance Committee member may be an Associate Member.

Each year the Chairman of the Board shall appoint the Chairman of the Committee for a one-year term provided that the Chairman of the Board upon the effective date of this Rule shall appoint the Chairman of the Committee for a term that shall expire in January 1995.

The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Exchange, including cash flow, balance sheet, financing activities and investment of member capital; (b) to review and recommend annual budgets and capital expenditure plans for Board approval; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board; (d) to establish revenue-sharing policies for joint ventures and alliances; (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy. (08/01/94)

165.01 Regulatory Compliance Committee - The Chairman of the Board, with the approval of the Board, shall appoint a Regulatory Compliance Committee, which shall be comprised of the following voting members:

     - Three members of the Board, all of whom shall be Full Members or Associate Members; and

     - The chairmen of the Arbitration, Business Conduct, Financial Compliance, Floor Conduct, Floor Governors and Membership Committees.

Each year the Chairman of the Board shall appoint, from among the Board members on the Committee, the Chairman of the Regulatory Compliance Committee for a one-year term, provided that the term of the first Committee chairman so appointed shall expire in January 1995.

The Regulatory Compliance Committee shall be responsible for (a) the approval of legislative priorities and responses to legislative and regulatory initiatives;
(b) the determination of membership capital requirements; (c) the establishment of risk management policies; (d) the establishment of membership criteria; (e) hearing appeals from denials of membership applications; (f) the monitoring of compliance policies; and (g) establishing ranges for penalties and fines for violations of the Rules and Regulations of the Association.

The Committee shall instruct the Office of Investigations and Audits to administer a statement of Member's Rights to each member (or employee of a member) who is the subject of an investigation. (See below.)

Members of the Committee shall be appointed by the Chairman of the Board with the approval of the Board. The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Board members serving on the Committee by appointing another member of the Board to serve on the Committee.

                                Ch1 Committees
                                --------------


                           STATEMENT OF MEMBER'S RIGHTS
                       APPURTENANT TO EXCHANGE PROCEEDINGS

        The Chicago Board of Trade ("Exchange" or "CBOT") is a self-regulatory organization subject to supervisory regulation of the Commodity Futures Trading Commission ("CFTC"). In order to fulfill its self-regulatory obligations the Exchange is required by the CFTC to undertake certain surveillance activities and to maintain an enforcement staff that prosecutes possible violations of Exchange rules before Exchange committees. At the CBOT these responsibilities are carried out by the Office of investigations and Audits ("OIA") pursuant to CBOT Regulations 170.01 and 170.02.

        Investigations may be initiated by staff, members, the CFTC of the public. When an investigation is completed, an Investigations Report concerning the alleged violation is prepared and submitted to the appropriate Exchange disciplinary committee for review and action. An Investigation Report is a privileged document and not subject to disclosure, although the essential elements of an Investigative Report include a summary of the case and evidence gathered by OIA, along with an OIA recommendation on whether to proceed.

        A member, member firm or any other person subject to questioning during an investigation is afforded the following rights, in addition to those rights contained in Chapter 5 of the Exchange Rulebook:

1) The right to be represented by counsel during questioning and at any subsequent proceeding before an Exchange committee. Regulation 540.03(g).

2) The right to be informed of the general act or conduct which is the subject of the investigation, in so far as is determinable at the time of questioning.

3) The right not to answer any question, if the answer would convict or tend to convict the person of any State of Federal law. Rule 548.00.

4) The right to examine any statements or documents which are relevant to the issued charges, excluding privileged work product and the Investigative Report. Regulation 540.03(a).

5) The right to call relevant witnesses at any hearing and, for those witnesses within the jurisdiction of the Association, compel their attendance.

6) The right of one peremptory (for no reason) challenge to the presence of a member of an Exchange disciplinary committee impaneled to hear the matter and unlimited challenges for cause.

In addition, members, member firms or any other persons subject to questioning during an investigation should be aware that Section 9(a)(4) of the Commodity Exchange Act makes it a felony to willfully falsify or conceal a material fact, to make a false, fictitious or fraudulent statement, or to knowingly make or use a false document to any representative of the Exchange, including OIA employees, who are performing their official duties.

I hereby acknowledge that I have read this Statement of Member's Rights this ______ day of ________, 20 ______.

__________________________________________________

04/01/01

165.02 Audit Committee - The Audit Committee shall be composed of four members of the Board nominated by the Chairman of the Board and approved by the majority vote of the Board.

The Audit Committee shall be responsible for (a) recommending the outside auditor to conduct an annual audit of the financial affairs of the Association;
(b) approving the scope of such audits; (c) ensuring that adequate financial reporting systems and controls are in place; (d) reviewing the audit findings and management's response to those findings; and (e) ensuring the effectiveness of outside auditors and the internal financial audit staff. (08/01/94)

165.03 Human Resources Committee - The Human Resources Committee shall be composed

                                Ch1 Committees
                                --------------

of five members of the Board, including the Chairman of the Board. The Chairman of the Committee shall be the Chairman of the Board. The other members of the Committee shall be nominated by the Chairman of the Board and approved by the Board.

The Human Resources Committee shall be responsible for (a) establishing human resource policies; (b) approving, up to certain specified levels which the Board from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the President, non-officer salaries; (c) reviewing and recommending senior management appointments; (d) reviewing senior management evaluations, development and succession plans; (e) reviewing and recommending basic organizational structure; and (f) evaluating the performance of the President. (03/01/98)

Ch1 Departments

170.00 Departments - The Board, or the President with the approval of the Board, is authorized to establish and maintain such departments as may be deemed necessary from time to time, and the Board shall make all needful Regulations applicable thereto. All such departments shall be under the supervision of the President, who shall be responsible to the Board. 81 (08/01/94)

170.01 Office of Investigations and Audits - Under authority of Rule 170.00 there is established a Department of the Association to be known as the Office of Investigations and Audits. The Office shall function under the supervision of an individual who shall be at least a Vice President of the Association. The Office of Investigations and Audits shall initiate and conduct investigations and audits on behalf of the President and Chief Executive Officer and on behalf of the Association. No employee of such office shall have any interest in the business of any member, member firm, or other person with trading privileges. The individual who supervises such Office shall function also as a liaison officer between the Business Conduct Committee and the Financial Compliance Committee and the Commodity Futures Trading Commission. 1785 (08/01/94)

170.02 Office of Investigations and Audits - All officers, committees and departments of the Association shall be entitled to use and shall make the fullest possible use of the services provided by the Office of Investigations and Audits consistent with their respective responsibilities and special needs, and the President shall work out and establish policies and procedures governing the initiation and handling of needed investigations, audits and Exchange business. All such policies and procedures shall be consistent with and not in conflict with the following declared policies of the Board:

(a) All information obtained by the Office of Investigations and Audits regarding market positions and identity of traders shall be considered confidential, regardless of source, and shall be disclosed only to the Chairman or acting Chairman of the Business Conduct Committee and/or the Financial Compliance Committee, and authorized Exchange employees, and shall be disclosed to the Business Conduct Committee and/or the Financial Compliance Committee sitting as a committee when and after the individual in charge of the Office of Investigations and Audits or the Chairman or acting Chairman of the Business Conduct Committee and/or the Financial Compliance Committee shall have reason to believe that such Committee would or should take preventive or disciplinary action if such information were presented to it. This shall not preclude the Business Conduct Committee and/or the Financial Compliance Committee from ordering investigations or audits to be made at any time for the special purpose of obtaining information regarding the market position and identity of any trader or traders, and in such cases the Office of Investigations and Audits shall report fully and completely to the Committee any and all such information so obtained or in its possession.

(b) It shall be considered a breach of trust for any employee of the Office of Investigations and Audits or authorized Exchange employee to divulge, or allow or cause to be divulged, to any unauthorized person, any confidential, commercially sensitive, or non-public information, including any information regarding the market position, financial condition, or identity of any trader or firm or to disclose the name of any customer of one firm to any other firm, except as provided for in paragraph (a) hereof or when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by any administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors. Such information shall not be divulged by any employee of the Office of Investigations and Audits or authorized Exchange employee without the prior approval of the individual responsible for supervision of the Office of Investigations and Audits. 1786 (07/01/02)

170.03 Department of Member Services - Under the authority of Rule 170.00 there is established a Department of Member Services. The function of such Department shall be (1) to act in accordance with Regulations of the Board and policies and procedures established by the Membership Committee and (2) to develop and process information in behalf of the Board, the Membership Committee, the Business Conduct Committee and all other Committees and Departments of the Association. The services of such Department shall not, however, be used in connection with the investigation of market positions nor shall it demand information from which knowledge of market

                                Ch1 Departments
                                ---------------

positions could be obtained. The Department shall function under the supervision of a Vice President who shall be a full time employee of the Association. No employee of such Department shall have an interest in the business of any member or member firm. 1787 (08/01/94)

170.04 Department of Member Services - Any irregularities that may be found by the Department incidental to its routine analysis of financial statements shall be immediately reported to the Financial Compliance Committee. Except as otherwise provided, all financial information obtained by the Department shall be considered confidential and shall be disclosed only to the appropriate committee or department requesting the information or to an Officer of the Association. 1788 (08/01/94)

170.05 Department of Member Services - The Board, Committees and Departments of the Association shall make the fullest possible use of the services provided by the Department of Member Services consistent with their respective responsibilities and special needs, and in cooperation with such Department shall work out and establish policies and procedures governing the use of such services. 1789 (08/01/94)

170.07 Market Report Department - The records and reports of the Market Report Department shall be considered and treated as portions of the official records of the Association and may not be given out or disseminated except pursuant to the conditions and restrictions prescribed by these Regulations.

The Exchange shall have charge of all matters relating to collection, dissemination, and use of quotations in connection with commodities or securities. It shall have the power to approve or disapprove any application for quotation service to a non-member or to telephonic or telegraphic wire or wireless connection between the office of a member or a member's firm and the office of any corporation, firm, or individual not a member of the Association transacting a banking or brokerage business and it shall have power at any time to disapprove the furnishing of any such quotation service or any such wire or wireless connection and to require the discontinuance thereof. It may inquire into wire or wireless connections of every kind whatsoever between the office of a member and any member or non-member, and may require the discontinuance of any such connection. 1030 (08/01/94)

Ch1 General

180.00  Emergencies

(a) The Board, upon the affirmative vote of two-thirds of the members voting at a meeting where a quorum is deemed present and at least one-third of the full Board is physically present, may adopt an emergency Regulation or Resolution which shall supersede and supplant all contrary or inconsistent Rules, Regulations, Resolutions or Rulings. Notice of the adoption of an emergency Regulation or Resolution shall be posted promptly on the floor of the Exchange.

(b) An emergency Regulation or Resolution shall expire upon the happening of any of the following events:

     (i) the Board shall have voted to rescind the emergency Regulation or Resolution in the same manner as for its adoption;

     (ii) the Commodity Futures Trading Commission shall have failed to authorize the extension of the emergency Regulation or Resolution within thirty (30) days after its adoption for a period not to exceed sixty (60) additional days; or

    (iii) the Board or the Members of the Association shall have failed to adopt the emergency Regulation or Resolution in accordance with Rules 107.00 or 132.00 during the time period when the emergency is in effect.

(c) All Exchange contracts shall be subject to the exercise of these emergency powers by the Board as well as the exercise by the Clearing Services Provider of the powers reserved to it by its policies, Rules and Regulations.

(d) The Term "emergency" shall include all emergency circumstances now or hereafter referenced in the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission thereunder, and all other circumstances in which an emergency can lawfully be declared by the Board.

(e) Except as otherwise stated in an emergency Regulation or Resolution adopted hereunder, the powers exercised by the Board under this Rule shall be in addition to and not in derogation of the authority granted by the Rules and Regulations to a committee or officer of the Association to take action as specified therein. (01/01/04)

180.01 Physical Emergencies - In the event the physical functions of the Association are, or are threatened to be, severely and adversely affected by a physical emergency such as but not limited to fire or other casualty, bomb threats, substantial inclement weather, power failures, communications or automated system breakdowns, or transportation breakdowns, either the Chairman, the President, or in their absence a member of the Executive Committee or another officer of the Exchange, is authorized to take such action as he shall deem necessary or appropriate to deal with such emergency including but not limited to suspending trading, provided that no trading suspension shall continue for more than five days without the approval of the Board under Rule 180.00; restoring trading; temporarily extending, limiting or changing the hours of trading; and extending the last day of trading and the delivery dates for expiring contracts. In addition, an officer of the Exchange, or his designee, may take such action as he shall deem necessary or appropriate to deal with a physical emergency, even if the Chairman and the President are not absent, if such authority has been delegated by the Chairman and the President. (06/01/00)

180.02 Emergency Actions Under Rule 180.00 - Pursuant and subject to the provisions of Rule 180.00, the Board may take or direct such actions as it deems necessary or appropriate to meet an emergency, including but not limited to such actions as:

(a)  limited trading to liquidation only, in whole or in part;

(b)  limited trading to liquidation only, except new sales for delivery;

(c)  extending or shortening the time for the expiration of trading;

(d)  extending the time for delivery;

(e)  ordering liquidation of contracts;

(f)  ordering the fixing of settlement prices;

(g)  ordering the reduction of positions;

(h) ordering the transfer of positions, and the money, securities and property securing such positions, held on behalf of customers by a member, to another member or members willing to assume such positions;

(i)  extending, limiting or changing the hours of trading;

(j)  suspending trading;

(k)  changing or removing daily price fluctuation limits;

(l)  modifying or suspending any of the Rules and Regulations. (08/01/94)

181.00 Retirement - The Board is authorized to adopt, maintain, amend, and terminate, from time to time, a plan or plans for the retirement of employees of the Association and its wholly owned subsidiary corporations and for the payment of pensions to such retired employees; provided, however that no such plan or plans shall be applicable to employees who are covered by a collective bargaining agreement pension plan; and provided, further, that no retired employee now receiving retirement compensation shall have his combined Government assistance and retirement compensation which was in effect prior to September 1, 1950, reduced as a result of any such plan or plans. 76 (08/01/94)

184.00 Appropriations - There shall be no appropriation of money or property of the Association except for the purpose of its legitimate business or to promote the purposes of its organization. 601 (08/01/94)

185.00 Repealing Clause - These Rules shall be effective upon such days as may be proclaimed by the Board. Upon the taking effect of these Rules, all former Rules and Regulations shall be repealed, except as herein provided, and except that prior transactions shall be governed by the Rules previously in effect. 606 (08/01/94)

186.00 Liability Under Previous Rules and Regulations - The provisions of the Rules and Regulations in force immediately prior to the adoption of these Rules and Regulations shall be superseded hereby, except that such adoption shall not affect the liability of any member of the Association for any offense theretofore committed, or any rights or liabilities theretofore acquired or incurred. 607 (08/01/94)

188.01 Governing Members Possessing Material, Non-Public Information - - No member of the Association who is a member of the Board of Directors or a Committee of the Association knowingly shall use or disclose, for any purpose other than the performance of such member's official duties as a member of the Board of Directors or any such Committee, material, non-public information obtained as a result of such member's participation on the Board of Directors or any such committee. (08/01/94)

188.02 Service on Board of Directors, Disciplinary Committees, Oversight Committees and Arbitration Panels - No person shall serve on any disciplinary committee (i.e., Appellate Committee, Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee, Floor Conduct Committee or Hearing Committee), oversight committee (i.e. Regulatory Compliance Committee), arbitration panel or the Board of Directors of the Association:

1) who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission ("Commission") Regulation 1.63 (a)
     (6); or

2) whose Commission registration in any capacity has been revoked or suspended; or

3) who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; or

4) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or

5) who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act;

for a period of three years from the date of such final decision or for such time as the person remains subject to any suspension, expulsion or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer.

All terms used herein shall be defined consistent with Commission Regulation 1.63(a). (11/01/94)

188.03  Exchange Liability -

A. Except as provided in the Commodity Exchange Act and/or the regulations of the Commodity Futures Trading Commission, and except in instances where there has been a finding of willful or wanton misconduct, gross negligence, bad faith or fraudulent or criminal acts, in which case the party found to have engaged in such misconduct cannot invoke the protection of this provision, neither the Exchange nor any of its directors, officers, employees, agents or consultants shall have or incur any liability whatsoever to its members, any persons associated therewith, their customers or any third parties related thereto or their successors, assigns, or representatives, for any loss, damage, cost, claims or expense (including but not limited to indirect, incidental or consequential damages) that arise out of the use or enjoyment of the facilities or services afforded by the Exchange, any interruption in or failure or unavailability of any a such facilities or services, any action taken or omitted to be taken with respect to the business of the Exchange or any information or data provided or withheld by the Exchange. Such limitation of liability shall apply to all claims, whether in contract, tort, negligence, strict liability or otherwise.

     The Exchange makes no warranty, express or implied, as to the results to be obtained by any person or entity from the use of any data or information transmitted or disseminated by or on behalf of the Exchange. The Exchange makes no express or implied warranties of merchantability or fitness for a particular purpose or use with respect to any data or information transmitted or disseminated by or on behalf of the Exchange.

B. Subject to the limitations set forth above, neither the Exchange nor any of its directors, officers, employees, agents or consultants shall have or incur any liability whatsoever to its members, their customers or any third parties associated therewith, or their successors, assigns, or representatives, for any loss, damage, cost or expense (including but not limited to indirect, incidental or consequential damages) incurred by members or customers as a result of any failure, malfunction, fault, delay, omission, inaccuracy, interruption or termination of service in connection with the furnishing, performance, operation, maintenance or use of or inability to use all or any part of any Exchange systems. Such limitation of liability shall apply regardless of the cause of such systems failure even if due to Exchange error, omission or negligence. Further, such limitation of liability shall apply to all claims, whether in contract, tort, negligence, strict liability or otherwise.

     Additionally, the Exchange, its directors, officers, employees, agents or consultants shall have or incur absolutely no liability whatsoever for any errors or inaccuracies in information provided by any Exchange systems or for any losses resulting from unauthorized access or any other misuse of any Exchange systems by any person.

C. As used in this regulation, the term "systems" includes, but is not limited to, electronic order entry/delivery, trading through any electronic means, electronic communication of market data or information, workstations used by members and authorized employees of members, price reporting systems and any and all terminals, communications networks, central computers, software, hardware, firmware and printers relating thereto.

D. As used in this regulation, the term "Exchange" shall mean the Board of Trade of the City of Chicago, as well as any entity in which the Board of Trade is now or will become a general partner, a member, or a shareholder, including but not limited to Ceres Trading Limited Partnership, C.B.T. Corporation, and Chicago Board Brokerage, Inc. (08/01/97)

188.04  Conflicts of Interest   -

     (a) Relationship with a Named Party in Interest


          (1) Nature of Relationship. A member of the Board of Directors, the Executive Committee, the Regulatory Compliance Committee, the Appellate Committee, the Hearing Committee, the Business Conduct Committee, the Floor Governors Committee, the Financial Compliance Committee, or the Floor Conduct Committee must recuse himself from such body's deliberations and voting on any matter involving a person or entity that is identified by name as a subject of the matter ("named party in interest"), except with regard to summary penalties for violating rules relating to decorum, attire, floor recordkeeping or submission of trade data to the Exchange or the Clearing Services Provider, where such member:

               (i)   is the named party in interest;

               (ii) has a family relationship with the named party in interest. A family relationship includes the member's spouse, former spouse, parent, child, sibling, grandparent, grandchild, uncle, aunt, nephew, niece or in-law;

               (iii) is an employer, employee, or fellow employee of the named party in interest; or

               (iv) has a direct and substantial financial relationship with the named party in interest, but not including relationships limited to executing futures or options transactions opposite each other.

               When a CTR violation is not treated as a summary offense, and the preliminary penalty is not more than $5,000, a member of the CTR Subcommittee or the Business Conduct Committee must only recuse himself from deliberations and voting on the recommendation, issuance or settlement of charges against a member firm if the committee member is a principal or employee of that member firm.

          (2) Recusal. Prior to the consideration of any matter involving a named party in interest, each member who believes that he has a relationship of the type specified in section (a)(1) of this Regulation must voluntarily recuse himself from deliberations and voting on the matter. If the member is not sure if his relationship meets the criteria specified in section (a)(1), he must disclose the relationship to the designated Exchange staff liaison who will determine whether recusal is required based on the information provided by the member.

     (b) Financial Interest in an Emergency Action

          (1) Nature of Interest. A member of the Board of Directors, the Executive Committee, or the Business Conduct Committee must recuse himself from such body's deliberations and voting with regard to recommending or taking action to address an emergency, as defined in CFTC Regulation 40.1, if the member knowingly has a direct and substantial financial interest in the result of the vote based upon either Exchange or non-Exchange positions that could reasonably be expected to be affected by the action.

          (2) Recusal. Prior to the consideration of an emergency action, each member who believes that he has such a financial interest must voluntarily recuse himself from deliberations and voting on the matter, except as provided in section (c). If the member is not sure if a financial interest, of which he has knowledge, is direct and substantial, he must disclose the interest to the designated Exchange staff liaison who will determine whether recusal is required based on the information provided by the member.

               In determining whether a financial interest is direct and substantial, a member should consider the following positions:
               (a) those held in accounts in which he has an ownership interest;
               (b) those held in accounts for which he directs trading; (c) those which he knows are held in proprietary accounts of any firm of which he is an employee or principal, as defined in CFTC Regulation 3.1(a); and (d) those which he knows are held in customer accounts of any firm of which he is an employee or principal.

     (c) Participation in Deliberations

          A member of the Board of Directors, the Executive Committee, or the Business Conduct Committee may participate in deliberations prior to a vote to recommend or take emergency action, from which he otherwise would be required by section (b)(2) to recuse himself, if the deliberating body determines that such participation is necessary for such body to achieve a quorum in the matter, or if the member has unique or special expertise, knowledge or experience in the matter. If such a member participates in deliberations, he must recuse himself from voting on the matter.

     (d) Business Conduct Committee Surveillance of Expiring Contracts

          A member of the Business Conduct Committee must recuse himself from the Committee's deliberations and voting with regard to all matters relating to its surveillance of expiring futures contracts, except with regard to recommending or taking action to address an emergency, which is governed by paragraph (b) above, if the member personally owns or controls positions in the expiring futures contract or in its corresponding options contract.

     (e) Documentation

          The Board of Directors or the relevant committee must reflect in its minutes: (a) the names of all members who attended the meeting in person or who otherwise were present by electronic means, and (b) the names of any members who recused themselves from deliberating or voting on any matter.

* Note: Members of the Board of Directors may be required to recuse themselves from deliberations and voting for other reasons or in other circumstances than those discussed above, as required by Delaware corporate law. (01/01/04)

188.05 Board's Interpretive Authority - The Board of Directors, pursuant to authority granted to it by Article I, Section 2 of the Amended and Restated Bylaws of the CBOT (the "Bylaws"), may from time to time adopt Interpretations of the Amended and Restated Certificate of Incorporation of the CBOT (the "Charter"), the Bylaws, which include the Rules of the CBOT, and Regulations of the CBOT in a manner that replicates, to the largest extent permissible under the Delaware General Corporation Law, the comparable provisions of the Special Charter, Rules and Regulations of the Board of Trade of the City of Chicago, except as otherwise set forth in the Chapter, Bylaws and Regulations. (10/01/00)

189.01  Limitation of Liability of Index Licensors or Administrators -

A. No Index Licensor or Administrator shall have any liability for any loss, damages, claim or expense arising from or occasioned by any inaccuracy, error or delay in, or omission of or from, (i) any index or index information or (ii) the collection, calculation, compilation, maintenance, reporting or dissemination of any index or index information, resulting either from any negligent act or omission by the Exchange, any Related Entity or any Index Licensor or Administrator or from any act, condition or cause beyond the reasonable control of the Exchange, any Related Entity or any Index Licensor or Administrator, including, but not limited to, flood, extraordinary weather conditions, earthquake or other act of God, fire, war, insurrection, riot, labor dispute, accident, action of government, communications or power failure, or equipment of software malfunction.

B. No Index Licensor or Administrator makes any express or implied warranty as to results that any person or party may obtain from using any index or index information, for trading or any other purpose. Each Index Licensor and Administrator makes no express or implied warranties, and disclaims all warranties of merchantability or fitness for a particular purpose or use, with respect to any such index or index information.

C. For purposes of this regulation, "Related Entity" includes, but is not limited to, any subsidiary, affiliate or related partnership or entity of the Chicago Board of Trade, including without limitation, Ceres Trading Limited Partnership, the Exchange's Clearing Services Provider, and C-B-T Corporation.

D. For the purpose of this regulation, "Index Licensor or (and) Administrator" includes, but is not limited to, any person who:

     1. licenses to the Exchange the right to use (i) an index that is the basis for a futures or futures option contract made available for trading on or through the facilities of the Exchange or a Related Entity or (ii) any trademark or service mark associated with such an index;

     2. collects, calculates, compiles, reports and/or maintains such an index or index information relating to such an index;

     3. provides price data or evaluations used in the calculation of such an index including, but not limited to, the entities identified in Appendix 19 of these Rules and Regulations

     4. provides facilities for the dissemination of an index or index information; and/or

     5. is responsible for or participates in any of the activities described above. (01/01/04)

189.02  Limitation of Liability -

A. Neither the Exchange nor any Related Entity shall have any liability for any loss, damages, claim or expense arising from or occasioned by any inaccuracy, error or delay in, or omission of or from: (i) any index or index information or (ii) the collection, calculation, compilation, maintenance, reporting or dissemination of any index or index information, resulting either from any negligent act or omission by the Exchange, any Related Entity or any Index Licensor or Administrator or from any act, condition or cause beyond the reasonable control of the Exchange, any Related Entity or any

     Index Licensor or Administrator, including, but not limited to, flood, extraordinary weather conditions, earthquake or other act of God, fire, war, insurrection, riot, labor dispute, accident, action of government, communications or power failure, or equipment or software malfunction.

B. Neither the Exchange nor any Related Entity makes any express or implied warranty as to results that any person or party may obtain from using any index or index information for trading or any other purpose. The Exchange and its Related Entities make no express or implied warranties, and disclaim all warranties of merchantability or fitness for a particular purpose or use, with respect to any such index or index information.

C. Nothing in this regulation shall limit the applicability of the Commodity Exchange Act or the regulations of the Commodity Futures Trading Commission.

D. For purposes of this regulation, "Related Entity" includes, but is not limited to, any subsidiary, affiliate or related partnership or entity of the Chicago Board of Trade, including without limitation, Ceres Trading Limited Partnership, the Exchange Clearing Services Provider, and C-B-T Corporation.

E. For the purpose of this regulation, "Index Licensor or (and) Administrator" includes any person who:

     1. licenses to the Exchange the right to use (i) an index that is the basis for a futures or futures option contract made available for trading on or through the facilities of the Exchange or a Related Entity or (ii) any trademark or service mark associated with such an index;

     2. collects, calculates, compiles, reports and/or maintains such an index or index information relating to such an index;

     3. provides price data or evaluations used in the calculation of such an index including, but not limited to, the entities identified in Appendix 19 of these Rules and Regulations;

     4. provides facilities for the dissemination of an index or index information; and/or

     5. is responsible for or participates in any of the activities described above. (01/01/04)

190.00 Compensation Information - Information enumerating all compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature, including, but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts, and potential severance payments to the President, Executive Vice-Presidents, members of the Board of Directors, or to any organizations, corporations, partnerships, or associations with which the above individuals are associated either as shareholders, partners, or by other means will be made available on a quarterly basis at the Secretary's office to any interested Full or Associate Member requesting this information. (01/01/00)

FORMAL INTERPRETATION OF CBOT RULE 190.00-COMPENSATION INFORMATION (Adopted by
     Board of Directors February 15, 2000)

     Pursuant to Rule 190.00, the following information will be made available on a quarterly basis by the Secretary's Office to any Full or Associate member requesting this information:

     Compensation
     ------------

     Information enumerating all direct compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature since the beginning of the CBOT's last fiscal year, including but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts and potential severance payments to the President, Executive Vice-Presidents, and members of the Board of Directors.

     Transactions
     ------------

     Information about any transaction or series of similar transactions to which the Exchange or any of its subsidiaries was or is a party, and in which the President, any Executive Vice-President, any member of the Board of Directors, or any immediate family member of such persons, had or has a material interest. An interest shall not be deemed "material" within the meaning of this rule:

     (a) Where the interest arises only (i) from such person's position as a director of another corporation or organization which is a party to the transaction; or (ii) from the direct or indirect ownership by such person of less than a ten percent (10%) equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership.

     (b) Where the interest arises only from such person's position as a limited partner in a partnership in which the person and all other persons specified in the above paragraph have an interest of less than ten percent (10%); or

     (c) Where the interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is a party to the transaction with the Exchange or any of its subsidiaries, and the transaction in question represents five percent (5%) or less of the other entity's consolidated gross revenues for its last full fiscal year. (04/01/00)

   Resolution - The following Resolution was adopted by the Board of Directors on June 24,1987:

WHEREAS, the Board of Trade of the City of Chicago ("Board of Trade") has consistently followed a policy of trading options contracts on all liquid futures contracts to the maximum extent permitted by federal law and regulation; and

WHEREAS, it is the unanimous consensus of this Board of Directors that options on futures contracts have proven to be a successful product of great benefit to both the membership and public market participants; and

WHEREAS, the Board of Directors this day approved and recommended for membership approval an agreement to establish a joint venture with the Chicago Board Options Exchange which includes commitments regarding future trading on options on futures contracts;

THEREFORE, BE IT HEREBY RESOLVED: That it is the unanimous consensus of this Board of Directors and the recommendation of this Board to future Boards of Directors that the policy of establishing options on liquid futures contracts to the maximum extent permissible by law be continued when in the best interest of the membership and the public.

Interpretation - The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice:

     "For purposes of all petition provisions in Rules 102.00 `Nominations for Elective Office' and 107.00 `Amendment of Rules', the signature of an Associate Member shall count for 1/6th of the signature of a Full Member." (08/01/94)

==========================================================================================
Chapter 2
Membership
==========================================================================================
     Ch2 Applicants..................................................................  204
          200.00    Applicants for Membership........................................  204
          201.00    Application for Membership.......................................  204
          201.00A   Examination Requirement..........................................  204
          201.01    Responsibilities of Applicant for Membership and His Sponsors....  204
          201.02    Maintenance of Membership Qualifications.........................  205
          202.00    Approval for Membership..........................................  206
          202.01    Delegation of Authority to Approve Change in Status Request......  206
          202.01A   Investor Application ............................................  207
          202.02    Procedures for Hearings on Preliminary Denials by the Membership
                    Committee........................................................  207
          202.03    Membership Committee's Preliminary Decisions.....................  208
          203.01    Procuring a Membership or Membership Interest....................  208
          204.00    Membership Obtained by Fraud.....................................  209
          205.00    Agreement to Observe Rules and Regulations.......................  209
          205.01    Acquisition of Class A Units of Ceres Trading Limited
                    Partnership......................................................  209
          206.02    Gratuities.......................................................  209
          207.00    Office Address...................................................  209
          207.01    Primary Clearing Member..........................................  209
          208.00    Conducting Business Under a Firm Name............................  210
          208.01    Conducting Business Under a Firm Name............................  210
          209.00    Indemnification of Association...................................  210
          209.01    Floor Trading Permits............................................  210
          209.02    MidAmerica Floor Access Members' Trading Privileges..............  210
          209.03    Product Sponsor Programs.........................................  210
          209.04    CBOT mini-sized Contract Permit Holders' Trading Privileges......  210
          209.05    Membership in OneChicago, LLC ...................................  210
          210.00    Full Member CBOE "Exercise" Privilege............................  210
          211.00    Associate Memberships............................................  211
          212.00    Reciprocal Trading Privileges with LIFFE.........................  211
          213.00    Assessments and Fees.............................................  212
          214.00    Obligations and Duties...........................................  212
          215.00    Associate Members Committee......................................  212
          217.00    Applicants.......................................................  212
          219.00    Communications From Floor........................................  212
          220.00    Violations.......................................................  212
          221.00    Delegation.......................................................  212
          221.01    Delegation by Deceased Member's Estate...........................  214
          221.02    Floor Access of Delegating Members and Delegates.................  214
          221.03    Minimum Delegation Term..........................................  214
          221.05    Delegates' Clearing Members......................................  214
          221.07    Voting Rights....................................................  214
          221.08    Requirements for Delegates of Membership Interests...............  214
          221.09    Delegation of Firm-Owned Memberships and Membership Interests....  215
          221.10    Indemnification of Delegators....................................  215
          221.11    Delegation by Trust..............................................  215
          222.00    Multiple Memberships.............................................  215
          224.00    Trades of Non-Clearing Permit Holders............................  215
          225.00    General Enabling Rule for Market Maker Programs..................  215

     Ch2 Registration................................................................  216
          230.00    Registration.....................................................  216
          230.01    Registered Entities..............................................  216
          230.02    Registration of Membership for Eligible Business Organizations...  216

          230.03    Designated Persons...............................................
          230.04    Cooperative Association of Producers.............................
          230.05    Additional Seat Requirement......................................
          230.06    Eligible Business Organization Status Upon Death or Withdrawal
                    of Registered Member.............................................
          230.07    Primary Clearing Member Permission for Member Registration.......
          230.08    Doing Business in Firm (or Trade) Name...........................
          230.09    Formation of Partnerships or Limited Liability Companies.........
          230.10    Suspended or Insolvent Members...................................
          230.11    Discipline of Partners or Members of Limited Liability Companies.
          230.12    Dissolution of Partnership or Limited Liability Company..........
          230.13    Relations Controlling Policy.....................................
          230.14    Delegation of Approval Authority.................................
          230.15    Financial Requirements...........................................
          230.17    Changes in Organization..........................................
          231.00    Ownership and Registration of Associate Memberships..............

     Ch2 Assessments and Fees........................................................
          240.00    Assessments......................................................
          241.00    Members in Military Service......................................
          241.01    Dues of Members in Military Service..............................
          242.00    Neglect to Pay Assessment........................................
          243.00    Transfer Fees....................................................
          243.01    Sale and Transfer of Membership Privileges.......................

     Ch2 Purchase and Sale or Transfer of Membership or Membership Interest..........
          249.01    Purchase and Sale or Transfer of Membership or
                    Membership Interest..............................................
          250.01    Sale and Transfer of Membership Privileges.......................
          250.02    Memberships Held Under Regulation 249.01(b)......................
          250.03    Power-of-Attorney................................................
          251.00    Membership Transfer..............................................
          251.01    Member Under Investigation.......................................
          252.00    Proceeds of Membership - ........................................
          252.00A   Claims Filed by Corporations.....................................
          252.00B   Interpretation of Rule 252(e)....................................
          253.00    Filing Claims....................................................
          253.01    Pending Arbitration..............................................
          255.00    Deceased or Incompetent Member...................................
          256.00    Expelled Member..................................................

     Ch2 Insolvency..................................................................
          270.00    Insolvency.......................................................
          270.01    Restrictions on Operations.......................................
          270.02    Procedures for Member Responsibility Actions.....................
          270.03    Finality of Disciplinary Decisions and Member
                    Responsibility Actions...........................................
          271.00    Announcement of Suspension.......................................
          272.00    Insolvent Member.................................................
          272.01    Bankruptcy of a Member or Non-Member.............................
          272.02    Deliveries in Bankruptcy Situation...............................
          273.00    Investigation....................................................
          273.01    Insolvency.......................................................
          274.00    Reinstatement....................................................
          275.00    Suspended or Expelled Member Deprived of Privileges..............
          276.00    Suspended Member-Time for Settlement.............................
          277.00    Discipline During Suspension.....................................
          278.00    Suspension for Default...........................................
          278.01    Arbitration of Default...........................................
          285.01    Financial Questionnaire..........................................
          285.02    Audits...........................................................

          285.03    Notification of Capital Reductions...............................
          285.04    Restrictions on Operations.......................................
          285.05    Financial Requirements...........................................
          285.08    Financial Arrangements...........................................
          285.09    Trading Associations.............................................
          286.00    Trades of Non-Clearing Members...................................
          287.00    Advertising......................................................

     Ch2 Membership Interests........................................................
          290.00    Market Categories................................................
          290.01    Agricultural and Associated Market (AAM).........................
          290.02    Government Instruments Market (GIM)..............................
          290.03    Index, Debt and Energy Market (IDEM).............................
          290.04    Commodity Options Market (COM)...................................
          291.00    GIM Membership Interest..........................................
          292.00    IDEM Membership Interest.........................................
          293.00    COM Membership Interests.........................................
          293.01    COM Membership Rights............................................
          293.02    AM and COM Membership Rights.....................................
          293.03    AM and COM Membership Rights.....................................
          293.05    COM Membership Rights............................................
          293.06    COM Membership Rights............................................
          293.07    AM and COM Membership Rights.....................................
          293.08    AM and COM Membership Rights.....................................
          293.09    AM and COM Membership Rights.....................................
          293.10    COM Membership Rights............................................
          293.12    IDEM Membership Rights...........................................
          293.14    AM and COM Membership Rights.....................................
          293.15    COM Membership Rights............................................
          293.16    IDEM Membership Rights...........................................
          293.17    COM Membership Rights............................................
          294.00    Membership Interest Participations...............................
          294.01    Transfer of Membership Interest Participations...................
          294.02    Registration of Membership Interests.............................
          294.03    Dues and Assessments on Membership Interest Participations.......
          294.04    Accumulation of Membership and Membership Interest Participations
                    by the Board.....................................................
          294.05    Time Limit for Accumulating AM Participations....................
          294.06    Claims Procedures Regarding Membership Interest Fractional
                    Participations...................................................
          296.00    Elimination of GIM Membership Interests..........................
          296.01    Transfer of Associate Membership Participations..................
          296.02    Registration of New Associate Memberships........................
          296.03    Additional Associate Membership Participations or GIM Membership
                    Interests........................................................
          296.04    Waiver of Transfer and Registration Fees.........................
          296.05    Dues and Assessments.............................................
          296.06    Claims Procedures Regarding Associate Membership Participations..

===============================================================================
Chapter 2
Membership
===============================================================================

Ch2 Applicants

200.00 Applicants for Membership - Any individual, other than an employee of the Association, at least twenty-one years of age, of good character, reputation, financial responsibility and credit who satisfies the Membership Committee that such individual is suitable to assume the responsibility and privileges of membership shall be eligible. 100 (08/01/94)


201.00 Application for Membership - Each application for membership shall be in writing and filed with the Exchange. All applicants for membership shall be investigated as to the representations contained in the application. Upon receipt of the application for membership, the Secretary shall, within fifteen days thereafter, make available to members of the Association the name of the applicant, and shall post the same information on the bulletin board for a period of at least ten days after such notification to the membership.
101 (12/01/03)


201.00A   Examination Requirement - Individuals applying for membership, who have not evidenced a broad experience in the commodity industry, will be required to pass a general futures examination covering the basics of the commodity industry before their membership application can be approved. 47R (12/01/02)

201.01 Responsibilities of Applicant for Membership and His Sponsors - Any undue delay by an applicant or his sponsors in the submission of documents required for processing of the membership application or any undue delay by the applicant or his sponsors in appearing may be deemed as a withdrawal of the membership application. 1807A (08/01/94)

                                Ch2 Applicants
                                --------------



201.02    Maintenance of Membership Qualifications

1. Each applicant for membership, in accordance with the provisions of Regulation 203.01, member and member firm immediately shall notify the Association, in writing, upon the occurrence of any of the following events:

     - Such member's suspension or expulsion from any other contract market or self-regulatory organization;

     -    Such member's plea of guilty to or conviction of any felony.

     Failure to so notify the Association within ten days shall be an act detrimental to the Association. For the purpose of this regulation, "felony" shall mean any criminal sanction that is punishable by imprisonment of more than a year or a fine in excess of $10,000.

     Upon the Association's receipt of notification, by whatever means, of the occurrence of any of the above-referenced events, the matter shall be referred to the Membership Committee, which immediately shall review the matter to determine if there is sufficient basis to recommend that membership status be reconsidered. The Membership Committee shall advise the Chairman of the Association of its determinations in this regard.

2. The Chairman of the Association, upon the advice of the Membership Committee, is authorized to take summary action pursuant to this regulation, when immediate action is necessary to protect the best interests of the marketplace, without affording prior opportunity for hearing. The following procedures shall apply to such actions:

     (a) The respondent shall, whenever practicable, be served with a notice before the action is taken. If prior notice is not practicable, the respondent shall be served with a notice at the earliest possible opportunity. The notice shall:

          (1)  State the action,

          (2)  Briefly state the reasons for the action, and

          (3)  State the effective time and date and the duration of the action;

     (b) The respondent shall have the right to be represented by legal counsel or any other representative of his choosing in all proceedings subsequent to any summary action taken;

     (c) The respondent shall be given an opportunity for a subsequent hearing, within five business days, before the Membership Committee. The hearing shall be conducted in accordance with the following requirements:

          (1) The hearing shall be promptly held before disinterested members of the hearing body after reasonable notice to the respondent. No member of the hearing body may serve on that body in a particular matter if he or any person or firm with which he is affiliated has a financial, personal or other direct interest in the matter under consideration.

          (2) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

          (3) The respondent shall have the right to invoke Rule 548.00, if applicable;

          (4) The Member Services Department shall be a party to the hearing and shall present its case on those matters which are the subject of the hearing;

          (5) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

                                Ch2 Applicants
                                --------------

          (6) The respondent shall be entitled to cross-examine any person(s) appearing as witness(es);

     (d) Within five business days following the conclusion of the hearing, the Membership Committee shall render a written decision based upon the weight of the evidence contained in the record of the proceeding and shall provide a copy to the respondent. The decision shall include:

          (1)  A description of the summary action taken;

          (2)  The reasons for the summary action;

          (3)  A brief summary of the evidence produced at the hearing;

          (4)  Findings and conclusions;

          (5) A determination that the summary action should be affirmed, modified, or reversed; and

          (6) A declaration of any action to be taken pursuant to the determination specified in (5) above and the effective date and duration of such action.

3. After the hearing conducted pursuant to Section 2(c) above is held before the Membership Committee, the following additional provisions shall apply.

     The Regulatory Compliance Committee, pursuant to the provisions of Rule
     540.00 and Regulation 540.05, shall consider the Membership Committee's findings and recommendations, as well as the record developed before the Membership Committee, at the next regularly scheduled meeting of the Regulatory Compliance Committee or at a meeting specially called by the Chairman as the Chairman may direct. The member under review shall have the opportunity to appear before and address the Reguatory Compliance Committee solely with regard to the record made before the Membership Committee; the Regulatory Compliance Committee shall not be required to entertain any new evidence absent a showing that such evidence could not reasonably have been presented previously to the Membership Committee. Upon full consideration of all the evidence before it, the Regulatory Compliance Committee may confirm the member's good standing status, restrict the member's membership status, deny the member's floor access, issue fines, or recommend to the Board of Directors that the member should be expelled or prohibited from association with any member or member firm.

4. The Regulatory Compliance Committee shall vote by secret ballot to take any action pursuant to this regulation. If two-thirds of the members present and voting cast votes in favor of such action, the action shall be adopted. (03/01/01)

202.00 Approval for Membership - If a majority of the Membership Committee present and voting cast affirmative votes, the applicant shall be approved. The power to deny such applications is expressly reserved to the Regulatory Compliance Committee. 103 (07/01/03)

202.01 Delegation of Authority to Approve Change in Status Request - The Chairman of the Membership Committee or a member of the Membership Committee who has been designated by the Membership Committee Chairman, or upon delegation by the Chairman, the Member Services and Member Firm Staff Service Department, will have the power to approve the request of a Full or Associate Member, a Membership Interest Holder or a Full Member of the MidAmerica Commodity Exchange to obtain additional Full or Associate Memberships, Membership Interests, or to change his or her delegate status. The power to deny such a request is expressly reserved to the Regulatory Compliance Committee.

For the purpose of this regulation, the Chairman may not delegate approval authority to the Member Services and Member Firm Staff Services Department when the following factors are present:

     1. The applicant has answered affirmatively to any question in the "Disciplinary Action" section of the application;

     2. The applicant has indicated on the application that he or she is indebted to any member or

                                Ch2 Applicants
                                --------------

          member firm;

     3.   The applicant has indicated that he or she has a negative net worth;
          or

     4. The applicant has trading privileges on the MidAmerica Commodity Exchange only.

The foregoing provisions shall not apply to a Full Member or Full Member Delegate of the Exchange who was initially approved for membership pursuant to Regulation 202.01A, unless such applicant intends to become a Full Member or Full Delegate solely for the purpose of becoming a regular member of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. (11/01/99)


202.01A   Investor Application - Any individual who wishes to acquire a membership or membership interest for investment purposes only shall file an investor application as prescribed by the Exchange. The name of the individual investor applicant will be posted and made available to the membership in accordance with the provisions of Rule 201.00. The application will be subject to approval by the Chairman of the Membership Committee or, upon delegation by the Chairman, the Member Services and Member Firm Staff Services Department. The power to deny such an application is expressly reserved to the Regulatory Compliance Committee. An individual who is approved as an investor and who subsequently wishes to engage in trading activities on the Exchange will be subject to filing and approval of a long form membership application as prescribed by the Exchange. (06/01/04)


202.02 Procedures for Hearings on Preliminary Denials by the Membership Committee - In connection with all hearings conducted with respect to preliminary denials of applications for membership or any other denial by the Membership Committee, the following procedures shall be followed:

(a) The respondent shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the Association upon which the Member Services and Member Firm Staff Services Department will rely in presenting the issue(s) contained in the Preliminary Denial Letter or which are relevant to that (those) issue(s). Respondent shall make its request to examine any materials by submitting it in writing to the Member Services and Member Firm Staff Services Department as soon as practicable. At least ten (10) business days in advance of the hearing, the respondent shall submit to the hearing officer, with a copy to the Member Services and Member Firm Staff Services Department, copies of all documents which the respondent intends to rely upon in presenting his or her case, as well as the names of any witnesses the respondent intends to call.

(b) The Member Services and Member Firm Staff Services Department shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the respondent which will be relied upon by the respondent in presenting the issue(s) contained in the Preliminary Denial Letter or which are relevant to those issues. The Member Services and Member Firm Staff Services Department shall make its request to examine any materials by submitting it in writing to the respondent as soon as practicable. At least ten (10) business days in advance of the hearing, the Member Services and Member Firm Staff Services Department shall submit to the hearing officer, with a copy to respondent, copies of all documents which the Member Services and Member Firm Staff Services Department intends to rely upon in presenting its case, as well as the names of any witnesses the Department intends to call;

(c) Any dispute over a request to examine any book, document. or other tangible evidence in the possession or under the control of either party shall be submitted to the Chairman of the Committee for resolution only after the parties have made all reasonable attempts to resolve the dispute among themselves;

(d) If objected to or upon its own motion, the hearing panel may refuse to consider any book, record, document or other tangible evidence which was not made available to the opponent of the evidence or was not disclosed in accordance with this paragraph. The panel may also exclude the testimony of any witness whose name was not submitted to the opponent of the witness as provided above. The hearing panel may consider such evidence or testimony upon a clear showing that such evidence was not ascertainable by due diligence at least ten (10) business days in advance of the hearing and that there was insufficient time prior to the hearing to bring such evidence to the attention of the opposing party;

                                Ch2 Applicants
                                --------------

(e) The hearing shall be promptly held before disinterested member of the Membership Committee or any duly appointed Subcommittee thereof after reasonable notice to the parties. No member of the Membership Committee may serve on a hearing panel in a particular matter if he or she or any person or firm with which he or she is affiliated has financial, personal or other direct interest in the matter under consideration. After service of the preliminary denial letter, both parties to the hearing are prohibited from making any ex parte contacts with any member of the Membership Committee. For the purpose of this paragraph, an "ex parte contact" shall mean any communication, either written or oral, which relates directly or indirectly to the issue to be heard and which is made to a member of the Membership Committee who will be a member of the panel which shall decide the issue.

(f) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

(g)  The respondent shall have the right to invoke Rule 548.00, if applicable;

(h) The Member Services and Member Firm Staff Services Department shall be a party to the hearing and shall present its case on those issues which are the subject of the hearing;

(i) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

(j) The parties shall be entitled to cross-examine any person(s) appearing as witness(es);

(k) The parties shall be entitled to call witnesses and to present such evidence as may be relevant to he issue(s) presented;

(l) Pursuant to Rule 545.00, all persons within the jurisdiction of the Association who are called as witnesses shall be obliged to appear at the hearing and/or to produce evidence;

(m) Substantially verbatim record of the hearing, capable of being accurately transcribed, shall be made and shall become part of the record of the proceeding. (07/01/97)

202.03 Membership Committee's Preliminary Decisions - All preliminary decisions rendered by the Membership Committee shall be in writing and be based upon the weight of the evidence contained in the record of the proceeding. A copy of the decision shall be provided to the respondent and shall include:

(a)  The issue(s) presented to the Committee;

(b) The response submitted by the applicant or member, if any, or a summary of the answer;

(c)  A brief summary of the evidence produced at the hearing;

(d) A statement of findings and conclusions with respect to the issue(s) presented;

(e)  A declaration containing the Committee's preliminary decision;

(f) All such decisions shall be rendered within thirty business days after the conclusion of the hearing, unless, by virtue of the complexity of the issue or other special circumstances, additional time is required;

(g) The Committee shall give respondent reasonable notice of the date on which its recommendation, based on its preliminary decision, will be forwarded to the Regulatory Compliance Committee for its consideration. (07/01/97)

203.01 Procuring a Membership or Membership Interest - An individual who wishes to procure a membership privilege may do so either prior or subsequent to being approved for a particular membership status. A person who has acquired a membership privilege prior to being approved for a particular membership status as provided in Regulation 249.01 shall become a member or membership interest holder following such approval upon signing the appropriate register of the Association. A person approved for a particular membership status prior to acquiring a membership or membership interest shall become a member or membership interest holder if within six (6) months after he/she has been notified of such approval, or within such extension of said period as may be granted by the Exchange, he/she shall procure a membership or membership interest and sign the appropriate register of the Association; otherwise his/her approval for a particular membership status

                                Ch2 Applicants
                                --------------

shall be deemed vacated. (03/01/01)

204.00 Membership Obtained by Fraud - A membership obtained by fraudulent representations or concealment shall be disposed of by the Board. 106 (08/01/94)

205.00 Agreement to Observe Rules and Regulations - Applicants for membership shall be required to sign a written agreement to observe and be bound by the Charter, Rules, and Regulations of the Association, and all amendments subsequently made thereto. 107 (08/01/94)

205.01 Acquisition of Class A Units of Ceres Trading Limited Partnership - Any person or entity who acquires ownership of a membership or a membership interest after July 17, 1992 shall, simultaneously with the acquisition of ownership of such membership or membership interest, purchase a Class A unit of limited partnership interest of Ceres Trading Limited Partnership, a Delaware limited partnership, of the appropriate sub-class (as set forth in Section 3.8 of the Agreement of Limited Partnership governing Ceres Trading Limited Partnership) from the person or entity from which he, she or it is acquiring ownership of the membership or membership interest (the "Transferor"), or if such Transferor does not own a unit of limited partnership interest of Ceres Trading Limited Partnership, from the General Partner of Ceres Trading Limited Partnership. The proceeds payable to a Transferor who does not own a unit of limited partnership interest of Ceres Trading Limited Partnership shall be equal to (a) the aggregate proceeds paid by the Purchaser for the membership or membership interest plus a unit of limited partnership interest reduced by (b) the amount paid to the General Partner for such unit of limited partnership interest under Section 10.3(b) of the Agreement of Limited Partnership. The acquisition of ownership of a membership or membership interest shall constitute a request of the acquirer that the books and records of Ceres Trading Limited Partnership reflect the acquirer's admission as a substituted limited partner thereof, and shall constitute the acquirer's agreement to be bound by the Agreement of Limited Partnership. (08/01/94)


206.02 Gratuities - No member of the Association shall employ any employee of the Association or of the Clearing Services Provider, for any service outside the hours of regular employment by the Association or such Clearing Services Provider, without having first obtained the approval therefor of the President of the Exchange or of the Clearing Services Provider, as the case may be, and registering therewith the name of said employee, the nature of the services rendered, and the amount of said compensation.

No member shall give any compensation or gratuity to an employee of the Clearing Services Provider unless the giving of such compensation or gratuity be first submitted in writing to the Clearing Services Provider and approved.


No member, member firm or employee thereof shall directly or indirectly give or offer to give any compensation or gratuity in excess of $250 (or having a reasonable aggregate value in excess of $250) per person per year to any employee of the Association. Employees of the Association are forbidden to accept any compensation or gratuity in excess of $250 from any member, member firm or employee thereof for any service rendered or to be rendered unless the giving of such compensation or gratuity be first submitted in writing to the President and approved. A gift of any kind is considered a gratuity.


No member, member firm or employee thereof, shall give or offer to give gratuities to any other member, member firm or employee thereof in an amount exceeding that which may be considered reasonable and proper under normal business practices as determined by the Business Conduct Committee. The giving or offering to give gratuities to a member, member firm or employee thereof is not to become a vehicle to obtain Exchange related business in a non-competitive fashion. Failure to comply with this Regulation may be deemed an act detrimental to the interest or welfare of the Association. (01/01/04)


207.00 Office Address - Every member shall register with the Secretary an address and subsequent changes thereof where notices may be served. 128 (08/01/94)

207.01 Primary Clearing Member - Every member shall register the name and clearing house number of his or her Primary and Secondary Clearing Member with the Member Services and Member Firm Staff Services Department. If applicable, the registration shall include the name and clearing house number of any division of the clearing member firm. In addition, every member shall notify the

                                Ch2 Applicants
                                --------------

Member Services and Member Firm Staff Services Department of any changes in his or her Primary and/or Secondary Clearing Member, including the name and clearing house number of the division thereof if applicable. (07/01/97)

208.00 Conducting Business Under a Firm Name - An individual may conduct his business under a firm name provided it is clearly stated on all letterheads, statements, and other business forms that the individual is the sole owner of the firm. 132 (08/01/94)

208.01 Conducting Business Under a Firm Name - An individual conducting business under a firm name as a sole proprietor pursuant to Rule 208.00 shall submit a statement to the Department of Member Services of this Association giving the name, address, and nature of the business conducted. The member shall report immediately any change in the required information. 1803 (08/01/94)

209.00 Indemnification of Association - In any legal proceeding brought against the Association and alleging its failure to prevent, detect or require certain conduct of a member or registered eligible business organization, which conduct or inaction is alleged to be in violation of any law or of the Rules and Regulations of the Association, such member or registered eligible business organization shall indemnify and hold the Association harmless for the full amount of any expense (including attorney's fees), judgment or settlement paid by it in respect to such proceeding. 134 (04/01/98)

209.01 Floor Trading Permits - The Board of Directors may at any time in its discretion establish a limited number of floor trading permits as needed to promote orderly and liquid markets in new and existing contracts. Such permits shall convey to qualified individuals a temporary right to trade as principal and/or broker for others in designated contracts on the floor of the Exchange. Such permits shall not be convertible into memberships or membership interests or carry any other rights or incidents not expressly specified in creating such permits. (08/01/94)

209.02 MidAmerica Floor Access Members' Trading Privileges - Floor Access Members of the MidAmerica Commodity Exchange shall be eligible to trade as principal and as broker for others in Institutional Index futures contracts on the Exchange Floor. Such persons may communicate from the Exchange Floor with non-member customers in the same manner as members may do so, but only with respect to Institutional Index futures contracts.

In the exercise of these privileges, such persons shall be subject to the jurisdiction of the Association and to all duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, that the Board may exempt such persons from any such duty or obligation which, in its sole judgement, is incompatible or in conflict with, or is unrelated to, the activities performed by them. (08/01/94)

209.03 Product Sponsor Programs - The Board of Directors may at any time in its discretion establish product sponsor programs as needed to promote orderly and liquid markets in new contracts. A product sponsor program shall convey to qualified members and member firms such inducements as the Board may grant in return for a product sponsor's participation in a particular contract market. A product sponsor program shall not create any interests or carry any other rights or incidents thereto which are not expressly specified in creating the program. (08/01/94)

209.04 CBOT mini-sized Contract Permit Holders' Trading Privileges - Floor Access Members of the MidAmerica Commodity Exchange ("Mid Am") who are on record as of September 1, 2001 and who remain Floor Access Members thereafter, at least for as long as Mid Am continues to have contracts listed for trading, thereby shall be classified as CBOT mini-sized Contract Permit Holders. These Permit holders will be eligible to trade as principal and as broker for others in CBOT mini-sized Corn, Soybean, and Wheat futures and in Rough Rice futures and futures options contracts on the Exchange Floor. Such persons may communicate from the Exchange Floor with non-member customers in the same manner as members may do so, but only with respect to CBOT mini-sized Corn, Soybean and Wheat contracts and Rough Rice contracts.

In the exercise of these privileges, such persons shall be subject to the jurisdiction of the Association and to all duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, that the Association may exempt such persons from any such duty or obligation which, in its sole judgement, is incompatible or in conflict with, or is unrelated to, the activities performed by them.

The Board or a Committee designated by the Board may, in its discretions impose fees, charges and assessments upon Permit Holders pursuant to this regulaton. (04/01/03)

209.05 Membership In OneChicago, LLC - Each holder of Full, Associate, COM, GIM or IDEM member trading privileges is a member of OneChicago, LLC, and to the extent provided in OneChicago rules, becomes bound by OneChicago rules and subject to the jurisdiction of OneChicago by accessing or entering any order into the OneChicago System. (11/01/02)


210.00 Full Member CBOE "Exercise" Privilege - In accordance with the Agreement entered into on September 1, 1992 (the "Agreement") between the Exchange and the Chicago Board Options Exchange ("CBOE"), Eligible CBOT Full Members who maintain all appurtenant trading rights and

                                Ch2 Applicants
                                --------------

privileges of a full membership, including any new trading rights or privileges granted, assigned or issued to a CBOT full membership to the extent such right or privilege is deemed under the provisions of such Agreement to be appurtenant to a CBOT Full Membership, are eligible to become regular members of the CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation. A CBOT Full Member may delegate all of his trading rights and privileges of full membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation; provided, however, if a CBOT Full Member delegates some, but not all, of the appurtenant trading rights and privileges of full membership, then neither the member nor the delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)(ii)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation.

For purposes of the Agreement entered into on September 1, 1992 between the Exchange and the CBOE, an Eligible CBOT Full Member means an individual who at the time is the holder of one of the One Thousand Four Hundred Two (1,402) CBOT full memberships ("CBOT Full Memberships") existing on the date of the Agreement and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. In the event a CBOT Full Membership is registered for a partnership, corporation or other entity, only the individual who is the holder of such CBOT Full Membership and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership shall be deemed to be an "Eligible CBOT Full Member." "Trading rights and privileges appurtenant to such CBOT Full Membership" means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Membership, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member. (08/01/94)

211.00 Associate Memberships - A personal privilege designated as an Associate Membership is hereby created to promote orderly and liquid markets and to provide for the future growth of the Association through increased liquidity and participation in the trading on the Floor of the Exchange. Associate Members shall be allowed to trade, as hereinafter provided, all existing and prospective future contracts and options contracts which shall be listed from time to time in the Government Instruments Market; Index, Debt and Energy Market; and Commodity Options Market categories pursuant to Rule 290.00. An Associate Member shall have the right, subject to the Rules and Regulations of the Association, to trade as principal and as broker for others and to solicit orders from others on the Floor of the Exchange, in all eligible contracts and options as designated above. Associate Memberships shall not carry with them the attributes of full memberships of the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange. In the event of liquidation of the Association, the Associate Member's share of the proceeds from dissolution shall be 1/6th of a full member's share. (08/01/94)

212.00    Reciprocal Trading Privileges with LIFFE -

(a) (1) Subject to the provisions of the Link Agreement with LIFFE and the LIFFE rules, one who owns or is registered for an undelegated Full or Associate Membership and is authorized by the Association for these purposes may (A) enter the trading floor of the LIFFE market, (B) trade contracts in the terms of Designated CBOT Contracts on the trading floor of the LIFFE market and (C) communicate from the trading floor of the LIFFE market to persons not on that floor, with respect to Designated CBOT Contracts.

     (2) A member who trades contracts in the terms of Designated CBOT Contracts on the trading floor of the LIFFE market shall be eligible for member transaction fees assessed by the Exchange on positions transferred to the Clearing House.

     (3) During any period when the rights granted by this Rule are being exercised at LIFFE, the membership may not be used by anyone to trade on the floor of the Exchange.

                                Ch2 Applicants
                                --------------

(b) (1) Subject to the provisions of the Link Agreement with LIFFE and the rules and regulations of the Association, a member of LIFFE or a trader registered with a member of LIFFE (but not a leaseholder) who is authorized by LIFFE for these purposes, may (A) enter the floor of the Exchange, (B) trade contracts in the terms of Designated LIFFE Contracts on the floor of the Exchange and (C) communicate from the Floor of the Exchange with persons not on the Floor of the Exchange, with respect to Designated LIFFE Contracts.

     (2) The primary clearing member of such a person, referred to in (b)(1) above, shall guarantee his obligations under Rules 252.00 and 253.00.

     (3) Upon revocation of such a person's primary clearing authorization, the Secretary shall give written notice thereof to all members and delegates. Thereafter, all members and delegates who may have claims against him may file claims in the same manner as provided in Rules 252.00 and 253.00 of the Association. The primary clearing member shall be responsible for the payment of those claims allowed by the Board and not satisfied promptly by such a person whose primary clearing authorization has been revoked. (06/01/97)

213.00 Assessments and Fees - Associate Members shall be responsible for all operating assessments and exchange service fees as if a full member of the Association. 863 (08/01/94)

214.00 Obligations and Duties - Associate Members shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on them by the Rules and Regulations, as well as those duties and obligations imposed upon members, registered firms or other approved persons under the Rules and Regulations; provided, however, the Board may exempt Associate Members from any such duty or obligation which is incompatible with or in conflict with or unrelated to, the activities performed by them. 864 (08/01/94)

215.00 Associate Members Committee - There will be an elected Committee of Associate Members whose purpose will be to represent the rights and privileges of the Associate Membership and to promote those rights and privileges to the mutual benefit of the general membership.

The Committee shall consist of fifteen (15) Associate Members elected on the Annual Election date by the Associate Membership. At the first election following the adoption of this Rule, eight members will be elected for a two-year term and seven members will be elected for a one-year term. Thereafter, seven members will begin a new two-year term each even-numbered year and eight members will begin a new two-year term each odd-numbered year. The Committee will select its Chairman and Vice Chairman. The Chairman of this Committee will be the liaison to the Chairman of the Board of Directors. 865 (08/01/94)

217.00 Applicants - Applicants for Associate Memberships shall be approved in the same manner and under the same conditions and procedures as are applicants for full membership. 867 (08/01/94)

219.00 Communications From Floor - Associate Members may communicate from the Floor of the Exchange during business hours with non-member customers in the same manner as members, but only with respect to eligible futures contracts or options as defined in Rule 211.00. 869 (08/01/94)

220.00 Violations - In addition to being bound to comply with the Rules and Regulations of the Association to which all members are bound, unless exempted by the Board under Rule 214.00, it shall be an offense against the Association for an Associate Member to:

(1) Execute a trade in any futures contracts or options that are not eligible as defined in Rule 211.00;

(2) Place an order on the Floor of the Exchange for the execution of any futures contracts or options that are not eligible as defined in Rule 211.00; or

(3) Engage in words or deeds which represent, or are reasonably calculated to represent, that he is a holder of a full membership. 870 (08/01/94)

221.00 Delegation - An individual member may delegate the rights and privileges of Full and/or Associate Memberships to an individual (a "delegate") upon the following terms and conditions:

(a) The delegate shall first be approved by the Exchange under the standards of Rule 200.00 and shall sign a written agreement to observe and be bound by the Charter, Rules, and Regulations of the

                                Ch2 Applicants
                                --------------

     Association, and all amendments subsequently made thereto: Provided, however, an approved delegate having no outstanding disciplinary penalties and no restrictions pursuant to Rule 511.00 or 512.00 shall remain approved to enter a new delegation agreement within six (6) months following the termination of the previous delegation agreement. The Exchange may, in its discretion, grant extensions of this six (6) month approval period.

(b) The delegation agreement, any amendment thereto, and any termination, revocation, or renewal thereof, shall be in writing in such form as the Exchange may prescribe, and a copy thereof shall be filed by the member with the Exchange as a precondition to its effectiveness: Provided, however, the delegation agreement shall be null and void automatically upon the happening of any of the following events:

     (1) Loss of any of the qualifications for entering a delegation agreement, such as sale of the membership of the member or expulsion of the member or the delegate; or

     (2) The suspension of the member by the Association within three months of the date of the filing of the delegation agreement by the member with the Exchange;

(c) (1) The member shall remain liable (for an amount up to, but not in excess of, the value of the seat the member has leased) for the debts, acts and delinquencies of the delegate arising from the delegate's exercise of rights and privileges of membership. The membership so delegated may be sold to satisfy any such liability in accordance with the Rules and Regulations of the Association. Delegation shall not relieve the member of any of his obligations or liabilities which he might otherwise have by the virtue of being a member of the Association to other members of the Association;

     (2) Upon the termination or expiration of the delegation agreement, the Secretary shall, make notice thereof available to the membership. Thereafter, all members and delegates who may have claims against the delegate may file claims in the same manner as provided in Rule 252.00 of the Association. The member entering into a delegation agreement shall be responsible for the payment of those claims allowed by the Board and not satisfied promptly by the delegate, but only to the extent of the value of the membership so delegated;


(d) A delegate shall not be entitled to register under Rule 230.00 for an eligible business organization, except as otherwise provided in Rule 230.00 and Regulation 230.02;


(e) The Finance Committee, in its discretion, may impose fees, charges and assessments upon members and delegates under this Rule; and

(f) Upon the filing of a delegation agreement or renewal notice with the Exchange, notice thereof shall be posted promptly on the bulletin board, and shall be made available upon request to the Membership and to the primary clearing member for the member party to the delegation agreement.

(g)(i) In accordance with the Agreement entered into on September 1, 1992 ("the Agreement") between the Exchange and the Chicago Board Options Exchange ("CBOE"), only an individual who is an "Eligible CBOT Full Member" or an "Eligible CBOT Full Member Delegate", as those terms are defined in the Agreement, is a "member" of the Exchange within the meaning of paragraph
     (b) of Article Fifth of CBOE's Certificate of Incorporation ("Article Fifth(b)") and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE's Certificate of Incorporation.

(g)(ii) For purposes of the "Agreement" referenced in Rule 221.00(g)(i), an "Eligible CBOT Full Member Delegate" means the individual to whom a CBOT Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. "Trading rights and privileges appurtenant to such CBOT Full Membership" means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member

                                Ch2 Applicants
                                --------------


     and which is not exercised by such CBOT Full Member.  (07/01/04)


221.01 Delegation by Deceased Member's Estate - The legal representative of a deceased member's estate, during the pendency of probation of the deceased member's estate, may delegate such deceased member's trading privileges in accordance with Rule 221.00. Upon transfer of the estate assets to the deceased member's heirs, the provisions of Regulation 249.01 shall apply. (08/01/94)

221.02    Floor Access of Delegating Members and Delegates

(a) A full or associate member who has delegated the rights and privileges of his only membership, or of all his memberships, for any of the three trading segments, pursuant to Rule 221.00, and who does not hold a Floor Clerk or Broker Assistant badge, shall not have physical access to the Floor of the Exchange for such trading segment(s) during the effective period of such delegations; provided that this Regulation shall not apply to "Twenty-Five Year Members" as described in Regulation 301.10.

     Provided further, that members of the Board of Directors who have delegated the rights and privileges of their only membership, or of all of their memberships, may have physical access to the Floor of the Exchange to the same extent as do "Twenty-Five Year Members" as described in Regulation 301.10.

(b) A delegate who does not hold a Floor Clerk or Broker Assistant badge shall not have physical access to the Floor of the Exchange during the trading segment(s) in which he is not entitled to the rights and privileges of membership. (07/01/99)

221.03 Minimum Delegation Term - No delegation agreement shall have a term of less than thirty (30) days. The foregoing limitation shall not apply to delegation agreements for Full Member Delegates who will utilize their memberships solely for the purpose of becoming a regular member of the Chicago Board Options Exchange ("CBOE") pursuant to Rule 210.00 and Article FIFTH(b) of the CBOE's Certificate of Incorporation. (11/01/99)

221.05    Delegates' Clearing Members -

(1) Except as provided in paragraph (2) below, no delegate may receive clearing authorization from any Primary Clearing Member, or from any other Clearing Member, pursuant to Rule 333.00 without first having:

     (a)  obtained written permission from his/her member-delegator; and

     (b)  filed such written permission with the Department of Member Services.

(2) In the event that a delegate cannot obtain written permission from his/her member-delegator before he or she receives clearing authorization from a new Primary Clearing Member, such delegate may nevertheless obtain such clearing authorization if the new Primary Clearing Firm executes and submits to the Department of Member Services a suretyship agreement inuring to the benefit of the member-delegator and in a form approved by the Exchange. However, the delegate must obtain his/her member-delegator's permission within 30 days of changing Primary Clearing Members. If the delegate does not obtain the permission within that period, he or she will be denied access to the floor. The delegate will not be able to regain access to the floor until such permission is submitted to the Department of Member Services. (04/01/99)

221.07 Voting Rights - On and after June 21, 1982, no full or associate member may delegate to any other person the right to vote on any matter subject to a ballot vote among the general membership. (08/01/94)

221.08 Requirements for Delegates of Membership Interests* - The Board, in its discretion, may require that each person who is granted status as a delegate of a COM, GIM or IDEM Membership Interest pursuant to a delegation agreement entered into on or after (effective date to be determined), execute up to a specified percentage, not to exceed 20%, or a specified number not to exceed 200 of such person's round turn principal transactions per month in one or more contracts designated by the Board.

The Board may establish different proportions or levels applicable to each membership interest

                                Ch2 Applicants
                                --------------

category, and any such proportion or level shall be applied in uniform fashion to every delegate in each respective membership interest category. Consistent with these standards, the Board may alter such proportion or level at any time.

Failure to comply with the provisions of this regulation or the directives of the Board adopted pursuant to this regulation may be considered an act detrimental to the welfare of the Association. Effective June 1, 1984. (08/01/94)

221.09 Delegation of Firm-Owned Memberships and Membership Interests - An eligible business organization registered as a member firm under Rule 230.00 may delegate the rights and privileges of a firm-owned membership or membership interest to an individual ("delegate") upon the terms and conditions set forth in Rule 221.00, but only if the membership being leased is not necessary to satisfy the requirements for registration as a member firm or, if applicable, as a clearing member firm, except as otherwise provided in Rule 230.00 and Regulation 230.02. (07/01/04)

221.10 Indemnification of Delegators - To the extent consistent with the Association's claims Rules and Regulations, the Board of Directors shall honor and enforce valid indemnifications given by a clearing member to a member or membership interest holder who delegates the rights and privileges of his membership or membership interest (the "delegator") in connection with the delegator's potential liability under Rule 221.00 (c). The indemnification shall be in writing in such form as the Exchange may prescribe. (08/01/94)

221.11 Delegation by Trust - A trust may delegate the rights and privileges of any membership(s) or membership interest(s) held by the trust upon the terms and conditions set forth in Rule 221.00. (07/01/95)

222.00 Multiple Membership - A member may own more than one membership in his name, and a member firm may own the title and value of more than one membership pursuant to Regulation 249.01(b). 872 (08/01/94)

224.00 Trades of Non-Clearing Permit Holders - Each permit holder's Primary Clearing Member is responsible for the payment of the permit holder's dues, fees and assessments. (08/01/94)

225.00 General Enabling Rule for Market Maker Programs - The Chief Executive Officer of the Exchange shall have the authority to approve the implementation of Market Maker programs, pursuant to which Market Makers would be authorized to maintain two-sided markets, for products in the municipal bond complex, the equity index complex, and all products launched after December 31, 1999. To the extent that the terms of any such Market Maker program may be in conflict with any Rules or Regulations of the Exchange, such terms shall supersede such Rules or Regulations. However, nothing in this Rule shall alter or waive a member's responsibility to comply with provisions of the Commodity Exchange Act or Rules or Regulations of the Commodity Futures Trading Commission unless exempted by the Commission. (04/01/01)

Ch2 Registration


230.00 Registration - An eligible business organization as determined by the Exchange maybe a member firm of the Exchange with respect to all contracts if one Full Membership, held in the name of any principal or employee thereof is registered on behalf of the firm. Provided, however, that four (4) Full Memberships and two (2) Associate Memberships must be held in the name of any principals or employees thereof, and registered on behalf of the firm, in order for the eligible business organization to be a member firm under Regulation 230.02, Category (3) "other Non-FCM-Non-clearing". An eligible business organization as determined by the Exchange, which is wholly owned by one or more members or member firms, which wholly owns a member firm, or which is wholly owned by the same parent company(ies) as a member firm, may be a member firm of the Exchange only with respect to those contracts in which Associate Members have trading privileges if one Associate Membership, held in the name of any principal or employee thereof is registered on behalf of the firm. Those individuals who desire to register their memberships on behalf of an eligible business organization shall make application to the Exchange, giving therein such information as may be requested. If the application is granted, their memberships shall be registered for the benefit of the eligible business organization, and such eligible business organization shall be entitled to member firm privileges with respect to all contracts or only with respect to contracts in which Associate Members have trading privileges, as the case may be.

A member firm may be a CBOT Clearing Member and entitled to clearing privileges with respect to all contracts, pursuant to the membership registration requirements of Rule 703.00. All such memberships shall be registered hereunder in the manner described above, and under the criteria prescribed in Rule 703.00. Member firms shall be subject to all requirements and prohibitions contained in the Rules and Regulations applicable to members, and in such cases, all registered members shall be subject to discipline and their memberships subject to sale by the Exchange for the acts or delinquencies of the firm for which they are registered. All such designations may be terminated at any time by the Exchange, or by the registered members with the written approval of the Exchange.

All memberships described above that are owned by a Regulation 230.02, Category
(2b), (3) or (6) member firm: (1) may be delegated upon the terms and conditions set forth in Rule 221.00; or (2) may be held in the name of a principal or employee of, and registered on behalf of, another member firm which is wholly owned by such member firm, which wholly owns such member firm, or which is wholly owned by the same parent company(ies) as such member firm. During the term of any such delegation or registration on behalf of another member firm, the, Category (2b) or (3) member firm owning the membership(s) will not be entitled to member firm transaction fees. In addition, no Category (6) member firm will be entitled to member firm transaction fees. However, any such Category (2b) or (3) member firm, and Category (6) member firms, will remain subject to all applicable Exchange Rules and Regulations, including the disciplinary procedures set forth in Chapter 5, and the arbitration procedures set forth in Chapter 6. 226 (11/01/04)



230.01 Registered Entities - Notwithstanding any other Regulation, any member or membership interest holder who is associated as a partner, shareholder, member, officer, manager, employee, or consultant with any entity or natural person that is or should be registered as an Introducing Broker, Futures Commission Merchant, Commodity Trading Advisor or Commodity Pool Operator, as those terms are defined in Section 1a of the Commodity Exchange Act and/or 17 C.F.R. 1.3, may not solicit orders of others from the Floor of the Exchange unless the entity or natural person for which or for whom the member is soliciting orders is also a member firm or a member of the Exchange. (09/01/03)

                                Ch2 Registration


230.02 Registration of Membership for Eligible Business Organizations - An individual desiring to register a membership for an eligible business organization under Rule 230.00 shall submit an application giving the name of the eligible business organization and the business in which it is engaged, and any other information requested by the Exchange. The application must also show that the member is a principal or employee of the eligible business organization. In addition, the application must designate the type of business activity, as measured by the following list, for which registration is requested:

(1a)    Registered Futures Commission Merchant ("FCM") -Clearing.

(1b)    Registered FCM - Non-clearing.

(2a)    Non-FCM - Clearing.

(2b) Non-FCM - Non-clearing. (Must be wholly-owned by members or members and employees of the firm; or must have a business purpose deemed appropriate by the Exchange, including cash grain firms, financial institutions, market makers designated by the Exchange, proprietary trading firms or other forms of business approved by the Exchange.)

(2c) Non-FCM -Non-clearing Associate Member affiliate of another member firm ("member firm affiliate").

(3) Other Non-FCM-Non-clearing (Commodity pools, hedge funds, or other collective investment vehicles).

(4) e-cbot member firm. (Solely for purposes of Chapter 9B, the owner of an Associate Membership or the delegate of a Full or Associate Membership shall be entitled to register under Rule 230.00 for an eligible business organization, solely to conduct non-clearing business on e-cbot.)

(5)     Sole Proprietor -Clearing

(6)     Investment only

If activity level (1a), (1b) or (2a) has been designated, the member shall submit the following financial information of the eligible business organization: a certified financial statement prepared by an independent Certified Public Accountant as of the most recent fiscal year end, and a financial statement (which need not be certified) which is current as of the most recent preceding calendar month end. If activity level (2b), (2c), (3), (4) or (6) is designated, the member shall submit such financial information of the eligible business organization that may be required, in the discretion of the Exchange. A member who is applying to be a Sole Proprietor CBOT Clearing Member shall submit a financial statement in the form designated by the Exchange.


The Exchange may in its discretion waive or modify the foregoing requirements in the case of changes in registration necessitated by reorganization of firms currently registered with the Exchange.


Approval is required for a registered eligible business organization changing or expanding its type of business to a higher level of business activity as set forth above. An eligible business organization requesting approval to operate as a type (1a), (1b) or (2a) firm which was previously registered as any other type firm must first submit the financial information required for approval as a type
(1a), (1b) or (2a) firm as specified above.


The Exchange may in its discretion grant temporary approval in the case of changes in registration necessitated by reorganization of firms currently registered with the Exchange.

Upon receipt of an application for new firm registration for an eligible business organization, the Secretary shall, within fifteen days thereafter, make available to the membership the name of the eligible business organization, and shall post the same information on the bulletin board for a period of at least ten days after such notification to the Membership.

No member may register his or her membership for more than one eligible business organization.


Except as provided herein regarding e-cbot member firms, or as provided in Rule 230.00, no member may register his or her membership for any eligible business organization under the Rules of this Exchange, where such membership is or becomes delegated under the provisions of Rule 221.00.

An eligible business organization which has been conditionally approved for member firm status shall have six (6) months after the date that it was notified of such approval, or within such extension of said period as may be granted by the Exchange, to satisfy any conditions or contingencies imposed on such approval. If the conditions or contingencies are not satisfied by the applicable deadline, the Exchange's approval of the eligible business organization for member firms status shall be deemed void. 1060 (11/01/04)

                               Ch2 Registration
                               ----------------



230.03    Designated Persons -

(a) Subject to approval by the Association, which approval is in the absolute discretion of the Association, each eligible business organization ("member") of the Association shall designate one or more senior managerial employees responsible for the member's financial, compliance, operational and ultimate supervisory obligations and activities as a member. Such individuals must either: (i) have a membership registered on behalf of the member, or (ii) be registered with the Association by the member as a "Designated Person". A Designated Person shall be subject to the Rules and Regulations of the Association as if a member; provided, however, that a Designated Person shall not be liable for the actions and/or omissions of other employees, agents or independent contractors if the member of the Designated Person demonstrates to the satisfaction of the Association that all of his or her relevant conduct on behalf of the member was performed in good faith with reasonable care.

     (b) Any individual not a registered member or Designated Person or nonmember eligible business organization which holds more than a 25% financial interest in a member eligible business organization ("member") or who exercises actual control over the management of the member may, at the Association's sole discretion, be required to execute a Consent to Jurisdiction in such form as may be prescribed by the Association. Upon the member's request, the Membership and Financial Compliance Committees may exempt individuals and/or eligible business organizations from this requirement for good cause shown. (04/01/98)

230.04 Cooperative Association of Producers - A lawfully formed and conducted cooperative association of producers having adequate financial responsibility, engaged in any cash commodity business, conforming to the following requirements:

     FIRST: The Cooperative Association must have not less than 75 per centum of the voting capital stock or membership capital, in good faith owned and controlled, directly or indirectly by producers of agricultural products;

     SECOND: The Cooperative Association, if organized without capital stock, shall not allow a member of the Cooperative Association more than one vote, or if organized with capital stock, the Cooperative Association shall not pay dividends on any class of capital stock in excess of 8 per cent per annum cumulative;

     THIRD: The Cooperative Association shall not, during any fiscal year, deal in the products of non- members of the Cooperative Association to an amount greater in value than such as is handled by it for members of the Cooperative Association;

     FOURTH: The Cooperative Association, not more frequently than semi-annually, may pay out of its accumulated or current earnings and savings, patronage dividends to members of the Cooperative Association only and upon the basis of business transacted with such members for the period covered by transactions in which such earnings and savings have accrued; and

     FIFTH: The Cooperative Association, if organized under the Cooperative Laws of any state, or recognized as a cooperative association of producers by the United States Government, or any agency thereof;

may be a member firm of the Association with respect to all contracts and may be entitled to do business in cash grain on the Floor, by virtue of a membership held in the name of one of its duly authorized representatives and registered under Rule 230.00 on behalf of the cooperative association. A member who desires to designate such a cooperative association of producers for that purpose shall make application to the Membership Committee, giving therein such information as may be requested

                               Ch2 Registration
                               ----------------

(Rule 230.00). Such designation may be terminated at any time by the Board, or by such member with the written approval of the Exchange. A cooperative association of producers shall be subject to all requirements and prohibitions contained in the Rules and Regulations applicable to members (except as may be exempted by the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission issued thereunder) and in such cases the member shall be subject to discipline and the membership subject to sale by the Board for the acts or delinquencies of the cooperative association. 1062 (04/01/98)


230.05 Additional Seat Requirement A firm registered under Regulation 230.02, Category (3) may take up to eighteen months from the date of its registration approval to complete the registration of its six required memberships. However, no such firm will be approved for member firm status until such time as it has purchased, or has registered on its behalf, at least one Full Membership and one Associate Membership.

A firm registered under Regulation 230.00, Category (1a), (1b), (2a) or (2b) may take up eighteen months from the date that it has designated a commodity pool or hedge fund for member transaction fee treatment, pursuant to Regulation 450.02D, in which to complete registration of the six memberships required for this purpose. In order to initiate this designation process, the firm must have at least one Full Membership and one Associate Membership owned or registered on its behalf.

Until such time as the six membership requirement has been met, the Category (3) member firm and the qualified commodity pool or hedge fund of Category (1a),
(1b), (2a) and (2b) member firms will continue to be charged exchange transaction fees at the non-member level. Once the membership requirements have been completely satisfied, the Exchange will grant an adjustment to the appropriate member fee level via a fee credit. This adjustment period will not exceed eighteen months. If the member firm takes more than eighteen months to register the required seats, the Exchange will grant an adjustment only for the eighteen months immediately prior to completion of the registration requirements. (02/01/04)


230.06 Eligible Business Organization Status Upon Death or Withdrawal of Registered Member - Upon the death or withdrawal of a member whose membership is registered on behalf of an eligible business organization, where such death or withdrawal would result in failure of the eligible business organization to meet the requirements of Rule 230.00, Rule 703.00, Regulation 230.02 or Regulation 230.05, the Exchange may, upon application of the registered eligible business organization, grant the eligible business organization an extension of privileges under the applicable Rules and Regulations for such period and under such conditions as the Exchange may fix. Upon the death or withdrawal of a member whose membership is registered on behalf of an eligible business organization, the eligible business organization shall, within five business days of such death or withdrawal, notify the Exchange of the departure of its registered member. Failure to comply with the provisions of this Regulation shall be referred to the Business Conduct Committee, for possible disciplinary action pursuant to Rule 540.00. 1063 (04/01/98)

230.07 Primary Clearing Member Permission for Member Registration - A member may register his or her membership for an eligible business organization under Rule 230.00, if that eligible business organization is not his or her Primary Clearing Member, only if he or she has written permission to do so from his or her Primary Clearing Member. Such written permission of the Primary Clearing Member must be filed with the Member Services Department. (04/01/98)

230.08 Doing Business in Firm (or Trade) Name - No member may conduct business with the public as a partnership under a firm name unless the partnership has at least one general partner other than such member; provided, however, that if by death or otherwise, the member becomes the sole general partner of the firm, he or she may continue business in the firm name for such period as may be allowed by the Exchange. 1070 (04/01/98)

230.09 Formation of Partnerships or Limited Liability Companies - When a member intends to form a partnership or admit other individuals to an existing partnership, he or she shall notify the Secretary in writing to that effect. On receipt of such notice from a member, the Secretary shall cause the same to be posted upon the bulletin board of the Association. A member shall promptly notify the Secretary of the retirement of any partner from the member firm partnership or of the dissolution of such partnership.

When a member intends to form a limited liability company or admit other individuals to an existing limited liability company, he or she shall notify the Secretary in writing to that effect. On receipt of such notice from a member, the Secretary shall cause the same to be posted upon the bulletin board of the Association. A member shall promptly notify the Secretary of the retirement of any other member from the member firm limited liability company or of the dissolution of such limited liability company. (04/01/98)

230.10 Suspended or Insolvent Members - A member shall not form a partnership or limited liability company nor, unless permitted by the Regulatory Compliance Committee, continue in a partnership or limited liability company with any of the following:

     (a) A member whose membership privileges have been suspended by the Association;

     (b) Any person who has been expelled from the Association as permitted by Rule 560.00;

     (c)  An insolvent person; or

     (d) Any previous member of the Association against whom any member holds a claim which

                               Ch2 Registration
                               ----------------

          arises out of transactions made during the time of such membership and which have not been released or settled. (04/01/98)

230.11 Discipline of Partners or Members of Limited Liability Companies - A member of the Association who is a general partner of a member firm of the Association is liable to the same discipline and penalties for any act or omission of said firm as for his or her own personal act or omission, but the Regulatory Compliance Committee may, in its discretion, by a vote of not less than two-thirds of its members present, relieve him or her from the penalty therefor.

A member of the Association who is also a member of a limited liability company which is a member firm of the Association is liable to the same discipline and penalties for any act or omission of said firm as for his or her own personal act or omission, but the Regulatory Compliance Committee may, in its discretion, by a vote of not less than two-thirds of its members present, relieve him or her from the penalty therefor. 1076 (04/01/98)

230.12 Dissolution of Partnership or Limited Liability Company - Whenever it shall appear to the Regulatory Compliance Committee that a member has formed a partnership or limited liability company or has become an officer, employee, or stockholder of a corporation or established an office or headquarters or is individually, or through any member of his or her firm, interested in a partnership or other business organization, or has formed any business connection whatever whereby the interest or good repute of the Association may suffer, the Regulatory Compliance Committee may require the dissolution of any such partnership or limited liability company or discontinuance of such business office, or headquarters, or business connection as the case may be. (04/01/98)

230.13 Relations Controlling Policy - Whenever it shall appear to the Regulatory Compliance Committee that a member individually or through his or her firm or a partner or partners therein, has such a business connection with a corporation or other business organization that the corporation or other business organization dominates the business of the member or firm or controls the policy of such business, the Regulatory Compliance Committee may require the discontinuance of such business connection. (04/01/98)

230.14 Delegation of Approval Authority - The Chairman of the Membership Committee, or a member of the Membership Committee who has been designated by the Membership Committee Chairman or the Member Services and Member Firm Staff Services Department upon delegation by the Chairman, will have the authority to approve the application of a Full or Associate Member to register his or her membership for an eligible business organization under Rule 230.00 and the regulations thereunder; provided that the eligible business organization is currently registered in accordance with Rule 230.00. The power to deny such applications is expressly reserved to the Regulatory Compliance Committee. With respect to firm-owned Full and Associate Memberships under Regulation 249.01(b), the Chairman of the Membership Committee or a member of the Membership Committee who has been designated by the Membership Committee Chairman may determine that such memberships are needed by the registered eligible business organization to carry out its business at the Association.

For the purpose of this regulation, the Chairman may not delegate approval authority to the Member Services and Member Firm Staff Services Department when the applicant has answered affirmatively to any question in the "Disciplinary Action" section of the Member Firm Registration application. (12/01/98)

230.15    Financial Requirements - (See Reg. 285.05) (04/01/97)




230.17 Changes in Organization - Any change in the organizational structure of a member firm requires the Exchange's prior approval. Organizational changes shall include, but not be limited to: i) a corporation, limited liability company, general partnership, limited partnership or sole proprietorship

                               Ch2 Registration
                               ----------------

which changes to another form; or ii) replacement of any general partner or member of any limited liability company. Any failure to comply with this Regulation and any such change in organizational structure that does not comply with the requirements to be a member firm shall be referred to the Business Conduct Committee for possible disciplinary action pursuant to Rule 540.00. The Exchange may grant the member firm a period of time in which to come into compliance with the requirements for member firm status. The Business Conduct Committee may also determine whether such a member firm is entitled to member transaction fees for any time period in which the firm fails to comply with requirements. (04/01/98)

231.00 Ownership and Registration of Associate Memberships - With the approval of the Membership Committee ownership of title and value of an Associate membership of an individual, approved under Rules 200.00, 201.00, 159.00, and 202.00, may be vested in an eligible business organization registered in accordance with Rule 230.00 provided that all of the provisions of Regulation 249.01 - Transfer of Membership - are complied with, where applicable.

Associate memberships may be registered on behalf of an eligible business organization pursuant to Rule 230.00. 875 (04/01/98)

Ch2 Assessments and Fees

240.00 Assessments - The Board, prior to the Annual Meeting and quarterly thereafter during each year, shall levy upon the membership such assessments as it may deem necessary or advisable to meet any anticipated operating deficit of the ensuing quarter and any actual deficit of the preceding quarter and such assessment as the Board may deem necessary or advisable to meet any capital expenditures of the ensuing quarter, including the retirement of mortgage indebtedness encumbering the Board of Trade Building. It shall be the duty of the President to prepare and submit to the Board, in advance of the meeting at which any such assessment is levied, a detailed budget showing the deficit, if any, for the preceding quarter and the amount of each such assessment proposed to be levied. Each such quarterly assessment shall be billed to the members as near the beginning of the quarter as may be practicable and shall become due and payable within thirty days after such billing. 108 (08/01/94)

241.00 Members in Military Service - The Board shall have authority to remit the assessments of a member during the period in which such member is in the military service of the United States, as such service is defined in the Soldiers' and Sailors' Civil Relief Act of 1940, as passed by Congress and as it may be amended. 108B (08/01/94)

241.01 Dues of Members in Military Service - In accordance with the authority granted the Board under the provisions of Rule 241.00 no assessment of a member shall be remitted under Rule 241.00 except under the following conditions:

1. Each petition for the benefits of Rule 241.00 will be considered on its merits.

2. No petition will be considered unless accompanied with funds sufficient to pay all dues up to and including the full month in which the Board acts on the request.

3. No petition will be approved unless the petitioner became a member of the Association prior to January 1, 1953.

4. When a petition is granted the member is required to notify the Secretary promptly of the termination of his military service. 1844A (08/01/94)

242.00 Neglect to Pay Assessment - Any member who neglects to pay his assessment, or installments thereof, within thirty days after such assessment, or installments thereof, has been called for payment may be suspended until such assessment, or installments thereof, is paid. If a member neglects to pay such assessment, or installments thereof, during a period of six consecutive months, his membership (a) may be disposed of by the Board; (b) or may be forfeited and cancelled by the Board. 109 (08/01/94)

243.00 Transfer Fees - No transfer of membership may be consummated unless the transferee pays to the Association a transfer fee. The amount of this fee is established from time to time, by the Board of Directors. The transfer fee so collected shall be used to purchase, retire or redeem indebtedness to finance improvements to the Board of Trade Buildings or to pay the cost of such improvements. The transfer fee described in this Rule 243.00 shall not apply when the transferor is the estate of a deceased member or membership interest holder and the transferee is the decedent's spouse or the decedent's child. 111 (07/01/98)

243.01 Sale and Transfer of Membership Privileges - Each individual submitting an application for membership shall include with the application a non-refundable application fee established by the Board. The application fee described in this Regulation 243.01 shall not apply when the applicant is the spouse or the child of a deceased member or membership interest holder. The application fee will also not apply when a deceased member or membership interest holder's membership or membership interest is held in trust pursuant to Regulation 249.01(i), the applicant is the spouse or the child of the decedent, and under the terms of the trust, the applicant is the successor trustee to the deceased member or membership interest holder. 1807 (04/01/98)

Ch2 Purchase and Sale or Transfer of Membership or Membership Interest


249.01 Purchase and Sale or Transfer of Membership or Membership Interest - Membership status in this Exchange is a personal privilege, not subject to sale or transfer except as herein authorized.


(a)  Purchase and Sale of Memberships and Membership Interest by Individuals -

     (i) When an individual wishes to sell his full or associate membership or membership interest, he shall sign an offer to sell including an offer price, in such form as shall be prescribed by the Exchange.

          When an offer is matched to a bid, the member or registered eligible business organization may receive the sale proceeds prior to the expiration of the claims period or the resolution of any claims by depositing treasury bills with the Association, equivalent to the sale price of the membership or membership interest. All amounts deposited shall be available, without restriction, to satisfy claims against the departing member or the registered eligible business organization under this Chapter. In lieu of a deposit, the member or registered eligible business organization may file a clearing firm guaranty, letter of credit, or such other form as the Association may permit, equivalent to the sale price of the membership or membership interest, for the satisfaction of claims.

     (ii) Any individual who wishes to purchase a full or associate membership or membership interest subsequent to his approval for a particular membership status shall execute and deliver to the Department of Member Services a bid to purchase such membership or membership interest, in such form as may be prescribed by the Exchange. The bid shall be accompanied by a certified or cashier's check representing an earnest money deposit in the amount of fifteen percent of the bid, by an irrevocable letter of credit in the amount of fifteen percent of the bid, or by an agreement on a form prescribed by the Exchange and executed by a clearing member of the Association as provided in this section (ii).

          Any individual who wishes to purchase a full or associate membership or membership interest prior to his approval for a particular membership status shall execute and deliver to the Department of Member Services a bid to purchase such membership or membership interest, in such form as may be prescribed by the Exchange. The bid shall be accompanied by a check in the amount of the applicable transfer fee. The bid shall also be accompanied by a certified or cashier's check in the amount of such bid or by an agreement on a form prescribed by the Exchange and executed by a clearing member of the Association which shall provide that in the event the prospective purchaser's bid is matched to an offer, as provided in section (iii) below, and the prospective purchaser fails to make payment in the amount of his bid by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer, such clearing member shall purchase the membership or membership interest in question for the full amount of such bid.

          The bid shall contain an agreement by such individual to take no recourse against the Association in the event he is not approved for membership, except as may be permitted under Section 8c of the Commodity Exchange Act as amended and a release of the Association of any claim or right that such individual would otherwise have had by reason of such failure to be so elected. The bid also shall contain an agreement by such individual that he or she consents to and accepts the Exchange's jurisdiction with respect to any disciplinary action or other matter within the purview of any Exchange committee from the date of purchase of a membership or membership interest until the date the individual is approved for membership status or, if such individual fails to be approved for membership status, until the date of a sale of the membership or membership interest is effected in accordance with this regulation. With respect to the purchase of a membership which will be registered pursuant to Rule 230.00 for the benefit of an eligible business organization which is not currently a member firm, a consent to jurisdiction also must be executed on behalf of the firm. The consent to jurisdiction shall expressly state that the Exchange may hold the membership or membership interest pending the disposition of any proceeding before any Exchange Committee and apply the proceeds from the sale of the membership or membership interest toward the satisfaction of any decision that may be rendered against the individual or firm.

     Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
     ----------------------------------------------------------------------

          Nothing herein shall be construed in any way to limit the Exchange's jurisdiction over all individuals and firms which have been approved for membership. If any purchase of a membership or membership interest is being financed by a person other than the purchaser, such purchaser shall file satisfactory proof as required by the Department of Member Services that the financing party is aware of the provisions of this Regulation and Rule 252.00.

    (iii) The Department of Member Services shall post continually on the Bulletin Board the lowest offer to sell and the highest bid to buy full and associate memberships and membership interests, respectively. In the event of a match between any such bid and offer, the Department of Member Services shall notify the purchaser and the seller. In the event there are two bids and/or two offers in the same amount, the oldest offer shall be matched to the oldest bid. Title and value of the membership or membership interest shall be transferred to the purchaser upon payment being effected in the full amount of the bid.

          In the event that the prospective purchaser fails to make payment in the amount of his bid by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer, the clearing member who has executed an agreement to purchase the membership or membership interest as provided in section (a)(ii) of this Regulation shall make payment in the full amount of the bid by 5:00 p.m. of the business day following the day upon which payment was due from the prospective purchaser. Upon becoming the owner of the title and value of the membership or membership interest, the clearing member shall either sell or transfer the membership or membership interest or cause the membership or membership interest to be registered on its behalf in accordance with Rule 230.00 of these Rules and Regulations.

          Failure to fulfill the obligations set forth in said agreement shall constitute acts detrimental to the interest and welfare of the Association.

          Within ten (10) business days of notice to the purchaser by the Department of Member Services that his or her bid has been matched to an offer, each purchaser of a full or associate membership who is not a full or associate member in good standing, and each purchaser of a membership interest who is not a full or associate member, membership interest holder or nominee thereof, or delegate in good standing, shall file with the Department of Member Services an application for the appropriate membership status, in such form as may be prescribed by the Exchange, in order to be eligible for approval for membership status. Such form shall include an agreement by the applicant to take no recourse against the Association in the event he or she is not approved for a particular membership status, except as may be permitted under Section 8c of the Commodity Exchange Act as amended and a release of the Association of any claim or right that such individual would otherwise have had by reason of such failure to be so elected. No person may exercise the rights of a particular membership status until he or she is approved for such membership status in accordance with these rules.

     (iv) If a purchaser of a membership or membership interest fails to file an application with the Department of Member Services as required in paragraph (iii) above, is not approved for membership status, or if for any reason his application is withdrawn, the Exchange shall retain the transfer fee and the purchaser shall assume all risk of gain or loss from the resale of the membership or membership interest purchased by him. The purchaser shall take all necessary steps to effect a sale of the membership or membership interest purchased by him within thirty (30) days of notification of his failure to be approved for membership status, withdrawal of his application, or the purchase of the membership or membership interest if he failed to file an application.

      (v) If the purchaser fails to effect a sale within the time period specified in paragraph (iv) above, the Department of Member Services shall effect a sale at the price of the highest bid to purchase then on file with the Department of Member Services on the next business day following the thirtieth (30) day after notification of his failure to be approved for membership status, withdrawal of his application, or the purchase of the membership or membership interest if he failed to file an application. If on the next business day following the thirtieth day after such notification, withdrawal, or purchase if he failed to file an application, there is no bid to purchase on file with the Department of Member Services, the membership or membership

     Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
     ----------------------------------------------------------------------

          interest shall be offered for sale by the Exchange at the same price as the lowest offer to sell then on file with the Department of Member Services. Such offer shall be matched with a bid in accordance with Regulation 249.01(a)(iii). The total amount realized from the sale of the membership or membership interest shall be remitted to the unsuccessful applicant in full satisfaction of all obligations of the Association, subject to Exchange Rule 252.00.

    (vi) An individual whose offer to sell his only membership or membership interest has been accepted by a purchaser, shall not make any Exchange contracts after the date of such consummation of the transfer.

          An individual whose membership or membership interest status was terminated through a sale in accordance with this paragraph (a), and who was a member or membership interest holder in good standing, not subject to any Exchange investigation, charges, suspension or disciplinary action at the time of such sale, shall remain eligible, for a period of six (6) months following such sale, to purchase another membership or membership interest under the provisions of this paragraph (a), to be the transferee of a membership or membership interest pursuant to subparagraphs 249.01(b) (c) or (d) or to become a delegate, in accordance with provisions of Regulation 202.01. The Exchange may, in its discretion, grant extensions to this six (6) month approval period.




(b) Transfer by member firm

    (i) A member firm may own a full or associate membership held in the name of an individual member, provided that (i) the individual member is a principal or employee of such member firm; and (ii) the principal or employee's membership is registered on behalf of such member firm pursuant to Rule 230.00, except as otherwise provided in Rule 230.00. Additionally, a member firm may own GIM, COM and IDEM membership interests held in the name of individual members who are full-time employees of such firm. In such circumstances, the member firm shall be entitled to transfer such membership or membership interest, and to receive the net proceeds from transfer of such membership or membership interest after satisfaction of all claims against the individual member, or against the member firm, in accordance with Rules 252.00 and 253.00.

    (ii) A member firm that owns a full membership, associate membership or membership interest may transfer such membership or membership interest to another principal or employee of the member firm, or of another member firm as permitted by Rule 230.00, by delivering to the Department of Member Services a report of intention to transfer upon such form as shall be prescribed by the Exchange. In addition, with respect to the transfer of a full or associate membership, the firm mist deposit with the Department of Member Services an amount equal to the weighted average of all full or associate membership sales for the preceding calendar month, as appropriate. With respect to the transfer of a membership interest, the firm must deposit the greater of $50,000 or an amount equal to the weighted average of all GIM, COM or IDEM sales, for the preceding calendar month, as appropriate, Such amount may be deposited in cash, treasury bills, or such other forms as the Exchange may permit. All departing individual member or against the member firm. In lieu of a deposit, a firm may file a clearing firm guaranty for the satisfaction of claims in an amount that accords with formulas set forth in this sub-paragraph. Should the departing individual member be leaving the employ of the member firm, the application for membership or transfer documents of the transferee must be submitted to the Exchange within thirty (30) days form the termination date of the departing individual member. The Exchange may, in its discretion, grant extensions of this 30 day period. No such extension shall exceed 60 days total length for any individual.

    (iii) Nothing herein shall preclude or impair the right of the Exchange to impose discipline upon the member firm that owns the membership or for which the membership is registered, or upon the individual member, or to dispose of the membership or membership interest of any individual member, for the acts or delinquencies of the member firm that owns the membership or for which the membership is registered, or for the acts or delinquencies of the individual member, in accordance with the Rules and Regulations of the Exchange.

    (iv) An individual member whose only remaining membership or membership interest has been transferred in accordance with this paragraph (b) shall not make any Exchange contracts after the date of such transfer.

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------




    (v) In the event that a member firm that owns a full or associate membership or membership interest is acquired by another member firm through the purchase of 100% of the partnership or limited liability company property or corporate stock, the acquiring member firm may transfer such membership or membership interest to another individual member who is an employee of the acquiring member firm pursuant to the procedures set forth in sub-paragraph (ii), above.

          A member firm that owns a full or associate membership or membership interest may transfer such membership or membership interest to a principal or employee of another member firm which is its wholly-owned subsidiary, a parent entity which owns 100% of the member firm, or a sister entity that is 100% owned by its parent entity, pursuant to the procedures set forth in sub-paragraph (ii), above. Each such transfer of a GIM Membership Interest shall count toward the two transfers specified in Rule 296.00 (2).

    (vi) The parties to the transfer set forth in sub-paragraph (ii) of this paragraph may elect not to deposit a sum of money or file a clearing firm guaranty agreement as provided therein, in which case the transferee shall, for a period of time equal to that set forth in paragraph (e) of this Regulation, be ineligible to exercise any of the rights and privileges of the transferred membership or membership interest and, during this time and no other, all claims as set forth in sub-paragraph (ii) of this paragraph against the transferor shall be filed. If such claims are filed the transferee shall remain ineligible until the claims are satisfied or otherwise disposed. In order to satisfy claims have been paid, the remaining surplus, if any, of the proceeds of sale shall be paid to the member firm upon execution by it of a release which is satisfactory to the Exchange for the satisfaction if claims, and for the transferee to become immediately eligible to exercise the rights and privileges of the transferred membership or membership interest, the member firm may, in the alternative, deposit a sum of money or file a clearing firm guaranty as provided in sub-paragraph (ii) above.

    (vii) An individual member whose membership or membership interest status was terminated through a transfer in accordance with this paragraph
          (b), and who was a member or membership interest holder in good standing, not subject to any Exchange investigation, charges, suspension or disciplinary action at the time of such transfer, shall remain eligible, for a period of six (6) months following such transfer, to acquire another membership or membership interest. The Exchange may, in its discretion, grant extensions of this six (6) month approval period.

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------



(c) Transfer by member under loan agreement -

     (i) Whenever, under the Rules and Regulations, a registered eligible business organization is required to register a certain number of full or associate memberships or is required to maintain memberships for other purposes, such eligible business organization may execute with an employee, approved for membership under this Chapter, a loan agreement in such form as the Association may prescribe, advancing to such employee the cost of membership and providing for the enforced repayment of such advance. The employee may transfer his membership to another employee of the same registered eligible business organization, approved for membership under this Chapter, upon the deposit with the Department of Member Services of an amount equal to the sum specified in sub-paragraph (ii) of paragraph (b) of this Regulation. All amounts so deposited shall be available, without restriction, to satisfy claims under this Chapter. Should the transferor be leaving the employ of the registered eligible business organization, the application for membership of the transferee must be submitted to the Association within thirty (30) days from the termination date of the transferor.

     (ii) Transfer under this paragraph (c) except as provided in sub-paragraph (i) hereof, shall be governed by the provisions of paragraph (a) of this Regulation.

(d) Transfer within family -

     (i) It shall be permissible, under the Rules and Regulations, to transfer a full or associate membership or membership interest between members of the same family (a spouse, parent, sibling, child, grandparent, grandchild, aunt, uncle or in-laws), or a decedent's membership or membership interest within the same family, provided such transferee is approved for the appropriate membership status under this Chapter and a clearing firm guaranty is filed, or sum of money as described in paragraph (b) is deposited with the Department of Member Services in order to satisfy claims.

     (ii) The parties to the transfer may elect not to deposit a sum of money as provided in paragraph (b), in which case the transferee shall, for a period of time equal to that set forth in paragraph (e) of this Regulation, be ineligible to exercise any of the rights and privileges of the transferred membership or membership interest, and during this time and no other, all claims against the transferor shall be filed. If such claims are filed the transferee shall remain ineligible until the claims are satisfied or otherwise disposed. In order to satisfy claims against the transferor, which have been properly filed and allowed by the Association, as provided by the Rules and Regulations, the transferred membership or membership interest may be sold by the Association. In the event of such sale and after the claims have been paid, the remaining surplus, if any, of the proceeds of sale shall be paid to the transferee, or his legal representative, upon execution by him of a release which is satisfactory to the Association. In order to preclude the sale of the membership or membership interest by the Association for the satisfaction of claims, and to become immediately eligible to exercise the rights and privileges of the transferred membership or membership interest, the transferee may, in the alternative, comply with the provisions of sub-paragraph (i), hereof.

     (iii) Transfer under this paragraph (d), except as provided in sub-paragraph (i) and (ii) hereof, shall be governed by the provisions of paragraph (a) of this Regulation.

(e) Notice of membership sale or transfer and filing claims -

     (i) On the first and sixteenth calendar day of each month (or if the first or sixteenth is not a business day on the following business day ("notice days")), the Secretary shall post on the bulletin board located on the Exchange floor a notice listing each sale or transfer of a membership, each termination or expiration of a delegation agreement, each termination of an individual member registration and each termination of a member firm registered in accordance with the provisions of Rule 230.00 that occurred during the period beginning on the preceding notice day and ending on the business day preceding the current notice day. The Secretary shall also make this information available to the membership. The last day for filing claims pursuant to Rule 253.00 against the proceeds of the sale or

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

            transfer of a membership, the termination of an individual member registration, a termination of a member firm or pursuant to Rule
            221.00 (c)(2) against a delegate whose delegation agreement has terminated or expired is the business day immediately preceding the notice day that follows the notice day on which the Secretary posts a notice on the bulletin board announcing such sale or transfer or such termination or expiration of a delegation agreement. The Exchange shall hold the proceeds from the sale or transfer of a membership until such time as the relevant claims period has run and/or any disputed claims have been resolved.

     (ii) Upon the effective date of sale or transfer of an individual's sole membership, all Exchange contracts of the seller or transferor shall mature, and if not settled, shall be closed out as in the case of insolvency, unless the same are assumed or taken over by another member of the Association.

     (iii) The name of a member whose membership or membership interest has been disposed of by the Board shall be posted as in the case of a voluntary sale and such posting shall have the same effect in respect to open contracts and unmatured debts and obligations of the former member as in the case of a voluntary sale.

(f) Sale by Legal Representative -

     (i) The membership or membership interest of a deceased member or membership interest holder may be sold pursuant to an offer to sell executed by the executor, administrator or other duly qualified and appointed legal representative of his estate.

     (ii) The full or associate membership or membership interest of a member or membership interest holder who has been adjudicated incompetent may be sold pursuant to an offer to sell executed by his duly appointed guardian, conservator or other duly qualified legal representative.

(g) Indirect Exchange of Memberships -


     (i) A member may exchange an associate membership for a full membership (an "AM Swap"), a full membership for an associate membership (an "FM Swap"), a GIM membership interest for an associate membership (a "GIM to AM Swap"), a GIM membership interest for a full membership (a "GIM to FM Swap"), a com membership interest for an associate membership (a "COM to AM Swap"), a COM membership interest for a full membership (a "COM to FM swap") a COM membership interest for an IDEM membership interest (a "COM to IDEM Swap") an IDEM membership interest for an associate membership (an "IDEM to AM swap"), an IDEM membership interest for a full membership (an "IDEM to FM swap") or an IDEM membership interest for a COM membership interest (an "IDEM to COM Swap"), by signing an offer to exchange in such form as shall be prescribed by the Exchange. The offer to exchange shall specify the category of membership being relinquished (the "relinquished membership"); the category of membership the exchanging member wishes to acquire (the "replacement membership"), and the "Price Differential" at which the exchange is to be effected (as described below).



            The offer to exchange shall be accompanied by: (1) In the case of an AM, GIM to AM, GIM to FM, COM to AM, COM to FM, IDEM to AM or IDEM to FM Swap, a certified or cashier's check in the amount of the Price Differential, or an agreement of a clearing member of the Association as described in section (a)(ii) of this Regulation; and
            (2) an agreement of a clearing member of the Association to pay to the Association in cash upon demand the amount of any assessments or claims against the exchanging member's relinquished membership according to Rule 252.00 up to the value of the relinquished membership at the time the exchange is accepted. For this purpose, the value of the relinquished membership will be the bid price for such membership. In the case of a COM to IDEM Swap or an IDEM to COM Swap, the offer to exchange shall be accompanied by a certified or cashier's check in the amount of the Price Differential, or an agreement of a clearing member of the Association as described in section (a)(ii) of this Regulation if the value of the relinquished membership exceeds the value of the replacement membership. For the purpose of preceding sentence, the value of the relinquished membership will be the bid price of such membership and the value of replacement membership shall be the offer price of such membership.



     (ii) The Department of Member Services shall post continually on the Bulletin Board the highest Price Differential for AM, GIM to AM, GIM to FM, COM to AM, COM to FM, COM to IDEM, IDEM to AM, IDEM to FM and IDEM to COM swaps, and the lowest Price Differential for FM swaps. In the event there are two or more AM swaps, two or more FM swaps, two or more GIM to AM Swaps, two or more GIM to FM Swaps, two or more COM to AM Swaps, two or more COM to FM Swas, two or more IDEM to AM swaps, two or more IDEM to FM Swaps, or two or more COM to IDEM Swaps (or IDEM to COM Swaps) offered at the same Price Differential, the oldest offer shall be listed first.


     (iii) The Department of Member Services shall notify an exchanging member that the member's offer to exchange has been accepted when (1) the difference between the bid price for

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

            memberships in the category of the relinquished membership and the offer price for memberships in the category of the replacement membership equals (2) the Price Differential for the offer to exchange. Upon notification of acceptance of the offer to exchange, the Department of Member Services shall cause the Association to acquire the relinquished membership from the exchanging member, sell the relinquished membership at its bid price, acquire the replacement membership at its offered price, and transfer the replacement membership to the exchanging member. The exchanging member shall pay the applicable transfer fee not later than 5:00 p.m. of the first business day following acceptance of the offer to exchange.

     (iv) If, prior to acceptance of an offer to exchange, the posted Price Differential for AM Swaps matches the posted Price Differential for FM Swaps, the Department of Member Services will notify the respective members and will effect a direct exchange of their memberships according to paragraph (h) below.

     (v) Title and value of the relinquished membership shall pass to the Association, and title and value of the replacement membership shall be transferred to the exchanging member, upon notification by the Association that the exchange offer has been accepted.

     (vi) The proceeds from the sale of the relinquished membership shall be applied to payment for the replacement membership. Any excess proceeds shall be applied in the manner specified in Rule 252.00 to satisfy assessments and claims against the relinquished membership. The exchanging member shall only be entitled to the replacement membership and any excess proceeds (subject to application of Rule 252.00); in no event shall the exchanging member be entitled to demand receipt of the proceeds from the sale of the relinquished membership in lieu of receipt of the replacement membership.


     (vii) If the exchanging member in an AM, GIM to AM, GIM to FM, COM to AM, COM to FM, IDEM to AM, IDEM to FM COM to IDEM OR IDEM TO COM swap fails to make payment for the Price Differential by 5:00 p.m. of the next business day following the day on which the member was notified by the Department of Member Services that the member's offer to exchange was accepted, the exchanging member shall forfeit ownership of the title and value of the replacement membership and the clearing member who has executed an agreement to purchase the membership as provided in section (a)(ii) of this Regulation shall make such payment by 5:00 p.m. of the next business day following the day upon which payment was due from the exchanging member. Upon such payment, the clearing member shall be the owner of the title and value of the replacement membership. The clearing member shall either sell or transfer the replacement membership or cause the replacement membership to be registered on its behalf in accordance with Rule 230.00 of these Rules and Regulations. The clearing member shall account to the exchanging member for the portion of the replacement membership bid price paid from the proceeds from the sale of the relinquished membership.


            Failure to fulfill the obligations set forth in said agreement shall constitute acts detrimental to the interest and welfare of the Association.

     (viii) The person who purchases the relinquished membership from the Association and the person who sells the replacement membership to the Association shall follow the procedures specified in section (a) or (b) of this regulation as applicable. Exchanges under this section (g), except as provided herein, shall be governed by the provisions of this Chapter.

(h) Direct Exchange of Memberships -


     (i) A member in good standing may transfer (1) an associate membership in direct exchange for a full membership of another member, (2) a full membership for an associate membership of another nmember, (3) a GIM membership interest for an associate membership of another member, (4) a GIM membership interest for a full membership of another member, (5) a COM membership interest for an associate membership of another member, (6) a COM membership interest for a full membership of another member, (7) an IDEM membership interest for an associate membership of another member, (8) an IDEM membership interest for a full membership of another member, (9) an IDEM membership interest for a COM membership interest of another member or (10) a COM membership interest for an IDEM membership interest of another member. The exchanging members shall jointly execute and deliver to the Department of Member Services an agreement of direct exchange in such form as may be prescribed by the Exchange and setting forth the agreed Price Differential between the memberships. The agreement shall be accompanied by (1) a check

        Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
        ----------------------------------------------------------------------

          from each member in the amount of the applicable transfer fee, (2) a certified or cashier's check for the Price Differential, and (3) for each member, an agreement of a clearing member of the Association to pay to the Association in cash upon demand the amount of any assessments or claims against the exchanging member's relinquished membership according to Rule 252.00 up to the value of the relinquished membership at the time the exchange is accepted. For this purpose, the value of the relinquished membership shall be the average of the posted bid and offer prices for such memberships; provided that if there is either no posted bid or no posted offer, the value shall be the price paid in the last sale of such memberships. Title and value of the memberships shall be transferred to the respective exchanging members upon notification from the Department of Member Services that it has accepted the exchange.

     (ii) Exchanges under this section (h), except as provided herein, shall be governed by the provisions of this Chapter.

(i)  Transfer to a Trust -

     (i) A member or membership interest holder (collectively referred to as "member" under this section) or a member's personal representative (including his or her agent under a durable power of attorney) may transfer his or her membership(s) or membership interest(s) to a trust of which the member is a grantor, if: (1) while the member is living and competent, the member is the sole trustee of the trust,
           (2) the member retains the right to revoke the trust during his or her life, and (3) all beneficiaries of the trust are members of the grantor's family who would be eligible for a family transfer from the grantor pursuant to section (d) of this regulation.

     (ii) A trust shall take the membership subject to all of the rules of the Exchange, including Rules 230.00 and 252.00; however, Rule 252.00 shall not apply to the transfer of a membership or membership interest to a trust wherein the member/grantor is the trustee. The transfer of a GIM membership interest to a trust wherein the member/grantor is the trustee shall not constitute a transfer under Rule 296.00(1).

     (iii) The interests in the membership that inure to the beneficiaries of the trust shall be subject to all of the rules of the Exchange; the Exchange's rights with respect to the membership shall be superior to those of the beneficiaries; and the Exchange shall have no liability to the beneficiaries of the trust in the event of the mishandling of the trust assets by the trustee. The grantor and the trustee (and any successor) shall each provide in the form provided by the Exchange an acknowledgement that the trust takes the membership subject to all of the rules of the Exchange and that the trust is in compliance with the requirements of this regulation.

     (iv) The trustee (and any successor), if not already a member, shall be required to qualify for membership and satisfy the requirements of Chapter 2 of these Rules and Regulations.

     (v) The grantor's liability to the Exchange under Rule 209.00 shall continue with respect to any claim arising out of an act or omission occurring prior to such transfer, and the membership will continue to be treated as the asset of the grantor for the purposes of Rule
           209.00 and for otherwise meeting any obligations to the Exchange arising out of the grantor's use of the membership prior to the transfer to the trust, including fines imposed with respect to conduct occurring prior to the transfer.

           A membership or membership interest held in a trust of which the member/grantor is the sole trustee may be temporarily transferred, subject to the provisions of section (j) of this regulation, to an individual within the member/grantor's same family, as defined in section (d)(I) of this regulation.

     (vi) A membership held in trust may not be registered for member firm privileges.

     (vii) Subparagraph (vi) shall not apply to self-owned registered memberships, provided that the member demonstrates, to the satisfaction of the Association and before the membership is placed in trust, that the declaration of the trust into which the membership will be transferred incorporates by express reference the Rules and Regulations of the Association.

           This subparagraph shall have no effect on the provision of Regulation 249.01(j)(iv) that prohibits the use of a membership that is the subject of a revocable intra-family transfer for

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

            member firm privileges.

     (viii) The transfer shall be revoked and the membership shall revert to the transferor upon official notice to the Exchange that the trust has been revoked.

(j) Notwithstanding the provisions of section (d) of this regulation pertaining to permanent family transfers, a member or membership interest holder may temporarily transfer his or her respective membership or membership interest to a member of his or her immediate family, as defined in section
     (d)(i) of this regulation, who shall be subject to all Exchange Rules and Regulations.

     Transfers under this section shall be subject to the following terms and conditions:

     (i) The transferor may revoke the transfer upon written notice to the transferee, and a copy thereof shall be filed by the transferor with the Member Services Department as a precondition to its effectiveness. The transferee shall remain approved for membership under the same conditions which are applicable in the event of a termination of a delegation agreement, as set forth in Rule 221.00(a).

     (ii) The transfer shall be revoked and the membership or membership interest shall revert to the transferor's estate or conservator upon official notice of the death or formally declared incompetence of the transferor.

     (iii) Upon election to membership, the transferee shall be treated as a member for all purposes, except that the transferee shall have no authority to sell, transfer or assign the membership or membership interest. The right to vote on all matters subject to a ballot vote among the general membership will remain with the transferor. A Full or Associate Member shall not be ineligible for elective office or committee appointments based on such member's having temporarily transferred his or her Full or Associate Membership pursuant to this section (j).

     (iv) While a transfer under this section is in effect, the membership involved would not qualify the transferee for elective office and the membership may not be registered under Rule 230.00 for member firm privileges.

     (v) The provisions of Rule 221.00(c) shall apply to the transferor and the transferee in the same manner that those provisions apply to a member and his delegate.

     (vi) The transferor may sell or transfer the membership at any time in accordance with the provisions of this regulation. The family transfer shall automatically be null and void upon such a sale or transfer by the transferor. The proceeds of the sale of the membership will be distributed to the transferor following the settlement of all claims pursuant to Rule 252.00

     (vii) The transfer of a GIM membership interest under this section shall not constitute a transfer under Rule 296.00(1).


     (viii) In the case of a membership or membership interest held in trust pursuant to subsection (i), the trustee may transfer the membership or membership interest in accordance with the provisions of this subparagraph (j). The trustee shall have the rights, duties and obligations of a transferor as provided by this subsection (subject to the provisions of subsection (i)). Where the transferor is the trustee of a membership or membership interest held in trust pursuant to subsection (i), and either (1) the trustee revokes the transfer; (2) the settlor is officially declared dead or (3) the settlor is decreed to be legally incompetent by a court of proper jurisdiction, then the membership or membership interest shall automatically revert to the trustee. (10/01/04)


250.01 Sale and Transfer of Membership Privileges - A member or his legal representative desiring to sell his membership or membership interest shall deliver to the Department of Member Services a signed authorization of sale which is notarized or otherwise officially authenticated, or a telecopy thereof, in the form prescribed below. The authorization of sale shall contain a specific offer price. The member must also deliver to the Department of Member Services a signed consent to jurisdiction in a form prescribed by the Exchange before his authorization of sale will be accepted. With respect to the sale of a firm-owned membership, the consent to jurisdiction must be signed by the last member holding the membership and, if the sale would terminate the firm's member firm status, a consent to jurisdiction must also be executed on behalf of the firm. The consent to jurisdiction form provides that the member and, if applicable, the member firm, consents to and accepts the

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

Association's jurisdiction with respect to any potential or current disciplinary matter of which the Association is aware or becomes aware prior to the distribution of proceeds and further that the Exchange may retain all of the proceeds from the sale of the member's seat pending the outcome of any disciplinary action. The following shall apply to persons elected to membership and to registered member firms for a period of five years after the termination of such individual's or firm's membership status. Each such individual and firm:

     - Remains responsible for any violations of Exchange rules and regulations committed while a member or member firm; and

     - Agrees to have any disputes which arose while a member or member firm and which relate to or arose out of any transaction upon the Exchange or membership in the Exchange, resolved in accordance with Exchange rules and regulations.

An individual wishing to purchase a membership or membership interest shall inform the Department of Member Services in such form as shall be prescribed by the Exchange of his desire to purchase a membership or membership interest. When the purchaser's bid has been matched with an offer to sell, the purchaser shall sign a confirmation of purchase and shall by 5:00 p.m. of the next business day following the day on which he was notified by the Department of Member Services that his bid was matched to an offer deposit with the Department of Member Services the balance, if any, owing on the purchase price on the membership or membership interest.

                             AUTHORIZATION OF SALE

     To the Department of Member Services,                   ---------20--------

     Board of Trade of the City of Chicago

     I hereby offer to sell my membership privilege on the Board of Trade of the City of Chicago for the sum of $----------to any purchaser, and I authorize you to transfer my membership privilege to such purchaser upon his deposit of said purchase price with you and his payment of the transfer fee, it being understood that I shall pay all assessments up to the end of the quarter in which my membership is thus transferred. I have this date knowingly entered the date and offer price set forth above.

     ---Please check here if this offer revises and replaces a previous offer to sell your membership privilege.

     I ACKNOWLEDGE THAT I AM PERSONALLY LIABLE FOR ANY DAMAGES THAT MAY RESULT IF THIS OFFER REVISES AND REPLACES A PREVIOUS OFFER AND I FAIL TO NOTE THIS BY CHECKING THE SPACE INDICATED ABOVE.

                                                          ----------------------

                                         Social Security Number
                                                               -----------------

     Subscribed and sworn to before me on this         Day of                  ,
                                               -------        -----------------
     20
       ------------------


     ---------------------------
            Notary Public

                           CONFIRMATION OF PURCHASE

     Mr.                                                              , 20
        ---------------------                             ------------    ------

     I hereby confirm my purchase of your membership privilege on the Board of Trade of the City of Chicago in accordance with Regulations 243.01 and
     250.01 for the sum of $___________, it being understood that I have paid to the Board of Trade of the City of Chicago the transfer fee of $___________.


                                                         -----------------------

     Signed in the presence of

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------
    --------------------------
    (01/01/00)


250.02 Memberships Held Under Regulation 249.01(b) - The title and value of a membership procured under Regulation 249.01(b) is owned by the member firm acquiring it, but the personal privileges of that membership can only be exercised by one of the member firm's principals or managerial employees who has been approved by the Exchange, except as otherwise provided in Rule 230.00. For that reason, the member firm may designate a qualified individual to exercise the personal privileges of that membership. Any such designation may be terminated by the member firm at any time. In that event, the individual's right to exercise the personal privileges of that membership terminates immediately and automatically. In the event that an individual wrongfully exercises any personal privilege of membership after termination, the member firm shall remain responsible for that individual's liabilities and actions until written notice of the termination has been posted on the bulletin board. 1806 (01/01/04)


250.03 Power-of-Attorney - In connection with membership transfers and delegations, a power-of- attorney is permitted to be used only for the following functions;

1.   To submit a bid to purchase a membership or membership interest.

2.   To sign the membership register.

3.   To execute, amend, terminate or file a delegation agreement. (08/01/94)

251.00 Membership Transfer - All purchases or sales of membership privileges shall be made pursuant to Regulations adopted by the Exchange and no commission or other compensation for services in connection with the purchase or sale of a membership in the Association shall be paid. 127 (08/01/94)

251.01 Member Under Investigation - No member may transfer his membership privilege by intrafamily transfer and no member firm may transfer a firm-owned membership from one member employee to another employee under Regulation 249.01(b), unless the approval of the Regulatory Compliance Committee is first secured, when the member is under investigation by any standing committee or by a special committee appointed under the provisions of Rule 541.00 or when charges are preferred against him or when he is under suspension for causes other than default, insolvency, or non-payment of assessments. 1835 (08/01/94)

252.00  Proceeds of Membership -

(a) ORDER OF DISTRIBUTION. Upon any transfer of membership, whether made by a member voluntarily or by the Board, the proceeds shall be applied to the following purposes and in the following order of priority:


     (1) FIRST, the payment of all debts owed to the Clearing Services Provider, if the membership transferred was registered for a Clearing Member in order to qualify the Clearing Member for clearing status pursuant to Rule 703.00 by the member whose membership is transferred. With respect to any other membership, the Exchange shall have the first priority for the debts described in paragraph (2) below, and the Clearing Services provider shall have the second priority.

     (2) SECOND, the payment of all debts owed to the Exchange by such member, including, but not limited to, dues, assessments, service fees and fines.


     (3) THIRD, the payment to such member's Primary Clearing Member or Members, as specified in Rule 333.00, of all claims filed under Rule 253.00 for trading losses of such member arising out of Transactions on Change, and which claims have been allowed by the Board.

     (4) FOURTH, the payment to other Clearing Members of all claims filed under Rule 253.00 for trading losses of such member arising out of Transactions on Change, and which claims have been allowed by the Board.

     (5) FIFTH, the payment to members and member firms of all claims filed under Rule 253.00 for money owed on loans which had been made to the member whose membership was transferred, exclusively for the purpose of financing the purchase of such membership, and

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------

          which had been promptly recorded with the Secretary of the Association, and which claims have been allowed by the Board.

     (6) SIXTH, the payment to members and member firms of all claims filed under Rule 253.00 otherwise arising from Member's Contracts, exclusive of personal debts which are not related to the conduct of business as a broker, trader or commission merchant, and which claims have been allowed by the Board. Provided, however, that this provision shall not apply to a membership subject to Regulation 249.01(b) or 249.01(c).

(b) PRO RATA PAYMENT. If the proceeds of a transfer of membership are insufficient to pay all filed claims allowed by the Board, such claims, within the priorities listed in (a) above, shall be paid pro rata, except as provided in (e) below.

(c) SURPLUS, IF ANY. Claims which are not filed during the period specified in Regulation 249.01 but which would otherwise qualify under (a) above may, if allowed by the Board, be paid out of any surplus after all other claims allowed by the Board have been paid in full and shall be paid in preference to claims referred to in (e) below. The remaining surplus, if any, of the proceeds of a transfer of membership, after payment of all claims allowed by the Board under this Rule, shall be paid to the person whose membership is transferred, or to his legal representatives, upon the execution by him or them of a release or releases satisfactory to the Board.

(d)  VALUATION.

     (1) Claims which have not matured at the time of the transfer of the membership may be treated as though they had matured, and the amount due may be fixed and determined by the Board on the basis of market values or such other basis as the Board deems to be fair and just.

     (2) If a claim is contingent or the amount that will ultimately be due cannot be immediately ascertained and determined, the Board may reserve and retain such amount from the proceeds as it deems appropriate, pending determination of the amount due on the claim.

     (3) A claim shall be allowed by the Board only for the amount due after credit is given for the proceeds of the sale of any collateral held by the claimant of the fair value of such collateral as determined by the Board, The Board may require, before passing on the claim, that all such collateral be sold.

(e) CLAIMS OF PARTNERS. Claims growing out of transactions between partners, who are members of the Association, shall not share in the proceeds of the membership of one of such partners until all other claims as allowed by the Board have been paid in full.

(f) RIGHTS OF CREDITORS OF DECEASED, INCOMPETENT, SUSPENDED, OR EXPELLED MEMBER. The death, incompetency, expulsion or suspension of a member shall not affect the right of creditors under the provisions of this Rule.

(g) DEATH OR INCOMPETENCY OF CREDITOR MEMBERS. When a member is in debt to another member, the death or incompetency of the creditor member or the transfer of his membership either by his estate or by the Board, shall not affect the rights of the creditor member, his firm, corporation, or estate, to share in proceeds of the membership of the debtor member under this Rule, in the same manner and to the same extent as if the creditor member had not died, become incompetent or his membership had not been transferred.

(h) DEBTS EXISTING AS OF THE EFFECTIVE DATE OF THIS RULE AS AMENDED. Within 20 business days after the effective date of this Rule, as amended, all members and member firms shall notify the Secretary of the Association of all member debts outstanding as of the effective date which debts have arisen out of members' contracts had between the parties thereto in the ordinary course of business. The Secretary shall record such debts. All recorded debts still remaining unpaid at the time of the transfer of the debtor's membership, if allowed by the Board, shall be included in Category 3 of this Rule to be paid pro rata if necessary along with claims under that category, provided such debts are determined by the Board to have arisen out of members contracts had between the parties thereto in the ordinary course of business. The notice to the Secretary shall include the debtor member's acknowledgment of the debt; provided, however, that

    Ch2 Purchase and Sale or Transfer of Membership or Membership Interest
    ----------------------------------------------------------------------


     any contested debts will be provisionally recorded by the Secretary. (01/01/04)


252.00A Claims Filed by Corporations - Your Rules and Claims and Insolvencies Committees concur in the attorney's opinion that a corporation cannot share in the proceeds of the sale of memberships against which the corporation has filed claims (even claims filed prior to the cancellation of the registration of its officer's membership) after the member has cancelled the registration of his membership for the benefit of the corporation, leaving no other member registered for the corporation. 3R (08/01/94)

252.00B Interpretation of Rule 252(e) - The Rules Committee has interpreted Rule 252(e) as follows:

Where a partnership is the primary or other clearing member for one of its member partners, such partnership may make claims against the proceeds from the sale of such partner's membership under the provisions of Rule 252.00(a) (3) or
(4) for trading losses. A partnership may make claims against the proceeds from the sale of a partner's membership under Rule 252.00(a) (5) where such loan had been made exclusively for the purpose of financing the purchase of the partner's membership. (08/01/94)

253.00 Filing Claims - A member to establish his claim and to become entitled to his rights under Rule 252.00 of this Chapter to share in the proceeds of a membership, shall file a statement of his claim during the period specified in Regulation 249.01. Claims if not so filed and allowed by the Board may be paid out of any surplus after all claims allowed by the Board have been paid in full and shall be paid in preference to claims referred to in Rule 252.00(e) of this chapter. 113 (08/01/94)

253.01 Pending Arbitration - In the event an Exchange arbitration action is pending against a member who sells his membership, the entire proceeds from such membership sale shall be reserved and retained by the Exchange towards satisfaction of any resulting arbitration award in accordance with Rule 252.00. However, prior to the arbitration hearing, a selling member whose sale proceeds are being held by the Exchange pending the outcome of an arbitration may make application to the Executive Committee who, upon such application, shall have the discretion to authorize release to the selling member of any of the proceeds in excess of the amount claimed in the arbitration and claims filed pursuant to Rule 252.00. (08/01/94)

255.00 Deceased or Incompetent Member - When a member dies, or when a conservator is appointed for him or his estate, his membership may be disposed of by the Board. If the deceased or incompetent member has neglected to pay assessments, Rule 242.00 shall apply to the disposition of his membership by the Board. 115 (08/01/94)

256.00 Expelled Member - When a member is expelled or becomes ineligible for reinstatement, his membership may be disposed of forthwith by the Board. 116 (08/01/94)

Ch2 Insolvency

270.00 Insolvency - A member, or any other person with trading privileges, who fails to perform his contracts, is insolvent, or is the subject of petition for bankruptcy, or whose membership is registered for a member firm which fails to perform its contracts, is insolvent, or is the subject of a petition for bankruptcy, shall immediately inform the Secretary in writing that he or his firm or corporation is unable to meet his or its engagements, and prompt notice thereof shall be given to the Association. Subject to the provisions of Regulation 540.06, he shall thereby become suspended from membership until, after having settled with his creditors or the creditors of his firm or corporation, he has been reinstated by the Board.

If a clearing member firm learns that any of the above-specified conditions apply to a member or member firm whose trades it clears, the clearing member firm must also immediately provide written notice thereof to the Secretary, and prompt notice thereof shall be given to the Association. For purposes of this provision, a clearing member firm will be deemed to have learned of such conditions, if a member who is registered for the firm, and is also a general partner of a partnership, an officer or director of a corporation, or a manager of a limited liability company, has actual knowledge thereof.

Nothing in this Rule shall preclude disciplinary action for the violation of any Rule or Regulation of the Association which contributed to the condition for which the person is suspended under this Rule. (06/1/00)

270.01 Restrictions on Operations - The Financial Compliance Committee shall advise the Chairman or Acting Chairman of the Board whenever it appears that a member, registered eligible business organization, wholly-owned affiliate of such member or registered eligible business organization or any other person with trading privileges is insolvent; is failing to meet the minimum capital requirements of the Association and cannot demonstrate its ability to achieve compliance; is in such financial condition that it cannot be permitted to continue in business with safety to its customers, its creditors, or the Association; or such other condition or practice exists which may adversely affect the safety of funds or positions carried for others. Upon the receipt of such advice, the Chairman or Acting Chairman may, subject to the provisions of Regulation 540.06, impose any restriction upon the operations of a member, registered eligible business organization, wholly-owned affiliate or any other person with trading privileges as he deems appropriate in the circumstances, including but not limited to the following:

(a) Restrictions upon the solicitation and or acceptances of new positions or new accounts;

(b) In the case of positions or funds not otherwise protected by law which are carried for the benefit of others, restrictions upon the uses to which such positions or funds may be applied, and

(c) Restrictions upon the carrying of funds or positions of others on an omnibus account basis.

Any member, registered eligible business organization, their wholly-owned affiliates, or persons with trading privileges failing or refusing to comply promptly with a restriction imposed by the Chairman shall be fined, suspended, or expelled by the Board.

Nothing in this Regulation shall preclude disciplinary action for the violation or any Rule or Regulation of the Association which contributed to the condition for which restrictions are imposed under this Regulation. 1794 (04/01/98)

270.02  Procedures for Member Responsibility Actions - (See 540.06) (08/01/94)

270.03 Finality of Disciplinary Decisions and Member Responsibility Actions - (See 540.07) (08/01/94)

271.00 Announcement of Suspension - Whenever a member, registered eligible business organization or any other person with trading privileges has been suspended pursuant to Regulation 540.06, the Secretary shall immediately announce to the Association the suspension of such member, eligible business organization, or other person. If such suspension is modified or rescinded after hearing, the Secretary shall announce the revised action to the membership. 120 (04/01/98)

272.00 Insolvent Member - When announcement is made of a suspension of a member, firm or

                                Ch2 Insolvency
                                --------------

corporation pursuant to the Rules and Regulations, members have Exchange contracts with the member, firm or corporation may proceed to close the same on the Exchange or in the best available market, except insofar as the By-Laws and Resolutions of the Clearing House are applicable and provide the method of closing. Should a contract not be closed, as above provided, the price of settlement shall be fixed by the Regulatory Compliance Committee.

Such suspended member, firm or corporation shall upon request of any customer immediately arrange for the transfer of each open position of such customer to such other person, firm or corporation as such customer may designate. 121 (08/01/94)

272.01 Bankruptcy of a Member or Non-Member - Whenever an order for relief under the Bankruptcy Code as defined in Regulation 272.02 is entered for a member, firm or corporation, or for a non-member, members having Exchange contracts with the bankrupt member or non-member may proceed to close the same on the Exchange in accordance with the provisions of Rule 272.00. (08/01/94)

272.02  Deliveries in Bankruptcy Situation -

(a)  For purposes of this Regulation:

     (i) The term "customer" shall mean any person for whom a member carries an Exchange futures contract except a non-public customer as that term is defined in CFTC Regulation 190.01(bb).

    (ii) The term "debtor" shall mean any member with respect to which an order for relief is entered under the Bankruptcy Code.

    (iii) The term "order for relief" means the filing of a petition in bankruptcy in a voluntary case and the adjudication of bankruptcy in an involuntary case.


     (iv) The term "tender" with respect to a notice of delivery shall mean, in the case of a short clearing member that has presented such a notice to the Clearing Services Provider, the assignment of such notice by the Clearing Services Provider to a long clearing member, and, in the case of a long clearing member, the acceptance by such member of such notice from the Clearing Services Provider if such notice is not transferred by such long clearing member within the time permitted under the Rules of the Association or the Clearing Services Provider.


(b) This Regulation shall apply only in the event and under the circumstances set forth in paragraph (c) hereof, and only in the event that the opposite clearing member referred to in said paragraph (c) is not itself a debtor.


(c) Notwithstanding any provisions of the Exchange Rules or the policies, Rules or Regulations of the Clearing Services Provider to the contrary the requirements set forth in this paragraph (c) shall apply in the event that any member becomes a debtor, and that at that time such member carries for a customer any Exchange futures contract in the current delivery month with respect to which the underlying physical commodity has not become a part of the debtor's estate on the date of the entry of the order for relief, and with respect to which:


     (i) trading has ceased on the date of the entry of the order for relief; or (ii) notice of delivery has been tendered on or before the date of the entry of the order for relief; or


     (iii) trading ceases before such futures contract can be liquidated by the trustee of the debtor's estate.

     In such circumstance, any customer for whose account such member is holding any such futures contract shall make delivery of and receive payment for, or receive delivery of and make payment for, the physical commodity as required to fulfill such contract directly between the customer and the opposite clearing member identified by the Clearing Services Provider as the party to whom delivery should be made or from whom delivery should be taken by such customer, in accordance with the policies, Rules and Regulations of the Clearing Services Provider. Such opposite clearing member shall receive delivery of and make payment for, or make delivery of and receive payment for, such commodity in accordance with the policies, Rules and Regulations of the Clearing Services Provider; provided, however, that nothing contained herein shall prevent such customer and such opposite clearing member from settling any such contract on such terms as may be mutually agreed upon.

                                Ch2 Insolvency
                                --------------

(d) The making or taking of delivery or payment with respect to any futures contract in accordance with paragraph (c) shall discharge in full the obligations of such customer and such opposite clearing member to the debtor and to every other person with respect thereto, but shall not discharge the debtor from any of its obligations with respect to such contract except to the extent that such delivery or payment is made.


(e) Nothing contained in this Regulation shall relieve any customer of its obligation to make or take delivery under any Exchange futures contract for the sole reason that delivery must be made to or taken from a commodity broker which is a debtor. (01/01/04)


273.00  Investigation - Every person suspended under the provisions of Rule
270.00 shall immediately afford every facility required by the Office of Investigations and Audits for the investigation of his affairs, and shall, after the announcement of his suspension, file with the Office of Investigations and Audits a written statement covering all information required by the Office of Investigations and Audits, including a complete list of his creditors and amount owing to each. 122 (08/01/94)

273.01 Insolvency - When the Financial Compliance Committee from any preliminary investigations or otherwise, has reason to suspect that any member of the Association is threatened with insolvency, it shall co-operate with such member, in any feasible manner not contrary to the Rules and Regulations of the Association, to save such member from open and judicial bankruptcy. When this is not practicable, the Committee shall then take such other action as will in its judgment assist in securing a prompt, efficient, and economic administration of the member's assets for the bankrupt, as well as for the members of the Association and customers of such bankrupt, who are creditors. Nothing herein, however, shall authorize such Committee to bind the Association to any pecuniary obligation. 1815 (08/01/94)

274.00 Reinstatement - When a person suspended under the provisions of this Chapter applies for reinstatement, the Secretary shall make notice thereof available to the membership, and shall post notice thereof upon the bulletin board at least fifteen days prior to the consideration by the Board of such application. The applicant shall furnish to said Board the list of his creditors, a statement of the amounts originally owing and the nature of the settlement in each case. The application shall be heard in accordance with Regulation 540.03.

If the applicant fails to receive the approving vote of two-thirds of the members of the Board present, the applicant shall be entitled to be balloted for at two subsequent regular meetings of the Board to be designated by himself; provided, however, that the three ballots to which the applicant shall be entitled, shall be within six months from the date of his suspension, or until such time as the membership is sold, or within such further extended time for settlement as may have been granted by the Board. 124 (05/01/01)

275.00 Suspended or Expelled Member Deprived of Privileges - (See 561.00) (08/01/94)

276.00 Suspended Member-Time for Settlement - If a person suspended under the provisions of this Chapter fails to settle with his creditors and fails to apply for reinstatement within (30) thirty days from the date of his suspension, or within such further time as the Board may grant, or fails to obtain reinstatement as elsewhere herein provided, his membership may be disposed of by the Board.

The Board may, by a two-thirds vote of the members present, extend the time of settlement for periods not exceeding one year each. 123 (06/01/99)

277.00  Discipline During Suspension - (See 562.00) (08/01/94)

278.00 Suspension for Default - Where a member, or any other person with trading privileges, fails or refuses to (a) perform an Exchange contract with
(b) pay obligations arising out of such contracts to another member, or (c) pay obligations owed to the Association, the defaulting member, on complaint of the other member or, in the case of a debt owed to the Association, of the Treasurer of the Association, shall, subject to the provisions of Regulation 540.06, be suspended until the contract is performed or the debt satisfied. Registered firms and corporations shall be deemed members under this Rule. Application for reinstatement shall allege, under oath, that all such debts have been discharged, and notice of such application shall be posted on the bulletin board fifteen days prior to the hearing of such application pursuant to Rule 274.00.

                                Ch2 Insolvency
                                --------------

Nothing in this Rule shall preclude disciplinary action for the violation of any Rule or Regulation of the Association which contributed to the condition for which the member is suspended under this Rule. 130 (12/01/96)

278.01 Arbitration of Default - If the member alleged to be in default pursuant to Rule 278.00 denies the default, he shall be entitled to have the claim arbitrated. If the claim is admitted or established by a final arbitration award, the defaulting member shall be suspended until he has satisfied and discharged the debts owing to members on Exchange contracts. (08/01/94)

285.01 Financial Questionnaire - Each member, registered eligible business organization or wholly-owned affiliate of such member or registered eligible business organization shall furnish to the Business Conduct Committee or the Financial Compliance Committee, at such times as the Committee may designate, an answer to a financial questionnaire in such form as the Committee may prescribe. 1781 (04/01/98)

285.02 Audits - The Business Conduct or Financial Compliance Committee may require any member, registered eligible business organization or its wholly-owned affiliates carrying margin accounts for customers or transacting business involving the purchase and sale of cash commodities for customers, to cause to be made as of the date of an answer to a financial questionnaire, an audit of his or its assets, liabilities, accounts and affairs, including securities held for safekeeping, in accordance with such audit requirements as may be prescribed by said Committee, and to file with said Committee a statement to the effect that such an audit has been made and that the answers to the questionnaire are in accord therewith.

Such statement shall in the case of any such member of the Association not a partner of a registered partnership, a manager of a registered limited liability company, nor an officer of a registered corporation, be signed by such member. In the case of a registered partnership, such statement shall be signed by two general partners of the partnership, one of whom must be a member of the Association. In the case of a registered corporation, such statement shall be signed by at least two of the bona fide, active executive officers of the corporation, one of whom must be a member of the Association whose membership is registered on behalf of the corporation. In the case of a registered limited liability company, such statement shall be signed by at least two managers of the limited liability company, one of whom must be a member of the Association whose membership is registered on behalf of the limited liability company. In the case of a wholly-owned affiliate of a member, registered partnership, registered limited liability company or registered corporation, such statement must be signed as indicated above, as well as by an active executive officer of the wholly-owned affiliate. The statement must also certify that a copy of it has been made available to each general partner in the case of partnerships, to each of the members of a limited liability company and in the case of corporations each member of the Association whose membership is registered on behalf of the corporation.

The signature of a partner of such partnership, a member of such limited liability company or an officer of such corporation, may be waived by the Committee at the discretion of the Committee.

Such above statement shall in all cases be attested to by the auditors and a copy of the report of the audit signed by the auditors shall be retained as part of the books and records of the member, registered partnership or registered corporation. 1782 (04/01/98)


285.03 Notification of Capital Reductions - Any CBOT clearing member, or firm that has been approved to deliver against a CBOT contract must notify the Exchange in writing within two business days of any event or series of events, including any withdrawal, advance, loan or loss that, on a net basis, causes a twenty percent (20%) or more reduction of its net capital, or in the case of a Sole Proprietor Clearing Member or an agricultural regular firm, its Net Worth as last reported by submission of a financial statement. (01/01/04)

                                Ch2 Insolvency
                                --------------

285.04  Restrictions on Operations - (See 270.01) (08/01/94)

285.05  Financial Requirements -

A. All member firms that are registered as Futures Commission Merchants must comply with the requirements set forth in the following CFTC Regulations:


     1.   1.10 - Financial reports; and

          a. In addition to the requirements set forth in CFTC Regulation 1.10 each member FCM firm must:

               1. File with the Exchange Unaudited monthly financial statements, including an unaudited monthly financial statement as of the firm's fiscal year end; and

               2. Submit with the certified year-end financial statement a reconciliation between the certified financial statement and the unaudited monthly financial statement as of the firm's fiscal year end; and

               3. For all financial statement filings, submit a Statement of Income (Loss) for the period between the date of the most recent financial statement or, at the option of the member FCM, the most recent certified financial statement filed with the Exchange; and

               4. Each member FCM must promptly submit to the Exchange, unless specifically exempted, copies of any financial statements (for example, Focus Reports) submitted to any other futures or securities exchange, self-regulatory organization, Clearing Services Provider, or federal government agency.


          b.   Statement Certification and Attestation Requirements:

               1. For a member FCM which is a registered partnership, financial report must be signed in a manner as determined by the Exchange (i.e. - electronic or manual) by the individual designated as the Chief Financial Officer (or as having these responsibilities), in accordance with Chicago Board of Trade Regulation 230.03(a), provided that he is a general partner.

               2. For a member FCM which is any type of eligible business organization other than a partnership, financial reports must be signed in a manner as determined by the Exchange (i.e. - electronic or manual) by the individual designated as the Chief Financial Officer (or as having these responsibilities) in accordance with Chicago Board of Trade Regulation 230.03(a).

               3. An attestation letter must accompany all audited financial reports which are filed with the Exchange, as well as any financial reports which are not filed electronically. The attestation letter must certify that copies of the financial reports must be made available to: (a) each member of the Chicago Board of Trade whose membership is registered for the FCM: (b) each individual designated by the FCM, in accordance with Regulation 230.03(a): and (c) each general partner in the case of a partnership.

               4. The signature of the Chief Financial Officer, or the person who has these responsibilities, may be waived by the Exchange, at the discretion of the Exchange. In the event of such waiver, an FCM will be required, in the case of a partnership, to have a general partner sign the financial reports. In the case of any other type of eligible business organization, the FCM will be required to have the Chief Executive Officer sign the financial reports. In either event, this individual must either be a member of the Chicago Board of Trade, or must have been designated by the FCM, in accordance with Regulation 230.03(a).

               5. Financial report audited by an independent public accountant must be attested to by the independent public accountant.

               6. Financial reports which are filed through Exchange-approved electronic transmission must be accompanied by the CBOT assigned Personal

                                Ch2 Insolvency
                                --------------

                    Identification Numbers (PINS) of the authorized signers. The PIN number will constitute and become a substitute for the manual signature of the authorized signer to the electronically filed financial report. The PIN is a representation by the authorized signer that, to the best of his or her knowledge, all information contained in the statement being transmitted under the PIN is true, correct and complete.

               7. The unauthorized use of a CBOT assigned Personal Identification Number for electronic attestation by an unauthorized party is forbidden.

     2. 1.12 - Maintenance of minimum financial requirements by futures commission merchants; and

     3.   1.16 - Qualifications and reports of accountants; and

     4. 1.17 - Minimum financial requirements for futures commission merchants and introducing brokers; and

     5. 1.18 - Records for and relating to financial reporting and monthly computation by futures commission merchants; and

     6.   1.20 through 1.30 - Customers' Money, Securities, and Property; and

     7.   1.32 - Segregated account; daily computation and record; and

     8.   30.7 - Treatment of foreign futures or foreign options secured amount.

     Notwithstanding the foregoing requirements, the CBOT may impose additional accounting, reporting, financial and/or operational requirements as determined necessary.




B. Each non-FCM Clearing Member firm must file with the Exchange a certified year-end financial statement within 90 days of the firm's year end. In addition, such a firm is also required to file, within 45 days of the statement dates, unaudited quarterly financial statements for each of the three quarters that do not end on the firm's year end.

C. Sole Proprietor Clearing Members must file with the Exchange unaudited quarterly financial statements within 45 days of the statement dates.

D.   For firms that are regular to deliver agricultural products see Appendix
     4E.

E.   For firms that are regular to deliver Rough Rice see Appendix 37D.

     In addition, any FCMs, Non-FCMs, or Sole Proprietors who are CBOT Clearing Members must comply with any additional minimum financial requirements or financial statement filing requirements imposed on such members by the Exchange, or by the Clearing Services Provider, pursuant to a Clearing Services Agreement.

     Exchange staff may grant exceptions to the financial requirements imposed by this Regulation, unless required by the Commodity Futures Trading Commission, for good cause, if it is determined that such exceptions will not jeopardize the financial integrity of the Exchange, or the Clearing Services Provider, as applicable. (10/01/03)


285.08 Financial Arrangements - Each member who makes an arrangement to finance his transactions must identify to the Exchange the source of the financing and its terms. The Exchange must be informed immediately of the intention of any party to terminate or change any such arrangement. (12/01/94)


285.09 Trading Associations - Each member who makes an arrangement to be on the floor of the Exchange for the purpose of making discretionary trading decisions and executing discretionary trades for a firm must ensure that the firm is registered as a member firm of the Exchange. (11/01/03)


286.00 Trades of Non-Clearing Members - On the first business day of each month each clearing member who is creditor of any member as a result of debts related to the conduct of business as a broker, trader or commission merchant shall report to the Business Conduct Committee the name of each member whose unsecured indebtedness to him is in the amount of five thousand dollars ($5,000) or more. The Business Conduct Committee is authorized to furnish to any clearing member,

                                Ch2 Insolvency
                                --------------

on written request, the names of all members or member firms, to whom a specified member is indebted as reported hereunder, and the names of members and member firms as reported pursuant to Rule 252.00(h).

The phrase "unsecured indebtedness" as used in the rules means the amount of indebtedness in excess of collateral security valued in accordance with the provisions of paragraph 3 and 4 of Regulation 431.02.

Failure of a member or member firm to report such indebtedness may be considered to be an act detrimental to the interest or welfare of the Association under the provisions of Rule 504.00 and may be relied on by the Board of Directors in deciding not to allow a claim for such indebtedness under Rules 252.00 and
253.00. (08/01/94)

287.00 Advertising - No member shall publish any advertisement of other than strictly legitimate business character. 604 (08/01/94)

Ch2 Membership Interests

290.00 Market Categories - Each existing and prospective futures contract and options contract traded on the Exchange shall be listed in one of the following four market categories: Agricultural and Associated Market (AAM), Government Instruments Market (GIM), Index, Debt and Energy Market (IDEM), and Commodity Options Market (COM). The Board shall provide for the initial listing of such futures contracts and options contracts by adopting Regulations and may alter any such listing by amending these Regulations. No such listing shall affect any of the rights of full or associate members or other persons with trading access, except as may be specifically provided for herein. (08/01/94)

290.01 Agricultural and Associated Market (AAM) - The AAM consists of the following futures contracts: soybeans, soybean meal, soybean oil, oats, wheat, corn, anhydrous ammonia, diammonium phosphate, barge freight rate index, FOSFA International Edible Oils Index, sunflower seeds, catastrophe insurance and rough rice. (09/01/01)


290.02 Government Instruments Market (GIM) - The GIM consists of the following futures contracts: U.S. Treasury Bonds, U.S. Treasury Notes (6-10 years), U.S. Treasury Notes (5 years), U.S. Treasury Notes (2 years), Long Term and Medium Term Agency (Fannie Mae(R) Benchmark and Freddie Mac Reference) NotesSM, Mortgage, Inflation-Indexed U.S. Treasury Bonds, Long-Term Inflation-Indexed Treasury Notes, Medium-Term Inflation-Indexed Treasury Notes, German Government Bonds, Canadian Government Bonds (10 year), Cash Settled U.S. Treasury Notes (2 years), Zero Coupon Treasury Bonds, Zero Coupon Treasury Notes, U.S. Treasury Bills (90 days), Long-Term Japanese Government Bonds, Mortgage-Backed 10-Year Interest Rate Swap, 5-Year Interest Rate Swap, GNMA-CDR, Domestic CDs, Treasury Repos (30-day and 90-day) (when designated) Bund, Bobl, Schatz and When-Issued 2-Year U.S. Treasury Note. (05/01/04)



290.03 Index, Debt and Energy Market (IDEM) - The IDEM consists of the following futures contracts: 30-Day Fed Fund, Portfolios (when designated), Stock Indexes, CBOT Dow Jones - AIG Commodity Index(SM), CBOT X-Fund, Corporate Bond Index, Commercial Paper (30 days), Commercial Paper (90 days), Municipal Bonds (when designated), 10-Year Municipal Note Index, Municipal Bond Index, Eurodollars, Crude Oil (when designated), Leaded Gasoline (when designated), Unleaded Gasoline (when designated), Heating Oil (when designated), Silver, Gold, Gold Coins (when designated) Plywood, Structural Panel Index, CBOT U.S. Dollar Composite Index, CBOT Argentina, Brazil and Mexico Brady Bond Indexes, U.S. Treasury Yield Curve Spread, ComEdTM and TVA Hub Electricity. (11/01/02)


290.04 Commodity Options Market (COM) - The COM consists of the following options contracts: U.S. Treasury Bond Futures Options and all other options that are listed for trading by the Exchange. (08/01/94)

291.00 GIM Membership Interest - A GIM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the GIM pursuant to Regulation 290.02. In addition, the holder of a GIM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may members, but only with respect to contracts traded in the GIM. An eligible business organization may own a GIM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such GIM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the GIM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns a GIM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) A GIM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) GIM Membership Interest holders, annually, may elect a Committee consisting of 11 GIM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) In the event of full liquidation of the Association, the holder of a GIM Membership Interest shall

                           Ch2 Membership Interests
                           ------------------------

     share in the proceeds from dissolution in an amount equal to eleven percent (.11) of a full member's share. No holder of a GIM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No GIM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of a GIM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each GIM Membership Interest held.

(F) Each GIM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No GIM Membership Interest may be registered on behalf of an eligible business organization.

(G) Each person who seeks to purchase or be delegated a GIM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of a GIM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

(H) Each holder of a GIM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of GIM Membership Interests from any such duty or obligation which is incompatible with, or in conflict with or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of GIM Membership interest and GIM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule
     294.00 or the Regulations thereunder. (04/01/98)

292.00 IDEM Membership Interest - An IDEM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the IDEM pursuant to Regulation 290.03. In addition, the holder of an IDEM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may full members, but only with respect to contracts traded in the IDEM. An eligible business organization may own an IDEM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such IDEM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the IDEM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns an IDEM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) An IDEM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) IDEM Membership Interest holders, annually, may elect a Committee consisting of 11 IDEM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) In the event of full liquidation of the Association, the holder of an IDEM Membership Interest shall share in the proceeds from dissolution in an amount equal to one-half of one percent (.005) of a full member's share. No holder of an IDEM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No IDEM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of an IDEM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each IDEM Membership Interest held.

                           Ch2 Membership Interests
                           ------------------------

(F) Each IDEM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No IDEM Membership Interest may be registered on behalf of a eligible business organization.

(G) Each person who seeks to purchase or be delegated an IDEM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of an IDEM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

(H) Each holder of a IDEM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties and obligations imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of IDEM Membership Interests from any such duty or obligation which is incompatible with, or in conflict An eligible business organizationith or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of IDEM Membership Interest and IDEM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule 294.00 or the Regulations thereunder. (04/01/98)

293.00 COM Membership Interests - A COM Membership Interest is a personal right, which shall entitle the holder thereof to trade as principal and broker for others in all contracts listed in the COM pursuant to Regulation 290.04. In addition, the holder of a COM Membership Interest may communicate from the Floor of the Exchange with persons not on the Floor of the Exchange in the same manner as may full members, but only with respect to options contracts traded in the COM. An eligible business organization may own a COM Membership Interest on behalf of an individual nominee who is a full-time employee of the eligible business organization, provided that the Membership Committee determines that such COM Membership Interest is needed by the eligible business organization to carry on its business at the Association and that all rights and obligations of the COM Membership Interest shall remain the exclusive responsibility of the individual nominee. An eligible business organization which owns a COM Membership Interest may transfer it from one nominee to another individual employee of the eligible business organization who has been duly approved for membership subject to the provisions of Regulation 249.01(b).

(A) A COM Membership Interest shall not carry any voting rights on any matter which is the subject of a ballot vote of the general membership.

(B) COM Membership Interest holders, annually, may elect a Committee consisting of 11 COM Membership Interest holders, including a Chairman thereof. The Chairman of this Committee shall be liaison to the Chairman of the Board.

(C) Upon the inception of options trading on the Exchange, and in the event of full liquidation of the Association, the holder of a COM Membership Interest shall share in the proceeds from dissolution in an amount equal to one-half of one percent (.005) of a full member's share. No holder of a COM Membership Interest shall have the right to share in any other distribution made by the Association.

(D) No COM Membership Interest shall carry with it the attributes of membership in the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange.

(E) Each holder of a COM Membership Interest shall be responsible for paying all dues, fees and assessments that are applicable to full memberships for each COM Membership Interest held.

(F) Each COM Membership Interest may be sold or delegated according to the Rules and Regulations applicable to the sale and delegation of full and associate memberships. No COM Membership Interest may be registered on behalf of an eligible business organization.

(G) Each person who seeks to purchase or be delegated a COM Membership Interest shall make application according to the Rules and Regulations governing applications for full and associate membership. Each such applicant shall be considered eligible to assume the rights and obligations of a COM Membership Interest according to the procedures and standards that apply to full and associate members, as set forth in the Rules and Regulations.

                           Ch2 Membership Interests
                           ------------------------

(H) Each holder of a COM Membership Interest shall be subject to all Rules and Regulations of the Association including all specific duties imposed on such holders by the Rules and Regulations, as well as those duties and obligations imposed upon members or other approved persons under the Rules and Regulations; provided however, the Board may exempt holders of COM Membership Interests from any such duty or obligation which is incompatible with, or in conflict with or unrelated to the duties performed by them. All references to "members" and "membership" in the Rules and Regulations shall apply with equal force to holders of COM Membership Interest and COM Membership Interests, respectively, unless superseded or specifically negated by this Rule or by Rule 290.00 or Rule 294.00 or the Regulations thereunder.

(I) Upon the effective date of any termination of commodity options trading by the Commodity Futures Trading Commission, all rights and privileges specified in this Rule shall automatically expire and become null and void. (04/01/98)

293.01 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Treasury Bond futures, Long-Term Municipal Bond Index futures, Short-Term Treasury Note futures, Medium-Term Treasury Note futures or in Long-Term Treasury Note futures from the Treasury Bond options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.02 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean futures from the Soybean Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.03 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Corn futures from the Corn Options trading pit provided that such orders are for hedge purposes only. (08/01/94)



293.05 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Long-Term Treasury Note futures, Long-Term Municipal Bond Index futures, Medium-Term Treasury Note futures, Short-Term Treasury Note futures or in U.S. Treasury Bond futures from the Long-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.06 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Long-Term Municipal Bond Index futures, Long-Term Treasury Note futures, Medium-Term Treasury Note futures, Short-Term Treasury Note futures or in U.S. Treasury Bond futures from the Long-Term Municipal Bond Index Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.07 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Wheat futures from the Wheat Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.08 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean Meal futures from the Soybean Meal Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.09 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Soybean Oil futures from the Soybean Oil Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

                           Ch2 Membership Interests
                           ------------------------

293.10 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Short-Term Treasury Note futures, Medium-Term Treasury Note futures, Long-Term Treasury Note futures, Long-Term Municipal Bond Index futures or in U.S. Treasury Bond futures from the Short-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.12 IDEM Membership Rights - Holders of IDEM Membership Interests shall be permitted to transmit orders verbally, by hand signals or in writing to brokers in U.S. Treasury Bond futures, Long- Term Treasury Note futures, Short-Term Treasury Note futures, or Medium-Term Treasury Note futures from the Municipal Bond Index futures pit, provided that such orders are for hedge purposes only. (08/01/94)

293.14 AM and COM Membership Rights - Holders of Associate Memberships and COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Oat futures from the Oat Options trading pit provided that such orders are for hedge purposes only. (08/01/94)

293.15 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, or in writing to brokers in the underlying Medium-Term Treasury Note futures, Short-Term Treasury Note futures, Long-Term Municipal Bond Index futures, Long-Term Treasury Note futures or in U.S. Treasury Bond futures from the Medium-Term Treasury Note Options trading pit provided that such orders are for hedge purposes only. (09/01/97)

293.16 IDEM Membership Rights - Holders of IDEM Membership Interests shall be permitted to transmit orders verbally., by hand signals, in writing, or by any other means deemed acceptable by the Board to brokers in options on CBOT(R) Dow Jones Industrial AverageSM Index futures, from the CBOT(R) Dow Jones Industrial AverageSM Index futures trading pit, provided that such orders are for hedge purposes only. (11/01/97)

293.17 COM Membership Rights - Holders of COM Membership Interests shall be permitted to transmit orders verbally, by hand signals, in writing, or by any other means deemed acceptable by the Board to brokers in CBOT(R) Dow Jones Industrial AverageSM Index futures, from the CBOT(R) Dow Jones Industrial AverageSM Index options trading pit, provided that such orders are for hedge purposes only. (11/01/97)

294.00 Membership Interest Participations - On April 30, 1982 there shall be created one thou- sand four hundred and two (1,402) one-quarter participations each in GIM Membership Interests, IDEM Membership Interests, and COM Membership Interests. Each full member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-quarter participation in a GIM Membership Interest, a one-quarter participation in an IDEM Membership Interest and a one-quarter participat ion in a COM Membership Interest for each full membership held by such full member. Further, on April 30, 1982 there shall be created a quantity of one-half participations each in IDEM Membership Interests and COM Membership Interests equal to the number of associate memberships that appear on the membership list of the Association as of the close of business on April 30, 1982. Each associate member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest for each associate membership held by such associate member. (08/01/94)

294.01 Transfer of Membership Interest Participations - One-quarter participations in GIM Membership Interests, IDEM Membership Interests and COM Membership Interests, and one-half participations in IDEM Membership Interests and COM Membership Interests shall be transferable only to and among full, associate and conditional associate members of the Association; GIM, IDEM and COM Membership Interest holders; and member firms. Membership Interest fractional participations may be sold or purchased by authorized individuals or firms in accordance with the mechanics of the bid/ask market for Membership and Membership Interests as set forth in Regulation 249.01(a) or may be transferred intra-family between authorized individuals in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Membership Interest fractional participations may not be sold or transferred in any other manner. (08/01/94)

294.02 Registration of Membership Interests - Any authorized person or firm who acquires or

                           Ch2 Membership Interests
                           ------------------------

accumulates four one-quarter participations in GIM Membership Interests may surrender to the Association such four one-quarter participations for one GIM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in IDEM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one IDEM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in COM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one COM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any person or firm who surrenders participations in accordance with this Regulation shall pay a registration fee as may be established by the Board. (08/01/94)

294.03 Dues and Assessments on Membership Interest Participations - No authorized person who holds fractional participations in GIM, IDEM, or COM Membership Interests shall be responsible for the payment of any dues, fees or assessments in respect of such fractional participations. (08/01/94)

294.04 Accumulation of Membership and Membership Interest Participations by the Board - The Board of Directors, in its discretion, may accumulate, pool and require all outstanding fractional participations in Associate Memberships and IDEM and COM Membership Interests to be surrendered between April 30, 1989 and August 31, 1989. All such fractional participations in Associate Memberships and IDEM and COM Membership Interests so surrendered shall be accumulated into full Associate Memberships or IDEM or COM Membership Interests respectively and sold at prevailing market prices to any individuals who are authorized to purchase such Memberships or Membership Interests under the Rules and Regulations. The proceeds from the sale of such Associate Memberships and IDEM and COM Membership Interests shall be distributed pro- rata to those authorized persons surrendering such fractional participations in Associate Memberships and IDEM and COM Membership Interests in proportion to the number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by the authorized person to the total number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by all authorized persons. (08/01/94)

294.05 Time Limit for Accumulating AM Participations - To implement the provisions of Rule 294.00, any member or associate member who accumulates one-quarter AM participations and surrenders them for an associate membership by the close of business on May 28, 1982 shall be entitled to receive as of June 1, 1982, in respect of each such associate membership, a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest. A sufficient quantity of such IDEM and COM Membership Interest participations shall be created on May 28, 1982 to allow any such distribution. (08/01/94)

294.06 Claims Procedures Regarding Membership Interest Fractional Participations - Proceeds from the sale of a Membership Interest fractional participation, and the deposit required for Membership Interest fractional participations transferred pursuant to Regulations 249.01 (d) and 294.01, shall be deemed to be subject to the provisions of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01 (e) with respect to the filing of claims against the proceeds of the sale or transfer of a Membership or Membership Interest. The Secretary shall provide notice of sales or transfers of Membership Interest fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of Memberships and Membership Interests. (08/01/94)

296.00 Elimination of GIM Membership Interests - Subject to the exceptions set forth below, on the effective date of this Rule, each existing GIM Membership Interest shall automatically become a one-half participation in an Associate Membership; each unaccumulated one-quarter participation in a GIM Membership Interest shall automatically become a one-eighth participation in an Associate Membership; and status as a GIM Membership Interest holder or nominee shall cease respectively for each individual who owns a GIM Membership Interest or is a nominee of a firm-owned GIM Membership Interest. Fractional participations in an Associate Membership shall carry no privileges of

                           Ch2 Membership Interests
                           ------------------------

a Membership or Membership Interest, including but not limited to trading and voting privileges.

(1) With respect to individuals who own GIM Membership Interests, each individual who (a) applied for approval as a GIM Membership Interest holder prior to January 21, 1986, and whose application for such approval was pending as of January 21, 1986 and/or (b) acquired his current GIM Membership Interest as of January 21, 1986, or pursuant to a bid to purchase that was listed with the Exchange as of January 21, 1986, may continue as a GIM Membership Interest holder subject to all the privileges and obligations such Membership Interest entails. However, each GIM Membership Interest covered by this exception may only be sold or transferred as a one-half participation in an Associate Membership. The limitations on transfers of a GIM Membership Interest described in this Rule 296.00(1) shall not apply when (i) the transferor is the estate of a deceased membership interest holder and the transferee is the decedent's spouse and (ii) the GIM Membership Interest has not already been transferred pursuant to this sentence.

(2) With respect to nominees of firm-owned GIM Membership Interests, each nominee who has had his current GIM Membership Interest assigned to him as of January 21, 1986, may, at the assigning firm's election, continue as a GIM Membership Interest nominee subject to all the privileges and obligations such Membership Interest entails. In addition, a firm shall be permitted to assign any GIM Membership Interest it owns to two consecutive nominees following the nominee who was assigned such Membership Interest as of January 21, 1986. However, each firm-owned GIM Membership Interest covered by this exception may only be sold as a one-half participation in an Associate Membership.

None of the foregoing shall preclude individuals covered by paragraph (1) or firms covered by paragraph (2) from treating their GIM Membership Interests as one-half participations in Associate Memberships and combining them with other fractional participations in Associate Memberships. (11/01/99)

296.01 Transfer of Associate Membership Participations - In accordance with the mechanics of the bid/ask market for Memberships and Membership Interests as set forth in Regulation 249.01(a), member firms and individuals may purchase or sell one-eighth or one-half participations in Associate Memberships created pursuant to Rule 296.00 or Regulation 296.03. Individuals may also transfer Associate Membership fractional participations in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Associate Membership fractional participations may not be sold or transferred in any other manner. Each individual who acquires a fractional participation in an Associate Membership but who is not a Full Member, Associate Member, GIM Membership Interest holder or GIM Membership Interest nominee in good standing shall apply for election to Associate Membership status under the same procedures and requirements as are specified in Regulation 249.01(a)(iii) for purchasers of Associate Memberships, and also shall be subject to the provisions of Regulation 249.01(a)(iv) and (v). However, any individual whose status as a GIM Membership Interest holder or nominee automatically ceases pursuant to Rule 296.00 on the effective date of such Rule shall have 60 days thereafter in which to acquire an Associate Membership and become an Associate Member without applying for election to Associate Membership status. Any individual required to apply for Associate Membership status under this regulation and who is elected to such status must acquire an Associate Membership within 60 days of notification of such election or within such extension of this period as may be granted by the Board of Directors. If he is unable to do so, he must, at his option, either re-apply for Associate Membership status or take all necessary steps to effect a sale of the Associate Membership fractional participations he has acquired within 30 days of the end of the period specified in the preceding sentence. (08/01/94)

296.02 Registration of New Associate Memberships - Any person or firm which acquires and accumulates any combination of fractional participations in Associate Memberships that equals one complete Associate Membership may surrender such fractional participations to the Department of Member Services for one Associate Membership, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any GIM Membership Interest holder or nominee in good standing who surrenders fractional participations under this Regulation shall not be required to apply for election to Associate Membership status. Once two or more fractional participations have been combined, they may not be separated. (08/01/94)

296.03 Additional Associate Membership Participations or GIM Membership Interests - The

                           Ch2 Membership Interests
                           ------------------------

Board of Directors may at any time at its discretion create additional fractional participations in Associate Memberships but only if necessary to facilitate the combination of existing fractional participations into Associate Memberships. The Board of Directors may also create new GIM Membership Interests to sell to individuals who applied for approval as GIM Membership Interest holders prior to January 21, 1986, and/or to individuals whose bids to purchase GIM Membership Interests were on file with the Association as of January 21, 1986. Such new GIM Membership Interests shall be created and sold only if, in the judgement of the Board, GIM Membership Interests are not otherwise available to such individuals through bona fide purchases in the Exchange's bid/ask market. (08/01/94)

296.04 Waiver of Transfer and Registration Fees - No fees shall be charged for transfers of fractional participations in Associate Memberships effected through the Exchange's bid/ask market or for registrations of new Associate Memberships acquired by accumulation of fractional participations under Regulation 296.02. (08/01/94)

296.05 Dues and Assessments - Associate Members shall pay full dues, fees and assessments as provided for by the Association. However, each person or firm who acquires an Associate Membership by the accumulation and surrender of fractional participations pursuant to Regulation 296.02 shall be exempted from member dues assessed on such Associate Membership pursuant to Rule 240.00 for a period of twelve (12) consecutive calendar quarters beginning with the quarter following the quarter in which the fractional participations for such Associate Membership are surrendered. Only the original owner of each newly created Associate Membership shall be eligible for the dues waiver referenced herein. (08/01/94)

296.06 Claims Procedures Regarding Associate Membership Participations - The proceeds of Associate Membership fractional participation sales, and the deposit required for Associate Membership fractional participations transferred pursuant to Regulations 249.01(d) and 296.01, shall be deemed proceeds of membership for purposes of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01(e) with respect to the filing of claims against the proceeds of the sale or transfer of a membership or membership interest. The Secretary shall provide notice of sales or transfers of Associate Membership fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of memberships and membership interests.

Interpretation - The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice:

     "A person shall achieve Full Membership status (i.e. - Full Membership voting rights and trading privileges) only through the purchase of a Full Membership.

     The foregoing shall not affect the existing Exchange provisions for the delegation, member firm transfer, or intra-family transfer of Full Memberships." (08/01/94)

====================================================================================================================================
Chapter 3
Exchange Floor Operations and Procedures
====================================================================================================================================
     Ch3 Exchange Halls.............................................................................................  303
          300.00  Exchange Halls....................................................................................  303
          301.00  Admission to the Floor............................................................................  303
          301.01  Non-Members.......................................................................................  303
          301.02  Guest Badges......................................................................................  303
          301.03  Guests............................................................................................  303
          301.04  Press.............................................................................................  303
          301.05  Floor Clerks......................................................................................  303
          301.05  Floor Clerks......................................................................................  304
          301.07  Floor Clerk-Special Badges........................................................................  304
          301.08  Trainee Non-Members...............................................................................  305
          301.10  Twenty-Five Year Member...........................................................................  305
          301.11  AP................................................................................................  305
          301.12  Membership Floor Access Badges....................................................................  305
          305.00  Exchange Floor Fines..............................................................................  305
          310.00  Time and Place for Trading........................................................................  305
          310.01  Access to Trading Pit.............................................................................  305
          311.00  Hours for Trading.................................................................................  306
          311.00A Hours for Trading.................................................................................  306
          312.01  Holidays..........................................................................................  306
          313.00  Sundays or Holidays...............................................................................  306

     Ch3 Market Quotations..........................................................................................  307
          320.02  Wire and Other Connections........................................................................  307
          320.03  Decisions of Exchange.............................................................................  307
          320.04  Consent Required for Wires........................................................................  307
          320.05  Registration with Exchange........................................................................  307
          320.06  Notice of Discontinuance of Communications........................................................  307
          320.07A Telephones........................................................................................  307
          320.08  Conduct of Private Offices........................................................................  307
          320.09  Telephone Wires and Television....................................................................  307
          320.12  Radio Broadcasting................................................................................  308
          320.13  Commodity and Commodity Option Quotations.........................................................  308
          320.14  Transactions Made at other than Current Market....................................................  308
          320.15  Market Quotations.................................................................................  308
          320.16  Fast Quotations...................................................................................  308
          320.17  Authority of Pit Committees over Quotation Changes and Insertions.................................  309
          320.17B Authority of Pit Committees over Quotation Changes and Insertions.................................  309
          320.18  Authority of the Market Report Department and the Regulatory Compliance Committee over Quotation
                  Changes and Insertions............................................................................  309
          320.19  Opening and Closing Orders........................................................................  310
          321.00  Price Limits......................................................................................  310

     Ch3 Market Information.........................................................................................  311
          325.02  Foreign Crop Reports..............................................................................  311

     Ch3 Floor Practices............................................................................................  312
          330.00  Floor Brokers.....................................................................................  312
          330.00A Brokers and Clearing Members......................................................................  312
          330.01  Floor Broker and Floor Trader Registration........................................................  312
          330.02  Maintenance of Floor Broker and Floor Trader Registration.........................................  312
          330.03  Broker Associations...............................................................................  312
          330.04  Registration of Members Trading in U.S. Treasury Bond Futures.....................................  313

          331.01  Price of Execution Binding........................................................................  313
          331.01A Acceptable Orders.................................................................................  313
          331.02  Acceptable Orders.................................................................................  313
          331.03  All-Or-None Transactions..........................................................................  314
          331.04  Execution of Simultaneous Buy and Sell Orders for Different Account Owners........................  315
          331.05  Block Trade Transactions..........................................................................  315
          332.00  Orders Must Be Executed in The Public Market......................................................  316
          332.01  Open Market Execution Requirement.................................................................  316
          332.01A Bidding and Offering Practices....................................................................  317
          332.01B Conformation with Section 1.39 of The Commodity Exchange Act......................................  317
          332.02  Trade Data........................................................................................  317
          332.03  Lost Orders.......................................................................................  318
          332.04  Records of Floor Traders..........................................................................  318
          332.041 Accountability of Trading Cards...................................................................  318
          332.05  Card Collection...................................................................................  318
          332.06  Records of Proprietary Orders.....................................................................  318
          332.07  Accountability of Trading Documents...............................................................  319
          332.08  CTR Recordkeeping and Data Entry Requirements.....................................................  319
          332.09  Member Trading for Another Member on the Trading Floor............................................  319
          332.10  Prohibition of Trading or Placing Verbal or Flashed Orders from the Clerks Step in Financial
                  Futures and Options Contracts.....................................................................  319
          332.11  Changers..........................................................................................  321
          333.00  Trades of Non-Clearing Members....................................................................  321
          333.01  Error Accounts....................................................................................  322
          333.03  Funds in Trading Accounts Carried by Clearing Members.............................................  322
          334.00  Trades of Non-Clearing Members....................................................................  323
          335.00  Bids and Offers in Commodities Subject to First Acceptance........................................  323
          336.00  Bids and Offers in Commodities Subject to Partial Acceptance......................................  323
          336.01  Guaranteeing Terms of Execution...................................................................  323
          337.01  Orders Involving Cancellations Accepted on a 'Not Held' Basis.....................................  323
          350.00  Trade Checking Penalties..........................................................................  323
          350.01  Failure to Check Trades...........................................................................  323
          350.02  Responsibility For Customer Orders................................................................  324
          350.03  Identification of Floor Trading Personnel and Floor Traders.......................................  324
          350.04  Errors and Mishandling of Orders..................................................................  324
          350.05  Floor Practices...................................................................................  325
          350.06  Give-Ups..........................................................................................  326
          350.07  Checking and Recording Trades.....................................................................  326
          350.08  Notification of Unchecked Trades..................................................................  326
          350.10  Exemption for Certain Joint Venture Products......................................................  327
          350.11  Resolution of Outtrades...........................................................................  327
          352.01  Spreading Transactions............................................................................  328
          352.01A Unacceptable Spread Orders........................................................................  330
          352.02  Joint Venture Intermarket and Inter-Regulatory Spreads............................................  330
          360.01  Pit Supervisory and Enforcement Authority of the Respective Pit Committees........................  330

================================================================================
Chapter 3
Exchange Floor Operations and Procedures
================================================================================

Ch3 Exchange Halls

300.00 Exchange Halls - The Board shall provide Exchange Halls which shall be open for trading during such hours as the Board of Directors shall designate. For the purpose of Exchange rules, Exchange Halls may be deemed to include an approved automated order entry facility. Complete jurisdiction over the Exchange Halls, all parts of the building and any automated systems of the Association is vested in the Board. 69 (08/01/94)

301.00 Admission to the Floor - No one but a member shall make any transaction or execute orders in securities or commodities traded in or upon the Floor of the Exchange. No one but a member shall be admitted to the Floor of the Exchange, except as provided by Regulations adopted by the Regulatory Compliance Committee. 259 (08/01/94)

301.01 Non-Members - No non-member shall be admitted to the Floor of the Exchange except as provided in this Chapter 3. Persons not wearing a valid badge shall not be admitted to the floor of the Exchange. 1370 (08/01/94)

301.02 Guest Badges - The Safety and Security Department may, upon application of a member, issue a badge to a guest of the Exchange or, upon its own initiative, issue a badge to a guest permitting access to the floor of the Exchange. 1371 (08/01/94)

301.03 Guests - All guests of a member shall be accompanied by a member while on the Exchange Floor and shall obey all Rules and Regulations respecting floor conduct established herein for members. Members shall be responsible for all violations of the Chicago Board of Trade Rules and Regulations committed by their guests and for resulting fines. 1372 (08/01/94)

301.04 Press - Annual courtesy cards to the Press, permitting admission to the Exchange Hall, may be issued and recalled by the written authorization of the Communications Department. 1373 (08/01/94)

301.05 Floor Clerks - With the prior approval of the Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, a non-member employee of a member or member firm registered under Rule 230.00 may be admitted to the Exchange Floor upon the payment by the employer of such periodic fees as may be established by the Finance Committee. No floor clerk shall be permitted to enter the Exchange Floor without a badge. Floor clerks may perform only such services and other clerical, telephone and informational duties as may be specifically permitted by the Regulatory Compliance Committee. (See Appendix 3B.)

Floor clerks are strictly prohibited from soliciting orders. Floor clerks may not be registered as an Associated Person except as provided in Regulation
301.07. They may communicate orders to the pit from their position or communications instrument by use of hand signals or verbal notification. When communicating orders in either fashion, a record must immediately be made and time-stamped in accordance with Regulation 465.01.

Floor clerks are not permitted to run on the Exchange Floor or in the corridors of the building and shall at all times maintain decorum. The Floor Conduct Committee may recall floor clerk badges for cause and may exclude from the Floor any non-member employee of any member.

The responsibility of conduct and appearance of employees on the Exchange Floor shall be that of the member employer.

Notwithstanding Rule 420.00, nonmembers holding a Floor Clerk badge or a Broker Assistant badge shall not have any interest whatsoever in a commodity futures or commodity options account which contains positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange. No member or member firm may jointly hold such an account with a nonmember Floor Clerk or Broker Assistant, and no member firm may accept or carry any such account in which a nonmember Floor

Clerk or Broker Assistant holds any interest. Provided, however, that the following shall apply to any person who has Associate Membership, Membership Interest, or permit holder status on the Exchange or Membership status on the MidAmerica Commodity Exchange and who also holds a Floor Clerk or Broker Assistant badge:

Such person shall not trade for, or carry in his account or an account in which he has any interest, any positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange except for those contracts which he is entitled to trade as principal or broker for others by virtue of his Membership, Membership Interest or permit holder status as referenced above. However, a Member, Membership Interest Holder or permit holder who holds a Broker Assistant badge, and who stands in an area designated for broker assistants outside of a financial futures or financial options pit, may carry in his account or an account in which he has an interest, any positions in contracts traded on the Exchange or the MidAmerica Commodity Exchange, provided that the orders for such positions are placed through the normal customer order flow process.

These provisions shall not be interpreted to prohibit an individual from being employed as a Floor Clerk or a Broker Assistant simply because another family member is a member of the Exchange who trades for his or her own personal account, whether such individual is employed by the family member or by another member. However, Floor Clerks and Brokers Assistrants are strictly prohibited from initiating trades or advising on the initiation of trades for a family member's account or any other account.

Violations of this Regulation shall be cause for suspension or revocation of a person's floor access privileges and for suspension or expulsion of his employer, or such other action as the Floor Conduct Committee may deem appropriate, in accordance with the applicable procedures set forth in Chapter
5. In the event a floor clerk is registered as an Associated Person in violation of this Regulation, after notice and for good cause shown, the Floor Conduct Committee may cause such floor clerk's floor access keycard to be immediately deactivated and take whatever other disciplinary action it deems necessary consistent with this Regulation. Upon termination of the Associated Person status, a floor clerk's keycard may be reactivated.

A non-clearing member holding a Floor Clerk or Broker Assistant badge shall be required to notify his Primary Clearing Member, as defined in Rule 333.00, of the name, address and immediate supervisor of the member or member firm by whom he is employed as a Floor Clerk or Broker Assistant. Upon a Primary Clearing Member's revocation of clearing authorization in accordance with Rule 333.00(c), the Primary Clearing Member immediately shall give written notice to the member or member firm who employs a non-clearing member as a Floor Clerk or Broker Assistant that the non-clearing member's clearing authorization has been revoked. A non-clearing member holding a Floor Clerk or Broker Assistant badge shall be denied floor access privileges upon the revocation of clearing authorization by his Primary Clearing Member. The floor access privileges of a non-clearing member who holds a Floor Clerk or Broker Assistant badge may be reinstated upon the filing of a release with the Member Services Department by the non-clearing member's Primary Clearing Member in accordance with Rule 333.00(d). (04/01/97)

301.06 Floor Access by Annual Election Candidates and Non-Member (Public) Directors -

The following are permitted physical access to the Floor of the Exchange:
a)   Candidates in the current year's Annual Election who:

     - Have been nominated either by the Nominating Committee or by petition pursuant to Rule 102.00; and

     - Do not already have Exchange Floor access by virtue of a membership privilege.

b)   Non-member (public) Directors on the Association's Board.

Individuals who are admitted to the Exchange Floor pursuant to this regulation shall not be authorized thereby to execute trades or to perform any other functions which are reserved to members or clerks on the Exchange Floor. (06/01/00)

301.07 Floor Clerk-Special Badges - The Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, may issue special badges authorizing non-member employees of

                              Ch3 Exchange Halls
                              ------------------

members or member firms to perform the duties of a "Floor Clerk" as defined in Regulation 301.05. Such authorization shall be for a specific period not to exceed two weeks. The Member Firm Staff Services Department shall maintain proper records of these authorizations.

When such non-member employees are Associated Persons, such authorization may be granted for a specific period not to exceed three business days but only if the employer demonstrates to the satisfaction of the Floor Conduct Committee, or designated staff pursuant to delegated authority, that it temporarily lacks enough available Floor Clerks to meet its business needs. No particular employee can be so authorized for more than three days in any calendar month. Applicants for membership may be issued special badges by the Exchange Services Department for a period of ten business days. (08/01/94)

301.08 Trainee Non-Members - The Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, shall, upon written request signed by a member and directed to the Secretary, issue badges to trainee non-member employees of members or member firms, authorizing admission of such trainees to the Exchange Hall. Such authorization shall be limited to a thirty-day period as to any trainee and no member or member firm shall be allowed to have more than one trainee on the Exchange Floor at any one time. Trainees may perform the duties of a "Floor Clerk" as defined in Regulation 301.05. The member or member firm which is the employer of the trainee shall be responsible for his conduct while he is on the Floor. The Member Firm Staff Services Department shall maintain proper records of these authorizations. No member or member firm shall use the provisions of this Regulation to avoid the purchase of a membership. 1377 (08/01/94)

301.10 Twenty-Five Year Member - When a member who has been a member for twenty-five years or more transfers his Membership privilege or delegates the rights and privileges of his Membership under Rule 221.00, said member shall be issued an Honorary Membership Badge by the Secretary's Office which will entitle the former member to access to the Trading Floor (with the exception of the Trading Pits), and to remain on the Association's mailing lists. 1379 (11/01/94)

301.11 AP - With the prior approval of the Floor Conduct Committee, or designated Exchange staff pursuant to delegated authority, an Associated Person and an applicant for membership may be admitted to the Floor of the Exchange for the limited purpose of observing various Floor activities of the members and other privileged non-members who have been allowed access to the Floor. Such admittance shall be limited to a period of two weeks (ten business days). 1380 (08/01/94)

301.12 Membership Floor Access Badges - Any member, membership interest holder or delegate whose floor access trading privileges have been revoked, suspended or lawfully discontinued for any reason must return the floor access membership badge and access card to the Member Services and Member Firm Staff Services Department within 30 days from the termination of floor access privileges. Any failure to comply with this Regulation will be referred to the Floor Conduct Committee.

Willful possession of a membership floor access badge or access cards by anyone not then entitled to the privileges of that membership shall be an act detrimental to the Association. (09/01/00)

305.00    Exchange Floor Fines - (See 519.00) and (See 520.00A) (08/01/94)


310.00 Time and Place for Trading - Dealings upon the Exchange shall be limited to the hours during which the Exchange is open for the transaction of business, and no member shall make any transaction in securities with another member except at the post designated for the particular security in which the transaction is made and no member shall make any transaction for future delivery of a commodity except in the pit assigned to trading in such commodity, except as provided in Regulations 331.05, 444.01, 444.03, and Chapter 9B. No member shall make, in the rooms of the Association, a transaction with a non-member, in any commodity or in any security admitted to dealing on the Exchange; but this Regulation shall not apply to transactions with an employee of the Association or of the Clearing Services Provider engaged in carrying out arrangements approved by the Regulatory Compliance Committee to facilitate the borrowing and lending of money. 258 (01/01/04)


310.01 Access to Trading Pit - Trading in any commodity or option thereon shall be limited to an area specified by the Exchange Services Department. Non-members shall not be authorized to enter the trading areas except as otherwise provided in the Rules and Regulations. (08/01/94)

                              Ch3 Exchange Halls
                              ------------------

311.00    Hours for Trading - (See 1007.00) (08/01/94)

311.00A   Hours for Trading - Your Rules and Floor Committees have given careful consideration to reports of trading outside of the hours prescribed and recommend enforcement of Rule 1007.00. We feel that disciplinary action is warranted on any infractions.

Strict observance of the above requires that after the closing bell no orders should be transmitted to the Floor, nor should any orders be accepted by brokers for filling, nor should any public wire orders be sent to the pit,-all such being reported back to senders 'received too late, market closed.'

All members should caution clients who want orders filled on or near the close to enter such orders to be filled 'about the close,' so that the broker may handle them properly. On the last trading day of a current month it is essential that all orders to close contracts reach the traders in sufficient time to permit filling without congestion.

Members who trade the options underlying the Soybean Meal, Soybean Oil, Oat and Silver Futures markets may enter futures orders during the respective futures markets' "closing call rotations" providing that the futures orders are entered for the purpose of hedging an option position. 13R (04/01/99)

312.01 Holidays - The following days are declared to be holidays, to wit: New Year's Day (January 1), Martin Luther King, Jr. Day (3rd Monday in January), Washington's Birthday (3rd Monday in February), Good Friday, Memorial Day (last Monday in May), Independence Day (July 4), Labor Day (1st Monday in September), Thanksgiving Day (4th Thursday in November) and Christmas Day (December 25).

When any such holidays fall on Sunday, the Monday next following shall be considered such holiday. When any such holidays fall on Saturday, the Friday immediately preceding shall be considered such holiday. 1937 (12/01/99)

313.00 Sundays or Holidays - When a contract in commodities matures on Sunday, or on a holiday, performance thereof shall be made on the preceding business day. 256 (08/01/94)

Ch3 Market Quotations

320.02 Wire and Other Connections - The privilege of telephonic or other wire connection between the office of a member and the Exchange shall not be enjoyed as a right of the member, but shall rest in the discretion of the Exchange.

The Exchange, in its discretion may grant or withhold such privilege from a member, and, in its discretion, without being obliged to assign any reason or cause for its action, may disconnect or cause to be disconnected any apparatus or means for such communication or may deprive any member of the privilege of using any public telephone or means of communication installed by the Exchange for the use of members. This Regulation shall not apply to wire or other connections relating to the Exchange's e-cbot system. 1031 (09/01/00)

320.03 Decisions of Exchange - Every decision of the Exchange, whereby a member is deprived of any such privilege, shall be immediately posted upon the bulletin board in the Exchange, and every member shall be deemed to have notice thereof.

No member shall, after such notice shall have been posted directly or indirectly furnish to the member named therein any facilities for communication between the office of the member so named and the Floor of the Exchange or between the office of the member so named and the office of any other member. 1032 (10/01/94)

320.04 Consent Required for Wires - No member shall establish or maintain wire connection of any description whatsoever or permit wireless communication between his office and the office of any nonmember corporation, firm, or individual transacting a banking or brokerage business, without having first obtained the approval of the Exchange therefor.

The applications for such connections or means of communication shall be in a form prescribed by the Exchange.

The use of public telephone or telegraph service in such manner as to amount to private connection shall be deemed to be within this Regulation. 1033 (08/01/94)

320.05 Registration with Exchange - Every such means of communication shall be registered with the Exchange, together with the telegraphic, telephonic, or wireless calls used in connection therewith; the Exchange may make such requirements governing said matters as it shall deem necessary or desirable. 1034 (08/01/94)

320.06 Notice of Discontinuance of Communications - Notice of the discontinuance of any such means of communication shall be promptly given to the Exchange; and the Exchange shall have power, at any time in its discretion, to order any such means of communication discontinued.

No such communication shall be other than by means of a wire or wireless system approved by the Exchange. 1035 (08/01/94)

320.07A   Telephones - Exchange policy permits direct telephone communications to the Trading Floor from the members or member firms to the table or booth of a clearing member on the Trading Floor. 34R (08/01/94)

320.08 Conduct of Private Offices - The Exchange is empowered to examine into the conduct of all private offices or places of business receiving the continuous market quotations of the Association, and, in such places where the Exchange shall deem the continuance of such service detrimental to the best interests of this Association, the Exchange shall forthwith order a discontinuance of the quotations and shall report the facts immediately to the Finance Committee, which shall take whatever further action is necessary to uphold the good name and dignity of this Association. 1040 (08/01/94)

320.09 Telephone Wires and Television - No member of this Association shall, by messenger, signal, telephone, telegraph, or any other means whatsoever, convey or transmit continuously the market quotations from the Floor of the Exchange to any person, firm, or corporation located off the Floor of the Exchange, except with the permission and pursuant to the requirements of the Exchange. This does not prohibit ordinary conversation where dissemination of quotations is not contemplated.

                              Ch3 Market Quotations
                              ---------------------

Such permission for telephone wires, if granted, shall be subject to charges as prescribed by Regulation 320.13. Such permission for closed-circuit television, if granted, shall be subject to charges as may be prescribed by the Finance Committee. 1041 (08/01/94)

320.12    Radio Broadcasting   -

(a) No member, firm, corporation or employee thereof shall transmit, by any kind of radio service, any market quotations, either securities, futures, cash grain on spot or to arrive, or any market information or gossip without the approval of the Exchange.

(b) No quotations except those prevailing at the opening of the market; and at each thirty minutes thereafter; and at the close of the market, may be used for broadcasting.

(c) Radio broadcasting stations must name the periods at which the quotations prevailed and designate them as furnished by the Board of Trade of the City of Chicago.

(d) No member, firm, corporation, or employee thereof shall in any manner claim or be given credit for furnishing information for radio service, except as provided in section (c) of this Regulation.

(e) Upon application, the Exchange may grant permission to individuals, firms, corporations, or employees thereof, to furnish the quotations of this Association to radio stations. The name of the individual, firm, corporation, or employees thereof, may be mentioned at the beginning and at the end of each period at which quotations are broadcast. In case there is more than one request to furnish this service at any location, the Exchange may divide the time equally upon a yearly basis. 1044 (08/01/94)

320.13 Commodity and Commodity Option Quotations - The transmission by private wire or other means of market quotations of any commodity or commodity option made on the Exchange shall be subject to the approval and control of the Exchange. Such quotations shall include all bids, asks, and market prices of any commodity or commodity option traded on the Exchange each business day between the opening of trading in such commodity or option and until thirty minutes after the close of such trading. Such quotations constitute valuable property of the Board of Trade which are not within the public domain. The transmission and receipt of such quotations shall be subject to such conditions, including the payment of applicable fees, as the Exchange shall impose. Failure to comply with such conditions shall subject any member receiving or distributing such quotations to disciplinary action including suspension from the Association. (08/01/94)

320.14 Transactions Made at other than Current Market - Transactions made at a price above that at which the same futures contract or options series is offered, or below that at which such futures or options contract is bid, are not made at the current market price for such futures or options contracts and shall be disallowed by the action of any two members of the relevant Pit Committee. If so disallowed, such transactions shall not be reported or recorded by the Exchange or, if already reported, shall be cancelled. A determination on whether a price(s) should be disallowed must be made within 10 minutes after the Pit Committee has been notified that the price has been called into question, otherwise the quote(s) in question must stand. A determination pursuant to this Regulation to disallow a transaction shall be final. (05/01/97)

320.15 Market Quotations - The reporter in each pit shall be the judge of what constitutes a proper range of quotations to be sent out, subject to the supervision of the Pit Committee in the respective pits.

Quotations sent out must be based on transactions made in the open market. The term "open market" means a bid or an offer openly and audibly made by a public outcry and in such a manner as to be open to all members in the pit at the time.

It is not permissible for members to reform a trade by changing the price at which orders have been filled, nor to report as filled orders that have not been filled. Any quotations based on a transaction made in the open market, already distributed or sent out over the wire, shall not be cancelled except as provided by Regulations 320.17, 320.18 and 320.14. (08/01/94)

320.16 Fast Quotations - Whenever price fluctuations in the pit(s) are rapid and the volume of business is large, the pit reporter, upon authorization of the Pit Committee Chairman or his designated representative from the Pit Committee, shall cause the "FAST" symbol to be used in conjunction with

                              Ch3 Market Quotations
                              ---------------------

all Exchange quotation displays and records. (The "FAST" symbol shall be abbreviated "F" when used on Exchange quotation and display devices.) The Pit Committee shall determine at what time "FAST" market conditions began and terminated. When a market is designated "FAST", the Pit Reporter shall endeavor to activate a "FAST" market indicator clearly visible to the entire trading floor.

All prices in the range between those quoted immediately prior to and immediately following the "FAST" market designation are considered officially quoted whether or not such prices actually appear as trades on Exchange quotation displays and records. There shall be no discontinuances.

The consequence of "FAST" market conditions is that a penetrated limit order may not be able to be executed at the specified limit price.

In the event that a dispute arises concerning the execution of an order, the fact that a market was designated "FAST" shall constitute evidence that market conditions were rapid and volatile. A "FAST" designation does not nullify or reduce the obligations of the floor broker to execute orders with due diligence according to the terms of the order. Trading activities which violate the Rules and Regulations of the Exchange remain violations under "FAST" market conditions. (08/01/94)

320.17    Authority of Pit Committees over Quotation Changes and Insertions   -

(a) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may change an opening range only within 30 minutes after the opening of the commodity.

(b) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may change a closing range only within 15 minutes after the closing of the commodity.

(c) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may authorize the insertion of a quotation which affects a high or low at any time prior to 15 minutes after the closing of the commodity.

(d) The Pit Committee Chairmen, Vice Chairmen or their Pit Committee designees may authorize any quotation change or insertion which does not affect an open, high, low or close at any time prior to the opening of the commodity on the next business day.

No Pit Committee member may authorize any quotation change, insertion or cancellation, if such individual has a personal or financial interest in such change, insertion or cancellation.

All quotation changes, insertions, or cancellations must be authorized by at least two Pit Committee members. However, if there is only one Pit Committee member who does not have a personal or financial interest in a change, insertion or cancellation, that one Pit Committee member may authorize such change, insertion or cancellation.

When a Pit Committee member is requested to authorize a quotation change, insertion or cancellation, the relevant pit shall be notified of such request. 1037 (09/01/96)


320.17B   Authority of Pit Committees over Quotation Changes and Insertions -
Futures Options (Puts and Calls) - In respect to Quotation Changes and Insertions under Regulation 320.17, the Pit Committee may change a closing range only within 30 minutes after the close of each Futures Options contract (Puts and Calls) and may authorize the insertion of a quotation which affects a high and low at any time prior to 30 minutes after the close of each Futures Options contract (Puts and Calls). (08/01/94)

320.18 Authority of the Market Report Department and the Regulatory Compliance Committee over Quotation Changes and Insertions -

(a) The Market Report Department may review and authorize any request for a quotation change or insertion which was not reviewed by the Pit Committee or which is not encompassed by Regulation 320.17

                              Ch3 Market Quotations
                              ---------------------

1038 (09/01/02)

320.19 Opening and Closing Orders - For open outcry Regular Trading Hours, orders entered prior to or on the opening (or resumption) of the market, as applicable and orders effected by such opening (or resumption) orders, as applicable shall not be required to be executed at a specified price due to the unique and rapid market conditions existing during an opening or a resumption. Similarly, orders entered for execution on the close of the market and orders effected by such closing orders shall not be required to be executed at a specific price due to the unique and rapid market conditions existing during a close.


If stop orders are elected within the opening or resumption range, floor brokers who are unable to execute those orders within the opening or resumption range, as applicable, while diligently acting in conformity with the rules and regulations of the Association, shall not be held liable. Stop orders elected during the opening (or resumption) range automatically become market orders and should be executed at the prevailing market, which may or may not be within the opening (or resumption) range. If stop orders are elected within the closing range, floor brokers who are unable to execute such orders, while diligently acting in conformity with the rules and regulations of the Association, shall not be held liable. (09/01/98)

321.00 Price Limits - The Regulatory Compliance Committee at any time, upon ten hours' notice by Regulation, may provide that there shall be no trading during any day in any grain, provisions, or cottonseed oil for delivery in any specified month at prices more than a fixed limit above or below the average closing price of the preceding business day. 83 (C.R. 1008.01) (08/01/94)

Ch3 Market Information

325.02 Foreign Crop Reports - When a member, employing a crop reporter, receives from the reporter a statement concerning foreign crop conditions to which publicity is given, the member shall file immediately a verbatim copy of the report in the office of the Secretary. 1802

(08/01/94)

Ch3 Floor Practices


330.00 Floor Brokers - A member, who executes orders for another member and who is not a clearing member, must immediately give up the name of a clearing member. A floor broker trading for a member shall be liable as principal for the performance of the contract except that in the case of commodities his liability shall terminate when the transaction is accepted by the principal. 200 (01/01/04)

330.00A   Brokers and Clearing Members - Trades between clearing members must be confirmed within one hour by depositing at the office of the Clearing House a check slip or memorandum giving the name of the buyer and seller, the commodity sold, the amount thereof, the delivery month, and the purchase price. 4R (01/01/04)


330.01 Floor Broker and Floor Trader Registration - No member may execute any trade on the floor of the Exchange for any other person unless the member is registered or has been granted a temporary license as a floor broker, nor may a member execute any trades on the floor of the Exchange for his or her own account unless the member is registered or has been granted a temporary license as a floor trader, or has been granted a temporary license as a floor broker to act as a floor trader, in accordance with Section 4f of the Commodity Exchange Act and Commodity Futures Trading Commission Regulations 3.11 and 3.40, and such temporary license or registration has not been terminated, revoked or withdrawn.

A floor broker or floor trader shall be prohibited from engaging in any activities requiring registration, or from representing himself to be registered or the representative or agent of any registrant, during the period of any suspension of registration or membership privileges or the denial of floor access. Willful failure to comply with this Regulation may be deemed an act detrimental to the interest of the Association. (08/01/94)

330.02 Maintenance of Floor Broker and Floor Trader Registration - Each member registered as a floor broker or floor trader must promptly submit to the Exchange any changes in the information contained in such member's registration application (Form 8-R) or any supplement thereto. All floor brokers and floor traders must review their registration information every three years in accordance with Commodity Futures Trading Commission ("CFTC") Regulation 3.11(d). Additionally, the Exchange shall periodically require such members to confirm that their floor broker registration applications contain complete and accurate information.

Requests for withdrawal of floor broker or floor trader registration must be made on Form 8-W and filed with the National Futures Association and the Association in accordance with CFTC Regulation 3.33.


All registered floor brokers and floor traders must comply with Appendix B to
Part 3 of the CFTC's Regulations - Statement of Acceptable Practices with respect to Ethics Training. In this regard, all registered floor brokers and floor traders shall become familiar with, and keep abreast of changes to, the Rule and Regulations of the exchange, rule interpretations issued by the Exchange, and relevant provisions of the Commodity Exchange Act and CFTC Regulations. (12/01/01)

330.03 Broker Associations - Two or more Exchange members with floor trading privileges, of whom at least one is acting as a floor broker, shall be required to register with the Exchange as a Broker Association, within ten days after establishment of the Broker Association, if they: (1) engage in floor brokerage activity on behalf of the same employer, (2) have an employer and employee relationship which relates to floor brokerage activity, (3) share profits and losses associated with their brokerage or trading activity, or (4) regularly share a deck of orders.

The Broker Association shall file its registration statement in a form provided by the Exchange. Such registration statement shall specifically disclose whether the members of the broker association share commissions, profits, losses or expenses associated with their brokerage or trading activity with each other or with any other individual or entity. In addition, such registration statement shall disclose whether or not the members of the broker association have any other business relationships with one another, whether related or unrelated to Exchange business. Members of the broker association shall be required to provide information regarding such other business relationships, including books and records relating to such businesses, upon the request of OIA. Any registration information provided to the Exchange which becomes deficient or inaccurate must be updated or corrected promptly.

A member of a Broker Association shall be prohibited from receiving or executing an order unless the Broker Association is registered with the Exchange.

                              Ch3 Floor Practices
                              -------------------

Members of a broker association may not share profits or losses associated with their personal trading activity by direct or indirect means.

No registered broker association or member thereof shall permit a non-member or non-member firm to have any direct or indirect profit or ownership interest in a registered broker association. Moreover, no registered broker association or member thereof shall permit a member who is not involved in the pre-execution or execution of customer orders to have any direct or indirect profit or ownership interest in a registered broker association.

The Board may establish limits on the percentage of trading between a member of a broker association and (1) other members of broker associations with which he is affiliated; or (2) members of other broker associations which are positioned contiguously to his broker association in the trading pit.

Any such limits established by the Board shall take account of liquidity and such other conditions, from contract to contract, and shall only apply to the most active month or months of any contract. Compliance shall be measured separately for each full calendar month.

The Regulatory Compliance Committee may grant exceptions to the percentage limits on intra-association or contiguous association trading in circumstances where a broker association can demonstrate that compliance with the limits may reduce liquidity or impede the creation of new business in the affected market. (04/01/98)

330.04 Registration of Members Trading in U.S. Treasury Bond Futures - Each Exchange member with floor trading privileges who customarily stands on the top step of the U.S. Treasury Bond futures pit shall be required to register with the Exchange, identifying his affiliation, location and occupation or duties. Such individuals shall file their registration statements in a form provided by the Exchange. Any registration information provided to the Exchange which becomes deficient or inaccurate must be updated or corrected promptly. (09/01/94)


331.01 Price of Execution Binding - The price at which a transaction for commodities is executed on the Exchange shall be binding. A member shall not guarantee the price of execution to any customer, but a floor broker's or clearing firm's error in the handling of a customer order may be resolved by a monetary adjustment or in accordance with Regulation 350.04. 1841 (03/01/04)


331.01a   Acceptable Orders - Market orders to buy or sell, closing orders to buy or sell, spread orders, straight limit orders to buy or sell, and straight stop orders to buy or sell shall be permitted during the last day of trading in an expiring future. Time orders, contingency orders of all kinds, market on close intermonth spread orders involving an expiring future and cancellations that reach the Trading Floor after 11:45 a.m. on the last day of trading in an expiring future may involve extraordinary problems and hence will be accepted solely at the risk of the customer. This Regulation shall only apply to open outcry Regular Trading hours. 32R (09/01/98)

331.02 Acceptable Orders - The following orders are acceptable for execution in this market.

(1). Market order to buy or sell - A market order is an order to buy or sell a stated amount of commodity futures contracts at the best price obtainable.

(2). Closing orders to buy or sell - A closing order to buy or sell is a market order which is to be executed at or as near the close as practicable or on the closing call in a call market.

(3). Limit order to buy or sell - A limit order is an order to buy or sell a stated amount of commodity futures contracts at a specified price, or at a better price, if obtainable.

(4). Stop order to buy or sell - A stop order to buy becomes a market order when the stop price is bid or a transaction in the commodity futures contracts occurs at or above the stop price. A stop order to sell becomes a market order when the stop price is offered or a transaction in the commodity futures contract occurs at or below the stop price.

(5). Stop limit order to buy or sell (where the price of the limit is the same as the stop price only) - A stop limit order to sell becomes a limit order executable at the limit price or at a better price, if obtainable when a transaction in the commodity futures contract is offered or occurs at or below the stop price. A stop limit order to buy becomes a limit order executable at the limit price or at a

                              Ch3 Floor Practices
                              -------------------

     better price, if obtainable when a transaction in the commodity futures contract is bid or occurs at or above the stop price.

(6). DRT ("Disregard Tape" or "Not Held") Order - An order giving the floor broker complete discretion over price and time in execution of a trade, including discretion to execute all, some or none of the order. It is understood the floor broker accepts such an order solely at the risk of the customer on a "not held" basis.

(7). All-Or-None order to buy or sell - An order to be executed only for its entire quantity at a single price and with a size at or above a predetermined threshold. Such orders must be executed in accordance with Regulation 331.03.

Orders other than those listed above will be accepted solely at the broker's discretion on a not held basis. This Regulation shall only apply to Regular and Night trading hours. (07/01/00)

331.03 All-Or-None Transactions - Board of Directors shall determine the minimum thresholds for and the commodities in which All-Or-None transactions shall be permitted. The following provisions shall apply to All-Or-None trading:

(a) A member may request an All-Or-None bid and/or offer for a specified quantity at or in excess of the applicable minimum threshold designated. The request shall be made during the hours of regular trading in the appropriate trading area.


(b) A member may respond by quoting an All-Or-None bid or offer price. A bid or offer in response to an All-Or-None request shall be made only when it is the best bid or offer in response to such request, but such price need not be in line with the bids and offers currently being quoted in the regular market.


(c) A member shall not execute any orders by means of an All-Or-None transaction unless the order includes specific instructions to execute an All-Or-None transaction or the All-Or-None bid offer is the best price available to satisfy the terms of the order.



(d) An All-or-None bid or offer may be accepted by one or more members provided that the entire quantity of the All-or-None order is executed at a single price and that each counterparty to the order accepts a quantity at or in excess of the designated minimum counterparty threshold. Each order executed opposite an All-or-None order must be for a quantity that meets or exceeds the minimum counterparty threshold. Separate orders may not be bunched to meet the minimum counterparty threshold.



(e) The price at which an All-Or-None transaction is bid, offered or executed will not elect conditional orders (e.g., limit orders, stop orders, etc.) in the regular market or otherwise affect such orders.



(f) All-Or-none transactions must be reported to the reporter in each pit who shall designate the price quotes for All-Or-None transactions as All-or-None price quotes.


(g) Under no circumstances shall All-or-None orders to buy and sell both be executed in their entirety opposite each other.


(h) All-or-None transactions are permitted in the following contracts subject to the listed minimum quantity thresholds.


      ----------------------------------------------------------------------------------------------
                        Contract                            All-or-None               Counterparty
                                                              Minimum                   Minimum
      ----------------------------------------------------------------------------------------------
        10-Year Interest Rate Swap futures                     1,000                      100
      ----------------------------------------------------------------------------------------------
        10-Year Interest Rate Swap/10-Year T-Note spread       7,500                      250
      ----------------------------------------------------------------------------------------------
        10-Year Interest Rate Swap futures options             1,000                      100
      ----------------------------------------------------------------------------------------------
        5-Year Interest Rate Swap futures                      1,000                      100
      ----------------------------------------------------------------------------------------------
        5-Year Interest Rate Swap/5-Year T-Note spread         1,000                      100
      ----------------------------------------------------------------------------------------------
        5-Year Interest Rate Swap futures options              1,000                      100
      ----------------------------------------------------------------------------------------------
        2-Year Treasury Note futures                             200                       50
      ----------------------------------------------------------------------------------------------
        10-Year Municipal Note Index futures                     100                       25
      ----------------------------------------------------------------------------------------------
        5-Year Treasury Note futures                           2,000                   10% of order
      ----------------------------------------------------------------------------------------------
        5-Year T-Note/10-Year T-Note futures spread            2,000                   10% of order
      ----------------------------------------------------------------------------------------------
        30-Day Fed Funds futures (All-or-None                  1,000                      100
        orders may be executed only in contract
        months that have less than 30,000
        contracts of open interest.)
      ----------------------------------------------------------------------------------------------
        2-Year Treasury Note futures options (including        2,500                      100
        inter-commodity and intra-commodity spreads)
      ----------------------------------------------------------------------------------------------
        5-Year Treasure Note futures options (including        2,500                      100
        inter-commodity and intra-commodity spreads)
      ----------------------------------------------------------------------------------------------
        10-Year Treasury Note Futures Options (including       2,500                      100
        inter-commodity and intra-commodity spreads.)
      ----------------------------------------------------------------------------------------------
        30-Year Treasury Bond futures options (including       2,500                      100
        inter-commodity and intra-commodity spreads)
      ----------------------------------------------------------------------------------------------



All-or-None intra-commodity spread transactions may be executed in permitted contracts provided that each leg of the spread meets the All-or-None threshold for that contract. However, All-or-None intra-commodity spreads and inter-commodity spreads involving 10-Year Treasury Note Futures Options may be executed provided that at least one 10-Year Treasury Note Option leg of the spread order meets the designated All-or-None minimum order quantity and that one leg of each such spread transaction meets the designated counterparty minimum. (04/01/04)

                              Ch3 Floor Practices
                              -------------------

331.04 Execution of Simultaneous Buy and Sell Orders for Different Account Owners - A member who has received both buying and selling orders from different account owners for the same commodity and the same delivery month or, for options, the same option, may execute such orders for and directly between such account owners provided that the member shall first bid and offer openly and competitively by open outcry at the same price, stating the number of contracts. If neither the bid nor the offer is accepted within a reasonable time, the orders may then be matched by the member in the presence of a member of the Pit Committee. If either the bid or the offer is accepted in part, the remainder of the orders may be matched pursuant to the requirements of this Regulation. The member making the trade shall clearly identify it on the order or other document used to record the trade, shall note thereon the time of execution to the nearest minute, and shall present such record to such member of the Pit Committee for verification and initialing. (10/01/02)

331.05 Block Trade Transactions - The Board of Directors may designate any contract initially listed for trading on or after December 31, 1999 as eligible for Block Trade transactions under this Regulation 331.05 and shall determine the minimum size thresholds for the contracts in which Block Trade transactions are permitted. In determining the minimum size threshold, the Board of Directors shall take into consideration (to the extent available) the size distribution of transactions in the contract, the size distribution of transactions in the related cash or over-the-counter markets, and all other information relevant to transaction size in the relevant contract. The hours of operation of the Block Trade facility shall be determined by the Board of Directors.

Members may enter into transactions outside of the Exchange's central markets, at prices mutually agreed, with respect to contracts that have been designated by the Exchange for such purpose, provided that the following conditions are satisfied:

a) Each buy or sell order underlying a Block Trade must (i) state explicitly that it is to be, or may be, executed by means of a Block Trade and (ii) be at least for the minimum transaction size as determined by the Board of Directors. Orders may not be aggregated in order to achieve the minimum transaction size.

b) The price at which a Block Trade is executed must be fair and reasonable in light of (i) the size of such Block Trade; (ii) the price and size of other trades in the same contract at the relevant time; and (iii) the price and size of trades in other relevant markets, including without limitation the underlying cash market or other related futures markets, at the relevant time. The price at which a Block Trade is executed shall not affect conditional orders such as limit orders or stop orders. The price at which a Block Trade is executed shall not be used in establishing settlement prices.


c) Each nonmember customer to a Block Trade transaction must qualify as an "eligible contract participant", as that term is defined in Section 1a (12) of the Commodity Exchange Act, provided that, if any Block Trade is entered into on behalf of customers by a commodity trading advisor registered under the Act, including without limitation any investment advisor registered as such with the Securities and Exchange Commission that is exempt from regulation under the Act or Commodity Futures Trading Commission Regulations thereunder, or a foreign person performing a similar role or function subject as such to foreign regulation, with total assets under management exceeding $50 million, the individual customers need not so qualify.



d) Each Block Trade executed pursuant to this Regulation must be cleared through the clearing members. Information identifying the relevant contract, contract month, price, quantity, time of execution and counterparty clearing member for each Block Trade must be reported to the Exchange within five minutes immediately following execution of such Block Trade. The Exchange will publicize information identifying the trade as a Block Trade and identifying the relevant contract, contract month, price, and quantity for each Block Trade immediately after such information has been reported to the Exchange.

e) Each clearing member and member that is party to a Block Trade shall record the following details on its order ticket: the contract (including the delivery or expiry month) to which such Block Trade relates; that the trade is a Block Trade; the number of contracts traded; the price of execution; the time of execution; the identity of the counterparty; and, if applicable, details regarding the customer for which the Block Trade was executed. Upon request by the Exchange, such clearing member or member shall produce satisfactory evidence, including without limitation the order ticket referred to in the preceding sentence, that the Block Trade meets the requirements set forth in this Regulation. (09/01/03)


332.00 Orders Must Be Executed in The Public Market - All orders received by any member of this Association, firm or corporation, doing business on Change, to buy or sell for future delivery any of the commodities dealt in upon the Floor of the Exchange (except when in exchange for cash property or when executed pursuant to Regulation 331.05) must be executed competitively by open outcry in the open market in the Exchange Hall during the hours of regular trading and, except as specifically provided in Regulations 331.03, 331.04, 331.05 and 350.10, under no circumstances shall any member, firm or corporation assume to have executed any of such orders or any portion thereof by acting as agent for both buyer and seller either directly or indirectly, in their own name or that of an employee, broker or other member of the Association; provided, that on transactions where brokers as agents for other members meet in the execution of orders in the open market and without prearrangement unintentionally consummate a contract for the one and same clearing member principal, such transactions shall not be considered in violation of this Rule. 202A (07/01/03)

332.01 Open Market Execution Requirement - All futures transactions resulting in change of ownership (except those involving the exchange of futures in cash transactions) must be made in the open market in the manner prescribed by Rules
332.00 and 310.00. 1866 (08/01/94)

332.01A Bidding and Offering Practices - Bidding and offering practices on the Floor of the Exchange must at all times be conducive to competitive execution of orders, as required by Rule 332.00. Bids or offers of 'all the way to,' 'all you have up (or down) to, 'everything you have up (or down) to,' and similar expressions, are not conducive to competitive execution of orders, and are expressly deemed to be in violation of Rule 332.00. 47R (08/01/94)

332.01B   Conformation with Section 1.39 of The Commodity Exchange Act - The
Board of Directors at their regular meeting held on Tuesday, September 6th, 1955, ruled that inasmuch as the Chicago Board of Trade has no Rule that conforms to Section 1.39 of the Commodity Exchange Act, Rule 332.00 of the Board's Rules and Regulations prevails. 28R (08/01/94)



332.02 Trade Data - Each member executing transactions on the Floor of the exchange shall enter or cause to be entered on the record of those transactions an indicator designating the time bracket within the trading session in which each execution occurred. Each clearing member shall enter only the bracket information submitted to the clearing member by the member executing the trades in the designated form on the record of transactions submitted to the Clearing Services Provider. The brackets and their designations will be as follows:


7:00-7:15 a.m.              A        11:30-11:45 a.m.         S           5:00-5:15 p.m.           A
--------------------------------------------------------------------------------------------------------
7:15-7:30 a.m.              B        11:45-12:00 noon         T           5:15-5:30 p.m.           B
--------------------------------------------------------------------------------------------------------
7:30-7:45 a.m.              C        12:00-12:15 p.m.         U           5:30-5:45 p.m.           C
--------------------------------------------------------------------------------------------------------
7:45-8:00 a.m.              D        12:15-12:30 p.m.         V           5:45-6:00 p.m.           D
--------------------------------------------------------------------------------------------------------
8:00-8:15 a.m.              E        12:30-12:45 p.m.         W           6:00-6:15 p.m.           E
--------------------------------------------------------------------------------------------------------
8:15-8:30 a.m.              F         12:45-1:00 p.m.         X           6:15-6:30 p.m.           F
--------------------------------------------------------------------------------------------------------
8:30-8:45 a.m.              G          1:00-1:15 p.m.         Y           6:30-6:45 p.m.           G
--------------------------------------------------------------------------------------------------------
8:45-9:00 a.m.              H          1:15-1:30 p.m.         Z           6:45-7:00 p.m.           H
--------------------------------------------------------------------------------------------------------

                                      315

                             Ch3 Floor Practices
                             -------------------

--------------------------------------------------------------------------------------------------------
   9:00-9:15 a.m.        I        1:30-1:45 p.m.           2          7:00-7:15 p.m.             I
--------------------------------------------------------------------------------------------------------
   9:15-9:30 a.m.        J        1:45-2:00 p.m.           3          7:15-7:30 p.m.             J
--------------------------------------------------------------------------------------------------------
   9:30-9:45 a.m.        K        2:00-2:15 p.m.           4          7:30-7:45 p.m.             K
--------------------------------------------------------------------------------------------------------
  9:45-10:00 a.m.        L        2:15-2:30 p.m.           5          7:45-8:00 p.m.             L
--------------------------------------------------------------------------------------------------------
 10:00-10:15 a.m.        M        2:30-2:45 p.m.           6          8:00-8:15 p.m.             M
--------------------------------------------------------------------------------------------------------
 10:15-10:30 a.m.        N        2:45-3:00 p.m.           7          8:15-8:30 p.m.             N
--------------------------------------------------------------------------------------------------------
 10:30-10:45 a.m.        O        3:00-3:15 p.m.           8          8:30-8:45 p.m.             O
--------------------------------------------------------------------------------------------------------
 10:45-11:00 a.m.        P        3:15-3:30 p.m.           9          8:45-9:00 p.m.             P
--------------------------------------------------------------------------------------------------------
 11:00-11:15 a.m.        Q                                            9:00-9:15 p.m.             Q
--------------------------------------------------------------------------------------------------------
 11:15-11:30 a.m.        R                                            9:15-9:30 p.m.             R
--------------------------------------------------------------------------------------------------------

The first time bracket in the trading session of each respective commodity will be less than 15 minutes, as determined by the Regulatory Compliance Committee for each particular contract, and will be designated by a "dollar" sign "$".

The last time bracket in the trading session of each respective commodity will be one minute or less, as determined by the Regulatory Compliance Committee for each particular contract, and will be designated by a "percent" sign "%"; provided however, that each respective contract market's close may be expanded or reduced by an amount of time which shall not exceed one minute due to unique market conditions on a particular trade date as determined in the discretion of each commodity's Pit Committee; any closing period other than that established by the Regulatory Compliance Committee shall be communicated to the market at least five minutes prior to the commencement of the revised close for that date.

The modified closing call in the trading session of each respective commodity will be designated by a "pound" sign "#".


If the member executing the trades does not submit a bracket designation to the clearing member, the clearing member shall enter "?" as the bracket designation when submitting the record of such transaction to the Clearing Services Provider. 1979 (01/01/04)


332.03 Lost Orders - Any broker who has reason to believe that an order has been lost or misplaced, shall immediately notify the Secretary of the Exchange, who shall thereupon have the matter investigated. (08/01/94)

332.04 Records of Floor Traders - Each member executing transactions on the Floor of the Exchange for his or her personal account [Type 1 trades as defined in CFTC Regulation 1.35(e)] must execute such transactions on the Floor of the Exchange using pre-printed sequentially pre-numbered trading cards. A new trading card must be used at the beginning of each time bracket as designated in Regulation 332.02.

Each member must record the transactions in exact chronological order of execution on sequential lines of the trading card (no lines may be skipped). Provided, however, that if lines remain after the last execution recorded on a trading card, the remaining lines must be marked through. All transactions which are recorded on a single trading card must be recorded on the same side of such trading card. No more than six transactions may be recorded on each trading card.

The trading cards must contain pre-printed member identification which will include, but will not be limited to, the trading acronym and the full name of the member. The trading cards must also contain preprinted bracket designations. (01/01/96)

332.041 Accountability of Trading Cards - Each member executing transactions on the Floor of the Exchange, and his clearing member(s), shall establish and maintain procedures that will assure the complete accountability of all pre-printed sequentially pre-numbered trading cards used by such member on a daily basis. Such trading cards must be distinguishable from other trading cards used by the member during a one week period. (08/01/94)

332.05 Card Collection - At such times and in such manner as designated by the Regulatory Compliance Committee, each member shall provide his clearing member with trading documents which are relied upon for transactional information necessary for submission to the clearing system

                              Ch3 Floor Practices
                              -------------------

containing those trades that have been executed thus far during that day. Trading documents include trading cards of members' personal and proprietary trades, trading cards of one member reflecting trades of another member (CTI 3 pursuant to CFTC Regulation 1.35 (e)) and floor order tickets.

A member may correct any errors on trading documents by crossing out erroneous information without obliterating or otherwise making illegible any of the originally recorded information. Alternatively, with regard to trading cards only, a member may correct any errors by rewriting the trading card. However, if a trading card is rewritten to correct erroneous information, the member shall provide his clearing member with the top ply of the original trading card, or in the absence of plies, the original trading card, which has been subsequently rewritten, in accordance with the same collection schedule designated by the Regulatory Compliance Committee for trading documents relied upon for clearing purposes.

Following the collection of the above-stated documents, the clearing member shall ensure that all such documents receive an Exchange-designated time stamp upon collection. (12/01/96)

332.06 Records of Proprietary Orders - Immediately upon receipt on the Floor of the Exchange of an order from a proprietary or house account (Type 2 trades as defined in CFTC Regulation 1.35(e)) each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time stamped when the order is received and shall show the account designation.

Such written records of proprietary orders of both clearing and non-clearing member firms need not be prepared if the members executing such transactions on the Floor of the Exchange are employed by such member firms and meet the recordkeeping requirements set forth in Regulation 332.04. However, such members must register with the Exchange and may not trade for their personal accounts. The executing members may record proprietary orders in this manner if they have initiated such orders, or if their employing firm has placed proprietary orders with them for execution. (10/01/00)

332.07 Accountability of Trading Documents - A member is accountable for all documents used in the execution of trades, including trading cards used for his personal account and other documents used by the member in the execution of trades made for others.

Floor brokers who record flashed order executions on broker cards must record on the broker card, the corresponding clearing firm number and order ticket number for every flashed order execution. In addition, floor brokers who record flashed order executions on broker cards must use non-erasable ink and may correct any errors by crossing out the erroneous information without obliterating or otherwise making illegible any of the originally recorded information. (12/01/96)


332.08 CTR Recordkeeping and Data Entry Requirements - Pursuant to Regulations 332.02, 332.04, 332.041, 332.05, 332.06 and 332.07 and 332.09, each member and member firm shall keep, in an accurate and complete manner, all books and records required to be made or maintained under the Rules and Regulations regarding submission of data to the Exchange or the Clearing Services Provider for CTR purposes. All trade data submissions must be done in a correct and timely manner.


Trade data includes, but is not limited to, the time bracket, executing broker, opposite broker, transaction type, customer type indicator ("CTI") code [as defined in CFTC Regulation 1.35 (e)], trade timing and trade sequencing information.

If the member executing the trade does not provide the required data to the clearing member, the clearing member shall enter "?" as the designation when submitting the record of such transaction to the Clearing Services Provider. If the trade cannot clear without the specific information, it is the clearing firm's obligation to enter a "?" designation and to obtain promptly from the member who executed the trade the complete and correct information concerning the trade. (01/01/04)


332.09    Member Trading for Another Member on the Trading Floor -

(a) At the time of execution, every order, which is not reduced to writing, that a member receives from another member who is present on the trading floor must be recorded. The member executing the order must record the time of execution to the nearest minute on the trading card or other document used to record the trade and must return this card or document to the initiating member.

    A member placing a verbal order, except for orders involving options-futures combinations and other spread trades where the initiating member personally executes at least one leg of the spread,

                              Ch3 Floor Practices
                              -------------------

    shall simultaneously make a written record of the order and record the time of placement to the nearest minute. The order and the time shall be recorded on the member's trading card, which shall be in sequence with other trading cards used by that member. The trading card used to record the placement of the verbal order and the trading card or document used to record the execution of the order must be submitted together to the clearing member by the member placing the order or designated representative in accordance with the collection schedule established by the Exchange.

(b) Every written order that is initiated by a member for his own account while on the Exchange floor must be dated and time stamped upon transmission for execution, and when returned or, in the case of an arbitrage or a flashed transaction, when confirmed or cancelled. (08/01/94)

332.10 Prohibition of Trading or Placing Verbal or Flashed Orders from the Clerks Step in Financial Futures and Options Contracts - Any Exchange member who performs the functions of a floor clerk or broker assistant who also stands in the area designated for broker assistants in any financial future or option pit which is clearly defined as the area behind the top step is prohibited from placing verbal orders or flashed orders for his personal account while standing in that location. Such members are also prohibited from executing trades while standing in this location. For the purposes of this Regulation, trading is defined as executing trades for one's personal account, an account of another member or a customer. Such members may only enter orders for their personal accounts by placing such orders through the normal customer order flow process which requires that the member leave the pit to place an order. (07/01/97)

332.11 Changers - The Exchange shall permit a clearing firm to act as a changer, subject to the provisions below, for the purpose of engaging in changing transactions involving CBOT mini-sized Corn, mini-sized Soybean or mini- sized Wheat futures contracts and their full-sized counterparts. A changing transaction involves the purchase or sale of a commodity between a changer and another member, which on the part of the changer is part of a spreading transaction between a mini-sized contract and its corresponding full-sized contract.

A.  Application and Notices

    1. A clearing member firm desiring to act as a changer for one or more of the mini-sized contracts specified in this Regulation, shall make an application to the Exchange, in the manner prescribed by the Exchange. The Exchange may approve changers consonant with the needs of the Exchange, considering such matters as liquidity in the relevant contracts, space and physical facilities required for changing, financial capability of the applicant, the number and character of the relevant contracts, and the number and capacity of changers already in a particular commodity.

    2. A changer shall notify the Exchange of the names of its changer's representatives who will accept orders for changing transactions, and any changes thereto.

    3. A changer shall file with the Exchange, notice of any limitations on the extent to which it will make its services available, and of any changes to such limitations, one day prior to their effective date. The Exchange may disapprove any such limitations.

B.  Execution of Changing Transactions

    1. A changer shall maintain a representative on the trading floor at all times during trading hours to accept orders for changing transactions.

    2. A member may give an order to a changer's representative, who shall immediately place such order for execution in the pit for the relevant full-sized contract. A changer may not unreasonably refuse to accept any order that is consistent with its authorization to act as a changer.

    3. If filled, the member placing the order and the changer's representative shall be deemed to have executed a changing transaction wherein the full-sized commodity purchased (sold) has been sold to (bought from) the member placing the order, on and subject to the rules of the Exchange.

    4.  When a changer purchases (sells) a full-sized commodity, it may mark up
        (down) the price of the purchase (sale) when making the corresponding sale to (purchase from) the member placing the order, by the amount of its changing fee. The changer shall disclose the amount of its current changing fee, prior to accepting any particular order for a changing transaction.

    5. Rule 336.00, Bids and Offers in Commodities Subject to Partial Acceptance, shall not apply to the execution of a changing transaction.

C.  Recordkeeping and Clearing

    1. An order for a changing transaction must be documented and time-stamped in the same manner as a customer order, in accordance with Regulation 465.01.

    2. A changer shall clear its changing transactions through an account exclusively designated for such purpose. This changing account at all times shall be evenly spread between the relevant mini-sized contracts and their full-sized counterparts. However, changer accounts which have e-cbot transactions pending for clearing on the next trade date are exempted from the evenly spread requirement.

    3. All changing transactions shall be clearly identified as such by appropriate accounts or symbols on all records of the changer and on the records submitted for clearing.

D.  Fees - Changers may be obligated to pay changer transaction fees to the
           Exchange, in such amounts, at such times, and in such manner as the Exchange may prescribe.

E.  Miscellaneous

    1. No changer's representative shall enter into a changing transaction in which he appears as the executing member on each side of the transaction.

    2. If applicable, a member futures commission merchant shall disclose to its customers that the price at which a trade is executed on the Exchange may include a changer's fee, and, that the amount of the changing fee, if included in a transaction price, shall be disclosed to a customer upon request.

    3. No member or employee of a member shall require, induce or attempt to induce, either directly or indirectly, a floor broker or member to execute any transaction through a changing transaction or to utilize the services of a particular changer or changer's representative.

    4. No member may give a market order, a priced order, or a discretionary order, to a changer's representative except by open outcry, nor without first seeking a bid or offer, nor without executing as much as possible in the pit at prices which such member reasonably expects to be the best available. Members may not enter priced orders with a changer that are off the current market in both the mini-sized contract and its corresponding full-sized contract.

    5. No member shall give orders to a changer's representative for quantities that he could reasonably expect to execute in the pit for the relevant mini-sized contract. (04/01/03)

333.00    Trades of Non-Clearing Members -

(a) PRIMARY CLEARING MEMBER. Each non-clearing member who executes trades on Change must have one and only one Primary Clearing Member who will accept and clear the member's personal trades. A written authorization must be on file with the Member Services Department authorizing such non-clearing member, without qualification, to submit trades through such Primary Clearing Member, and designating such clearing member as the non-clearing member's Primary Clearing Member. Such Primary Clearing Member acts as Commission merchant for the non-clearing member. Such Primary Clearing Member, acting as commission merchant, shall be liable upon all trades made by the non-clearing member for the account of the Primary Clearing Member (unless authorization is revoked as provided in (c) below) and shall be a party to all disputes arising from trades between the authorized non-clearing member and another member or member firm made for the account of the Primary Clearing Member.


(b) OTHER CLEARING MEMBERS. A non-clearing member may have one or more clearing members, in addition to his Primary Clearing Member, through whom he may also clear his trades, provided he has written permission to do so from his Primary Clearing Member. However, as provided in Rule 252.00, such clearing member's claims shall be subordinated to the claims of the Primary Clearing Member(s). Such written permission of the Primary Clearing Member must be filed with the Member Services Department. Written authorization from the other clearing member, authorizing the nonclearing member to make trades on Change for the account of the clearing member, must also be filed with the Member Services Department. Thereafter, such clearing member acting as commission merchant, shall be liable upon all trades made by the non-clearing member for the account of the clearing member (unless authorization is revoked as provided for in (c) below) and shall be a party to all disputes arising from trades between the authorized non-clearing member and another member or member firm made for the account of the clearing member.


(c) REVOCATION OF AUTHORIZATION. A revocation of authorization, either by a Primary Clearing Member or another clearing member, must, to be effective, be in writing and be posted by the Secretary upon the bulletin board of the Exchange. A non-clearing member whose Primary Clearing Member has revoked authorization shall be denied access to the Floor until another clearing member has designated itself as the non-clearing member's Primary Clearing Member, pursuant to (a) above. Revocation of a non-clearing member's authorization to execute transactions through the e-cbot system shall be in accordance with 9B.08.

                              Ch3 Floor Practices
                              -------------------

(d) The non-clearing member will not be permitted to submit a new primary clearing member authorization or clear trades through a new primary clearing member until such time as the former primary clearing member files a release with the Member Services Department. A primary clearing member who has revoked primary clearing member status to a non-clearing member must give the non-clearing member release upon the non-clearing member's request when the non-clearing member has obtained a new primary clearing member unless
    (1) the non-clearing member has current debts related to the conduct of business as a broker, trader or commission merchant at the primary clearing member equal to or greater than the amount specified in Rule 286.00; or (2) the clearing member is the guarantor under an existing valid guarantee of a loan which had been made to the non-clearing member exclusively for the purpose of financing the purchase of the non-clearing member's membership, such guarantee in an amount equal to or greater than the amount specified in Rule 286.00.


(e) PRIORITY OF DEBTS FOR PURPOSES OF RULE 252.00. Upon transfer of the non-clearing member's membership, any indebtedness owed to a former Primary Clearing Member at the time of revocation which was incurred subsequent to authorization and which continues to be owed such former Primary Clearing Member(s) shall be paid in the chronological order of revocation (oldest debt first), in the manner and to the extent allowed under Rule 252.00. 204 (11/01/03)


333.01    Error Accounts -

(a) Each non-clearing member who acts as a floor broker or is registered with the Commodity Futures Trading Commission or a registered futures association as a floor broker (i) shall maintain a personal account with his Primary Clearing Member into which he places brokerage errors; (ii) may maintain personal error accounts at one or more secondary clearing members, in addition to his Primary Clearing Member, provided he has written permission to do so from his Primary Clearing Member on file with Member Services Department.

(b) Each clearing member who carries an error account agrees to accept and clear the broker's trades involving brokerage errors. A written authorization must be filed with the Member Services Department authorizing the broker, without qualification, to submit trades involving brokerage errors through such clearing member. Such clearing member shall be liable upon all trades involving brokerage errors that are submitted to the error account (unless authorization is revoked as provided herein) and shall be a party to all disputes involving trades between the broker, in his capacity as a broker, and another member or member firm that may ultimately be submitted to the error account. Revocation of authorization granted pursuant to this Regulation must be filed in writing with the Member Services Department and will become effective when written notice thereof is posted on the Exchange bulletin board by the Secretary. (08/01/94)


333.03 Funds in Trading Accounts Carried by Clearing Members - The following shall apply to trading accounts which are carried for non-clearing members by clearing members pursuant to Rule 333.00:

(a) If a non-clearing member trades in excess of written limits prescribed by the carrying clearing member, and/or if the non-clearing member is alleged to have engaged in reckless and unbusinesslike dealing inconsistent with just and equitable principles of trade, the disposition of any and all funds in the applicable trading accounts(s) may be suspended by the carrying clearing member, or by the Association through the Board of Directors, Executive Committee, Floor Governors Committee or Arbitration Executive Committee pending a determination by the Arbitration Committee regarding the appropriateness of the non-clearing member's conduct.

                              Ch3 Floor Practices
                              -------------------

    Any Arbitration Committee decision to release trading account funds to the non-clearing member shall include the payment of interest by the clearing member to the non-clearing member as determined by the Arbitration Committee.

(b) Either the carrying clearing member or the Association may direct that the disposition of trading account funds be suspended pursuant to subparagraph
    a) of this regulation. However, if such suspension is initiated by the clearing member the suspension will be subject to review within one business day by the Board or one of the Committees designated in paragraph (a). The purpose of this review will be determine if sufficient grounds exist to warrant continuation of the suspension pending a final determination by the Arbitration Committee. Association proceedings in this regard will be conducted in accordance with Regulation 540.60 "Procedures for Member Responsibility Actions". (05/01/94)

334.00    Trades of Non-Clearing Members - (See 431.00) (08/01/94)

335.00 Bids and Offers in Commodities Subject to First Acceptance - Any offer made on Change to buy or sell any commodity for future delivery is subject to immediate acceptance by any other member. All such offers shall be general offers and shall not be specified for acceptance by particular members. 254 (08/01/94)

336.00 Bids and Offers in Commodities Subject to Partial Acceptance - If an offer is made on Change (the Exchange) to buy or sell any specified quantity of any commodity for future delivery, such offer shall be deemed an offer to buy or sell all or any part of such specified quantity and, if not immediately accepted for the entire quantity, it may be accepted for a quantity less than specified. Orders or offers to buy or sell a specified quantity or none shall not be allowed, except as specifically provided in Regulation 331.03. 255 (07/01/00)

336.01 Guaranteeing Terms of Execution - Any member or member firm who receives an order to buy or sell a futures contract or option on a futures contract for execution on the Exchange is prohibited from directly or indirectly guaranteeing the execution of the order or any of its terms such as the quantity or price. A member may only report an execution that has occurred as a result of open outcry or has been effected through an Exchange approved automated order entry facility.

This regulation shall not be construed to prevent a member or member firm from assuming or sharing in the losses resulting from an error or mishandling of an order. (08/01/94)

337.01 Orders Involving Cancellations Accepted on a 'Not Held' Basis - All orders involving cancellations that reach the Trading Floor 10 minutes or less before the opening or resumption of the market, as applicable and all orders involving cancellations that reach the Trading Floor 10 minutes or less before the close of the market may involve extraordinary problems and hence will be accepted solely at the risk of the customer on a 'not held' basis.


All orders must be received by the floor broker within a reasonable time prior to the opening, the resumption or the close of the market, as applicable. Such other orders not received by the floor broker within a reasonable time prior to the opening, the resumption or the close of the market will be accepted solely at the risk of the customer on a 'not held' basis. 1847 (09/01/98)

350.00    Trade Checking Penalties - (See 563.00) (08/01/94)

350.01 Failure to Check Trades - If any member, firm or corporation is unable with diligent effort to check any future delivery transaction made with another member, firm or corporation, then such transaction shall be closed out for the account of whom it may concern by the member, firm or corporation claiming the contract at the earliest reasonable opportunity in order to establish any claim for loss because of such failure to check by the other party to the contract. 1811 (08/01/94)

350.02 Responsibility For Customer Orders - A floor broker or clearing member shall exercise due diligence in the handling and execution of customer orders. The Exchange's Arbitration Committee is authorized to determine whether a broker or clearing firm fulfilled their obligations and whether an adjustment is due to the customer. The Committee may consider the nature of the order and existing market conditions, including the existence of a "FAST" market, at the time the broker or clearing member acted or failed to act. However, a "FAST" designation does not nullify or reduce the

                              Ch3 Floor Practices
                              -------------------

obligations of the floor broker to execute orders with due diligence according to the terms of the order.

Except in instances where there has been a finding of willful or wanton misconduct, in which case the party found to have engaged in such conduct cannot avail itself of the protections in this provision, neither floor brokers nor member firms, or other persons acting as agents nor any of their officers, directors or employees, shall be liable for any loss, damage or cost (including attorney's fees and court costs), whether direct, indirect, special, incidental, consequential, lost profits or otherwise of any kind, regardless or whether any of them has been advised or is otherwise aware of the possibility of such damages, arising out of the use or performance of the CBOT's Electronic Order Routing System, any component(s) thereof, or any fault, failure, malfunction or other alleged defect in the Electronic Order Routing System, including any inability to enter or cancel orders, or any fault in delivery, delay, omission, suspension, inaccuracy or termination, or any other cause in connection with the furnishing, performance, maintenance, use of or inability to use all or any part of the Electronic Order Routing System, including but not limited to, any failure or delay in transmission of orders or loss of orders resulting from malfunction of the Electronic Order Routing System, disruption of common carrier lines, loss of power, acts or failures to act of any third party, natural disasters or any and all other causes.

The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise. The foregoing limitations are cumulative and shall not limit or restrict the applicability or any other limitation or any rule, regulation or bylaw of the Exchange or the Clearing House. The foregoing shall not limit the liability of any floor broker or member firms, or other person acting as agent or any of their respective officers, directors or employees for any act, incident, or occurrence within their control.

If any of the foregoing limits on the liability of the floor brokers or member firms or other persons acting as agents or any of their officers, directors or employees should be deemed to be invalid, ineffective, or unenforceable and a customer sustains a loss, damage or cost (including attorney's fees and court costs) resulting from use of the Electronic Order Routing System, the entire liability of the floor brokers or member firms and their agents or any of their officers, directors or employees shall not exceed the brokerage commissions and any other charges actually paid by the customer.

Notwithstanding any of the foregoing provisions, this provision shall in no way limit the applicability of any provision of the Commodity Exchange Act, as amended, and Regulations, thereunder. (01/01/99)

350.03 Identification of Floor Trading Personnel and Floor Traders - Every member is required to wear an identification badge issued by the Association in a prominent position and in proper fashion to be admitted to the Trading Floor and must so wear the badge at all times while he is on the Trading Floor. Failure to wear a badge shall be considered an act detrimental to the welfare of the Association (Rule 504.00). 1955 (08/01/94)

350.04    Outtrades and Errors and Mishandling of Orders -

A. Outrades - If a floor broker discovers, either intraday or interday, that all or some portion of a customer order was executed but cannot be cleared, the broker shall do one of the following:

     1. Re-execute the order in the market and adjust the customer by check if the re-execution price is worse than the original execution price. If the re-execution price is better than the original execution price, the customer is entitled to the better price.

     2. Assign the opposite side of the portion that cannot be cleared to his or her error account and assign a fill to the customer at the execution price. The floor broker shall not liquidate the assigned position until at least ten minutes have elapsed after the execution of the order giving rise to the outtrade and, in any event, after the bracket period in which the outtrade arose has ended. These liquidation restrictions shall not apply to a liquidation during a Modified Closing Call. Any profits resulting from the liquidation of the assigned position belong to the floor broker, and may be retained or disbursed to whomever he chooses, in his discretion.

                              Ch3 Floor Practices
                              -------------------




B. Unfilled or Underfilled Orders - If a broker fails to execute an order or underbuys or undersells on an order, the broker shall do one of the following:

    1. Execute the order or the remainder of the order in the market and adjust the customer by check if the customer is filled at a price less favorable than that to which he was entitled but for the error or mishandling. If the order is filled at a more favorable price, the customer is entitled to the better price.

    2. Execute the order or the remainder of the order in the market. If the order, or the remainder of the order, is filled at a worse price than that to which it was entitled but for the error or mishandling, the broker may allocate the fill to his error account and assign the opposite side of the order to his error account at the price to which the customer was entitled. If the order is filled at a more favorable price, the customer is entitled to the better price.

C.  Wrong Month or Wrong Strike Executions

When an order has been executed in the wrong contract month or strike price and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by one of the following:

    1. Execution of the order in accordance with its terms, with an adjustment by check if the order is executed at a worse price as a result of the mishandling of the order.

    2. Execution of a spread transaction, in accordance with Regulation 352.01, whereby one leg of the spread represents the correct execution of the order and the other leg offsets the erroneous position in the error account.

D.  Wrong Side of Market Executions

When an order has been executed on the wrong side of the market and the erroneous execution has been placed in the broker's or firm's error account, the error may be corrected as follows:

Execution of the order in accordance with its terms, with an adjustment by check if the order is executed at a worse price as a result of the mishandling of the order.

If a broker overbuys or oversells on an order, the customer is not entitled to any of the excess. A position that has been established in an erroneous or mishandled attempt to execute a customer order must be placed in the error account of the broker or firm responsible for the error or mishandling. Any profits resulting from the liquidation of the trades placed in a broker's or firm's error account belong to the relevant broker or firm, and may be retained or disbursed to whomever they choose at their discretion.

In accordance with Regulation 336.01, no broker shall guarantee, directly or indirectly, the execution of an order, or any of its terms, except in the case of a bonafide error or mishandling. (03/01/04)


350.05 Floor Practices - The following acts are detrimental to the welfare of the Association (except as permitted under Regulation 331.05):

(a) for a floor broker to purchase any commodity for future delivery, purchase any call commodity option or sell any put commodity option for his own account, or for any account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation, while holding an order of another person for the purchase of any future, purchase of any call commodity option, or sale of any put commodity option, in the same commodity which is executable at the market price or at the price at which such purchase or sale can be made for the member's own account or the account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation.

(b) for a floor broker to sell any commodity for future delivery, sell any call commodity option or purchase any put commodity option for his own account, or for any account in which he had an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation, while holding an order of another person for the sale of any future, sale of any call commodity option, or purchase of any put commodity option in the same commodity which is executable at the market price or at the price at which such sale or purchase can be made for the member's own account or the account in which he has an interest, or for those accounts falling within the exception of paragraph (c) of this Regulation;

(c) for a floor broker to execute a transaction in the trading pit for an account over which he has discretionary trading authority.

    The above restriction shall not apply to:

        1.  transactions for another member of the Exchange;

        2. transactions for members of the floor broker's family which include; spouse, parent, child, grandparent, grandchild, brother, sister, uncle, aunt, nephew, niece, or inlaw;

        3.  transactions for proprietary accounts of member firms.

(d) for a member to disclose at any time that he is holding an order of another person or to divulge any order revealed to him by reason of his relationship to such other person, except pursuant to paragraph (c) of this Regulation, in the legitimate course of business or at the request of an authorized representative of the Exchange or of the Commission; the mere statement of opinions or indications of the price at which a market may open or resume trading does not constitute a violation of the Association's Rules and Regulations; however, nothing herein shall alter or waive a member's responsibility to comply with existing provisions of the Commodity Exchange Act, Commission Rules, and the Rules and Regulations of the Association; furthermore, it shall be a violation of this Regulation for any individual to solicit or induce a member to disclose order information in a manner prohibited by this Regulation;

(e) for a member to take, directly or indirectly, the other side of any order of another person revealed to him by reason of his relationship to such other person, except with such other person's prior consent and in conformity with Exchange rules or except for transactions done in accordance with

                              Ch3 Floor Practices
                              -------------------

    Regulation 350.04 to resolve bonafide errors or outtrades;

(f) for a member to make any purchase or sale which has been pre-arranged;

(g) for a member to withhold or withdraw from the market any order or part of an order of another person for the convenience of another member;

(h) for a member to execute any order after the closing bell is sounded except in a call market close;

(i) for a member to buy and sell as an accommodation at any time or, except as specifically provided in Regulations 331.03, 331.04 and 350.10, to use one order to fill another order, or any part thereof;

(j) for parties to a transaction to fail to properly notify the pit recorder of the price at which trades have been consummated;

(k) for a floor broker to allocate executions of orders in any manner other than an equitable manner.

(l) for a member to initiate during the same trading session a transaction for future delivery in a CBOE 50 or CBOE 250 Stock Index future(s) for his or her own account, or for any account in which he or she has an interest, or for the account of his or her family including spouse, parents, children, grandparents, grandchildren, brothers, sisters, uncles, aunts, nephews, nieces and in-laws, and to execute as a floor broker any order for future delivery in a CBOE 50 or CBOE 250 Stock Index future(s). This restriction shall not apply to any transaction made by the member to offset a transaction made in error by the same floor member. (03/01/04)

350.06 Give-Ups - A member must have prior permission from a clearing member to give-up its name for a trade executed on the Exchange. For give-up orders, the executing clearing member must first clear the trade and then transfer it in accordance with Regulation 444.01(f). A floor broker is prohibited from giving up in the pit a name other than the executing clearing member placing the order. Give-up orders are prohibited when used as a pricing mechanism in connection with cash market contracts. Pricing in connection with cash market contracts must be done only on a versus-cash basis pursuant to the requirements of Regulation 444.01. (11/01/97)

350.07 Checking and Recording Trades - Members must within fifteen minutes after each transaction confirm with the opposite member trader every execution of a futures transaction with respect to executing member, price, quantity, commodity, future and respective clearing members. Members must within fifteen minutes after each transaction confirm with the opposite member trader every execution of an options transaction with respect to executing member, premium, quantity, option series, and respective clearing members. Each record of transactions must show the relevant foregoing information and also must include and clearly identify the date and appropriate time bracket, and the opposite executing member.

In addition, each member who, on the Floor of the Exchange receives a customer's or options customer's order which is not in the form of a written record including the account identification, order number and date and time, to the nearest minute, such order was received on the floor of the Exchange, shall immediately upon receipt thereof prepare a written record of such order, including the account identification and order number, and shall record thereon the date and time, to the nearest minute, such order is received.

Non-erasable ink must be used to record all such information.  (11/01/94)

350.08 Notification of Unchecked Trades - Any clearing firm that is unable with diligent effort to check a transaction with another member, shall notify the floor member who executed the transaction. Such notice shall be given prior to the following day's Regular Trading Hours opening or resumption, as applicable. In the case of agricultural contracts, such notice shall be given no later than twenty minutes prior to the following day's opening or resumption, as applicable.

In all cases, such notice shall be given in sufficient time as to allow the floor member to make provisions for any adjustment. In the case of agricultural contracts, the floor member will have resolved his trades by no later than twenty minutes prior to the relevant opening or resumption, as applicable.

The opening range or resumption range, as applicable, of the following day's Regular Trading Hours

                              Ch3 Floor Practices
                              -------------------

market shall be the limit of liability as a result of an unchecked trade. (09/01/98)

350.10 Exemption for Certain Joint Venture Products - Notwithstanding any other provisions of these Rules and Regulations, a member who simultaneously holds orders on behalf of different principals to buy and sell any of the inter-regulatory or intermarket spreads designated below, may execute such spread orders for and directly between principals; provided that the member shall first offer such spread orders competitively by open outcry in the open market (a) by both bidding and offering at the same price, and neither such bid nor offer is accepted or (b) by bidding and offering to a point where such offer is higher than such bid by not more than the minimum permissible price fluctuation applicable to such spread orders and neither such bid nor offer is accepted. If any such order is not accepted within a reasonable amount of time, then the member may, execute such order for and directly between the principals. The following requirements must also be met in the execution of such spread orders:

(1) The member who executes such order must do so in the presence of a Chicago Board Options Exchange Floor Official, who is a member qualified to trade Joint Venture futures contracts.

(2) Such member shall clearly identify all such spreads on his trading card or similar record by appropriate symbol or descriptive words and shall note on such card or record the exact time of execution. Such member shall thereupon promptly present said card or record to the Floor Official for verification and initialing.

(3) No futures commission merchant or floor broker who receives any of the inter-regulatory or intermarket spread orders designated below from another person shall take the other side of such spread orders, except with such other person's prior consent.

This Regulation applies to the following spread strategies:

(a) inter-regulatory strategies involving a CBOE 50 and/or CBOE 250 Stock Index future(s) spread against a Standard and Poor's 100 and/or Standard and Poor's 500 option(s) traded on the Chicago Board Options Exchange;

(b) intermarket futures spreads involving a CBOE 50 Stock Index future(s) spread against a CBOE 250 Stock Index future(s); or

(c) any other inter-regulatory or intermarket spread designated under this Regulation by the Board of Directors of the Association. (08/01/94)

350.11 Resolution of Outtrades - Outtrades shall be resolved in accordance with Regulation 350.04 or by issuing a check in an amount agreed to by the members making the trade(s).

A.   Price Outtrades

When an outtrade exists due to a discrepancy as to price, members making the trade may choose to resolve the discrepancy by electing either of the two prices in question, if they agree that the trade was executed at that price.

If an outtrade involves a price discrepancy between a local and a broker, and the members cannot agree on the price of execution, the price recorded by the broker shall be used to clear the trade.

If an outtrade between locals or an outtrade between brokers involves a price discrepancy, and these members cannot agree on the price of execution, the buyer's price shall be used to clear the trade.

B.   Quantity Outtrades

When an outtrade exists due to a discrepancy as to quantity, members making the trade may choose to resolve the discrepancy by electing either of the two quantities in question, if they agree that the trade was executed in that quantity.

If any outtrade between locals involves a quantity discrepancy and these members cannot agree on the quantity that was executed, the higher quantity shall be used to clear the trade.

                              Ch3 Floor Practices
                              -------------------

A broker may assign the opposite side of any excess quantity on his order, which he believes that he has executed, to his error account, pursuant to Regulation 350.04, and he may agree to the clearing of the transaction according to the quantity recorded by the other member, whether the other member was a broker or a local.

C. Bona Fide Contract Month, Strike, Put vs. Call and Side of Market (Buy vs. Buy or Sell vs. Sell) Outtrades

When an outtrade exists due to a discrepancy as to the contract month, strike price, whether an option trade involved a put or a call, or side of the market, and any party who executed a customer order believes that the order has been executed in accordance with its instructions, the outtrade may be resolved in any one of the following ways:


     1. The trade may be busted. If a broker re-executes his order, any losses incurred by the customer as a result of the delay in execution must be adjusted by check. If the order is executed at a more favorable price, the customer is entitled to the better price.

     2. The members making the trades(s) may agree that either trade or both trades may be cleared in accordance with the members' recorded trade data.

     3. A broker may assign the opposite side of his own order to his error account, pursuant to Regulation 350.04, and he may agree to the clearing of the transaction according to the terms of the other member's recorded trade data, whether the other member was a broker or a local.

     4. If both members were brokers, they may both assign their respective trades to their error accounts, pursuant to Regulation 350.04.

A customer shall not be entitled to any portion of any profits realized by a local who was on the opposite side of an outtrade between the local and the customer's broker, as a result of the local's liquidation of his position. Such profits belong to the local, and may be retained or disbursed to whomever he chooses, in his discretion. If the local chooses to disburse any portion of such profits to the broker, and the broker's customer has received a fill in accordance with the broker's recorded trade data, the broker is not obligated to offer such profits to this customer.

It shall be an offense against the Association for members to prearrange a trade to reconcile an outtrade.


Nothing herein shall in any way limit a member's right to submit an outtrade to Exchange arbitration if an outtrade cannot be resolved by agreement. (03/01/04)


352.01 Spreading Transactions - A spread transaction involving options, or the purchase and sale of different futures, at a price or yield difference or simultaneously at a separate price for each side of the spread is permitted on this Exchange provided:

1. that each side of the spread (the purchase of one future and the sale of another future) is for the same account, or in the case of spreads in options, all sides are for the same account. Provided that, when an order has been executed in the wrong month, wrong strike price or wrong commodity, and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by a spread transaction in which one leg of the spread offsets the position in the error account and the other leg is the correct execution of the order. Provided further that the liability of the floor broker or FCM shall be determined in accordance with Regulation 350.04.

2. that all sides of the spread are priced at prices within the daily trading limits specified in Regulation 1008.01;

3. that the spread is offered by public outcry in the pit assigned to the commodity(ies) or option(s) involved.

4. that the transaction shall be reported, recorded and publicized as a spread in the ratio in which it was executed.

5. that when such transactions are executed simultaneously, the executing member on each side of

                              Ch3 Floor Practices
                              -------------------

    the transaction shall designate each part of the trade as a spread on his cards by an appropriate word or symbol clearly identifying each part of such transaction.

6. that for options the spreads must conform to one of the following definitions, any multiple or combination of these strategies, or any generally accepted relationship between options and the underlying futures, including but not limited to:

    a. Vertical and Horizontal Spreads. Short one call (put) and long another call (put) with a different strike price and/or expiration month.

    b. Straddles. Short (long) puts and calls in a generally accepted spread ratio.

    c. Conversions and Reverse Conversions. Short (long) calls, long (short) puts, and long (short) futures in a generally accepted spread ratio.

    d.  Butterflies. Two vertical spreads which share one common strike price.

    e. Boxes. Long a call and short a put at one strike price and short a call and long a put at another strike price.

    f. Synthetic Straddles. Long (short) futures and short (long) calls or long (short) puts in a generally accepted spread ratio.

    g. Ratio Spreads. Long calls (puts) and short calls (puts) in a generally accepted spread ratio.

    h. Ratio Writes. Short calls (puts) and long (short) futures in a generally accepted spread ratio.

    i. Ratio Purchases. Long calls (puts) and short (long) futures in a generally accepted spread ratio.

    j. Synthetic Futures. Long calls (puts) and short puts (calls) in a generally accepted spread ratio.

7. that in executing a ratio spread, a member shall bid or offer by open outcry either both the spread portion at a price difference and the remaining portion (i.e., the "tails") at a specific price for each, or the entire ratio spread at a separate price for each side of the transaction. A ratio spread and if applicable each part of it must be executed competitively by open outcry in accordance with this regulation and Rule 332.00. A bid or offer for a ratio spread is subject to partial acceptance in ratioed units in accordance with Rule 336.00.

8. that for spread transactions at a yield difference the following conditions are met:

    a. one side of the spread is a yield-based futures contract, i.e. where the final contract settlement price is calculated by subtracting a yield measurement from 100.

    b.  the sides are priced at the price spread implied by the yield spread.

    c. the prices for Short, Medium, and Long Term U.S. Treasury Note and U.S. Treasury Bond futures are those implied for 8% coupon, semi-annual non-amortizing instruments with exactly two, five, ten, and twenty years remaining maturity as calculated and published by the Exchange.

    d. the prices for the yield-based futures contracts are calculated by subtracting the yield from 100.

    e. the yields are quoted in increments no smaller than one half basis point.

    f. the Regulatory Compliance Committee has designated the spread for trading on a yield basis.

Brokers may not couple separate orders and execute them as a spread, nor may a broker take one part of a spread for his own account and give the other part to a customer on an order. (08/01/00)

352.01A   Unacceptable Spread Orders - Certain orders that involve the trading of different contracts, when the contracts involved are traded in different designated trading pits and when the resulting positions do not offset to reduce economic risk, do not represent legitimate spreading transactions and are specifically deemed to be unacceptable orders. Such transactions must be

                              Ch3 Floor Practices
                              -------------------

executed on separate orders in the respective designated trading areas. The foregoing provisions apply to, but are not limited to, the following examples:

     There are separate trading pits for options and futures. An order to buy a put (or sell a call) and sell the underlying future establishes a short position only, and therefore there is no offsetting feature. An order to sell a put (or buy a call) and buy the underlying future establishes a long position only, and therefore there is no offsetting feature. These orders are unacceptable as spread orders. (08/01/94)

352.02 Joint Venture Intermarket and Inter-Regulatory Spreads - - Notwithstanding any other provisions of these Rules and Regulations to the contrary, the following principles shall apply to spreading transactions involving Joint Venture Products.

1. Futures spreads involving CBOE 50 and/or CBOE 250 Stock Index futures contracts may be bid or offered at a differential and if so bid or offered, such spreads may not be separated into their individual components.

2. Inter-Regulatory spread strategies involving CBOE 50 or CBOE 250 Stock Index futures spread against Standard and Poor's 100 or Standard and Poor's 500 options traded on the Chicago Board Options Exchange ("CBOE") may be bid or offered at a differential. If such spreads are bid or offered at a differential, they may not be separated into individual parts. The futures side of such spreads must be priced within the daily quotation range. The price of the options side of such spreads shall not touch the best bid or offer contained in the CBOE order book but may touch but shall not go through the current best bid or offer prevailing in the trading crowd. The prices for both sides of such spreads shall be disseminated immediately and shall be identified as a spread. The price differential shall also be disseminated immediately.

3. Inter-Regulatory spreads involving CBOE 50 and/or CBOE 250 Stock Index futures contracts spread against Standard and Poor's 100 and/or Standard and Poor's 500 options may be executed in any location in the Standard and Poor's 100 or the Standard and Poor's 500 option pit(s).

4. Joint Venture inter-regulatory or intermarket spreads may not be used to establish opening prices for Joint Venture futures contracts. (08/01/94)




360.01 Pit Supervisory and Enforcement Authority of the Respective Pit Committees - In conjunction with the Floor Conduct Committee, it shall be the function and duty of the Pit Committees to supervise and enforce decorum within their respective trading pits.

1.   Supervision and Enforcement of Pit Decorum.

     Each Pit Committee shall have the authority over its respective pit to issue a decorum ticket to any individual who has committed a decorum offense within the pit. This authority is in addition to the authority given to the Floor Conduct Committee in Regulation 519.01. A ticket may be initiated by any member of the Pit Committee in accordance with the Pit Committee member's duty to enforce decorum standards within the pit. Additionally, any Exchange member may request that a ticket be initiated for an alleged decorum offense that occurs within a trading pit by requesting that a Pit Committee member in that pit issue a ticket. Non-members may request that a ticket be initiated for alleged decorum violations involving physical abuse or harassment.

     For decorum offenses that do not involve a physical altercation, disorderly conduct or harassment, the ticket will reflect a warning or summary fine in accordance with Ruling 520.00A. The recipient of a summary fine may pay the summary fine or request a hearing before the Floor Conduct Committee in accordance with Regulations 540.02 through 540.05. Tickets involving a physical altercation, disorderly conduct or harassment will be referred to the Floor Conduct Committee, which will hold a hearing. The initiator of the ticket, the recipient of the ticket and any party involved in the decorum incident may be required to appear at the hearing held before the Floor Conduct Committee. Failure to comply with a request to appear before the Floor Conduct Committee may be deemed an act detrimental to the welfare of the Exchange.

     Each ticket issued by a Pit Committee shall be authorized by two Pit Committee members, including at least one officer. Tickets shall be submitted to designated Exchange staff who shall give the individual written notification of the ticket, including any summary fine or requirement to appear before the Floor Conduct Committee.

It shall be the function and duty of the Pit Committees to supervise and enforce trading etiquette within their respective trading pits.

2.   Supervision and Enforcement of Pit Etiquette Standards

     Each pit, by and through its Pit Committee, shall be responsible for determining the nature and extent of its pit etiquette standards, subject to the approval of the Floor Governors Committee. A pit etiquette ticket may be initiated by any member of the Pit Committee in accordance with the Pit Committee member's duty to enforce etiquette standards within the pit. Additionally, any Exchange member may request that a member of the Pit Committee issue an etiquette ticket to any member who had allegedly violated the pit's etiquette standards. Each etiquette ticket must, however, be authorized by an officer of the Pit Committee to be valid. An officer who initiates a ticket cannot also authorize the ticket.

     The issuance of an authorized etiquette ticket does not, in itself, constitute a violation of an Exchange Rule or Regulation. However, the Pit Committee can, at any time, choose to refer an egregious etiquette violation, or a pattern of etiquette violations, to the Floor Governors Committee. Prior to making such referral, the recipient of the ticket will be required to appear before the Pit Committee. A simple majority of a Pit Committee quorum shall be required to refer an etiquette matter to the Floor Governors Committee.

     Tickets referred to the Floor Governors Committee will serve as the basis of OIA's investigation, and the tickets may be submitted as evidence in support of OIA's case before the Floor Governors Committee. However, OIA will conduct its own distinct investigation of the matter. The Floor Governors Committee may impose disciplinary action pursuant to the general provisions of Exchange Rule 500.00 (Inequitable Proceedings) and/or Rule
     504.00 (Acts Detrimental to the Welfare of the Association). (02/01/04)

                              Ch3 Floor Practices
                              -------------------

                              Ch3 Floor Practices
                              -------------------

                              Ch3 Floor Practices
                              -------------------

================================================================================
Chapter 4
Futures Commission Merchant
================================================================================
     Ch4 General.....................................................404
          400.00    Commission Merchant..............................404
          401.00    Corporations and Partnerships....................404
          401.01    Partnerships and Corporations....................404
          401.02    Registration of Membership for Corporation.......404
          401.03    Registration of Membership for Partnership.......404
          402.00    Business Conduct Committee.......................404
          403.00    Testimony and Production of Books and Papers.....404
          403.01    Approval of Customer Accounts....................404
          403.02    Financial Questionnaire..........................404
          403.03    Audits...........................................404
          403.04    Reduction of Capital.............................404
          403.05    Restrictions on Operations.......................404
          403.07    Financial Requirements...........................404
          403.08    Expulsion from a Designated Contract Market......404
          404.00    Advertising......................................404
          405.00    Trade Checking Penalties.........................404

     Ch4 Customer Accounts...........................................405
          414.00    Trades of Non-Clearing Members...................405
          415.00    Trades of Non-Clearing Members...................405
          416.01    Correspondent Accounts...........................405
          416.02    Members Responsible for Correspondents...........405
          416.02A   Correspondents...................................405
          416.04    Correspondent Accounts...........................405
          416.05    Limitations On Acceptance of Agent Business......405
          417.01    Notice and Processing of Transfer of Accounts....405
          418.01    Non-Members' Accounts............................406
          419.00    Trading for Employees............................406
          420.00    Trading by Employees.............................406
          420.01    Gratuities.......................................406
          420.01A   Elective Officers and Non-Member Directors.......406
          421.00    Confirmation to Customers........................406
          421.01    Confirmations....................................407
          421.02    Options Confirmations............................407
          421.03    Average Price Orders.............................407
          421.05    Allocation of Exercise Notices...................407
          422.00    Investment Company Accounts......................407
          423.00    Discretionary Orders.............................407
          423.01    Discretionary Accounts...........................408
          423.01B   Discretionary Trading............................408
          423.02    Presumption That Trades Are Pursuant to
                      Discretionary Authority........................409
          423.03    Supervision of Discretionary Trading by
                      Employees......................................409
          423.04    Customer Orders During Concurrent Sessions.......409
          423.05    Anti-Money Laundering............................409
     Ch4 Position Limits and Reportable Positions....................410
          425.01    Position Limits..................................410
          425.02    Bona Fide Hedging Positions......................415
          425.03    Reporting Requirements For Bona Fide or
                      Economically Appropriate

                         Hedging Positions in Futures in Excess of
                         Limits.........................................416
          425.04       Exemptions From Position Limits..................417
          425.05       Exemption from Aggregation for Position Limit
                         Purposes.......................................418
          425.06       Position Accountability for U.S. Treasury Bonds..419
          425.07       Position Accountability for Long-Term,
                         Medium-Term and Short-Term Treasury Notes.....419
          425.08       Position Accountability for 30-Day Fed Funds
                         Contracts......................................420
          425.09       Position Accountability for mini-sized U.S.
                         Treasury Bonds.................................420
          425.10       Position Accountability for mini-sized Long-Term
                         U.S. Treasury Notes............................420
          425.11       Position Accountability in CBOT 10-Year Municipal
                         Note Index Futures ............................421
          425.12       Position Accountability in CBOT 10-Year Interest
                         Rate Swap Contracts ...........................421
          425.13       Position Accountability in CBOT 5-Year Interest
                         Rate Swap Contracts............................422
          425.14       Position Accountability in Bund Futures..........421
          425.15       Position Accountability in Bobl Futures..........421
          425.16       Position Accountability in Schatz Futures........421
          430.00       Deposits by Customers............................423
          431.00       Margins..........................................423
          431.00A      Permit Holder Interpretation.....................423
          431.01       Margins - Non-Clearing Members...................423
          431.02       Margin Requirements..............................423
          431.02A      Hedging Transactions.............................424
          431.03       Margin on Futures................................425
          431.03B      Margins..........................................430
          431.04       Notice of Undermargined Omnibus Accounts.........430
          431.05       Margin on Options................................430
          431.06       Margin on Options - Non-Clearing Members.........431
          432.00       Customers' Securities............................431
          433.00       Agreement for Use of Securities..................431
          433.01       Construction of Rules 432.00 and 433.00..........431

     Ch4 Transfer Trades/Exchange Service Fees..........................431
          443.00       Exempt Transactions..............................431
          444.01       Transfer Trades; Exchange of Futures for
                         Physicals and Give-up Transactions.............433
          444.01A      Transfer Trades and Inter-Market Spreads.........433
          444.01B      Prohibition on Exchange of Futures for Cash
                         Commodities Swap or OTC Ag Transactions
                         Involving Multi-Parties .......................433
          444.02       Clearance of Exchanges of Futures for
                         Physicals Swap, or OTC Ag Option Transactions..434
          444.03       Transfer Trades in a Delivery Month..............434
          444.04         Exchange of Futures For, or in Connection with,
                         Swap Transactions Involving U.S. Treasury
                         Bond, U.S. Treasury Note, Dow Jones - AIG
                         Commodity Index Futures(SM), Municipal Note
                         Index Futures, 10-Year and 5-Year Interest Rate
                         Swap Futures...................................434
          444.05       Transfer Trades for the Purpose of Offsetting
                         mini-sized Dow(SM) Futures & CBOT DJIA Futures.
          444.06         Exchange of Futures For, or in Connection with,
                         OTC Agricultural Option Transactions Involving
                         Corn, Soybeans, Soybean Meal, Soybean Oil, Wheat,
                         Oat and Rice Futures ..........................434
          450.00       Exchange Service Fees............................436
          450.01       Exchange Service Fees............................439
          450.01A      Exchange Service Fees............................440
          450.02A      Member's Own Account.............................440
          450.02B      Member's Own Account in Trust....................440
          450.02C(i)   Member Firm's Proprietary Account................440
          450.02C(ii)  Individual Member's Trading Account..............440
          450.02C(iii) Firm Owner Trading a Proprietary Account.........440
          450.02D      Member Firm Affiliates and Designated Passive
                         Invester Entities..............................441
          450.02E      Joint Accounts ..................................441
          450.02F      Transaction Fees for e-cbot Member Firms.........442
          450.02G      Floor Brokerage Fees for Firm-Owned Memberships
                         and Membership Interests.......................442
          450.02H      e-cbot Trades Executed by a Non-Member Terminal
                         Operator.......................................442
          450.02I      Category (3) Fees................................442
          450.04       Exchange Service Fees - Adjustments..............442
          450.05       Fees.............................................442
          450.06       Member Fee Cap Clarification.....................442

     Ch4 Adjustments....................................................443
          460.01       Errors and Mishandling of Orders.................443
          460.02       Checking and Reporting Trades....................443
          460.03       Failure to Check Trades..........................443
          460.04       Price of Execution Binding.......................443

     Ch4 Customer Orders................................................444
          465.01       Records of Customers' Orders.....................444
          465.02       Application and Closing Out of Offsetting
                         Long and Short Positions.......................444
          465.02A      Exchange's No Position Stance on FCM's
                         Internal Bookkeeping Procedures................447
          465.03       Orders and Cancellations Accepted On A
                         'Not Held' Basis...............................447
          465.04       Records of Floor Order Forms.....................447
          465.05       Floor Order Forms................................447

          465.06    Broker's Copy of Floor Orders....................448
          465.07    Designation of Order Number Sequences............448
          465.08    Post-Execution Allocation........................448
          466.00    Orders Must be Executed in the Public Market.....448

     Ch4 Offices and Branch Offices..................................449
          475.00    Offices and Branch Offices.......................449

     Ch4 APs and Other Employees.....................................450
          480.01    APs..............................................450
          480.02    Employers Responsible for APs....................450
          480.09    Other Employees..................................450
          480.10    Supervision......................................450

     Ch4 Options Transactions........................................451
          490.00    Application of Rules and Regulations.............451
          490.02    Option Customer Complaints.......................451
          490.03    Supervision Procedures...........................451
          490.03A   Introducing Brokers Guaranteed by Member
                      FCMs/Supervision Procedures....................451
          490.05    Disclosure.......................................451
          490.06    Promotional Material.............................452
          490.07    Sales Communication..............................452
          490.09    Reports by Commission Merchants..................452

================================================================================
Chapter 4
Futures Commission Merchant
================================================================================

Ch4 General

400.00 Commission Merchant - A member who makes a trade, either for another member or for a non-member, but who makes the trade in his own name and becomes liable as principal as between himself and the other party to the trade. 13 (08/01/94)

401.00  Corporations and Partnerships - (See 230.00)  (08/01/94)

401.01  Partnerships and Corporations - Trading Authority - (See 230.01)
        (08/01/94)

401.02  Registration of Membership for Corporation - (See 230.02)  (08/01/94)

401.03  Registration of Membership for Partnership - (See 230.06)  (08/01/94)

402.00  Business Conduct Committee - (See 542.00)  (08/01/94)

403.00  Testimony and Production of Books and Papers - (See 545.00)
        (08/01/94)

403.01 Approval of Customer Accounts - No firm or any of its wholly-owned affiliates shall carry customer accounts without prior approval obtained either at the time of registration under Regulation 230.02 or 230.06 or prior to change in the nature of business previously authorized. In order to originate and carry on a business with public customers, a firm is subject to the minimum capital requirements established by the Financial Compliance Committee.

No member sole proprietorship shall carry customer accounts without prior approval. A member requesting approval to carry customer accounts shall submit a certified financial report of the sole proprietorship, prepared by an independent Certified Public Accountant as of a date which is no more than 90 days prior to the date of submission. In order to originate and carry on a business with public customers, a sole proprietorship is subject to the minimum capital requirements established by the Financial Compliance Committee. 1780 (08/01/94)

403.02  Financial Questionnaire - (See 285.01)  (08/01/94)

403.03  Audits - (See 285.02)  (08/01/94)

403.04  Reduction of Capital - (See 285.03)  (08/01/94)

403.05  Restrictions on Operations - (See 285.04)  (08/01/94)

403.07  Financial Requirements - (See 285.05)  (04/01/97)

403.08 Expulsion from a Designated Contract Market - Upon review of the decision or record which resulted in a person or a firm's expulsion from membership in, or the privileges of membership on, any recognized domestic or foreign board of trade or securities exchange, should the Board of Directors find that there exists a demonstrable connection between the type of conduct which resulted in the expulsion and the protection afforded the Exchange, its members and customers through a trading prohibition against the expelled individual or firm, the Board may direct that no member or member firm may carry any account, accept an order, or handle a transaction, relating to futures contracts or options on futures contracts traded on the Exchange, for or on behalf of such expelled person or firm. Such an order may by modified or revoked by a vote of two-thirds of the Directors. (08/01/94)

404.00  Advertising - (See 287.00)  (08/01/94)

405.00  Trade Checking Penalties - (See 563.00)  (08/01/94)

Ch4 Customer Accounts

414.00   Trades of Non-Clearing Members - - (See 286.00) and (See 431.00)
         (08/01/94)

415.00   Trades of Non-Clearing Members - (See 333.00)  (08/01/94)

416.01 Correspondent Accounts - Each registered eligible business organization must maintain a complete listing of all correspondent accounts carried on its books. Such list shall be promptly provided to authorized representatives of the Association. Information for each correspondent account must include name and address, classification of the account as customer or house, regulated or non-regulated. 1780A (04/01/98)

416.02 Members Responsible for Correspondents - Members doing business with correspondents must keep themselves well informed regarding their financial standing and shall immediately report to the Secretary any information that does in any way indicate that a correspondent is insolvent, or threatened with insolvency, or guilty of any irregularities or practices affecting the good name of the Association. 1043 (08/01/94)

416.02A Correspondents - In May, 1935, the Rules Committee ruled that the word "correspondents" as it is used in Regulation 416.02 means the following:

1. A correspondent, under the provisions of Regulation 170.07 is a person, firm or corporation (member or non-member) transacting a banking or a brokerage business connected by telephone or telegraphic wire or wireless connection with the office of a member.

2. A non-clearing member who solicits and turns over security or future delivery orders to a clearing member for execution, is a correspondent of the clearing member whether or not his office is connected by telephonic, telegraphic wire connections to that of the clearing member.

3. Under the provisions of Regulation 416.02, any member doing business with correspondents has the responsibilities therein outlined. 17R (08/01/94)

416.04 Correspondent Accounts - Consistent with its duties under Rule 542.00, the Business Conduct Committee may require that the identities and positions of the beneficial owners of any correspondent account be immediately disclosed to the Business Conduct Committee or to authorized representatives of the Association. If disclosure is not provided and the Business Conduct Committee determines that such failure to provide information is an impediment to the Committee in the discharge of its duties under Rule 542.00, appropriate summary action may be ordered up to and including immediate liquidation of all or a portion of the positions in the correspondent account. Any such summary action shall be taken in accordance with the procedures set forth in Regulation 540.06. (08/01/94)

416.05 Limitations On Acceptance of Agent Business - No member FCM shall solicit or accept any options order for execution on the Exchange which has been solicited, accepted or serviced by any person who is not registered as an associated person of such member FCM. Provided, however, that at such time as any futures association registered under Section 17 of the Commodity Exchange Act has determined to provide for the regulation of the options-related activity of its members in a manner equivalent to that required of contract markets by the Commission, any FCM member of such futures association may solicit or accept options orders for execution on the Exchange in the same manner as FCMs which are members of the Exchange.

Further, no member FCM may solicit or accept options orders from any person whom it has reason to believe may be soliciting options orders in contravention of this Regulation or Regulation 33.3 or the Commission. (08/01/94)

417.01 Notice and Processing of Transfer of Accounts - When a commission merchant goes out of business, or closes one or more offices, or withdraws ordinary facilities for transacting business from one or more offices, the following shall apply:

Upon the transfer of customer accounts in commodity futures contracts by a member or registered eligible business organization, to any other futures commission merchant (member or non-member), the transferor shall immediately give written notice of the transfer to the Secretary of the Association. Such written shall notice shall contain: (1) the name and address of the transferee;
(2) the date of the transfer; (3) the number of customer accounts; (4) the net equity of customer funds, and (5) a statement certified by the member, or by a general partner or executive officer whose membership is registered for the transferor, that (a) the transferor has provided prior notice of the transfer to each customer whose account is thus transferred and (b) the transfer has been preceded by reasonable investigation of the transferee by the transferor and that the transferee is a suitable recipient of the transferred accounts.

Upon the transfer of customer accounts by a non-member of the Association, to any member or registered eligible business organization, the transferee shall immediately notify the Secretary in writing that such transfer has occurred and such written notice shall identify the transferor, the date of transfer, the number of customer accounts, and the net equity of customer funds being transferred to such member or registered eligible business organization.

A member or registered eligible business organization, acting as a transferor or transferee, must be able to facilitate a bulk transfer of accounts by use of an automated system as prescribed by the Association.

This regulation applies to all transfers of customer accounts involving members or registered eligible business organizations, who or which are closing facilities unless they are initiated at the unsolicited request of the customers. 1809C (04/01/98)

418.01 Non-Members' Accounts - When a non-clearing member has trading authority over a non-members account carried on a disclosed basis he shall so inform the clearing member carrying the account.

Non-clearing members may be permitted to carry both omnibus and disclosed accounts with clearing members provided that when the non-clearing member used both types of accounts, he shall guarantee the clearing member carrying any disclosed accounts against any loss in such accounts.

The non-clearing member must notify the carrying member that he is carrying both omnibus and disclosed accounts. 1819 (08/01/94)

419.00 Trading for Employees - No member shall accept orders or clear trades for a non-member who is employed by another member nor shall another member accept orders or clear trades for a member who is employed by another member when the name of the employer appears in the transaction. 205 (08/01/94)


420.00 Trading by Employees - No member shall accept marginal accounts of any employee, whether member or non-member, of the Association or of the Clearing Services Provider or of another member unless written consent of the employer be first obtained. 206 (01/01/04)


420.01  Gratuities - (See 206.02)  (08/01/94)

420.01A Elective Officers and Non-Member Directors - For purposes of Rule 420.00, Elective Officers and non-member Directors of the Association shall not be considered employees of the Association. (08/01/94)

421.00 Confirmation to Customers - A commission merchant who makes a trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall show the commodity or security bought or sold, the amount, the price, and the name of the other party to the contract, and, in the case of a commodity, the delivery month. A non-resident member may give to his customer the name of his resident commission merchant in lieu of the name of the other party to the contract, subject to the right of the customer to receive the name of the other party to the contract upon request.

Where a trade is made by a branch office of a resident member, such branch office being outside of Illinois, the branch office may confirm the trade to the customer without giving the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "Name of other party to contract furnished on request." 207 (08/01/94)

421.01 Confirmations - A confirmation of a commission merchant to the customer need not contain the name of the other party to the contract, provided the confirmation has prominently printed or stamped thereon the words, "name of other party to contract furnished on request." 1845 (08/01/94)

421.02  Options Confirmations -

(a) A commission merchant who makes an options trade for a member or non-member customer shall confirm the trade to the customer no later than the business day following the day upon which the transaction was consummated. Such confirmation shall be in writing and shall indicate the customer's account identification number; a separate listing of the amount of the premium and all other commissions, costs and fees; the option series; the expiration date; and the date of the transaction.

(b) In addition, upon the expiration or exercise of any commodity option, each commission merchant must furnish to each customer holding any such option which has expired or been exercised, not later than the next business day, a written confirmation statement which shall include the date of such occurrence, a description of the option involved, and in the case of exercise, the details of the futures position which resulted therefrom.

(c) Notwithstanding paragraphs (a) and (b) of this Regulation, a commodity options transaction that is executed for a commodity pool (investment company) need be confirmed only to the operator of the commodity pool.

(d) With respect to any account controlled by any person other than the customer for whom the account is carried, each commission merchant shall promptly furnish in writing to such other person the information set forth in paragraphs (a) and (b) of this Regulation. (08/01/94)

421.03 Average Price Orders - Member firms may confirm to customers an average price when multiple execution prices are received on an order or series of orders for futures, options or combination transactions. An order or series of orders executed during the same trading day at more than one price may only be averaged pursuant to this regulation if each order is for the same account or group of accounts and for the same commodity and month for futures, or for the same commodity, month, put/call and strike for options.

Any member or member firm that accepts an order pursuant to this regulation must comply with requirements of this regulation and all order recordation requirements.

Upon receipt of an execution at multiple prices for any order subject to this regulation, an average price will be computed by multiplying the execution prices by the quantities at those prices divided by the total quantities. An average price for a series of orders will be computed based on the average prices of each order in that series.

Each Clearing firm that confirms to a customer an average price, must indicate on the confirmation and monthly statement that the price is not an execution price. (10/01/01)


421.05 Allocation of Exercise Notices - The Clearing Services Provider, in an equitable, random manner, shall assign exercise notices tendered by options purchasers to clearing members holding open short options positions; and each clearing member and commission merchant, in an equitable, random or proportional manner, shall assign exercise notices it receives on behalf of customer accounts to such customer accounts holding open short options positions. (01/01/04)


422.00    Investment Company Accounts - (See 507.00)  (08/01/94)

423.00 Discretionary Orders - No member or registered eligible business organization shall permit any employee, whether member or non-member, to exercise discretion in the handling of any transaction for a customer for execution on this Exchange, unless prior written authorization for the exercise of such discretion has been received. A discretionary order is defined as an order that lacks any of the following elements: the commodity, year and delivery month of the contract, number of contracts, and whether the order is to buy or sell.

All partners of a registered partnership, all managers and members of a registered limited liability company and all officers of a registered corporation, shall be considered employees of their firm or corporation for purposes of these discretionary rules and regulations. 151 (04/01/98)

423.01    Discretionary Accounts   - It shall be a violation of this regulation
for any member or registered eligible business organization

1. To accept or carry an account over which the member or employee thereof exercises trading authority or control for another person in whose name the account is carried, without-

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given;

     b. sending direct to the person in whose name the account is carried a written confirmation of each trade as provided in Rule 421.00 and a monthly statement showing the exact position of the account, including all open trades figured to the market; and

     c. reflecting the discretionary nature of the account on all statements sent to the account owner.

2. To accept or carry an account over which any third party individual or organization other than the person in whose name the account is carried exercises trading authority or control, without -

     a. obtaining a signed copy of the Power of Attorney, trading authorization, or other document by which such trading authority or control is given; and

     b. obtaining a written acknowledgment from the person in whose name the account is carried that he has received a copy of the account controller's disclosure document, prepared pursuant to CFTC Regulation 4.31, or a written statement explaining why the account controller is not required to provide a disclosure document to the customer.

     (The above acknowledgement of paragraph b. need not be obtained (i) when the person in whose name the account is carried and the individual given trading authority or control are of the same family; or (ii) when the person given trading authority or control is (A) a member, (B) an officer, partner, member, manager or managerial employee of the eligible business organization carrying the account; (C) a bank or trust company organized under federal or state laws or (D) an insurance company regulated under the laws of any state; or (iii) when the account is carried in the name of (A) an employee benefit plan subject to ERISA or organized under the laws of any state (B) an investment company registered under the Investment Company Act of 1940, (C) a bank or trust company organized under federal or state law, (D) an insurance company regulated under the laws of any state; or (E) an exempt organization, as defined in section 501 (c) (3) of the Internal Revenue Code, with net assets of more than $100 million.)

3. To accept or carry the account of a non-member who has given trading authority to a member unless the member carrying the account requires that all orders entered for the account be executed by an individual or individuals other than the member to whom such trading authority is given. This requirement shall not apply where the non-member customer and the member having such trading authority are of the same family. This Regulation shall only apply to open outcry Regular and open outcry Night Trading Hours.

4. For purposes of this Regulation, a person does not exercise trading authority or control if the person in whose name the account is carried or the account controller specifies (1) the precise commodity interest to be purchased or sold, and (2) the exact amount of the commodity interest to be purchased or sold. Provided the foregoing provisions are met, the provisions of this Regulation shall not apply to discretion as to the price at which or the time when an order shall be executed.

The provisions of this Regulation relate only to transactions executed on this Exchange. 1990 (04/01/98)

423.01B   Discretionary Trading - The increasing utilization of trading by programmed recommendations, whether by computer, charts or by any means, has brought several questions to the

Rules Committee regarding discretion. These methods tend to create situations requiring the use of discretion and the Rules Committee recommends that member firms treat all such accounts as discretionary accounts unless the member can be certain that the customer(s) has given specific instructions, including price limits and any subsequent price changes relative to orders placed in connection with such trading.

In connection with the above, your attention is called to Rule 423.00 and Regulations 423.01 through 423.03 all having to do with the handling of discretionary accounts. 41R (08/01/94)

423.02 Presumption That Trades Are Pursuant to Discretionary Authority - Every trade in an account over which any individual or organization other than the person in whose name the account is carried exercises trading authority or control shall be rebuttably presumed to have been made pursuant to such trading authority or control. The Power of Attorney, trading authorization or other document by which any individual or organization other than the person in whose name an account is carried exercises trading authority or control over such account can be terminated only by a written revocation signed by the person in whose name the account is carried; by the death of the person in whose name the account is carried; or, where the individual or organization that exercises authority or control over the account is the member carrying the account or an employee thereof, by written notification from the member to the person in whose name the account is held that such member will no longer act pursuant to such trading authorization as of the date provided in the notice. 1991 (08/01/94)

423.03 Supervision of Discretionary Trading by Employees - A Power of Attorney or trading authorization signed by the customer and naming the employee to whom trading authority is given will be considered written authorization of the customer with respect to any discretionary transaction handled by such employee pursuant to such Power of Attorney or trading authorization.

Each account with respect to which an employee has discretionary authority must be given daily supervision by the employer, or by a partner or officer or such other person designated as a compliance officer if the employer is an eligible business organization, to see that trading in such account is not excessive in size or frequency in relation to financial resources in that account. The provisions of this paragraph shall not apply where only one employee of an eligible business organization member firm has discretionary authority if that individual is also the only principal who supervises futures trading activity.

No employee who has not been registered for a minimum of two continuous years as an Associated Person (AP) under CFTC Regulations may exercise the discretion permitted by Rule 423.00. The foregoing requirement may be waived in particular cases by the Business Conduct Committee upon a showing by the applicant of experience equivalent to such a two-year registration. 1992 (04/01/98)


423.04 Customer Orders During Concurrent Sessions - For orders involving concurrently traded contracts, the customer may choose to designate whether the order is to be executed in the open outcry market or on e-cbot. (01/01/04)

423.05 - Anti-Money Laundering - Each member futures commission merchant shall develop and implement a written anti-money laundering program, approved in writing by senior management, that is reasonably designed to achieve and monitor the member FCM's compliance with the applicable requirements of the Bank Secrecy Act (31 U.S.C. 5311, et. seq.), and the implementing regulations promulgated thereunder by the Department of the Treasury and, as applicable, the Commodity Futures Trading Commission. Such anti-money laundering program shall, at a minimum:


     1. Establish and implement policies, procedures and internal controls reasonably designed to assure compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulation thereunder;

     2. Provide for independent testing for compliance to be conducted by member FCM personnel or by a qualified outside party;

     3. Designate an individual or individuals responsible for implementing and monitoring the day-to-day operations and internal controls of the program; and

     4.   Provide ongoing training of appropriate personnel.

Member FCMs must also supervise and ensure that their guaranteed introducing brokers are in compliance with the anti-money laundering provisions contained in this Regulation.(06/01/03)

Ch4 Position Limits and Reportable Positions
425.01  Position Limits -
(a) For the purposes of this Regulation, the following are definitions of titles used in position limit chart-

    Spot Month - Spot month futures-equivalent position limit net long or net short effective at the start of trading on the first business day prior to the first trading day of the spot month.

    Single Month - Futures-equivalent position limit net long or net short in any one month other than the spot month.

    All Months - Position limit net long or net short in all months and all strike prices combined. Note: Long futures contracts, long call options, and short put options are considered to be on the long side of the market while short futures contracts, long put options, and short call options are considered to be on the short side of the market. For each commodity, the futures-equivalents for both the options and futures contracts are aggregated to determine compliance with the net long or net short same side position limits.

    Reportable Futures Level - Reportable futures position in any one month.

    Reportable Options Level - Reportable options position in any one month in each option category. Note: Option categories are long call, long put, short call, and short put.

    Net Equivalent Futures Position - Each option contract has been adjusted by the prior day's risk factor, or delta coefficient, for that option which has been calculated by the Board of Trade Clearing Corporation.

    For the purpose of this Regulation:

    (i) An option contract's futures-equivalency shall be based on the prior day's delta factor for the option series, as published by the Board of Trade Clearing Corporation. For example, 8 long put contracts, each with a delta factor of 0.5, would equal 4 futures-equivalent short contracts.

    (ii) Long futures contracts shall have a delta factor of +1, and short futures contracts shall have a delta factor of -1.

    (iii) Long call options and short put options shall have positive delta factors.

    (iv) Short call options and long put options shall have negative delta factors.

    (v) An eligible option/option or option/futures spread is defined as an intra-month or inter-month position in the same Chicago Board of Trade commodity in which the sum of the delta factors is zero.

(b) Except as provided in Regulations 425.03, 425.04 and 425.05, the maximum positions which any person may own, control, or carry are as follows:

(Note: All position limits and reportable positions are in number of contracts and are based on futures or *Net Equivalent Futures Positions.

*Please see section (a) of this Regulation for definition.



------------------------------------------------------------------------------------------------------------------------------------
                                              *SPOT        *SINGLE        *ALL           *REPORTABLE           *REPORTABLE
CONTRACT                                      MONTH         MONTH         MONTH         FUTURES LEVEL         OPTIONS LEVEL
------------------------------------------------------------------------------------------------------------------------------------
Bund                                          None          None          None             1,000
------------------------------------------------------------------------------------------------------------------------------------
Bobl                                          None          None          None               800
------------------------------------------------------------------------------------------------------------------------------------
Schatz                                        None          None          None               500
------------------------------------------------------------------------------------------------------------------------------------
10-Year Interest Rate Swap                    None          None          None               500
------------------------------------------------------------------------------------------------------------------------------------
5-Year Interest Rate Swap                     None          None          None               500                   500
------------------------------------------------------------------------------------------------------------------------------------
CBOT Dow Jones Industrial
 Average/sm/ Index                            None          None         50,000              100                   100
                                                                        (aggregate
                                                                         DJIA/sm/
                                                                          limit,
                                                                          see #9)
------------------------------------------------------------------------------------------------------------------------------------
CBOT mini-sized Dow/sm/                       None          None         50,000              100                   100
 ($5 multiplier)                                                        (aggregate
                                                                         DJIA/sm/
                                                                          limit,
                                                                          see #9)
------------------------------------------------------------------------------------------------------------------------------------
CBOT Dow Jones - AIG
Commodity Index(SM)                           None          None         15,000               25
------------------------------------------------------------------------------------------------------------------------------------
CBOT 5,000 0Z. Silver                         1,500         6,000         6,000              150
------------------------------------------------------------------------------------------------------------------------------------
CBOT 100 0Z. Gold                             3,000         6,000         6,000              200
------------------------------------------------------------------------------------------------------------------------------------
CBOT mini-sized Silver                        1,500         1,500         3,000              750
------------------------------------------------------------------------------------------------------------------------------------
CBOT mini-sized Gold                          4,000         4,000         6,000              600
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Bonds                           None          None           None            1,000                 1,000
------------------------------------------------------------------------------------------------------------------------------------
mini-sized U.S. Treasury Bonds                None          None           None            1,000
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (5 yr.)                   None          None           None              800                   800
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (6 1/2-10 yr.)            None          None           None            1,000                 1,000
------------------------------------------------------------------------------------------------------------------------------------
mini-sized U.S. Treasury Notes                None          None           None            1,000
(6 1/2-10 yr.)
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Notes (2 yr.)                   None          None           None              500                   500
------------------------------------------------------------------------------------------------------------------------------------
WI 2 yr. Treasury Notes                       8,000         None          8,000              500
                                            (see #12)                   (see #12)
------------------------------------------------------------------------------------------------------------------------------------
30 Day Fed Fund                               None          None           None              300                   300
------------------------------------------------------------------------------------------------------------------------------------
10 Year Municipal Note Index                  5,000         None          5,000              100
------------------------------------------------------------------------------------------------------------------------------------
mini-sized Eurodollars                       10,000        10,000        10,000              400
------------------------------------------------------------------------------------------------------------------------------------
Corn and CBOT mini-sized Corn                   600         5,500         9,000              150                   150
                                            (aggregate,  (aggregate,   (aggregate,       (individual,
                                              see #10)    see #1, 10)  see #1, 3, 10)      see #11)
------------------------------------------------------------------------------------------------------------------------------------
Soybeans and                                    600         3,500         5,500              100                   100
CBOT mini-sized Soybeans                    (aggregate,  (aggregate,   (aggregate,       (individual,
                                              see #10)    see #1, 10)  see #1, 4, 10)      see #11)
------------------------------------------------------------------------------------------------------------------------------------
Wheat and                                       600         3,000         4,000              100                   100
CBOT mini-sized Wheat                       (aggregate,  (aggregate,   (aggregate,       (individual,
                                            see #8, 10)  see #1, 10)  see #1, 7, 10)       see #11)
------------------------------------------------------------------------------------------------------------------------------------
Oats                                            600         1,000         1,500               60                    60
                                                           (see #1)    (see #1, 6)
------------------------------------------------------------------------------------------------------------------------------------
Rough Rice                                      600         1,000         1,000               50                    50
                                             (see #5)                    (see #2)
------------------------------------------------------------------------------------------------------------------------------------
Soybean Oil                                     540         3,000         4,000              200                   200
                                                         (see #1,7)     (see #1,7)
------------------------------------------------------------------------------------------------------------------------------------
Soybean Meal                                    720         3,000         4,000              200                   200
                                                         (see #1,7)     (see #1,7)
------------------------------------------------------------------------------------------------------------------------------------



#1 Additional futures contracts may be held outside of the spot month as part of futures/futures spreads within a crop year provided that the total of such positions, when combined with outright positions, do not exceed the all months combined limit. In addition, a person may own or control additional options in excess of the futures-equivalent limits provided that those option contracts in excess of the futures-equivalent limits are part of an eligible option/futures spread.

#2 No more than 500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/options or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#3 No more than 5,500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#4 No more than 3,500 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#5 In the last five trading days of the expiring futures month, the speculative position limit for the July futures month will be 200 contracts and for the September futures month the limit will be 250 contracts.

#6 No more than 1,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option/futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures/equivalents for both the options and futures contracts are aggregated to determine compliance with these net same side single month position limits.

#7 No more than 3,000 futures-equivalent contracts net on the same side of the market are allowed in a single month in all strike prices combined. Additional options contracts may be held as part of option/option or option futures spreads between months within the same crop year provided that the total of such positions, when combined with outright positions, does not exceed the all months combined limit. The futures-equivalents for both the options and futures contracts are aggregate to determine compliance with these net same side single month limits.


#8 In the last five trading days of the expiring futures month in May, the speculative position limit will be 600 contracts if deliverable supplies are at or above 2,400 contracts, 500 contracts if deliverable supplies are between 2,000 and 2,399 contracts, 400 contracts if deliverable supplies are between 1,600 and 1,999 contracts, 300 contracts if deliverable supplies are between 1,200 and 1,599 contracts, and 220 contracts if deliverable supplies are below 1,200 contracts. Deliverable supplies will be determined from the CBOT's Stocks of Grain report on the Friday preceding the first notice day for the May contract month. For the purposes of these regulations, one mini-sized Wheat contract shall be deemed to be equivalent to one-fifth of a corresponding Wheat contract.


#9 The aggregate position limit in CBOT mini-sized Dow/sm/ ($5 multiplier) futures and CBOT DJIA/sm/ futures and options is 50,000 DJIA/sm/ contracts, net long or net short in all contract months combined. For the purposes of these regulations, one mini-sized Dow/sm/ ($5 multiplier) contract shall be deemed to be equivalent to one-half of a DJIA/sm/ futures contract.

#10 The net long or net short positions in Corn, Soybeans, or Wheat contracts may not exceed their respective position limits. The net long or net short positions in mini-sized Corn, mini-sized Soybeans, or mini-sized Wheat contracts may not exceed their respective position limits. The aggregate net long or net short positions in Corn and mini-sized Corn, Soybeans and mini-sized Soybeans, or Wheat and mini-sized Wheat contracts may not exceed their respective position limits. For the purposes of these regulations, one mini-sized Corn, one mini-sized Soybeans, or one mini-sized Wheat contract shall be deemed to be equivalent to one-fifth of a corresponding Corn, Soybeans, or Wheat contract.

#11 The reporting level for the primary contract is separate from the reporting level for the mini-sized contract. Positions in any one month at or above the contract level indicated trigger reportable status. For a person in reportable status, all positions in any month of that contract must be reported. For the purposes of these regulations, positions are on a contract basis.


#12 The Chicago Board of Trade reserves the right to adjust spot month and aggregate position limits in the When Issued (WI) 2-Year U.S. Treasury Note futures contract based upon changes in the announced auction amount of 2-Year U.S. Treasury Notes. At no time will the spot month speculative position limit be allowed to exceed 17.5 percent of the announced auction size.


Except for the interest of a limited partner or shareholder (other than the commodity pool operator) in a commodity pool, ownership, including a 10% or more financial ownership interest, shall constitute control over an account except as provided in Regulation 425.05.

The maximum positions which any person, as defined in Regulation 425.01 (c), may own or control shall be as set forth herein. However, with respect to the maximum positions which a member firm may carry for its customers, it shall not be a violation of the limits set forth herein to carry customer positions in excess of such limits for such reasonable period of time as the firm may require to discover and liquidate the excess positions or file the appropriate hedge or exemption statements for the customer accounts in question in accordance with Regulations 425.03 and 425.04. For the purposes of this regulation, a "reasonable period of time" shall generally not exceed one business day for those positions that are not subject to the provisions of Regulations 425.03 and 425.04.

However, for any option position that exceeds position limits for passive reasons such as a market move or exercise assignment, the person shall be allowed one business day to liquidate the excess position without being considered in violation of the limits. In addition, if at the close of trading, an option position exceeds position limits when evaluated using the previous day's delta factors, but does not exceed the limits when evaluated using the delta factors for that day's close of trading, then the position shall not constitute a position limit violation.

Note: The Commodity Futures Trading Commission has imposed speculative position limits on Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures contracts as provided in Part 150 of CFTC Regulations.
(c) The term "net" shall mean the long or short position held after offsetting long futures positions against short futures positions. The word "person" shall include individuals, associations, partnerships, limited liability companies, corporations and trusts.

(d) The foregoing limits on positions shall not apply to bona fide hedging positions which meet the requirements of Regulations 425.02 and 425.03, nor to positions subject to particular limits granted pursuant to Regulation 425.04.

(e) The Board, or a Committee authorized by the Board may direct any member or registered eligible business organization owning, controlling or carrying a position for a person whose total position as defined in subsection (f) below exceeds the position limits as set forth in subsection (b) above or as specifically determined pursuant to Regulations 425.03 or 425.04 to liquidate or otherwise reduce the position.

(f) In determining whether any person has exceeded the position limits specified in subsection (b) of this Regulation or those limits determined pursuant to Regulations 425.03 or 425.04, or whether a position is a reportable position as set forth in subsections (b) and (g) herein, all positions in accounts for which such person by power of attorney or otherwise directly or indirectly controls trading, except as provided in Regulation 425.05, shall be included with the positions held by such person. Such limits upon positions shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

(g) If a person owns, controls or carries a position equal to or greater than the number of contracts specified in subsection (b) above long or short in any one month, then all such futures and options on such futures contract owned, controlled or carried by that person, whether above the given level or not, shall necessarily be deemed reportable positions. Every member or registered eligible business organization shall report each and every reportable position to the Office of Investigations and Audits at such times and in such form and manner as shall be prescribed by the Business Conduct Committee.

     (1) On or before the first day on which any position must be reported as provided above, the member or registered eligible business organization carrying the position must furnish to the Office of Investigations and Audits a report, in the form, manner and content prescribed by the Business Conduct Committee, identifying the owner of the account for which the position must be reported and all persons associated with the account as described in subsection (f) above.

     (2) Every member or registered eligible business organization must report each and every reportable position and provide the report required in subsection (1) above for each person within any account carried on an omnibus basis, unless, upon application of the member or registered eligible business organization to the Business Conduct Committee, the nonmember omnibus account specifically is approved to report directly to the Office of Investigations and Audits. (10/01/04)

425.02    Bona Fide Hedging Positions -

(a) General Definition. Bona fide or economically appropriate hedging positions in futures or options shall mean positions in a contract or positions in options on a contract for future delivery on this Exchange, where such positions normally represent a substitute for positions to be taken at a later time in a physical marketing channel, and where they are economically appropriate to the reduction of risks in the conduct and management of a commercial enterprise, and where they arise from:

     (1) The potential change in the value of assets which a person owns, refines or merchandises or anticipates owning, refining or merchandising,

     (2) The potential change in the value of liabilities which a person owes or anticipates incurring, or

     (3) The potential change in the value of services which a person provides, purchases or anticipates providing or purchasing.

     Notwithstanding the foregoing, no positions of a person shall be classified as bona fide hedging unless their purpose is to offset price risks incidental to that person's commercial cash or spot operations and such positions are established and liquidated in an orderly manner in accordance with sound commercial practices and unless the provisions of Regulation
     425.03 have been satisfied.

(b) Enumerated Hedging Positions. For purposes of Regulation 425.03, the definition of bona fide or economically appropriate hedging positions in subsection (a) above includes, but is not limited to, the following specific positions:

     (1) Sales of any commodity for future delivery, purchases of any put options on futures contracts and/or sales of any call options on futures contracts, which do not exceed in quantity:

          (i) Ownership of the same cash commodity by the same person, and

          (ii) Fixed-price purchases of the same cash commodity by the same person.

     (2) Purchases of any commodity for future delivery, sales of any put options on futures contracts and/or purchases of any call options on futures contracts, which do not exceed in quantity:

          (i)  Fixed-price sales of the same cash commodity by the same person;
               and

          (ii) The quantity equivalent of fixed-price sales of the cash products and derivative products of such commodity by the same person.

     (3) Sales and purchases of commodities for future delivery or of options on contracts for future delivery described in subsections (b)(1) and
          (b)(2) may also be offset by the same or other quantities of a different cash commodity, provided that the fluctuations in the value of the position for future delivery or of the commodity underlying the option contract are substantially related to the fluctuations in the value of the actual cash position.

(c) Non-Enumerated Hedging Positions. The Board, or a Committee authorized by the Board, may recognize positions other than those enumerated in subsection (b) as bona fide or economically appropriate hedging positions, in accordance with the general definition of bona fide or economically appropriate hedging positions in Regulation 425.02(a), upon the filing of a satisfactory initial statement in accordance with Regulation 425.03. Such positions may include:

     (1) Short-hedging positions (including long put options or short call options) of unsold anticipated positions in the same cash commodity by the same person;

     (2) Long-hedging positions (including long call options or short put options) of unfilled anticipated requirements of the same cash commodity by the same person;

     (3) Short or long cross-hedging positions, provided that the fluctuations in the value of the positions for future delivery or the commodity underlying the options positions are substantially related to the fluctuations in the value of the anticipated cash positions; or

     (4) Any other positions in commodities for future delivery or options on futures contracts, including those established under the concept of "delta-ratio hedging", under such terms and conditions as the Board, or a Committee authorized by the Board, may specify.

(d) Cash positions described in subsections (b) and (c) above shall not include those positions or portions of positions which are bona fide hedging positions in futures or economically appropriate hedging positions in options pursuant to Regulations 425.02 and 425.03.

     Note: Corn, Oats, Soybean, Soybean Oil, Soybean Meal and Wheat futures contracts are subject to Commodity Futures Trading Commission Regulation 1.3(z), which defines bona fide hedging transactions and positions. (10/01/00)

425.03 Reporting Requirements For Bona Fide or Economically Appropriate Hedging Positions in Excess of Limits -

(a) Initial Statement. Every member or registered eligible business organization which owns, controls, or carries positions on behalf of a person who seeks classification of such positions as bona fide or economically appropriate hedging positions must file a statement satisfactory to designated staff or a Committee authorized by the Board in order to classify such positions as bona fide or economically appropriate hedging positions within the meaning of Regulation 425.02. The initial statement of the member or registered eligible business organization filed on behalf of a person shall be filed no later than 10 business days after the day on which the person's position exceeds the speculative limit for each contract specified in Regulation 425.01 (a), and shall include:

     (1) A description of the kinds of intended positions and their potential size;

     (2) A statement affirming that the kinds of intended positions are bona fide or economically appropriate hedging positions; and

     (3) With respect to the kinds of intended positions that are described as non-enumerated hedging positions under Regulation 425.02(c), a justification that the kinds of intended positions are consistent with the definition of bona fide or economically appropriate hedging positions within the meaning of Regulation 425.02(a).

(b) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor bona fide or economically appropriate hedging positions. The initial and supplemental statements prescribed in subsections (a) and (b) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board may request additional relevant information necessary to ensure compliance with this Regulation 425.03. (10/01/00)

425.04  Exemptions From Position Limits -

(a) The Board, or a Committee authorized by the Board, may establish particular position limits on those positions of a person normally known as "spreads, straddles or arbitrage," including:

     (1)  intramarket spreads;

     (2)  intermarket spreads;

     (3) cash-futures arbitrage, where "cash" is defined as spot or forward positions; or

     (4) eligible option/option or option/futures spreads as defined in Regulation 425.01.

     In addition, the Board or a Committee authorized by the Board, may establish, on a case by case basis, particular maximum position limits on certain risk management positions in interest rate, stock index and currency futures and options, including:

     (1) Long positions (futures, long calls, short puts) whose underlying commodity value does not exceed the sum of:

          (i) Cash set aside in an identifiable manner, or any of the following unencumbered instruments so set aside, with maturities of less than 1 year: U.S. Treasury obligations; U.S. agency discount notes; commercial paper rated A2 or better by Standard & Poors and P2 or better by Moody's; banker's acceptances; or certificates of deposit, plus any funds deposited as margin on such positions; and

          (ii) Accrued profits on such positions held at the futures commission merchant.

     (2) Long positions (futures, long calls) whose underlying commodity value does not exceed the sum of:

          (i) The value of equity securities, debt securities, or currencies owned and being hedged by the trader holding such futures or option position, provided that the fluctuations in value of the position used to hedge such securities are substantially related to the fluctuations in value of the securities themselves; and

          (ii) Accrued profits on such positions held at the futures commission merchant.

     (3) Short calls whose underlying commodity value does not exceed the sum of:

          (i) The value of securities or currencies underlying the futures contract upon which the option is based or underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position; and

          (ii) The value of securities or currencies whose price fluctuations are substantially related to the price fluctuations of the securities or currencies underlying the futures contract upon which the option is based or underlying the option itself and which securities or currencies are owned by the trader holding such option position.

     Risk management positions eligible for particular position limits under this Regulation do not include those considered as bona fide or economically appropriate hedging positions as defined in Regulation 425.02.

(b) Requirements for Exemptions from Position Limits. Every member or registered eligible business organization which owns, controls or carries positions on behalf of a person who wishes to make purchases or sales of any commodity for future delivery or any option on a contract for future delivery in excess of the position limits then in effect, shall file statements on behalf of the person with the Exchange, in such form and manner as shall be prescribed by the Board, or by a Committee authorized by the Board, in conformity with the requirements of this subsection.

     (1) Initial Statement. Initial statements concerning the classification of positions normally known in the trade as "spreads, straddles or arbitrage," or risk management positions, as described in subsection
          (a) above, for the purpose of subjecting such positions to particular position limits above those specified in Regulation 425.01 (a), shall be filed with designated staff or Committee authorized by the Board no later than 10 business days after the day on which such positions exceed the position limits then in effect. Such statements shall include information necessary to enable the Board, or a Committee authorized by the Board, to make a determination that the particular kinds of intended positions should be eligible for a higher position limit, including, but not limited to:

          (i) A description of the specific nature and size of positions for future delivery or in options on contracts for future delivery and offsetting cash, forward or futures positions, where applicable, and affirmation that intended positions to be maintained in excess of the limits set forth in Regulation 425.01
               (a) will be positions as set forth in subsection (a) above; and

          (ii) In the case of risk management positions, information on the cash portfolio being managed and/or any cash or cash market instruments held in connection with the intended risk management position, as well as other information relevant to the conditions specified in subsection (a) above. Of particular interest are whether the cash market underlying the futures or option market has a high degree of demonstrated liquidity relative to the size of the positions, and whether there exist opportunities for arbitrage which provide a close linkage between the cash market and the futures or options market in question; and whether the positions are on behalf of a commercial entity, including parents, subsidiaries or other related entities, which typically buys, sells or holds the underlying or a related cash market instrument.

     (2) Supplemental Statements. Whenever there is a material change in the information provided in the person's most recent statement pursuant to this Regulation, a supplemental statement which updates and confirms previous information shall be filed with designated staff or a Committee authorized by the Board by every member or registered eligible business organization owning, controlling or carrying such person's position. The supplemental statement shall be filed no later than 10 business days after the day on which the person's position exceeds the level specified in the most recent statement.

(c) A Committee or designated staff authorized by the Board will monitor the positions maintained by persons who have obtained particular position limits under the provisions of this Regulation. The initial and supplemental statements prescribed in subsections (b)(1) and (b)(2) above must be submitted to the Office of Investigations and Audits and shall be maintained on a confidential basis. The Board, or a Committee or designated staff authorized by the Board, may request additional relevant information necessary to ensure compliance with this Regulation 425.04, and may, for any good reason, amend, revoke or otherwise limit the particular position limits established.

(d) The provisions of this Regulation 425.04 shall not apply to Corn, Oats, Soybean, Wheat, Soybean Oil and Soybean Meal futures and options contracts traded on the Exchange. (10/01/00)

425.05    Exemption from Aggregation for Position Limit Purposes -

(a). Positions carried for an eligible entity as defined in Commodity Futures Trading Commission Regulation 150.1(d), in a separate account or accounts of an independent account controller, as defined in Commodity Futures Trading Commission Regulation 150.1(e) may exceed the position limits set forth in Regulation 425.01 to the extent such positions are positions not for the spot month and which are carried for an eligible entity as defined by Commodity Futures Trading Commission Regulation 150.1 or such other persons as the Commission deems exempt pursuant to Regulation 150.3, in the separate account or accounts of an independent account controller provided however, that the overall positions held or controlled by each such independent account controller may not exceed the limits specified in Regulation 425.01.

(b) Additional Requirements for Exemption of Affiliated Entities - If the independent account controller is affiliated with the eligible entity or another independent account controller, each of the affiliated entities must:

     1) Have and enforce, written procedures in place to preclude such account controllers from having knowledge of, gaining access to, or receiving data about, trades of other account controllers. Such procedures must include document routing, and other procedures or security arrangements, including separate physical locations, which would maintain the independence of their activities provided, however, that such procedures may provide for the disclosure of information which is reasonably necessary for an eligible entity to maintain the level of control consistent with the fiduciary responsibilities and necessary to fulfill its duty to supervise diligently the trading done on its behalf;

     2) Trade such accounts pursuant to separately developed and independent trading systems and market such trading systems separately; and

     3) Solicit funds for such trading by separate Disclosure Documents that meet the standards of Commodity Futures Trading Commission Regulation 4.21.

(c) Upon request by the Board or a Committee authorized by the Board or such person responsible for the supervision of the Office of Investigations and Audits, any person claiming an exemption from speculative position limits under this Regulation must provide to the Exchange such information as specified in the request relating to the positions owned or controlled by that person; trading done pursuant to the claimed exemption; the futures, options, or cash market positions which support the claim of the exemption; and the relevant business relationships supporting a claim of exemption. (10/01/00)

425.06 Position Accountability for U.S. Treasury Bonds - A person as defined in Regulation 425.01(c), who owns or controls an aggregate position in U.S. Treasury Bond futures and mini-sized U.S. Treasury Bond futures of more than 10,000 U.S. Treasury Bond futures contracts, and/or futures-equivalent contracts net long or net short in all months and strike prices combined, or net long or net short futures contracts in the spot month, or 25,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 425.01 (a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association.  (10/01/01)


425.07 Position Accountability for Long-Term, Medium-Term and Short-Term Treasury Notes - A person as defined in Regulation 425.01(c), who owns or controls an aggregate position in Long-Term Treasury Note futures and mini-sized Long-Term U.S. Treasury Note futures of more than 7,500 Long-Term Treasury Note futures contracts, and/or futures-equivalent contracts or more than 7,500 Medium-Term Treasury Note futures and/or futures-equivalent contracts, or more than 7,500 Short-Term Treasury Note futures and/or futures-equivalent contracts net long or net short in all months and strike prices combined, or net long or net short futures contracts in the spot month, or 20,000 option contracts for all months and all strike prices combined in each option category as defined in Regulation 425.01 (a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.


- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in Long-Term Treasury Notes mini-sized Long-Term U.S. Treasury Notes, Medium-Term Treasury Notes, or Short-Term Treasury Notes which exceeds the above-referenced 7,500 futures and/or futures-equivalent contracts or 20,000 option contracts level.


-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.


Nothing herein shall limit the jurisdiction of the Association. (11/01/03)


425.08 Position Accountability for 30-Day Fed Funds Contracts - A person as defined in Regulation 425.01(b), who owns or controls more than 3,000 30-Day Fed Fund futures contracts, and/or futures-equivalent contracts, net long or net short in all months and strike prices combined, or net long or net short in the spot month, shall thereby be subject to the following provisions:

     - Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

     - Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in 30-Day Fed Fund futures contracts which exceeds the above-referenced 3,000 contract level.

     -    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney of otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association.  (04/01/03)

425.09 Position Accountability for mini-sized U.S. Treasury Bonds - A person as defined in Regulation 425.01(c), who owns or controls an aggregate position in mini-sized U.S. Treasury Bond futures and U.S. Treasury Bond futures of more than 20,000 mini-sized U.S. Treasury Bond futures, and/or futures-equivalent contracts net long or net short in all months combined, or net long or net short futures contracts in the spot month as defined in Regulation 425.01(a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Association. (10/01/01)

425.10    Position Accountability for mini-sized Long-Term U.S. Treasury
Notes - A person as defined in Regulation 425.01(c), who owns or controls an aggregate position in mini-sized Long-Term U.S. Treasury Note futures and Long-Term Treasury Note futures of more than 15,000 mini-sized Long-Term U.S. Treasury Note futures and/or futures-equivalent contracts, net long or net short in all months combined, or net long or net short futures contracts in the spot month as defined in Regulation 425.01(a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Association, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in mini-sized Long-Term U.S. Treasury Notes, which exceeds the above-referenced 15,000 futures and/or futures-equivalent contracts.

-    Such positions must be initiated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such persons. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person. (10/01/01)

425.11 Position Accountability in CBOT(R) 10-Year Municipal Note Index Futures - In conjunction with Regulation 425.01, a person as defined in Regulation 425.01(c), who owns or controls an aggregate position in CBOT(R) 10-Year Municipal Note Index futures shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person. (11/01/02)

425.12 Position Accountability in CBOT(R) 10-Year Interest Rate Swap Contracts - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 CBOT(R) 10-year Interest Rate Swap futures and/or futures-equivalent contracts, net long or net short in all months and strike prices combined, or net long or net short futures in the spot month, or 15,000 options for all months and strike prices combined in each option category as defined in Regulation 425.01(a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in CBOT(R) 10-Year Interest Rate Swap contracts that exceeds the above-referenced levels of 5,000 futures or futures-equivalent contracts or 15,000 options.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person. Nothing herein shall limit the jurisdiction of the Association. (12/01/02)

425.13    Position Accountability in CBOT(R) 5-Year Interest Rate Swap Contracts
- A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 CBOT(R) 5-year Interest Rate Swap futures and/or futures-equivalent contracts, net long or net short in all months and strike prices combined, or net long or net short futures in the spot month, or 15,000 options for all months and strike prices combined in each option category as defined in Regulation 425.01(a) shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Association acting in its discretion, not to increase further the position in CBOT(R) 5-Year Interest Rate Swap contracts that exceeds the above-referenced levels of 5,000 futures or futures-equivalent contracts or 15,000 options.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person. Nothing herein shall limit the jurisdiction of the Association. (12/01/02)


425.14 Position Accountability in Bund Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Bund futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Bund futures contracts that exceeds the above-referenced 5,000 contract level.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

425.15 Position Accountability in Bobl Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Bobl futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Bobl futures contracts that exceeds the above-referenced 5,000 contract level.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

425.16 Position Accountability in Schatz Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Schatz futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Schatz futures contracts that exceeds the above-referenced 5,000 contract level.

-      Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

425.14 Position Accountability in Bund Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Bund futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Bund futures contracts that exceeds the above-referenced 5,000 contract level.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

425.15 Position Accountability in Bobl Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Bobl futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Bobl futures contracts that exceeds the above-referenced 5,000 contract level.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

425.16 Position Accountability in Schatz Futures - A person as defined in Regulation 425.01(c), who owns or controls more than 5,000 Schatz futures contracts, net long or short in all months combined, shall thereby be subject to the following provisions:

- Such person shall provide, in a timely manner upon request by the Exchange, information regarding the nature of the position, trading strategy, and hedging information if applicable.

- Such person automatically shall consent, when so ordered by the Exchange acting in its discretion, not to increase further the position in Schatz futures contracts that exceeds the above-referenced 5,000 contract level.

-    Such positions must be initiated and liquidated in an orderly manner.

For purposes of this regulation, all positions in accounts for which a person, by power of attorney or otherwise, directly or indirectly controls trading shall be included with the positions held by such person. The provisions of this regulation shall apply to positions held by two or more persons acting pursuant to an expressed or implied agreement or understanding, the same as if the positions were held by a single person.

Nothing herein shall limit the jurisdiction of the Exchange. (04/01/04)

Ch4 Margins and Deposits

430.00 Deposits by Customers - A member acting as commission merchant for a customer (member or non-member) may require from such customer a deposit, as indemnity against liability, and subsequent deposits to the extent of any adverse fluctuations in the market price. Such deposits must be made with the commission merchant within a reasonable time after demand, and, in the absence of unusual circumstances, one hour shall be deemed a reasonable time. The failure of the customer to make such deposit within such time, shall entitle, but shall not obligate, the commission merchant to close out the trades of the defaulting customer. If the commission merchant is unable to effect personal contact with the customer, a written demand left at the office of the customer, during business hours, shall be deemed sufficient. 209 (08/01/94)

431.00 Margins - No member may accept or carry an account for a customer, whether a member or non-member, without proper and adequate margin. The Exchange shall fix minimum margin requirements.

The provisions of the foregoing paragraph do not apply to a non-clearing member who makes his own trades or who on the Floor gives his orders for trades which are exclusively for his own account and pays the brokerage thereon. 210 (08/01/94)

431.00A   Permit Holder Interpretation - The term 'non-clearing member' in paragraph 2 of Rule 431.00 should be interpreted to include Permit Holders. (08/01/94)

431.01 Margins - Non-Clearing Members - A non-clearing member who makes his own futures trades or who on the Floor gives his orders for futures trades which are exclusively for his account shall be subject solely to the provisions of this Regulation. All futures transactions in such account shall be margined to the market. 1822B (08/01/94)

431.02 Margin Requirements - Margin requirements shall at all times be those requirements currently in effect. Changes in margin requirements shall be effective on all transactions.

1.   Transferred to Regulations 431.03 and 431.05.

2. Clearing members may carry contracts for future delivery for foreign and domestic correspondents on a gross margin basis as provided in Paragraph 3 of Regulation 431.03, but only to the extent that such contracts are those of customers and non-customers of the foreign and domestic correspondents.

3. If stocks, bonds or similar collateral, which must be free from liens and from any impediments to negotiability, are deposited with a member specifically to secure transactions which are executed on this Exchange, the current market value less the applicable haircut as specified in SEC Rule 15c3-1(c)(2)(vi) may be considered as margin value to such transactions.

     A registered futures commission merchant shall not accept as margin, pledge, hypothecate, assign or factor any customer owned warehouse receipt other than a warehouse receipt that is eligible for delivery in satisfaction of futures contracts at a contract market.

4. Foreign currencies or foreign government securities which are deposited with a member for margin purposes must be reported at the current rate of exchange to the dollar equivalent. The margin value will be determined by Regulation 431.02 paragraph 3.

5. In computing minimum margin requirements for any customer equities or impairment resulting from change in market prices shall be regarded as money equivalents.

6. No member shall extend any credit or give any rebate or gratuity of any kind to any person for the purpose of circumventing or evading minimum margin requirements.

7. It shall be incumbent upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades. A letter from a customer so stating will be considered "satisfactory evidence" under this paragraph unless there is reason to suspect otherwise.

8. An account shall be entitled to spread margins, whenever said account is in a spread position. The carrying member shall designate spread position on his margin records.

9. When a correspondent member's account with the clearing member consists of trades which are spreading trades, such account may be carried as a spreading account by the clearing member.


10. It shall be incumbent upon each member financing purchases of cash grain for country elevator customers to require satisfactory evidence that funds so loaned are not used to margin future contracts other than for the purpose of hedging cash grain.

     When a customer states that funds required to fully margin his account are being transmitted at once, the member may consider this assurance in lieu of cash for a reasonable period. Members are required to keep written records of all margin calls, whether made in writing or by telephone.

11. Members shall not accept orders for new trades from a customer, unless the minimum initial margin on the new trades is deposited and unless the margin on old commitments in the account equals or exceeds the initial requirements on hedging and spreading trades and/or the maintenance requirements specified in Regulations 431.03 and 431.05 on all other trades. If the customer has a credit in excess of the initial margin requirements on all old commitments in his account, this may be used as part or all of the initial margins required on new commitments. However, credits in excess of maintenance margins and less than initial margin requirements may not be used.

12. No customer shall be permitted to make withdrawals from an account when the margin therein is less than the minimum initial margin specified in Regulations 431.03 and 431.05 or when the withdrawals would impair such minimum requirements.

13. No member may carry for a customer spreading transactions when the customer's account, figured to the market, would result in a deficit. Minimum maintenance margins required on other transactions are specified in Regulations 431.03 and 431.05. When a customer's account drops below the maintenance margin level, the account must be brought back to initial margin requirements. The failure of a member to close the customer's account before it results in such deficit or undermargined condition shall not relieve the customer of any liability to the member, nor shall such failure on the part of a member amount to an extension of credit to the customer if the member in the exercise of reasonable care has been unable to close the account without incurring such deficit or undermargined condition.

14. A member may use his discretion in permitting a customer having an established account to trade during any day without margining each transaction, provided the net position resulting from the day's trading is margined as required by Rules 286.00, 431.00 and Regulations 431.02, 431.03 and 431.05.

15. When a customer switches an open interest in the same grain from one future to another and the orders for the purchase and sale are placed simultaneously, no additional margins need be required by his commission merchant because of such switch. However, if such orders are not placed simultaneously, the new position should be margined on the basis of minimum initial margin requirements.


16. A bona fide hedger, in financial instruments, reporting positions on a gross basis pursuant to Regulation 705.01, must pay appropriate margins on the gross positions reported during the delivery month. 1822 (12/01/03)


431.02A   Hedging Transactions - WHEREAS, Regulation 431.02(7) makes it incumbent "upon each member to require satisfactory evidence that all hedging trades are bona fide hedging trades," and

WHEREAS, Regulation 431.02(7) further states that "a letter from a customer so stating will be considered 'satisfactory evidence' unless there is reason to suspect otherwise;"

NOW THEREFORE, BE IT RESOLVED that whenever a non-member customer of a member or member firm carries in its hedging account an open position in any Board of Trade futures contract exceeding speculative position limits established by the Association, it shall be incumbent upon the member or member firm to satisfy itself, and to be able to confirm to the Business Conduct Committee that the open position of such non-member customer, to the extent that it exceeds such speculative position limits, represents bona fide hedging transactions.

BE IT FURTHER RESOLVED that this resolution be published as a Ruling of the Association. 42R (08/01/94)

431.03  Margin on Futures -

     Under the provisions of Rule 431.00, the Exchange shall, from time to time, determine the minimum initial and maintenance margins for futures transactions, including hedging and spreading transactions. (12/01/03)

431.03B Margins-The Rules Committee was asked the following questions:

(1) Is it permissible for a carrying broker to maintain an account with a bank where it is specified that the deposits therein are made at the request of a particular client - such funds not necessarily being those of the client.

(2) Is it permissible to maintain such an account, limiting it to the amounts deposited by such client.

    The Committee is unanimously of the opinion that these practices are a violation of the Association's minimum margin Rules and Regulations. They constitute the extending of credit for margins. 40R (08/01/94)

431.04  Notice of Undermargined Omnibus Accounts-(See 285.05) (08/01/94)


431.05 Margin on Options-Under the provisions of Rule 431.00, the hereby establishes that minimum margins for option transactions will be determined by the *Standard Portfolio Analysis of Risk- (SPAN-) margin calculations, or as otherwise determined by the Exchange.





     (12/01/03)



431.06 Margin on Options-Non-Clearing Members--A non-clearing member who makes his own option trades or who on the Floor gives his orders for option trades which are exclusively for his account shall be subject solely to the provisions of the *Standard Portfolio Analysis of Risk-margin (SPAN-).



For all long option positions premium must be paid in full when the position is initiated.

(12/01/03)


*"SPAN-" and "Standard Portfolio Analysis of Risk-" are trademarks of the Chicago Mercantile Exchange. The Chicago Mercantile Exchange assumes no liability in connection with the use of SPAN by any person or entity.



432.00 Customers' Securities--The improper use of a customer's securities is inconsistent with just and equitable principles of trade. 211 (08/01/94)

433.00 Agreement for Use of Securities--An agreement between a member and a customer, authorizing the member to pledge securities, either alone or with other securities carried for the account of the customer, either for the amount due thereon or for a greater amount, or to lend such securities, does not justify the member in pledging or loaning more of such securities than is fair and reasonable in view of the indebtedness of said customer to said member.

No form of general agreement between a member and a customer shall warrant the member in using securities carried for the customer for delivery on sales made by the member for his own account, or for any account in which the firm or corporation of said member or of any general or special partner therein is directly or indirectly interested. 212 (08/01/94)

433.01 Construction of Rules 432.00 and 433.00--A customer's wholly owned securities and/or excess collateral (securities in excess of the approximate amount required to enable the member carrying the account to finance it) must be segregated in a manner which clearly identifies their ownership. The member carrying the account shall keep a record of the location of such segregated securities and the means by which their ownership may be identified. When such securities are in the custody of another broker, the member carrying the account shall keep such other broker fully informed at all times as to the specific securities to be segregated. This Regulation applies to both odd lots and round lots. (08/01/94)

Ch4 Transfer Trades/Exchange Service Fees

443.00 Exempt Transactions--The provisions of the Rules and Regulations respecting member rates of commission and brokerage rates shall be superseded not later than March 4, 1978. 219A (08/01/94)


444.01 Transfer Trades; Exchange of Futures for Physicals and Give-up Transactions--Transfer trades, or office trades, are defined and limited to trades made upon the books of a commission merchant for the purpose of: (a) transferring existing trades from one account to another within the same office where no change in ownership is involved; or, (b) transferring existing trades from the office of one commission merchant to the office of another commission merchant where no change in ownership is involved, provided that no such transfer may be made for the purpose of evading and avoiding delivery on such trades and provided further that if such transfer is made after receipt from the Clearing Services Provider of a notice of intention to deliver applicable to such trades, then the notice of intention to deliver must be passed through the Clearing Services Provider along with the trades so transferred and the Clearing Services Provider shall thereupon pass the notice of intention to deliver to the commission merchant to whom such transfer has been made and delivery shall be taken by such commission merchant; or, (c) exchanging futures for cash commodities or in connection with cash commodities transactions; or, (d) exchanging futures for, or in connection with, swap transactions involving those futures designated in Regulation 444.04; or, (e) exchanging futures for, or in connection with, over-the-counter derivative transactions involving those futures designated in Regulation 444.06; or (f) to establish the prices of cash commodities; or, (g) correcting errors on cleared trades, provided the original trade documentation confirms the error and the special clearing code or screen designated by the Board of Directors has been used to identify these transfers; or (h) reporting Block Trade transactions for any contract that is eligible for Block Trade transactions under Regulation 331.05; or (i) transferring trades executed on behalf of another commission merchant from the account of the executing commission merchant to the account of the other commission merchant customer where no change of ownership is involved, provided that the special clearing code or screen designated by the Board of Directors has been used to identify these transfers. The Business Conduct Committee ("BCC") or designated staff pursuant to delegated authority, may, in its discretion, upon written request, exempt a transfer trade from the requirements of this provision providing that the transfer trade is made for the purpose of combining the positions held by two or more commodity pools which are operated by the same commodity pool operator and traded by the same commodity trading advisor, pursuant to the same strategy, into a single account so long as the transfer does not result in the liquidation of any open positions, and the pro rata allocation of interests in the consolidating account does not result in more than a de minimis change in the value of the interest of any pool participant. Additionally the BCC, or designated staff pursuant to delegated authority, in its discretion, upon written request, may exempt such other transfers in connection with or as a result of, a merger, asset purchase, consolidation or similar non-recurring transaction between two or more entities where one or more entities become the successor in interest to one or more other entities.



Give-up transactions must be transferred in accordance with the procedure provided in subparagraph (h) above. In the case of give-up transactions, the commission merchant ("executing commission merchant") executing a trade on behalf of another commission merchant (the "carrying commission merchant") (including such carrying commission merchant's customers) must submit the trade to the Clearing Services Provider for clearing, and remains responsible for the clearing and settlement of such trade as prescribed by the Clearing Services Provider. Executing commission merchants and carrying commission merchants must utilize an automated invoicing system for commission payments resulting from give-up transactions, as determined by the Board of Directors. Notwithstanding the foregoing, the executing commission merchant, carrying commission merchant and, as applicable, the customer on the account at the carrying commission merchant for which the trade is executed, may by agreement set out their respective obligations and financial responsibility to one another relating to the transfer of the trade.



The exchange of futures in connection with cash commodity transactions or of futures for cash commodities or the exchange of futures for, or in connection with, swap transactions involving those futures designated in Regulation 444.04, or the exchange of futures for, or in connection with, over-the-counter derivative transactions involving those futures designated in Regulation 444.06 may be made at such prices as are mutually agreed upon by the two parties to the transaction.

All transfer trades made between the offices of two commission merchants and all office trades made in connection with cash commodity transactions or the exchange of futures for cash commodities or the exchange of futures for, or in connection with, swap transactions involving those futures designated in Regulation 444.04 or the exchange of futures for, or in connection with, over-the-counter derivatives involving those futures designated in Regulation
444.06 shall be
designated by proper symbol as transfer or office trades and must be cleared through the Clearing Services Provider in the regular manner.



Transfer trades must be made at the same price or prices which appear on the books of the transferring commission merchant, and the transfer must also show the date when such trade or trades were originally made. However, the BCC, or designated staff pursuant to delegated authority, in its discretion upon written request, may permit the transfer of positions at settlement price if such transfer is made as a result of, or in connection with, a merger, asset purchase, consolidation or similar non-recurring transaction where the entity to which the positions are transferred becomes the successor in interest to the entity from which the transfer originated. All such transfers shall retain the original trade date of the positions. Additionally, those transfers involving a debtor as defined by and in accordance with Regulation 272.02 shall retain the original trade date for purposes of delivery but shall be entered on the books of the transferee at the settlement price on the day of the transfer. In addition, each party to transfer trade transactions shall file with the Clearing Services Provider a memorandum stating the nature of the transaction, whether the transaction has resulted in a change of ownership, the kind and quantity of cash commodity, swap, or over-the counter derivative option if any is involved, the kind, quantity and price of the commodity future, the name of the opposite Clearing member, if any, and such other information as the Clearing Services Provider may require. 1809A (03/01/04)



444.01A Transfer Trades and Inter-Market Spreads - - Owing to the fact that some questions have arisen as to what may properly be handled in the way of give-ups, as office trades or transfer trades, particularly in connection with the new Commodity Exchange Act, the Directors have found it necessary to clarify this situation with certain interpretations which will be mailed to all members shortly. In the meantime, there is one point which seems important because of the past custom of the trade, and we wish to call attention to it. In case a house has spread orders between markets at a guaranteed difference, such as buying Winnipeg or Minneapolis or Kansas City and selling Chicago at a fixed difference, it has been customary in the past in the event they found some other house going the other way at the same difference to exchange futures in the two markets in order to consummate the spread. In other words, this was done by give-ups rather than by pit executions. Under the new interpretation, such a give-up is not permissible, inasmuch as it involves a change of ownership and is not a give-up against a cash transaction, as interpreted by the Commodity Exchange Act or the Board of Trade Rules. Accordingly, it will not be permissible to exchange futures in the form of give-ups under such circumstances, which will compel the actual filling of these limited spreads by means of pit executions.

While this appears to work a certain amount of hardship, it seems to be required in order to conform to the law and to the Rules of the Association; and, accordingly, attention is directed to it in order to avoid possible confusion where spreads are being worked between two markets. (08/01/94)


444.01B Prohibition on Exchange of Futures for Cash Commodities, and on Exchange of Futures for, or in Connection with, Swap Transactions and on Exchange of Futures for, or in connection with OTC Agricultural Transactions Involving Multi-Parties--The exchange of futures for cash commodities or in connection with cash commodity transactions or the exchange of futures for, or in connection with, swap transactions involving those futures designated in Regulation 444.04 may occur only when the buyer of the futures contracts is the seller of the cash commodity or swap and the seller of the futures contracts is the buyer of the cash commodity or swap. However, a Member Firm may facilitate, as principal, the cash commodity component of an Exchange for Physical (EFP) on behalf of a customer, provided that the Member Firm can demonstrate that the cash commodity transaction was passed through to the customer that received the futures position as part of the EFP transaction. The exchange of futures for, or in connection with, over-the-counter derivative transactions involving those futures designated in Regulation 444.06 may occur only when the buyer and seller of the futures contracts are the opposing sides to the OTC transaction and have respectively, the short and long market exposure associated with the OTC transaction. All such transactions must be submitted to the clearing Services Provider by a clearing firm acting on its own behalf or for the beneficial account of a customer who is a party to the transaction. (03/01/04)

444.02 Clearance of Exchanges of Futures for Physicals Transactions, of Exchanges of Futures for, or in Connection with, Swap Transactions, and of Exchange of Futures for, or in Connection with, OTC Transactions - With respect to the futures portion of an exchange of future for physical transaction or an exchange of futures for swap transaction involving those futures designated in Regulation 444.04, or an exchange of futures for an over-the-counter derivative transaction involving those futures designated in Regulation 444.06, clearing firms on opposite sides of the transaction must subsequently approve the terms of the transaction, including the clearing firm (division), price, quantity, commodity, contract month and date prior to submitting the transaction to the Clearing Services Provider. (03/01/04)


444.03 Transfer Trades in a Delivery Month--During the delivery month and 2 business days prior to the first delivery day, (or in the case of crude petroleum during position month) transfer trades for the purpose of offsetting existing positions where no change of ownership is involved are prohibited when the date of execution of the position being transferred is not the same as the transfer date. Positions carried at different houses for the same owner 2 business days prior and to a delivery month and thereafter (or in the case of crude petroleum during position month) are required to be offset in the pit or through the normal delivery process. The receiving firm has the responsibility to assure compliance with this regulation. (08/01/94)



444.04 Exchange of Futures for, or in Connection with, Swap Transactions Involving U.S. Treasury Bond Futures, 10-Year U.S. Treasury Note Futures, 5-Year U.S. Treasury Note Futures, 2-Year U.S. Treasury Note Futures, Dow Jones-AIG Commodity Index futures, 10-Year Municipal Note Index Futures, 10-Year Interest Rate Swap Futures and 5-Year Interest Rate Swap futures--An exchange of futures for, or in connection with, a swap transaction (EFS) consists of two discrete, but related, transactions; a swap transaction and a futures transaction. At the time such transaction is effected, the buyer and seller of the futures must be, respectively, the seller and the buyer of the swap. The swap component shall involve the commodity underlying the futures contract (or a derivative, by-product or related product of such commodity). The quantity covered by the swap must be approximately equivalent to the quantity covered by the futures contracts. (03/01/04)


444.05 Transfer Trades for the Purpose of Offsetting mini-sized Dow/SM/ Futures ($5 multiplier) and CBOT(R) Dow Jones Industrial Average/SM/ (DJIA/SM/) Futures
- With the consent of the account controller, a clearing member may offset and liquidate long mini-sized Dow/SM/ futures ($5 multiplier) positions against short DJIA/SM/ futures positions, or short mini-sized Dow/SM/ futures ($5 multiplier) positions against long DJIA/SM/ futures positions, held in the same contract month and year and in the same account in a ratio of 2 (two) mini-sized Dow/SM/ ($5 multiplier) contracts to 1 (one) DJIA/SM/ contract. The clearing member shall notify the Clearing Services Provider of offsetting positions by submitting reports to the Clearing Services Provider in such form and manner as the Clearing Services Provider shall specify. The positions being offset shall be transferred to a holding account at the Clearing Services Provider and long and short positions in the same contract month in the holding account will be netted, thus reducing the number of open positions in such contract. (01/01/04)


444.06 Exchange of Futures For, Or in Connection With, OTC Transactions Involving Corn, Soybeans, Soybean Meal, Soybean Oil, Wheat, Oat and Rice
Futures - An exchange of futures for, or in connection with, an over-the-counter
(OTC) derivative transaction (an EFR transaction) consists of two discrete, but related, transactions; an OTC transaction and a futures transaction. At the time such transaction is effected, the buyer and seller of the futures contracts must be the opposing sides to the OTC transaction and have, respectively, the short and long market exposure associated with the OTC transaction. The OTC transaction shall involve the commodity underlying the futures contract (or a derivative, by-product or related product of such commodity). The quantity covered by the OTC transaction must be approximately equivalent to the quantity covered by the futures contracts. The OTC component of an EFR must comply with any applicable regulatory requirements prescribed by the Commodity Futures Trading Commission. (07/01/03)




450.00 Exchange Service Fees -

(a) members, membership interest holders and member firms. Each Full and Associate Member (hereinafter referred to as "Members"), Membership Interest Holder and member firm shall be obligated to pay, at such times and in such manner as the Exchange or e-cbot, as applicable, may prescribe, fees for transactions executed by open auction and on e-cbot, in accordance with the fee schedule set forth in Appendix 4A. In that Appendix, the applicable rate specifications shall be per contract/per side, and the applicable volume specifications shall be per calendar month.

     (1) Open auction fee caps - with respect to open auction trades for a Full or Associate Member's own account, the maximum of fees paid by any Full or Associate Member shall be $20,000 per year per person who initiates and executes the trades. With respect to open auction trades for the proprietary account of a Regulation 230.02, Category
           (1a), (1b), (2a), (2b) or (2c) member firm or a member firm affiliate as defined in Regulation 450.02 D, which are initiated and executed by the same Member or Membership Interest holder, the maximum of fees paid by any such member firm or member firm affiliate shall be $20,000 per year per person who initiates and executes the trades.

     (2) Open auction floor broker fee - Open auction trades executed by a Member or Membership Interest holder as a floor broker for others shall incur a floor brokerage charge of 5 cents per contract/per side. Provided, however, that this charge shall not apply to trades which are both initiated and executed by the same Member or Membership Interest holder for the account of a Member or Membership Interest holder, or the proprietary account of a member firm. The maximum of fees paid by any Full or Associate Member pursuant to this subsection shall be $20,000 per year. When a Full or Associate Member executes trades as a floor broker for others and also initiates and executes open auction trades for his or her own account, the maximum of fees paid by such Full or Associate Member for all such open auction trades collectively shall be $20,000 per year.

     (3) Firm-owned memberships - Notwithstanding the foregoing provisions of this section (a), the fees applicable with respect to Memberships and Membership Interests which are awned by member firms shall be equivalent, in the following categories, to those which the Exchange prescribes for delegates:

           (i) Trades for such Member's or Membership Interest holder's own account, in cases where the individual is not a principal of the member firm which owns his/her Membership or Membership Interest. For purposes of this paragraph, an individual shall be deemed a principal of a member firm if he/she holds a majority ownership interest in that firm and/or meets other such criteria as the Exchange may prescribe by regulation; and

           (ii) Trades executed by such Member or Membership Interest holder on behalf of any account other than the proprietary account or a customer account of the member firm owner of the Membership or Membership Interest.

(b) non-members. Each member or registered eligible business organization handling the funds of non-member customers shall include, in the statements to such customers, fees for the open auction and e-cbot transactions executed for the accounts of such customers in accordance with the fee schedule set forth in Appendix 4A. In that Appendix, the applicable rate specifications shall be per contract/per side, and the applicable volume specifications shall be per calendar month.

     All such fees collected from nonmember customers shall be remitted by the member or registered eligible business organization at such times and in such manner as the Exchange or e-cbot, as applicable, may prescribe.

(c) surcharges. In addition to the fees referenced in sections (a) and (b) of this Rule, surcharges in the following categories will apply as specified in Appendix 4A:

     - Licensed contract fees;

     - Exchange for Physicals ("EFP") and Exchange for Swap ("EFS") surcharges;

     - Non-trade allocation fees (for exercises, deliveries, assignments and expirations);

     - Block Trading surcharges.

(d) appendix incorporated within rule. Appendix 4A is incorporated by reference as part of this Rule 450.00 to the extent that the fee provisions in Sections (a) through (c) hereof are specified further in Appendix 4A.

(e) mini-sized contracts. e-cbot fees for mini-sized contracts shall be at such rates as the e-cbot Board may prescribe.

(f) electronic order routing and floor performance efficiency fees. In addition to the other applicable fees specified in this Rule, a fee of 5 cents per contract may apply to transactions resulting from orders which are routed to the Exchange Floor and which are subject to floor performance efficiency standards specified by the Exchange.

(g) revenue. The Board of Directors of the Exchange or of e-cbot ("the applicable Board") shall have the authority in its discretion to suspend any of the fees specified in this Rule at any time, during a fiscal year upon making a determination that year-to-date Exchange revenues have attained a sufficient level to render the further collection of such fees unwarranted.

(h) reports. Each member or registered eligible business organization subject to the provisions of this Rule shall submit to the Exchange such reports as the applicable Board may deem necessary for the administration of this Rule.

(i) enforcement. No member or registered eligible business organization shall be obligated to the Exchange for the payment of Exchange Service Fees attributable to non-member transactions except to the extent that such fees are collected from non-member customers; provided, however, that each member or registered eligible business organization responsible for the collection of Exchange Services Fees shall make a bona fide and diligent effort to collect such amounts and shall not have the right, without prior approval of the Exchange, to release or forgive any indebtedness of a nonmember to the Exchange for Exchange Service Fees. In the event of delinquencies in the payment of Exchange Service Fees by a non-member, the applicable Board in its discretion may order that further trading in the accounts of such nonmember shall be for liquidation only until the indebtedness is paid.

(j)  special assessments This Rule shall not be construed to supersede Rule
     240.00 in any way nor to abrogate the responsibility and right of the Board to levy such additional assessments, charges or fees upon the membership as may be necessary to meet the obligations of the Exchange 136 (07/01/04)

450.01 Exchange Service Fees - Payment of the Exchange Service Fee in respect to transactions executed by a Member, Membership Interest Holder, or Delegate on the Floor as a floor broker for the account of others, under Rule 450.00, must be remitted to the Exchange's Accounting Department within thirty days commencing from the date of the Exchange's invoice to the member. Failure to pay the invoiced transaction fees within the prescribed thirty days may result in the suspension (pursuant to the provisions of Exchange Regulation 540.06) of the defaulting member's membership privileges, including floor access and the benefit of member transaction fees.

Payment of the Exchange Service Fee in respect to transactions for Members' Membership Interest Holders' or Delegates' own accounts or Member firms' accounts, under Rule 450.00, must be remitted to the Exchange's Accounting Department by the member firm clearing such transactions within twenty-one days commencing from the date of the Exchange's invoice to such clearing member firm.

No member or registered eligible business organization shall identify on its statements to nonmember customers any charge as an "Exchange Service Fee" unless the amount shown is actually due and payable to the Association under Rule
450.00. (04/01/00)

450.01A   Exchange Service Fees - BE IT RESOLVED, that Regulation 450.01 be adopted with effective date of April 1, 1974 for Exchange Service Fees on member transactions and May 1, 1974 for Exchange Service Fees on non-member transactions. (08/01/94)

450.02A   Member's Own Account - For the purpose of implementing Rule 450.00, the term "member's own account" shall refer only to those commodity futures or commodity options trading accounts that are wholly owned by and held in the name of one or more members. For any account held by more than one member, all trades made for such account shall pay transaction fees equal to the highest fee required of any of the individual participants in the account, in accordance with Regulation 450.02E. An account owned by and held in the name of a non-member spouse or other relative of a member shall not be considered a member's account. (01/01/02)

450.02B   Member's Own Account in Trust - For the purpose of Rule 450.00, a commodity futures or commodity options trading account placed in trust shall be deemed a "members own account" if the following are true:

     (1)  the member is the sole settlor of the trust; and

     (2) the member is one of the trustees of the trust and as such trustee, has sole control over the investment-making decisions of the trust; and

     (3) the beneficiaries of the trust include only the member, the member's spouse and/or the member's descendants; and

     (4) the trust declaration expressly incorporates the Rules and Regulations of the Exchange, as may be amended; and

     (5) the interest in the trust that inures to the beneficiaries of the trust shall be subject to all Rules and Regulations of the Exchange, as may be amended; and

     (6) the non-member trustee, if any, expressly agrees in the trust declaration, to be subject to all Rules and Regulations of the Exchange, as amended.

The member must provide the Exchange, via the Member Services Department, a copy of the trust declaration creating the trust described in the preceding sentence as well as any amendments thereto along with a letter from an attorney stating that in the attorney's opinion, the trust created is designed to achieve the estate planning objectives of the member. Upon the member's death or if the member is adjudged incompetent, any commodity futures or commodity options trading account placed in trust pursuant to this section by such member will be treated as a non-member trading account for purposes of implementing Rule
450.00. (01/01/02)





450.02C(i) Member Firm's Proprietary Account - For the purpose of implementing Rule 450.00, the term "member firm's account" shall refer only to those commodity futures or commodity options trading accounts that are wholly owned by and held in the name of the member firm. The term "member firm" shall refer only to a firm registered with the Exchange pursuant to Regulation 230.02. For an account to qualify as member firm proprietary account, delegates and individuals who are non-members with respect to the contracts being traded, who initiate and/or enter trades on behalf of the proprietary account must meet the following requirements:

     (1)  may not provide trading capital for the account; and

     (2) may not have responsibility to provide capital based on trading losses; and

     (3) for individuals that are not issued a W-2 (or comparable documentation in jurisdictions other than the United States) the firm must have a written agreement detailing the full terms of their compensation agreements; and

     (4) may not contribute subordinated debt, unless the individual is a partner or shareholder of the member firm; and

     (5) gross trading profits and losses must be reported in the firm's income statement.

Any account that does not meet the above criteria will be considered a joint account with a non-member entity or individual and therefore, must comply with Regulation 450.02E. (11/01/03)

450.02C(ii) Individual Member's Trading Account - For purposes of implementing Rule 450.00, for an account to qualify as an individual member's account or a joint account of individual members, where the trades are executed on e-cbot, delegates or individuals who are non-members with respect to the contract being traded, who initiate and/or enter trades on behalf of the account must meet the following requirements:

     (1)  may not provide trading capital for the account; and

     (2) may not have responsibility to provide capital based on trading losses; and

     (3) the individual member must have a written agreement detailing the full terms of the non-member trader's compensation; and

     (4) the trader may not make a loan to the individual member for the purposes of providing trading capital.

A member that is trading on the floor may designate up to a maximum of two clerks who may execute trades initiated by the member and executed through e-cbot. Such trades will be eligible for fees at the individual member rate (level 1).

Any account that does not meet the above criteria will be considered a joint account with a non-member entity or individual, and therefore must comply with Regulation 450.02E. (11/01/03)

450.02C(iii) Firm Owner Trading a Proprietary Account - In cases where a non-member owner or partner, including limited liability partners, of a member firm trades a member firm proprietary account, and where the owner/trader's compensation is tied to the profitability of the specific proprietary account(s), in order for the trades in such proprietary account to receive member fee treatment, the owner/trader must maintain at least $200,000 in the trading account(s) and the $200,000 must be available to support the trading activity on the Exchange. If the owner/trader does not maintain the requisite $200,000, the account will be considered a joint account between the member firm and the non-member owner/trader, and thereby the transaction fees will be determined in accordance with Regulation 450.02E. (11/01/03)

450.02D Member Firm Affiliates and Designated Passive Investor Entities

(i) Member Firm Affiliates - For purposes of this regulation, the term "member firm affiliate" shall mean a non-Futures Commission Merchant, non-clearing entity which is wholly owned by one or more member firms, which wholly owns a member firm, or which is wholly owned by the same parent company(ies) as a member firm. For purposes of this regulation, the term "member firm" shall refer only to a firm registered with the Exchange pursuant to registration categories
(1a), (1b), (2a) or (2b) of Regulation 230.02.

(a) A member firm affiliate may lease a Full or Associate Membership on its own behalf, thereby qualifying for delegate fee treatment (i.e., the applicable member firm fee plus the applicable delegate fee) with respect to its transactions on the Exchange.

(b) A member firm which owns one or more Full Memberships in addition to those required for its own registration under Rule 230.00, and/or any Associate Membership(s), (hereinafter "non-qualifying memberships") may designate such a non-qualifying membership to make its member firm affiliate eligible for member firm transaction fee treatment. A non-qualifying membership may not be designated for more than one member firm affiliate at any given time.

(c) A member firm that has at least four (4) Full Memberships and two (2) Associate Memberships registered on its behalf, including any Full Memberships required for its own registration under Rule 230.00, may designate any number of its member firm affiliates for member firm transastion fee treatment. A member firm whose proprietary trading on the Exchange includes only agricultural contracts may, at its option, designate for member firm transaction fee treatment any number of its member firm affiliates whose proprietary trading on the Exchange also includes only agricultural contracts, if the member firm has at least five (5) Full Memberships registered on its behalf.

(ii) Member Firm Designation of Passive Investor Entities - A member firm that is registered with the Exchange pursuant to registration categories (1a), (1b),
(2a) or (2b) of Regulation 230.02, and that has at least four (4) Full Memberships and two (2) Associate Memberships registered on its behalf including any Full Memberships required for its own registration under Rule 230.00, and/or member firm affiliates of a category (1a), (1b), (2a) or (2b) member firm, or a member firm registered with the Exchange pursuant to registration category (3) of Regulation 230.02, may designate, for member firm transaction fee treatment, up to a total of five non-FCM, non-clearing passive investor entities, where the member firm or member firm affiliate exercises trading control over, or is under common trading control with, such entities, or in addition with respect to a category (3) member firm, which wholly owns such entities. For purposes of this regulation, a "passive investor entity" is defined as a commodity pool, hedge fund, or other collective investment vehicle.

If a Regulation 230.02, category (1a), (1b), (2a) or (2b) member firm and/or its member firm affiliates or (3) member firm wishes to designate more than five passive investor entities as described in this paragraph (ii), there must be an additional four (4) Full Memberships and two (2) Associate Memberships registered on the member firm's behalf, in order the member firm and/or member firm affiliates to be eligible to designate up to a total of six additional such entities.

(iii) Provisions Applicable to Designations of Member Firm Affiliates and Passive Investor Entities - All designations of member firm affiliates and passive investor entities, as described in paragraphs (i) and (ii) above, shall be subject to the following provisions:

(a) In order to become effective, the designation must be documented with, and approved by, the Exchange in such manner as the Exchange prescribes.

(b) Upon such designation, the member firm affiliate or passive investor entity shall be subject to the Exchange's jurisdiction and to all duties and obligations imposed upon members and member firms under the Rules and Regulations; provided, however, that the Exchange may exempt such member firm affiliates or passive investor entities from any such duty or obligation which, in the Exchange's sole judgment, is incompatible or in conflict with, or is unrelated to, the activities of the member firm affiliate or passive investor entity.

(c)  The Exchange may withdraw its approval of such designation for good cause.

(d)  A non-qualifying membership or all of the four (4) Full Memberships and two
     (2) Associate Memberships or five (5) Full Memberships pursuant to paragraph (i)(c), registered on behalf of a Regulation 230.02, category
     (1a), (1b), (2a), (2b) or (3) member firm will be subject to sale by the Exchange for the acts or delinquencies of the member firm for which they are registered and/or for the acts or delinquencies of any member firm affiliate or passive investor entity that has been designated by the member firm under this regulation.

(e) Upon the sale or transfer of a non-qualifying membership or any of such four (4) Full Memberships or two (2) Associate Memberships, or five (5) Full Memberships pursuant to paragraph (i)(c), claims may be filed pursuant to Rule 253.00 against the member firm for which the membership is registered and/or against any member firm affiliate or passive investor entity that has been designated by the member firm under this regulation.
    (04/01/04)




450.02E   Joint Accounts - Any account where profits and/or losses are shared by more than one party (member or non-member), shall pay Exchange transaction fees based on the highest rate applicable of any of the account's participants. In addition, a trading account that is funded by a loan shall be deemed a joint account between the borrower and the lender unless it can be demonstrated that the terms of the loan represent a reasonable interest rate, not affected by the profits and/or losses generated in the account. Further, the terms of the loan cannot suggest that the loan need not be paid back in the event of losses. (10/01/02).

450.02F   Transaction Fees for e-cbot Member Firms-Delegate transaction fee rates shall apply to eligible business organizations which are e-cbot member firms based on a delegated Full or Associate Membership or a firm-registered Associate Membership. (12/01/03)



450.02G   Fees in Connection with Firm-Owned Memberships and Membership Interest
 - For purposes of Rule 450.00(a)(3), an individual utilizing a firm-owned Membership or Membership Interest shall be treated as a member (rather than as equivalent to a delegate) to the proprietary account or a customer account, as applicable, of an affiliate of the member firm which owns his/her Membership or Membership Interest.

For purposes of this regulation, the term "affiliate" shall mean a member firm affiliate as defined in Regulation 450.02D. For purposes of this regulation, the term "member firm" shall refer only to a firm registered with the Exchange pursuant to registration categories (1a), (1b), (2a), (2b) or (3) of Regulation
230.02. (11/01/03)


450.02H   e-cbot Trades Executed by a Non-Member Terminal Operator - In order for an individual Member or Membership Interest holder to receive member transaction fee rates as specified in Rule 450.00(c)(1) for trades executed by a non-member terminal operator, such non-member terminal operator must have accessed the e-cbot system under a subgroup ID different from that of the member account owner and may not otherwise have access to the member account owner's open transactions. (07/01/03)


450.02I   Category (3) Fees - Member firms qualified under Regulation 230.02 category(3) will be granted the same fee treatment as the proprietary accounts of Category (1a), (1b), (2a) and (2b) member firms where the trade is either initiated or executed by a non-member. (11/01/03)

*450.04   Exchange Service Fees - Adjustments - Exchange Service Fee adjustments may be granted to or required of member firms which have made overpayments to or underpaid the Exchange for any reason. The Exchange will only grant adjustments to member firms for the overpayment of exchange service fees for a period of up to six months [one year] back from the month-end preceding the date when a rebate request is made by the firm. The Exchange will only require member firms to make adjustments for the underpayment of exchange service fees for a period of up to two [three] years back from the end of the audit period selected by the Exchange. Interest and or costs may be assessed in accordance with policies established by the Exchange. (08/01/04)

* Additions underlined; deletions bracketed effective 01/01/05


450.05 Fees -- Members and member firms will be granted lower fees than non-members. (11/01/00)

450.06 Member Fee Cap Clarification - The maximum amount of fees paid of $25,000 as described in Rule 450.00 (a) applies only to trades executed on the Exchange trading floor and not to trades executed through e-cbot. (01/01/02)

Ch4 Adjustments

460.01    Errors and Mishandling of Orders - (See 350.04)  (08/01/94)
460.02    Checking and Reporting Trades - (See 350.02)  (08/01/94)
460.03    Failure to Check Trades - (See 350.01)  (08/01/94)
460.04    Price of Execution Binding - (See 331.01)  (08/01/94)

Ch4 Customer Orders

465.01 Records of Customers' Orders - Immediately upon receipt in the sales office of a customer order each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped when it is transmitted to the Floor of the Exchange and when its execution, or the fact that it is unable to be executed, is reported from the Floor of the Exchange to the sales office. All time-stamps required by this paragraph shall show the time to the nearest minute.

Immediately upon receipt on the Floor of the Exchange of a customer order, each member or registered eligible business organization shall prepare a written record of the order. It shall be dated and time-stamped when the order is received on the Floor and shall show the account designation, except that in the case of a bunched order the account designation does not need to be recorded at that time if the order qualifies for and is executed pursuant to and in accordance with CFTC Regulation 1.35(a-1)(5). The order shall also be time-stamped:
(a) when it is transmitted to the floor broker if it is not transmitted immediately after it is received on the Floor, and

(b) if the written order is transmitted to the floor broker, when the order is received back from the floor broker, or

(c) if the order is transmitted to the floor broker verbally or by hand signals, when a report of its execution, or the fact that it is unable to be executed, is received from the floor broker.

Only time-stamps which are specified by the Exchange and synchronized with the Exchange Floor master clock may be used on the Exchange Floor.


It shall be an offense against the Association to manipulate or tamper with any time-stamp on the Exchange Floor, so as to put it out of synchronization with the master clock. Records of customer orders executed through the Exchange's e-cbot system shall be governed by Regulations 9B.11 and 9B.18.

Any errors on written records of customer orders prepared on the Floor of the Exchange may be corrected by crossing out the erroneous information without obliterating or otherwise making illegible any of the originally recorded information. (01/01/04)


465.02    Application and Closing Out of Offsetting Long and Short Positions -


(a) APPLICATION OF PURCHASES AND SALES. Except with respect to purchases or sales which are for omnibus accounts, or where the customer or account controller has instructed otherwise, any futures commission merchant, subject to the Rules of the Exchange, who

    (1) Shall purchase any commodity for future delivery for the account of any customer when the account of such customer at the time of such purchase has a short position in the same future of the same commodity on the same market, or

    (2) Shall sell any commodity for future delivery for the account of any customer when the account of such customer at the time of such sale has a long position in the same future of the same commodity on the same market, or



    (3) Shall purchase a put or call option for the account of a customer when the account of such customer at the time of such purchase has a short put or call option position in the same option series as that purchased, or

    (4) Shall sell a put or call option for the account of a customer when the account of such customer at the time of such sale has a long put or call option position in the same option series as that sold shall on the same day apply such purchase or sale against such previously held short or long futures or options position, as applicable, and shall promptly furnish such customer a statement showing the financial result of the transactions involved.

(b) CLOSE OUT AGAINST OLDEST OPEN POSITION. In all instances where the short or long futures or options position in such customer's account immediately prior to such offsetting purchase or sale is greater than the quantity purchased or sold, the futures commission merchant shall apply such offsetting purchase or sale to such portion of the previously held short or long position as may be specified by the customer. In the absence of specific instructions from the customer, the futures commission merchant shall apply such offsetting purchase or sale to the oldest portion of the previously held short or long position. Such instructions also may be accepted from any person who, by power of attorney or otherwise, actually directs trading in the customer's account unless the person directing the trading is the futures commission merchant (including any partner thereof), or is an officer, employee, or agent of the futures commission merchant. With respect to every such offsetting transaction that, in accordance with such specific instructions, is not applied to the oldest portion of the previously held futures or options position, the futures commission merchant shall clearly show on the statement issued to the customer in connection with the futures or options transaction, that as a result of the specific instructions given by or on behalf of the customer the transaction was not applied in the usual manner i.e., against the oldest portion of the previously held futures or option position. However, no such showing need be made if the futures commission merchant has received such specific instructions in writing from the customer for whom such an account is carried.


(c)  IN-AND-OUT TRADES; DAY TRADES. Notwithstanding the provisions of paragraphs
     (a) and (b) above, this Regulation shall not be deemed to require the application of purchases or sales closed out during the same day (commonly known as "in-and-out trades" or "day trades") against short or long positions carried forward from a prior date.

(d)  EXCEPTIONS. The provisions of this Regulation shall not apply to:






     (1) Purchases or sales constituting "bona fide hedging transactions" as defined in C.F.T.C. Regulation 1.3(z).

     (2) sales during a delivery period for the purpose of making delivery during such delivery period if such sales are accompanied by instructions to make delivery thereon, together with warehouse receipts or other documents necessary to effectuate such delivery.

     (3) Purchases or sales held in error accounts, including but not limited to floor broker error accounts, and purchases or sales identified as errors at the time they are assigned to an account that contains other purchases or sales not identified as errors and held in that account ("error trades"), provided that:


          (i) Each error trade does not offset another error trade held in the same account;


          (ii) Each error trade is offset by open and competitive means on or subject to the rules of a contract market by not later that the close of business on the business day following the day the error trade is discovered and assigned to an error account or identified as an error trade, unless at the close of business on the business day following the discovery of the error trade, the relevant market has reached a daily price fluctuation limit and the trader is unable to offset the error trade, in which case the error trade must be offset as soon as practicable thereafter; and


          (iii) No error trade is closed out by transferring such an open position to another account also controlled by that same trader.

(e) The statements required by paragraph (a) of this Regulation may be furnished to the customer or account controller by means of electronic transmission, in accordance with CFTC Regulation 1.33(g). (11/01/04)


465.02A   Exchange's No Position Stance on FCM's Internal Bookkeeping
Procedures - The Exchange takes no position regarding the internal bookkeeping procedures of a commission merchant who, for the convenience of a customer, may hold concurrent long and short position in the same commodity, month (and strike price). This does not relieve the commission merchant of its responsibilities under Regulation 465.02 of offsetting the position for Exchange reporting purposes (i.e., Large Trader, Open Interest and Long Positions Eligible for Delivery) and promptly furnishing the customer a purchase and sale statement showing the financial result of the transactions involved. (08/01/94)

465.03 Orders and Cancellations Accepted On A 'Not Held' Basis - (See 337.01) (08/01/94)

465.04 Records of Floor Order Forms - Clearing Members shall establish and maintain procedures that will assure the complete accountability of all floor order forms used on the Exchange Floor. Machine and handwritten orders are required to be machine sequentially prenumbered and maintained by the firm in sequential order (except as otherwise provided in Regulation 465.05). (10/01/01)

465.05 Floor Order Forms - All floor orders must be in a form approved by the Floor Governors Committee or an employee of the Office of Investigations and Audits designated by the Floor Governors Committee.

Floor order forms must be machine sequentially prenumbered and contain the following machine preprinted information:

(1)  the name of the Clearing Member (except as specified below);

(2)  bracket designations,

(3)  a space designated for the customer account number; and

(4)  a space designated for the executing broker identification.  (10/01/01)

Should a Clearing Member authorize a customer to enter orders directly with a floor broker in accordance with Appendix 3B(F), the Clearing Member, at its sole discretion, may authorize the floor broker to enter the Clearing Member's name on a floor order ticket that does not include the pre-printed name of the Clearing Member. In such circumstances, the floor broker must utilize machine sequentially pre-numbered orders that include the machine pre-printed acronym of the floor broker, and the floor broker must assure the complete accountability of all floor order forms used on the Exchange Floor.

465.06 Broker's Copy of Floor Orders - Upon request, a clearing firm must provide its broker, in an expeditious and reasonable manner, with a copy of every floor order he is asked to execute. (08/01/94)

465.07 Designation of Order Number Sequences - To facilitate Exchange monitoring of order flow volume, the Exchange may prescribe particular sequences of order form numbers for member firms to use in specified areas of the Exchange Floor. (07/01/94)

465.08 Post-Execution Allocation - All trades entered and executed in accordance with CFTC Regulation 1.35(a-1)(5) regarding orders eligible for post-execution allocation, must be allocated in sufficient time to meet the trade submission requirements of the Clearing Services Provider for the trade date of the order. (01/01/04)


466.00    Orders Must be Executed in the Public Market - (See 332.00) (08/01/94)

Ch4 Offices and Branch Offices

475.00 Offices and Branch Offices - Member firms and member sole proprietors may establish offices other than main offices. All offices of member firms and member sole proprietors and employees thereof shall be subject to the Rules and Regulations of the Association, and shall be subject to the jurisdiction of the Business Conduct Committee in connection therewith; provided, however, that the Business Conduct Committee may exempt such offices and employees from any such Rule or Regulation which is incompatible with, in conflict with or unrelated to the functions performed by them. The term "branch office" shall include each branch office or wholly-owned subsidiary of the member firm that solicits, accepts, or services Commodity Futures Contracts or Options and/or is listed by the member firm as a branch office with the National Futures Association.

A branch office must conduct business under the same name as the parent firm or corporation. 129 (01/01/99)

Ch4 APs and Other Employees

480.01 APs - An Associated Person ("AP") is an employee of a member sole proprietor or member firm who solicits, accepts or services business other than in a clerical capacity in commodity futures and commodity options, and who has been granted registration as an Associated Person ("AP") by the Commodity Futures Trading Commission (CFTC) or the National Futures Association (NFA) pursuant to the Commodity Exchange Act. (08/01/94)

480.02 Employers Responsible for APs - Employers, in all instances, shall be responsible for the acts and omissions of their APs and branch office managers. (08/01/94)

480.09 Other Employees - The Business Conduct Committee may require that the name, remuneration, term of employment and actual duties of any employee of a member or of a member firm shall be stated to the Committee, together with such other information with respect to the employee as the Committee may deem requisite. The Committee may, in its discretion, disapprove of said employment, remuneration or term of employment. (08/01/94)

480.10 Supervision - Any willful act or omission by which a member fails to ensure compliance with the rules, regulations and bylaws of the Association by such member's partners, employees, agents or persons subject to his supervision shall constitute an offense against the Association by the member.

Any willful act or omission by which a member firm fails to ensure compliance with the rules, regulations and bylaws of the Association by such member firm's partners, directors, officers, employees or agents shall constitute an offense against the Association by the member firm. (07/01/95)

Ch4 Options Transactions

490.00 Application of Rules and Regulations - Unless specifically negated or unless superseded, each Rule or Regulation of the Association pertaining to transactions in future delivery contracts shall apply with equal force and effect to transactions in options. (08/01/94)

490.02 Option Customer Complaints - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall, with respect to all written option customer complaints and oral option customer complaints which result in, or which would result in an adjustment to the option customer's account in an amount in excess of one thousand dollars:

     (1) Retain all such written complaints and make and retain written records of all such oral complaints; and

     (2) Make and retain a record of the date the complaint was received, the employee who serviced the account, a general description of the matter complained of, and what, if any, action was taken by the commission merchant in regard to the complaint. (08/01/94)

490.03 Supervision Procedures - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall adopt and enforce written procedures pursuant to which it will be able to supervise adequately each option customer's account, including but not limited to, the solicitation of such account; provided that, as used in this Regulation, the term "option customer" does not include another commission merchant. (08/01/94)

490.03A   Introducing Brokers Guaranteed by Member FCMs/Supervision
Procedures - The Board of Directors in a special polling held on Friday, February 3, 1984 approved the following Resolution of the Member Services Committee pursuant to Regulation 490.03 of the Association.

     WHEREAS, The Commodity Futures Trading Commission has provided by regulation that introducing brokers operating pursuant to a guarantee agreement with an FCM be permitted to solicit and/or accept orders for exchange-traded options if the Exchange of which the guarantor FCM is a member has adopted rules which govern the commodity option related activity of the guaranteed introducing broker; and

     WHEREAS, it is the desire of certain members to permit the solicitation and/or acceptance of Chicago Board of Trade options by introducing brokers guaranteed by a member FCM;

     NOW THEREFORE, be it -

RESOLVED, that each Rule or Regulation of the Association pertaining to the options sales practices of members or their employees shall apply with equal force and effect to the options sales practices of introducing brokers who are operating pursuant to a guarantee agreement with a member FCM and such member FCM shall be fully responsible therefor, and that this Resolution shall remain in effect until rescinded by a vote of the members or until such time as the National Futures Association or other registered futures association adopts rules which are approved by the Commodity Futures Trading Commission to govern the commodity option related activity of such guaranteed introducing brokers. (08/01/94)

490.05 Disclosure - Each commission merchant engaging in the offer or sale of options pursuant to these Rules and Regulations shall enforce the following requirements pertaining to disclosure statements:

     (1) Prior to opening an options account for an options customer, each commission merchant must furnish the options customer with a separate written risk disclosure statement, as set forth and described in Commodity Futures Trading Commission Regulation 33.7, and receive from the options customer an acknowledgement, signed and dated by the options customer, that he received and understood the disclosure statement.

     (2) Each disclosure statement and acknowledgement must be retained by the commission merchant in accordance with applicable Regulations of the Commodity Futures Trading Commission.

     (3) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each commission merchant or the person soliciting or accepting the order therefor must provide each options customer with all of the information required under the disclosure statement; Provided, further, that the commission merchant must provide current information to an options customer if the information provided previously has become inaccurate.

     (4) Prior to the entry into an options transaction pursuant to these Rules and Regulations, each options customer or prospective options customer shall, to the extent the following amounts are known or can reasonably be approximated, be informed by the person soliciting or accepting the order therefore of the amount of the premium, commissions, costs, fees and other charges to be incurred in connection with the options transaction, as well as the strike price and all costs to be incurred by the options customer if the option is exercised; in addition, the limitations, if any, on the transfer of an options customer's account to a commission merchant other than the one through whom the options transaction is to be executed shall also be provided in writing.

     (5) For the purposes of this Regulation, a commission merchant shall not be deemed to be an options customer. (08/01/94)

490.06 Promotional Material - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations shall promptly make available upon request to the Office of Investigtions and Audits all promotional material pertaining to trading in such futures and options.

For the purposes of this Regulation, the term "promotional material" includes:

     (1) any text of a standardized oral presentation, or any communication for publication in any newspaper, magazine or similar medium, or for broadcast over television, radio, or other electronic medium, which is disseminated or directed to a customer or prospective customer concerning a commodity futures or option transaction;

     (2) any standardized form of report, letter, circular, memorandum or publication which is disseminated or directed to a customer or prospective customer; and

     (3) any other written material disseminated or directed to a customer or prospective options customer for the purpose of soliciting a futures or options order, including any disclosure statement. (08/01/94)

490.07 Sales Communication - Each commission merchant engaging in the offer or sale of futures and options pursuant to these Rules and Regulations is prohibited from making fraudulent or high-pressure sales communications relating to the offer or sale of such futures and options. (08/01/94)

490.09 Reports by Commission Merchants - Each commission merchant shall make and submit such reports showing options positions held by any of its customers, in such form as may be required from time to time by the Office of Investigations and Audits or the Business Conduct Committee. Specifically, and without limiting the authority of the Office of Investigations and Audits or the Business Conduct Committee under this Regulation, all information needed to comply with Part 16 of the Commission's Regulations (17 CFR Part 16) may be collected from any member. (08/01/94)

============================================================================================
Chapter 5
Disciplinary Proceedings
============================================================================================

     Ch5 Offenses......................................................................  503
         500.00  Inequitable Proceedings...............................................  503
         501.00  Fictitious Transactions...............................................  503
         502.00  Demoralization of Market..............................................  503
         503.00  Misstatements.........................................................  503
         504.00  Acts Detrimental to Welfare of the Association........................  503
         504.00A Transactions in Warehouse Receipts....................................  504
         505.00  Commodity Exchange Act................................................  504
         506.00  Reckless Dealing......................................................  504
         507.00  Investment Trust Corporation..........................................  504
         508.00  Circulation of Rumors.................................................  504
         509.00  Other Offenses........................................................  504
         511.00  Trading on Other Exchanges............................................  504
         512.00  Insolvency............................................................  505
         513.00  Announcement of Suspension............................................  505
         514.00  Insolvent Member......................................................  505
         515.00  Investigation.........................................................  505
         515.01  Insolvency............................................................  505
         516.00  Reinstatement.........................................................  505
         517.00  Suspended Member......................................................  505
         518.00  Suspension for Default................................................  505
         519.00  Decorum Offenses......................................................  505
         519.00A Unauthorized Entry....................................................  505
         519.01  Committee Procedure...................................................  505
         519.02  Floor Conduct Committee...............................................  507
         519.03  Bracketing Violations.................................................  508
         519.05  Weapons Prohibition...................................................  508
         519.06  Submission of Computerized Trade Reconstruction Data..................  508
         519.07  Sexual Harassment.....................................................  508
         519.08  TradeTalk Violations..................................................  509
         520.00  Smoking...............................................................  509
         520.00A Exchange Floor Fines..................................................  509
         521.00  Floor Access..........................................................  510

     Ch5 Proceedings...................................................................  511
         540.00  Proceedings Before The Board..........................................  511
         540.00A Committee Authority To Refer Matters for Investigation................  511
         540.01  Review Of Investigation Report........................................  511
         540.02  Notice and Answer in Connection with Disciplinary Proceedings.........  511
         540.03  Procedures for Hearings on Charges....................................  512
         540.04  Disciplinary Decisions................................................  513
         540.05  Appeals from a Decision of a Disciplinary Committee...................  513
         540.06  Procedures For Member Responsibility Actions..........................  514
         540.07  Finality Of Disciplinary Decisions And Member Responsibility Actions..  514
         540.08  Offers of Settlement..................................................  515
         540.09  Offers of Settlement..................................................  515
         540.10  Disciplinary Jurisdiction Over Agricultural Regular Firms.............  516
         540.11  Appellate Committee...................................................  516

         540.12  Hearing Committee.....................................................  517
         540.13  Application of Rules and Regulations..................................  518
         540.15  Failure to Pay a Disciplinary Fine....................................  519
         541.00  Special Investigations By Board.......................................  519
         542.00  Business Conduct Committee............................................  519
         543.00  Floor Governors Committee.............................................  521
         543.01  Investigations........................................................  522
         544.00  Waiver of Hearing.....................................................  523
         545.00  Testimony And Production Of Books And Records.........................  523
         545.01  Furnishing Information................................................  523
         545.02  Record Keeping........................................................  523
         545.03  Record Keeping Qualifications.........................................  524
         545.04  Report Transmission Requirement.......................................  524
         545.05  Maintenance of Telephone Recordings...................................  524
         546.00  Testimony Before Other Exchanges......................................  524
         548.00  Incriminating Evidence................................................  524
         549.00  Depositions of Witnesses..............................................  524
         550.00  Rehearing.............................................................  524
         551.00  Financial Compliance Committee........................................  525

       Ch5 Penalties...................................................................  529
         560.00  Expulsion and Suspension from Membership..............................  529
         560.01  Disciplinary Notice...................................................  529
         560.02  Association Bar.......................................................  529
         561.00  Suspended or Expelled Member Deprived of Privileges...................  529
         562.00  Discipline During Suspension..........................................  529
         563.00  Trade Checking Penalties..............................................  529

================================================================================
Chapter 5
Disciplinary Proceedings
================================================================================

Ch5 Offenses

500.00    Inequitable Proceedings - It shall be an offense against the


Association to violate any Rule or Regulation of the Association or any policy, Rule or Regulation of the Clearing Services Provider to which CBOT Clearing members are subject pursuant to a Clearing Services Agreement between the Exchange and such Clearing Services Provider, regulating the conduct or business of members, or any agreement made with Association, or engage in fraud, dishonorable or dishonest conduct, or in conduct or proceedings inconsistent with just and equitable principles of trade, or make default relating to the delivery of contracts traded for future delivery (unless such default was unintentional). 141 (01/01/04)


501.00 Fictitious Transactions - It shall be an offense against the Association to create fictitious transactions or to give an order for the purchase or sale of futures or options the execution of which would involve no change in ownership, or to execute such an order with knowledge of its character. 142 (08/01/94)

502.00 Demoralization of Market - Purchases or sales of commodities or securities, or offers to purchase or sell commodities or securities, made for the purpose of upsetting the equilibrium of the market and bringing about a condition of demoralization in which prices will not fairly reflect market values, are forbidden and any member who makes or assists in making such purchase or sale or offers to purchase or sell with knowledge of the purpose thereof, or who, with such knowledge shall be a party to assist in carrying out any plan or scheme for the making of such purchases or sales or offers to purchase or sell, shall be deemed to be guilty of an act inconsistent with just and equitable principles of trade. 143 (08/01/94)


503.00 Misstatements - It shall be an offense against the Association to make a misstatement upon a material point to the Board, or to a Standing or Special Committee, or to the Executive Committee, or to the Clearing Services Provider, or on an application for membership.

If, after notice and opportunity for hearing in compliance with Regulation
540.02 and 540.03, the Hearing Committee finds that a member, prior to his application for membership, has been guilty of a fradulent, dishonorable, or dishonest act and that the facts and circumstances thereof were not disclosed on his application for membership, the member may be expelled or suspended in accordance with this chapter. 144 (01/01/04)


504.00 Acts Detrimental to Welfare of the Association - It shall be an offense against the Association to engage in any act which may be detrimental to the interest or welfare of the Association. 145 (08/01/94)

504.00A   Transactions in Warehouse Receipts - Rule 504.00

It has come to the attention of the Directors that certain member firms have entered into contracts for the purchase and/or sale for deferred delivery of warehouse receipts for grain in store in Chicago.

In the opinion of the Directors, this practice is unusual and irregular and is in violation of various Rules and Regulations of the Association and is detrimental to the interest and welfare of the Association under Rule 504.00.

You are hereby notified that members are liable to discipline if they enter into contracts for the purchase or sale for deferred delivery of grain in store in Chicago or of warehouse receipts issued against grain in elevators located in the Chicago Switching District.

This interpretation does not affect the purchase and sale of grain for future delivery consummated in accordance with the Rules and Regulations relating to futures contracts; nor sales in store when payment and delivery is made on the following day nor the purchase and sale of warehouse receipts on a 'when

                                 Ch5 Offenses
                                 ------------

delivered' basis entered into after the expiration of trading in a contract and requiring performance on or before the end of the delivery month. 3R (08/01/94)

505.00 Commodity Exchange Act - Any member or any registered eligible business organization adjudged guilty of a violation of the Commodity Exchange Act or of any Regulation or Order thereunder, by the final decision in a federal administrative or judicial proceeding may be deemed to have violated Rule 504.00 of the Association. 603 (04/01/98)

506.00 Reckless Dealing - Reckless and unbusinesslike dealing is inconsistent with just and equitable principles of trade. 146 (08/01/94)

507.00 Investment Trust Corporation - Participation by a member, or by a firm or corporation, registered under the provisions of these Rules and Regulations, in the formation or management of investment trust corporations, or similar organizations, which in the opinion of the Board involve features which do not properly protect the interests of investors therein, may be held to be an act detrimental to the interests or welfare of the Association. 148 (08/01/94)

508.00 Circulation of Rumors - The circulation in any manner of rumors of a sensational character by a member, in any case where such act does not constitute fraud or conduct inconsistent with just and equitable principles of trade, is an act detrimental to the interest or welfare of the Association.

Members shall report to the Secretary any information which comes to their notice as to the circulation of such rumors. 149 (08/01/94)

509.00    Other Offenses

A.   It shall be an offense against the Association to:

(a)  Attempt extortion;

(b)  Trade systematically against the orders or position of his customers;

(c) Manipulate prices of or attempt to corner the market in any commodity or security;

(d)  Disseminate false or inaccurate market information;

(e)  Trade or accept margins after insolvency;

(f) Make any trade for the account of or give up the name of any clearing member without authority from such clearing member;

(g)  Be deprived of the privilege of trading under the Commodity Exchange Act;

(h) Trade for any person deprived of the privilege of trading under the Commodity Exchange Act;


(i) Accept an order or make a trade for any employees of the Clearing Services Provider except in the exercise of their official duties;


(j)  Fail to comply with an order or award of the Committee of Arbitration. 150

B. No member shall be directly or indirectly interested in or associated in business with, or have his office directly or indirectly connected by public or private wire or other method or contrivance with, or transact any business directly or indirectly with or for

(a)  Any bucket shop; or

(b) Any organization, firm, or individual making a practice of dealing on differences in market quotations; or


(c) Any organization, firm or individual engaged in purchasing or selling commodities or securities for customers and making a practice of taking the side of the market opposite to the side taken by customers. 152 (01/01/04)


511.00 Trading on Other Exchanges - No member of this Association shall be permitted to trade on any exchange in the City of Chicago whose Constitution, By-Laws, Rules, or Regulations prescribe or

                                 Ch5 Offenses
                                 ------------

limit the trading privileges of our members on our own Exchange. 608 (08/01/94)

512.00    Insolvency - (See 270.00) (08/01/94)

513.00    Announcement of Suspension - (See 271.00) (08/01/94)

514.00    Insolvent Member - (See 272.00) (08/01/94)

515.00    Investigation - (See 273.00) (08/01/94)

515.01    Insolvency - (See 273.01) (08/01/94)

516.00    Reinstatement - (See 274.00) (08/01/94)

517.00    Suspended Member - Time for Settlement - (See 276.00) (08/01/94)

518.00    Suspension for Default - (See 278.00) (08/01/94)

519.00 Decorum Offenses - Disorderly conduct, sexual harassment, intentional physical abuse, the use of profane or obscene language, presence in restricted areas, the commission of any other offenses as listed in Ruling 520.00A, or the violation of any Regulation approved by the Board which relates to decorum on the Exchange Floor is a decorum offense. The penalty for any such offense may be a warning, a fine not to exceed $5,000, and/or denial of the privilege of the Floor for a period not exceeding five (5) days, as determined by the Floor Conduct Committee. Such denial shall not be considered to be a suspension.

Except in the case of a minor penalty pursuant to Regulation 519.01 for which no hearing has been requested, the Floor Conduct Committee shall proceed in accordance with Regulations 540.02 through 540.05. The decision of the Floor Conduct Committee may be appealed to the Appellate Committee as provided in Regulation 519.02(d). (01/01/96)

519.00A   Unauthorized Entry - Unauthorized entry into the trading areas (see
310.01) shall be deemed to constitute presence in restricted areas. (08/01/94)

519.01    Committee Procedure -

(a) FLOOR CONDUCT COMMITTEE.

    (i) The Floor Conduct Committee may impose minor penalties against members for decorum offenses committed by such members or by any person or persons for whom such members are responsible. The Floor Conduct Committee may impose minor penalties for the offenses set forth in Regulation 520.00A. Minor penalties for the purpose of this Regulation shall be defined as a warning, fines not exceeding $5,000 for any one offense and/or access denial not to exceed five days. A respondent may request a hearing by filing a written request for a hearing with the Exchange Services Department within ten (10) business days after the penalty is imposed; the Floor Conduct Committee shall hear the matter in accordance with Regulation 540.02 through 540.05. The decision of the Floor Conduct Committee may be appealed to the Appellate Committee as provided in Regulation 519.02(d). Failure to request a hearing shall be deemed a consent to the warning or fine. Unless a hearing is requested, if a fine is not paid within thirty (30) days after it was due, the Floor Conduct Committee may, without hearing, revoke the badge or suspend the floor privileges of a floor clerk for whose conduct the fine was imposed.

    (ii) The Floor Conduct Committee pursuant to this Regulation may impose minor penalties for disorderly conduct, intentional physical abuse, sexual harassment and the use of profane or obscene language. The Floor Conduct Committee, in its discretion, may impose a fine not to exceed $5,000, in addition to any access denial, for any violation within its jurisdiction regardless of the number of the offense.

    (iii) Any member or individual with floor access privileges who has received a Floor Conduct Committee Notice of Rule(s) Violation ("ticket") for a decorum offense of Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language

                                 Ch5 Offenses
                                 ------------

          and, during the same trading session, engages in a further Rule or Regulation violation relating to Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language may, in addition to other sanctions (including, but not limited to, fines, suspensions and expulsions imposed by the Association pursuant to the Rules and Regulations) be immediately and summarily removed from the Exchange trading floor and denied trading floor access for the remainder of the trading session pursuant to the following procedures:

          (1) Certification by the Chairman of the Pit Committee (or, in the Chairman's absence, by a Vice Chairman of the Pit Committee) that the individual has continued to engage in Disorderly Conduct, Intentional Physical Abuse, Sexual Harassment and/or Use of Profane or Obscene Language after having previously received a Floor Conduct Committee Notice of Rule (s) Violation ("ticket") for the same offense in the same trading session; and

          (2) Approval of such summary action by a member of the Floor Governors Committee and a member of the Board of Directors or by two members of the Board of Directors, provided that no individual granting such approval shall have been involved in the altercation.

Additionally, should the first such offense be of such a serious nature, the individual similarly may be denied trading floor access for the duration of the trading session pursuant to the above procedure.

(b) CTR SUBCOMMITTEE.

    (i) The Chairman of the Business Conduct Committee and the Chairman of the Floor Governors Committee may each appoint at least two members of their respective Committees to serve on a joint CTR Subcommittee. The CTR Subcommittee shall, by a majority vote, elect a Chairman. The CTR Subcommittee shall address violations involving the accurate and complete maintenance of books and records, including errors or omissions in the submission of Computerized Trade Reconstruction Data. In fulfilling its responsibilities, the CTR Subcommittee shall have the same authority granted to the Business Conduct Committee and the Floor Governors Committee in Rules 542.00 and 543.00, respectively, to issue preliminary charges and to conduct hearings with regard to specified penalties, and shall have the same authority granted to such Committees to impose penalties pursuant to settlement agreements in accordance with Regulation 540.09.

    (ii) The CTR Subcommittee may, without hearing, impose minor penalties against members or member firms for violations of Regulations 332.02, 332.04, 332.041, 332.05, 332.06, 332.07, 332.08 or 332.09 that are within the jurisdiction of either the Floor Governors Committee or the Business Conduct Committee. Minor penalties for the purpose of this subparagraph shall be defined as fines not exceeding $1,000 for any one offense.

    (iii) Following is the schedule of minor penalties the CTR Subcommittee may impose pursuant to subparagraph (ii); however, this schedule is non-binding, and the CTR Subcommittee, in its discretion, may impose a fine not to exceed $1,000 for any violation within its jurisdiction regardless of the number of the offense:

          ---------------------------------------------------------------------
          ERRORS OR OMISSIONS IN BRACKETING       1st Offense       $ 100 fine
                                                  -----------------------------
          TRADES:                                 2nd Offense       $ 250 fine
                                                  -----------------------------
                                                  3rd Offense       $ 500 fine
                                                  -----------------------------
                                                  4th Offense       $1,000 fine
          ---------------------------------------------------------------------
          ERRORS OR OMISSIONS IN SUBMISSION OF    1st Offense       $ 100 fine
                                                  -----------------------------
          COMPUTERIZED TRADE RECONSTRUCTION       2nd Offense       $ 250 fine
                                                  -----------------------------
          DATA:                                   3rd Offense       $ 500 fine
                                                  -----------------------------
                                                  4th Offense       $1,000 fine
          ---------------------------------------------------------------------

    (iv) The Floor Governors Committee may, without hearing, impose minor penalties against members for intra-association or contiguous association trading in excess of the percentages permitted by the Board pursuant to Regulation 330.03. Minor penalties for the purpose of this subparagraph shall be defined as fines not exceeding $5,000 for any one offense.

    (v) Following is the schedule of minor penalties the Floor Governors Committee may impose pursuant to subparagraph (iv); however, this schedule is non-binding, and the Floor Governors Committee, in its discretion, may impose a fine not to exceed $5,000 for any violation within its jurisdiction regardless of the number of the offense

                                 Ch5 Offenses
                                 ------------

            ---------------------------------------------------
            1st Offense                             $  500 fine
            ---------------------------------------------------
            2nd Offense within 24 months            $1,000 fine
            ---------------------------------------------------
            3rd Offense within 24 months            $2,500 fine
            ---------------------------------------------------
            Any subsequent offense within 24 months $5,000 fine
            ---------------------------------------------------

    (vi)    At the time of an offense of the type set forth in subparagraph
            (iv), or as soon thereafter as practical, a representative of the Office of Investigations and Audits, shall upon the
            authorization of one member of the Floor Governors Committee, issue a ticket to the offender notifying the member or member firm that the Floor Governors Committee may impose a summary penalty in accordance with this regulation or may issue charges against the member or member firm and impose penalties as authorized in Rule
            543.00. A representative of the Office of Investigations and Audits shall submit a copy of the ticket to the Floor Governors Committee. The Committee shall then determine whether to summarily impose a minor penalty or to issue charges. The Committee shall also have the authority to summarily impose minor penalties or to issue charges for the types of offenses set forth in subparagraph (iv) on the basis of reports presented to the Committee by the Office of Investigations and Audits.

    (vii) A respondent may request an appeal of a minor penalty by filing a written request for a hearing with the Office of Investigations and Audit within ten (10) business days after the penalty is imposed. The CTR Subcommittee shall hear the matter and its decision shall be final and may not be appealed. Failure to request a hearing shall be deemed a consent to the fine.

    (viii) Whenever the CTR Subcommittee summarily imposes a minor penalty against a member or member firm, the member or member firm shall be given written notification of the penalty. The notice shall inform the member or member firm of the right to appeal the penalty to the CTR Subcommittee and the consequences of a failure to pay a fine if no hearing is requested.

    (ix) Nothing contained herein shall be construed to limit or restrict the powers and authority of the Business Conduct Committee or the Floor Governors Committee. (05/01/02)

519.02      Floor Conduct Committee -

(a) The Chairman of the Association may, with the consent of the Board, appoint members to a Floor Conduct Committee. Members of the Committee may not be members of the Floor Governors Committee.

(b) Meetings. The Floor Conduct Committee shall determine the time and place of its meetings and the manner and form in which such meetings shall be conducted. In the interest of efficiency, the Chairman of the Floor Conduct Committee may appoint panels of Floor Conduct Committee members to hold duly constituted meetings. Any such panel shall consist of three or more members of the Floor Conduct Committee. The majority vote of such a panel of the Committee shall be the official act or decision of the Committee. The Chairman of the Floor Conduct Committee shall determine for each meeting, in his or her sole discretion, whether a panel or the full Floor Conduct Committee shall convene.

(c) Duties of Committee. It shall be the function and duty of the Floor Conduct Committee to ensure decorum on the Floor of the Exchange in regard to decorum offenses set forth in Regulations 520.00A, 519.00A, 519.05 and
    519.07 and in accordance with Rule 519.00 and Regulation 519.01. Floor Conduct Committee members shall issue a ticket to an offender notifying him that the Floor Conduct Committee has imposed a warning or fine as described in Regulations 520.00A, 519.00A and/or 519.05 and in accordance with Rule
    519.00 and Regulation 519.01 for such violations which occur in the trading pits, including the steps leading into the pit. The ticket requires the signature of two members of the Floor Conduct Committee.

    The Committee shall have the authority to discipline a member or other person with trading privileges found to have violated any Rule or Regulation within its jurisdiction by reprimand, by denial of the

                                 Ch5 Offenses
                                 ------------

    privileges of the Floor of the Exchange not to exceed five (5) days and/or by the imposition of a fine not to exceed $5,000.


    Pit Committee members shall be considered members of the Floor Conduct Committee for the sole purpose of issuing tickets for decorum offenses within their pit in accordance with Regulation 360.01.


    The Floor Conduct Committee shall be responsible for issuing badges to and recalling badges from all non-members, except as otherwise provided within the Rules and Regulations.

(d) Appeal. A member, member firm, or other person with floor privileges, may appeal from the decision of the Committee by filing with the Secretary of the Association, within ten business days after the Committee's decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the Committee's decision.

(e) Offense Against the Association. Any member of the Association, member firm, or other person with floor privileges who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended, or expelled by the Board.


(f) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A hold-over member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (02/01/04)


519.03 Bracketing Violations - The Floor Governors Committee may levy fines for violations of Regulation 332.02, pertaining to the recording of bracket data, in accordance with the Summary Procedures as provided in Regulation 519.01(b). (08/01/94)




519.05 Weapons Prohibition - No weapons shall be permitted on the Exchange Floor or in the lobby area adjacent to the Exchange Floor. Any violation of this Regulation shall be deemed a decorum offense and penalties may be imposed pursuant to Rule 519.00 and Regulation 519.01. (08/01/94)

519.06 Submission of Computerized Trade Reconstruction Data - The Floor Governors Committee may levy fines for violations of Regulation 545.02, 332.04, 332.041, 332.05, 332.06, 332.07, 332.08, and 332.09, pertaining to the accurate and complete maintenance of books and records, including the submission of Computerized Trade Reconstruction data, in accordance with the Summary Procedures as provided in Regulation 519.01(b). (07/01/95)

519.07 Sexual Harassment - Sexual harassment will not be tolerated on the Floor or Halls of the Exchange. Sexual harassment consists of unlawful verbal or physical conduct directed at a person when that conduct is based on that person's sex and has a substantial adverse effect on him or her in the workplace. Such conduct may include, but is not limited to, the following:

1. requests for sexual favors that may or may not be accompanied by threats or promises of preferential treatment with respect to an individual's employment status;

2. verbal, written or graphic communications of a sexual nature, including lewd or sexually suggestive comments, off-color jokes of a sexual nature or displays of sexually explicit pictures, photos, posters, cartoons, books, magazines or other items; and

3. patting, pinching, hitting or any other unnecessary contact with another person's body or threats to take such action.

                                 Ch5 Offenses
                                 ------------

Any violation of this Regulation shall be deemed a decorum offense and penalties may be imposed pursuant to Rule 519.00 and Regulation 519.01. (01/01/96)

519.08 TradeTalk Violations - A member may not use the TradeTalk message board,which is generally accessible to all members connected to the MemberNet website, to post any material which is knowingly false or inaccurate, contains foul, vulgar, or abusive language, is defamatory, degrading, libelous, threatening, harassing, obscene, invasive of a person's privacy, discusses illegal activities, or violates any law. Any violation of this Regulation shall be deemed a decorum offense.

A member shall receive a written notification from the Floor Conduct Committee if it has reason to believe that he may have committed a TradeTalk violation, and he shall be directed to appear before the Floor Conduct Committee prior to the imposition of any penalty described herein. However, any failure to appear after receiving such written notification shall be deemed a consent to any penalty that the Floor Conduct Committee shall subsequently impose pursuant to this Regulation.

The Floor Conduct Committee may impose a denial of access to TradeTalk for up to 90 days for the first TradeTalk offense, and a denial of such access for up to 180 days for a second or subsequent offense. In addition, the Floor Conduct Committee may impose a permanent denial of access to TradeTalk, in its discretion, in egregious circumstances.

The decision of the Floor Conduct Committee shall be final, and may not be appealed.

In addition, the Floor Conduct Committee shall be authorized to remove any message from TradeTalk, at any time and in advance of any related hearing for denial of access to TradeTalk, if the Committee determines that such message is inappropriate under the standards set forth in the TradeTalk Terms and Conditions of Use. (09/01/04)

520.00 Smoking - Smoking of cigarettes and other smoking materials is prohibited in the Exchange Halls (during trading hours or business days). Any member, or any person affiliated with a registered eligible business organization who violates this Rule shall be guilty of an offense against the Association and, in the case of persons affiliated with a registered eligible business organization, such firm may also be found guilty of an offense against the Association. 164 (04/01/98)


520.00A   Exchange Floor Fines - Designated Exchange Staff shall impose a fine of $25 to $5,000, as directed by the Floor Conduct Committee for each violation of Rules, Regulations, directives or guidelines issued by the Floor Conduct Committee relating to smoking and other use of tobacco products, badges, food and beverage, dress code, decorum, and guests and visitors on the Exchange Floor.


The following schedule of fines is approved; however, this schedule is non-binding, and the Floor Conduct Committee, in its discretion, may impose a fine not to exceed $5,000, in addition to any access denial, for the violations set forth below regardless of the number of the offense.


-------------------------------------------------------------------------------
BADGES: (improper usage)                    1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------

===============================================================================
(Failure to display Exchange issued         $200.00 each offense
badge)
-------------------------------------------------------------------------------
(unauthorized entry into pits)              1st offense $100.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
===============================================================================
(unauthorized usage of a key card)          1st offense $1,000.00
-------------------------------------------------------------------------------

===============================================================================
SMOKING/USE OF TOBACCO PRODUCTS:            1st offense $100.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
-------------------------------------------------------------------------------

===============================================================================
FOOD AND BEVERAGE:                          1st offense $250.00
-------------------------------------------------------------------------------
                                            2nd offense $500.00
-------------------------------------------------------------------------------
                                            additional offense by individual -
                                            $1,000.00
===============================================================================
GUESTS AND VISITORS:                        1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------
                                            3rd offense $100.00
===============================================================================
DRESS CODE:                                 1st offense $25.00
-------------------------------------------------------------------------------
                                            2nd offense $50.00
-------------------------------------------------------------------------------
                                            3rd offense $100.00
-------------------------------------------------------------------------------
                                            No jeans are to be permitted on the
                                            Exchange Floor.
===============================================================================
RUNNING:                                    1st offense by individual - $25.00
-------------------------------------------------------------------------------
                                            2nd offense by individual - $50.00
-------------------------------------------------------------------------------

                                 Ch5 Offenses
                                 ------------


-------------------------------------------------------------------------------
                                            3rd offense by individual - $75.00
-------------------------------------------------------------------------------
                                            4th offense by individual - $100.00
===============================================================================
PROPERTY OFFENSES:                          1st offense $200.00
-------------------------------------------------------------------------------
                                            2nd offense $500.00
===============================================================================
THROWING OF OBJECTS:                        1st offense $100.00
-------------------------------------------------------------------------------
                                            2nd offense $200.00
-------------------------------------------------------------------------------
                                            3rd offense $500.00
===============================================================================


The procedure for the imposition of a fine shall be as follows:


Floor Conduct Committee members, Security Guards or Pit Committee members (in accordance with Regulation 360.01) shall issue a ticket to the offender for a decorum offense. The ticket requires the signature of two Committee members.






The Committee members may issue a directive to designated exchange staff to impose a fine in the amount stated in the directive. Fines for offenses may be imposed on a member committing a violation, or upon a member or member firm for a violation committed by an employee of such member or member firm.

Designated Exchange Staff shall give the member or member firm written notification of the fine. The notice shall inform the member or member firm of the right to request a hearing and the consequences of a failure to pay the fine if no hearing is requested.

Property offenses, for the purpose of this Ruling 520.00A, shall include sitting or standing on floor booths, standing on chairs or stools on the trading floor, extending telephone cords across an aisle, defacing property, or any other action which may damage property or impede communications or traffic on the trading floor.

For purposes of this Ruling, the fine shall have been imposed as of the date that the written notice is delivered to the member or member firm. (02/01/04)


521.00 Floor Access - Upon receipt by the Association of actual notice that any member or registered eligible business organization, or any other person with trading privileges, has entered a plea of guilty to or has been adjudged guilty of a violation of any criminal statute involving moral turpitude, the Chairman of the Board may order an investigation (unless already in progress) to ascertain whether violations of the Rules and Regulations have occured, and the Board may, when immediate action is necessary to protect the best interests of the marketplace, and subject to the provisions of Regulation 540.06, forthwith deny access to the trading floor to such person or registered eligible business organization until the investigation, including any disciplinary proceedings, is concluded.

The issues in a Regulation 540.06 hearing under this Rule are limited to (1) whether or not the member or registered eligible business organization, or other person with trading privileges, has entered a plea of guilty to or has been adjudged guilty of a violation of any criminal statute involving moral turpitude, and (2) whether or not immediate action is necessary to protect the best interests of the marketplace. (04/01/98)

Ch5 Proceedings

540.00 Proceedings Before The Board - The Board may review decisions of the Appellate Committee, and may agree to hear disciplinary matters referred to it by the Appellate Committee or the Hearing Committee. Whenever the respondent shall have had an opportunity to present evidence or legal defenses in connection with the pending matter before any Standing or Special Committee in accordance with Regulations 540.02 and 540.03, and the jurisdiction of the Board is based upon either an appeal by the respondent from the decision of such Committee or is a referral of the matter by such Committee to the Board, the Board shall not entertain any new evidence or new legal defenses not raised before such Committee except upon a clear showing by the respondent that such new evidence or new legal defense did not exist or was not ascertainable by due diligence at the time of the Committee proceedings, and that there was insufficient time within the intervening period prior to the hearing of the Board for the respondent to bring such new evidence or legal defense to the attention of such Committee.

After hearing all the witnesses and the respondent, if he desires to be heard, the Board shall determine whether to affirm, reverse, modify or remand the decision of the Committee under review and may impose penalties in accordance with Rule 560.00. The finding of the Board shall be final and conclusive when rendered.

If the respondent has not been given notice and opportunity for hearing, pursuant to Regulations 540.02 and 540.03, before a disciplinary committee, the Board may, rather than holding a hearing remand the matter to the appropriate disciplinary committee. 155 (08/01/94)

540.00A Committee Authority To Refer Matters for Investigation - Any Committee of the Association which in the course of its activities discovers a possible violation of the Rules and Regulations of the Association may, refer the matter to the Office of Investigations and Audits or the appropriate disciplinary committee. 39R (08/01/94)

540.01 Review Of Investigation Report - The disciplinary committee shall promptly review each investigation report. In the event the disciplinary committee determines that additional investigation or evidence is needed, it shall promptly direct the enforcement staff to conduct its investigation further. Within a reasonable period of time not to exceed 30 days after the receipt of a completed investigation report, the disciplinary committee shall take one of the following actions:

(a) If the disciplinary committee determines that no reasonable basis exists for finding a violation or that prosecution is otherwise unwarranted, it may direct that no further action be taken. Such determination must be in writing and contain a brief statement setting forth the reasons therefor.

(b) If the disciplinary committee determines that a reasonable basis exists for finding a violation which should be adjudicated, it shall direct that the person alleged to have committed the violation be served with a notice of charges and shall proceed in accordance with these regulations. (08/01/94)

540.02   Notice and Answer in Connection with Disciplinary Proceedings -

(a) Prior to the imposition of any penalty by the Board of Directors or a committee under the Rules and Regulations, the respondent shall be served with a statement of charges either personally or by leaving the same at his or its office address during business hours or by mailing it to him at his place of residence, which charges shall:

     (1) State the acts, practices, or conduct in which the respondent is believed to have engaged;

     (2) State the Rule or Regulations believed to have been violated;

     (3) Advise the respondent that he or it is entitled to be represented by an attorney;

     (4) Advise the respondent that he or it is entitled to a hearing.

     (5) State the period of time, which in no event shall be less than five (5) business days after the service of the charges, within which a hearing on the charges may be requested;

     (6) Advise the respondent that failure to request a hearing within the period stated, except for good

                                Ch5 Proceedings
                                ---------------

          cause, shall be deemed a waiver of the right to a hearing; and

      (7) State the penalty which will be imposed if a hearing is waived.

(b) If the respondent elects to answer the charges, such answer shall be filed within five (5) business days after the date of service of the charges, or within such further time as the Board of Directors or the appropriate Committee in its discretion deems proper.

      The answer shall be in writing, signed by the respondent, and filed with the Office of Investigations and Audits; except that in connection with proceedings initiated under Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, such answers shall be filed with the Exchange Services Department. (08/01/94)

540.03 Procedures for Hearings on Charges - In connection with all hearings on charges, except those held pursuant to Regulation 540.05:

(a) The respondent shall be entitled in advance of the hearing to examine all books, documents, or other tangible evidence in the possession or under the control of the Association which is to be relied upon by the Office of Investigations and Audits or Exchange Services Department in presenting the charges contained in the notice of charges or which are relevant to those charges;

(b) At least ten (10) business days in advance of the hearing, the respondent shall submit to the Office of Investigations and Audits copies of all documents which the respondent intends to rely on in presenting his case and shall provide the Office of Investigations and Audits with a list of, and make available for inspection by the Office of Investigations and Audits, all books, records, names of witnesses, and other tangible evidence which the respondent intends to rely on; except that in any hearing held pursuant to Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, the documents and lists shall be submitted to and the books, records and other tangible evidence shall be made available for inspection by the Exchange Services Department. The hearing body, in its discretion, may refuse to consider any books, records, documents or other tangible evidence which was not made available or witnesses whose names were not submitted to the Office of Investigations and Audits, or the Exchange Services Department pursuant to this section. However, the hearing body will consider such evidence upon a clear showing that such evidence was not ascertainable by due diligence at least ten (10) business days in advance of the hearing and that there was insufficient time prior to the hearing to bring such evidence to the attention of the Office of Investigations and Audits or the Exchange Services Department.

(c) The hearing shall be promptly held before disinterested members of the hearing body after reasonable notice to the respondent. No member of a disciplinary body may serve on that body in a particular matter if he or any person or firm with which he is affiliated has a financial, personal or other direct interest in the matter under consideration.

(d) Formal rules of evidence need not apply, but the hearing shall not be so informal as to be unfair;

(e)   The respondent shall have the right to invoke Rule 548.00, if applicable;

(f) The Office of Investigations and Audits shall be a party to the hearing and shall present its case on those charges and penalties which are the subject of the hearing; or in the case of any hearing held pursuant to Rule 519.00 or Regulation 519.01 by the Floor Conduct Committee, the Exchange Services Department shall be a party to the hearing and shall present its case on those charges and penalties which are the subject of the hearing.

(g) The respondent shall be entitled to appear personally at the hearing and to be represented by counsel;

(h) The respondent shall be entitled to cross-examine any person(s) appearing as witness(es);

(i) Subject to the provisions of Rule 540.00, the respondent shall be entitled to call witnesses and to present such evidence as may be relevant to the charges;

(j) Persons within the jurisdiction of the Association who are called as witnesses shall be obliged to appear at the hearing and to produce evidence (see 545.00);

                                Ch5 Proceedings
                                ---------------

(k) If the hearing is held at the request of the respondent, a substantially verbatim record of the hearing, capable of being accurately transcribed, shall be made and shall become part of the record of the proceeding. (10/01/95)

540.04 Disciplinary Decisions - All disciplinary decisions rendered pursuant to the Rules and Regulations shall be in writing and be based upon the weight of the evidence contained in the record of the proceeding. A copy of the decision shall be provided to the respondent and shall include:

(a)   The charges, or a summary of the charges;

(b)   The answer, if any, or a summary of the answer;

(c) A brief summary of the evidence produced at the hearing or, where appropriate, incorporation by reference of the investigation report;

(d) A statement of findings and conclusions with respect to each charge, including the specific Rules and Regulations which the respondent is found to have violated;

(e) A declaration of any penalty imposed and the effective date of the penalty;

(f) A statement that the respondent shall pay the cost of the transcription of the record of the hearing if an appeal or petition for review to the Commission is requested by the respondent.

All such decisions shall be rendered within thirty business days after the conclusion of the hearing, unless, by virtue of the complexity of the case or other special circumstances, additional time is required. (08/01/94)

540.05 Appeals from a Decision of a Disciplinary Committee - The following procedures shall apply to appeals to the Appellate Committee and the Board from the decisions of any Committee from which appeals are allowed under the Rules and Regulations.

(a) An appeal by the respondent from the decision of a committee or a referral of the matter by such committee to the Appellate Committee shall be heard by the Appellate Committee as provided in Regulations 540.02 and 540.03. Provided, however, that whenever the respondent shall have had an opportunity to present evidence or legal defenses in connection with the pending matter before any Standing or Special Committee in accordance with Regulations 540.02 and 540.03, the appeal shall be heard solely on the record of the proceedings before such committee, the written exceptions filed by the parties and the oral or written arguments of the parties. Further, the Appellate Committee shall not entertain any new evidence or new legal defenses not raised in the prior proceeding except upon a clear showing by the respondent that such new evidence or new legal defense did not exist or was not ascertainable by due diligence at the time of the proceedings, and that there was insufficient time within the intervening period prior to the hearing of the Appellate Committee for the respondent to bring such new evidence or legal defense to the attention of the committee.

      The Appellate Committee shall not reverse any finding of a Standing or Special Committee or reverse or reduce any sanction imposed by a Standing or Special Committee unless the Appellate Committee determines that the finding or sanction is "clearly erroneous."

(b) Subject to the provisions of Rule 540.00, an appeal shall be heard by the Board solely on the record before the Committee, the written exceptions filed by the parties; and the oral and written arguments of the parties;

(c) Within thirty days after the conclusion of the hearing of the appeal, or within such additional time as may be necessary by virtue of the complexity of the case or other special circumstances, the Appellate Committee or the Board shall issue a written decision and provide a copy to the respondent. The decision shall include a statement of findings and conclusions with respect to each charge or penalty reviewed, including the specific rules which the respondent was found by the Committee to have violated, and the effective date of the disciplinary penalties, if affirmed, or of any modified penalties.

(d) No member of the Board or Appellate Committee shall hear an appeal if such member participated in any prior stage of the disciplinary proceeding or if he or any person or firm with which he is affiliated

                                Ch5 Proceedings
                                ---------------

      has a financial, personal, or other direct interest in the matter. (10/01/97)

540.06 Procedures For Member Responsibility Actions - The Chairman or Acting Chairman of the Association, upon the advice of the Floor Governors Committee, Financial Compliance Committee or Business Conduct Committee, has jurisdiction to take summary action when immediate action is necessary to protect the best interests of the marketplace or membership, without affording an opportunity for a prior hearing ("member responsibility actions"). The following procedures shall apply to such actions:

(a) The respondent shall, whenever practicable, be served with a notice before the action is taken. If prior notice is not practicable, the respondent shall be served with a notice at the earliest possible opportunity. The notice shall:

      (1) State the action;

      (2) Briefly state the reasons for the action, and

      (3) State the effective time and date and the duration of the action;

(b) The respondent shall have the right to be represented by legal counsel or any other representative of his choosing in all proceedings subsequent to any summary action taken;

(c) The respondent shall be given an opportunity for a subsequent hearing, within five business days, before the Floor Governors Committee, Financial Compliance Committee or the Business Conduct Committee. The hearing shall be conducted in accordance with the requirements of Regulation 540.03 (c)-
      (j);

(d) Within five business days following the conclusion of the hearing, the body before which the hearing is held shall render a written decision based upon the weight of the evidence contained in the record of the proceeding and shall provide a copy to the respondent. The decision shall include:

      (1) A description of the summary action taken;

      (2) The reasons for the summary action;

      (3) A brief summary of the evidence produced at the hearing;

      (4) Findings and conclusions;

      (5) A determination that the summary action should be affirmed, modified, or reversed; and

      (6) A declaration of any action to be taken pursuant to the determination specified in (5) above and the effective date and duration of such action.

The Chairman or Acting Chairman of the Association has jurisdiction to reverse summary action taken against an individual member pursuant to Rule 270.00 or Rule 278.00, or against a member firm pursuant to Regulation 416.04, at any time prior to a hearing held pursuant to this Regulation, or, if no hearing is held, prior to the expiration of five business days after the summary action is taken, without the prior approval of the Financial Compliance Committee or the Business Conduct Committee, if the affected member or member firm demonstrates to the satisfaction of the Chairman or Acting Chairman that the condition which was the basis for the action no longer exists. (07/01/97)

540.07 Finality Of Disciplinary Decisions And Member Responsibility Actions - All disciplinary decisions rendered or member responsibility actions taken pursuant to the Rules and Regulations shall be final and conclusive when rendered, unless appealable, in which case the decision shall become final the first business day after the time for appeal has passed, if no appeal is taken, or when the decision of the appeals body is rendered.

The person or body rendering such decision shall determine the effective date of such action. Provided, however, that the effective date shall be at least fifteen (15) days after written notice is delivered to the person against whom the action is taken, and to the Commodity Futures Trading Commission, except that such action may become effective prior to that time if:

(1)   The action was taken according to the provisions of Regulation 540.06;

                                Ch5 Proceedings
                                ---------------

(2) The person against whom the action is taken has consented to the sanction to be imposed; or

(3)   The action was taken by the Secretary under Rule 563.00. (08/01/94)

540.08 Offers of Settlement - Any member, member firm or other person who is the subject of charges filed before the Board or who has filed an appeal of a disciplinary action with the Board, may submit a written offer of settlement in connection with such proceedings to the President. The President is authorized to consider such settlement offers, negotiate alternative provisions therein, and recommend to the Board that it either accept or reject any settlement offer. The Board, by majority vote of a duly convened quorum, has the sole authority to accept or reject any such settlement offer. If an offer of settlement is accepted by the Board, it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision also shall include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

The member, member firm or other person who submits a written settlement offer to the President may withdraw it at any time before final acceptance by the Board. If a settlement offer is withdrawn or is rejected by the Board, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer.

Any member, member firm or other person who is the subject of charges before the Appellate Committee or who has filed an appeal of a disciplinary action with the Appellate Committee, may submit a written offer of settlement in connection with such proceedings to the Appellate Committee. The Appellate Committee is authorized to consider such settlement offers, negotiate alternative provisions therein, and either accept or reject any settlement offer. If an offer of settlement is accepted by the Committee it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision shall also include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

The member, member firm or other person who submits a written settlement offer to the Appellate Committee may withdraw it at any time before final acceptance by the Committee. If a settlement offer is withdrawn or rejected by the Committee, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer.

Each settlement offer presented to the Board or to the Appellate Committee shall be deemed to incorporate the following terms:

(1) Respondent acknowledges that the Office of Investigations and Audits will have the opportunity to present its views on the proposed settlement to the President, the Board, or the Appellate Committee, as applicable; and

(2) Respondent waives any objection to having the Board or the Appellate Committee, as applicable, hear the case even it the Board or the Appellate Committee has previously considered and rejected a settlement offer. (08/01/97)

540.09 Offers of Settlement - Any member, member firm, their wholly-owned affiliates or other person who is the subject of preliminary charges issued by the Business Conduct Committee, Financial Compliance Committee or Floor Governors Committee ("respondent"), may submit a written offer of settlement in connection with such proceedings to the Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee or the Hearing Committee. The Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee and Hearing Committee are authorized to consider such settlement offers, negotiate alternative provisions therein, and either accept or reject any settlement offer. When preliminary charges are pending before the Hearing Committee, before a hearing begins, the Committee that issued the charges has the sole authority to consider settlement offers. Once the Hearing Committee has begun hearing evidence, the Hearing Committee has exclusive settlement authority. The Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee and Hearing Committee may, in their discretion, permit a respondent to accept a penalty without either admitting or denying any rule violations upon which the penalty is based. If an offer

                                Ch5 Proceedings
                                ---------------

of settlement is accepted by any such Committee, it shall issue a written decision specifying the rule violations it has reason to believe were committed and any penalty to be imposed. Where applicable, the decision also shall include a statement that the respondent has accepted the penalties imposed without either admitting or denying the rule violations.

Each settlement offer presented to any such Committee shall be deemed to incorporate the following terms:

(1) Respondent acknowledges that the Office of Investigations and Audits will have the opportunity to present its views on the proposed settlement to the Committee; and

(2) Respondent waives any objection to having the appropriate Committee hear the case even if that Committee has previously considered and rejected a settlement offer.

The member, member firm, wholly-owned affiliate or other person who submits a written settlement offer to any such Committee may withdraw it at any time before final acceptance by the Committee. If a settlement offer is withdrawn or rejected by any such Committee, the person submitting such offer neither shall be deemed to have made any admission nor shall in any manner be prejudiced by having submitted the settlement offer. (08/01/97)

540.10 Disciplinary Jurisdiction Over Agricultural Regular Firms - In addition to the disciplinary authority of the Hearing Committee, Appellate Committee, Business Conduct Committee and Financial Compliance Committee over agricultural regular firms, as set forth in paragraphs (f) and (g) of Rule 542.00 and paragraphs (f) and (g) of Rule 551.00, each of these Committees may discipline an agricultural regular firm for violation of any Rules and Regulations by imposing a fine on such firm, and/or by revoking the firm's regularity status. Subject to and in accordance with Regulation 540.08, an agricultural regular firm that is the subject of charges filed before the Board or that has filed an appeal of a decision with the Appellate Committee or the Board, may submit a written offer of settlement in connection with such proceeding to the Appellate Committee or, in matters before the Board, to the President of the Association. (08/01/94)

540.11  Appellate Committee -

(a) Membership. Each year the Chairman of the Board, with the approval of the Board, shall appoint from those members of the Association who currently serve or who shall have previously served as an elective officer of the Association and who shall not be a member of a standing disciplinary committee, to serve as a member of the Appellate Committee. The Committee shall consist of five (5) members, at least one of whom is currently an elective officer of the Association. A vacancy in the Committee shall be filled by appointment by the Chairman of the Board, with the approval of the Board.

(b) Meetings and Quorum. The Appellate Committee shall determine the time and place for its meetings and the manner and form in which its meetings shall be conducted. The attendance of three (3) Appellate Committee members shall constitute a quorum of the Committee. The majority vote of the quorum of the Appellate Committee shall be the official act or decision of the Committee.

(c) Duties of the Committee. It shall be the function of the Committee to serve as the appellate body in review of disciplinary decisions of committees of the Association or, upon referral by such committee to hear the matter, in accordance with Regulation 540.05. After hearing all the witnesses and the respondent, if he/she decides to be heard, the Committee shall determine whether the respondent is guilty of the offense or offenses charged. If the Committee determines that the accused is guilty, the Committee may impose penalties in accordance with Rule 560.00.

(d) Appeal. The findings of the Appellate Committee shall be final and conclusive when rendered, although subject to review by the Board of Directors in accordance with Regulation 540.05(b) upon the request of the Board or upon referral by the Committee. A request that the Board review a decision must be made:

      - if on the motion of the Board, upon review of the notice of the decision in the materials for the first regularly scheduled Board meeting not less than twenty (20) days after the date of the

                                Ch5 Proceedings
                                ---------------

        decision;

     - if by the Appellate Committee, within fifteen (25) days of the date of the decision; and

     -  if by a person against whom the decision has been rendered within ten
        (10) days of the date he receives the decision.

(e) Offense Against The Association. Any member of the Association, member firm, or other person with trading privileges who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended or expelled by the Board.

(f) Oath. Every member of the Appellate Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his capacity as an Appellate Committee member if such information is confidential, commercially sensitive, or non-public, except when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to demand by an authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(g) Holdover Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding and the term of the members expires, the members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall continuation in office impair the appointment of a successor Committee or the successor Committee's right to participate in all other Committee business.

(h) Associate Members as Appellate Committee Members. Associate Members of the Exchange are eligible for appointment to the Appellate Committee as full voting members, provided that such Associate Member qualifies pursuant to paragraph (a) of this Regulation, and further provided that Associate Members shall not be eligible to serve as Chairman of the Committee. The Committee shall at no time have more than two Associate Members on the Committee. (08/01/94)

540.12  Hearing Committee -

(a) Membership. The Hearing Committee shall consist of twenty-one (21) individual members of the Association appointed each year by the Chairman of the Board with the approval of the Board. For all purposes under these Rules, the Hearing Committee shall be considered a disciplinary committee. Hearing Committee members shall have previously served on the Board, the Business Conduct Committee, the Floor Governors Committee, the Financial Compliance Committee or the Arbitration Committee, but no person shall be a member of the Committee who, at the same time, is a member of the Board or any other standing disciplinary committee. A panel of seven members shall be selected from the Committee for each hearing, in a manner established by the Committee, consistent with the requirements of Regulation 540.14. Each panel shall, by a majority vote, elect a Chairman.

(b) Hearing Executive Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman of the entire Committee, along with two other members from among the members of the Committee, to serve as a Hearing Executive Committee.

(c) Meetings and Quorum. The Hearing Committee shall determine the time and place of its meetings and the manner and form in which its meetings shall be conducted. The attendance of four Hearing Committee members shall constitute a quorum of the Committee. The majority vote of the quorum of the Hearing Committee shall be the official act or decision of the Committee.

(d) Duties of the Committee. The Hearing Committee shall conduct disciplinary hearings pursuant to the Rules and Regulations of the Association. Following notice and answer in accordance with Regulation 540.02, the Hearing Committee shall conduct hearings in connection with proceedings initiated under Rule 542.00(f), Rule 551.00(f) and Rule 543.00(d). Procedures for the hearing shall be in accordance with Regulation 540.03. After hearing all the witnesses and the respondent, if he/she decides to be heard, the Committee shall determine whether the respondent is guilty of the offense or offenses

                                Ch5 Proceedings
                                ---------------

      charged. If the Hearing Committee determines that the accused is guilty, the Committee may impose penalties in accordance with the rule pursuant to which the proceedings were initiated. In the event there is a finding of multiple violations of any Rules or Regulations, it shall be within the Committee's discretion to apply its suspension powers either in a consecutive or concurrent manner.

(e) Appeal. A member, member firm, person with trading privileges or agricultural regular firm may appeal from the decision of the Committee by filing with the Secretary of the Association within ten (10) business days after the Committee's decision is sent to the respondent a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the Committee's decision.

(f) Offense Against the Association. Any member, member firm, other person with trading privileges or agricultural regular firm who fails to comply with the disciplinary action of the Committee after such action becomes effective shall be charged with an offense against the Association, and if found guilty, shall either be fined, suspended or expelled by the Board.

(g) Oath. Every Hearing Committee member shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity as a Hearing Committee member if such information is confidential, commercially sensitive, or nonpublic, except when required in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(h) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of a successor or the successor's right to participate in all other Committee business. (12/01/94)

540.13 Application of Rules and Regulations - The provisions of this Chapter shall apply to all members, registered partnerships and corporations, their wholly-owned affiliates, other persons with trading privileges, agricultural regular firms, guaranteed introducing brokers, and any employee or Associated Person of any such individual or firm, unless specifically exempted. (07/01/97)

                                Ch5 Proceedings
                                ---------------



540.15 Failure to Pay a Disciplinary Fine - When the Treasurer of the Association certifies to a Committee that imposed a fine that such fine is due and has not been paid, the person who was ordered to pay the fine shall be suspended from all membership privileges (including but not limited to floor and electronic access, member transaction fees and the right to lease a membership or membership interest), subject to Regulation 540.06, until the Treasurer certifies to the Committee that the fine has been paid. (06/01/94)

541.00 Special Investigations By Board - If at any time the Board shall have reason to suspect that any member, member firm, or other person with trading privileges, has been guilty of any offense against the Association and no investigation has been initiated into the matter, the Board shall direct the Office of Investigations and Audits to conduct an investigation and shall direct the appropriate disciplinary committee, or if necessary appoint a Special Committee outside of its own number, to review the investigation as to whether there is just ground for such suspicion. If the Committee decides that there is just ground for such suspicion, it shall direct that charges be filed with the Board as provided in Rule 540.00. (08/01/94)

542.00    Business Conduct Committee -

(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint the members of the Business Conduct Committee. Only members of the Association who are not Directors or Officers of the Association shall be eligible for appointment as members of the Committee. All Committee Members shall be Full Members except that one Committee Member may be an Associate Member. Four members shall be appointed for staggered three-year terms. Additional members may be appointed for one-year terms, but no more than four such members may be appointed. Terms currently in effect at the time of adoption of this amended Rule shall continue to be in effect until they expire. At the time this amended Rule becomes effective, a member shall be appointed to serve a term expiring February 1, 1984. Each year the Chairman of the Board shall appoint one member of the Committee for a three-year term and may appoint no more than four members for one-year terms, except that for February 1, 1984, and every third year thereafter, the Chairman of the Board shall appoint two members of the Committee for three-year terms and may appoint no more than four members for one-year terms. A vacancy in the Committee shall be filled for the unexpired term in the same manner as provided above, except that unexpired one-year terms may be left vacant at the discretion of the Chairman of the Board. The President shall be an ex officio member of the Committee.

(b) Chairman and Vice-Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice-Chairman of the Committee from among the members of the Committee. The Chairman and Vice Chairman shall be appointed to serve as Chairman and Vice Chairman for a one-year term.

(c) Oath of Members. Every member of the Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity if such information is confidential, commercially sensitive or non-public, including any information regarding the market position, financial condition, or identity of any trader or firm, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal

                                Ch5 Proceedings
                                ---------------

      proceedings or actions of a duly authorized committee of the Association, or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board.

(d) Quorum. The attendance of three members at a meeting shall constitute a quorum. The actions of a majority of the members present shall be the actions of the Committee.

(e) Business Conduct Committee on Particular Matter. If the Business Conduct Committee shall determine that it is improper for any or all of its regular members to serve during the consideration and decision of any particular matter, or if any or all the regular members shall be unable to serve during the consideration and decision of any particular matter, the Business Conduct Committee may request the Chairman of the Board to appoint an alternate or alternates to sit throughout the investigation, hearing, and decision of such matter. The Chairman of the Board shall have the power to appoint any member or members as such alternate or alternates. When so appointed such alternate or alternates shall, with respect to such particular matter, have all the powers and duties of the regular member or members for whom he is or they are acting, and the "Committee on Particular Matter," consisting of such alternate or alternates, and the remaining regular members of the Business Conduct Committee, if any, shall with respect to such particular matter have all the duties and powers of the regular Business Conduct Committee. During such period as a Committee or Committees on a Particular Matter or Matters are functioning, the regular Business Conduct Committee and the regular members thereof shall continue to have all the powers and to perform all the duties concerning matters not under consideration by a Committee or Committees on Particular Matters.

(f) Duties of Committee. The Committee shall determine the manner and form in which its proceedings shall be conducted. The Committee shall provide for the prevention of manipulation of prices and the cornering of any commodity on the Exchange, and shall also have general supervision of the business conduct of members, member firms, any other persons with trading privileges, wholly-owned affiliates, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, particularly insofar as such conduct affects (1) non-member customers; (2) the public at large; (3) the State Government; (4) the Federal Government;
      (5) public opinion; and (6) the good name of the Association. The Committee shall also have general supervision, other than financial supervision, over all agricultural regular firms and their employees, member and non-member alike, with respect to each such firm's compliance with the Association's Rules and Regulations pertaining to its regularity. The Committee in performing its duties may investigate the dealings, transactions and financial condition of members, member firms, any other persons with trading privileges, wholly-owned affiliates, agricultural regular firms, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, and may examine their books and papers upon request. The Committee may employ such auditors and other assistants as it may deem necessary, and all expenses incident thereto shall be payable from the funds of the Association.

      The Committee shall have the authority to charge a member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or any employee or associated person of any such individual or firm alleged to have violated any Rule or Regulation within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000.00 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations it shall be within the relevant Committee's discretion to apply its

                                Ch5 Proceedings
                                ---------------
    denial or suspension powers either in a consecutive or concurrent manner.

    A party under a cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

    The decision of the Business Conduct Committee or the Hearing Committee may be appealed to the Appellate Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association, within ten (10) business days after the decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

    Any member, member firm, other person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm who fails to appear before the Committee pursuant to its request, or to submit his or its books and records to the Committee at its request, shall be guilty of an offense against the Association.

    The Committee may review at any time the operations or procedures of members, member firms, any other persons with trading privileges, wholly-owned affiliates, agricultural regular firms, guaranteed introducing brokers, and any employees or associated persons of any such individuals or firms to assure compliance with the Rules and Regulations of the Association. Whenever such review discloses a condition or practice which, in the Committee's judgment, falls within the provisions of Regulation
    270.01 or Regulation 540.06, it shall so advise the Chairman of the Board and recommend such action as it deems appropriate in the circumstances.

(g) Offense Against the Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, other person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(h) Hold-Over Members. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/98)

543.00  Floor Governors Committee-
(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint from the Membership of the Association the members of a Floor Governors Committee who shall not be Directors or Officers of the Association. The Committee shall consist of seven members. Each year the Chairman of the Board, with the approval of the Board, shall appoint one member of the Committee for a term of three years dating from February 1 of such year. Each year, the Chairman of the Board, with the approval of the Board shall also appoint from the Membership two members of the Committee to serve for a one year term dating from February 1 of such year. In addition, each year, beginning with 1985, the Chairman of the Board, with the approval of the Board, shall also appoint from the Membership a member of the Committee for a two year term dating from February 1 of such year. A vacancy in the Committee shall be filled for the unexpired term by appointment by the Chairman of the Board, with the approval of the Board.

(b) Chairman and Vice Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice Chairman of the Committee from among the members of the Committee. The Chairman and Vice Chairman shall be appointed to serve as Chairman and Vice Chairman for a one-year term.

(c) Meetings and Quorum. The Floor Governors Committee shall determine the time and place of its meetings and the manner and form in which its meetings shall be conducted. The attendance of four Floor Governors shall constitute a quorum of the Committee. The majority vote of the quorum of the Floor Governors Committee shall be the official act or decision of the Committee.

(d) Duties of the Committee. It shall be the function and duty of the Floor Governors Committee to assure

                                Ch5 Proceedings
                                ---------------
     that the practices and conduct of the members of the Association, member firms, other persons with trading privileges, and employees of any such individual or firm on the Floor of the Exchange are in compliance with the Rules and Regulations. Whenever any violation of the Rules or Regulations is suspected by the Committee, and the Committee determines, after investigation by the Office of Investigations and Audits, that action should be taken, the Committee shall provide notice and opportunity for a hearing in compliance with Regulations 540.02 and 540.03. The Committee shall have the authority to charge a member, member firm, person with trading privileges, or any employee of any such individual or firm alleged to have violated any Rule or Regulation within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations, it shall be within the relevant Committee's discretion to apply its denial or suspension powers either in a consecutive or concurrent manner.

     Also fines not to exceed $5,000 for any act may be imposed as specifically authorized in Regulation 519.03.

     A party under a cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

(e) Appeal. A member, member firm, other person with trading privileges, or any employee of any such individual or firm, may appeal from the decision of the Floor Governors Committee or the Hearing Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association within ten (10) business days after the decision is sent to the respondent a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

(f) Offense Against The Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, other person with trading privileges, or employee of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(g) Oath. Every Floor Governor shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity as a Floor Governor if such information is confidential, commercially sensitive, or non-public, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board of Directors.

(h) Hold-over Member. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or members may continue in office until the proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business.

(i) Associate Members as Floor Governors. Associate Members of the Exchange are eligible for appointment to the Floor Governors Committee as full voting members, provided that Associate Members shall not be eligible to serve as Chairman of the Committee. The Committee shall at all times have at least two Associate Members on the Committee. (08/01/98)

543.01 Investigations - The President or the Executive Vice-President shall have the authority to

                                Ch5 Proceedings
                                ---------------

order investigations into any complaints made to the Association or into any situation no matter how brought to their attention involving possible violations of the Rules and Regulations of the Association. 1792 (08/01/94)

544.00 Waiver of Hearing - The statement of charges may provide that if the respondent fails, except for good cause, to request a hearing within a specified period of time, which in no event shall be less than five business days after the service of the charges, he shall be deemed to have accepted a penalty stated in the charges. (08/01/94)

545.00 Testimony And Production Of Books And Records - If a member of the Association, member firm, or other person with trading privileges, is required to submit his books and records, or the books and records of his firm, or corporation, or any portion thereof, to the Board, or to any authorized Standing or Special Committee, or to the individual responsible for the supervision of the Office of Investigations and Audits as provided for in Regulation 170.01, or, subject to the provisions of Rule 548.00, to furnish any information to or to appear and testify before, or to cause any of his partners or employees to appear and testify before such Board, or such authorized Committee, or at the request of such individual responsible for the supervision of the Office of Investigations and Audits, it shall be an offense against the Association to fail or refuse to comply with such requirements. 153 (08/01/94)

545.01  Furnishing Information - Pursuant to Rule 545.00 and Regulations
545.02 and 545.03, each clearing member shall furnish to the Board or to any committee or department specified by the Board, such information respecting daily trading, deliveries, exchanges of futures for cash commodities or other activity as the Board deems necessary for compliance by the Association with the provisions of Regulations Sections 16.00 through 16.03 under the Commodity Exchange Act or as required to be made or maintained under the Rules and Regulations. Such data shall be furnished at such times and in such manner and form as the Board or the committee or department acting for the Board may prescribe.

The Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee may, without hearing, impose minor penalties against members or member firms for failure by such members or member firms, or for failure by any persons for whom such members or member firms are responsible, to submit requested routine trade documentation within the respective Committees' jurisdiction in the manner prescribed by the Committee. Minor penalties for the purpose of this Regulation shall be defined as fines not exceeding $1,000 for any one offense.

If the documents requested are one year old or less, they must be produced and submitted to the Office of Investigations and Audits within five (5) business days. If the documents requested are more than one year old and less than five years old, they must be produced and submitted to the Office of Investigations and Audits within ten (10) business days. The Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee may impose a fine of up to $1,000 for each business day thereafter on which the member, member firm or any person for whom such member or member firm is responsible, has not produced and submitted the requested documents to the Office of Investigations and Audits.

A respondent may request an appeal of a minor penalty by filing a written request for a hearing with the Office of Investigations and Audits within ten
(10) business days after the penalty is imposed; the Business Conduct Committee, the Financial Compliance Committee, or the Floor Governors Committee shall hear the matter in accordance with Regulations 540.02 through 540.05. The decision of the Business Conduct Committtee, the Financial Compliance Committee, or the Floor Governors Committee may be appealed to the Appellate Committee as provided in Rule 542.00(f) or 543.00(e). Failure to request a hearing shall be deemed a consent to the fine. Unless a hearing is requested, failure to pay a fine within thirty (30) days after the penalty is imposed shall automatically triple the amount of the fine. 1973 (08/01/94)

545.02 Record Keeping - Pursuant to Rule 545.00 and Regulation 545.03, each member and member firm shall keep in an accurate and complete manner all books and records required to be made or maintained under the Rules and Regulations. All books and records required to be kept shall be kept for a period of five (5) years from the date thereof and shall be readily accessible for a period of two
(2)

                                Ch5 Proceedings
                                ---------------

years from the date thereof. All reports required to be submitted to the Association or its delegate shall be reported accurately and completely. (08/01/94)

545.03 Record Keeping Qualifications - Each member, member firm and other person with membership privileges shall be required, pursuant to the rules and regulations, to keep, maintain and furnish only those books and records that relate directly to the trading of futures and options contracts, satisfaction of the minimum financial requirements for futures commission merchants and qualifications for membership. (08/01/94)


545.04 Report Transmission Requirement - Each clearing member shall be required to have the ability to electronically transmit any bookkeeping reports to the Clearing Services Provider that are required by such Clearing Services Provider, at such times and in the form and manner designated by the Clearing Services Provider. (01/01/04)


545.05 Maintenance of Telephone Recordings - Members and member firms which record conversations conducted on their Exchange Floor telephone lines shall maintain the resultant recordings for a period of 10 business days following the day when such recordings are made. In addition, all recordings of Exchange Floor headset communications shall be maintained for a period of 10 business days following the day when such recordings are made. (07/01/98)

546.00 Testimony Before Other Exchanges - If the Board shall deem it is to the interest and welfare of the Association, or to the public interest, or in the interest of just and equitable principles of trade, to facilitate the examination by the authorities of another exchange of any transaction in which a member of the Association has been concerned and that the testimony of such member, his partners, or employees, or his books and papers, or the books and papers of his firm, or corporation, or any partner therein are material to such examination, and shall direct such member to appear and testify, or to cause any of his partners or employees to appear and testify, or to produce such books and papers before the authorities of said other exchange, or any committee thereof, for the purposes of such examination, and the member of the Association shall refuse or fail to comply with such direction, he may be adjudged guilty of an act detrimental to the interest or welfare of the Association. 154 (08/01/94)

548.00 Incriminating Evidence - Upon any investigation or trial before the Board, or before any committee, or before any other tribunal of the Association, no member or agricultural regular firm shall be required to answer, or be subject to any penalty for failing to answer any question, when such member or agricultural regular firm shall make oath that the answer, if given, would convict or tend to convict such member or agricultural regular firm of the violation of any law of the United States or any state. 161 (08/01/94)

549.00 Depositions of Witnesses - Upon any investigation authorized under the Rules and Regulations of the Association, the oral depositions of witnesses may be taken. The party under investigation shall be given at least five (5) days written notice of the time of the deposition and place where the witness will be deposed, which may be at any location within the United States. The party under investigation shall have the right to be present in person or by representative at the oral deposition, with right of cross-examination. All oral depositions of witnesses shall be taken under oath, before an officer qualified in the place of the deposition to administer oaths, and the complete testimony of the witnesses shall be transcribed by such officer or by a person under his supervision. Oral depositions taken in accordance with this provision shall be admissible in evidence at any hearing of the board or a Committee, reserving to the party under investigation the right to object at the hearing to the relevancy or materiality of the testimony contained therein. 162 (08/01/94)

550.00  Rehearing   - A suspended or expelled member or member firm, and any
member or member firm that has been fined, may petition the Appellate Committee for a rehearing. Upon presentation of the petition, the Appellate Committee, by a majority vote, may order a rehearing to determine whether the disciplinary action was the result of false testimony or was otherwise unjust or improper.

The rehearing will be conducted in accordance with Regulations 540.02 and 540.03.

                                Ch5 Proceedings
                                ---------------

If, after a rehearing the Appellate Committee unanimously finds that such member or member firm was mistakenly expelled, suspended, or fined, or that the penalty imposed was excessive, the prior disciplinary action against such member or member firm may be set aside or the penalty mitigated. No prior disciplinary action or penalty shall be set aside or mitigated if any member of the Appellate Committee votes against such action.

The petition of a member or member firm who has been suspended, expelled, or fined, for a rehearing shall be posted upon the bulletin board of the Exchange for at least one week prior to its presentation to the Appellate Committee.

A member or member firm whose prior expulsion, suspension, and/or fine is set aside or mitigated in accordance with this Rule shall have no claim in law or equity against the Association or any Director, committee member, officer or employee thereof by virtue of such prior action thus set aside or mitigated.

A rehearing is not a right. An action of the Appellate Committee is final when rendered as provided in Regulation 540.07, but may be reviewed by the Board pursuant to Regulation 540.05. Every suspension, expulsion, or fine will be considered final until set aside or reduced under this Rule. 157 (08/01/94)

551.00 Financial Compliance Committee-


(a) Membership. The Chairman of the Board, with the approval of the Board, shall appoint the members of the Financial Compliance Committee. The Committee shall consist of five qualified individuals, whether members or non-member employees of member firms. Each year thereafter, the Chairman of the Board, with the approval of the Board, shall appoint two members of the Committee to serve a term of two years and one member to serve a term of one year. A vacancy in the Committee shall be filled for the unexpired term in the same manner as provided above, except that unexpired one-year terms may be left vacant at the discretion of the Chairman of the Board.


(b) Chairman and Vice-Chairman of the Committee. The Chairman of the Board, with the approval of the Board, shall appoint a Chairman and a Vice-Chairman of the Committee from among the members of the Committee. The Chairman and Vice-Chairman shall be appointed to serve as Chairman and Vice-Chairman for a one-year term.

(c) Oath of Members. Every member of the Committee shall take an oath not to divulge, or allow or cause to be divulged, any information acquired by such member in his official capacity if such information is confidential, commercially sensitive or non-public, including any information regarding the market position, financial condition, or identity of any trader or firm, except when required in connection with his official duties, or in connection with disciplinary proceedings or other formal proceedings or actions of a duly authorized committee of the Association, or of the Board, or in response to a duly authorized subpoena, or in response to a request or demand by an administrative or legislative body of government having jurisdiction of the subject matter and authority to obtain the information requested, or on behalf of the Association in any proceeding authorized by the Board.

(d) Quorum. The attendance of three (3) members at a meeting shall constitute a quorum. The actions of a majority of the members present shall be the actions of the Committee.

(e) Financial Compliance Committee on Particular Matter. If the Financial Compliance Committee shall determine that it is improper for any or all of its regular members to serve during the consideration and decision of any particular matter, or if any or all the regular members shall be unable to serve during the consideration and decision of any particular matter, the Financial Compliance Committee may request the Chairman of the Board to appoint an alternate or alternates to sit throughout the investigation, hearing, and decision of such matter. The Chairman of the Board shall have the power to appoint, consistent with paragraph (a) above, any member or members as such alternate or alternates.

                                Ch5 Proceedings
                                ---------------

    When so appointed, such alternate or alternates shall, with respect to such particular matter, have all the powers and duties of the regular member or members for whom he is or they are acting, and the "Committee on Particular Matter," consisting of such alternate or alternates, and the remaining regular members of the Financial Compliance Committee, if any, shall with respect to such particular matter have all the duties and powers of the regular Financial Compliance Committee. During such period as a Committee or Committees on a Particular Matter or Matters are functioning, the regular Financial Compliance Committee and the regular members thereof shall continue to have all the powers and to perform all the duties concerning matters not under consideration by a Committee or Committees on Particular Matters.

(f) Duties and Authority of the Committee. The duty of the Committee is to monitor and ensure the capital and financial integrity of members and member firms. The Committee may determine, in its sole discretion, that there is reason to believe that the financial status of a member or member firm represents a condition inconsistent with sound business practices and financial integrity, and may exercise the following authority, without limitation, over the financial organization of members and member firms.

    The Committee shall determine the manner and form in which its proceedings shall be conducted. The Committee shall have authority, without limitation, over the financial organization of member firms and the financial inter-relationships between member firms and their wholly-owned affiliated entities, including parents and subsidiaries. The Committee shall also have the authority, without limitation, to supervise the nature of capital formation and the capital compliance of members, member firms, wholly-owned affiliates, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, particularly insofar as such conduct may have an adverse impact on the member's, member firm's or wholly-owned affiliate's capital or financial stability. The Committee shall also have the authority, without limitation, to supervise the financial organization, nature of capital formation and the capital compliance of all agricultural regular firms and their employees, member and non-member alike.

    The Committee in performing its duties may investigate the dealings, transactions and financial interrelationships and condition of members, member firms, wholly-owned affiliates, agricultural regular firms, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individual or firm, may examine their books and papers upon request, and, with respect to member firms, may prescribe such capital requirements as it deems appropriate, including, without limitation, requiring the immediate or expeditious infusion of additional capital (subject to the procedures contained herein). Upon approval by the Chairman of the Board, the Committee may employ such experts, auditors, counsel and other assistants as it may deem necessary on a case-by-case basis, and all expenses incident thereto shall be payable from the funds of the Association.

    (1) Where immediate action is necessary, the Committee shall have the authority prior to a hearing, only upon written approval by the Chairman of the Board, to take summary action consistent with this rule subject to a subsequent hearing to be held within five (5) days from the date of the summary action in accordance with Regulation 540.06. This hearing, conducted before the Committee or Board, shall follow the requirements of Regulation 540.03(c)-(j).

        The member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm will be immediately notified in writing of the Committee's or Board's decision, in the form of an order signed by the Chairman of the Committee and the Chairman of the Board of Directors. Upon written notification of the decision, the respondent may request a hearing to be held within five
        (5) days. After this hearing, the respondent may appeal the decision to the Board of Directors. The Board of Directors may modify the conditions of the original order.

        Alternatively, any such summary order may be appealed directly to the Board of Directors within one business day. The member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated

                                Ch5 Proceedings
                                ---------------

        person of any such individual or firm subject to such order must give written notice of appeal to the Secretary immediately upon receipt of the Committee's order; the Board shall hear the appeal within one business day following receipt of said appeal notice or such later date as the Board may establish pursuant to the written waiver of the one business day hearing requirement by the member, member firm, person with trading privileges, wholly-owned affiliate, agricultural regular firm, guaranteed introducing broker, or employee or associated person of any such individual or firm.

    (2) The Committee shall have the authority to charge a member, member firm, wholly-owned affiliate, agricultural regular firm, person with trading privileges, guaranteed introducing broker, or any employee or associated person of any such individual or firm alleged to have violated any Rule or Regulation or written policy within its jurisdiction and may impose any one or more of the following preliminary penalties: a reprimand, a cease and desist order, a fine not to exceed $25,000 for each such violation, and/or restitution. The Committee may also impose upon any such individual member, person with trading privileges, or employee of a member or member firm a preliminary denial of the privileges of the Floor of the Exchange or suspension from membership status for a period not in excess of ninety (90) business days for each such violation. Except in the case of specified penalties, which shall be heard by the Committee in accordance with Regulations 540.02 and 540.03, proceedings shall be conducted by the Hearing Committee in accordance with Regulations 540.02 and 540.03. The specified penalties which shall be heard by the Committee shall be defined as a reprimand, fines not exceeding $5,000.00 for any one violation, and a denial of the privileges of the Floor for a period not exceeding five (5) business days for any one violation. In the event there is a finding of multiple violations of any Rules or Regulations it shall be within the relevant Committee's discretion to apply its denial or suspension powers either in a consecutive or concurrent manner.

        A party under cease and desist order may apply to the Committee to review and terminate such order, provided that such order has been in effect for at least five years prior to application.

        The decision of the Financial Compliance Committee or the Hearing Committee may be appealed to the Appellate Committee in accordance with Regulation 540.05 by filing with the Secretary of the Association, within ten (10) business days after the decision is sent to the respondent, a Notice of Appeal to the Appellate Committee requesting a review by the Appellate Committee of all or part of the decision.

    (3) Any member, member firm, wholly-owned affiliate, agricultural regular firm, other person with trading privileges, guaranteed introducing broker, or employee or associated person of any such individual or firm who fails to appear before the Committee pursuant to its request, or to submit his or its books and records to the Committee at its request, shall be guilty of an offense against the Association.

        The Committee may review at any time the operations or procedures of members, member firms, wholly-owned affiliates, agricultural regular firms, any other persons with trading privileges, guaranteed introducing brokers, and any employees or associated persons of any such individuals or firms to assure compliance with the Rules and Regulations of the Association. Whenever such review discloses a condition or practice which, in the Committee's judgment, falls within the provisions of Regulation 270.01 or Regulation 540.06, it shall so advise the Chairman of the Board and recommend such action as it deems appropriate in the circumstances.

(g) Offense Against the Association. It shall be an act detrimental to the interest and welfare of the Association for any member of the Association, member firm, wholly-owned affiliate, agricultural regular firm, other person with trading privileges, guaranteed introducing broker, or employee or associated person of any such individual or firm to fail to comply with the disciplinary action of the Committee after such action becomes effective.

(h) Hold-Over Members. Whenever the Committee members have begun to hear or review evidence and argument in any proceeding, and the term of one or more of the members expires, such member or

                                Ch5 Proceedings
                                ---------------
    members may continue in office until the proceeding has ended. A hold-over member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/04)

Ch5 Proceedings

560.00 Expulsion and Suspension from Membership - Unless otherwise specifically provided, the penalty of suspension from membership may be inflicted, and the period of suspension determined, by the vote of a majority of the members of the Appellate Committee or the Board present, and the penalty of expulsion from membership or of ineligibility of a suspended member for reinstatement may be inflicted only by a vote of two-thirds of the members of the Board present.

At any disciplinary hearing the Appellate Committee or the Board may impose a fine upon any member or member firm for each Rule or Regulation violated. By majority vote of the Appellate Committee members or Directors present, the fine for each Rule or Regulation violated shall not exceed $250,000. The time for payment of any such fine shall be determined by the Appellate Committee or the Board. Failure of any member or member firm to pay the fine during the prescribed period shall be considered an act detrimental to the interest and welfare of the Association. 140 (08/01/94)

560.01 Disciplinary Notice - Any member who is suspended, expelled, denied access to the Floor of the Exchange or otherwise disciplined shall be notified of such action in writing, with notification to the Commodity Futures Trading Commission in a manner permitted by the Commission, within thirty (30) days. The notification shall include the reasons for the Exchange action in the form
and manner the Commission prescribes.   1795  (01/01/00)

560.02 Association Bar - Unless otherwise specifically provided, the penalty of a bar from association with any member or member firm may be imposed, and the period of an association bar determined, by the vote of a majority of the members of the Appellate Committee or the Board present. A permanent bar from association may be imposed only by the Board by a vote of two-thirds of the members of the Board present. For purposes of this regulation, a bar from association with any member or member firm includes, but is not limited to, a member's acting in the capacity of a partner, officer, director, employee and/or agent of a member or member firm. (08/01/94)

561.00 Suspended or Expelled Member Deprived of Privileges - When a member is suspended by a Committee of the Association or the Board, such member shall be deprived during the term of his suspension of all rights and privileges of membership, but he may be proceeded against by the Board for an offense other than that for which he was suspended.

The expulsion of a member terminates all rights and privileges arising out of his membership, except such rights in respect to the proceeds of the transfer thereof as he may have under the provisions of Chapter 2 hereof. 159 (08/01/94)

562.00 Discipline During Suspension - A member suspended under the provisions of this Chapter may be proceeded against by the Board for any offense committed by him either before or after the announcement of his suspension, in all respects as if he were not under suspension. (08/01/94)


563.00 Trade Checking Penalties - The Floor Conduct Committee may assess a penalty not to exceed $1,000.00 for each day that a member or registered eligible business organization fails to make adequate provisions for the checking of trades that have been rejected by the Clearing Services Provider. Such penalty may be appealed to the Appellate Committee on the ground that it is excessive or unreasonable, and the Appellate Committee may thereupon revoke, modify, or impose a greater or different penalty. (01/01/04)

====================================================================================
Chapter 6
Arbitration of Member Controversies
====================================================================================
          600.00    Arbitration of Member Controversies......................... 602
          600.01    Member to Member Statute of Limitations..................... 602
          601.00    Arbitration of Customers' Claims and Grievances............. 602
          601.01    Award of Actual Damages..................................... 602
          601.02    Award of Punitive or Exemplary Damages...................... 602
          602.00    Arbitration of Other Member-Nonmember Controversies......... 602

     Ch6 A. Definitions......................................................... 603
          603.00    Member Defined.............................................. 603
          603.01    Definitions................................................. 603

     Ch6 B. Organization........................................................ 604
          610.01    Arbitration Committee....................................... 604
          610.02    Administrator of Arbitration................................ 604
          610.03    Unassociated Persons........................................ 604

     Ch6 C. Jurisdiction, Submission, Selection of Arbitrators.................. 605
          620.01    Jurisdiction and Submission................................. 605
          620.02    Selection of Arbitrators and Chairman....................... 605
          620.03    Special Arbitrators......................................... 606
          620.04    Time Limit for Filing Customers' Claims and Grievances...... 606
          620.05    Time Limit for Filing Claims in Member/Agricultural Regular
                    Firm Controversies.......................................... 606

     Ch6 D. Procedure........................................................... 607
          630.01    Pleadings................................................... 607
          630.02    Third Party Actions......................................... 607
          630.03    Cross Claims................................................ 607
          630.04    Representation by Attorney.................................. 607
          630.05    Time and Place for Hearing.................................. 607
          630.06    Witnesses, Subpoenas, Depositions........................... 607
          630.07    Oath of Arbitrators......................................... 607
          630.08    Hearing Procedures.......................................... 608
          630.09    Amendments To Pleadings..................................... 608
          630.10    Adjournments................................................ 608
          630.11    Notice and Communications................................... 608
          630.12    Arbitration Procedures For Claims Under $2,500.............. 608
          630.13    Rulings and Awards.......................................... 608
          630.14    Change of Award............................................. 608

     Ch6 E. Miscellaneous Provisions............................................ 610
          640.01    Fees and Expenses........................................... 610
          640.02    Ex Parte Contacts........................................... 610
          640.03    Holdover Arbitrators........................................ 610
          640.04    Power to Decline Jurisdiction............................... 610
          640.05    Compliance With Applicable Laws............................. 610

================================================================================
Chapter 6
Arbitration of Member Controversies
================================================================================

600.00 Arbitration of Member Controversies - Any controversy between parties who were members at the time such controversy arose and which arises out of the Exchange business of such parties shall, at the request of any such party, be submitted to arbitration in accordance with regulations prescribed by the Exchange. Every member, by becoming such, agrees to arbitrate all such disputes with other members in accordance with this Rule and the regulations prescribed by the Exchange pursuant to this Rule, and further agrees and obligates himself to abide by and perform any awards made thereunder. (06/01/95)


600.01 Member to Member Statute of Limitations - Except as provided in the e-cbot Error Trade Policy, a controversy shall be submitted to arbitration within two years from the date the member knew or should have known of the dispute. (01/01/04)


601.00 Arbitration of Customers' Claims and Grievances - The Exchange shall by regulation establish procedures in conformity with Section 5a(11) of the Commodity Exchange Act and Regulations thereunder for the settlement through arbitration of customers' claims and grievances against members and their employees. Every member, by becoming such, agrees to abide by all regulations prescribed by the Exchange pursuant to this Rule, and further agrees to abide by and perform any awards made thereunder. (08/01/94)

601.01 Award of Actual Damages - If an award of actual damages is made against a floor broker in connection with the execution of a customer order, the futures commission merchant that selected the floor broker may be required to satisfy such award. (08/01/94)

601.02 Award of Punitive or Exemplary Damages - Punitive or exemplary damages may be awarded to a customer in addition to losses proximately caused by a floor broker, if the floor broker acted wilfully and intentionally in bringing about the customer's losses. The punitive or exemplary damages may not exceed an amount equal to two times the amount of the actual damages proximately caused by the floor broker. In addition, the futures commission merchant that selected the floor broker may be required to satisfy the award of punitive or exemplary damages if the floor broker fails to do so and only if the futures commission merchant wilfully and intentionally selected the floor broker with the intent to assist or facilities the floor broker's violation. (08/01/94)

602.00 Arbitration of Other Member-Nonmember Controversies - - The Exchange may by regulation establish procedures for the voluntary arbitration of controversies between members and nonmembers arising out of Exchange business, other than customers' claims and grievances, where neither the claim, nor any counterclaim, is in excess of $50,000. Every member, by becoming such, agrees to abide by all regulations which the Exchange may prescribe pursuant to this Rule, and further agrees to abide by and perform any awards made thereunder. (08/01/94)

Ch6 A. Definitions

603.00 Member Defined - For purposes of this Chapter, the term "member" includes all individual members of the Association, and all partnerships, corporations, and cooperative associations registered with the Association pursuant to Rule 230.00 or related regulations. (11/01/94)

603.01  Definitions -

For purposes of this Chapter:

A. "Member" of the Association includes all individual members of the Association, and all partnerships, corporations, and cooperative associations that are registered with the Association pursuant to Rule
    230.00 or Regulation 230.17. For purposes of Rule 600.00 and Regulation 620.01(A), "member" shall also be deemed to include the operator or manager of a warehouse or shipping plant that has been declared regular by the Exchange for the delivery of grains, soybean oil or soybean meal in Board of Trade contracts.

B. "Claims or grievance" is any dispute which arises out of any transaction on or subject to the rules of the Exchange (including any transaction on or subject to the Rules of another contract market if such transaction is part of the same cause of action), executed by or effected through a member of the Association, or by or through an employee of a member of the Association, which dispute does not require for adjudication the presence of essential witnesses or third parties over whom the Association does not have jurisdiction and who are not otherwise available. A "claim or grievance" does not include disputes arising from cash market transactions which are not part of or directly connected with any transaction for the purchase or sale of any commodity for future delivery.

C.  "Customer" does not include any member of the Association.

D. "Unassociated person" excludes all persons who are either members of or associated with members of the Association, who are employees of the Association, or who are otherwise associated with the Association. For the purpose of customer claims or grievances in connection with this chapter only, "unassociated person" excludes all persons who are members of, or associated with members of, or are employees of, or otherwise associated with, the Association or any other contract market. (08/01/94)

Ch6 B. Organization

610.01 Arbitration Committee - The Arbitration Committee shall consist of twenty-eight (28) individual members of the Association appointed by the Chairman of the Board with the approval of the Board. Seven (7) shall be chosen from each of the following four (4) categories: seven (7) shall be principally engaged as floor traders; seven (7) shall be principally engaged as floor brokers; seven (7) shall be affiliated with brokerage firms; and seven (7) shall be affiliated with commercial firms. Fourteen (14) members shall be appointed for a term to end January, 1992, and fourteen (14) members shall be appointed for a term to end January, 1993. Beginning January, 1992, fourteen (14) members shall be appointed each year for a term of two years. A vacancy shall be filled for the unexpired term in the same manner as is provided above. No person shall be a member of the Committee who, at the same time, is a member of the Board or a member of any standing disciplinary committee. A member of the Arbitration Committee shall not be disqualified to serve on the Committee or any panel thereof due to a change in categories subsequent to his appointment. If the category of a member of the Arbitration Committee should change subsequent to his appointment, he shall be considered for all purposes to be in the category from which he was chosen on the date of his appointment. (08/01/94)

610.02 Administrator of Arbitration - The Administrator of Arbitration ("Administrator") shall be appointed by the President to serve at his will. The Administrator shall assist the Arbitration Committee in the performance of its work, and perform all ministerial duties in connection therewith including the following: he shall receive and file all submissions, pleadings and awards; he shall select unassociated persons to serve on Mixed Panels; he shall schedule and give notice of all hearings, keep a record of all cases, and keep such other books, and memoranda as the Committee shall from time to time direct; he shall receive and disburse all deposits and costs and keep careful and accurate account thereof under the supervision of the Arbitration Committee; and he shall perform all other duties incident to his office. (08/01/94)

610.03 Unassociated Persons - The Administrator shall maintain a list of unassociated persons available to serve as arbitrators on Mixed Panels constituted pursuant to Regulation 620.02 for the arbitration of customers' claims and grievances and other member-nonmember controversies. The Administrator shall from time to time select unassociated persons and place on the list the names of such unassociated persons who are willing to serve as arbitrators. (08/01/94)

Ch6 C. Jurisdiction, Submission, Selection of Arbitrators

620.01  Jurisdiction and Submission -

A. Member Controversies. The Arbitration Committee has jurisdiction to arbitrate all controversies between members arising out of Exchange business. A member party may compel another member party to arbitrate such controversies by delivering to the Administrator a Statement of Claim.

B. *Customer's Claims and Grievances. The Arbitration Committee and Mixed Panels constituted pursuant to Regulation 620.02 have jurisdiction to arbitrate all customer's claims and grievances against any member or employee thereof which have arisen prior to the date the customer's claim is asserted. If the customer elects to initiate an arbitration proceeding of any customer claim or grievance, the member shall submit to arbitration in accordance with these Arbitration Rules and Regulations. The arbitration shall be initiated by delivery to the Administrator of (a) a Statement of Claim and a "Chicago Board of Trade Arbitration Submission Agreement for Customers' Claims and Grievances" signed by the customer or (b) a Statement of Claim and another arbitration agreement between the parties, which agreement conforms in all respects with any applicable requirements prescribed by the Commodity Futures Trading Commission. The refusal of any member or employee to sign the ''Chicago Board of Trade Arbitration Submission Agreement for Customer's Claims and Grievances" shall not deprive the Arbitration Committee or a mixed Panel constituted pursuant to Regulation 620.02 of jurisdiction to arbitrate customers' claims under these Arbitration Rules and Regulations. The Committee and Mixed Panels have jurisdiction to arbitrate a counterclaim asserted in such an arbitration, but only if it arises out of the transaction or occurrence that is the subject of the customers' claim or grievance and does not require for adjudication the presence of essential witnesses, parties or third persons over whom the Association does not have jurisdiction. Other counterclaims are subject to arbitration by the Committee, or a Mixed Panel, only if the customer agrees to the submission after the counterclaim has arisen.

C. Other Member-Nonmember Controversies. The Arbitration Committee, and Mixed Panels constituted pursuant to Regulation 620.02, have jurisdiction to arbitrate all controversies between members and nonmembers arising out of Exchange business, other than customers' claims and grievances, where neither the claim nor the counterclaim is in excess of $50,000 and where the claim is filed no more than one year after the date of the transaction giving rise to the claim or controversy. Any party may request the arbitration of such controversy by delivering to the Administrator (1) a Statement of Claim and a ''Chicago Board of Trade Arbitration Submission Agreement" signed by all the parties or (2) a Statement of Claim and another arbitration agreement between the parties, which agreement conforms in all respects with any applicable requirements prescribed by the Commodity Futures Trading Commission.

*The following is the text of Regulation 620.01(B) as amended by CFTC Rule
7.201. The legality of Rule 7.201, and thus the obligation of Board of Trade members to arbitrate customer's claims and grievances, has been the subject of litigation between the Board of Trade and one of its member firms against the CFTC since 1982. On December 30, 1986, the United States District Court for the Northern District of Illinois declared CFTC Rule 7.201 to be invalid as an unconstitutional denial of a member firm's Seventh Amendment right to a jury trial. However, on December 22,1987, the Seventh Circuit Court of Appeals overturned the District Court's decision, thereby upholding CFTC Rule 7.201. The Board of Trade, with a member firm, filed with the United States Supreme Court a petition to review the Seventh Circuit's decision. On October 3,1988, the Supreme Court denied the petition. The Supreme Court's ruling, in effect, reaffirms the Seventh Circuit's decision validating CFTC Rule 7.201 and compelling Association members, at the option of the customer, to arbitrate customer disputes arising out of Exchange business. (08/01/94)

620.02  Selection of Arbitrators and Chairman

A. Customers' Claims and Grievances. Prior to the time of a customer's submission of a claim or grievance to the arbitration procedure established herein, he shall be informed that he may elect at the time of submission of the claim or grievance to have his dispute heard by an arbitration panel consisting of members selected pursuant to Subsection C of this Regulation, or by a Mixed

           Ch6 C. Jurisdiction, Submission, Selection of Arbitrators
           ---------------------------------------------------------

    Panel selected pursuant to this Subsection. The customer shall be advised, prior to election of a Mixed Panel

    1. that any increased expenses attendant to having such a Mixed Panel shall be borne by the member(s) regardless of the outcome of the arbitration unless the arbitrators determine that the customer acted in bad faith in initiating, or participating in, the arbitration proceeding.

    2. that the Mixed Panel may have more or less knowledge in the area of commodities relevant to his claim that a panel composed entirely of members of the Arbitration Committee.

    Such Mixed Panel shall be composed of five (5) persons, three of whom shall be unassociated persons, and two of whom shall be members of the Arbitration Committee, both of whom may be from the same category. The unassociated persons on such Mixed Panel shall be chosen by the Administrator by lot from the list of available unassociated persons maintained by the Administrator. The members of the Arbitration Committee shall be selected in a manner to be established by the Committee. Each panel shall be chaired by a member of the Executive Subcommittee of the Arbitration Committee.

B. Other Member-Nonmember Controversies. The provisions of Subsection A of the Regulation shall be applicable to the arbitration of member-nonmember controversies, as well as to the arbitration of customers' claims and grievances.

C. Other Controversies. In the case of controversies between members, or in the event that a customer or nonmember party does not elect a Mixed Panel as outlined in Subsections A and B of this Regulation, the arbitration panel shall consist of five (5) Arbitrators, to be selected from the Arbitration Committee in a manner to be established by the Committee, with at least one Arbitrator to be selected from each category described in Regulation 610.01. Each panel shall be chaired by a member of the Executive Subcommittee of the Arbitration Committee.

D. Executive Subcommittee of the Arbitration Committee. For the purpose of this Regulation 620.02, the Executive Subcommittee of the Arbitration Committee shall consist of one Chairman, one Vice Chairman and three other members, all of whom have been appointed by the Chairman of the Board with the approval of the Board of Directors. One member of the Subcommittee must be principally engaged as a floor trader, one member must be principally engaged as a floor broker, one member must be affiliated with a brokerage firm, and one member must be affiliated with a commercial firm. The Chairman of the Subcommittee may come from any of the four categories cited in the preceding sentence. (11/01/97)

620.03 Special Arbitrators - Where the controversy is of a highly technical nature, if the parties desire, they may arrange between themselves for one or more Special Arbitrators to be convened by the Administrator, in which event such Special Arbitrator or Special Arbitrators shall proceed in accordance with the provisions of this Chapter. (08/01/94)

620.04 Time Limit for Filing Customers' Claims and Grievances - The Arbitration Committee and Mixed Panels constituted pursuant to Regulation 620.02 do not have jurisdiction to arbitrate customers' claims and grievance which are filed more than one year after the date of the transaction giving rise to the claim or controversy. (08/01/94)

620.05 Time Limit for Filing Claims in Member/Agricultural Regular Firm Controversies - The Arbitration Committee does not have jurisdiction to arbitrate controversies between members and agricultural regular firms which are filed more than one year after the date of the events giving rise to the claim or controversy. (08/01/94)

Ch6 D. Procedure

630.01  Pleadings

A. Form of Pleadings. Pleadings shall be sufficient if they contain information which reasonably informs the other party of the nature of the claim, counterclaim, or defense. The amount of the claim or counterclaim shall be stated where possible. Provided, however, in any controversy submitted between non-members (parties who are neither customers nor members) and members or their employees, the parties shall be deemed to have agreed between themselves that no award upon a claim or counterclaim shall exceed $50,000.

B. Notice. The Administrator shall deliver or mail copies of all pleadings to the parties as soon as practicable.

C. Answer and Counterclaim. The respondent shall have ten (10) business days from receipt of the Statement of Claim in which to file an answer and counterclaim, if any, with the Administrator. If the respondent does not file an answer and counterclaim, if any, within the time prescribed, the respondent will be deemed to have denied the claim and to have waived any counterclaim. The Administrator, in his discretion, may extend the filing period upon request of the respondent.

D. Reply. The claimant shall be given the same opportunity to reply to any counterclaim as was given the respondent to answer. (08/01/94)

630.02 Third Party Actions - In an arbitration between members pursuant to the provisions of Regulation 620.01(A).

1. A party may bring in a third party member against whom a claim is asserted arising out of or in connection with transactions referred to in the pleadings.

2. A member may, in the discretion of the Arbitrators, intervene in a pending arbitration proceeding and become a party if the Arbitrators are satisfied that the claim which he asserts against either or both of the parties arises out of or in connection with the transactions referred to in the pleadings.

3. The procedures to be followed in any third party action shall be determined by the Arbitrators. (08/01/94)

630.03 Cross Claims - In an arbitration between members pursuant to the provisions of Regulation 620.01(A), parties shall have the right to assert cross claims. (08/01/94)

630.04 Representation by Attorney - A party is not required to be represented by an attorney; however, he has the right to be represented by an attorney at his own expense if he so chooses. A party who is represented by an attorney shall so notify the Administrator and shall furnish to him the attorney's name and address. Subsequent papers in the proceeding may be delivered or mailed to the party through his attorney. The arbitrators may award a party all or any portion of the party's reasonable attorneys fees and expenses incurred as a result of another party's frivolous claim or defense. The party so awarded shall submit an affidavit, detailing his attorney fees and expenses, to the Administrator with notice to the opposing party. (08/01/96)

630.05 Time and Place for Hearing - The Administrator shall set a date for the hearing after all pleadings have been filed, and shall notify the parties at least five (5) business days in advance of the time and place, with a copy of the notification to the Arbitrators. All hearings shall be held in the City of Chicago, State of Illinois. If it is determined by the Administrator that it is necessary, for any reason, to postpone the time of hearing, he shall notify the parties. When a new date for hearing is set, the parties shall be notified as soon as practicable and no less than five (5) business days before the hearing unless the time limit is waived. (08/01/94)

630.06 Witnesses, Subpoenas, Depositions - Arbitrators and parties shall have such powers in regard to compelling attendance of witnesses or the production of documents or things, or the taking of depositions, as are provided in the Uniform Arbitration Act of Illinois. (08/01/94)

630.07 Oath of Arbitrators - All Arbitrators shall be sworn faithfully and fairly to hear, examine, and determine all controversies and to make awards according to the best of their understanding. Such oath may be administered by any person authorized to administer oaths. (08/01/94)

                               Ch6 D. Procedure
                               ----------------

630.08  Hearing Procedures

A. The Arbitrators may allow stipulations and establish such other procedures as may simplify the issues and expedite the hearing. The Arbitrators may hear and determine the controversy upon the evidence produced, notwithstanding the failure of a party duly notified to appear or to present evidence.

B. Each of the parties or his attorney shall be permitted to make an opening statement; present witnesses and evidence material to the controversy; cross-examine witnesses, including parties to the arbitration; and present closing arguments orally or in writing as may be determined at the hearing by the Arbitrators. The Arbitrators shall not be bound by formal rules of evidence. The Arbitrators shall receive and consider the evidence of witnesses by affidavit, but shall give it only such weight as they deem it entitled to after consideration of any objections made to its submission. All testimony shall be taken under oath or affirmation. The hearing shall be formally declared closed by the Arbitrators. Such hearings may, however, in the discretion of the Arbitrators, be reopened at any time prior to the making of an award.

C. The Arbitrators may, when they deem it appropriate, record the proceedings in whatever manner they determine. Any party may require the proceedings to be transcribed if he agrees to pay the actual cost of such transcription. The Administrator shall make the necessary arrangements for the taking of a stenographic record whenever such record is requested. (08/01/94)

630.09 Amendments To Pleadings - At any time before the hearings are declared closed, any party may move to amend his pleadings to conform to the evidence and, if the Arbitrators shall permit the amendment, the case shall be determined on the amended pleadings. (08/01/94)

630.10 Adjournments - The Arbitrators may adjourn the hearings from time to time upon the application of either party for good cause or at their own instance. (08/01/94)

630.11 Notice and Communications - Notices shall be given to the parties by the Administrator or otherwise as the Arbitrators may direct. (08/01/94)

630.12  Arbitration Procedures For Claims Under $2,500

A. Where claims of the parties including counterclaims, if any, are under $2,500 in the aggregate, the dispute shall be resolved by the Arbitrators solely upon the pleadings and documentary evidence filed by the parties. A party shall have the right to take the deposition of any other party in the manner and upon terms designated by the Arbitrators.

B. Notwithstanding the provisions of this Regulation, the Arbitrators may request the submission of further evidence in the proceedings, and the Arbitrators may, by a majority vote, call and conduct a hearing if such is deemed to be necessary. (08/01/94)

630.13  Rulings and Awards

A.  All rulings and awards shall be by a majority vote of the Arbitrators.

B. The award shall be in writing and signed by the Arbitrators joining in the award. Such award shall be promptly rendered according to the Rules and Regulations of the Association and the laws of the land, and the award shall be final. The Arbitrators shall file the award with the Administrator and the Administrator shall deliver or mail a copy to each party.

C. Failure to comply with an order or award of the Arbitration Committee or to pay the full amount of the award to the Exchange as escrow agent within thirty (30) days of notice of the order or award shall be deemed to be a failure to perform an Exchange contract in accordance with Rule 278.00

    The amount of the award placed in escrow with the Exchange plus accrued interest shall be released to the prevailing party ninety-one days after notice of the award is issued unless a timely motion to vacate, modify or correct the award has been filed with a court of competent jurisdiction, in which case the amount shall continue to be held by the Exchange and together with accrued interest shall be disbursed upon the entry of and in accordance with a final order disposing of such motion. (08/01/94)

630.14 Change of Award - On application of a party to the Arbitrators, the Arbitrators may modify or correct the award in accordance with the Uniform Arbitration Act of Illinois. (08/01/94)

Ch6 E. Miscellaneous Provisions

640.01 Fees and Expenses - A schedule of arbitration fees shall be established from time to time by the Arbitration Committee, with the approval of the Board. The Arbitrators, in the award, shall fix expenses and assess fees, in accordance with the Committee's schedule, in whatever manner they deem appropriate, provided that incremental costs associated with the selection of a Mixed Panel by a customer shall be borne by the member regardless of the outcome of the arbitration unless the arbitrators shall determine that the customer acted in bad faith in initiating, or participating in, the arbitration proceeding. Parties shall be notified prior to the submission of a claim of the nature and amount of fees and expenses which may be assessed against the parties to the extent that the amount of such fees and expenses may be determined prior to submission and hearing of the claim. (08/01/94)

640.02 Ex Parte Contacts - Parties are prohibited from making ex parte contacts with any Arbitrator hearing an arbitration between the parties. (08/01/94)

640.03 Holdover Arbitrators - Whenever the Arbitrators have begun to hear or review evidence and argument in any arbitration proceeding, and the term of one or more of the Arbitrators expires, such Arbitrator or Arbitrators shall continue in office until the arbitration proceeding has ended. A holdover member shall not participate in any other Committee business, nor shall his continuation in office impair the appointment of his successor or his successor's right to participate in all other Committee business. (08/01/94)

640.04 Power to Decline Jurisdiction - Arbitrators may decline jurisdiction in any case, except as provided by law. The Arbitrators may, at any time during the proceeding, except as provided by law, and shall, upon the joint request of the parties, dismiss the proceeding. (08/01/94)

640.05 Compliance With Applicable Laws - The Regulations of this Chapter shall be so construed as to comply with applicable mandatory provisions of the Commodity Exchange Act (including Regulations thereunder) and all mandatory provisions of the Uniform Arbitration Act of Illinois and, where in conflict with the mandatory provisions of such Act or Acts, the Acts shall prevail. However, these Regulations, being an integral part of all agreements for the arbitration of disputes pursuant hereto, shall supersede all provisions of the Acts which are waivable by agreement. (08/01/94)

==================================================================================
Chapter 7
Clearing
==================================================================================
     Ch7 Clearing ............................................................ 702
          700.00  Settlement by Clearance..................................... 702
          701.00  Clearing Services........................................... 702
          701.01  Transfer of Open Positions to Clearing Services Provider.... 702
          703.00  Clearing Membership......................................... 702
          703.00A Office Location and Operation............................... 703
          704.00  Substitution................................................ 703
          705.00  Offsets..................................................... 704
          705.01  Reporting (Margins)......................................... 704
          705.02  Reporting (Offsets)......................................... 704
          706.00  Trades for Customers........................................ 704

================================================================================
Chapter 7
Clearing
================================================================================

Ch7 Clearing

700.00 Settlement by Clearance - All contracts, including contracts made by members upon behalf of non-members, shall be cleared through the Clearing Services Provider selected by the Exchange, and all such contracts shall be subject to those rules, policies, and procedures of such Clearing Services Provider that are specified by the relevant Clearing Services Agreement, or are otherwise specified by the Exchange. 310 (01/01/04)

701.00 Clearing Services - The Exchange may discontinue the clearance of futures and options contracts through a particular Clearing Services Provider, and select and substitute another Clearing Services Provider or method of clearance. 311 (01/01/04)

701.01 Transfer of Open Positions to Clearing Services Provider - Each clearing member shall comply in all respects with any statement of policy or other notice issued by the Exchange relating to the procedures and processes that must be followed to effectuate the transfer of open positions to any Clearing Services Provider. (08/01/03)

703.00 Clearing Membership - The Clearing Services Provider may prescribe the qualifications of CBOT Clearing Members that may be admitted as Special Clearing Members of the Clearing Services Provider, subject to the provisions of the relevant Clearing Services Agreement. However, no person, corporation, limited liability company, partnership, or any other type of eligible business organization (hereinafter collectively referred to as "Eligible Business Organization") shall become a CBOT Clearing Member until approved by the Exchange, subject to the following conditions:
(a) No Eligible Business Organization shall become CBOT Clearing Member for the purpose of clearing trades for others unless two Full Memberships have been registered on behalf of the firm pursuant to Rule 230.00. Such memberships may be held in the name of any principal or employee of the Eligible Business Organization.

(b) A Sole Proprietor may be a CBOT Clearing Member provided that he clears trades exclusively for his own account.

(c) No Eligible Business Organization may be a CBOT Clearing Member for the purpose of clearing its own trades exclusively unless one Full Membership has been registered on behalf of the firm pursuant to Rule 230.00. Such membership may be held in the name of any principal or employee of the Eligible Business Organization.

(d) A lawfully formed and conducted cooperative association of producers having adequate financial responsibility and which is engaged in any cash commodity business, may become a CBOT Clearing Member provided it meets the registration requirements for Eligible Business Organizations as set forth in this Rule.

(e) A member firm which is also a clearing member firm of the Exchange, or a managerial employee of such firm, shall not be prohibited from owning, controlling, or being a shareholder, member or limited partner in one other clearing member firm provided that when both clearing members are corporations, the second clearing member is a 100% wholly owned subsidiary of the first clearing member corporation and further provided that each clearing member must, in its own right, meet all the conditions and requirements contained in this chapter.

(f) An Eligible Business Organization which is not a clearing member of this Exchange shall not be prohibited from owning and controlling two clearing members, provided that each of the two clearing members is a 100% wholly-owned subsidiary of the Eligible Business Organization and provided that each of the two clearing members meets all of the conditions and requirements contained in this chapter in its own right. (01/01/04)

703.00A   Office Location and Operation - A CBOT Clearing Member must operate under the direct supervision of the Sole Proprietor, if it is a Sole Proprietorship, or of a member in good standing having full authority to transact business with the Exchange and the Clearing Services Provider, for and on behalf of the Clearing Member, including entering into Exchange and members' contracts, if it is an Eligible Business Organization.

Back-office operations may be located outside Chicago provided the Clearing Member, or applicant for clearing membership, meets any systems requirements, documentation and/or agreements as prescribed by the Exchange and the Clearing Services Provider, in order to ensure that the Clearing Member/applicant will be able to comply with the Exchange's and the Clearing Services Provider's rules, policies and procedures 31R (01/01/04)

                              Ch7 Clearing House
                              ------------------



704.00 Substitution - Where a future delivery contract is cleared through the Clearing Services Provider,

                              Ch7 Clearing House
                              ------------------

the Clearing Services Provider House shall be deemed substituted as seller to the buyer, and shall also be deemed substituted as buyer to the seller, and thereupon the Clearing House shall have all of the rights and be subject to all of the liabilities of the original parties with respect to such contract. 314 (01/01/04)

705.00 Offsets - Where a Clearing Member buys and sells the same commodity for the same delivery, and such contracts are cleared through the Clearing Services Provider, the purchases and sales shall be offset to the extent of their equality, and the Clearing Member shall be deemed a buyer from the Clearing Services Provider House to the extent that his purchases exceed his sales, or a seller to the Clearing Services Provider to the extent that his sales exceed his purchases. 315 (01/01/04)

705.01 Reporting (Margins) - A bona fide hedger, in financial instruments, may report positions to the Clearing Services Provider on a gross basis provided appropriate margins are paid during the delivery month, on the gross positions reported, as required by Regulation 431.02. (18) (01/01/04)


705.02 Reporting (Offsets) - A bona fide hedger, in financial instruments, reporting consistently on a gross basis under Regulation 705.01 shall, during a delivery month settle gross positions only by offsetting such positions through trades in the pit. During non-delivery months, and not later than three days prior to the first day of the delivery month, gross positions may be offset as provided for in the Rules of the Exchange. (11/01/03)


706.00 Trades for Customers - Where a Clearing Member makes a futures or options trade for a customer (member or non-member) and the trade is cleared through the Clearing Services Provider, the Clearing Services Provider becomes the principal who is liable to the customer and to whom the customer is liable, subject to the following: (a) the trade shall remain subject to the rules, policies and procedures of the Exchange and, as applicable, the Clearing Services Provider; (b) the trade may be offset against other trades of the Clearing Member as provided in Rule 705.00; (c) if the trade is not offset and the Clearing Member being a seller, tenders a delivery notice to the Clearing Services Provider, the Clearing Member to whom such delivery is assigned shall thereupon be substituted as buyer in lieu of the Clearing Services Provider; (d) if the trade is not offset, and the Clearing Member, being a buyer, is assigned a delivery, the seller whose delivery is thus assigned shall thereupon be substituted as seller in lieu of the Clearing Services Provider; (e) if the trade is offset, the Clearing Services Provider shall be discharged, and the Clearing Member itself shall be substituted for the Clearing Services Provider as principal. For the purpose of this Rule, the first trades made shall be deemed the first trades offset. 316 (01/01/04)

================================================================================
Chapter 9
Definitions
================================================================================
     Ch9 Definitions.................................................... 903
          901.00  Authority............................................. 903
          902.00  And................................................... 903
          903.00  Association........................................... 903
          903.01  Association........................................... 903
          904.00  Board................................................. 903
          905.00  Bulletin Board........................................ 903
          906.00  Business Day.......................................... 903
          906.03  Regular Trading Hours ("RTH")......................... 903
          906.04  Trading Day........................................... 903
          906.05  Trading Session....................................... 903
          906.06  e-cbot Trading Hours.................................. 903
          907.00  Cash Grain............................................ 903
          908.00  Cash Grain Broker..................................... 903
          909.00  Chicago District...................................... 903
          911.00  Clearing Services Provider............................ 903
          912.00  Clearing Member or CBOT Clearing Member............... 903
          913.00  Commission Merchant................................... 903
          914.00  Commodity............................................. 904
          915.01  DRT ("Disregard Tape" or "Not Held") Order............ 904
          915.02  All or None Order..................................... 903
          916.00  Exchange Contracts and Members' Contracts............. 904
          917.00  Floor Broker.......................................... 904
          918.00  Following Day, or other similar expression............ 904
          919.00  Future Delivery Contract.............................. 904
          920.00  Grain................................................. 904
          921.00  Grain to Arrive....................................... 904
          922.00  Holiday............................................... 904
          923.00  List.................................................. 904
          924.00  Member................................................ 904
          924.01  Membership on Committees.............................. 904
          925.00  Non-clearing Member................................... 905
          926.00  Non-member............................................ 905
          927.00  Notice................................................ 905
          928.00  On the Exchange, or on Change......................... 905
          929.00  Outside Points........................................ 905
          930.00  President............................................. 905
          931.00  Privilege of the Floor................................ 905
          932.00  Railroad Receipts..................................... 905
          933.00  Regulations........................................... 905
          934.00  Rules................................................. 905
          935.00  Secretary............................................. 905
          936.00  Security or Securities................................ 905
          937.00  Singular.............................................. 905
          939.00  Spot Grain............................................ 905
          940.00  Stop Order or Stop Loss Order......................... 905
          941.00  Board Order or Market If Touched Order................ 905
          942.00  Trade................................................. 905
          943.00  Transaction on Change................................. 906
          944.00  Treasurer............................................. 906
          945.00  Chairman of the Board................................. 906
          946.00  Financial Instrument Contract......................... 906

                                  Definitions
                                  -----------


          948.00  Volatility Quote...................................... 906
          949.01  e-cbot................................................ 906

================================================================================
Chapter 9
Definitions
================================================================================

Ch9 Definitions

901.00 Authority - Whenever used in these Rules and Regulations, unless the context otherwise requires, the following words and expressions shall be defined as follows: 1 (08/01/94)

902.00 And - May be construed as "or," and vice versa when the sense requires. 2 (08/01/94)

903.00    Association - The Board of Trade of the City of Chicago. 3 (08/01/94)

903.01 Association - The term "Association" as defined in Rule 903.00 shall include all wholly-owned subsidiaries of the Board of Trade of the City of Chicago. (08/01/94)

904.00 Board - The Directors, the Chairman of the Board, the Vice Chairman of the Board and the President. 4 (08/01/94)

905.00 Bulletin Board - The bulletin board in the Exchange Hall where notices are customarily posted. 5 (08/01/94)

906.00    Business Day - Days when the Association is open for business. 6
(08/01/94)

906.03 Regular Trading Hours ("RTH") - Those hours designated by the Board of Directors for trading during daytime hours by means of open outcry. (08/01/94)

906.04 Trading Day - (a) For agricultural contracts, each trading day (1) shall consist of two trading sessions, the e-cbot trading session and the Regular Daytime open outcry session, and (2) shall begin with the e-cbot trading session and end with the close of Regular Daytime open outcry session. (b) For contracts which are traded concurrently on e-cbot and by open outcry, the trading day (1) shall consist of two trading sessions, the e-cbot trading session and the Regular Daytime open outcry trading session, and (2) shall begin with the e-cbot trading session and end with the later of the close of the e-cbot trading session or the close of the Regular Daytime open outcry session.


Settlement prices will be derived from the close of the Regular Daytime open outcry session, except in the case of contracts which are traded exclusively on e-cbot. For contracts traded exclusively on e-cbot, settlement prices will be derived from the close of the e-cbot trading session. (09/01/00)

906.05 Trading Session - A trading session shall mean either the hours designated for e-cbot trading or the hours designated for regular daytime trading. (09/01/00)


906.06 e-cbot Trading Hours - Those hours designated by the Exchange for trading through the e-cbot system for particular contracts. (11/01/03)


907.00    Cash Grain - Spot grain and grain to arrive. 7 (08/01/94)

908.00 Cash Grain Broker - A member who negotiates purchases or sales of cash grain for a brokerage. 8 (08/01/94)

909.00 Chicago District - The Chicago District as now or hereafter defined in the joint railroad tariffs of the railroads entering Chicago. 9 (08/01/94)




911.00 Clearing Services Provider - The Chicago Mercantile Exchange, Inc. or any other entity with which the Exchange may enter into an agreement to provide clearing, settlement, or any related services. 11 (01/01/04)

912.00 Clearing Member or CBOT Clearing Member - An Exchange member or member firm that meets the Exchange's requirements to clear any futures or options listed for trading on the Exchange. (01/01/04)

913.00 Commission Merchant - A member who makes a trade, either for another member or for a non-member, but who makes the trade in his own name and becomes liable as principal as between himself and the other party to the trade. 13 (08/01/94)

                                  Definitions
                                  -----------

914.00 Commodity - Any commodity which may be dealt in under Rules or Regulations of the Association. 14 (08/01/94)

915.01 DRT ("Disregard Tape" or "Not Held") Order - An order giving the floor broker complete discretion over price and time in execution of a trade, including discretion to execute all, some or none of the order. It is understood the floor broker accepts such an order solely at the risk of the customer on a "not held" basis. (02/01/95)

915.02 All-or-None Order - An order to be executed only for its entire quantity at a single price and with a size at or above a predetermined threshold. (07/01/00)

916.00 Exchange Contracts and Members' Contracts - All contracts of members of the Association, or of firms or corporations registered under the Rules and Regulations, with other members of the Association, or firms or corporations registered under the Rules and Regulations, for the purchase or sale of commodities, or for the purchase, sale, borrowing, loaning, or hypothecation of securities, or for the borrowing, loaning or payment of money, whether occurring upon the floor of the Exchange or elsewhere, are members' contracts.


Exchange Contracts shall include all Members' Contracts:

(1) Made on the Exchange;

(2) Not made on the Exchange, unless made subject to the rules of another Exchange, or unless the parties thereto have expressly agreed that the same shall not be Exchange Contracts.


The provisions of the Rules and Regulations of the Association shall be part of the terms and conditions of all Exchange Contracts and all such contracts shall be subject to the exercise by the Board, the Standing Committees, and the Clearing Services Provider of the powers in respect thereto, vested in them by the Rules and Regulations. And all such contracts shall be subject to all Rules or Regulations subsequently adopted, where such Rules or Regulations are expressly made applicable to existing contracts. 16 (01/01/04)


917.00 Floor Broker - A member who makes contracts for the account of other members. 17 (08/01/94)

918.00 Following Day, or other similar expression - The following business day. 18 (08/01/94)

919.00 Future Delivery Contract - A contract made on Change for the purchase or sale of any commodity for delivery in the future pursuant to the Rules and Regulations. (08/01/94)

920.00 Grain - Wheat, corn, oats, rye, barley, flaxseed, soybeans and grain sorghum. 20 (08/01/94)

921.00 Grain to Arrive - Grain originating at outside points for shipment to or shipped to the Chicago District, subject to Chicago Board of Trade weights or Chicago inspection. 21 (08/01/94)

922.00 Holiday - Any day declared to be a holiday by Regulation or Resolution adopted by the Board of Directors of this Association. 22 (08/01/94)

923.00 List - The list of securities admitted to dealings on the Exchange. 23 (08/01/94)

924.00    Member - A member of the Association. 24 (08/01/94)

924.01 Membership on Committees - The term "member", as used throughout these Rules and Regulations for eligibility for membership on Standing or Special Committees, shall include only those members who hold a Full or Associate Membership.

Delegates of Full or Associate Memberships who do not hold in their own name a Full or Associate Membership are eligible to serve as full voting members on any Standing or Special Committee of the Association, unless otherwise specified in these Rules and Regulations, except for the following Committees:

Appellate; Arbitration; Business Conduct; Executive; Finance; Financial Compliance; Floor Broker; Floor Conduct; Floor Governors; Hearing; Strategy; Membership; Nominating; Regulatory Compliance; Audit; and Human Resources.

                                  Definitions
                                  -----------

The Chairman of the Board, or the Board, may appoint any such delegate to a Special or Ad Hoc Committee if that delegate has unique and valuable expertise to offer to that Committee. However, if any such Special or Ad Hoc Committee shall later be determined to be a Standing Committee, the eligibility of any such delegate as a full voting member on that Committee shall be referred to the Regulatory Compliance Committee.

None of the foregoing shall prohibit the Chairman of the Board, or the Board, from appointing such delegates as non-voting advisors to any committee. (02/01/99)

924.02 Status of GIMs, IDEMs and COMs - The holder of GIM, IDEM and COM membership Interests are, and shall be deemed to be, "members" of the Board of Trade of the City of Chicago, Inc. for purposes of the Delaware General Corporation Law, as amended from time to time. (04/01/01)

925.00 Non-clearing Member - A member of the Association who does not clear trades in his own name. 25 (08/01/94)

926.00    Non-member - A non-member of the Association. 26 (08/01/94)

927.00 Notice - A notice in writing served personally upon the person to be notified, or left at his usual place of business during business hours, or mailed by registered mail to his residence. 27 (08/01/94)

928.00 On the Exchange, or on Change - In the Exchange Halls or through Exchange facilities including an approved automated order entry facility during trading hours on business days. 28 (08/01/94)

929.00    Outside Points - Points outside of the Chicago District. 29 (08/01/94)

930.00    President - The Chief Executive Officer of the Association. 30
(08/01/94)

931.00 Privilege of the Floor - The privilege of coming on the floor of the Exchange. 31 (08/01/94)

932.00 Railroad Receipts - Bills of lading, or railroad receipts therefor, or switching receipts. 32 (08/01/94)

933.00 Regulations - The Regulations of the Association adopted by the Board or a Committee designated pursuant to Rule 132.00 to promulgate regulations. 33 (08/01/94)

934.00    Rules - The Rules of the Association adopted by the membership.

In all such expressions as "under the Rules," "according to the Rules:" or "subject to the Rules," the word "Rules" shall mean the Charter, Rules, and Regulations of the Association and all amendments thereto. 34 (08/01/94)

935.00    Secretary - The Secretary of the Association. 35 (08/01/94)

936.00 Security or Securities - Stocks, Bonds, Notes, Certificates of Deposit or Participation, Trust Receipts, Rights, Warrants, and other similar instruments. 36 (08/01/94)

937.00 Singular - Shall import the plural, and vice versa, when the sense requires. 37 (08/01/94)

939.00 Spot Grain - Grain located in the Chicago District subject to sale for immediate delivery. 39 (08/01/94)

940.00 Stop Order or Stop Loss Order - An order to buy or sell when the market reaches a specified point. A stop order to buy becomes a market order when the commodity or security sells (or is bid) at or above the stop price. A stop order to sell becomes a market order when the commodity or security sells (or is offered) at or below the stop price. 40 (08/01/94)

941.00 Board Order or Market If Touched Order - An order to buy or sell when the market reaches a specified point. A board order, or a market if touched order to buy becomes a market order when the commodity or security sells (or is offered) at or below the order price. A board order or a market if touched order to sell becomes a market order when the commodity or security sells (or is bid) at or above the order price. 40A (08/01/94)

942.00 Trade - Transaction on change executed in the Exchange Halls or through Exchange facilities including an approved automated order entry facility. 41 (08/01/94)

                                  Definitions
                                  -----------

943.00 Transaction on Change - Any purchase or sale of any commodity or security in the Exchange Halls or through Exchange facilities including an approved automated order entry facility system during trading hours on business days. 42 (08/01/94)

944.00    Treasurer - The Treasurer of the Association. 43 (08/01/94)

945.00 Chairman of the Board - The presiding officer of the Board of Directors. 29A (08/01/94)

946.00 Financial Instrument Contract - Financial Instrument Contract means any contract in respect to Mortgage Backed Certificates Guaranteed by the Government National Mortgage Association, obligation of the United States or other public agencies, private commercial paper and any other instrument evidencing or securing a contribution, loan or borrowing of funds which may be designated as a Financial Instrument Contract by the Board of Directors. (08/01/94)

948.00 Volatility Quote - An alternative means of quoting options, or combinations involving options, by bidding or offering the implied volatility. Any transactions quoted in volatility terms will be translated into price terms for clearing purposes by means of a standard options model maintained and disseminated by the Exchange. (08/01/94)


949.01 e-cbot - e-cbot is a screen-based electronic trading system for trading futures and options on futures contracts and such other products as determined by the Exchange pursuant to Chapter 9B. (11/01/03)

================================================================================
*Chapter9B
e-cbot(R)
================================================================================

    Ch9B e-cbot(R) .........................................................................     902
          9B.01     Applicability of Rules .................................................     902
          9B.02     Hours ..................................................................     902
          9B.03     Products ...............................................................     902
          9B.04     Direct e-cbot Connection ...............................................     902
          9B.05     ITMs and Responsible Persons ...........................................     903
          9B.06     e-cbot User IDs ........................................................     903
          9B.07     e-cbot Access from the Trading Floor ...................................     903
          9B.08     Clearing Member Authorization ..........................................     903
          9B.09     e-cbot Opening .........................................................     904
          9B.10     e-cbot Orders ..........................................................     904
          9B.11     Order Entry ............................................................     905
          9B.12     Misuse of e-cbot .......................................................     905
          9B.13     Trading Against Customer Orders and Crossing Orders.....................     905
          9B.14     Good Faith Bids and Offers .............................................     906
          9B.15     Priority of Execution ..................................................     906
          9B.16     Disciplinary Procedures ................................................     906
          9B.17     Termination of e-cbot Connection .......................................     906
          9B.18     Records of Transactions Effected Through the e-cbot System .............     907
          9B.19     e-cbot Limitation of Liability .........................................     907
          9B.20     Disclosure Statement ...................................................     907
          9B.21     Error Trade Policy .....................................................     907


                                      901B

================================================================================
Chapter 9B

e-cbot(R)
================================================================================

Ch9B e-cbot(R)

9B.01 Applicability of Rules- The rules and regulations contained in this Chapter govern those Exchange contracts that are traded through the e-cbot system. To the extent that the provisions in this Chapter conflict with rules and regulations in other sections of this Rulebook, this Chapter supersedes such rules and regulations and governs the manner in which contracts are traded through the e-cbot system. Otherwise, contracts traded on the e-cbot system are fully subject to applicable general rules and regulations of the Exchange unless specifically and expressly excluded therefrom. (11/01/03)

9B.02 Hours- The Exchange shall determine the hours during which the e-cbot system shall operate for the trading of each contract or product; however, any agricultural contract or product shall be precluded from trading through the e-cbot system during those hours which are now or in the future designated for trading that contract or product by means of open outcry.

The following additional provisions shall apply with respect to agricultural contracts and agricultural products:

- The Exchange shall determine e-cbot trading hours only if such hours are between 6:00 p.m. and 6:00 a.m. (Chicago time).

- e-cbot trading hours outside of the 6:00 p.m. to 6:00 a.m. timeframe shall be subject to approval by membership ballot vote pursuant to the Charter of the Board of Trade of the City of Chicago, Inc., Exhibit A, Section 7. (11/01/03)

9B.03 Products- The Exchange shall determine the contracts and/or products which shall be listed through or listed on the e-cbot system, subject to the following restriction: Each existing and prospective agricultural futures and options contract shall be restricted from trading through or being listed on the e-cbot system unless approved by affirmative vote of a majority of votes cast in a vote of the membership pursuant to the Charter of the Board of Trade of the City of Chicago, Inc., Exhibit A., Section 7. (11/01/03)

9B.04 Direct e-cbot Connection- CBOT clearing member firms are eligible to obtain a direct e-cbot connection. Additionally, CBOT clearing member firms may authorize the extension of a direct e-cbot connection to non-clearing members and non-member customers or affiliates. Such authorizations shall be submitted by the Clearing Member to the Exchange in writing and signed by an authorized officer of the Clearing Member. The Clearing Member guarantees the financial obligations of each person or entity for which it has authorized a direct connection with respect to transactions executed under its Clearing Member Mnemonic; however, for give-out transactions, such guarantee is effective only until such time that the give-out transaction is accepted for clearing by another Clearing Member.

An authorized officer of the non-member for which a Clearing Member authorizes a direct connection must agree in writing that the non-member's use of the e-cbot system is governed by CBOT rules and regulations and that the non-member shall be subject to the jurisdiction of the CBOT.

With respect to each nonmember for whom the Clearing Member has authorized a direct connection, the Clearing Member must:

(a) Provide such non-member with information concerning the use of the e-cbot system and the rules and regulations of the Exchange.

(b) Assist the Exchange in any investigation into potential violations of Exchange rules and regulations or the Commodity Exchange Act. Such assistance must be timely and includes, but is not limited to, requiring the non-member to produce documents, to answer questions from the Exchange, and/or to appear in connection with the investigation.

(c) Suspend or terminate the non-member's e-cbot access if the Exchange determines that the actions of the non-member threaten the integrity or liquidity of any contract, violate any Exchange rules or regulations or the Commodity Exchange Act, or if the non-member fails to cooperate in an investigation. If a Clearing Member has actual or constructive notice of a violation of Exchange rules or regulations in connection with the use of the e-cbot system by a


                                      902B

                                 Ch9B e-cbot(R)
                                 --------------

non-member for which it has authorized a direct connection and the Clearing Member fails to take appropriate action, the Clearing Member may be found to have committed acts detrimental to the interest or welfare of the Exchange. (11/01/03)

9B.05 ITMs and Responsible Persons- Each person or entity that has a direct connection to e-cbot will request one or more Individual Trade Mnemonics (ITMs) as needed to accommodate the nature and volume of the person's or entity's business. A Responsible Person and one or more Backup Responsible Person(s) must be registered with the Exchange for each ITM. The Exchange, at its sole discretion, may limit the number of, or require additional ITMs and Responsible Persons.

A Responsible Person (or in his absence, the Backup Responsible Person) must be reachable via telephone by the Exchange at all times that any of the ITMs assigned to him are in use. A Responsible Person (or in his absence, his Backup Responsible Person) must:

(a) have the authority, at the Exchange's request, to modify or withdraw any order submitted under an ITM assigned to him; and

(b) immediately identify, at the Exchange's request, the source of any order submitted under an ITM assigned to him. (11/01/03)

9B.06 e-cbot User IDs- Each order entered through an ITM must contain an e-cbot User ID that identifies the participant who entered the order. Each member or non-member with a direct connection must utilize a client application that automatically populates the e-cbot User ID for every order based on the client application login.

Members, non-member employees and proprietary traders of a member or member firm, and non-member employees and proprietary traders of each non-member with a direct connection must have a unique, Exchange assigned, registered e-cbot User ID. Such participants shall be referred to as Registered Users. The e-cbot User ID for all other users need not be registered. Each member or non-member entity with a direct connection shall ensure the accuracy of a Registered User's registration information at all times.

A Registered User shall be subject to the rules of the Exchange, including, but not limited to, the rules of this Chapter and rules relating to order handling, trade practices and disciplinary proceedings. It shall be the duty of the entity or individual who employs the Registered User to supervise such user's compliance with Exchange rules and regulations, and any violation thereof by such Registered User may be considered a violation by the employer. (11/01/03)

9B.07 e-cbot Access from the Trading Floor- Individual members on the trading floor may directly enter e-cbot orders in such products as their membership category permits. Non-member employees of a member firm who do not maintain an associated person registration may enter e-cbot orders on a non-discretionary basis from terminals located within the member firm's booth space. A non-member employee of an individual member may enter non-discretionary e-cbot orders from within a pit solely for the account of his employing member. (11/01/03)

9B.08 Clearing Member Authorization-

(a) Primary Clearing Member - Each non-clearing member or non-member with a direct connection who enters transactions through the e-cbot system must obtain authorization from a Primary Clearing Member. The Primary Clearing Member shall guarantee and assume financial responsibility for all such transactions traded through e-cbot under its Clearing Member Mnemonic. The Primary Clearing Member shall be liable upon all such trades made by the non-clearing member or non-member and shall be a party to all disputes arising from such trades.

(b) Other Clearing Members - A non-clearing member or non-member with a direct connection may be authorized to enter transactions through the e-cbot system by one or more clearing members, in addition to its Primary Clearing Member, in accordance with the requirements of Rule 333.00, provided that written permission has been granted by its Primary Clearing Member. Such other clearing member shall be liable upon all e-cbot trades made by the non-clearing member or non-member under its Clearing Member Mnemonic and shall be a party to all disputes arising from such trades.

(c) Revocation of Clearing Authorization - A clearing member that provides e-cbot trading authorization to a non-clearing member or non-member may revoke such authorization


                                      903B

                                 Ch9B e-cbot(R)
                                 --------------

     without prior notice. Written notice of the revocation of clearing authorization shall be immediately provided to the Exchange, which shall thereby terminate such connection and cancel all orders of the non-clearing member or non-member in the e-cbot system under the revoking Clearing Member's Mnemonic. If the revocation is by the Primary Clearing Member, all e-cbot connections of the non-clearing member or non-member shall be terminated until another clearing member has designated itself as the Primary Clearing Member. Unless otherwise specified by the Primary Clearing Member, a member whose connection to e-cbot has been terminated shall not automatically be denied access to the Floor of the Exchange during Regular Trading Hours. (11/01/03)

9B.09 e-cbot Opening-

(a) During the Pre-Open period designated by the Exchange, traders may enter only Market on Open orders, Limit orders and GTC Limit orders for both outrights and strategies. Order modifiers are not permitted on orders entered during the Pre-Open.

(b) Immediately upon the Market Open, e-cbot will apply an uncrossing algorithm to calculate the price at which the maximum volume will be traded. All orders executed pursuant to the uncrossing algorithm will be executed at a price equal to or better than that at which they were entered. Market on Open orders are processed immediately after the uncrossing. The Exchange does not guarantee the execution of any order at the opening price. (11/O1/03)

9B.10  e-cbot Orders-

(a)  An e-cbot order may contain one of the following designations:

     (1) Market orders - Market orders are executed at the best price or prices available in the order book at the time the order is received until the order has been filled in it entirety. However, a market order will not trade outside of the dynamic price limits and any residual volume from an incomplete market order is canceled. Market orders are rejected if the market is not open.

     (2) Market on Open (MOO) orders - Market on open orders can only be submitted for futures products, including strategies. Such orders are accepted only during Pre-Open and are intended for execution at the opening market price. MOO orders will be executed by the Trading Host at the opening price calculated after the uncrossing of limit orders in the market when the market opens. If an opening price cannot be calculated for the market when it opens, all MOO orders will be automatically canceled. Any residual MOO orders that are not matched on the opening will be converted automatically to limit orders at the opening price.

     (3)Limit orders - Limit orders are orders to buy or sell a stated quantity at a specified price, or at a better price, if obtainable. Unless otherwise specified, any residual volume from an incomplete limit order is retained in the central order book until the end of the day unless it is withdrawn or executed.

     (4) Good-Till-Canceled Limit ("GTC") orders - GTC orders are eligible for execution for the current and all subsequent e-cbot trade sessions until executed, canceled or the expiry month expires. GTC orders can be given an expiry date and are valid until the end of trading on that date.

(b) The following order modifiers are permitted:

     (1) Minimum Volume - Minimum Volume orders are executed only if there is at least the designated minimum volume available at the stated price or better. If the designated minimum volume cannot be traded, the order is canceled. Any residual volume from a partially executed minimum volume order is retained in the central order book. A Minimum Volume modifier may be used with limit orders, GTC limit orders and market orders.

     (2) Complete Volume - Complete Volume orders are executed only if there is sufficient volume available, at the stated price or better, to execute the order in its entirety. If the order cannot be executed in its entirety, the entire order is canceled. A Complete Volume modifier may be used with limit orders and market orders.

     (3) Immediate & Cancel - Immediate and Cancel orders are executed against any existing orders at the stated price or better, up to the volume designated on the order. Any residual volume on the order is canceled. An Immediate and Cancel modifier may be used with limit


                                      904B

                                 Ch9B e-cbot(R)
                                 --------------
     orders.

(c)  Strategy Orders and Contingent Multiple Orders

     (1) Strategy Orders - e-cbot allows for the creation of recognized strategies, including delta neutral strategies, and for the submission of orders in such strategies.

     (2) Contingent Multiple Orders - A Contingent Multiple Order is an order that contains between two and eight component outright orders in up to two products. The permitted product pairs are pre-defined by the Exchange. Trading of any component order is contingent on all component orders being fully executed. Only one futures component is permitted if any component is an option. Each component order can be a limit order or a market order. (11/01/03)

9B.11 Order Entry-

(a) A member or Registered User who is registered as a floor broker or associated person, or in a comparable capacity under applicable law, may enter discretionary or non-discretionary orders on behalf of any account of a clearing member with the prior approval of the clearing member responsible to clear such orders.

(b) A member or Registered User who is not registered as a floor broker or associated person, or in a comparable capacity under applicable law, may enter non-discretionary orders on behalf of customers. Such member or Registered User may enter discretionary or non-discretionary orders for the account of his employer or for his own account provided he does not enter or handle customer orders.

(c) It shall be the duty of each member or Registered User to: (1) submit orders through the e-cbot system under his registered e-cbot User ID and (2) input for each order the correct CTI code and appropriate account designation. A suspense account may be used at the time of order entry provided that a contemporaneous written record of the order, with the correct account designation, is made, time-stamped and maintained in accordance with Regulation 9B.18, and provided that the correct account designation is entered into the clearing system prior to the end of the trading day.

(d) With respect to orders received by a member or Registered User which are immediately entered into the e-cbot system, no separate record need be made. However, if a member or Registered User receives an order that is not immediately entered into the e-cbot system, a record of the order including the order instructions, account designation, date, time of receipt and any other information that is required by the Exchange must be made. (11/01/03)

96.12 Misuse of e-cbot Misuse of the e-cbot system is strictly prohibited. It shall be deemed an act detrimental to the interest and welfare of the Exchange to either willfully or negligently engage in unauthorized access to e-cbot, to assist any individual in obtaining unauthorized access to e-cbot, to trade on the e-cbot system without the authorization of a clearing member, to alter the equipment associated with the system, to interfere with the operation of the system, to use or configure a component of the system in a manner which does not conform to the LIFFE Core Network Acceptable Use Policy set forth in Appendix 9B-1,to intercept or interfere with information provided on or through the system, or in any way to use the system in a manner contrary to the rules and regulations of the Exchange. (11/01/03)

9B.13 Trading Against Customer Orders and Crossing Orders -

(a) Trading Against Customer Orders - During an e-cbot trading session, a member or Registered User shall not knowingly cause to be entered or knowingly enter into a transaction in which he takes the opposite side of an order entered on behalf of a customer, for the member's or Registered User's own account or his employer's proprietary account unless the customer order has been entered immediately upon receipt and has first been exposed on the e-cbot platform for a minimum 5 seconds for outright futures contracts and a minimum of 15 seconds for strategies and options contracts. Such transactions that are unknowingly consummated shall not be considered to have violated this regulation.

(b) Crossing Orders - Independently initiated orders on opposite sides of the market for different beneficial account owners that are immediately executable against each other may be entered without delay provided that the orders did not involve pre-execution communications.

     Opposite orders for different beneficial accounts that are simultaneously placed by a party with


                                      905B

                                 Ch9B e-cbot(R)
                                 --------------

     discretion over both accounts may be entered provided that one order is exposed on the e-cbot platform for a minimum of 5 seconds for outright futures contracts and a minimum of 15 seconds for strategies and options contracts.

     An order allowing for price and/or time discretion, if not entered immediately upon receipt, may be knowingly entered opposite a second order entered by the same firm only if the second order has been entered immediately upon receipt and has been exposed on the e-cbot platform for a minimum of 5 seconds for outright futures contracts and a minimum of 15 seconds for strategies and options contracts.

(c) Pre-Execution Communications Prohibited

     (i) Pre-execution communications are communications between two market participants for the purpose of discerning interest in the execution of a transaction prior to the entry of an order on the e-cbot platform.

     (ii) Pre-execution communications and transactions arising from such communications are prohibited in all products during all hours except as otherwise provided by Regulation 331.05 "Block Trade Transactions". (09/01/04)

9B.14 Good Faith Bids and Offers - A member or Registered User shall not knowingly enter, or cause to be entered, bids or offers into the e-cbot system other than in good faith for the purpose of executing bona fide transactions. (11/01/03)

9B.15 Priority of Execution - Orders received by a member or Registered User shall be entered into the e-cbot system in the sequence received. Orders that cannot be immediately entered into e-cbot must be entered when the orders become executable in the sequence in which the orders were received. (11/01/03)

9B.16 Disciplinary Procedures - All access denials, suspensions, expulsions and other restrictions imposed upon a member or Registered User by the Exchange pursuant to disciplinary procedures contained in Chapters 2 and 5 of the Exchange's rules shall restrict with equal force and effect access to, and use of, the e-cbot system. (11/01/03)

9B.17 Termination of e-cbot Connection - The Exchange, at its sole discretion, shall have the right to summarily terminate the connection of any member or non-member, or the access of any ITM. Additionally, the Exchange, at its sole discretion, shall have the right to direct a member or non-


                                      906B

                                 Ch9B e-cbot(R)
                                 --------------


member with a direct connection to immediately terminate access to the e-cbot system of any user. (11/01/03)

9B.18 Records of Transactions Effected Through the e-cbot System -All written orders and any other original records pertaining to orders entered through the e-cbot system must be retained for five years. For orders entered into the e-cbot system immediately upon receipt, the data contained in the e-cbot system shall be deemed the original records of the transaction. (11/01/03)

9B.19 e-cbot Limitation of Liability - This Regulation sets forth the disclaimer of warranties and the limitation of liability that shall apply to any provision, use, performance, maintenance or malfunction of the LIFFE CONNECT(R) system for trading on e-cbot:

(1) Disclaimer of Warranties. The CBOT provides any licensed products, access to the interface, the equipment and the trading system "AS IS". Except as specifically provided in any Interface Sublicense and Connection Agreement, the CBOT makes no, and hereby disclaims all, warranties, conditions, undertakings, terms or representations, expressed or implied by statute, common law or otherwise, in relation to any licensed products, equipment or trading system or any part or parts of the same. The CBOT specifically disclaims all implied warranties of merchantability, fitness for a particular purpose and non-infringement. The CBOT further disclaims all warranties, implied or otherwise, relating to any third party materials.

(2)  Liability

     (i) General Limitation. Excluding a finding of gross negligence or willful misconduct, the CBOT, the agents, subcontractors and licensors of the CBOT, and the officers, directors, and employees of the CBOT, and its agents, subcontractors and licensors, shall have no liability, to any licensee or any other person, under any Interface Sublicense and Connection Agreement or in relation to the use, performance, maintenance, or malfunction of the equipment, any licensed products, or the trading system or any components thereof, for any losses, or other damage or injury, direct or indirect (including, but not limited to, consequential, incidental, and special damages and loss of profits, goodwill or contracts), which arising from negligence or breach of contract or otherwise, and whether or not such person (or any designee thereof) shall have been advised of or otherwise might have anticipated the possibility of such damages.

     (ii) Aggregate Liability. In the event the limitation under paragraph
          (b)(2)(i) above is found by a court of competent jurisdiction to be invalid, unlawful, or unenforceable, the entire aggregate liability of the CBOT, its agents, subcontractors and licensors, and the officers, directors, and employees of the CBOT and its agents, subcontractors and licensors under or in connection with any Interface Sublicense and Connection Agreement shall not exceed $10,000.

Notwithstanding any of the foregoing provisions, this Regulation shall in no way limit the applicability of any provision of the Commodity Exchange Act, as amended, and Regulations thereunder. (11/01/03)

9B.20 Disclosure Statement - No member or clearing member shall accept an order from, or on behalf of, a customer for entry into e-cbot, unless such customer is first provided with the Uniform Electronic Trading and Order Routing System Disclosure Statement developed by the National Futures Association. (11/01/03)

9B.21 Error Trade Policy - In order to ensure fair and orderly market conditions, the Exchange, or designated staff, may cancel a transaction in accordance with the Error Trade Policy detailed in Appendix 9B-2. (11/01/03)


                                      907B

================================================================================
Chapter 10
Grains
================================================================================


    Ch10 Trading Conditions................................................ 1003
      1004.00   Unit of Trading............................................ 1003
      1005.01A  Months Traded In........................................... 1003
      1006.00   Price Basis................................................ 1003
      1006.01   Price Basis................................................ 1003
      1007.00   Hours for Trading.......................................... 1003
      1007.01   The Opening and Closing of Oats Trading.................... 1004
      1007.02   Modified Closing Call...................................... 1004
      1008.01   Trading Limits............................................. 1005
      1008.01A  Trading Limits............................................. 1007
      1008.02   Trading Limit Corrections.................................. 1007
      1009.01   Last Day of Trading of Delivery Month...................... 1007
      1009.02   Last Day of Trading of Delivery Month-Corn and Soybeans.... 1007
      1010.01   Margins on Futures......................................... 1008
      1012.01   Position Limits............................................ 1008

    Ch10 Delivery Procedures............................................... 1009
      1035.00   Scope of Chapter........................................... 1009
      1036.00   Grade Differentials........................................ 1009
      1036.00A  Test Weight Designation for Oats........................... 1010
      1036.00C  Soybean Differentials...................................... 1010
      1036.01   Location Differentials..................................... 1010
      1038.00   Grades..................................................... 1011
      1038.01   United States Origin Only.................................. 1011
      1038.02   Deoxynivalenol (Vomitoxin) Limit in Wheat.................. 1011
      1041.00   Delivery Points............................................ 1011
      1041.01   Burns Harbor, Indiana Switching District................... 1011
      1042.00   Delivery of Commodities by Warehouse Receipts.............. 1011
      1042.01   Registration of Grain Warehouse Receipts................... 1012
      1043.01   Delivery of Corn and Soybeans by Shipping Certificates..... 1012
      1043.02   Registration of Corn and Soybean Shipping Certificates..... 1012
      1044.01   Certificate Format......................................... 1013
      1045.01   Lost or Destroyed Negotiable Warehouse Receipts ........... 1013
      1046.00   Date of Delivery........................................... 1014
      1046.00A  Location for Buying or Selling Delivery Instruments........ 1014
      1047.01   Delivery Notices........................................... 1014
      1048.01   Method of Delivery......................................... 1014
      1049.00   Time of Delivery, Payment, Form of Delivery Notice......... 1014
      1049.01   Time of Issuance of Delivery Notice........................ 1014
      1049.01B  Interpretation: Sellers' Obligation for Storage Charges.... 1015
      1049.02   Buyers' Report of Eligibility to Receive Delivery.......... 1015
      1049.03   Sellers' Invoices to Buyers................................ 1015
      1049.04   Transfer Obligations....................................... 1016
      1050.00   Duties of Members.......................................... 1016
      1050.01   Failure to Deliver ........................................ 1016
      1051.01   Office Deliveries Prohibited............................... 1016
      1052.00   Delivery of Grain in Cars (Chicago only)................... 1016
      1052.00A  Track Deliveries........................................... 1017
      1052.00B  Track Deliveries........................................... 1017
      1052.00C  Track Deliveries........................................... 1017
      1054.00   Failure to Accept Delivery................................. 1017


                                      1001

      1054.00A  Failure to Accept Delivery................................. 1018
      1054.01   Failure to Accept Delivery ................................ 1018
      1056.01   Storage Rates.............................................. 1018

    Ch10 Regularity of Warehouses.......................................... 1019
      1081.01   Regularity of Warehouses and Issuers of Shipping
                Certificates............................................... 1019
      1081.01A  Inspection................................................. 1031
      1081.01B  Billing When Grain is Loaded Out........................... 1031
      1081.01C  Car of Specified Capacity.................................. 1031
      1082.00   Insurance.................................................. 1031
      1082.00A  Insurance.................................................. 1031
      1083.00   Variation Allowed.......................................... 1031
      1083.01   Excess or Deficiency in Quantity........................... 1031
      1084.01   Revocation, Expiration or Withdrawal of Regularity......... 1032
      1085.01   Application for Declaration of Regularity.................. 1032
      1086.01   Federal Warehouses......................................... 1033


                                      1002

================================================================================
Chapter 10
Grains
================================================================================

Ch10 Trading Conditions

1004.00 Unit of Trading - On future delivery contracts calling for the delivery of commodities, delivery shall be made in the following quantities or multiples thereof:

Wheat, corn, oats and soybeans-5,000 bushels

Other commodities - Units of trading established by these Rules and Regulations

Each delivery of grain may be made up of various lots of grain of the various authorized grades situated in or for shipment from various eligible warehouses or shipping stations, provided that no lot delivered shall contain less than 5,000 bushels of any one grade in any one warehouse or shipping station. 290 (03/01/00)

1005.01A Months Traded In - Trading in wheat, corn and oats is regularly conducted in five different months - March, May, July, September and December but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange.


Trading in soybeans is regularly conducted in seven different months - January, March, May, July, August, September and November but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at one time shall be at the discretion of the Exchange.

Trading in Crude Soybean Oil and Soybean Meal is regularly conducted in eight different months - January, March, May, July, August, September, October and December but shall be permitted in the current delivery month plus any succeeding months. The number of months to be open at any one time shall be at the discretion of the Exchange. 30R (04/01/02)

1006.00 Price Basis - Future delivery contracts on grain shall be in multiples as set by the Board by Regulation. (09/01/94)

1006.01  Price Basis -

A.  Soybeans. The minimum fluctuation shall be 1/4 cent, including spreads.

B.  Corn. The minimum fluctuation shall be 1/4 cent, including spreads.

C.  Wheat. The minimum fluctuation shall be 1/4 cent, including spreads.

D.  Oats. The minimum fluctuation shall be 1/4 cent, including spreads.

Settlements are to be calculated to the nearest 1/4 cent. 1972  (09/01/94)

1007.00 Hours for Trading - Hours for trading for future delivery in grains, crude soybean oil and soybean meal shall be from 9:30 a.m. to 1:15 p.m. except that on the last day of trading in an expiring future the hours with respect to such futures shall be from 9:30 a.m. to 12 o'clock noon, subject to the provisions of the next succeeding paragraph of this Rule 1007.00.

On the last day of trading in an expiring future, a bell shall be rung at 12 o'clock noon designating the beginning of the close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute and quotations made during this time shall constitute the close. The above time constraints do not apply to options contracts which close by public call.

The hours may be shortened or the Exchange may be closed on any day or days pursuant to

                                      1003

                            Ch10 Trading Conditions
                            -----------------------

Regulation adopted by the Board.

Hours for trading for future delivery in other commodities shall be fixed by Regulation adopted by the Board.

No such trading shall take place except in the Exchange Hall or on Exchange facilities including an approved automated order entry facility during such hours as the Board shall designate. The Association shall conform to Chicago time. 252 (04/01/97)

1007.01 The Opening and Closing of Oats Trading - Trading for future delivery in Oats shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 1975 (08/01/96)




1007.02 Modified Closing Call - Immediately following the prescribed closing procedure for all futures contracts traded by open outcry, there shall be a two
(2) minute trading period (the "modified closing call"). (i) All trades which may occur during regularly prescribed trading hours may occur during the call at prices within the closing range; (ii) no new customer orders may be entered into the call unless such orders are for contracts that also are traded electronically during the call; (iii) cancellations may be entered into the call; (iv) stop, limit and other resting orders elected by prices during the close may be executed during the call; (v) individual members may execute or enter orders for their own accounts in the call; and (vi) member firms, and those entities which are wholly-owned by member firms, that wholly-own member firms, or that are wholly-owned by the same parent company(ies) as member firms, trading for such firms' or entities' own propietary accounts may initiate trades or enter orders into the call.

Unless otherwise specified by Exchange regulation or policy the daily settlement price for each contract shall be determined by the relevant Pit Committee at the close of Regular Trading Hours. The settlement price shall be determined by the Pit Committee based upon various factors including, but not limited to (a) the prices that traded during the close; (b) the volume traded at particular prices within the closing range; (c) bids and offers made during the close; (d) the prices at which spreads traded during the close; and (e) the settlement price(s) of related contracts. If the proposed settlement price differs from the midpoint of the closing range for a particular contract, the Pit Committee will document the basic for the deviation from the midpoint. Such documentation must be signed by two members of the Pit Committee. In all cases, however, the Exchange, in its capacity as a Derivatives Clearing Organization, reserves the right to make the final decision on settlement prices. (03/01/04)


                                      1004

                            Ch10 Trading Conditions



1008.01   Trading Limits -
A. Limits. Trading is prohibited during any Trading Day (as defined in Regulation 906.04) in futures contracts of commodities traded on this Exchange at a price or yield higher or lower than either:

     1. The settlement price or yield for such commodity on the previous business day, or

     2. The average of the opening range or the first trade during the first day of trading in a futures contract, or

     3. The price or yield established by the Exchange in an inactive future, plus or minus the following sums with respect to such commodities:

--------------------------------------------------------------------------------
Corn                                        $.20 per bushel - $1,000
--------------------------------------------------------------------------------
mini-sized corn                             $.20 per bushel - $200
--------------------------------------------------------------------------------
Oats                                        $.20 per bushel - $1,000
--------------------------------------------------------------------------------
Rough Rice                                  $.50 per hundredweight - $1,000
--------------------------------------------------------------------------------
Soybeans                                    $.50 per bushel - $2,500
--------------------------------------------------------------------------------
mini sized soybeans                         $.50 per bushel - $500
--------------------------------------------------------------------------------
Soybean Meal                                $20 per unit of trading - $2,000
--------------------------------------------------------------------------------
Soybean Oil (Crude)                         $.02 per unit of trading - $1,200
--------------------------------------------------------------------------------
Wheat                                       $.30 per bushel - $1,500
--------------------------------------------------------------------------------
mini-sized wheat                            $.30 per bushel - $300
--------------------------------------------------------------------------------

B. Current Month Exclusions. Limits shall not apply to trading in current month contracts on and after the second business day prior to the first day of the current month.

     Notwithstanding the foregoing, limits shall remain in effect for purposes of trading agricultural contracts on e-cbot.

     The provisions of Paragraph B do not apply to CBOT(R) Dow Jones(SM) Index futures, which will be governed solely by Paragraph D.

C. Limit Bid; Limit Sellers Definitions. The terms "close on the limit bid" or "close on the limit sellers" are defined as follows:

     Limit Bid. Restricted to a situation in which the market closes at an upward price limit on an unfilled bid. When a close is reported as a range of different prices, the last price quoted must be limit bid.

     Limit Sellers. Restricted to a situation in which the market closes at a downward price limit on an unfilled offer. When a close is reported as a range of different prices, the last price quoted must be a limit ask.


D. Daily Price Limits and Trading Halts for CBOT(R) Dow Jones Industrial and mini-sized Dow(SM) Index Futures. Daily price limits and trading halts of the CBOT(R) Dow Jones Industrial Average(SM) Index and CBOT(R) mini-sized Dow(SM) Index Futures contracts shall be coordinated with trading halts of the underlying stocks listed for trading in the primary securities market.


                                      1005

                            Ch10 Trading Conditions
                            -----------------------

     For purposes of this regulation, the primary futures contract shall be defined as the futures contract trading in the lead month configuration in the pit, or for those contracts only listed electronically, on the electronic trading system (ETS), and the Executive Committee or its designee shall have the responsibility of determining whether the primary futures contract is limit bid or offered.

     For the first day of trading in a newly listed contract, there will be an implied previous business day's settlement price, created by the Exchange for the sole purpose of establishing price limits. The implied settlement price will be created by extrapolating the annualized percentage carry between the two contract months immediately prior to the newly listed contract.

     Price Limits: There shall be three successive price limits for each index, Level 1, Level 2, and Level 3, below the settlement price of the preceding regular trading session. Levels 1, 2, and 3 shall be calculated at the beginning of each calendar quarter, using the average daily closing value of each index for the calendar month prior to the beginning of the quarter. Level 1 shall be 10% of such average closing value calculation; Level 2 shall be 20% of such average closing value calculation; Level 3 shall be 30% of such average closing value calculation. For the Dow Jones Industrial Average/sm/, each Level shall be rounded to the nearest fifty points. The values of Levels 1, 2 and 3 shall remain in effect until the next calculation.



     Price Limits and Trading Halts During Regular Trading Hours: The following price limits and trading halts shall apply to open outcry and electronic trading during the Exchange's regular trading hours. For purposes of this Regulation, "regular trading hours" are defined CBOT for all Dow Jones stock index contracts to begin with the time of the open for open outcry trading in Dow Jones Industrial Average contracts, and to end with the later of the time of the close of open outcry trading, or the conclusion of any daytime electronic trading session that is part of the same trading day.


     (a)  Level 1:

     Except as provided below, the Level 1 price limit shall be in effect until a trading halt has been declared in the primary securities market, trading in the primary securities market has resumed, and fifty percent (50%) of the stocks underlying the DJIA/SM/ Index (selected according to capitalization weights) have reopened. The Level 2 price limit shall apply for all CBOT Dow Jones stock index contracts to such reopening.

     Until 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the trading halt shall be a one-hour trading halt. Between 1:00 p.m. and 1:30 p.m. Chicago time (2:00 p.m. and 2:30 p.m. Eastern time), the trading halt shall be a one-half hour trading halt.

     The Level 1 price limit shall not apply after 1:30 p.m. Chicago time (2:30 p.m. Eastern time). If the futures contract is limit offered at the Level 1 price limit and a trading halt has not been declared in the primary securities market, the Level 1 price limit shall be lifted and the Level 2 price limit shall apply thereafter.

     (b)  Level 2:

     Except as provided below, the Level 2 price limit shall be in effect until a trading halt has been declared in the primary securities market, trading in the primary securities market has resumed, and fifty percent (50%) of the stocks underlying the DJIASM Index (selected according to capitalization weights) have reopened. The Level 3 price limit shall apply for all CBOT Dow Jones stock index contracts to such reopening.

     Until 12:00 noon Chicago time (1:00 p.m. Eastern time), the trading halt shall be a two-hour trading halt. Between 12:00 noon and 1:00 p.m. Chicago time (1:00 p.m. and 2:00 p.m. Eastern time), the trading halt shall be a one-hour trading halt. After 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the trading halt declared in the primary securities market will remain in place for the rest of the primary securities market trading day.

     (c)  Level 3:


     The Level 3 price limit shall be in effect during all regular trading hours.


     Trading Halts: If the primary futures contract for the DJIA/sm/ is limit offered at either the Level 1 or Level 2 price limit as described above and there is a trading halt declared in the primary securities market, trading shall be halted for all Dow Jones/sm/ Index futures contracts that have reached their respective price limits. In the event that trading in the primary securities market resumes after a trading halt, trading in each of the Dow Jones/SM/ Index futures contracts (that have halted) shall resume only after fifty percent (50%) of the stocks underlying the DJIA/SM/ Index (selected according to capitalization weights) have reopened. The next applicable price limit enumerated

                                      1006

                            Ch10 Trading Conditions
                            -----------------------

     above shall apply to the reopening indexes and to those indexes that had not reached their previous respective price limits during the period of the halt.

     If after 1:00 p.m. Chicago time (2:00 p.m. Eastern time), the primary futures contract for the DJIAsm is limit offered at the Level 2 price limit, or if the primary futures contract for the DJIAsm is limit offered at the Level 3 price limit at any time during regular trading hours, and the primary securities market declares a trading halt for the rest of its trading day, the Exchange will also declare a trading halt for the rest of its regular trading hours for all Dow Jonessm Index futures contracts that have reached their respective price limits.

     In the event that e-cbot trades occur through the price limits described above, any such trades may be busted with the approval of the Exchange.

     Price Limits During Non-Regular Trading Hours: When e-cbot is open for trading during non-regular trading hours, there shall be a price limit of 10% of the average daily closing value of the index for the calendar month prior to the beginning of the quarter. The value of this limit shall remain in effect until the next calculation. This price limit shall apply above or below the previous trading day's settlement price. (10/01/04)

1008.01A Trading Limits - The Crude Soybean Oil and Soybean Meal Committee has been asked to interpret the following sentence:

"These provisions (trading limits) shall not apply to trading in the current month on or after the first notice day thereof."

The question that arises is whether this means the first business day of the delivery month or the first notice day of the contract which would be the last business day of the previous month.

The Committee is of the opinion that it is the intention of the Regulations that the meaning of the sentence includes the first notice day which is the last business day of the month preceding the delivery month. 36R (09/01/94)

1008.02 Trading Limit Corrections - Daily trading limits determined pursuant to Regulation 1008.01A (1) may be corrected as specified in this regulation only in cases where the applicable settlement price is related to an erroneous closing price quotation.

Such a correction may be made:

- only to the level which would have been specified had the error not occurred; and

-  only if the error is identified prior to the next day's opening of trading.

Such a correction may be adopted by approvals of the relevant Pit Committee Chairman, or the Pit Committee Vice Chairman in the absence of the Pit Committee Chairman, and the Chairman or Vice Chairman of the Regulatory Compliance Committee within 15 minutes after the closing of the applicable futures contract or within 30 minutes after the closing of the applicable futures option contract. Thereafter, such a correction may be adopted by approval of the Regulatory Compliance Committee.

No such correction may be made after the next day's opening of trading.
(09/01/94)

1009.01 Last Day of Trading of Delivery Month - Wheat and Oats - No trades in wheat or oat futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the seventh business day following the last trading day.

(b) Liquidated by means for a bona fide exchange of futures for the actual cash commodity, or an over-the-counter transaction, no later than the sixth business day following the last trading day. (01/01/03)

1009.02  Last Day of Trading of Delivery Month-Corn and Soybeans   - No trades
in corn and

                                      1007

                            Ch10 Trading Conditions
                            -----------------------

soybean futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the second business day following the last trading day (tender on business day prior to delivery).

(b) Liquidated by means of a bona fide exchange of futures for the actual cash commodity, or an over-the-counter transaction, no later than the business day following the last trading day. 1832a (07/01/03)

1010.01  Margins on Futures - (See 431.03)  (09/01/94)

1012.01  Position Limits - (See 425.01)  (09/01/94)

                                      1008

Ch10 Delivery Procedures

1035.00 Scope of Chapter - Commodities bought or sold for future delivery under Exchange contracts shall be delivered and accepted in accordance with the provisions of this Chapter. Any Regulation or Ruling which is inconsistent with the requirements or procedures set forth in this Chapter 10 is hereby superseded by the Chapter to the extent of such inconsistency. 280 (09/01/94)

1036.00 Grade Differentials - Unless otherwise specified, contracts for the sale of wheat, corn, soybeans and oats shall be deemed to call for "contract" wheat, corn, soybeans and oats respectively. Upon such contracts, sellers, at their option, may deliver all or part of the following grades at the following price differentials, provided that lots of grain of any one grade must conform to the minimum lot requirements of Rule 1004.00:

                           WHEAT GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
     At 3c Premium                             At Contract Price
--------------------------------------------------------------------------------
 No. 1 Soft Red Winter                     No. 2 Soft Red Winter
--------------------------------------------------------------------------------
 No. 1 Hard Red Winter                     No. 2 Hard Red Winter
--------------------------------------------------------------------------------
 No. 1 Dark Northern Spring                No. 2 Dark Northern Spring
--------------------------------------------------------------------------------
 No. 1 Northern Spring                     No. 2 Northern Spring
--------------------------------------------------------------------------------

Wheat which contains moisture in excess of 13.5% is not deliverable.


                              CORN DIFFERENTIALS
--------------------------------------------------------------------------------
No. 1 Yellow Corn (maximum 15% moisture)          at 1 1/2 cents per bushel over
                                                  contract price.
--------------------------------------------------------------------------------
No. 2 Yellow Corn (maximum 15% moisture)          at contract price.
--------------------------------------------------------------------------------
No. 3 Yellow Corn (maximum 15% moisture)          at 1 1/2 cents per bushel
                                                  under contract price.
--------------------------------------------------------------------------------



                          SOYBEAN GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
U.S. No. 1 Yellow Soybeans (maximum 13% moisture)     at 6 cents per bushel over
                                                      contract price.
--------------------------------------------------------------------------------
U.S. No. 2 Yellow Soybeans (maximum 14% moisture)     at contract price.
--------------------------------------------------------------------------------
*U.S. No. 3 Yellow Soybeans (maximum 14% moisture)    at 6 cents per bushel
                                                      under contract price.
--------------------------------------------------------------------------------

* All factors equal to U.S. No. 2 grade or better (including test weight; splits; heat damage; brown, black and/or bicolored soybeans in yellow soybeans) except foreign material (maximum 3%).


                           OATS GRADE DIFFERENTIALS
--------------------------------------------------------------------------------
 No. 1 Extra Heavy Oats                     At 7 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 2 Extra Heavy Oats                     At 4 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 1 Heavy Oats                           At 3 cents per bushel over contract
                                            price.
--------------------------------------------------------------------------------
 No. 2 Heavy Oats                           At contract price.
--------------------------------------------------------------------------------
 No. 1 Oats                                 At contract price.
--------------------------------------------------------------------------------





                                      1009

                           Ch10 Delivery Procedures
                           ------------------------

--------------------------------------------------------------------------------
 No. 2 Oats (36 Ib. minimum test weight)        At 3 cents per bushel under
                                                contract price.
--------------------------------------------------------------------------------
 No. 2 Oats (34 Ib. minimum test weight)        At 6 cents per bushel under
                                                contract price.
--------------------------------------------------------------------------------


Bright Oats shall carry no additional premium or discount. Oats with more than 14% moisture are not deliverable. (03/01/00)

1036.00A Test Weight Designation for Oats - The Rules Committee has determined that, in the future, warehouse receipts of No. 2 Oats should carry the test weight designation on the face of the receipt. In connection with warehouse receipts currently outstanding which do not contain any such designation, it was determined that unless the designation "36 Ib. minimum test weight" appears on the face of the receipt, that the grade is considered to be 34 Ib. minimum test weight (6 cents per bushel under contract price). In consideration of any holder of outstanding Oat receipts that for some reason are "36 Ib. minimum test weight" and the receipt fails to reflect such, the holder can contact the Registrar's Office for updating the receipt. (09/01/94)

1036.00C Soybean Differentials - The Board has determined that in accordance with Rule 1036.00, No. 1 Yellow Soybeans which contain moisture in excess of 13% but not more than 14% are deliverable at par. (09/01/94)

1036.01   Location Differentials - Unless otherwise specified, contracts for the sale of wheat, corn, soybeans and oats shall be deemed to call for "contract" wheat, corn, soybeans and oats respectively. Upon such contracts, sellers, at their option, may deliver all or part at the following locations at the following price differentials, subject to the differentials for grade outlined in Rule 1036.00, provided that lots of grain of any one grade must conform to the minimum lot requirements of Rule 1004.00:

                         WHEAT LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00C, wheat in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Toledo, Ohio Switching District may be delivered in satisfaction of Wheat futures contracts at contract price, subject to the differentials for class and grade outlined above. Only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat in regular warehouses located within the St. Louis-East St. Louis and Alton Switching districts may be delivered in satisfaction of Wheat futures contracts at a premium of 10 cents per bushel over contract price, subject to the differentials for class and grade outlined above.

                          CORN LOCATION DIFFERENTIALS



(See Regulation C1036.01-Location Differentials for Corn futures contracts.)

                         SOYBEAN LOCATION DIFFERENTIALS


                                     1010

                           Ch10 Delivery Procedures
                           ------------------------

(See Regulation S1036.01-Location Differentials for Soybean futures contracts.)

                          OATS LOCATION DIFFERENTIALS

In accordance with the provisions of Rule 1041.00B, oats in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District, the Minneapolis, Minnesota Switching District, or the St. Paul, Minnesota Switching District may be delivered in satisfaction of Oats futures contracts at contract price, subject to the differentials for class and grade outlined above. (06/01/02)

1038.00 Grades - A contract for the sale of commodities for future delivery shall be performed on the basis of the grades officially promulgated by the Secretary of Agriculture as conforming to United States Standards at the time of making the contract. If no such United States grades shall have been officially promulgated, then such contract shall be performed on the basis of the grades established by the Department of Agriculture of the State of Illinois, or the standards established by the Rules and Regulations of the Association in force at the time of making the contract. 293 (09/01/94)

1038.01  United States Origin Only   - Effective September 1, 1992, a futures
contract for the sale of corn, soybeans or wheat shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1038.02 Deoxynivalenol (Vomitoxin) Limit in Wheat - Effective September 1, 1999, a taker of delivery of wheat shall have the option to request in writing load-out of wheat which contains no more than 5 (five) parts per million of deoxynivalenol (vomitoxin). At the taker's expense, a determination of the level of vomitoxin shall be made at the point of load-out by the Federal Grain Inspection Service or by a third party inspection service which is mutually agreeable to the maker and taker of delivery. (12/01/98)

1041.00  Delivery Points -

A.   Corn.

     See Rule C1041.00-Delivery Points for Corn futures contracts.

B. Oats. Oats in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Minneapolis, Minnesota or St. Paul, Minnesota Switching Districts may be delivered in satisfaction of oats futures contracts.

C. Wheat. Wheat in regular warehouses located within the Chicago Switching District, the Burns Harbor, Indiana Switching District or the Toledo, Ohio Switching District may be delivered in satisfaction of wheat futures contracts. Only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat in regular warehouses located within the St. Louis-East St. Louis and Alton Switching Districts may be delivered in satisfaction of Wheat futures.

D.   Soybeans.

     See Rule S1041.00-Delivery Points for Soybean futures contracts.
     (06/01/02)

1041.01 Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission. (09/01/94)

1042.00 Delivery of Commodities by Warehouse Receipts - Except as otherwise provided,

                                     1011

                           Ch10 Delivery Procedures
                           ------------------------

delivery of commodities shall be made by the delivery of registered warehouse receipts issued by warehousemen against stocks in warehouses which have been declared regular by the Regulatory Compliance Committee. The Regulatory Compliance Committee by Regulation may prescribe the conditions upon which warehouses and warehousemen may become regular except that in the case of federally licensed warehouses and warehousemen, the Regulatory Compliance Committee may impose only such reasonable requirements as to location, accessibility and suitability as may be imposed on other regular warehouses and warehousemen.

The Regulatory Compliance Committee by Regulation may prescribe conditions not inconsistent with the provisions of this Chapter upon which warehouse receipts issued by regular warehouses shall be deliverable. 281 (02/01/99)


1042.01 Registration of Grain Warehouse Receipts - In order to be valid for delivery against futures contracts, grain warehouse receipts must be registered with the official Registrar and in accordance with the requirements issued by the Registrar. Registration of Wheat and Oat warehouse receipts shall also be subject to the following requirements:

1. Warehousemen who are regular for delivery may register warehouse receipts at any time. If the warehouseman determines not to tender the warehouse receipt by 4:00 p.m. on the day it is registered, the warehouseman shall declare the receipt has been withdrawn but is to remain registered by transmitting to the Registrar the warehouse receipt number and the name and location of the warehouse facility. The holder of a registered receipt may cancel its registration at any time. A receipt which has been canceled may not be registered again.

2. Except in the case of delivery on the last delivery day of a delivery month, in which case the warehouse receipt must be registered before 1:00 p.m. on the last delivery day of the delivery month, the grain warehouse receipt must be registered before 4:00 p.m.on notice day, the business day prior to the day of delivery. If notice day is the last business day of a week, grain warehouse receipts must be registered before 3:00 p.m. on that day.

3. From his own records, the Registrar shall maintain a current record of the number of receipts that are registered and shall be responsible for posting this record on the Exchange Floor and the CBOT website. The record shall not include any receipts that have been declared withdrawn.


4. When a warehouseman regains control of his own registered receipt, the warehouseman shall by 4:00 p.m. of that business day either cancel the registration of said receipt or declare that said receipt is withdrawn but is to remain registered by transmitting to the Registrar the receipt number and the name and location of the warehouse facility, except in the case where a notice of intention to redeliver said receipt for the warehouseman has been tendered to the Clearing Services Provider by 4:00 p.m. of the day that the warehouseman regained control of said receipt. (01/01/04)




1043.01 Delivery of Corn and Soybeans by Shipping Certificates - Deliveries of Corn and Soybeans shall be made by delivery of Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Shipping Certificates for Corn and Soybeans using the electronic fields which the Exchange and the Clearing Services Provider require to be completed. In order to effect a valid delivery each Shipping certificate must be endorsed by the holder making the delivery, and transfer as specified above constitutes endorsement. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by an endorser, of performance by the issuer of the Certificate. Such endorsement shall also constitute a representation that all premium charges have been paid on the commodity covered by the certificate, in accordance with Regulation C1056.01 or Regulation S1056.10, as applicable. (01/01/04)


1043.02 Registration of Corn and Soybean Shipping Certificates - Corn and Soybean Shipping Certificates in order to be eligible for delivery must be registered with the Official Registrar and in accordance with the requirements issued by the Registrar. Registration of Corn and Soybean Shipping Certificates shall also be subject to the following requirements:


(a) Shippers who are regular for delivery may register certificates at any time. If the shipper determines not to tender the shipping certificate by 4:00 p.m. on the day it is registered, the shipper shall declare the certificate is withdrawn but is to remain registered by transmitting to the Registrar the certificate number and the name and location of the shipping plant. The holder of a registered certificate may cancel its registration at any time. A certificate which has been canceled may not be registered again.


(b) No notice of intention to deliver a certificate shall be tendered to the Clearing Services Provider unless said certificate is registered and in possession of the clearing member tendering the notice or unless a shipping certificate is registered and outstanding. When a notice of intention to deliver a certificate has been tendered to the Clearing Services Provider, said certificate shall be considered to be "outstanding" until its registration is cancelled.


(c) From his own records, the Registrar shall maintain a current record of the number of certificates that are registered and shall be responsible for posting this record on the Exchange Floor and the CBOT web site. The record shall not include any shipping certificates that have been declared withdrawn.


(d) When a registered shipper regains control of a registered certificate calling for shipment from one of his shipping stations, which in any manner relieves him of the obligation to ship corn or soybeans upon demand of a party other than himself, the shipper shall by 4:00 p.m. of that business day either cancel the registration of said certificate or declare that said certificate is withdrawn but is to remain registered by transmitting to the Registrar the certificate number and the name and location of the shipping plant, except in the case where a notice of intention to redeliver said certificate for the shipper has been tendered to the Clearing Services Provider by 4:00 p.m. of the day that the shipper regained control of said certificate.

(e) The Registrar shall not divulge any information concerning the registration, delivery or cancellation of certificates other than the record posted on the Exchange Floor and the CBOT website, except that he shall issue a daily report showing the total number of certificates registered as of 4:00 P.M. on each trading day of the week. In addition to the information posted on the Exchange Floor and the CBOT website, this daily report will show the names of shippers whose certificates are registered and the location of the shipping stations involved. This report shall not include any shipping certificates that have been declared withdrawn. (01/01/04)


                                      1012

                           Ch10 Delivery Procedures
                           ------------------------


1044.01 Certificate Format - The Exchange and the Clearing Services Provider shall determine the electronic fields which are required to be completed in connection with an electronic shipping certificate.

The electronic shipping certificate obligates the shipper, for value received and receipt of the certificate properly endorsed, and subject to a lien for payment of premium charges, to deliver the specified quantity of the relevant commodity conforming to the standards of the Exchange, and to ship the commodity in accordance with orders of the lawful owner of the certificate and in accordance with the Rules and Regulations of the Exchange. Delivery shall be by water or rail conveyance according to the registered loading capability of the shipper.

Delivery of the electronic shipping certificate to the issuer by the owner of the certificate, for the purpose of shipment of the commodity, is conditioned upon loading of the commodity in accordance with the Rules and Regulations of the Exchange, and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which the owner of the certificate agrees to honor upon presentation. (01/01/04)



1045.01  Lost or Destroyed Negotiable Warehouse Receipts

(a) Unless a federal or state law prescribes different procedures to be followed in the case of lost or destroyed warehouse receipts, the following procedures shall be followed. A replacement receipt may be issued upon compliance with the conditions set forth in paragraph (b) of this Regulation. Such replacement receipt must be issued upon the same terms, must be subject to the same conditions, and must bear on its face the number and the date of the receipt in lieu of which it is issued. It must also contain a plain and conspicuous statement that it is a replacement receipt issued in lieu of a lost or destroyed receipt.

(b) Before issuing such replacement receipt, the warehouseman may require the person requesting the receipt to make and file with the warehouseman: (1) an affidavit stating that the requestor is the lawful owner of the original receipt, that the requestor has not negotiated, sold, assigned or encumbered it, how the original receipt was lost or destroyed, and if lost, that diligent effort has been made to find the receipt without success, and
     (2) a bond in an amount double the value, at the time the bond is given, of the commodity represented by the lost or destroyed receipt.

     Such bond shall indemnify the warehouseman against any loss sustained by reason of the issuance of such replacement receipt. The bond shall have as surety thereon a surety company which is authorized to do business, and is subject to service of process in a suit on the bond, in the state in which the warehouse as named on the warehouse receipt, is located, or at least two individuals who are residents of such state, and each of whom owns real property in that state having a value, in excess of all exemptions and encumbrances, equal to the amount of the bond.

     In the alternative, upon the approval of the U.S. Department of Agriculture where applicable, or otherwise upon the approval of the Exchange, a warehouseman may issue a replacement receipt upon the execution of an agreement by the requestor to indemnify the warehouseman against any loss sustained by reason of the issuance of

                                      1013

                           Ch10 Delivery Procedures
                           ------------------------


     such replacement receipt, in a form acceptable to the warehouseman/shipper. (02/01/03)


1046.00 Date of Delivery - Where any commodity is sold for delivery in a specified month, delivery of such commodity may be made by the seller upon such business day of the specified month as the seller may select and, if not previously delivered, delivery must be made upon the last business day of the specified month; provided, however, that the Exchange may, by Regulation pertaining to a particular commodity, prescribe specific days or dates within such specified month on which delivery of such commodity may or may not be made. 284 (09/01/94)

1046.00A Location for Buying or Selling Delivery Instruments - In order to facilitate liquidation of outstanding contracts during the final seven business days of a delivery month (Regulation 1009.03) floor brokers, locals and clearing or non-clearing members who need warehouse receipts or shipping certificates in order to make delivery or who anticipate receiving warehouse receipts or shipping certificates on delivery and wish to dispose of them may meet at 2:00 p.m. on the last day of trading in an expiring future at the cash grain table between the corn and soybean pits to make arrangements for the acquisition or disposition of such receipts or certificates.


All actual deliveries against outstanding futures positions must, in any event, be made by sellers through the Clearing Services Provider and will be received by buyers through the Clearing Services Provider. 34R (01/01/04)

1047.01 Delivery Notices - A seller obligated or desiring to make delivery of a commodity shall issue and deliver to the Clearing Services Provider a delivery notice in the form and manner specified by the Exchange.

The Clearing Services Provider, acting as agent for the seller, shall provide the notice to the buyer.


The seller or its agent shall reduce the notice to written form and retain a copy of the notice for the period of time required by the Commodity Futures Commission.


Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing Services Provider shall promptly furnish to each issuer the names of the buyers obligated to accept delivery from him for each commodity for which a notice was tendered and shall also inform the issuer of the number of contracts for which each buyer is obligated. Failure of the seller to object to such assignment by 7:00 a.m. on intention day, or by such other time designated by the Exchange, shall establish an irrebuttable presumption that the issuance of the delivery notice was authorized by the person in whose name the notice was issued. (01/01/04)

1048.01 Method of Delivery - Delivery notices must be delivered to the Clearing Services Provider which shall assign the deliveries to clearing members (buyers) having contracts to take delivery of the same amounts of the same commodities. The Clearing Services Provider shall notify such clearing members of the deliveries which have been assigned to them and shall furnish to issuers of delivery notices the names of clearing members obligated to accept their deliveries. Clearing Members receiving delivery notices shall assign delivery to the oldest open contracts on their books at the close of business on the previous day (position day). 286 (01/01/04)


1049.00 Time of Delivery, Payment, Form of Delivery Notice - The requirements of the form of delivery notice, time of delivery, and payment shall be fixed by the Regulatory Compliance Committee. 287 (09/01/94)



1049.01 Time of Issuance of Delivery Notice - Unless a different time is prescribed by Regulation pertaining to a particular commodity, delivery notices must be delivered to the Clearing Services Provider by 4:00 p.m., or by such other time designated by the Exchange, on position day except that, on the last notice day of the delivery month, delivery notices for those commodities utilizing the electronic delivery system via the Clearing Services Provider's on-line system may be delivered to the Clearing Services Provider until 10:00 a.m. or 2:00 p.m. for all other commodities, or by such other time designated by the Exchange, on intention day. The Clearing Services Provider shall, on the same day, assign the deliveries to eligible buyers as provided in Regulation 1048.01 and shall issue to each such buyer a delivery assignment notice describing the delivery which has been assigned to him. (01/01/04)


                                      1014

                           Ch10 Delivery Procedures
                           ------------------------

1049.01B Interpretation: Sellers' Obligation for Storage Charges - The Directors have issued the following interpretation of Rule 1042.00, Rule 1041.00, and Regulation 1049.01 in connection with the time the responsibility for storage charges changes from seller to buyer.

The responsibility for storage charges shall remain the obligation of the seller until such time as the warehouse receipts or weight certificates are presented to the buyer and payment is made therefore in conformity with the Regulations concerning payment. (09/01/94)


1049.02 Buyers' Report of Eligibility to Receive Delivery - Prior to 8:00 p.m., or by such other time designated by the Exchange, of each day on which delivery notices may be delivered to the Clearing Services Provider, each clearing member shall report to the Clearing Services Provider, at such times and in such manner as shall be prescribed by the Clearing Services Provider, the amounts of its purchases of the various commodities then eligible for delivery which remain open on its books in accordance with law and with the Rules and Regulations of the Association. Such reports shall show the dates on which such purchases were made, and shall exclude purchases to which the clearing member has applied deliveries assigned to it but which remain open on its books pending receipt of delivery. With respect to omnibus accounts, the reports described above shall show the dates on which such purchases were made, as reflected on the ultimate customers' account statements. (01/01/04)

1049.03 Sellers' Invoices to Buyers - Upon receipt of the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer, the seller shall prepare invoices addressed to its assigned buyers describing the documents to be delivered to each such buyer and, in the case of deliveries under Rule 1041.00, the information required in said Rule. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider for that purpose adjusted for applicable premiums, discounts, storage charges, premium charges, premium for FOB conveyance, quantity variations and other items for which provision is made in these Rules and Regulations relating to contracts, and shall be in the form designated by the Exchange. Such invoices shall be delivered to the Clearing Services Provider by 10:00 a.m. for those commodities utilizing the electronic delivery system via the Clearing Services Provider's on-line system or 4:00 p.m. for other commodities, or by such other time designated by the Exchange, on the day of intention except on the last notice day in the delivery month when a skeleton notice has been delivered to the Clearing Services Provider, in which case invoices for said delivery may be delivered to the Clearing Services Provider until 10:00 a.m. on the last delivery day of the delivery month. Upon receipt of such invoices, the Clearing Services Provider shall promptly make them available to buyers to whom they are addressed.

Financial instruments futures contracts will follow the invoicing procedure that is prescribed in the respective contract's invoicing regulation. Delivery invoicing forms for financial instruments futures contracts shall be restricted to that form which the Clearing Services Provider specifically provides.


                               DELIVERY INVOICE
                                   Office Of

                                                                      No._______
      __________________________________________________________________________
      __________________________________________________________________________

      For delivery on___________________________________________________________
                                                (Date)
      against C. H. Assignment Notice No._______________________________________

      To________________________________________________________________________
                                   (Buyer's code number and name)
      For the delivery of_______________________________________________________
                                 (Net quantity, per list total below)
      of________________________________________________________________________
                                     (Grade, class, commodity)
      In, ordered to, or to be shipped from_____________________________________
                                         (Warehouse, delivery or shipping point)

      As evidenced by the documents listed below:
      At the established delivery price of _______ per ______            $______
      Premium or discount on grade                                        ______
      Storage and insurance, or premium, for a total of ____ days         ______
      Other charges or credits                                            ______
      TOTAL AMOUNT DUE-THIS INVOICE                                      $______


                                     1015

                           Ch10 Delivery Procedures
                           ------------------------



Whse.Receipt or                              Prem-Disc.                                    Other charges or
certificate                                  on Grade      Adjustment for Stge-lns-Prem.   credits
---------------------------------------------------------------------------------------------------------------
                                                                                                    Amount &
Date             Number     Net Quantity     Rate  Amount  Pd.thru   Days   Rate  Amount   Dr Cr.   Description
---------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------
     1638  (01/01/04)



1049.04 Transfer Obligations - Payment is to be made in same day funds 1) by a check drawn on and certified by a Chicago bank or 2) by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. Unless a different time is prescribed by Regulation pertaining to a particular commodity, buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery before 1:00 p.m. of the day of delivery, except on banking holidays when delivery must be taken or made and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing Services Provider shall be made with the Clearing Services Provider in according with its rules, policies and procedures. 1639 (01/01/04)

1050.00 Duties of Members - Members shall deliver warehouse receipts, bills of lading, shipping certificates or demand certificates tendered for delivery pursuant to the Rules and Regulations of the Association and in accordance with the assignment thereof to eligible buyers by the Clearing Services Provider, and shall make no other disposition thereof. A member who alters or makes a false endorsement on a notice of assignment of delivery issued by the Clearing Services Provider under Regulation 1048.01, for the purpose of avoiding acceptance of the delivery specified, therein, should be deemed guilty of an act detrimental to the welfare of the Association. 288 (01/01/04)

1050.01 Failure to Deliver - If a clearing member fails to fulfill its delivery obligation, the non-defaulting clearing member must notify the Clearing Services Provider of such failure as soon as possible. If, and only if, the non-defaulting clearing member notifies the Clearing Services Provider of the failure no later than sixty minutes after the time the delivery obligation was required to have been fulfilled, then the Clearing Services Provider shall pay to the non-defaulting clearing member reasonable damages proximately caused by the default.

The Clearing Services Provider shall not be obligated to either: (1) pay any damages greater than the difference between the delivery price of the specific commodity and the reasonable market price of such commodity; or (3) pay any damages relating to the accuracy, genuineness, completeness, or acceptableness of warehouse receipts, shipping certificates, or any similar documents; or (4) pay any damages relating to the failure or insolvency of banks, depositories, warehouses, shipping stations, or similar organizations or entities that may be involved with a delivery.

All delivery obligations of a clearing member to another clearing member, which are not fulfilled by the clearing member, shall be deemed an obligation of the defaulting clearing member to the Clearing Services Provider. These obligations must be fulfilled to the Clearing Services Provider within sixty minutes of the time the obligations were required to be fulfilled to the non-defaulting clearing member.(01/01/04)

1051.01 Office Deliveries Prohibited - No office deliveries of warehouse receipts or shipping certificates may be made by clearing members. Where a futures commission merchant as a clearing member has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it receives from its customers who are short. 1870 (01/01/04)


1052.00 Delivery of Grain in Cars (Chicago only) - Regular deliveries of contract grades of grain on contracts for future delivery may be made in cars on track during the last three business days in the delivery month subject to the following:

(a) Cars must be within the Chicago District, in a railroad yard where samples are taken by an official grain inspection agency approved by the U.S.D.A.

(b)  Cars must be consigned or ordered to a regular warehouse.

(c) Delivery shall not be complete until the grain is unloaded and warehouse receipts or weight certificates are issued therefor unless the buyer elects otherwise. During this time, title to the grain remains in the seller, the purchase price is not payable, and the seller remains liable for any change in grade. The buyer, however, may elect and order the cars unloaded at any other place where they will be weighed provided the buyer makes payment in advance. In making such election and paying in advance the buyer assumes title and all responsibility for any change in grade occuring after the original inspection as provided in subsection (d) of this Rule and for any and all charges occasioned by such election of the buyer.

(d) Grain delivered in cars on track in settlement of futures contracts must be inspected during the last four delivery days of the delivery month by an official grain inspection agency approved by the U.S.D.A. In the event another grade determination is made subsequent to date of tender and the original grade is changed, the delivery will not be disqualified as a result thereof. Price adjustment will be made between the buyer and the seller at the prevailing fair market difference based on the cost of replacement. In the event of a dispute, the Chairman of the Regulatory Compliance Committee will appoint an impartial committee of three to fix a fair and proper differential.

                                     1016

                           Ch10 Delivery Procedures
                           ------------------------

(e) Deliveries of grain in cars shall be made by the tender of delivery notices based on the shippers' certificates of weight (if attached thereto) or railroad weights, or, in the absence of such weights, the marked capacity of the cars.

(f) Where there is an excess or deficit upon delivery, such excess or deficit shall be settled for on the basis of the market price at the time when such excess or deficit becomes known to both parties; provided that the buyer, if he so elects, may cancel the contract as to any deficit.

(g) On all grain tendered under this Rule, the party making the original tender shall keep on file and deliver on request, at tenderer's option, the samples of the official grain inspection agency.

(h) Delivery of wheat, corn, oats or soybeans in cars shall be for quantities of 5,000 bushels or multiples thereof. 283 (03/01/00)

1052.00A  Track Deliveries -

1. Under subparagraph (d) of Rule 1052.00 when notices of intention to deliver are issued on the day prior to the three days during which regular deliveries may be made in carlots, the requirement that the delivery notice be accompanied by certificate showing approval by the Illinois State Grain Inspection Department for storage must be attached to the delivery notice will be satisfied if that certificate is furnished the next day.

2. During the last three delivery days of the month split notices of delivery may be tendered, that is to say, part of the notice may cover grain in store and part of the notice may cover grain in cars on track. 14R (03/01/00)

1052.00B Track Deliveries - The matter of the origin of grain which may be delivered in satisfaction of futures contracts under Rule 1052.00 (Delivery of Grain in Cars), was brought before the Directors. After a discussion upon motion duly made, seconded, and unanimously carried, it was

Resolved, only grain arriving in cars from points outside of the Chicago Switching District and which has not previously been unloaded at a warehouse in the Chicago Switching District may be delivered in satisfaction of futures contracts under Rule 1052.00; and

Further Resolved, that grain loaded in cars from warehouses in the Chicago Switching District shall not be deliverable in satisfaction of futures contracts under said Rule 1052.00. 23R (09/01/94)

1052.00C  Track Deliveries -

1. The question was submitted to the Directors as to whether or not under Rule 1052.00 (Delivery of Grain in Cars) out-of-town weights can be used on carlot deliveries provided there is an agreement between the buyer and seller. It was the ruling of the Directors and the Rules Committee that under the provisions of this Rule out-of-town weights may not be used even where mutual agreement might exist.

2. The question was submitted to the Directors as to whether deliveries of grain in cars might be settled on the aggregate or on the basis of individual contracts under Rule 1052.00.

     The Directors and the Rules Committee held that the settlement must be made on the individual contracts of 5,000, 2,000, 1,000 bushels or multiples thereof, and may not be settled on the aggregate.

3. The Directors and the Rules Committee have made the following interpretation of Regulation 1047.01 (Delivery Notice). A person issuing a skeleton notice on the last notice day in a delivery month must by 10:00 a.m. on the next day furnish all information which is required on the usual delivery notice. A person re-issuing a skeleton notice on the first position day of a successive delivery month (i.e. -the next calendar month) must furnish all information which is required on the usual delivery notice by 1:00 p.m. on first notice day. 23R (05/01/95)


1054.00  Failure to Accept Delivery   - Where a buyer to whom a delivery has
been assigned by the Clearing Services Provider under Regulation 1048.01 fails to take such delivery and make payment when payment is due, the seller tendering such delivery shall promptly sell the commodity on the open market for the account of the delinquent. He shall then immediately notify the Clearing Services Provider of the default, the contract price, and the re-sale price, and the Clearing Services Provider shall immediately serve a like


                                      1017

                           Ch10 Delivery Procedures
                           ------------------------


notice upon the delinquent. Thereupon the delinquent shall be obligated to pay to the seller, through the Clearing Services Provider, the difference between the contract price and the re-sale price. 289 (01/01/04)


1054.00A Failure to Accept Delivery - Rule 1054.00 provides that when a buyer fails to take delivery and make payment at the prescribed time, the issuer of the delivery 'shall promptly sell the commodity on the open market for the account of the delinquent'.

Does this mean that the seller is to sell the warehouse receipts in the cash market or sell futures in the pit and make a new tender? Also, what is the meaning of the term 'promptly'? If the deliverer, thinking to accommodate the delinquent, waits until 1:10, at which time the market is 5 lower than at 1:00 has he assumed any liability because of the delay? If it is the warehouse receipts which are to be sold out, what determines the market price? Frequently an elevator operator will pay more for his own receipts than for another's; or a processor may pay a higher basis for one grade than another, grade differential to the contrary. If futures are to be sold in the pit, who then is responsible for the mechanics of tender and the assumption of interest?


The Board approved the opinion of the Rules Committee that the seller must have the right to act in either the cash or futures market at his discretion without recourse on the part of the defaulting buyer so long as action is taken prior to 9:45 A.M., or by such other time designated by the Exchange, the next business day. 38R (01/01/04)

1054.01 Failure to Accept Delivery - If a clearing member fails to accept delivery, the seller tendering such delivery shall promptly sell the commodity for the account of the buyer. If the proceeds are insufficient to pay the seller the full delivery price, the clearing member failing to accept delivery shall be liable for the difference.

If a clearing member is unable or refuses to make full payment to the seller, the Clearing Services Provider shall bear the seller's loss in the first instance.

All delivery obligations of a clearing member to another clearing member, which are not fulfilled by the clearing member, shall be deemed an obligation of the defaulting clearing member to the Clearing Services Provider. These obligations must be fulfilled to the Clearing Services Provider within sixty minutes of the time the obligations were required to be fulfilled to the non-defaulting clearing member. Failure to accept delivery or make full payment shall also constitute improper conduct. (01/01/04)



1056.01 Storage Rates for Wheat and Oats and Premium Charges for Corn and Soybeans - To be valid for delivery on futures contracts, all warehouse receipts and shipping certificates covering wheat and oats in regular store or under obligation for shipment must indicate the applicable storage rate or premium charge. No warehouse receipts or shipping certificates shall be valid for delivery on futures contracts unless the storage rates or premium charges on such grain shall have been paid up to and including the 18th calendar day of the preceding month, and such payment endorsed on the warehouse receipt or shipping certificate. Unpaid accumulated storage rates and premium charges at the posted rate applicable to the warehouse or shipping station where the grain is stored or under obligation for shipment shall be allowed and credited to the buyer by the seller to and including date of delivery. 1641


If storage rates or premium charges are not paid on-time up to and including the 18th calendar day preceding the delivery months of March, July and September and by the first calendar day of each of these delivery months, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated storage rates multiplied by the "prime interest rate" in effect on the day that the accrued storage rates are paid plus a penalty of 5 percentage points, all multiplied by the number of calendar days that storage is overdue, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois, Bank One Harris Trust & Savings Bank, and the Northern Trust Company.

The storage rates on Wheat and premium charges on corn and Soybeans for delivery shall not exceed 15/100 of one cent per bushel per day.



The storage rates on Oats for delivery shall not exceed 13/100 of one cent per bushel per day. (10/01/03)


                                      1018

Ch10 Regularity of Warehouses

1081.01 Regularity of Warehouses and Issuers of Shipping Certificates - Warehouses or shipping stations may be declared regular for the delivery of grain with the approval of the Exchange. Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1 of an even year, for a two-year term beginning July 1 of that year, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted by the Exchange, or the day after the application is approved by the Exchange, whichever is later. Persons operating grain warehouses or shipping stations who desire to have their daily rate of loading decreased, shall file with the Exchange a written request for such decrease at which time a notice will be posted by the Exchange. The decrease in the daily rate of loading for the facility will become effective 30 days after a notice has been posted by the Exchange or the day after the number of outstanding certificates at the facility is equal to or less than 20 times the requested rate of loading, whichever is later. Persons operating grain warehouses or shipping stations who wish to have their regular capacity space decreased shall file with the Exchange a written request for such decrease and such decrease shall be effective once a notice has been posted by the Exchange.

Applications for a renewal of regularity shall be made prior to May 1 of even years, for the respective years beginning July 1 of those years, and shall be on the same form.


The Exchange may establish such requirements and conditions for approval of regularity as it deems necessary.

The following shall constitute the minimum requirements and conditions for regularity of grain warehouses and shipping stations:


(1) The warehouse or shipping station making application shall be inspected by the Exchange or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.

See Regulation C1081.01(1)-Regularity of Warehouses and Issuers of Shipping Certificates for Corn futures contracts.

See Regulation S1081.01(1)-Regularity of Warehouses and Issuers of Shipping Certificates for Soybean futures contracts.

(2) Such warehouse shall be connected by railroad tracks with one or more railway lines.

See Regulation C1081.01(2)-Regularity of Warehouses and Issuers of Shipping Certificates for Corn futures contracts.

See Regulation S1081.01(2)-Regularity of Warehouses and Issuers of Shipping Certificates for Soybean futures contracts.

(3) The proprietor or manager of such warehouse or shipping station shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No warehouse or shipping station shall be declared regular until the person operating the same files a bond and/or designated letter of credit with sufficient sureties, or deposits with the Exchange, treasury securities, or other collateral deemed acceptable to the Exchange, In such sum and subject to such conditions as the Exchange may require. Any such sums shall be reduced by SEC haircuts, as specified in SEC Rule 15c3-1(c)(2)(vi), (vii) and (viii). If the warehouseman/shipper deposits treasury securities or any other collateral with the Exchange, it must execute a security agreement on a form prescribed by the Exchange.


(4) Such warehouse or shipping station shall be provided with modern improvements and appliances for the convenient and expeditious receiving, handling and shipping of grain in bulk.

(5) The proprietor or manager of such warehouse or shipping station shall comply with the system of registration of warehouse receipts or shipping certificates as established by the Exchange, and shall furnish accurate information to the Exchange regarding all grain received and delivered by the warehouse or shipping station on a daily basis, and that remaining in store at the close of each week, in the form prescribed by the Exchange.


                                     1019

                         Ch10 Regularity of Warehouses
                         -----------------------------

(6) Safeguarding Condition of Grain in Warehouses.

    (a) The Board of Trade shall designate an agency for registration of public warehouse receipts, and only public warehouse receipts registered with such agency shall be within the provisions of paragraph (b) following.

    (b) Whenever in the opinion of the operator of the warehouse any grain stored in a public warehouse under his jurisdiction should be loaded out in order to protect the best interests of the parties concerned, such operator shall notify the agency giving the location and grades of such grain. The agency shall immediately notify an appropriate grain inspection service who shall at once proceed to the warehouse in which the grain is stored and examine it in conjunction with the Superintendent of such warehouse. If the grain inspection service agrees with the Superintendent that the grain should be moved, it shall so notify the Registrar of the Chicago Board of Trade. If the grain inspection service does not agree with the Superintendent that the grain should be moved, the operator of the warehouse shall have a right to appeal to the Business Conduct Committee of the Board of Trade. If on such appeal the Business Conduct Committee shall agree with the Superintendent that the grain should be moved, the Business Conduct Committee shall so notify the Registrar of the Board of Trade, and the warehouse receipts covering the above specified lot or lots of grain shall no longer be regular for delivery on Board of Trade future contracts. Upon receiving such notice, either from the grain inspection service, or from the Business Conduct Committee, the Registrar shall notify the holder, or holders, or their agents, together with the Chairman of the Business Conduct Committee, of the total quantity of the grade of grain in question (selecting the oldest registered warehouse receipt for such grain first, then such additional registered warehouse receipts in the order of their issuance as may be necessary to equal such total quantity of grain). When this information reaches the Chairman of the Business Conduct Committee he shall appoint a Committee consisting of five disinterested handlers of cash grain, which Committee shall meet at once and after taking into consideration various factors that establish the value of the grade of the receipts held by such owner or owners, shall determine the fair value of the grain, which price shall be that to be paid by the operator. If the price offered is not satisfactory, a Committee appointed by the Chairman of the Business Conduct Committee (at the request of such owner), shall procure other offers for such grain, and such offers shall be immediately reported to the owner or his agent. If the owner refuses to accept any such offers, he shall have the two following business days to order and furnish facilities for loading such grain out of store, and during this period the warehouseman shall be obliged to deliver the grain called for by the warehouse receipts, but not more than three (3) days may elapse after notification by the Registrar to the holder of the receipt before satisfactory disposition shall have been made of the grain, either by sale to the operator or by the ordering out and furnishing facilities to load the same, provided the amount of such grain does not exceed 100,000 bushels in any one elevator. If the amount of grain in question exceeds 100,000 bushels, the owner, or owners, of the warehouse receipts shall be allowed forty-eight hours of grace over and above the before mentioned three days for each 100,000 bushels in excess of the first 100,000 bushels.

    (c) In the event that the holder of the warehouse receipt, or his agent, fails to move the grain or make other satisfactory disposition of same within the prescribed time, it shall be held for his account, and any loss in grade sustained shall likewise be for his account.

    (d) Nothing in the foregoing provisions shall be construed as prohibiting the warehouseman from fulfilling contracts from other stocks under his control.

(7) The proprietor or manager of such warehouse shall promptly, by the proper publication, advise the trade and the public of any damage to grain held in store by it, whenever such damage shall occur to an extent that will render it unwilling to purchase and withdraw from store, at its own cost, all such damaged grain.

(8) The Board shall be assured that the operator or manager of the warehouse or shipping station will agree to conform to Regulation 1049.03.



                                     1020

                         Ch10 Regularity of Warehouses
                         -----------------------------

(9) The proprietor or manager of such warehouse shall permit the Exchange, at any time, to examine the books and records of the warehouse, for the purpose of ascertaining the stocks of all kinds of grain which may be on hand at any time. The Exchange shall have the authority to determine the quantity of grain in the elevators and to compare the books and records of the warehouse with the records of the Exchange.

(10) The proprietor or manager of a regular warehouse or shipping station shall give assurance that all grain received in and shipped out of such warehouse shall be weighed under the supervision of an agency approved by the Exchange.

(11) The warehouseman or shipper operating such warehouses or shipping stations shall not engage in unethical or inequitable practices, and shall comply with all applicable federal or state statutes, rules or regulations.

     All warehousemen and shippers are and shall be and remain subject to the Rules, Regulations and Rulings of the Board of Trade of the City of Chicago on all subjects and in all areas with respect to which the U.S. Department of Agriculture does not assert jurisdiction pursuant to the U.S. Warehouse Act, as amended.

     A regular warehouseman or an owner of warehouse receipts can make delivery in a strike bound elevator. The taker of delivery is liable for all storage charges. However, where the owner of warehouse receipts in a strike bound elevator delivered against futures contracts has a bona fide bid for like receipts in a strike free elevator and decides to load the grain out or sell his receipts, the strike bound warehouseman has the option:

     (a) to provide that same quantity and like quality of grain in store in another regular warehouse, not on strike, in the same delivery market, or

     (b) to provide that same quantity and like quality of grain in store at another location on mutually acceptable terms, or

     (c) if no initial agreement can be reached as provided above, the strike bound warehouseman must buy his warehouse receipts back at the bid price in store for that same quantity and like quality of grain in a strike free elevator in the same delivery market or he has the alternative of proceeding as in (a) above. The bid (which must be a basis bid versus futures) referred to in this paragraph must be good for a minimum period of one hour and must be tendered in writing to the strike bound warehouseman between 1:30 p.m. and 4:30 p.m. on a business day and prior to 8:30 a.m., but not before 7:30 a.m., on the following business day.

         The warehouseman must respond to the bid as outlined above within the time period during which the bid is alive.

         Should the warehouseman question the validity of the bid, the question shall be referred to a Standing Committee which shall have been appointed on an annual basis by the Chairman of the Board, with the approval of the Board. The Committee shall consist of three members including one regular warehouseman with suitable alternates. In case the strike bound elevator involved is in a market other than that directly represented by the warehouseman appointed, the Chairman may designate a member in said alternate market who is familiar with cash grain values in that market. The sole duty of the Committee shall be to determine that the bid is bona fide. The Committee shall not express any opinion with respect to the economics of the bid.

         Within the context of this Regulation, a strike bound elevator is defined as the facility itself



                                     1021

                         Ch10 Regularity of Warehouses
                         -----------------------------

      being on strike.

      The maximum load-out charge on wheat and oats which has been tendered in satisfaction of the Board of Trade futures contracts shall be 6 cents per bushel.

      The maximum premium for FOB conveyance on Corn and Soybean Shipping Certificates which have been tendered in satisfaction of Board of Trade futures contracts shall be 4 cents per bushel.

      All fees for stevedoring services to load Corn and Soybeans into barges are to be paid by the issuer of the Corn or Soybean Shipping Certificate.

      The premium for FOB conveyance is payable at the time of invoice.

(12)  Load-Out Procedures.

      A.  Load-Out Procedures Grains -

      1. Corn and Soybeans; Wheat from Chicago, Burns Harbor and St. Louis; and Oats from Chicago and Burns Harbor. An operator of a regular facility has the obligation of loading grain represented by warehouse receipts or shipping certificates giving preference to takers of delivery. When an operator of a facility regular for the delivery of grain receives one or more written loading orders for loading of grain against canceled warehouse receipts or shipping certificates, the operator shall begin loading against them within 3 business days following their receipt. When loadings against written loading orders cannot be completed on the fourth business day following their receipt, the operator shall continue loading against such loading orders on each business day thereafter. All warehousemen and shippers shall outload grain against canceled delivery instruments consecutively without giving preference of the type of delivery instrument, kind of grain or mode of transportation. He shall outload all such products in the order in which suitable transportation, clean and ready to load is constructively placed at his facility by the holder of the warehouse receipt or shipping certificate, pursuant to bona fide loading orders previously received, and at the loading rates provided in part B of this Regulation.

      2. Wheat from Toledo and Oats from Minneapolis-St. Paul - All warehousmen shall inload and outload all agricultural products consecutively without giving preference to the products owned by him over the products of others, and without giving preference to one depositor over another. He shall inload all such products consecutively in the order in which they arrive at his warehouse, pursuant to the inloading orders previously received so far as the warehouse capacity for grain and grade permits. He shall outload all such product s in the order in which suitable transportation, clean and ready to load is constructively placed at his warehouse by the holder of the warehouse receipt, pursuant to bona fide outloading orders previously received, except as provided in part B of this Regulation.

     3. It shall be the responsibility of the warehouse receipt or shipping certificate holder to supply suitable transportation. Hopper cars shall be considered suitable transportation if they can be sampled by pelican in a manner approved by the appropriate grain sampling agency. Trucks and non-suitable hopper cars may be loaded only with the express agreement of the warehouseman.

     Constructive placement at a warehouse or shipping station shall be defined as follows:

         (1) Rail cars-as defined in the appropriate Railroad Freight Tariff on file with the Interstate Commerce Commission;

         (2) Barges-Positioned at an appropriate fleeting service serving the designated delivery point as defined by the Barge Freight Trading Rules (Affreightment) of the National Grain and Feed Association;

         (3) Vessels-In possession of the appropriate Federal Grain Inspection Service and/or National Cargo Bureau documents certifying readiness to accept load-out at the designated delivery point.

         It shall be the responsibility of the warehouse receipt or shipping certificate holder to request the warehouseman to arrange for all necessary Federal Grain Inspection Service and stevedoring service. The warehouse receipt or shipping certificate holder may specify the stevedoring service to be called. The warehouseman shall not be held responsible for non-availability of these


                                     1022

                         Ch10 Regularity of Warehouses
                         -----------------------------

        services.

    B. Load-Out Rates for Grain - In the event a regular grain warehouse or shipping station receives written loading orders for load-out of grain against canceled warehouse receipts or shipping certificates, the warehouseman or shipper shall be required to load out grain beginning on the third business day following receipt of such loading orders or on the day after a conveyance of the type identified in the loading orders is constructively placed, whichever occurs later. The rate of load-out for warehouses in Toledo and Minneapolis-St. Paul shall be at the normal rate of load-out for the facility. The load-out rate for warehouses, shipping stations in Chicago and Burns Harbor and for wheat warehouses in St. Louis shall depend on the conveyance and type of grain being loaded and shall not be less than the following per business day:


                                           Rail Conveyance or Water Conveyance
--------------------------------------------------------------------------------------------------------------------
                       (When receipt holder requests in    (When receipt holder requests   Vessel or        Barge
                       writing individual weights and      in writing batch weights and
                       grades per car load)                grades)/1/
--------------------------------------------------------------------------------------------------------------------
Wheat, Corn,           25 Hopper Cars                      35 Hopper Cars                  300,000 Bushels  3 Barges
 Soybeans
--------------------------------------------------------------------------------------------------------------------
Oats                   15 Hopper Cars                      20 Hopper Cars                  180,000 Bushels  2 Barges
--------------------------------------------------------------------------------------------------------------------

/1/ A batch weight and grade shall refer to a buyer's request in writing for 1 weight and 1 grade per 5 rail cars.

        Barge load-out rates for corn and soybeans will be at the shipping station's registered daily rate of loading. When wheat and corn or soybeans or when oats and corn or soybeans are in the lineup for loading, the higher loading rate will apply for total barge loadings on that day. However, a warehouseman or shipper is not obligated to load barges of one type of grain that exceeds the daily barge loading rate for that type of grain. Corn and soybeans are considered one type of grain for this regulation pertaining to barge loading rates.

        Regular grain warehouses and shipping stations shall not be required to meet these minimum load-out rates when transportation has not been actually placed at the warehouse, transportation equipment is not clean and load ready, inspection services are not available, a condition of force majeure exists, inclement weather, including severe ice conditions, prevents loading, or stevedoring services are not available in the case of water conveyance. However, the exceptions to load-out requirements shall not include grains or soybeans which have not made grade. If precluded from loading when equipment is available, the warehouseman/shipper shall notify the owner by 10:00 a.m. the following business day.

        In addition, regular warehouses in Toledo and Minneapolis-St. Paul shall not be required to meet the minimum load-out rate for a conveyance when a "like" conveyance has been constructively placed for load-in prior to the "like" conveyance for load-out. However, when a conveyance for load-out is constructively placed after a "like" conveyance for load-in, the warehouse will load-in grain from the "like" conveyance at the normal rate of load-in for the facility. This rate of load-in shall depend on the conveyance(s) being unloaded and shall not be less than the following minimums per business day:


                                Rail Conveyance or Water Conveyance
---------------------------------------------------------------------------------------------------------
                                                                Vessel or                   Barge
---------------------------------------------------------------------------------------------------------
Wheat, Corn, Soybeans             35 Hopper Cars                50,000 Bushels              1 Barge
---------------------------------------------------------------------------------------------------------
Oats                              20 Hopper Cars                50,000 Bushels              1 Barge
---------------------------------------------------------------------------------------------------------

                                     1023

                         Ch10 Regularity of Warehouses
                         -----------------------------

        Regular warehouses shall not be required to meet these minimum load-in rates when a condition of force majeure exists, inspection services are not available, inclement weather prevents unloading, or stevedoring services are not available in the case of water conveyance.

        Any increased overtime costs and charges for trimming and FGIS to meet minimum load-out requirements shall be borne by warehouseman.

        Vessel loading shall require 3 days pre-advice to warehouseman prior to the date of arrival of the vessel. Failure to provide pre advice may delay loading by the same number of days pre-advice is delayed prior to date of arrival of the vessel.

        Inability of a warehouse receipt holder to provide conveyance at an elevator in a timely manner will affect load-out of barges accordingly.

        For purposes of this regulation, vessel and barge are "like" conveyances.

    C. Notification to Warehouse/Shippers - The warehouse operator or shipping station shall load-in and load-out grains in the order and manner provided in parts A and B of this Regulation, except that his obligation to load-out grain to a given party shall commence no sooner than three business days after he receives cancelled warehouse receipts/shipping certificates and written loading orders from such party, even if such party may have a conveyance positioned to accept load-out of grain before that time. If the party taking delivery presents transportation equipment of a different type (rail, barge, or vessel) than that specified in the loading orders, he is required to provide the warehouse operator with new loading orders, and the warehouse operator shall be obligated to load-out grain to such party no sooner than three business days after he receives the new loading orders. Written loading orders received after 2:00 p.m. (Chicago time) on a given business day shall be deemed to be received on the following business day. Warehouse receipts/shipping certificates cancelled after 4:00 p.m. shall be deemed to be cancelled on the following business day. Written loading orders must be received no later than two business days after warehouse receipts/shipping certificates are cancelled. If the owner decides against loading out grain within two business days after receipts/certificates are cancelled, he may notify the warehouseman/ shipper that warehouse receipts/shipping certificates are to be re-issued. In the case of rice, oats, or wheat, if the warehouseman is notified by 12:00 noon, re-issue receipts shall be deliverable by 4:00 p.m. the following business day. Requests to re-issue receipts/shipping certificates more than two business days after receipts/shipping certificates are cancelled are subject to mutual agreement. All fees for re-issuance are payable by the owner.

        The warehouseman/shipper shall transmit to the Registrar by 11:00 a.m. the name, location of warehouse/shipping facility, and number of delivery vessels/barges/rail cars constructively placed that day. The Registrar shall maintain a current record of the number of delivery vessels/ barges/rail cars constructively placed and shall be responsible for posting this record on the Exchange Floor and the CBOT website.


    D. Storage and Premium Charges - Storage payments on wheat and oats to be shipped pursuant to loading orders shall cease on the tenth business day after suitable transportation is constructively placed for load-out or loading is complete, whichever is earlier. Premium charges for corn and soybeans to be shipped pursuant to loading orders shall cease on the business day loading is complete.

    E. Records - All warehousemen and shippers shall keep adequate permanent records showing compliance with the requirements of this Regulation. Such records shall at all times be open for inspection by the designated official or officials of the contract market.


    F. Certification of Corn, Soybeans and Wheat - Upon written request by a taker of delivery at the time loading orders are submitted for the delivery of corn, soybeans or wheat against canceled warehouse receipts/shipping certificates, the delivery warehouseman/shipper shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the grain is of U.S. origin only.


    G. Barge Load-Out Procedures for Corn and Soybeans - When corn or soybeans represented by shipping certificates are ordered out for shipment by water conveyance, the regular shipper has the obligation to load-out grain at his registered daily rate of loading. The shipper's obligation shall begin to a party no sooner than 3 business days after he receives canceled certificates and written loading orders from the party or 1 business day after the constructive placement of the water conveyance, whichever is later.


        (1) All loading orders and shipping instructions received by 2:00 p.m. on a given business day shall be considered dated that day. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day. To be "nominated" (TBN) barge identities are acceptable in loading orders. Load-out shall be in the order in which barge equipment clean and ready to load is constructively placed at the appropriate fleeting service serving the designated delivery point. Load-out of transportation constructively placed on the same day shall be in the order in which loading orders and shipping instructions were received. Notification of loading orders and shipping instructions must be in writing to the shipper.




                                     1024

                         Ch10 Regularity of Warehouses
                         -----------------------------

       (2) When loading orders and shipping instructions are received by 2:00 p.m. on any given business day, the shipper will advise the owner by 10:00 a.m. the following business day of the scheduled loading dates. Scheduled loading dates are estimated based on constructively placed equipment and current loading orders. These dates are subject to change if conditions covered in Regulation 1081.01(12)(G)(5) preclude the shipper from meeting his minimum daily barge load-out rate or if barges for subsequent loading orders are constructively placed. Notification will be by telephone, mail, or fax to the owner. Shipper is required to provide scheduled loading dates at owner's request.


        (3) Official grades as loaded into the water conveyance shall govern for delivery purposes.


        (4) Official weights as loaded into the barge shall govern for delivery purposes when available. When official weights are available at the shipping station, the shipping certificates are considered a minimum/maximum quantity with overfills/underfills settled by mutual agreement. When official weights as loaded into the barge are not available, it is the responsibility of the taker to obtain official weights at the destination. Any other governing weights and methods of obtaining weights and any such other information on the weighing process must be mutually accepted by the maker and taker of delivery before the barge is loaded. When the official weight becomes known for a barge, overfills and underfills will be settled on the market value, expressed as a basis, for grain FOB barge at the barge loading station on the day that the grain is loaded. Before the barge is loaded, the taker and maker of delivery will agree on a basis over or under the nearby futures that overfills and underfills will be settled on. On the day that the weight tolerance becomes known to both parties, the flat price settlement will be established by applying the basis to the nearby futures month settlement price on the day of unloading or the day of loading if origin weights are used. If the day of unloading is the last trading day in the nearby futures month, the next following futures month will be used for settlement. If the day of unload is not a business day, the next following business day will be used to establish the flat price. In order to convert the agreed upon basis on the day that the grain was loaded to a basis relative to the current nearby futures month, the futures spread on the day of loading will be used, provided that, the nearby futures did not close outside of the price limits set for all other futures months. In this case, the spread on the first following business day that the nearby futures closed within the price limits applicable for all other futures months would be used.

       (5) The shipper shall not be required to meet his minimum daily barge load-out rate when transportation has not been actually placed at the shipping station, transportation equipment is not clean and load ready, inspection services are not available, or inclement weather, including severe ice conditions, prevents loading. However, the exceptions to load-out requirements shall not include corn or soybeans that have not made grade. If precluded from loading when equipment is available, the shipper shall notify the owner by 10:00 a.m. the following business day. Notification shall be by telephone, e-mail or fax to the owner.


        (6) For Illinois Waterway barge loading at Burns Harbor, Regulation 1081.01(13)(A.)(a) pertaining to the protection of the Chicago barge rate and inclement weather will apply.


        (7) Any expense for making the grain available for loading on the Illinois Waterway will be borne by the party making delivery, provided that the taker of delivery constructively places barge equipment clean and ready to load within five (5) business days following the scheduled loading date of the barge on the Illinois Waterway. If the taker's barges are not constructively placed within five (5) business days following the scheduled loading date of the barge on the Illinois Waterway, the taker shall pay the shipper an amount not to exceed 30/100 of one cent per bushel per day multiplied by the number of calendar days from the fifth business day following the scheduled loading date to the date that the barge is constructively placed, including both dates, but excluding business days the shipper meets his minimum daily barge load-out rate. Requests to cancel loading instructions and re-issue receipts/shipping certificates more than two business days after receipts/shipping certificates are cancelled are subject to mutual agreement. All fees for re-issuance are payable by the owner.

        (8) The shipper shall load water conveyance at the shipping station designated in the Shipping Certificate. If it becomes impossible to load at the designated shipping station for three (3) consecutive business days because of an Act of God, fire, flood, wind, explosion, war, embargo, civil commotion, sabotage, law, act of government, labor difficulties or other conditions of force majeure, the shipper will arrange for water conveyance to be loaded at another regular shipping station in conformance with the Shipping Certificate and will compensate the owner for any transportation loss resulting from the change in the location of the shipping station. If the aforementioned condition of impossibility prevails at a majority of regular shipping stations, then shipment may be delayed for


                                     1025

                         Ch10 Regularity of Warehouses
                         -----------------------------

             the number of days that such impossibility prevails at a majority of regular shipping stations. If conditions covered in this regulation make it impossible to load at the designated shipping station, the shipper shall notify the Registrar's Office in writing of such condition within 24 hours of when the condition of impossibility began.

        (9) See Regulation C1081.01(12)G(9)-Regularity of Warehouses and Issuers of Shipping Certificates for Corn futures contracts.

             See Regulation S1081.01(12)G(9)-Regularity of Warehouses and Issuers of Shipping Certificates for Soybean futures contracts.

        (10) In the event less than eleven shipping certificates of a like grade/quality are outstanding at a shipping station the owner of all such outstanding shipping certificates may cancel the shipping certificates and obligate the shipper to provide a market value at which the shipper will either buy back all the canceled shipping certificates or sell the balance of Corn or Soybeans of a like grade/quality to complete a barge loading of at least 55,000 bushels, the choice being at the discretion of the taker of delivery.

(13)  Location.

    A. Corn. See Regulation C1081.01(13)-Location for Corn futures contracts.

        No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or (2) 20 feet.

        Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

        (a) When grain represented by warehouse receipts or shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the Chicago Switching District).

            If inclement weather conditions make the warehouse or shipping station located in the Burns Harbor Switching District unavailable for barge loadings for a period of five or more calendar days, the party making delivery will make grain available on the day following this five calendar day period to load into a barge at one mutually agreeable water warehouse or shipping station located in the Chicago Switching District; PROVIDED that the party making delivery is notified on the first day of that five-day period of inclement weather that the barge is available for movement but cannot be moved from the Chicago Switching District to the Burns Harbor Switching District, and is requested on the last day of this five day calendar period in which the barge cannot be moved.

       (b) When grain represented by warehouse receipts or shipping certificates is ordered out for shipment by vessel, and the party taking delivery is a recipient of a split delivery of grain between a warehouse or shipping station located in Burns Harbor and a warehouse or shipping station in Chicago, and the grain in the Chicago warehouse or


                                     1026

                         Ch10 Regularity of Warehouses
                         -----------------------------

            shipping station will be loaded onto this vessel; it will be the obligation of the party making delivery at the request of the party taking delivery to protect the holder of the warehouse receipts or shipping certificates against any additional charges resulting from loading at one berth in the Burns Harbor Switching District and at one berth in the Chicago Switching District as compared to a single berth loading at one location. The party making delivery, at his option, will either make the grain available at one water warehouse or shipping station operated by the party making delivery and located in the Chicago Switching District for loading onto the vessel, make grain available at the warehouse in Burns Harbor upon the surrender of warehouse receipts or shipping certificates issued by other regular elevators or shipping stations located in the Chicago Switching District at the time vessel loading orders are issued, or compensate the party taking delivery in an amount equal to all applicable expenses, including demurrage charges, if any, for the movement of the vessel between a berth in the other switching district. On the day that the grain is ordered out for shipment by vessel, the party making delivery will declare the regular warehouse or shipping station in which the grain will be available for loading.

        See Regulation C1081.01(13)-Location for Corn futures contracts.

    B. Oats. For the delivery of oats, regular warehouses may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District (subject to the provisions of paragraph A above) or within the Minneapolis, Minnesota or St. Paul, Minnesota Switching Districts.

        Delivery in the Minneapolis or St. Paul Switching District must be made "in store" in regular elevators providing barge-loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the Minneapolis and St. Paul barge-loading districts.

        However, deliveries of oats may be made in interior off-water elevators within the Minneapolis or St. Paul Switching District, PROVIDED that the party making delivery makes the oats available upon call within seven calendar days to load into a barge at one river location in the Minneapolis or St. Paul barge-loading district. The party making delivery must declare, within one business day after receiving warehouse receipts and loading orders, the river location at which the oats will be made available. Any additional expense incurred to move delivery oats from an off-water elevator into barges shall be borne by the party making delivery; PROVIDED that the party taking delivery presents barge equipment clean and ready to load within fifteen calendar days from the time warehouse receipts and loading orders are tendered to the delivering party.

        Official weights and official grades as loaded into the barge shall govern for delivery



                                     1027

                         Ch10 Regularity of Warehouses
                         -----------------------------

        purposes.

    C. Wheat. For the delivery of wheat, regular warehouses may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District (subject to the provisions of Paragraph A above), within the Toledo, Ohio Switching District, or with respect to only No. 1 Soft Red Winter and No. 2 Soft Red Winter Wheat, within the St. Louis-East St. Louis or Alton Switching Districts.

        Delivery in Toldeo must be made "in store" in regular elevators providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        However, deliveries of wheat may be made in off-water elevators within the Toledo, Ohio Switching District PROVIDED that the party making delivery makes the grain available upon call within five calendar days to load into water equipment at one water location within the Toledo, Ohio Switching District. The party making delivery must declare within one business day after receiving warehouse receipts and loading orders the water location at which wheat will be made available.

        Any additional expense incurred to move delivery grain from an off-water elevator into water facilities shall be borne by the party making delivery; PROVIDED that the party taking delivery presents water equipment clean and ready to load within fifteen calendar days from the time the grain has been made available.

        Official weights and official grades as loaded into the water equipment shall govern for delivery purposes.

        Delivery in the St. Louis-East St. Louis or Alton Switching Districts must be "in store" in regular elevators providing barge loading facilities and maintaining water depth equal to the average draft of the current barge loadings in the St. Louis-East St. Louis and Alton barge loading districts.

    D. Soybeans. See Regulation S1081.01(13)-Location for Soybean futures contracts.

(14)  Billing



                                     1028

                         Ch10 Regularity of Warehouses
                         -----------------------------

    A. Wheat, Corn, Soybeans and Oats (Chicago delivery). The Chicago warehouseman is not required to furnish transit billing on grain represented by warehouse receipt deliveries in Chicago, Illinois. Delivery shall be flat.

    B.  Oats (Minneapolis, St. Paul delivery).

        (1) When oats represented by warehouse receipts delivered in Minneapolis or St. Paul are ordered out for shipment by rail, it shall be the obligation of seller to furnish, no later than when cars are placed or constructively placed at the elevator, to the party taking delivery, inbound Freight Bills (rail tonnage or order equivalent truck or barge tonnage) protecting the applicable proportional rate applicable to Chicago from the warehouse in which the grain is located. The Freight Bills shall be for the kind and quantity of the commodity designated by the warehouse receipt and must permit such commodity to be shipped at the minimum proportional rate applicable to Chicago effective as of the date of shipment from point of origin shown by the Freight Bill.

            (a) Delivery at Minneapolis. When delivery is made at an elevator within the Minneapolis Switching District, such Freight Bills must permit one further free transit stop at interior transit points or be accompanied by a check to cover one such transit stop.

            (b) Delivery at St. Paul. When delivery is made at an elevator within the St. Paul Switching District, such Freight Bills must permit one further free transit stop at interior transit points, or be accompanied by a check to cover such transit stop, and in addition must also permit movement to industries within the switching limits of Minneapolis at no greater cost than the maximum switching charges between industries located with the switching limits of Minneapolis.

        (2) In lieu of the Freight Bills or order equivalent tonnage specified above, seller may furnish to the party taking delivery "short-rate" Freight Bills or make compensation as specified in Section (b).

            (a) "Short-rate" Freight Bills (which otherwise conform to the requirements of this Regulation). "Short-rate" Freight Bills shall be accompanied by a certified check, or other acceptable payment, in an amount equal to the difference between the freight charges which would be incurred in shipping the quantity of the commodity from Minneapolis to Chicago (based on the proportional rate applicable in connection with such "short-rate" Freight Bills) and the freight charges for such shipment based on the minimum proportional tariff rate applicable in connection with Freight Bills other than "short-rate" Freight Bills showing shipment from points of origin as of the same date as the "short-rate" Freight Bills furnished.

            (b) Compensation in Lieu of Freight Bills or order equivalent tonnage. A certified check or other acceptable payment may be substituted for Freight Bills provided it is in an amount equal to the difference between the freight charges which would be incurred in shipping the commodity from Minneapolis to Chicago based on the flat tariff rate effective as of the date of loading for rail shipment and the charges for such shipment based on the minimum proportional tariff rate effective as of the same date.

        (3) Due Bills issued by the Western Weighing and Inspection Bureau may be used when necessary in lieu of Freight Bills that conform to the provisions of this Regulation. Such Due Bills may be surrendered by the seller to the party loading out delivery grain by rail when such Freight Bills are not yet available because of the unloading of the commodity into an elevator during the last few days of the delivery month or on the delivery of "Track" grain. Such Due Bills shall specify the date, origin and rate of the Freight Bills in lieu of which they are issued and shall be completely filled out except for the signature.



                                     1029

        (4) The term Freight Bills as used in this Regulation means the recorded inbound paid Freight Bills, authorized duplicates thereof, or tonnage credit slips, conforming to the rules and regulations of Western Trunk Line Tariff No. 331-Z, Fred Ofcky, Agent, ICC No. A-4774, amendments thereto or reissues thereof.

    C. Wheat (Toledo and St. Louis delivery). The warehouseman is not required to furnish transit billing on wheat represented by warehouse receipts delivery in Toledo, Ohio, St. Louis, Missouri, East St. Louis, Illinois, or Alton, Illinois. Delivery shall be flat.

    D.  Corn  See Regulation C1081.01(14)-Billing for Corn futures contracts.

    E. Soybeans See Regulation S1081.01(14)-Billing for Soybean futures contracts.

    F. Wheat, Corn, Soybeans and Oats (Burns Harbor Delivery). When grain represented by warehouse receipts delivered in Burns Harbor is ordered out for shipment by rail, it will be the obligation of the party making delivery to protect the Chicago rail rate, if lower, which would apply to the owner's destination had a like kind and quantity of grain designated on warehouse receipts been loaded out and shipped from a regular warehouse located in the Chicago Switching District. If grain is loaded out and shipped to an industry in the Chicago Switching District, the party making delivery will protect the minimum, crosstown switch charge in the Chicago Switching District.

        When rail loading orders are submitted, the party taking delivery shall state in writing if he elects to receive the applicable rail rates from Burns Harbor or Chicago. If the party taking delivery specifies Burns Harbor, the party making delivery will load rail cars at the Burns Harbor warehouse and will not be required to protect the Chicago rates.

        If the party taking delivery specifies Chicago rates, the party making delivery will declare on the day that the grain is ordered out for shipment by rail, the warehouse at which the grain will be made available, which is operated by the party making delivery and is located either in the Burns Harbor or the Chicago Switching Districts. If the declared warehouse is located in the Chicago Switching District, the party making delivery will provide only that billing specified in Regulation 1081.01(14)A.

        However, if the declared warehouse is located in Burns Harbor and the rail rate from Chicago or the minimum Chicago crosstown switch charge requires protection, the party making delivery will compensate the party taking delivery. The compensation shall be in an amount equivalent to the difference of the freight charges from Burns Harbor and the freight charges which would be applicable had the grain been loaded at and shipped from a warehouse located in the Chicago Switching District to the owner's destination.





(15) Persons operating regular warehouses or shipping stations shall be subject to the Exchange's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a warehouse's or shipper's regularity, shall be subject to the Exchange's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5.



(16) Persons operating regular warehouses or shipping stations shall consent to the disciplinary


                                     1030
     jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the warehouse or shipping station was regular.



(17) The Exchange may determine not to approve warehouses or shipping stations for regularity or increases in regular capacity of existing regular warehouses or shipping stations, in its sole discretion, regardless of whether such warehouses or shipping stations meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether receipts or shipping certificates issued by such warehouses or shipping stations, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of futures contracts or impair the efficacy of futures trading in the relevant market, or whether the currently approved regular capacity provides for an adequate deliverable supply. (08/01/04)

1081.01A  Inspection   - Chicago Elevators - Any Grain Warehouses in Chicago,
regular for the delivery of grain under the Rules and Regulations of the Association, shall require inbound and outbound inspections as mandated by the U.S. Grain Standards Act and/or the U.S. Warehouse Act.


Nothing herein shall negate the rights of persons shipping grain into or out of such Warehouses to request and obtain on such grain official sample lot inspections as defined in the U.S. Grain Standards Act, and such inspections or any appeal therefrom, shall be the settlement grade.


When grain is delivered in satisfaction of warehouse or shipping certificate, receipts, the holder of the warehouse receipts or shipping certificates shall be entitled to an official sample lot inspection as defined in the U.S. Grain Standards Act unless otherwise agreed. 3R (03/01/00)

1081.01B Billing When Grain is Loaded Out - The Board makes the following interpretations:

1. Is it then the obligation of the operator of the elevator to have such billing on hand backing all deliveries -or only (as the Regulation seems to state) when such grain is loaded out?

    The Regulations are explicit in stating that billing need be available when such grain is loaded out. The warehouseman makes the decision and takes the risk at the time of delivery and any time until the grain is ordered loaded if he does not have billing.

2.  What is meant by equities?

    Equities are defined in the Regulation and do not include values occasioned by changes in freight rates as they would apply to the outboard movement. 43R (09/01/94)

1081.01C Car of Specified Capacity - Where a seller of an 80,000 Ib. capacity car shows conclusively that an 80,000 Ib. capacity car was ordered, and the railroad for its own convenience provided a 100,000 Ib. capacity car, the basis for settlement should be the same as though an 80,000 Ib. capacity car had been
supplied. 14R   (09/01/94)

1082.00   Insurance - Grain covered by warehouse receipts tendered for delivery must be insured against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Board of Directors. It shall be the duty of the operators of all regular warehouses to furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected. 292 (08/01/96)

1082.00A Insurance - The warehouseman shall insure grain and soybeans covered by warehouse receipts tendered for delivery against the contingencies provided for in the standard "All Risks" policy (including earthquakes). (09/01/94)

1083.00   Variation Allowed - Deliveries of grain in store may vary not more than one percent from the quantity contracted for: provided, however, that no lot in any one warehouse shall contain less than 5,000 bushels of any one grade. 291 (09/01/94)

1083.01   Excess or Deficiency in Quantity - In the load-out of grain from an elevator or warehouse, the quantity of gross grain covered by the warehouse receipt shall be loaded out, and any excess or deficiency between the quantity of net grain loaded out and the quantity of net grain covered by the warehouse receipt shall be paid for to or by (as the case may be) the elevator or warehouse proprietor or manager at the average market price on the day of load-out: the buyer to pay storage on the net weight covered by the warehouse receipt. In the event that in the final out-turn there is a shortage in the gross quantity called for in the receipt, the net quantity of grain required by the receipt shall be the factor in settlement, and any variation therefrom in the net amount of grain loaded out against the receipt shall be paid for by the elevator or warehouse proprietor or manager to the owner of the receipt at the average market price on the day of load-out. In the load-out of grain the gross quantity of grain, which includes dockage shall not exceed the net quantity by more than one percent.

                                     1031

                         Ch10 Regularity of Warehouses
                         -----------------------------

1640  (09/01/94)

1084.01  Revocation, Expiration or Withdrawal of Regularity   - Any regular
warehouse or shipper may be declared by the Business Conduct Committee, or pursuant to Regulation 540.10, the Hearing Committee to be irregular at any time if it does not comply with the conditions above set forth. If the designation of a warehouse or shipper as regular shall be revoked, a notice shall be posted on the bulletin board announcing such revocation and also the period of time, if any, during which the receipts or certificates issued by such house or shipper shall thereafter be deliverable in satisfaction of futures contracts under the Rules and Regulations.


In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment of the properties where regularity is not reissued, holders of outstanding warehouse or shipping certificates receipts shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding warehouse receipt or shipping certificate chooses not to take load-out during this period, the facility must provide him with another warehouse receipt or shipping certificate at another, mutually acceptable regular warehouse or shipping station, with adjustments for differences in contract differentials. Alternatively, if such warehouse receipt or shipping certificate is unavailable, the facility must provide the holder with an equivalent quantity and quality of the grain designated in the warehouse receipt or shipping certificate at a mutually acceptable location. 1621 (03/01/00)




1085.01 Application for Declaration of Regularity - All applications by operators of warehouses for a declaration of regularity under Regulation 1081.01 shall be on the following form:

WAREHOUSEMAN'S APPLICATION FOR A DECLARATION OF REGULARITY FOR CONTRACTS FOR FUTURE DELIVERY UNDER THE RULES AND REGULATIONS OF THE BOARD OF TRADE OF THE CITY OF CHICAGO, INC. FOR THE DELIVERY

OF________________________

                                                      (List Wheat, Oats or both)

________________
Date

BOARD OF TRADE OF THE CITY OF CHICAGO, INC
Chicago, Illinois


_________________________(hereinafter called the "Warehouseman") owner/lessee*
       (Warehouseman Name)                                      (Circle one)
of a warehouse located at______________________________________________ hereby
                                   (Address, City, State, Zip)
submits this application to the Board of Trade of the City of Chicago, Inc. (hereinafter called "Exchange") for a Declaration of Regularity to issue Warehouse Receipts for delivery of _____________________________ upon contracts
                                    (List Wheat, Oats, or both)
for future delivery for a period beginning on July 1, 20__ and ending Midnight June 30, 20__.

The Warehouseman has a storage capacity of____________________ bushels of grain. If multiple warehouses exist at the location listed above, please indicate the name of the elevator.

Name of Elevator:____________________________.

*Please include a copy of the lease or service agreement with application.

                            Conditions of Regularity

A declaration of regularity, if granted, may be revoked by the Exchange whenever the following conditions, or any other applicable conditions specified in Regulation 1081.01, or any other relevant Rules and Regulations are not observed:

1.  The Warehouseman must:

    (1)  submit bonds or letters of credit to the Exchange as it may require.

    (2) submit to the Exchange a tariff listing in detail the rates for the handling and storage of grain; submit promptly to the Exchange all changes in such tariff; and publish and display such tariff.

         The maximum storage rates on Wheat and Oats shall not exceed the storage rates defined in Regulation 1056.01. The maximum load-out charge shall not exceed the load-out charge defined in Regulation 1081.01(11).

    (3) remove no CBOT registered Wheat and/or Oats from the warehouse unless the warehouse receipts have been previously cancelled by the Registrar's Office.

    (4) notify the Exchange immediately of any change in its capital ownership, or of any reduction in net worth of 20 percent or more from the level reported in the last financial statement filed with the Exchange, or of any change in the physical condition of the warehouse.

    (5) make such reports, keep such records, and permit such warehouse visitation as the Exchange of the Commodity Futures Trading Commission
         (CFTC) may require; and comply with all applicable Rules and Regulations of the Exchange and the CFTC.

    (6) insure against the contingencies provided for in a standard "All Risks" policy (including earthquake), in such amounts as required by the Exchange.

    (7) submit an application for renewal of a declaration of regularity in writing on or before May 1/st/, every even year.

    (8) if the Warehouse leases the warehouse or has entered into some form of service agreement pursuant to which an agent or contractor performs the daily operations of the warehouse, Warehouseman remains responsible for compliance with all duties and conditions of regularity and shall be responsible for the conduct of its agents or contractors.

2.  The Warehouse must be:

    (1)  subject to the prescribed examination and approval of the Exchange.

    (2) Equipped with standard equipment and appliances for the convenient and expeditious handling of grains in bulk.

3. The Warehouse and Warehouseman must conform to the requirements of the Exchange as to location, accessibility and suitability as may be prescribed by the Rules and Regulations of the Exchange.

                           AGREEMENTS OF WAREHOUSEMAN

The Warehouseman expressly agrees:

    (1) that all grain tendered in satisfaction of futures contracts shall be weighted by an Official Weigher. An Official Weigher shall be a person or agency approved by the Exchange.

    (2) that all warehouse receipts to be tendered in satisfaction of futures contracts will be registered with the Registrar of the Exchange.

    (3) to abide by all of the Rules and Regulations of the Exchange relating to the warehousing of commodities deliverable in satisfaction of futures contracts and the delivery thereof, including the duties set forth in Regulation 1081.01, as applicable.

    (4) to designate a clearing agent in Chicago authorized to act upon the Warehouseman's behalf in matters pertaining to Warehouse Receipts.

    (5) that the Exchange may revoke the Warehouseman's declaration of regularity, if granted, for any breach of these agreements.

    (6) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity and, if found to be untrue, the Exchange shall have the right to revoke the declaration of regularity immediately.

    (7) to be subject to the Exchange's Rules and Regulations, the disciplinary procedures set forth in Chapter 5, and the arbitration procedures set forth in Chapter 6, and to abide by and comply with the terms of any disciplinary decision imposed upon the Warehouseman or any arbitration award issued against it pursuant to the Exchange's Rules and Regulations.

    (8) to consent to the disciplinary jurisdiction of the Exchange for five years after regularity lapses for conduct which occurred while the Warehouseman was regular.

Please be advised that, pursuant to Regulation 1081.01 (17), the Exchange may determine not to approve warehouses for regularity or increases in regular capacity of existing regular warehouses, in its sole discretion, regardless of whether such warehouses meet the conditions of regularity specified in Regulation 1081.01. Some factors the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether warehouse receipts issued by such warehouses, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of the Wheat or Oats futures contracts or impair the efficacy of futures trading in Wheat or Oats, or whether the currently approved regular capacity provides for an adequate deliverable supply.


                                             ___________________________________
                                             (Name)


                                             ___________________________________
                                             (Title)


                                             ___________________________________
                                             (Date)

                                                                (03/01/04)


                                     1032

1086.01 Federal Warehouses - In compliance with Section 5a, subparagraph (7) of Commodity Exchange Act, receipts for grain stored in elevators (listed as Federally licensed in Appendices 10A, 10B, 10C, 10D and 10E) licensed under the United States Warehouse Act of August 11, 1916, as amended will be deliverable in satisfaction of futures contracts. 1829 (09/01/94)

                                     1033


=======================================================================================
Chapter 10C
Corn Futures
=======================================================================================
     Ch10C Trading Conditions.....................................................1002C
         C1001.01  Application of Regulations.....................................1002C
         C1004.01  Unit of Trading................................................1002C
         C1005.01  Months Traded in...............................................1002C
         C1006.01  Price Basis....................................................1002C
         C1007.01  Hours of Trading...............................................1002C
         C1008.01  Trading Limits.................................................1002C
         C1009.01  Last Day of Trading............................................1002C
         C1010.01  Margin Requirements............................................1002C
         C1012.01  Position Limits and Reportable Positions.......................1002C

     Ch10C Delivery Procedures....................................................1003C
         C1036.00  Grade Differentials............................................1003C
         C1036.01  Location Differentials.........................................1003C
         C1038.01  Grades.........................................................1003C
         C1041.01  Delivery Points................................................1003C
         C1043.01  Deliveries.....................................................1003C
         C1043.02  Registration of Corn Shipping Certificates.....................1003C
         C1046.01  Location for Buying or Selling Delivery Instruments............1005C
         C1047.01  Delivery Notices...............................................1005C
         C1048.01  Method of Delivery.............................................1005C
         C1049.01  Time of Delivery, Payment, Form of Delivery Notice.............1005C
         C1049.02  Time of Issuance of Delivery Notice............................1005C
         C1049.03  Buyer's Report of Eligibility to Receive Delivery..............1005C
         C1049.04  Seller's Invoice to Buyers.....................................1005C
         C1049.05  Payment........................................................1005C
         C1050.01  Duties of Members..............................................1005C
         C1050.02  Failure to Deliver ............................................1005C
         C1051.01  Office Deliveries Prohibited...................................1005C
         C1054.01  Failure to Accept Delivery.....................................1005C
         C1056.01  Payment of Premium Charges.....................................1005C

     Ch10C Regularity of Issuers of Shipping Certificates.........................1007C
         C1081.01  Regularity of Warehouses and Issuers of Shipping Certificates..1007C
         C1081.01A Inspection.....................................................1009C
         C1081.01B Billing When Grain is Loaded Out...............................1009C
         C1081.01C Car of Specified Capacity......................................1009C
         C1082.01  Insurance......................................................1009C
         C1083.01  Variation Allowed..............................................1009C
         C1083.02  Excess or Deficiency in Quantity...............................1009C
         C1084.01  Revocation, expiration or Withdrawal of Regularity.............1009C
         C1085.01  Application for Declaration of Regularity......................1009C
         C1086.01  Federal Warehouses.............................................1009C


                                      1001C

================================================================================
Chapter 10C
Corn Futures
================================================================================

Ch10C  Trading Conditions

C1001.01 Application of Regulations - Transactions in Corn futures shall be subject to the General Rules of the Association as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in Corn. (08/01/98)

C1004.01 Unit of Trading - (see 1004.00) (08/01/98)

C1005.01 Months Traded in - (see 1005.01A) (08/01/98)

C1006.01 Price Basis - (see 1006.00 and 1006.01) (08/01/98)

C1007.01 Hours of Trading - (see 1007.00 and 1007.02) (08/01/98)

C1008.01 Trading Limits - (see 1008.01 and 1008.02) (08/01/98)

C1009.01 Last Day of Trading - (see 1009.02) (08/01/98)

C1010.01 Margin Requirements - (see 431.03) (08/01/98)

C1012.01 Position Limits and Reportable Positions - (see 425.01) (08/01/98)

                                     1002C

Ch10C  Delivery Procedures

C1036.00  Grade Differentials - (see 1036.00) (08/01/98)

C1036.01 Location Differentials - Corn for shipment from regular shipping stations located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Corn futures contracts at contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Lockport-Seneca Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Ottawa-Chillicothe Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 2 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Corn for shipment from regular shipping stations located within the Peoria-Pekin Shipping District may be delivered in satisfaction of Corn futures contracts at a premium of 3 cents per bushel over contract price, subject to the differentials for class and grade outlined above. (08/01/98)

C1038.01  Grades- (see 1038.00 and 1038.01) (08/01/98)

C1041.01 Delivery Points - Corn Shipping Certificates shall specify shipment from one of the warehouses or shipping stations currently regular for delivery and located in one of the following territories:

     A. Chicago and Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Chicago Switching District will be that area geographically defined by Tariff ICC WTL 8020-Series and that portion of the Illinois Waterway at or above river mile 304 which includes the Calumet Sag Channel and the Chicago Sanitary & Ship Canal. When used in these Rules and Regulations, Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission.

     B. Lockport-Seneca Shipping District - When used in these Rules and Regulations, the Lockport-Seneca Shipping District will be that portion of the Illinois Waterway below river mile 304 at the junction of the Calumet Sag Channel and the Chicago Sanitary & Ship Canal and above river mile 244.6 at the Marseilles Lock and Dam.

     C. Ottawa-Chillicothe Shipping District - When used in these Rules and Regulations, the Ottawa-Chillicothe Shipping District will be that portion of the Illinois Waterway below river mile 244.6 at the Marseilles Lock and Dam and at or above river mile 170 between Chillicothe and Peoria, IL.

     D. Peoria-Pekin Shipping District - When used in these Rules and Regulations, the Peoria-Pekin Shipping District will be that portion of the Illinois Waterway below river mile 170 between Chillicothe and Peoria, IL and at or above river mile 151 at Pekin, IL. (11/01/01)



C1043.01  Deliveries by Corn Shipping Certificate - (see 1043.01) (08/01/98)

C1043.02  Registration of Corn Shipping Certificates - (see 1043.02) (08/01/98)

                                     1003C
proper designation, indicating shipping station.

                     BOARD OF TRADE OF THE CITY OF CHICAGO
  CORN SHIPPING CERTIFICATE FOR DELIVERY IN SATISFACTION OF CONTRACT FOR 5,000
                                BUSHELS OF CORN

The certificate not valid unless registered by the Registrar of the Board of Trade of the City of Chicago.
________________________________________________________________________________
____________________________________________Corn
                              (grade)
Shipping Station
of______________________________________________________________________________
__________________________
Located at
________________________________________________________________________________
_____________________________________
Registered total daily rate of loading of ___________________________________ bushels.

Total rate of loading per day shall be in accordance with Regulation 1081.01
(12). A premium charge of $ ________ cents per bushel per calendar day for each day is to be assessed starting the day after registration by the Registrar of this Certificate through the business day loading is complete.
For value received and receipt of this document properly endorsed and lien for payment of premium charges the undersigned shipper, regular for delivery under the Rules and Regulations of the Board of Trade of the City of Chicago, hereby agrees to deliver 5,000 bushels of Corn in bulk conforming the standards of the Board of Trade of the City of Chicago and ship said Corn in accordance with orders of the lawful owner of this document and in accordance with Rules and Regulations of the Board of Trade of the City of Chicago. Delivery shall be by water or rail conveyance according to the registered loading capability of the shipper.

        Signed at ____________________________________________________     this
_________________________________________________________
        day of    ________________________________, 20 ______________
        --  Chicago, IL or Burns Harbor, IN Switching District
        --  Lockport-Seneca Shipping District
        --  Ottawa-Chillicothe Shipping District
        --  Peoria-Pekin Shipping District
By ______________________________________________________
             Authorized Signature of Issuer
        Registration date _________________________________
        Registration's Number _______________________________________

                                     1004C

                 Registrar for Corn
              Board of Trade of the City of Chicago
Registration canceled for purpose of shipment of Corn by owner of certificate or by issuer of certificate for purpose of withdrawal of certificate.
        Cancellation                                                        Date
__________________________________________________________________
                       (Registrar)
All premium charges have been paid on Corn covered by this certificate from date of registration, not counting date of registration but counting date of payment.
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
        Date ______________________ by ______________________________
Delivery of this Corn Shipping Certificate to issuer is conditioned upon loading of Corn in accordance with Rules and Regulations of the Board of Trade of the City of Chicago and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which I (we) agree to honor upon presentation.
______________________________________________________________

          Owner of this Corn Shipping
     Certificate or his duly authorized agent
           Date _________________, 20____________ (03/01/00)

C1046.01 Location for Buying or Selling Delivery - (see 1046.00A) (08/01/98) Instruments

C1047.01  Delivery Notices - (see 1047.01) (08//01/98)

C1048.01  Method of Delivery - (see 1048.01) (08/01/98)

C1049.01 Time of Delivery, Payment, Form of Delivery - (see 1049.00) (08/01/98) Notice

C1049.02  Time of Issuance of Delivery Notice - (see 1049.01) (08/01/98)

C1049.03 Buyer's Report of Eligibility to Receive Delivery' - (see 1049.02) (08/01/98)

C1049.04  Seller's Invoice to Buyers' - (see 1049.03) (08/01/98)


C1049.05 Payment - Payment shall be made utilizing the electronic delivery system via the Clearing Services Provider's Online System. Payment will be made during the 6:45 a.m. collection cycle, or such other time designated by the Exchange. Thus the cost of the delivery will be debited or credited to a clearing firms settlement account. Buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery during the 6:45 a.m. settlement process or such other time designated by the Exchange, on the day of delivery, except on banking holidays when delivery must be taken or made and payment made during the 6:45 a.m. settlement process, or such other time designated by the Exchange, on the next banking business day. (12/01/03)


C1050.01  Duties of Members - (see 1050.00) (08/01/98)


C1050.02  Failure to Deliver - (see 1050.01) (12/01/03)


C1051.01  Office Deliveries Prohibited - (see 1051.01)

C1054.01 Failure to Accept Delivery - (see 1054.00, 1054.00A and 1054.01)
(12/01/03)


C1056.01  Payment of Premium Charges - (see 1056.01) (11/01/01)

                                      1005C

                                    1006C

Ch10C  Regularity of Issuers of Shipping Certificates

C1081.01 Regularity of Warehouses and Issuers of Shipping Certificates -Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor or the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

     The following shall constitute the requirements and conditions for regularity:

     (1) The warehouse or shipping station making application shall be inspected by the Registrar or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.

     The operator of a shipping station issuing Corn Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not to exceed:

          (a) 20 times his registered total daily rate of loading barges, or in the case of Chicago, Illinois and Burns Harbor, Indiana Switching Districts, his registered storage capacity,


          (b) and a value greater than 50 percent of the operator's net worth.


The shipper issuing Corn Shipping Certificates shall register his total daily rate of loading barges at his maximum 8 hour loadout capacity in amount not less than:

     (a) one barge per day at each shipping station within the Lockport-Seneca Shipping District, within the Ottawa-Chillicothe Shipping District, within the Peoria-Pekin Shipping District, within the Havana-Grafton Shipping District, and within the St. Louis-East St. Louis and Alton Switching Districts, and

     (b) three barges per day at each shipping station in the Chicago, Illinois and Burns Harbor, Indiana Switching District.

     (2) Shippers located in the Chicago, Illinois and Burns Harbor, Indiana Switching District shall be connected by railroad tracks with one or more railway lines.

C1081.01(3) through C1081.01(12)G(8) - (see 1081.01(3) through 1081.01(12)G(8))


                                      1007C

C1081.01(12)G(9) In the event that it has been announced, by the U.S. Coast Guard, after consulting with the Army Corps of Engineers and the River Industry Action Committee, that river traffic will be obstructed for a period of fifteen days or longer as a result of one of the conditions of impossibility listed in regulation 1081.01(12)(G)(8) and in the event that the obstruction will affect a majority of regular shipping stations, then the following barge load-out procedures for Corn shall apply to shipping stations upriver from the obstruction:


          (a) The maker and taker of delivery may negotiate mutually agreeable terms of performance.

          (b) If the maker and/or the taker elect not to negotiate mutually agreeable terms of performance, then the maker is obligated to provide the same quantity and like quality of grain pursuant to the terms of the shipping certificate(s) with the following exceptions and additional requirements:

               (i) The maker must provide loaded barge(s) to the taker on the Illinois River between the lowest closed lock and St. Louis, inclusive, or on the Mid-Mississippi River between Lock 11 at Dubuque, Iowa and St. Louis, inclusive.

               (ii) The loaded barge(s) provided to the taker must have a value equivalent to C.I.F. NOLA, with the maker of delivery responsible for the equivalent cost, insurance and freight.

               (iii) The taker of delivery shall pay the maker 18 cents per bushel for Chicago and Burns Harbor Switching District shipping certificates, 16 cents per bushel for Lockport-Seneca District shipping certificates, 15 1/2 cents per bushel for Ottawa-Chillicothe District shipping certificates, and 15 cents per bushel for Peoria-Pekin District shipping certificates, as a reimbursement for the cost of barge freight.

          (c) In the event that the obstruction or condition of impossibility listed in regulation 1081.01(12)(G)(8) will affect a majority of regular shipping stations, but no announcement of the anticipated period of obstruction is made, then shipment may be delayed for the number of days that such impossibility prevails.

C1081.01(13) Location - For the delivery of Corn, regular warehouses or shipping stations may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District or within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District.

          No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or (2) 20 feet.

Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

          (a) When grain represented by shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the Chicago Switching District).

                                     1008C

           If inclement weather conditions make the warehouse or shipping station located in the Burns Harbor Switching District unavailable for barge loadings for a period of five or more calendar days, the party making delivery will make grain available on the day following this five calendar day period to load into a barge at one mutually agreeable water warehouse or shipping station located in the Chicago Switching District; PROVIDED that the party making delivery is notified on the first day of that five-day period of inclement weather that the barge is available for movement but cannot be moved from the Chicago Switching District to the Burns Harbor Switching District, and is requested on the last day of this five day calendar period in which the barge cannot be moved.

      (b) When grain represented by shipping certificates is ordered out for shipment by vessel, and the party taking delivery is a recipient of a split delivery of grain between a warehouse or shipping station located in Burns Harbor and a warehouse or shipping station in Chicago, and the grain in the Chicago warehouse or shipping station will be loaded onto this vessel; it will be the obligation of the party making delivery at the request of the party taking delivery to protect the holder of the shipping certificates against any additional charges resulting from loading at one berth in the Burns Harbor Switching District and at one berth in the Chicago Switching District as compared to a single berth loading at one location. The party making delivery, at his option, will either make the grain available at one water warehouse or shipping station operated by the party making delivery and located in the Chicago Switching District for loading onto the vessel, make grain available at the warehouse or shipping station in Burns Harbor upon the surrender of shipping certificates issued by other regular elevators or shipping stations located in the Chicago Switching District at the time vessel loading orders are issued, or compensate the party taking delivery in an amount equal to all applicable expenses, including demurrage charges, if any, for the movement of the vessel between a berth in the other switching district. On the day that the grain is ordered out for shipment by vessel, the party making delivery will declare the regular warehouse or shipping station in which the grain will be available for loading.

           Delivery within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District or within the Havana-Grafton Shipping District must be made at regular shipping stations providing water loading facilities and maintaining water depth equal to the draft of the Illinois River maintained by the Corps of Engineers.

C1081.01(14) Billing - (see 1081.01(14)A and 1081.01(14)F)

C1081.01(15) through C1081.01(17) - (see 1081.01(15) through 1081.01(17))
(01/01/04)

C1081.01A Inspection - (see 1081.01A) (08/01/98)

C1081.01B Billing When Grain is Loaded Out - (see 1081.01B) (08/01/98)

C1081.01C Car of Specified Capacity - (see 1081.01C) (08/01/98)

C1082.01  Insurance - (see 1082.00) (08/01/98)

C1083.01  Variation Allowed - (see 1083.00) (08/01/98)

C1083.02  Excess or Deficiency in Quantity - (see 1083.01) (08/01/98)

C1084.01 Revocation, Expiration or Withdrawal of Regularity - (see 1084.01) (08/01/98)

C1085.01  Application for Declaration of Regularity - (see 1085.01) (08/01/98)

C1086.01  Federal Warehouses - (see 1086.01) (08/01/98)

                                    1009C

=============================================================================================
Chapter 10S
Soybean Futures
=============================================================================================
     Ch10S Trading Conditions.......................................................... 1001S
         S1001.01   Application of Regulations......................................... 1001S
         S1004.01   Unit of Trading.................................................... 1001S
         S1005.01   Months Traded in................................................... 1001S
         S1006.01   Price Basis........................................................ 1001S
         S1007.01   Hours of Trading................................................... 1001S
         S1008.01   Trading Limits..................................................... 1001S
         S1009.01   Last Day of Trading................................................ 1001S
         S1010.01   Margin Requirements................................................ 1001S
         S1012.01   Position Limits and Reportable Positions........................... 1001S

     Ch10S Delivery Procedures......................................................... 1002S
         S1036.00   Grade Differentials................................................ 1002S
         S1036.01   Location Differentials............................................. 1002S
         S1038.01   Grades............................................................. 1002S
         S1041.01   Delivery Points.................................................... 1002S
         S1043.01   Deliveries......................................................... 1003S
         S1043.02   Registration of Soybean Shipping Certificates...................... 1003S
         S1046.01   Location for Buying or Selling Delivery Instruments................ 1004S
         S1047.01   Delivery Notices................................................... 1004S
         S1048.01   Method of Delivery................................................. 1004S
         S1049.01   Time of Delivery, Payment, Form of Delivery Notice................. 1004S
         S1049.02   Time of Issuance of Delivery Notice................................ 1004S
         S1049.03   Buyer's Report of Eligibility to Receive
                    Delivery........................................................... 1004S
         S1049.04   Seller's Invoice to Buyers......................................... 1004S
         S1049.05   Payment............................................................ 1004S
         S1050.01   Duties of Members.................................................. 1004S
         S1050.02   Failure to Deliver ................................................ 1004S
         S1051.01   Office Deliveries Prohibited....................................... 1004S
         S1054.01   Failure to Accept Delivery......................................... 1004S
         S1056.01   Payment of Premium Charges......................................... 1004S

     Ch10S Regularity of Issuers of Shipping........................................... 1006S
         S1081.01   Regularity of Warehouses and Issuers of Shipping Certificates...... 1006S
         S1081.01A  Inspection......................................................... 1008S
         S1081.01B  Billing When Grain is Loaded Out................................... 1008S
         S1081.01C  Car of Specified Capacity.......................................... 1008S
         S1082.01   Insurance.......................................................... 1008S
         S1083.01   Variation Allowed.................................................. 1008S
         S1083.02   Excess or Deficiency in Quantity................................... 1008S
         S1084.01   Revocation, expiration or Withdrawal of Regularity................. 1008S
         S1085.01   Application for Declaration of Regularity.......................... 1008S
         S1086.01   Federal Warehouses................................................. 1009S


                                      1001S

================================================================================
Chapter 10S
Soybean Futures
================================================================================

Ch10S Trading Conditions

S1001.01 Application of Regulations - Transactions in Soybean futures shall be subject to the General Rules of the Association as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in Soybeans.

S1004.01 Unit of Trading -(see 1004.00) (08/01/98)

S1005.01 Months Traded in - (see 1005.01A) (08/01/98)

S1006.01 Price Basis - (see 1006.00 and 1006.01) (08/01/98)

S1007.01 Hours of Trading - (see 1007.00 and 1007.02) (08/01/98)

S1008.01 Trading Limits - (see 1008.01 and 1008.02) (08/01/98)

S1009.01 Last Day of Trading - (see 1009.02) (08/01/98)

S1010.01 Margin Requirements - (see 431.03) (08/01/98)

S1012.01 Position Limits and Reportable Positions - (see 425.01) (08/01/98)

                                     1001S

                           Ch10S Delivery Procedures
                          -------------------------

S1036.00    Grade Differentials - (see 1036.00) (08/01/98)

S1036.01    Location Differentials - Soybeans for shipment from regular shipping stations located within the Chicago Switching District or the Burns Harbor, Indiana Switching District may be delivered in satisfaction of Soybean futures contracts at contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Lockport-Seneca Shipping District may be delivered in satisfaction of soybean futures contracts at a premium of 2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Ottawa-Chillicothe Shipping District may be delivered in satisfaction of Soybean futures contracts at a premium of 2 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Peoria-Pekin Shipping District may be delivered in satisfaction of Soybean futures contracts at a premium of 3 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located within the Havana-Grafton Shipping District may be delivered in satisfaction of soybean futures contracts at a premium of 3 1/2 cents per bushel over contract price, subject to the differentials for class and grade outlined above. Soybeans for shipment from regular shipping stations located in the St. Louis-East St. Louis and Alton Switching Districts may be delivered in satisfaction of Soybean futures contracts at a premium of 6 cents per bushel over contract price, subject to the differentials for class and grade outlined above. (08/01/98)


S1038.01  Grades - (see 1038.00 and 1038.01) (08/01/98)

S1041.01 Delivery Points - Soybean Shipping Certificates shall specify shipment from one of the warehouses or shipping stations currently regular for delivery and located in one of the following territories:

     A. Chicago and Burns Harbor, Indiana Switching District - When used in these Rules and Regulations, the Chicago Switching District will be that area geographically defined by Tariff ICC WTL 8020-Series and that portion of the Illinois Waterway at or above river mile 304 which includes the Calumet Sag Channel and the Chicago Sanitary & Ship Canal. When used in these Rules and Regulations, Burns Harbor, Indiana Switching District will be that area geographically defined by the boundaries of Burns Waterway Harbor at Burns Harbor, Indiana which is owned and operated by the Indiana Port Commission.

     B. Lockport-Seneca Shipping District - When used in these Rules and Regulations, the Lockport-Seneca Shipping District will be that portion of the Illinois Waterway below river mile 304 at the junction of the Calumet Sag Channel and the Chicago Sanitary & Ship Canal and above river mile 244.6 at the Marseilles Lock and Dam.

C. Ottawa-Chillicothe Shipping District - When used in these Rules and Regulations, the Ottawa-Chillicothe Shipping District will be that portion of the Illinois Waterway below river mile 244.6 at the Marseilles Lock and Dam and at or above river mile 170 between Chillicothe and Peoria, IL.



                                     1002S

                           Ch10S Delivery Procedures
                          -------------------------


     D. Peoria-Pekin Shipping District - When used in these Rules and Regulations, the Peoria-Pekin Shipping District will be that portion of the Illinois Waterway below river mile 170 between Chillicothe and Peoria, IL and at or above river mile 151 at Pekin, IL.

     E. Havana-Grafton Shipping District - When used in these Rules and Regulations, the Havana-Grafton Shipping District will be that portion of the Illinois Waterway below river mile 151 at Pekin, IL to river mile 0 at Grafton, IL.

     F. St. Louis-East St. Louis and Alton Switching Districts - When used in these Rules and Regulations, St. Louis-East St. Louis and Alton Switching Districts will be that portion of the upper Mississippi River below river mile 218 at Grafton, IL and above river mile 170 at Jefferson Barracks Bridge in south St. Louis, MO. (11/01/01)

S1043.01  Deliveries by Soybean Shipping Certificate - (see 1043.01)  (08/01/98)

S1043.02  Registration of Soybean Shipping Certificates - (see 1043.02)
(08/01/98)

S1044.01 Certificate Format - The following form of Soybean Shipping Certificate shall be used with proper designation, indicating shipping station.

                                     1003S

                           Ch10S Delivery Procedures
                          -------------------------

S1046.01 Location for Buying or Selling Delivery Instruments - (see 1046.00A) (08/01/98)

S1047.01  Delivery Notices - (see 1047.01) (08//01/98)

S1048.01  Method of Delivery - (see 1048.01) (08/01/98)

S1049.01 Time of Delivery, Payment, Form of Delivery Notice - (see 1049.00) (08/01/98)

S1049.02  Time of Issuance of Delivery Notice - (see 1049.01) (08/01/98)

S1049.03 Buyer's Report of Eligibility to Receive Delivery - (see 1049.02) (08/01/98)

S1049.04  Seller's Invoice to Buyers - (see 1049.03) (08/01/98)


S1049.05 Payment - Payment shall be made utilizing the electronic delivery system via the Clearing Services Provider's Online System. Payment will be made during the 6:45 a.m. collection cycle or such other time designated by the Exchange. Thus the cost of the delivery will be debited or credited to a clearing firms settlement account. Buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery during the 6:45 a.m. settlement process, or such other time designated by the Exchange, on the day of delivery, except on banking holidays when delivery must be taken or made and payment made during the 6:45 a.m. settlement process, or such other time designated by the Exchange, on the next banking business day. (12/01/03)


S1050.01  Duties of Members - (see 1050.00) (08/01/98)


S1050.02  Failure to Deliver - (see 1050.01) (12/01/03)


S1051.01  Office Deliveries Prohibited - (see 1051.01)


S1054.01 Failure to Accept Delivery - (see 1054.00, 1054.00A and 1054.01)
(12/01/03)


S1056.01  Payment of Premium Charges - (see 1056.01) (11/01/01)

                                     1004S

                           Ch10S Delivery Procedures
                           -------------------------

                                     1005S

                           Ch10S Delivery Procedures
                           -------------------------

Ch10S  Regularity of Issuers of Shipping

S1081.01 Regularity of Warehouses and Issuers of Shipping Certificates -
Persons operating grain warehouses or shippers who desire to have such warehouses or shipping stations made regular for the delivery of grain under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning July 1, 1994, and every even year thereafter, and at any time during a current term for the balance of that term. Regular grain warehouses or shippers who desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted on the floor or the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year thereafter, for the respective years beginning July 1, 1994, and every even year thereafter, and shall be on the same form.

     The following shall constitute the requirements and conditions for regularity:

     (1) The warehouse or shipping station making application shall be inspected by the Registrar or the United States Department of Agriculture. Where application is made to list as regular a warehouse which is not regular at the time of such application, the applicant may be required to remove all grain from the warehouse and to permit the warehouse to be inspected and the grain graded, after which such grain may be returned to the warehouse and receipts issued therefor.

     The operator of a shipping station issuing Soybean Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not to exceed:

          (a) 20 times his registered total daily rate of loading barges, or in the case of Chicago, Illinois and Burns Harbor, Indiana Switching Districts, his registered storage capacity,


          (b)  and a value greater than 50 percent of the operator's net worth.


     The shipper issuing Soybean Shipping Certificates shall register his total daily rate of loading barges at his maximum 8 hour loadout capacity in amount not less than:

     (a) one barge per day at each shipping station within the Lockport-Seneca Shipping District, within the Ottawa-Chillicothe Shipping District, within the Peoria-Pekin Shipping District, within the Havana-Grafton Shipping District, and within the St. Louis-East St. Louis and Alton Switching Districts, and

     (b) three barges per day at each shipping station in the Chicago, Illinois and Burns Harbor, Indiana Switching District.

     (2) Shippers located in the Chicago, Illinois and Burns Harbor, Indiana Switching District shall be connected by railroad tracks with one or more railway lines.

S1081.01(3) through S1081.01(12)G(8) - (see 1081.01(3) through 1081.01(12)G(8))

                                      1006S

                           Ch10S Delivery Procedures
                          -------------------------

S1081.01(12)G(9)    In the event that it has been announced, by the U.S. Coast
Guard, after consulting with the Army Corps of Engineers and the River Industry Action Committee, that river traffic will be obstructed for a period of fifteen days or longer as a result of one of the conditions of impossibility listed in regulation 1081.01(12)(G)(8) and in the event that the obstruction will affect a majority of regular shipping stations, then the following barge load-out procedures for soybeans shall apply to shipping stations upriver from the obstruction:

                    (a) The maker and taker of delivery may negotiate mutually agreeable terms of performance.

                    (b) If the maker and/or the taker elect not to negotiate mutually agreeable terms of performance, then the maker is obligated to provide the same quantity and like quality of grain pursuant to the terms of the shipping certificate(s) with the following exceptions and additional requirements:

                         (i) The maker must provide loaded barge(s) to the taker on the Illinois River between the lowest closed lock and St. Louis, inclusive, or on the Mid-Mississippi River between Lock 11 at Dubuque, Iowa and St. Louis, inclusive.

                         (ii) The loaded barge(s) provided to the taker must have a value equivalent to C.I.F. NOLA, with the maker of delivery responsible for the equivalent cost, insurance and freight.

                         (iii) The taker of delivery shall pay the maker 18 cents per bushel for Chicago and Burns Harbor Switching District shipping certificates, 16 cents per bushel for Lockport-Seneca District shipping certificates, 15 1/2 cents per bushel for Ottawa-Chillicothe District shipping certificates, 15 cents per bushel for Peoria-Pekin District shipping certificates, and 14 1/2 cents per bushel for Havana-Grafton District shipping certificates as a reimbursement for the cost of barge freight.

                    (c) In the event that the obstruction or condition of impossibility listed in regulation 1081.01(12)(G)(8) will affect a majority of regular shipping stations, but no announcement of the anticipated period of obstruction is made, then shipment may be delayed for the number of days that such impossibility prevails.

S1081.01(13)   Location - For the delivery of Soybeans, regular warehouses or shipping stations may be located within the Chicago Switching District or within the Burns Harbor, Indiana Switching District or within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District or within the Havana-Grafton Shipping District or in the St. Louis-East St. Louis and Alton Switching Districts.

        No such warehouse or shipping station within the Chicago Switching District shall be declared regular unless it is conveniently approachable by vessels of ordinary draft and has customary shipping facilities. Ordinary draft shall be defined as the lesser of (1) channel draft as recorded in the Lake Calumet Harbor Draft Gauge, as maintained by the Corps of Engineers, U.S. Army, minus one (1) foot, or
        (2) 20 feet.

        Delivery in Burns Harbor must be made "in store" in regular elevators or by shipping certificate at regular shipping stations providing water loading facilities and maintaining water depth equal to normal seaway draft of 27 feet.

        In addition, deliveries of grain may be made in regular elevators or shipping stations within the Burns Harbor Switching District PROVIDED that:

        (a) When grain represented by shipping certificates is ordered out for shipment by a barge, it will be the obligation of the party making delivery to protect the barge freight rate from the Chicago Switching District (i.e. the party making delivery and located in the Burns Harbor Switching District will pay the party taking delivery an amount equal to all expenses for the movement of the barge from the Chicago Switching District, to the Burns Harbor Switching District and the return movement back to the Chicago Shipping District).

                                     1007S

               If inclement weather conditions make the warehouse or shipping station located in the Burns Harbor Switching District unavailable for barge loadings for a period of five or more calendar days, the party making delivery will make grain available on the day following this five calendar day period to load into a barge at one mutually agreeable water warehouse or shipping station located in the Chicago Switching District; PROVIDED that the party making delivery is notified on the first day of that five-day period of inclement weather that the barge is available for movement but cannot be moved from the Chicago Switching District to the Burns Harbor Switching District, and is requested on the last day of this five day calendar period in which the barge cannot be moved.

          (b) When grain represented by shipping certificates is ordered out for shipment by vessel, and the party taking delivery is a recipient of a split delivery of grain between a warehouse or shipping station located in Burns Harbor and a warehouse or shipping station in Chicago, and the grain in the Chicago warehouse or shipping station will be loaded onto this vessel; it will be the obligation of the party making delivery at the request of the party taking delivery to protect the holder of the shipping certificates against any additional charges resulting from loading at one berth in the Burns Harbor Switching District and at one berth in the Chicago Switching District as compared to a single berth loading at one location. The party making delivery, at his option, will either make the grain available at one water warehouse or shipping station operated by the party making delivery and located in the Chicago Switching District for loading onto the vessel, make grain available at the warehouse or shipping station in Burns Harbor upon the surrender of shipping certificates issued by other regular elevators or shipping stations located in the Chicago Switching District at the time vessel loading orders are issued, or compensate the party taking delivery in an amount equal to all applicable expenses, including demurrage charges, if any, for the movement of the vessel between a berth in the other switching district. On the day that the grain is ordered out for shipment by vessel, the party making delivery will declare the regular warehouse or shipping station in which the grain will be available for loading.

               Delivery within the Lockport-Seneca Shipping District or within the Ottawa-Chillicothe Shipping District or within the Peoria-Pekin Shipping District or within the Havana-Grafton Shipping District must be made at regular shipping stations providing water loading facilities and maintaining water depth equal to the draft of the Illinois River maintained by the Corps of Engineers.

               Delivery in the St. Louis-East St. Louis and Alton Switching District must be made at regular shipping stations providing water loading facilities and maintaining water depth equal to the draft of the Mississippi River maintained by the Corps of Engineers.

S1081.01(14) Billing - (see 1081.01(14)A and 1081.01(14)F)

S1081.01(15) through S1081.01(17) - (see 1081.01(15) through 1081.01(17))
(01/01/04)

S1081.01A Inspection - (see 1081.01A) (08/01/98)

S1081.01B Billing When Grain is Loaded Out - (see 1081.01B) (08/01/98)

S1081.01C Car Specified Capacity - (see 1081.01C) (08/01/98)

S1082.01  Insurance - (see 1082.00) (08/01/98)

                                     1008S

                    Ch10S Regularity of Issuers of Shipping
                    ---------------------------------------


S1083.01  Variation Allowed - (see 1083.00) (08/01/98)

S1083.02  Excess or Deficiency in Quantity - (see 1083.01) (08/01/98)

S1084.01 Revocation, Expiration or Withdrawal of Regularity - (see 1084.01) (08/01/98)

S1085.01  Application for Declaration of Regularity - (see 1085.01) (08/01/98)

                                     1009S

Chapter 10mC
CBOT(R) MINI-SIZED CORN FUTURES


    Ch10mC Trading Conditions .....................................................  1002
        mC1001.01    Authority ....................................................  1002
        mC1002.01    Application of Regulations ...................................  1002
        mC1003.01    Derivative Markets ...........................................  1002
        mC1004.01    Unit of Trading ..............................................  1002
        mC1007.01    Months Traded In .............................................  1002
        mC1006.01    Price Basis ..................................................  1002
        mC1007.01    Hours of Trading .............................................  1002
        mC1008.01    Trading Limits ...............................................  1002
        mC1009.01    Last Day of Trading ..........................................  1002
        mC1010.01    Margin Requirements ..........................................  1002
        mC1012.01    Position Limits and Reportable Positions .....................  1002

    Ch10mC Delivery Procedures ....................................................  1003
        mC1035.01    Grade Differentials ..........................................  1003
        mC1036.01    Location Differentials .......................................  1003
        mC1038.01    Grades ................................................. .....  1003
        mC1041.01    Delivery Points ..............................................  1003
        mC1043.01    Deliveries by mini-sized Corn Certificates ...................  1003
        mC1047.01    Delivery Notices .............................................  1003
        mC1048.01    Method of Delivery ...........................................  1003
        mC1049.01    Time of Delivery, Payment, Form of Delivery Notice ...........  1003
        mC1049.02    Time of Issuance of Delivery Notice ..........................  1003
        mC1049.03    Buyer's Report of Eligibility to Receive Delivery ............  1003
        mC1049.04    Seller's Invoice to Buyers ...................................  1003
        mC1049.05    Payment ......................................................  1003
        mC1050.01    Duties of Members ............................................  1003
        mC1050.02    Failure to Deliver ...........................................  1003
        mC1051.01    Office Deliveries Prohibited .................................  1003
        mC1054.01    Failure to Accept Delivery ...................................  1003
        mC1056.01    Payment of Premium Charges ...................................  1003


                                     1001mC

Chapter 10mC
CBOT(R) MINI-SIZED CORN FUTURES

Ch10mC TRADING CONDITIONS

mC1001.01 Authority - Trading of CBOT mini-sized Corn futures may be conducted under such terms and conditions as may be prescribed by Regulation. (04/01/03)

mC1002.01 Application of Regulations - Futures transactions in CBOT mini-sized Corn futures shall be subject to the General Rules of the Exchange as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in CBOT mini-sized Corn futures contracts. (04/01/03)


mC1003.01 Derivative Markets - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement prices shall be set at the fair market value of the contract at the close of trading. (12/01/03)


mC1004.01 Unit of Trading - On future delivery contracts calling for the delivery of corn, delivery shall be made in 1,000 bushel units or multiples thereof. (04/01/03)

mC1005.01 Months Traded In - (see C1005.01) (04/01/03)

mC1006.01 Price Basis - Minimum price fluctuations shall be in multiples of 1/8 cent per bushel. (04/01/03)

mC1007.01 Hours of Trading - The hours of trading for future delivery in CBOT mini-sized Corn futures shall be determined by the Board. (04/01/03)

mC1008.01 Trading Limits - (see C1008.01) (04/01/03)

mC1009.01 Last Day of Trading - (see C1009.01) (04/01/03)

mC1010.01 Margin Requirements - (see C1010.01) (04/01/03)

mC1012.01 Position Limits and Reportable Positions - (see C1012.01) (04/01/03)

                                     1002mC

Ch10mC DELIVERY PROCEDURES

mC1035.01 Grade Differentials - (see C1036.00) (04/01/03)

mC1036.01 Location Differentials - (see C1036.01) (04/01/03)

mC1038.01 Grades - (see C1038.01) (04/01/03)

mC1041.01 Delivery Points - (see C1041.01) (04/01/03)


mC1043.01 Deliveries by Mini-sized Corn Certificates - Deliveries of CBOT mini-sized Corn shall be made by delivery of mini-sized Corn Certificates created by the Exchange from Corn Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Shipping Certificates for Corn, utilizing the electronic delivery system via the Clearing Services Provider's on-line system. In order to effect a valid delivery, each Certificate must be endorsed by the holder making the delivery, and transfer as specified above constitutes endorsement. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by an endorser, of performance by the shipper. Such endorsement shall also constitute a representation that all premium charges have been paid on the commodity covered by the Certificate, in accordance with Regulation C1056.01.

Mini-sized Corn Certificates may not be cancelled for load-out. Upon the return of five (5) mini-sized Corn Certificates to the Exchange, a registered Corn Shipping Certificate will be delivered by the Exchange to the holder of the five
(5) mini-sized Corn Certificates, utilizing the electronic delivery system via the Clearing Services Provider's on-line system. (12/01/03)


mC1047.01 Delivery Notices - (see C1047.01) (04/01/03)

mC1048.01 Method of Delivery - (see C1048.01) (04/01/03)

mC1049.01 Time of Delivery, Payment, Form of Delivery Notice - (see C1049.01) (04/01/03)

mC1049.02 Time of Issuance of Delivery Notice - (see C1049.02) (04/01/03)

mC1049.03 Buyer's Report of Eligibility to Receive Delivery - (see C1049.03) (04/01/03)

mC1049.04 Seller's Invoice to Buyers - (see C1049.04) (04/01/03)

mC1049.05 Payment - (see C1049.05) (04/01/03)

mC1050.01 Duties of Members - (see C1050.01) (04/01/03)


mC1050.02 Failure to Deliver - (see C1050.02) (12/01/03)


mC1051.01 Office Deliveries Prohibited - (see C1051.01) (04/01/03)

mC1054.01 Failure to Accept Delivery - (see C1054.01) (04/01/03)

mC1056.01 Payment of Premium Charges - (See C1056.01) (04/01/03)

                                     1003mC

Chapter 10mS
CBOT(R) MINI-SIZED SOYBEAN FUTURES


    Ch10mS Trading Conditions .....................................................  1002
        mS1001.01    Authority ....................................................  1002
        mS1002.01    Application of Regulations ...................................  1002
        mS1003.01    Derivative Markets ...........................................  1002
        mS1004.01    Unit of Trading ..............................................  1002
        mS1007.01    Months Traded In .............................................  1002
        mS1006.01    Price Basis ..................................................  1002
        mS1007.01    Hours of Trading .............................................  1002
        mS1008.01    Trading Limits ...............................................  1002
        mS1009.01    Last Day of Trading ..........................................  1002
        mS1010.01    Margin Requirements ..........................................  1002
        mS1012.01    Position Limits and Reportable Positions .....................  1002

    Ch10mS Delivery Procedures ....................................................  1003
        mS1035.01    Grade Differentials ..........................................  1003
        mS1036.01    Location Differentials .......................................  1003
        mS1038.01    Grades .......................................................  1003
        mS1041.01    Delivery Points ..............................................  1003
        mS1043.01    Deliveries by mini-sized Soybean Certificates ................  1003
        mS1047.01    Delivery Notices .............................................  1003
        mS1048.01    Method of Delivery ...........................................  1003
        mS1049.01    Time of Delivery, Payment, Form of Delivery Notice ...........  1003
        mS1049.02    Time of Issuance of Delivery Notice ..........................  1003
        mS1049.03    Buyer's Report of Eligibility to Receive Delivery ............  1003
        mS1049.04    Seller's Invoice to Buyers ...................................  1003
        mS1049.05    Payment ......................................................  1003
        mS1050.01    Duties of Members ............................................  1003
        mS1050.02    Failure to Deliver ...........................................  1003
        mS1051.01    Office Deliveries Prohibited .................................  1003
        mS1054.01    Failure to Accept Delivery ...................................  1003
        mS1056.01    Payment of Premium Charges ...................................  1003


                                     1001mS

Chapter 10mS
CBOT(R) MINI-SIZED SOYBEAN FUTURES

Ch10mS TRADING CONDITIONS

mS1001.01 AUTHORITY - Trading of CBOT mini-sized Soybean futures may be conducted under such terms and conditions as may be prescribed by Regulation. (04/01/03)

mS1002.01 APPLICATION OF REGULATIONS - Futures transactions in CBOT mini-sized Soybean futures shall be subject to the General Rules of the Exchange as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in CBOT mini-sized Soybean futures contracts. (04/01/03)


mS1003.01 DERIVATIVE MARKETS - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement prices shall be set at the fair market value of the contract at the close of trading. (12/01/03)


mS1004.01 UNIT OF TRADING - On future delivery contracts calling for the delivery of soybeans, delivery shall be made in 1,000 bushel units or multiples thereof. (04/01/03)

mS1005.01 MONTHS TRADED IN - (see S1005.01) (04/01/03)

mS1006.01 PRICE BASIS - Minimum price fluctuations shall be in multiples of 1/8 cent per bushel. (04/01/03)

mS1007.01 HOURS OF TRADING - The hours of trading for future delivery in CBOT mini-sized Soybean futures shall be determined by the Board. (04/01/03)

mS1008.01 TRADING LIMITS - (see S1008.01) (04/01/03)

mS1009.01 LAST DAY OF TRADING - (see S1009.01) (04/01/03)

mS1010.01 MARGIN REQUIREMENTS - (see S1010.01) (04/01/03)

mS1012.01 POSITION LIMITS AND REPORTABLE POSITIONS - (see S1012.01) (04/01/03)

                                     1002mS

Ch10mS DELIVERY PROCEDURES

mS1035.01 GRADE DIFFERENTIALS - (see S1036.00) (04/01/03)

mS1036.01 LOCATION DIFFERENTIALS - (see S1036.01) (04/01/03)

mS1038.01 GRADES - (see S1038.01) (04/01/03)

mS1041.01 DELIVERY POINTS - (see S1041.01) (04/01/03)


mS1043.01 DELIVERIES BY MINI-SIZED SOYBEAN CERTIFICATES - Deliveries of CBOT mini-sized Soybeans shall be made by delivery of mini-sized Soybean Certificates created by the Exchange from Soybean Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Shipping Certificates for Soybeans, utilizing the electronic delivery system via the Clearing Services Provider's on-line system. In order to effect a valid delivery, each Certificate must be endorsed by the holder making the delivery, and transfer as specified above constitutes endorsement. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by an endorser, of performance by the shipper. Such endorsement shall also constitute a representation that all premium charges have been paid on the commodity covered by the Certificate, in accordance with Regulation S1056.01.

Mini-sized Soybean Certificates may not be cancelled for load-out. Upon the return of five (5) mini-sized Soybean Certificates to the Exchange, a registered Soybean Shipping Certificate will be delivered by the Exchange to the holder of the five (5) mini-sized Soybean Certificates, utilizing the electronic delivery system via the Clearing Services Provider's on-line system. (12/01/03)


mS1047.01 DELIVERY NOTICES - (see S1047.01) (04/01/03)

mS1048.01 METHOD OF DELIVERY - (see S1048.01) (04/01/03)

mS1049.01 TIME OF DELIVERY, PAYMENT, FORM OF DELIVERY NOTICE - (see S1049.01) (04/01/03)

mS1049.02 TIME OF ISSUANCE OF DELIVERY NOTICE - (see S1049.02) (04/01/03)

mS1049.03 BUYER'S REPORT OF ELIGIBILITY TO RECEIVE DELIVERY - (see S1049.03) (04/01/03)

mS1049.04 SELLER'S INVOICE TO BUYERS - (see S1049.04) (04/01/03)

mS1049.05 PAYMENT - (see S1049.05) (04/01/03)

mS1050.01 DUTIES OF MEMBERS - (see S1050.01) (04/01/03)


mS1050.02 FAILURE TO DELIVER - (see S1050.02) (12/01/03)


mS1051.01 OFFICE DELIVERIES PROHIBITED - (see S1051.01) (04/01/03)

mS1054.01 FAILURE TO ACCEPT DELIVERY - (see S1054.01) (04/01/03)

mS1056.01 PAYMENT OF PREMIUM CHARGES - (See S1056.01) (04/01/03)

                                     1003mS

Chapter 10mW
CBOT(R) MINI-SIZED WHEAT FUTURES


    Ch10mW Trading Conditions ........................................................  1002
        mW1001.01    Authority .......................................................  1002
        mW1002.01    Application of Regulations ......................................  1002
        mW1003.01    Derivative Markets ..............................................  1002
        mW1004.01    Unit of Trading .................................................  1002
        mW1005.01    Months Traded In ................................................  1002
        mW1006.01    Price Basis .....................................................  1002
        mW1007.01    Hours of Trading ................................................  1002
        mW1008.01    Trading Limits ..................................................  1002
        mW1009.01    Last Day of Trading .............................................  1002
        mW1010.01    Margin Requirements .............................................  1002
        mW1012.01    Position Limits and Reportable Positions ........................  1002

    Ch10mW Delivery Procedures .......................................................  1003
         mW1035.01   Grade Differentials ............................................   1003
         mW1036.01   Location Differentials .........................................   1003
         mW1038.01   Grades .........................................................   1003
         mW1038.02   United States Origin Only ......................................   1003
         mW1038.03   Deoxynivalenol (Vomitoxin) Limit in Wheat ......................   1003
         mW1041.01   Delivery Points ................................................   1003
         mW1041.02   Burns Harbor, Indiana Switching District .......................   1003
         mW1042.01   Deliveries by Wheat Warehouse Depository Receipts ..............   1003
         mW1042.02   Reissuance of Warehouse Depository Receipts ....................   1003
         mW1047.01   Delivery Notices ...............................................   1003
         mW1048.01   Method of Delivery .............................................   1003
         mW1049.01   Time of Delivery, Payment, Form of Delivery Notice .............   1003
         mW1049.02   Time of Issuance of Delivery Notice ............................   1003
         mW1049.03   Buyer's Report of Eligibility to Receive Delivery ..............   1003
         mW1049.04   Seller's Invoice to Buyers .....................................   1003
         mW1049.05   Payment ........................................................   1003
         mW1050.01   Duties of Members ..............................................   1003
         mW1050.02   Failure to Deliver .............................................   1003
         mW1051.01   Office Deliveries Prohibited ...................................   1003
         mW1054.01   Failure to Accept Delivery .....................................   1003
         mW1056.01   Storage Rates for Wheat ........................................   1003


                                     1001mW

Chapter 10mW
CBOT(R) MINI-SIZED WHEAT FUTURES

CH10mW TRADING CONDITIONS

mW1001.01 AUTHORITY - Trading of CBOT mini-sized Wheat futures may be conducted under such terms and conditions as may be prescribed by Regulation. (04/01/03)

mW1002.01 APPLICATION OF REGULATIONS - Futures transactions in CBOT mini-sized Wheat futures shall be subject to the General Rules of the Exchange as far as applicable and shall also be subject to Regulations contained in this chapter which are exclusively applicable to trading in CBOT mini-sized Wheat futures contracts. (04/01/03)


mW1003.01 DERIVATIVE MARKETS - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement prices shall be set at the fair market value of the contract at the close of trading. (12/01/03)


mW1004.01 UNIT OF TRADING - On future delivery contracts calling for the delivery of wheat, delivery shall be made in 1,000 bushel units or multiples thereof. (04/01/03)

mW1005.01 MONTHS TRADED IN - (see 1005.01A) (04/01/03)

mW1006.01 PRICE BASIS - Minimum price fluctuations shall be in multiples of 1/8 cent per bushel. (04/01/03)

mW1007.01 HOURS OF TRADING - The hours of trading for future delivery in CBOT mini-sized Wheat futures shall be determined by the Board. (04/01/03)

mW1008.01 TRADING LIMITS - (see 1008.01) (04/01/03)

mW1009.01 LAST DAY OF TRADING - (see 1009.01) (04/01/03)

mW1010.01 MARGIN REQUIREMENTS - (see 1010.01) (04/01/03)

mW1012.01 POSITION LIMITS AND REPORTABLE POSITIONS - (see 1012.01) (04/01/03)

                                     1002mW

Ch10mW DELIVERY PROCEDURES

mW1035.01 GRADE DIFFERENTIALS - (see 1036.00) (04/01/03)

mW1036.01 LOCATION DIFFERENTIALS - (see 1036.01) (04/01/03)

mW1038.01 GRADES - (see 1038.00) (04/01/03)

mW1038.02 UNITED STATES ORIGIN ONLY - (see 1038.01) (04/01/03)

mW1038.03 DEOXYNIVALENOL (VOMITOXIN) LIMIT IN WHEAT - (see 1038.02) (04/01/03)

mW1041.01 DELIVERY POINTS - (see 1041.00) (04/01/03)

mW1041.02 BURNS HARBOR, INDIANA SWITCHING DISTRICT - (see 1041.01) (04/01/03)

mW1042.01 DELIVERIES BY WHEAT WAREHOUSE DEPOSITORY RECEIPTS - Deliveries of CBOT mini-sized Wheat shall be made by delivery of Warehouse Depository Receipts
(WDR) created by the Exchange from registered warehouse receipts issued by warehousemen against stocks of wheat in warehouses which have been declared regular for delivery of wheat by the Exchange. In order to effect a valid delivery, each WDR must be properly endorsed by the holder making the delivery. Such endorsement shall constitute a warranty of the genuineness of the WDR and of good title thereto, but shall not constitute a guaranty, by an endorser, of performance by the warehouseman. Such endorsement shall also constitute a representation that all storage charges have been paid on the commodity covered by the WDR, in accordance with Regulation 1056.01.

Warehouse Depository Receipts may not be cancelled for load-out. Upon the return of five (5) properly endorsed WDRs to the Exchange, and payment of all storage charges pertaining to the wheat represented, for which the Exchange claims a lien, a registered warehouse receipt will be delivered by the Exchange to the holder of the five (5) WDRs. (04/01/03)

mW1042.02 REISSUANCE OF WAREHOUSE DEPOSITORY RECEIPTS - Warehouse Depository Receipts issued by the Exchange shall expire one year from the date of issue. Holders must return each Warehouse Depository Receipt to the Exchange for reissue, prior to expiration, in order for such Warehouse Depository Receipt to remain eligible for delivery. (04/01/03)

mW1047.01 DELIVERY NOTICES - (see 1047.01) (04/01/03)

mW1048.01 METHOD OF DELIVERY - (see 1048.01) (04/01/03)

mW1049.01 TIME OF DELIVERY, PAYMENT, FORM OF DELIVERY NOTICE - (see W1049.00) (04/01/03)

mW1049.02 TIME OF ISSUANCE OF DELIVERY NOTICE - (see 1049.01) (04/01/03)

mW1049.03 BUYER'S REPORT OF ELIGIBILITY TO RECEIVE DELIVERY - (see 1049.02) (04/01/03)

mW1049.04 SELLER'S INVOICE TO BUYERS - (see 1049.03) (04/01/03)

mW1049.05 PAYMENT - (see 1049.04) (04/01/03)

mW1050.01 DUTIES OF MEMBERS - (see 1050.00) (04/01/03)


mW1050.02 FAILURE TO DELIVER - (see 1050.01) (12/01/03)


mW1051.01 OFFICE DELIVERIES PROHIBITED - (see 1051.01) (04/01/03)


mW1054.01 FAILURE TO ACCEPT DELIVERY - (see 1054.00, 1054.00A and 1054.01) (12/01/03)


mW1056.01 STORAGE RATES FOR WHEAT - (See 1056.01) (04/01/03)

                                     1003mW

================================================================================
Chapter 11
Soybean Oil
================================================================================


   Ch11 Trading Conditions......................................................  1103
        1101.00  Authority......................................................  1103
        1102.01  Application of Regulations.....................................  1103
        1104.01  Unit of Trading................................................  1103
        1105.01  Months Traded In...............................................  1103
        1106.01  Price Basis....................................................  1103
        1107.01  Hours of Trading...............................................  1103
        1108.01  Trading Limits.................................................  1103
        1108.01A Trading Limits.................................................  1103
        1109.01  Last Day of Trading............................................  1103
        1109.02  Trading in the Last Seven Business Days of the Delivery Month..  1103
        1110.01  Margin Requirements............................................  1103
        1111.01  Disputes.......................................................  1103
        1112.01  Position Limits and Reportable Positions.......................  1103

   Ch11 Delivery Procedures.....................................................  1104
        1136.01  Standards......................................................  1104
        1136.02  United States Origin Only......................................  1104
        1137.01  Official Chemist's Certificates................................  1104
        1138.01  Sampling.......................................................  1104
        1139.01  Weighing.......................................................  1105
        1140.01  Grading........................................................  1105
        1141.01  Delivery Points................................................  1105
        1142.01  Deliveries By Warehouse Receipts...............................  1106
        1143.01  Registration of Warehouse Receipts.............................  1106
        1144.01  Receipt Format.................................................  1107
        1146.01  Date of Delivery...............................................  1108
        1147.00  Delivery Notice................................................  1108
        1147.01  Delivery Notices...............................................  1108
        1148.00  Method of Delivery.............................................  1108
        1149.00  Time of Delivery, Payment, Form of Delivery Notice.............  1108
        1149.01  Time of Issuance of Delivery Notice............................  1108
        1149.02  Buyers' Report of Eligibility to Receive Delivery..............  1108
        1149.03  Sellers' Invoice to Buyers.....................................  1108
        1149.04  Payment........................................................  1108
        1150.00  Duties of Members..............................................  1108
        1150.01  Failure to Deliver ............................................  1108
        1151.01  Office Deliveries Prohibited...................................  1108
        1154.00  Failure to Accept Delivery.....................................  1108
        1156.01  Storage Charges................................................  1108
        1156.02  Storage, Car Rental, Etc.......................................  1108
        1156.03  Fees...........................................................  1109
        1156.04  Loading Charges................................................

   Ch11 Regularity of Warehouses................................................  1110
        1180.01  Duties of Warehouse Operators..................................  1110
        1180.01A Responsibility for Furnishing Tank Cars........................  1111
        1180.01B Car Ready for Loading..........................................  1111
        1180.01C Transit vs. Flat Rate Billing..................................  1112
        1180.01D Freight Differentials..........................................  1112
        1180.02  Transit Billing................................................  1112
        1180.03  Freight Charges................................................  1112
        1181.01  Conditions of Regularity.......................................  1112
        1181.02  Leasing and Service Arrangements...............................  1113
        1184.01  Revocation, Expiration or Withdrawal of Regularity.............  1113


                                      1101


        1185.01  Application for Declaration of Regularity......................  1114
        1186.01  Regular Shippers...............................................  1115

                                      1102

================================================================================
Chapter 11
Soybean Oil
================================================================================

Ch11 Trading Conditions

1101.00 Authority - On or after January 30, 1950, trading in Crude Soybean Oil futures may be conducted under such terms and conditions as may be prescribed by Regulation. 801 (09/01/94)

1102.01 Application of Regulations - Transactions in Crude Soybean Oil futures shall be subject to the general rules of the association as far as applicable and shall also be subject to the Regulations contained in this Chapter which are exclusively applicable to trading in Crude Soybean Oil. 2000 (09/01/94)

1104.01 Unit of Trading - The unit of trading for Crude Soybean Oil shall be 60,000 pounds. Bids and offers may be accepted in lots of 60,000 pounds or multiples thereof. For trading purposes, one tank car shall be equivalent to 60,000 pounds. 2003 (09/01/94)

1105.01 Months Traded In - Trading in Crude Soybean Oil may be conducted in the current month and any subsequent months. 2004 (09/01/94)

1106.01 Price Basis - All prices of Crude Soybean Oil shall be basis Decatur, Illinois in multiples of 1/100th of one cent per pound. Contracts shall not be made on any other price basis. 2005 (09/01/94)

1107.01 Hours of Trading - The hours of trading for future delivery in Crude Soybean Oil shall be from 9:30 a.m. to 1:15 p.m. except that on the last day of trading in an expiring future the hours with respect to such future shall be from 9:30 a.m. to 12 o'clock noon subject to the provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 2007 (09/01/94)

1108.01  Trading Limits - (See 1008.01)  (09/01/94)

1108.01A Trading Limits - (See 1008.01A)  (09/01/94)

1109.01 Last Day of Trading - No trades in Crude Soybean Oil futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month and any contracts remaining open may be settled by delivery after trading in such contracts has ceased; and, if not previously delivered, delivery must be made on the last business day of the month. 2008 (01/01/00)

1109.02 Trading in the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1109.01 of this Chapter, outstanding contracts for such delivery may be liquidated by means of (a bona fide) exchange of such current futures for the (actual) cash commodity or an over-the-counter transaction. 2009 (07/01/03)

1110.01  Margin Requirements - (See Regulation 431.03)  (09/01/94)

1111.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. 2011 (09/01/94)

1112.01  Position Limits and Reportable Positions - (See 425.01)  (09/01/94)

                                      1103

Ch11 Delivery Procedures

1136.01  Standards   - The contract grade for delivery on futures contracts made under these Regulations shall be Crude Soybean Oil which conforms to the following specifications:

(a) It shall be one of the following types: Expeller pressed, expeller pressed degummed, solvent extracted, or solvent extracted degummed. Mixtures of one type with any other type shall not be deliverable;

(b)  It shall contain not more than 0.3% moisture and volatile content;

(c) It shall be lighter in green color than Standard "A" and when refined and bleached shall produce a refined and bleached oil of not deeper color than
     3.5 red on the Lovibond scale;

(d) It shall refine with a loss not exceeding 5% as determined by the "neutral oil" method;

(e) It shall have a flash point not below 250 degrees Fahrenheit, closed cup method;

(f) It shall contain no more than 1.5% unsaponifiable matter (exclusive of moisture and volatile matter).

No lower grade shall be delivered in satisfaction of contracts for future delivery. A higher grade may be delivered at contract price except that where the refining loss is less than 5% as determined by the "neutral oil" method, a premium of one percent of the cash market price at the time of loading shall be paid for each one percent under the 5% loss (fractions figured throughout) with a maximum credit of 41-2%.

American Oil Chemists' Society methods shall be followed for sampling and analysis for all tests, except for determining green color, which test shall be the National Soybean Processors Association tentative method.

A tolerance of 150 lbs. of sludge shall be allowed for each trading unit of 60,000 lbs. If the car contains more than 150 lbs. of sludge or if a truck contains more than 125 lbs. of sludge, an allowance shall be made to the Buyer for a total amount of sludge up to 1,000 lbs. at 50% of the price at time of unloading car. Sludge in excess of 1,000 lbs. shall be allowed for at the price at time of unloading car.

Sludge shall be considered to be solid residue which cannot be pumped and squeegeed from the car for the net out-turn weight. 2002 (09/01/94)

1136.02  United States Origin Only   - Effective September 1, 1992, a futures
contract for the sale of soybean oil shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1137.01  Official Chemist's Certificates   - Certificates for quality analysis
by any Official Chemists shall be acceptable and binding on all parties except as otherwise provided.

The official chemists are Woodson-Tenent Laboratories with laboratories located at Memphis, Tenn. and Des Moines, Ia. and Barrow-Agee Laboratories, Memphis, Tenn. 2029 (10/01/01)

1138.01  Sampling   -  Samples shall be drawn at time of loading by Official
Samplers licensed by the Exchange. The Official Sample shall be 2 one-quart and 1 half-gallon samples. These portions should be packaged in clean, dry and new containers. Either tinned metal containers or high density polyethylene bottles fitted with metal caps having oil resistant cap liners are acceptable. Polythylene containers must be enclosed for shipping in custom-made, close fitting cardboard containers. The sample must be drawn at the time of loading in accordance with A.O.C.S. Official Method for sampling crude oils (C1-47-Continuous Flow and Trier methods) and shall be so indicated on invoice. If the Shipper neglects to provide such a sample at the time of loading or fails to show on invoice than an Official Sample has been taken, a sample drawn at destination shall be official when taken in accordance with the A.O.C.S. Official Methods as noted above. Shipper shall forward to Consignee one of the one-quart portions at no expense to Consignee within one working day of completion of loading and label of sample must designate type of oil and plant destination. The one-half gallon portion (third portion) is to be retained by Shipper as the referee sample for a minimum of thirty days

                                      1104

                           Ch11 Delivery Procedures

after loading.

Each sample must be accompanied by a certificate in the following form:

Board of Trade of the City of Chicago

                         OFFICIAL SAMPLERS CERTIFICATE

I hereby certificate that sample marked______________________________was drawn by me on this_________day of_________________, 20________, within 24 hours after loading tank car or truck in accordance with the requirements of Regulation 1138.01 of the Board of Trade of the City of Chicago, and that it is a fair and true sample of the contents of:

Car/Truck No. (and initial)__________________, located at__________________
containing approximately_______________________pounds, of__________________

_________________________________________________________________________
(Expeller pressed. Expeller pressed degummed, Solvent Extracted,___________ ____________type Crude Soybean Oil. Solvent Extracted Degummed)

______________________________________________________________Solvent used.
That sample was taken in a manner prescribed by the American Oil Chemists
Society.
                                                ____________________________
                                                        OFFICIAL SAMPLER

                                                                            2023
                                                                      (01/01/00)

1139.01  Weighing   - On all deliveries, the weight as determined by an Official
Weigher shall be binding on all interested parties. Due allowance shall be made to cover the loss of weight due to sampling, if sample is drawn from weighing. An official weigher is a person or agency approved by the Exchange. 2024 (09/01/94)

1140.01  Grading   - Shipper shall have option, and advise warehouse receipt
holder of his selection at time of receipt of loading instructions, of having grade determined by one of the following methods:

A.   Official Chemist Analysis, shipper to pay the cost.

B.   Comparison between consignee's and shipper's analyses.

     1. Each party must mail to other party his analysis within 15 days after bill of lading date.

     2. If parties do not agree as to quality (refining loss excepted) either one may request analysis by Official Chemist. The findings of the Official Chemist shall be binding on both parties and the cost of such analysis shall be charged to the party against whom the decision results.

     3. In case of refining loss, based on the "neutral oil" method, if the difference is not over three tenths of one percent the settlement shall be made on the average of the two, otherwise the retained sample shall be sent to Official Chemist for analysis. If the Official Chemist's results are the mean of the shippers' and consignees' analyses, then the cost shall be shared equally; otherwise, the cost shall be charged to the party against whom the decision results. 2025 (09/01/94)


1141.01  Delivery Points   - Crude Soybean Oil may be delivered in satisfaction
of Soybean Oil futures contracts from regular warehouses located in Illinois Territory, Eastern Territory, Eastern Iowa Territory, Southwest Territory, Western Territory or Northern Territory as defined in this regulation and at the following price differentials:


(a)  Illinois Territory (That portion of the state of Illinois north of latitude
     38(degrees)00' N.) .... at contract price.


(b) Eastern Territory (Those portions of the states of Indiana and Kentucky west of the Ohio-Indiana border and its extension and north of latitude 38(degrees)00'N.) . . . at 30/100ths of one cent per pound under contract price.

(c) Eastern Iowa Territory (That portion of the state of Iowa east of longitude 93(degrees)50'W.) . . . at 10/100ths of one cent per pound over contract price.

(d) Southwest Territory (Those portions of the states of Missouri and Kansas north of latitude 38(degrees)00'N. and east of longitude 97(degrees)00'W.) . . . at 35/100ths of one cent per pound over contract price.





                                      1105

                           Ch11 Delivery Procedures





(e) Western Territory (Those portions of the states of Iowa west of longitude 93 E 50' W., and Nebraska east of longitude 97 E 00' W.)... at 35/100ths of one cent per pound under contract price.

(f) Northern Territory (Those portions of the state of Minnesota south of latitude 45 E 10' N., and South Dakota south of latitude 45 E 10' N., and east of 97 E 00' W.)... at 55/100ths of one cent per pound under contract price.

(g) For a given soybean crop year ending August 31, excluding the period September 1 through December 31, and for a given Soybean Oil futures delivery territory except the "Illinois Territory:" when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within that Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is less than or equal to 0.5, payment for Warehouse Receipts issued from that Soybean Oil territory will be at a premium of 10 cents per hundredweight over contract price in addition to the delivery territorial differential adjustment.

(h) For a given soybean crop year ending August 31, excluding the period September 1 through December 31, when the "Illinois Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to maximum CBOT 24 hour soybean crushing capacity within the Illinois Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is less than or equal to 0.5, payment for Warehouse Receipts issued from all other Soybean Oil territories will be at a discount of 10 cents per hundredweight under contract price in addition to the delivery territorial differential adjustments.

(i) For a given soybean crop year ending August 31, excluding the period September 1 through December 31, and for a given Soybean Oil futures delivery territory except the "Illinois Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within that Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is greater than or equal to 2.0, payment for Warehouse Receipts issued from that Soybean Oil territory will be at a discount of 10 cents per hundredweight under contract price in addition to the delivery territorial differential adjustment.

(j) For a given soybean crop year ending August 31, excluding the period September 1 through December 31, when the "Illinois Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Oil Warehouse Receipts to CBOT maximum 24 hour soybean crushing capacity within the Illinois Soybean Oil futures delivery territory, relative to that ratio for the combined remaining Soybean Oil territories, is greater than or equal to 2.0, payment for Warehouse Receipts issued from all other Soybean Oil territories will be at a premium of 10 cents per hundredweight over contract price in addition to the delivery territorial differential adjustments.

(k) Items (g) through (j) of Regulation 1141.01 shall apply to all CBOT Soybean Oil futures contracts delivered during a one calendar year period beginning with January following the soybean crop year ending August 31, provided t hat there are on a weekly average at least 150 outstanding Soybean Oil Warehouse Receipts in all Soybean Oil delivery territories combined during that previous soybean crop year.

(l) Based on the adjustments made to territorial delivery differentials during a given calendar year as outlined in items (g) through (k) of Regulation 1141.01, the CBOT shall announce and publish by September 15 of that given calendar year new territorial delivery differentials applicable to all Soybean Oil futures contracts delivered during the next calendar year. 2015 (01/01/04)






1142.01 Deliveries By Warehouse Receipts - Deliveries on Crude Soybean Oil shall be made by delivery of warehouse receipts issued by warehouses which have been designated by the Exchange as regular to issue Crude Soybean Oil warehouse receipts using the electronic fields which the Exchange and the Clearing Services Provider require to be completed. In order to effect a valid delivery each Crude Soybean Oil warehouse receipt must be endorsed by the holder making the delivery, and transfer as specified above constitutes endorsement. Such endorsement shall constitute a warranty of the geniuneness of the warehouse receipt and of good title thereto, but shall not constitute a guaranty, by any endorser, of performance by the issuer of the warehouse receipt. Such endorsement shall also constitute a representation that all storage charges have been paid on the Crude Soybean Oil covered by the warehouse receipt, in accordance with Regulation 1156.01. 2012 (12/01/03).


1143.01  Registration of Warehouse Receipts   - Warehouse receipts, in order to
be eligible for delivery, must be registered with the Official Registrar. Registration of warehouse receipts shall also be subject to the following requirements:

                                      1106

                           Ch11 Delivery Procedures


(a) Warehousemen who are regular for delivery may register warehouse receipts at any time. If the warehouseman determines not to tender the warehouse receipt by 4:00 p.m. on the day it is registered, or by such other time designated by the Exchange, the warehouseman shall declare the receipt has been withdrawn but is to remain registered by transmitting to the Registrar the warehouse receipt number and the name and location of the warehouse facility. The holder of a registered warehouse receipt may cancel its registration at any time. A warehouse receipt which has been canceled may not be registered again.

(b) No notice of intention to deliver a warehouse receipt shall be tendered to the Clearing Services Provider unless said warehouse receipt is registered and in the possession of the clearing member tendering the notice or unless a warehouse receipt is registered and outstanding. When a notice of intention to deliver a warehouse receipt has been tendered to the Clearing Services Provider, said warehouse receipt shall be considered "outstanding".


(c) From his own records, the Registrar shall maintain a current record of the number of warehouse receipts that are registered and shall be responsible for posting this record on the Exchange Floor and CBOT website. The record shall not include any receipts that have been declared withdrawn.


(d) When a regular warehouseman regains control of a registered warehouse receipt issued against stocks in one of his regular warehouses, which in any manner relieves him of the obligation to loadout crude soybean oil upon demand of a party other than himself, the warehouseman shall by 4:00 p.m. of that business day, or by such other time designated by the Exchange, either cancel the registration of said warehouse receipt or declare that said warehouse receipt is withdrawn but is to remain registered by transmitting to the Registrar the warehouse receipt number and the name and location of the regular warehouse, except in the case where a notice of intention to redeliver said warehouse receipt for the warehouseman has been tendered to the Clearing Services Provider by 4:00 p.m., or by such other time designated by the Exchange, of the day that the warehouseman regained control of said warehouse receipt.

(e) The Registrar shall not divulge any information concerning the registration, delivery or cancellation of warehouse receipts other than the record posted on the Exchange Floor and the CBOT website, except that he shall issue a daily report showing the total number of registered warehouse receipts as of 4:00 p.m. on each trading day of the week. In addition to the information posted on the Exchange Floor and CBOT website, this daily report will show the names of warehousemen whose warehouse receipts are registered and the location of the warehouses involved. The report shall not include any receipts that have been declared withdrawn.2013 (12/01/03)

1144.01 Receipt Format - The Exchange and the Clearing Services Provider shall determine the electronic fields which are required to be completed in connection with an electronic warehouse receipt.


The electronic warehouse receipt obligates the warehouse operator, for value received and receipt of the warehouse receipt properly endorsed, and subject to a lien for payment of storage charges, to deliver the specified quantity of Crude Soybean Oil conforming to the standards of the Exchange, and to ship such Crude Soybean Oil in accordance with orders of the lawful owner of the warehouse receipt and in accordance with the Rules and Regulations of the Exchange. Delivery shall be by rail or truck according to the registered loading capability of the warehouse.


Delivery of the electronic warehouse receipt to the issuer by the owner of the receipt, for the purpose of shipment of Crude Soybean Oil, is conditioned upon loading of Crude Soybean oil in accordance with the Rules and Regulations of the Exchange, and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and storage charges due which the owner of the receipt agrees to honor upon presentation.2012 (12/01/03)


                                      1107

                           Ch11 Delivery Procedures



1146.01   Date of Delivery  - Where Crude Soybean Oil is sold for delivery in a specified month, delivery of such Crude Soybean Oil may be made by the Seller upon such day of the specified month as the Seller may select. If not previously delivered, delivery must be made upon the last business day of the month. 2017 (09/01/94)

1147.00   Delivery Notice  - (See 1047.00)  (09/01/94)

1147.01   Delivery Notices  - (See 1047.01)  (09/01/94)

1148.00   Method of Delivery  - (See 1048.00)  (09/01/94)

1149.00   Time of Delivery, Payment, Form of Delivery Notice  - (See 1049.00)
(09/01/94)


1149.01   Time of Issuance of Delivery Notice - (See 1049.01) (02/01/03)


1149.02   Buyers' Report of Eligibility to Receive Delivery  - (See 1049.02)
(09/01/94)

1149.03   Sellers' Invoice to Buyers  - (See 1049.03)  (09/01/94)





1149.04 Payment - Payment shall be made utilizing the electronic delivery system via the Clearing Services Provider's Online System. Payment will be made during the 6:45 a.m. collection cycle, or such other time designated by the Exchange. Thus the cost of the delivery will be debited or credited to a clearing firm's settlement account. Buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery during the 6:45 a.m. settlement process, or such other time designated by the Exchange on the day of delivery, except on banking holidays when delivery must be taken or made and payment made during the 6:45 a.m. settlement process, or such other time designated by the Exchange on the next banking business day. (12/01/03)



1150.00   Duties of Members - (See 1050.00)  (09/01/94)


1150.01   Failure to Deliver - (See 1050.01)  (12/01/03)

1151.01 Office Deliveries Prohibited - No office deliveries of warehouse receipts may be made by clearing members. Where a futures commission merchant has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it receives from its customers who are short. 2009 (12/01/03)

1154.00   Failure to Accept Delivery  - (See 1054.00)  (09/01/94)

1154.01   Failure to Accept Delivery  - (See 1054.01)  (12/01/03)


1156.01   Storage Charges  - No Soybean Oil Warehouse Receipts shall be valid for delivery on future contracts unless the storage charges shall have been paid up to and including the 18/th/ day of the preceding month and such payment endorsed on the Soybean Oil Warehouse Receipt unless registration is at a later date. Unpaid accumulated storage charges at the posted tariff applicable to the warehouse where the soybean oil is stored shall be allowed and credited to the buyer by the seller to and including date of delivery.

If storage rates are not paid on-time up to and including the 18/th/ calendar day preceding the delivery month of July and by the first calendar day of this delivery month, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated storage rates multiplied by the "prime interest rate" in effect on the day that the accrued storage rates are paid, all multiplied by the number of calendar days that storage is overdue, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois, Bank One, Harris Trust & Savings Bank, and the Northern Trust Company.

The storage rates on Crude Soybean Oil shall not exceed 3/10th of one cent per day per 100 pounds. When shipper schedules tank car loading, storage shall continue through the date of surrender of a properly cancelled warehouse receipt and shall begin again on the sixth day after surrender date if loading has not been completed and continue until the oil has been loaded. When shipper schedules truck loading storage, charges shall continue through the date of loading. Regular Soybean Oil warehousemen shall maintain in the immediate vicinity of the Exchange either an office, or duly authorized representative or agent approved by the Exchange, to whom Soybean Oil Storage charges may be paid. 2033 (06/01/01)

1156.02   Storage, Car Rental, Etc.  - Except as otherwise provided, all charges for storage, car

                                      1108

                           Ch11 Delivery Procedures

rental, etc., shall remain the responsibility of the Seller until payment is made. Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. 2020 (09/01/94)

1156.03   Fees  - Sampling: The charge for drawing Official samples shall be
$5.00 for each tank car or truck on inbound shipments to a warehouse.

If sampling is ordered at a location where an Official Sampler is not regularly located, all extra costs must be paid by the party ordering the sample.

These charges shall include the cost of delivering the samples to the Official Chemists. 2028 (09/01/94)

1156.04   Loading Charges - The maximum charge for loading tank cars at delivery point shall not exceed 1/40/th/ of one cent per pound and the combined charge for unloading and loading tank cars at delivery point shall not exceed 1/10/th/ of one cent per pound including heating. The maximum charge for loading tank trucks at delivery point shall not exceed 1/25/th/ of one cent per pound. (06/01/01)

                                     1109

Ch11 Regularity of Warehouses


1180.01  Duties of Warehouse Operators   - It shall be the duty of the
operators of all regular warehouses:


(a) To accept Crude Soybean Oil for delivery on Chicago Board of Trade contracts, provided such Crude Soybean Oil is of contract grade when received at such warehouses, and all space in such warehouses is not already filled or contracted for, to pay no premium on refining loss but to receive allowance for sludge. All inbound freight (including the transit charge necessary to obtain the transit balance rate) shall be prepaid by the depositor of the oil. Upon surrender of the inbound billing to the warehouseman the depositor of the oil shall be furnished with a regular Board of Trade Warehouse Receipt endorsed thereon with the transit balance freight to New York.

(b)  To notify the Exchange of any change in the condition of their warehouses.

(c) To insure soybean oil covered by warehouse receipts tendered for delivery against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Exchange.

     Any loss or damage to oil caused by leakage or discharge from the storage facilities resulting from the cracking, rupture, bursting, collapse, subsidence or disruption of the containing system, or the negligence of the warehouse operator shall be for the account of the warehouse operator, unless such loss or damage by leakage or discharge from the storage facilities is due to causes required to be insured against under this Regulation.

(d) To furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected.

(e) To advise the holder of the warehouse receipts when oil is tendered on a futures contract. the freight rate on the oil upon request to New York, N.Y., or to any other specific destinations; and to forward the oil on the basis of these rates whenever shipping instructions are received if orders are received within three days.


(f) To register their daily load-out rate in jumbo rail tank car equivalents (minimum of 4) with the Exchange. Warehouse Operators shall limit warehouse receipts issued to an amount of soybean oil equal to the lesser of their approved regular space or 30 times the registered daily loading rate for jumbo tank cars times 185,000 pounds.


(g) To ship oil ordered out of the warehouses in Buyer's tank cars, if so arranged and to begin loading out soybean oil on or before the third business day following the date the car is ready for loading or the receipt is cancelled, whichever occurs later, at a daily rate per business day equal to the equivalent of shipper's registered daily rate of loading jumbo rail tank cars.

     All rail loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Rail loading orders received after 2:00 p.m. on a business day shall be considered dated the following business day. When loading against rail loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day, as determined hereunder, cannot be completed on the third following business day, the shipper shall allocate daily loading against such loading orders as equitably as possible on a pro-rata basis on subsequent business days. Loading against all rail orders scheduled for a given business day shall be completed before loading of any orders scheduled for a subsequent business day.

(h) To load each tank car to its stenciled capacity upon surrender of sufficient warehouse receipts tendered on futures contracts. Any excess or deficiency from amount of warehouse receipt shall be settled at market price as of date of loading. Warehouse to make sight draft on shipper with Bill of Lading attached for any amounts due them in connection with loading oil, including premium for refining loss, unless otherwise mutually agreed.

(i) To hold tank car after loading free of expense to shipper (except for car rental) until grade is

                                      1110

                         Ch11 Regularity of Warehouses

     ascertained, and if grade is not of contract grade to unload car and reload oil of contract quality free of expense to shipper, and at all times to keep oil fully insured until car is released to railroad.

(j) To ship oil ordered out of the warehouse in Buyer's tank truck, if so arranged, and to load the oil at a daily rate per business day equal to the equivalent of shipper's registered daily rate of loading for jumbo rail tank cars.

     All truck loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Truck orders received after 2:00 p.m. on a business day shall be considered dated the following business day.

     When loading orders are received by 2:00 p.m. of any given business day, the shipper will advise the owner by 4:00 p.m. the same day of loading dates and tonnage due. Notification will be by telephone, telegraph or teletype.

     When a shipper has received one or more truck loading orders he shall begin loading against them not later than the third business day following their receipt. When loading against loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day cannot be completed on the third following business day shipper shall allocate daily loadings against such loading orders as equitably as possible on a pro rata basis on subsequent business days.

     Loading against all truck orders scheduled for a given business day shall be completed before loading begins on any orders scheduled for a subsequent business day. Warehouseman will load tank trucks as promptly as possible on the day scheduled. Under no conditions will warehouseman be responsible for truck demurrage as long as it is loaded on day scheduled. Additional loadings may be arranged for by mutual agreement.

(k) Notwithstanding any other provisions of this Regulation, on days when both rail cars and trucks are loaded, the warehouseman shall be required to load at a minimum daily rate equal to the equivalent of shipper's registered daily rate of loading rail tank cars.

     All rail and truck loading orders received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Loading orders received after 2:00 p.m. on a business day shall be considered dated the following business day. When loading against loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day, as determined hereunder, cannot be completed on the third following business day, the shipper shall allocate daily loading against such loading orders as equitably possible on a pro-rata basis on subsequent business days. Loading against orders scheduled for a given business day shall be completed before loading of any orders for a subsequent business day.

(l) To keep stock of Crude Soybean Oil in storage in balance with oil represented by outstanding warehouse receipts.

     It shall be the privilege of all regular warehouses to mingle or store together oil which is tenderable on contracts for future delivery under these Regulations, with other oil of like type and to deliver on loading orders oil of any contract type. 2031


(m) Certification of Soybean Oil - Effective September 1, 1992 and upon written request by a taker of delivery at the time loading orders are submitted for the delivery of soybean oil against canceled warehouse receipts, the delivery warehouseman shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the soybean oil is produced from soybeans of U.S. origin only. Warehouse receipts issued prior to September 1, 1992 will be deliverable against futures contracts beginning September 1992 only if the regular warehouseman provides certification on the warehouse receipt that the U.S. origin-only option is available to the taker of delivery of soybean oil. (01/01/04)




1180.01A  Responsibility for Furnishing Tank Cars   - It shall be the
responsibility of the buyer of Crude Soybean Oil on a futures contract to furnish tank cars when ordering Soybean Oil shipped from a warehouse. 26R (09/01/94)

1180.01B  Car Ready for Loading   - Regulation 1180.01(f) A car is ready for
loading when it has

                                      1111

                         Ch11 Regularity of Warehouses

been constructively placed and when the shipper has used due diligence in preparing and placing the car on his property for loading. 30R1180.01C Transit vs. Flat Rate (09/01/94)

1180.01C Transit vs. Flat Rate Billing   - If warehouseman furnishes transit
billing on crude soybean oil applicable to warehouse receipts holder's destination, the warehouse receipt holder shall pay to warehouseman the difference between the transit balance rate and the flat rate. 27R (09/01/94)

1180.01D Freight Differentials   - Jumbo Tank Cars - The Board of Directors at
its regular meeting held on Tuesday, March 10, 1964, approved the following Ruling recommended by the Crude Soybean Oil and Soybean Meal Committee in light of the reduced rate on jumbo tank cars which became effective on February 9, 1964:

"Effective on March 1964 contracts the freight differentials in Regulations 1141.02 and 1180.02 shall be calculated on the basis of the jumbo tank car rate since it is the lowest lawful carload rate and will be applicable to warehouse receipts bearing no billing and any other warehouse receipts carrying billing that will protect the jumbo tank car rate." 36R (09/01/94)

1180.02  Transit Billing   - Transit billing may be applied to shipments at
warehouseman's option with warehouseman to get any advantage of such transit application; however, warehouseman must protect the lowest lawful local carload rate from point of loading stated in warehouse receipt to destination indicated in shipping instructions, and such transit billing must allow at least one additional transit beyond delivery points. 2016 (09/01/94)

1180.03  Freight Charges   - A warehouseman that is not served by a Class I
railroad must compensate the taker of delivery for the switching charge and/or the rail rate to the nearest Class I railroad interchange point for the movement of soybean oil beyond the interchange point by the Class I railroad, if requested by the owner of the soybean oil. The request must be in writing when loading orders and canceled warehouse receipts are presented to the warehouse. (01/01/00)

1181.01 Conditions of Regularity - Warehouses may be declared regular for the delivery of Crude Soybean Oil with the approval of the Exchange. Persons operating bulk oil warehouses who desire to have such warehouses made regular for delivery of Crude Soybean Oil under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1 of an even year, for a two year term beginning July 1 of that year, and at any time during a current term for the balance of that term. Regular Soybean Oil Warehouses that desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted by the Exchange, or the day after the application is approved by the Exchange, whichever is later. Persons operating Soybean Oil Warehouses who desire to have their daily rate of loading decreased, shall file with the Exchange a written request for such decrease. The decrease in the daily rate of loading for the facility will become effective 30 days after a notice has been posted by the Exchange or the day after the number of outstanding receipts at the facility is equal to or less than 30 times the requested rate of loading, whichever is later. Persons operating Soybean Oil Warehouses who wish to have their regular capacity space decreased shall file with the Exchange a written request for such decrease and such decrease shall be effective once a notice has been posted by the Exchange. Applications for renewal of regularity must be made prior to May 1 of even years, for the respective years beginning July 1 of those years, and shall be on the same form.

The Exchange may establish such requirements and conditions for approval of regularity as it deems necessary.

The following shall constitute the minimum requirements and conditions for regularity of Soybean Oil Warehouses:

1)  The warehouse making application shall be inspected.

2) Such warehouse shall be within the limitation of an area not east of the Indiana-Ohio boundary; nor south of Louisville, KY.

3) Such warehouse shall be connected by railroad tracks with one or more railway lines.


4) The operator or manager of such warehouse shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No warehouse shall be declared regular until the person operating the same files a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require.


5) Such warehouse shall maintain on-site standard equipment and appliances for the receiving, handling, and shipping of Crude Soybean Oil in bulk, including equipment to issue official origin weight. Official origin weight may be obtained by using one of the following: (1) platform scale (either rail or truck); (2) tank scale; or (3) batch scale.

                                      1112

6) The warehouseman shall comply with the system of registration of warehouse receipts established by the Exchange. The Warehouseman shall furnish accurate information to the Exchange regarding all Crude Soybean Oil received and delivered by the warehouseman on a daily basis, and that remaining in store at the close of each week, in the form prescribed by the Exchange, with the exception of Crude Soybean Oil owned by the warehouseman.

7) The operator or manager of such warehouse shall permit the Exchange, at any time, to examine the books and records of the warehouse for the purpose of ascertaining the stocks of Crude Soybean Oil which may be on hand at any time. The Exchange shall have the authority to determine the quantity of Crude Soybean Oil in the warehouse and to compare the books and records of the warehouse with the records of the Exchange.

8) The warehouseman operating such warehouse shall not engage in unethical or inequitable practices, and shall comply with all applicable laws, Federal or State, or Rules or Regulations promulgated under those laws.

9) The warehouseman shall make such reports, keep such records, and permit such warehouse visitation as the Secretary of Agriculture may prescribe, and shall comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the Commodity Futures Trading Commission, and shall comply with all requirements made by the Exchange because of such Rules and Regulations or orders.

10) The operator or manager of such warehouse shall be subject to the Exchange's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a warehouse's regularity, shall be subject to the Exchange's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5.

11) The operator or manager of such warehouse shall consent to the disciplinary jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the warehouse was regular.

12) If the warehouseman leases the warehouse or has entered into some form of service arrangement pursuant to which an agent or contractor performs the daily operations of the warehouse, the warehouseman shall submit an indemnification if requested by the Exchange.


13) The Exchange may determine not to approve warehouses for regularity or increases in regular capacity of existing regular warehouses, in its sole discretion, regardless of whether such warehouses meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether warehouse receipts issued by such warehouses, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Soybean Oil futures contracts or impair the efficacy of futures trading in Soybean Oil, or whether the currently approved regular capacity provides for an adequate deliverable supply. 2030 (01/01/04)


1181.02  Leasing and Service Arrangements   - The warehouseman of a regular
warehouse is not required to own the warehouse and may lease the facility from the owner. The warehouseman may also enter into a service arrangement pursuant to which an agent or contractor performs the daily operations of the warehouse. The warehouseman shall be responsible for the conduct of its agents or contractors.

In the event that the warehouseman is unable properly to store or load out oil for receipt holders because of another party's ownership of or control over the warehouse, the warehouseman shall, at its own expense, provide each holder of an outstanding receipt with either (a) a replacement warehouse receipt at another, mutually acceptable regular warehouse, with adjustments for differences in contract differentials or, if such replacement receipt is unavailable, (b) an equivalent quantity and quality of the soybean oil designated in the warehouse receipt at a mutually acceptable location. (09/01/94)

1184.01  Revocation, Expiration or Withdrawal of Regularity   - Any regular
warehouse may be declared irregular at any time if it does not comply with the conditions above set forth, or fails to carry out the prescribed duties of the warehouseman. If the designation of a warehouse as regular shall be revoked a notice of such revocation and the period of time, if any, during which the receipts issued by such house shall thereafter be deliverable in satisfaction of futures contracts in Crude Soybean Oil under the Rules and Regulations, shall be posted on the bulletin board.

In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment

                                     1113

                         Ch11 Regularity of Warehouses

of the properties where regularity is not reissued, holders of outstanding warehouse receipts shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding warehouse receipt chooses not to take load-out during this period, the fazcility must provide him with another warehouse receipt at another, mutually acceptable regular warehouse, with adjustments for differences in contract differentials. Alternatively, if such warehouse receipt is unavailable, the facility must provide the holder with an equivalent quantity and quality of the soybean oil designated in the warehouse receipt at a mutually acceptable location. 2032 (09/01/94)


1185.01 Application for Declaration of Regularity - All applications by operators of warehouses for a Declaration of Regularity under Regulation 1181.01 shall be on the following form:

  WAREHOUSEMAN'S APPLICATION FOR A DECLARATION OF REGULARITY FOR CONTRACTS FOR FUTURE DELIVERY UNDER THE RULES AND REGULATIONS OF THE BOARD OF TRADE OF THE
          CITY OF CHICAGO, INC. FOR THE DELIVERY OF CRUDE SOYBEAN OIL

                                                        ____________, 20__

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
Chicago, Illinois
___________________________-(hereinafter called "Warehouseman") owner/lessee* of
    (Warehouseman name)                                           (Circle one)
the________________________________________located at___________________________
    (Processing Plant or Storage Facility)           (Address, City, State, Zip)

in the following territory, (Please indicate which territory you are applying for.)

Illinois Territory __________________  Southwest Territory ____________________
Eastern Territory __________________ Eastern Iowa Territory _________________ Northern Territory __________________ Western Territory ______________________

hereby submits this application to the Board of Trade of the City of Chicago, Inc. (hereinafter called "Exchange") for a Declaration of Regularity to issue Warehouse Receipts for the delivery of Crude Soybean Oil upon contracts for future delivery for a period beginning on July 1, 20__ and ending June 30, 20__.

The Warehouseman has a storage capacity of ___________________________ pounds of Crude Soybean Oil, is licensed/not licensed by the State of____________________,
                      (circle one)

and had/does not have a Soybean processing plant attached with a maximum 24 hour
  (Circle one)
crushing capacity of ___ bushels of Soybeans per day.

*Please include a copy of the lease or service agreement with application.

Conditions of Regularity

A declaration of regularity, if granted, may be revoked by the Exchange whenever the following conditions, or any other conditions specified in Regulation 1181.01 or duties specified in Regulation 1180.01, or any other relevant Rules and Regulations are not observed:

1.  The Warehouseman must:

    (1) submit bonds or letters of credit to the Exchange as it may require.

    (2) submit to the Exchange a tariff listing in detail the maximum rates for the handling and storage of Crude Soybean Oil; submit promptly to the Exchange all changes in such tariff; and publish and display such tariff.

        The maximum charges for loading tank cars and trucks at delivery points shall not exceed the loading charges defined in Rule 1156.04. The maximum storage charges on Crude Soybean Oil shall not exceed the storage charges defined in Regulation 1156.01.

    (3) remove no CBOT registered Crude Soybean Oil from the warehouse unless the receipts have been previously cancelled by the Registrar's Office.

    (4) notify the Exchange immediately of any change in its capital ownership, or any reduction in net worth of 20 percent or more from the level reported in the last financial statement filed with the Exchange, or of any change in the physical condition of the warehouse.

    (5) make such reports, keep such records, and permit such warehouse visitation as the Exchange or the Commodity Futures Trading Commission
        (CFTC) may require; and comply with all applicable Rules and Regulations of the Exchange and the CFTC.

    (6) insure against the contingencies provided for in a standard "All Risks" policy (including earthquake), in such amounts as required by the Exchange.

    (7) submit an application for renewal of a declaration of regularity in writing on or before May 1/st/ every even year.

    (8) if the Warehouseman leases the warehouse or has entered into some form of service agreement pursuant to which an agent or contractor performs the daily operations of the warehouse, Warehouseman remains responsible for compliance with all duties and conditions of regularity and shall be responsible for the conduct of its agents or contractors.

    (9) notify the Exchange in writing immediately of any change in the maximum 24 hour crushing capacity of soybeans for a soybean processing plant attached to this warehouse.

2.  The Warehouse must be:

    (1) subject to the prescribed examination and approval of the Exchange.

    (2) connected to a railroad. (See Regulation 1180.03)

    (3) equipped with standard equipment and appliances for the convenient and expeditious handling of Crude Soybean Oil in bulk.

3. The Warehouse and Warehouseman must conform to the requirements of the Exchange as to location, accessibility, and suitability as may be prescribed by the Rules and Regulations of the Exchange.


                                      1114

                         Ch11 Regularity of Warehouses

                           Agreements of Warehouseman

The Warehouseman expressly agrees:

    (1) that all Crude Soybean Oil tendered in satisfaction of futures contracts will be weighed by an Official Weigher as outlined in Regulation 1139.01 of the Exchange.

    (2) that all Crude Soybean Oil tendered in satisfaction of futures contracts will, when shipped from Warehouse, be sampled by an Official Sampler, which has been approved by the Exchange, and tested in accordance with Regulation 1140.01 of the Exchange.

    (3) that all warehouse receipts to be tendered in satisfaction of futures contracts shall be registered with the Registrar of the Exchange.

    (4) to abide by the Rules and Regulations of the Exchange relating to the warehousing of Crude Soybean Oil deliverable in satisfaction of futures contracts and the delivery thereof, including the duties set forth in Regulation 1180.01.

    (5) that the Exchange may revoke the Warehouseman's declaration of regularity, if granted, for any breach of these agreements.

    (6) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity and, if found to be untrue, the Exchange shall have the right to revoke the declaration of regularity immediately.

    (7) to designate a clearing agent in Chicago authorized to act upon the Warehouseman's behalf in matters pertaining to Warehouse Receipts.

    (8) to be subject to the Exchange's Rules and Regulations, the disciplinary procedures set forth in Chapter 5, and the arbitration procedures set forth in Chapter 6, and to abide by and comply with the terms of any disciplinary decision imposed upon the Warehouseman or any arbitration award issued against it pursuant to the Exchange's Rules and Regulations.

    (9) to consent to the disciplinary jurisdiction of the Exchange for five years after regularity lapses for conduct which occurred while the Warehouseman was regular.

Please be advised that, pursuant to Regulation 1181.01(13), the Exchange may determine not to approve warehouses for regularity or increases in regular capacity of existing regular warehouses, in its sole discretion, regardless of whether such warehouses meet the conditions of regularity specified in Regulation 1181.01. Some factors the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether warehouse receipts issued by such warehouses, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Soybean Oil futures contracts or impair the efficacy of futures trading in Soybean Oil, or whether the currently approved regular capacity provides for an adequate deliverable supply.

                                             By: _____________________________
                                                   (Name)

                                             Title:___________________________

                                             Date:____________________________


                                                          (03/01/04)



                                      1115

================================================================================
Chapter 12
Soybean Meal
================================================================================
    Ch12 Trading Conditions............................................................    1202
           1201.00      Authority......................................................    1202
           1202.01      Application of Regulations.....................................    1202
           1204.01      Unit of Trading................................................    1202
           1205.01      Months Traded In...............................................    1202
           1206.01      Price Basis....................................................    1202
           1207.01      Hours of Trading...............................................    1202
           1208.01      Trading Limits.................................................    1202
           1208.01A     Trading Limits.................................................    1202
           1209.01      Last Day of Trading............................................    1202
           1210.01      Margin Requirements............................................    1202
           1211.01      Disputes.......................................................    1202
           1212.01      Position Limits and Reportable Positions.......................    1202

    Ch12 Delivery Procedures...........................................................    1203
           1236.01      Standards......................................................    1203
           1236.02      United States Origin Only......................................    1203
           1237.01      Official Chemists..............................................    1203
           1238.01      Sampling.......................................................    1203
           1239.01      Weighing.......................................................    1204
           1241.01      Shipping Plants................................................    1204
           1242.01      Deliveries by Soybean Meal Shipping Certificates...............    1205
           1243.01      Registration of Soybean Meal Shipping Certificates.............    1205
           1244.01      Certificate Format.............................................    1206
           1246.01      Date of Delivery...............................................    1207
           1247.00      Delivery Notice................................................    1207
           1247.01      Delivery Notices...............................................    1207
           1248.00      Method of Delivery.............................................    1207
           1249.00      Time of Delivery, Payment, Form of Delivery Notice.............    1207
           1249.01      Time of Issuance of Delivery Notice............................    1207
           1249.02      Buyers' Report of Eligibility to Receive Delivery..............    1207
           1249.03      Sellers' Invoice to Buyers.....................................    1207
           1249.04      Payment........................................................    1207
           1250.00      Duties of Members..............................................    1208
           1250.01      Failure to Deliver.............................................    1208
           1251.01      Office Deliveries Prohibited...................................    1208
           1254.00      Failure to Accept Delivery.....................................    1208
           1254.01      Failure to Accept Delivery.....................................    1208
           1256.01      Premium Charges................................................    1208
           1256.03      Payment of Fees................................................    1208

    Ch12 Regularity of Issuers of Shipping Certificates................................    1209
           1290.01      Loading and Shipment of Meal Against Soybean Meal
                        Shipping Certificates..........................................    1209
           1291.01      Conditions of Regularity.......................................    1212
           1294.01      Revocation, Expiration or Withdrawal of Regularity.............    1213
           1295.01      Application for Declaration of Regularity......................    1213
           1296.01      Regular Shippers...............................................    1215


                                      1201

================================================================================
Chapter 12
Soybean Meal
================================================================================

Ch12 Trading Conditions

1201.00   Authority - On and after August 1,1951, trading in Soybean Meal futures may be conducted under such terms and conditions as may be prescribed by Regulation. 802 (09/01/94)

1202.01   Application of Regulations - Transactions in Soybean Meal futures shall be subject to the general Rules of the Association as far as applicable and shall also be subject to the Regulations contained in this Chapter which are exclusively applicable to trading in Soybean Meal. 2051 (09/01/94)

1204.01   Unit of Trading - The unit of trading for Soybean Meal shall be 100 tons (2,000 pounds per ton). Bids and offers may be accepted in lots of 100 tons of multiples thereof. 2056 (09/01/94)

1205.01   Months Traded In - Trading in Soybean Meal may be conducted in the current month and any subsequent months. 2057 (09/01/94)

1206.01   Price Basis - All prices of soybean meal shall be basis free on board cars, bulk; Decatur, Illinois, in multiples of 10 cents per ton. Contracts shall not be made on any other price basis. 2058 (09/01/94)

1207.01   Hours of Trading - The hours of trading for future delivery in Soybean
Meal shall be from 9:30 A.M. to 1:15 P.M. except on the last day of trading in an expiring future the hours with respect to such future shall be from 9:30 A.M. to 12 o'clock noon subject to the provisions of the second paragraph of Rule 1007.00. Market shall be opened and closed with a public call made month by month, conducted by such persons as the Regulatory Compliance Committee shall direct. 2061 (09/01/94)

1208.01   Trading Limits - (See 1008.01)  (09/01/94)

1208.01A  Trading Limits - (See 1008.01A)  (09/01/94)

1209.01   Last Day of Trading - No trades in Soybean Meal futures deliverable in the current month shall be made after the business day preceding the 15th calendar day of that month. Any contracts remaining open after the last day of trading must be either:

(a) Settled by delivery no later than the second business day following the last trading day (tender on business day prior to delivery).

(b) Liquidated by means of a bona fide exchange of futures for the actual cash commodity, or an over-the-counter transaction, no later than the business day following the last trading day. 2063 (07/01/03)

1210.01   Margin Requirements - (See Regulation 431.03) 2065  (09/01/94)

1211.01   Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. 2066 (09/01/94)

1212.01   Position Limits and Reportable Positions - (See 425.01)  (09/01/94)

                                     1202

Ch12 Delivery Procedures

1236.01   Standards - The contract grade for delivery on futures contracts made under these Regulations shall be Soybean Meal in bulk which conforms to the following specifications:

48% Protein Soybean Meal, produced by conditioning ground soybeans and reducing the oil content of the conditioned product by the use of hexane or homologous hydrocarbon solvents. Standard specifications are:

     ----------------------------------------------------------------
       Protein                                    minimum 48.0%
     ----------------------------------------------------------------
       Fat                                        minimum 0.5%
     ----------------------------------------------------------------
       Fiber                                      maximum 3.5%
     ----------------------------------------------------------------
       Moisture (when shipped by Processor)       maximum 12.0%
     ----------------------------------------------------------------

It may contain a non-nutritive inert, non-toxic conditioning agent to reduce caking and improve flowability. In an amount not to exceed that necessary to accomplish its intended effect, but in no case exceed 0.5%. The name of the conditioning agent must be shown as an added ingredient.

Testing methods shall be those approved by the Association of Official Analytical Chemists and American Oil Chemists Society. 2053 (09/01/94)

1236.02   United States Origin Only - Effective September 1, 1992, a futures contract for the sale of soybean meal shall be performed on the basis of United States origin only upon written request by a taker of delivery at the time loading orders are submitted. (09/01/94)

1237.01   Official Chemists - An official Chemist shall be any chemist who is currently designated as an Official Referee Chemist for Meal by the National Soybean Processors Association. Certificates of quality analysis by an Official Chemist shall be binding on all parties. (09/01/94)

1238.01   Sampling - The official sample will be taken at origin by Automatic
Mechanical Sampler (A.O.C.S. Official Method BA 1-38, Rev. 1966) or Pneumatic Probe Sampler (A.O.C.S. Official Method BA 1-38, Rev. 1966). Shipper shall, on the next business day after loading, mail a portion of the official sample in an air tight container properly identified to the owner at an address specified by the owner when he submits loading orders.

Any shipment testing 12.5% moisture or less based on official sample shall not be subject to rejection or penalty on account of moisture content. Penalty for excess moisture:

        Excess moisture two times delivered market price on date of shipment for excess moisture from 12% to 13% and 21-2 times delivered market price on date of shipment for excess moisture above 13%.

        Any shipment testing no more than 0.3% of fiber above the fiber specification (based on official sample adjusted to 12% moisture) shall not be subject to rejection or penalty on account of fiber content. When the amount of fiber exceeds 3.8% (based on official sample adjusted to 12% moisture), the shipment shall be discounted 1.0% of the delivered market price on date of shipment for each 0.1% fiber in excess of 3.5%.

        Any shipment of soybean meal testing within 0.5% of protein below 48% protein (basis official sample moisture 12.0% or less; protein to be calculated on 12.0% moisture basis if official sample moisture exceeds 12.0%) shall not be subject to rejection or penalty on account of protein content. Protein deficiency claims shall be settled between the parties on the basis of two times the delivered market price per unit of protein on date of shipment and shall be calculated on the same moisture basis as for protein rejection.

If the owner's analysis of the official sample indicates quality deficiency, the owner shall submit his analysis and claim in writing to the shipper within 30 days after arrival of car. The shipper shall, within five (5) business days, after receipt of the owner's analysis and claim, report his analysis of the official sample to the owner. In the event that the owner and the shipper do not reach agreement on analysis and/or settlement, the third portion of the official sample shall be sent to an Official Chemist and his analysis will be binding upon both parties for final settlement. The expense of the analysis will be borne

                                     1203

                           Ch12 Delivery Procedures
                           ------------------------

by the party in error.

If the owner and the shipper cannot agree that the official sample is representative of the shipment, a representative sample shall be obtained at destination by a disinterested qualified person mutually agreed upon by the owner and shipper. Such destination sample must be obtained within 24 hours of arrival and prior to unloading. "Constructive placement" shall be considered arrival at destination. The official procedure for sampling at destination shall be the Pneumatic Probe Sampler. (A.O.C.S. Method BA 1-38, Rev. 1966) and the sample shall be submitted to an official chemist. The results of his analysis of the destination sample shall be binding on both parties for final settlement. The expense of such sampling and analysis, shall be borne by the owner if the owner insists on destination sampling and analysis unless the shipper has failed to take an official sample at origin, in which event, the expense of taking and analyzing the destination sample shall be borne by the shipper. (09/01/94)

1239.01   Weighing - Weighing and official weights, as defined in the National
Soybean Processors Association Trading Rules for the Purchase and Sale of Soybean Meal, shall be binding on all interested parties. (09/01/94)

1241.01   Shipping Plants - Soybean Meal Shipping Certificates shall specify shipment from one of the plants currently regular for delivery and located in Central Territory, Northeast Territory, Mid South Territory, Missouri Territory, Eastern lowa Territory, or Northern Territory as defined in this Regulation.

The Exchange may declare additional shipping plants regular for delivery which shall apply on all contracts outstanding or made thereafter.

                                 SHIPPING PLANTS

(a) All loadings of soybean meal against Soybean Meal Shipping Certificates shall be in bulk free on board railroad cars at shipping plants.

(b) Payment for Shipping Certificates issued in "Central Territory" (viz.: shipping plants located in Illinois and Kentucky) will be at contract price.


(c) Payment for Shipping Certificates issued in "Northeast Territory" (viz.: shipping plants located in Indiana and Ohio) will be at a premium of $2.00 per ton over contract price.

(d) Payment for Shipping Certificates issued in "Mid South Territory" (viz.: shipping plants located in all of Tennessee and Arkansas and that part of Mississippi and Alabama north of a line extending eastward from the Arkansas and Louisiana border) will be at a premium of $7.00 per ton over contract price.

(e) Payment for Shipping Certificates issued in "Missouri Territory" (viz.: shipping plants located in Missouri) will be at a premium of $1.50 per ton over contract price.

(f) Payment for Shipping Certificates issued in "Eastern lowa Territory" (viz.: shipping plants located in lowa on and South of the main line of the Illinois Central Gulf RR from Dubuque, lowa to lowa Falls, lowa; and on and East of the main line of the Chicago Rock Island RR from lowa Falls to the Chicago & Northwestern RR from Des Moines through Blockton, lowa) will be made at a discount of $4.00 per ton under contract price.

(g) Payment for Shipping Certificates issued in "Northern Territory" (viz.: shipping plants located in that portion of lowa not included in "Eastern lowa Territory") will be at a discount of $3.00 per ton under contract price.


(h) For a given soybean crop year ending August 31 and a given Soybean Meal futures delivery territory except the "Central Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within that Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is less than or equal to 0.5, payment for Shipping Certificates issued from that territory will be at a premium of $.50 per ton over contract price in addition to the territorial delivery differential adjustment.

(i) For a given soybean crop year ending August 31, when the "Central Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to maximum

                                      1204

                           Ch12 Delivery Procedures
                           ------------------------

     CBOT 24 hour soybean meal production capacity within the Central Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is less than or equal to 0.5, payment for Shipping Certificates issued from all other territories will be at a discount of $.50 per ton under contract price in addition to the territorial delivery differential adjustments.

(j) For a given soybean crop year ending August 31 and a given Soybean Meal futures delivery territory except the "Central Territory," when the weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within that Soybean Meal futures delivery territory, relative to that ratio for the combined remaining Soybean Meal territories, is greater than or equal to 2.0, payment for Shipping Certificates issued from that territory will be at a discount of $.50 per ton under contract price in addition to the territorial delivery differential adjustment.

(k) For a given soybean crop year ending August 31, when the "Central Territory's" weekly (as of Friday) cumulative average ratio of outstanding Soybean Meal Shipping Certificates to CBOT maximum 24 hour soybean meal production capacity within the Central Soybean Meal futures delivery terriory, relative to that ratio for the combined remaining Soybean Meal territories, is greater than or equal to 2.0, payment for Shipping Certificates issued from all other territories will be at a premium of $.50 per ton over contract price in addition to the territorial delivery differential adjustments.

(l) Items (h) through (k) of Regulation 1241.01 shall apply to all CBOT Soybean Meal futures contracts delivered during a one calendar year period beginning with January following the soybean crop year ending August 31, provided that there are on a weekly average at least 150 CBOT outstanding Soybean Meal Shipping Certificates in all Soybean Meal delivery territories combined during that previous soybean crop year.


(m) Based on the adjustments made to territorial delivery differentials during a given calendar year as outlined in items (h) through (I) of Regulation 1241.01, the CBOT shall announce and publish by September 15 of that given calendar year new territorial delivery differentials applicable to all Soybean Meal futures contracts delivered during the next calendar year. (01/01/04)

1242.01 Deliveries by Soybean Meal Shipping Certificates - Deliveries of Soybean Meal shall be made by delivery of Soybean Meal Shipping Certificates issued by Shippers designated by the Exchange as regular to issue Soybean Meal Shipping Certificates using the electronic fields which the Exchange and the Clearing Services Provider require to be completed. In order to effect a valid delivery each Soybean Meal Shipping Certificate must be endorsed by the holder making the delivery, and transfer as specified above constitutes endorsement. Such endorsement shall constitute a warranty of the genuineness of the Certificate and of good title thereto, but shall not constitute a guaranty, by any endorser, of performance by the issuer of the Certificate. Such endorsement also shall constitute a representation that all premium charges have been paid on the Soybean Meal covered by the Certificate, in accordance with Regulation 1256.01.2067 (12/01/03)


1243.01   Registration of Soybean Meal Shipping Certificates - Soybean Meal
Shipping Certificates in order to be eligible for delivery must be registered with the Official Registrar and in accordance with the requirements issued by the Registrar. Registration of Soybean Meal Shipping Certificates shall also be subject to the following requirements:


(a) Shippers who are regular for delivery may register certificates at any time. If the shipper determines not to tender the shipping certificate by 4:00 p.m. on the day it is registered, or by such other time designated by the Exchange, the shipper shall declare the certificate is withdrawn but is to remain registered by transmitting to the Registrar the certificate number and the name and location of the shipping plant. The holder of a registered certificate may cancel its registration at any time. A certificate which has been cancelled may not be registered again.

(b) No notice of intention to deliver a certificate shall be tendered to the Clearing Services Provider unless said certificate is registered and in the possession of the clearing member tendering the notice or unless a shipping certificate is registered and outstanding. When a notice of intention to deliver a certificate has been tendered to the Clearing Services Provider, said certificate shall be considered to be "outstanding" until its registration is cancelled.


(c) From his own records, the Registrar shall maintain a current record of the number of certificates that are registered and shall be responsible for posting this record on the Exchange Floor and the CBOT website. The record shall not include any shipping certificates that have been declared withdrawn.


(d) When a registered shipper regains control of a registered certificate calling for shipment from one of his plants, which in any manner relieves him of the obligation to ship meal upon demand of a party other than himself, the shipper shall, by 4:00 p.m. of that business day, or by such other time designated by the Exchange, either cancel the registration of said certificate or declare that said certificate is withdrawn but is to remain registered by transmitting to the Registrar the certificate number and the name and location of the shipping plant, except in the case where a notice of intention to redeliver said certificate for the shipper has been tendered to the Clearing Services Provider by 4:00 p.m. or by such other time designated by the Exchange, of the day that the shipper regained control of said certificate.

(e) The Registrar shall not divulge any information concerning the registration, delivery or cancellation or certificates other than the record posted on the Exchange Floor and the CBOT website, except that he shall issue a daily report showing the total number of registered certificates as of 4:00 p.m., or such other time designated by the Exchange, on each trading day of the week. In addition to the information posted on the Exchange Floor and the CBOT website, this daily report will show the names of shippers whose certificates are registered and the location of the shipping plants involved. This report shall not include any shipping certificates which have been declared withdrawn.2069 (12/01/03)


                                     1205

                           Ch12 Delivery Procedures
                           ------------------------




1244.01    Certificate Format - The Exchange and the Clearing Services Provider
shall determine electronic fields which are required to be completed in connection with an electronic shipping certificate.


The electronic shipping certificate obligates the shipper, for value received and receipt of the certificate properly endorsed, and subject to a lien for payment of premium charges, to deliver the specified quantity of Soybean Meal conforming to the standards of the Exchange, and to ship such Soybean Meal in accordance with orders of the lawful owner of the certificate and in accordance with the Rules and Regulations of the Exchange. Delivery shall be by rail or truck according to the registered loading capability of the shipper.


Delivery of the electronic shipping certificate to the issuer by the owner of the certificate, for the purpose of shipment of Soybean Meal, is conditioned upon loading of Soybean Meal in accordance with the Rules and Regulations of the Exchange, and a lien is claimed until all loadings are complete and proper shipping documents presented accompanying demand draft for freight and premium charges due which the owner of the certificate agrees to honor upon presentation. (12/01/03)


                                1206

                           Ch12 Delivery Procedures
                           ------------------------



1246.01   Date of Delivery - Delivery of Soybean Meal Shipping Certificates may
be made by the Seller upon any permissible delivery day of the delivery month but no later than the second business day following the last day of trading in a delivery month. 2072 (09/01/94)

1247.00   Delivery Notice - (See 1047.00)  (09/01/94)

1247.01   Delivery Notices - (See 1047.01)  (09/01/94)

1248.00   Method of Delivery - (See 1048.00)  (09/01/94)

1249.00   Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00)
(09/01/94)


1249.01   Time of Issuance of Delivery Notice - (See 1049.01)  (02/01/03)


1249.02   Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(09/01/94)

1249.03   Sellers' Invoice to Buyers - (See 1049.03)  (09/01/94)





1249.04   Payment - Payment shall be made utilizing the electronic delivery system via the Clearing Services Provider's Online System. Payment will be made during the 6:45 a.m. collection cycle, or such other time designated by the Exchange. Thus the cost of the delivery will be debited or credited to a clearing firm's settlement account. Buyers obligated to accept delivery must take delivery and make payment and sellers obligated to make delivery must make delivery during the 6:45 a.m. settlement process, or such other time designated by the Exchange, on the day of delivery, except on bank holidays when delivery must be taken or made and payment made during the 6:45 a.m. settlement process, or such other time designated by the Exchange, on the next banking business day. (12/01/03)



                                      1207

                           Ch12 Delivery Procedures
                           ------------------------

1250.00   Duties of Members - (See 1050.00) (09/01/94)


1250.01   Failure to Deliver - (See 1050.01) (12/01/03)



1251.01   Office Deliveries Prohibited - No office deliveries of soybean meal shipping certificates may be made by clearing members. Where a futures commission merchant as a clearing member has an interest in both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it receives from its customers who are short. 2064 (12/01/03)


1254.00   Failure to Accept Delivery - (See 1054.00)  (09/01/94)


1254.01   Failure to Accept Delivery - (See 1054.01)  (12/01/03)


1256.01   Premium Charges - No Soybean Meal Shipping Certificates shall be valid for delivery on future contracts unless the premium charges shall have been paid up to and including the 18th day of the preceding month and such payment endorsed on the Soybean Meal Shipping Certificate unless registration is at a later date. Unpaid accumulated premium charges shall be allowed and credited to the Buyer by the Seller to and including the date of delivery.

If premium charges are not paid on-time up to and including the 18/th/ calendar day preceding the delivery months of March and September and by the first calendar day of each of these delivery months, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated premium charges multiplied by the "prime interest rate" in effect on the day that the accrued storage rates are paid, all multiplied by the number of calendar days that premium is overdue, divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate": Bank of America-Illinois, Bank One, Harris Trust & Savings Bank, and the Northern Trust Company.

The premium charges on Soybean Meal for delivery shall not exceed 7 cents per ton per day. 2068 (06/01/01)

1256.03   Payment of Fees - All outloading fees, including weighing, to load
Soybean Meal into railroad car, are to be paid by issuer of Soybean Meal Shipping Certificate. 2075 (09/01/94)

                                      1208

Ch12 Regularity of Issuers of Shipping Certificates
1290.01  Loading and Shipment of Meal Against Soybean Meal Shipping
Certificates -

(a) The operator of a shipping plant issuing Soybean Meal Shipping Certificates shall limit the number of Shipping Certificates issued to an amount not in excess of 15 times its registered total daily rate of loading plus the amount of meal or flakes in store (not limited to meal meeting minimum contract standards). All such meal or flakes in store must be stored in facilities for which the capacity has been registered with the Board of Trade and which have been inspected by the Registrar. The shipper shall register his total daily rate of loading covered hopper cars at not less than 40% nor more than 100% of his maximum 24 hour soybean meal production capacity. Each plant must be regular for a minimum total daily rate of loading of 200 tons per day.

(b) Each regular plant must also register a daily rate of loading for truck. The daily rate of loading for truck must be registered at not less than 40% of the registered total daily rate of loading for the plant.

(c) Each regular plant shall be required to load-out soybean meal against cancelled Shipping Certificates at a daily rate equivalent to the greater of either its registered total daily rate of loading, or 1/21st of the total amount of soybean meal represented by Shipping Certificates issued by the plant but not yet loaded.

(d) Each regular plant shall be required to load covered hopper cars against Shipping Certificates at a rate not greater than that established in paragraph (c), and trucks at a rate not greater than that determined by multiplying the rate established in paragraph (c) by the share of the registered total daily rate of loading registered by the plant as its daily rate of loading for truck. However, on days when rail and truck loading against Shipping Certificates takes place concurrently, the required daily rate of loading into each conveyance shall be determined by prorating the rate established in paragraph (c).

(e) The shipper shall assess a premium charge of 7 cents per ton per calendar day for each day a Soybean Meal Shipping Certificate is outstanding starting the day after the date of registration by the Registrar. When rail loading orders specify shipment within four business days the premium charge shall continue through the business day following the receipt of loading orders. Otherwise, the premium charge shall continue through the day of rail loading. "Business days" are those on which the Exchange is open for trading Soybean Meal. In the case of shipment by truck, the premium charge shall continue through the day of loading.

(f) The shipper shall maintain, in the immediate vicinity of the Exchange, either an office, or a duly authorized representative or agent approved by the Exchange, where owners of Shipping Certificates may pay premium charges, surrender properly endorsed Shipping Certificates for cancellation and file loading orders and shipping instructions.

(g) Rail Loading Procedures

    (1) The owner requesting rail load-out will furnish written rail loading orders and shipping instructions to the shipper by the close of business on the first business day following the date of cancellation of the Shipping Certificates in the Registrar's office. The loading orders shall specify if rail equipment will be the owner's (including leased cars) or shall specify the owner's election as to the type and size of covered hopper car to be ordered by the shipper. The shipper will load covered hopper cars with a capacity of 75 tons or larger. Loadings will be in bulk, and shipments will be subject to the existing freight tariff Rules and Regulations of the railroads on file with the Interstate Commerce Commission at the time of loading. The shipper is responsible for loading suitable railroad owned or leased cars or owner's cars (including leased cars) which are available for loading at the facility. Owner and shipper will cooperate to ensure timely placement and loading of rail equipment or alternate shipping modes.

    (2) All loading orders and shipping instructions received prior to 2:00 p.m. on a given business day shall be considered dated that day and shall be entitled to equal treatment. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day. Loading against all rail loading orders dated on a given business day shall be


                                     1209

              Ch12 Regularity of Issuers of Shipping Certificates
              ---------------------------------------------------

        completed before loading begins on any rail loading orders dated on a subsequent business day subject to the provisions of subparagraph 4 of this paragraph.

    (3) When rail loading orders and shipping instructions are received by 2:00 p.m. of any given business day, the shipper will advise the owner by 10:00 a.m. the following business day of loading dates and tonnage due. Notification will be by telephone, telex or telefax.

    (4) When a shipper has received one or more rail loading orders and shipping instructions, he shall begin loading against them within 4 business days following their receipt, unless the owner requests a deferred loading date in his loading orders. When loadings against rail loading orders cannot be completed on the fourth following business day of their receipt, the shipper shall continue loading against such loading orders on each calendar day thereafter. Shipping instructions are to be provided to the Shipper by the owner 2 business days before loading is to begin. The shipper shall load at the rate specified in paragraph (d) of this Regulation.

    (5) When loading against rail loading orders and shipping instructions received by a shipper prior to 2:00 p.m. on a given business day cannot be completed by the fourth following business day, the shipper shall allocate daily loadings against such loading orders as equitably as possible on a pro-rata basis. Starting of loading against small orders may be delayed until the first day when pro-ration entitles such an order to an allocation of a full car, but in such a case loading of the last car against the order shall be accelerated by the same number of days as loading of the first car was delayed.

    (6) The shipper shall load cars at the shipping plant designated in the Shipping Certificate. If it becomes impossible to load at the designated shipping plant because of an Act of God, fire, flood, wind, explosion, war, embargo, civil commotion, sabotage, law, act of government, labor difficulties or unavoidable mechanical breakdown, the shipper will arrange for covered hopper cars to be loaded at another regular shipping plant in conformance with the Shipping Certificate and will compensate the owner for any transportation loss resulting from the change in the location of the shipping plant. If the aforementioned condition of impossibility prevails at a majority of regular shipping plants, then shipment may be delayed for the number of days that such impossibility prevails at a majority of regular shipping plants.

    (7) Rail loading orders involving one or more Shipping Certificates shall be considered as one lot. The minimum amount shipped against each loading order shall be the number of Shipping Certificates specified therein times 100 tons. A tolerance of 5 tons over the total may be shipped to be settled at the market price at the time of shipment of the last car of the order.

    (8) Rail cars must be loaded to "full visible capacity" unless tonnage on cancelled shipping certificates does not cover rail car capacity.

    (9) The owner will be responsible for whatever demurrage costs that are involved in loading multiple car or trainload shipments. All demurrage charges must be substantiated with a citation of car numbers loaded against cancelled Shipping Certificates either by proper notations on the shipper's average demurrage agreement with the carrier or actual demurrage bills rendered against cars shipped. 2078

(h)  Truck Loading Procedures

    (1) The owner requesting truck load-out shall furnish written loading orders and shipping instructions to the shipper by the close of business on the first business day following the date of cancellation of Shipping Certificates in the Registrar's Office. The owner shall supply the trucks. Open-top trucks with a minimum capacity of 20 tons must be provided. No vans or trucks with porthole loading shall be acceptable. Owner and shipper shall cooperate to ensure timely placement and loading of truck equipment.

    (2) All truck loading orders and shipping instructions received prior to 2:00 p.m on any given business day shall be considered dated that day and shall be entitled to equal treatment. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day.

                                     1210

              Ch12 Regularity of Issues of Shipping Certificates
              --------------------------------------------------

    (3) When truck loading orders and shipping instructions are received by 2:00 p.m. on any given business day, the shipper will advise the owner of loading dates and tonnage due by 10:00 a.m. the next business day. Notification will be by telephone, telex or telefax.

    (4) The shipper shall begin loading against truck loading orders and shipping instructions on the fourth business day after their receipt. The shipper shall load at the rate specified in paragraph (d) of this Regulation.

    (5) Truck loading shall occur during normal truck loading hours, as declared in the plant's application for regularity, and on normal business days. "Normal business days" shall be those on which the Exchange is open for trading Soybean Meal futures.

    (6) A premium of $3.50/ton shall be applied to all shipments of meal loaded out by truck and shall be payable when shipping orders are filed.

    (7) The owner shall present his trucks for loading at the shipping plant designated in the Shipping Certificate by 12:00 noon on the scheduled loading day. If trucks arrive by 12:00 noon, the shipper shall load the same day or be subject to the penalties and procedures specified in subparagraphs (10) and (11) of this paragraph (Truck Loading Procedures). If trucks arrive after 12:00 noon, the shipper shall be under no obligation to load and the owner shall be subject to the penalties and procedures specified in subparagraphs (8) and (9) of this paragraph.

    (8) If the owner fails to present his trucks on time on the scheduled loading day, he shall be subject to a grace period until 12:00 noon the next business day and shall not be liable for a penalty up to that time. If the owner fails to present his trucks by 12:00 noon of the business day following the scheduled loading day, he shall be liable for a penalty of $4/ton/day for all meal not loaded out as scheduled.

    (9) If, for any reason, the owner is unable to present his trucks for three consecutive normal business days, beginning with the originally scheduled loading day, the shipper may at his election:

          i) Load the meal into rail cars for the owner and inform him of rail car numbers, or

          ii) Reissue a Shipping Certificate to the owner. If a Shipping Certificate is reissued, the premium charge specified in paragraph
              (e) of this Regulation shall be assessed retroactively, beginning the day after the business day following the receipt of loading orders.

          In these cases the owner is liable for the penalty specified in subparagraph (8) of this paragraph, if any, for two business days. The truck loading premium specified in subparagraph (6) of this paragraph shall be credited against any penalties due or refunded in full if there are no penalties due. If shipper elects either of these options he must promptly notify the owner.

    (10) If the shipper fails to load the owner's trucks by 12:00 midnight on the scheduled loading day he shall be subject to a grace period until the next business day and shall not be subject to a penalty up to that time. If the shipper fails to load the owner's truck by 12:00 midnight of the business day following the scheduled loading day, he shall be liable for a penalty of $4/ton/day for all meal not loaded out as scheduled.

    (11) If, for any reason, the shipper is unable to load the owner's trucks for three consecutive normal business days, beginning with the originally scheduled loading day, the shipper shall, with the owner's consent, make the meal available for truck load-out on the third day at another regular plant, in conformance with the Shipping Certificate, and will compensate the owner for any transportation loss resulting from the change in the location of the shipping plant.

    (12) A tolerance of five tons over the total truck shipment may be loaded and settled at the market price at the time the last truck is loaded.

(i) Change of Election for Mode of Load-Out Due to Unavailability of Rail Cars


    The owner may elect to amend rail loading orders to load-out by truck in the event of rail car unavailability. Rail loading orders amended in this manner shall be entitled to equal treatment. A premium of $3.50/ton shall be applied to all shipments of meal loaded-out by truck and shall be payable on the day loading orders were amended to specify the owner's election for load-out by truck.

(j) Certification of Soybean Meal - Effective September 1, 1992 and upon written request by a taker of delivery at the time loading orders are submitted for the delivery of soybean meal against canceled shipping certificates, the shipper shall certify in writing to the taker of delivery on the day that the transportation conveyance is loaded that the soybean meal is produced from soybeans of U.S. origin only. Shipping certificates issued prior to September 1, 1992 will be deliverable against futures contracts beginning September 1992 only if the regular shipper provides certification on the shipping certificate that the U.S. origin-only option is available to the taker of delivery of soybean meal. (05/01/95)

1291.01   Conditions of Regularity - Shipping plants may be declared regular for the delivery of Soybean Meal with the approval of the Exchange. Persons operating Soybean Meal shipping plants who desire to have such plants made regular for delivery of Soybean Meal under the Rules and Regulations shall make application for an initial Declaration of Regularity on a form prescribed by the Exchange prior to May 1 of an even year, for a two year term beginning the following July 1, and at any time during a current term for the balance of that term. Regular Soybean Meal shipping plants that desire to increase their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and increases in regularity shall be effective either thirty days after a notice that a bona fide application has been received is posted by the Exchange, or the day after the application is approved by the Exchange, whichever is later. Persons operating soybean meal shipping plants who desire to have their daily rate of loading decreased, shall file with the Exchange a written request for such decrease. The decrease in the daily rate of loading for the facility will become effective 30 days after a notice has been posted by the Exchange or the day after the number of outstanding certificates at the facility is equal to or less than 15 times the requested rate of loading plus the amount of meal or flakes in store, whichever is later. Persons operating soybean meal shipping plants who wish to have their regular capacity space decreased shall file with the Exchange a written request for such decrease and such decrease shall be effective once a notice has been posted by the Exchange. Applications for renewal of regularity must be made prior to May 1 of even years, for the respective years beginning July 1 of those years, and shall be on the same form.

The Exchange may establish such requirements and conditions for approval of regularity as it deems necessary. The following shall constitute the minimum requirements and conditions of regularity for Soybean Meal shipping plants:

    1. The plant of the shipper making application shall be inspected by the Exchange

    2. Such shipping plant shall be connected by railroad tracks with one or more railway lines.

    3. The operator or manager of such shipping plant shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 4E. No shipping plant shall be declared regular until the person operating the same files a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require.

    4. Such shipping plant shall be provided with standard equipment and appliances for the convenient and expeditious shipping of Soybean Meal in bulk in the conveyances for which the plant is registered with the Exchange according to Regulation 1290.01 (a) and (b).

    5. The operator or manager of such shipping plant shall comply with the system of registration of Soybean Meal Shipping Certificates for Soybean Meal to be shipped in satisfaction of deliveries on futures contracts.

    6. No shipper shall engage in any unethical or inequitable practice or fail to comply with any law.

          Federal or State, or any rule or regulation promulgated thereunder.

    7. The shipper shall make such reports, keep such records, and permit such processing plant visitations as the Secretary of Agriculture may prescribe, and shall comply with all applicable Rules and Regulations and orders promulgated by the Secretary of Agriculture or the Commodity Futures Trading Commission, and shall comply with all requirements made by the Exchange because of such Rules and Regulations or orders.

    8. The plant must not have been continuously out of operation for the two consecutive years prior to application for regularity or renewal thereof.

    9. The operator or manager of such shipping plant shall accord every facility to the Exchange for the examination of the facility and the stocks of soybean meal which may be on hand at any time. Such examination may be made at any time.

    10. Soybean Meal inventory which is covered by shipping certificates tendered for delivery shall be insured against the contingencies provided for in a standard "All Risks" policy (including earthquake) to such an extent and in such amounts as required by the Exchange. The shipper shall furnish the Exchange with either a copy of the current insurance policy or policies, or a written confirmation from the insurance company that such insurance has been effected.

    11. The operator or manager of such shipping plant shall be subject to the Exchange's Rules and Regulations pertaining to arbitration procedures, as set forth in Chapter 6, and, with respect to compliance with Rules and Regulations pertaining to a shipping plant's regularity, shall be subject to the Exchange's Rules and Regulations pertaining to disciplinary procedures, as set forth in Chapter 5.

    12. The operator or manager of such shipping plant shall consent to the disciplinary jurisdiction of the Exchange for five years after such regularity lapses, for conduct pertaining to regularity which occurred while the shipping plant was regular.

    13. The Exchange may determine not to approve shipping plants for regularity or increases in regular capacity of existing regular shipping plants, in its sole discretion, regardless of whether such shipping plants meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether shipping certificates issued by such shipping plants, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Soybean Meal futures contracts or impair the efficacy of futures trading in Soybean Meal, or whether the currently approved regular capacity provides for an adequate deliverable supple. 2077 (01/01/04)

1294.01   Revocation, Expiration or Withdrawal of Regularity - Any regular shipper may be declared irregular at any time if he fails to carry out the duties of delivery by Soybean Meal Shipping Certificate as prescribed by these Regulations or violate any conditions of regularity. If designation of a shipper as regular shall be revoked, the Exchange shall announce such revocation on the bulletin board of the Exchange and also the period of time, if any, during which the Soybean Meal Shipping Certificates issued by such shipper shall thereafter be deliverable in satisfaction of futures contracts in Soybean Meal under the Rules and Regulations.

In the event of revocation, expiration or withdrawal of regularity, or in the event of sale or abandonment of the properties where regularity is not reissued, holders of outstanding shipping certificates shall be given thirty days to take load-out of the commodity from the facility. If a holder of an outstanding shipping certificate chooses not to take load-out during this period, the facility must provide him with another shipping certificate at another, mutually acceptable regular shipping plant, with adjustments for differences in contract differentials. Alternatively, if such shipping certificate is unavailable, the facility must provide the holder with an equivalent quantity and quality of the soybean meal designated in the shipping certificate at a mutually acceptable location. 2079 (09/01/94)

1295.01   Application for Declaration of Regularity - All applications by operators of shipping plants for a Declaration of Regularity under Regulation 1291.01 shall be on the following form:

SHIPPER'S APPLICATION FOR A DECLARATION OF REGULARITY FOR CONTRACTS FOR FUTURE DELIVERY UNDER THE RULES AND REGULATIONS OF THE BOARD OF TRADE OF THE CITY OF CHICAGO, INC. FOR THE DELIVERY OF SOYBEAN MEAL

                                                       _________________, 20____

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
Chicago, Illinois

_______________________ (hereinafter called Shipper), owner/lessee* of a soybean
    (Shipper Name)                                      (Circle One)

processing facility located at ________________________________________________
                                    (Address, City, State, Zip)

in the following territory, (Please indicate which territory you are applying for.)

Central Territory _________________

Mid South Territory _______________

Eastern Iowa Territory ____________

Northeast Territory _______________

Missouri Territory ________________

Northern Territory ________________

hereby submits this application to the Board of Trade of the City of Chicago, Inc. (hereinafter called "Exchange") for a Declaration of Regularity to issue Shipping Certificates for the delivery of Soybean Meal upon contracts for future delivery for a period beginning on July 1, 20__ and ending on June 30, 20__.

The soybean processing facility has a maximum 24 hour crushing capacity of ________bushels of Soybeans per day multiplied by the factor 0.022 for a maximum 24 hour production capacity of _________ tons of Soybean Meal per day, has a storage capacity of _________ tons of Soybean Meal, is licensed/not licensed by the State of _____________, and will have ___________ tons as its registered total daily rate of loading (not less than 40% nor more than 100% of Shipper's maximum 24 hour soybean meal production capacity and a minimum of 200 tons per day). The daily rate of loading for trucks shall be at least ______ % (minimum 40%) of the Shipper's registered total daily rate of loading.

*Please include a copy of the lease or service agreement with application.

                            Conditions of Regularity

A declaration of regularity, if granted, may be revoked by the Exchange whenever the following conditions, or any other conditions specified in Regulation 1291.01 or duties specified in Regulation 1290.01, or any other relevant Rules and Regulations are not observed:

1.  The Shipper must:

    (1)   submit bonds or letters of credit to the Exchange as it may require.

    (2) not charge premium charges on Soybean Meal under obligation for shipment in excess of the premium charges defined in Regulation 1256.01.

    (3) notify the Exchange immediately of any change in its capital ownership, or any reduction in net worth of 20 percent or more from the level reported in the last financial statement filed with the Exchange, or of any change in the physical condition of the shipping plant.

    (4) make such reports, keep such records, and permit such shipping plant visitation as the Exchange or the Commodity Futures Trading Commission may require and comply with all applicable Rules and Regulations of the Exchange and the CFTC.

    (5) insure against the contingencies provided in a standard "All Risks" policy including earthquake), in such amounts as required by the Exchange.

    (6) submit an application for renewal of a declaration of regularity in writing on or before May 1/st/ every even year.

    (7) if the Shipper leases the shipping plant or has entered into some form of service arrangement pursuant to which an agent or contractor performs the daily operations of the shipping plant, the Shipper remains responsible for compliance with all duties and conditions of regularity and shall be responsible for the conduct of its agents or contractors.

    (8) notify the Exchange in writing immediately of any change in the maximum 24 hour crushing capacity of soybeans at the Soybean Meal shipping plant.

2.  The Shipping Plant must be:

    (1)   subject to the prescribed examination and approval of the Exchange.

    (2)   connected by railroad tracks to one or more railway lines.

    (3) equipped with standard equipment and appliances for the convenient and expeditious shipping of Soybean Meal in bulk.

3. The Shipping Plant and the Shipper must conform to the requirements of the Exchange as to location, accessibility and suitability as may be prescribed by the Rules and Regulations of the Exchange.

                            Agreements of the Shipper

The Shipper expressly agrees:

    (1) that all Soybean Meal tendered in satisfaction of futures contracts will be weighed by an Official Weigher as outlined in Regulation 1239.01.

    (2) that all Soybean Meal Shipping Certificates tendered in satisfaction of futures contracts will be registered with the Registrar of the Exchange.

    (3) to abide by all of the Rules and Regulations of the Exchange relating to the shipping of Soybean Meal deliverable in satisfaction of futures contracts and the delivery thereof, including the duties set forth in Regulation 1290.01.

    (4) to designate a clearing agent in Chicago authorized to act upon the Shipper's behalf in matters pertaining to Shipping Certificates.

    (5) that the Exchange may revoke the Shipper's declaration of regularity, if granted, for any breach of these agreements.

    (6) that the signing of this application constitutes a representation that the conditions of regularity are complied with and will be observed during the life of the declaration of regularity, and, if found to be untrue, the Exchange shall have the right to revoke the declaration of regularity immediately.

    (7) to be subject to the Exchange's Rules and Regulations, the disciplinary procedures set forth in Chapter 5, and the arbitration procedures set forth in Chapter 6, and to abide by and comply with the terms of any disciplinary decision imposed upon the Shipper or any arbitration award issued against it pursuant to the Exchange's Rules and Regulations.

    (8) to consent to the disciplinary jurisdiction of the Exchange for five years after regularity lapses for conduct which occurred while the Shipper was regular.

Please be advised that, pursuant to Regulation 1291.01(13), the Exchange may determine not to approve shipping plants for regularity or increases in regular capacity of existing regular shipping plants, in its sole discretion, regardless of whether such shipping plants meet the conditions of regularity specified in Regulation 1291.01. Some factors the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether shipping certificates issued by such shipping plants, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Soybean Meal futures contracts or impair the efficacy of futures trading in Soybean Meal, or whether the currently approved regular capacity provides for an adequate deliverable supply.

                                             By: _______________________________
                                                         (Name)

                                             Title: ____________________________

                                             Date: _____________________________

                                                             (03/01/04)

1296.01   Regular Shippers - (See Appendix 12A) (09/01/94)

================================================================================
Chapter 13
Oats Futures Options
================================================================================

Ch13 Trading Conditions.....................................................1302
     1301.00   Authority....................................................1302
     1301.01   Application of Regulations...................................1302
     1302.01   Nature of Oats Futures Put Options...........................1302
     1302.02   Nature of Oats Futures Call Options..........................1302
     1303.01   Trading Unit.................................................1302
     1304.01   Striking Prices..............................................1302
     1305.01   Payment of Option Premium....................................1303
     1306.01   Option Premium Basis.........................................1303
     1307.01   Exercise of Option...........................................1303
     1307.02   Automatic Exercise...........................................1303
     1307.03   Correction to Option Exercise................................1303
     1308.01   Expiration of Option.........................................1303
     1309.01   Months Traded In.............................................1303
     1310.01   Trading Hours................................................1303
     1311.01   Position Limits and Reportable Positions.....................1304
     1312.01   Margin Requirements..........................................1304
     1313.01   Last Day of Trading..........................................1304
     1314.01   Option Premium Fluctuation Limits............................1304


                                     1211

================================================================================
Chapter 13
Oats Futures Options
================================================================================

Ch13 Trading Conditions

1301.00     Authority - (See Rule 2801.00.)  (09/01/94)

1301.01     Application of Regulations - Transactions in put and call options on
Oats futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on Oats futures contracts. (See Rule 490.00) (09/01/94)

1302.01     Nature of Oats Futures Put Options - The buyer of one (1) Oats futures put option may exercise his option at any time prior to expiration (subject to Regulation 1307.01), to assume a short position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Oats futures put option incurs the obligation of assuming a long position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (09/01/94)

1302.02     Nature of Oats Futures Call Options - The buyer of one (1) Oats futures call option may exercise his option at any time prior to expiration (subject to Regulation 1307.01), to assume a long position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Oats futures call option incurs the obligation of assuming a short position in one (1) Oats futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (09/01/94)

1303.01     Trading Unit - One (1) Oats futures contract of a specified contract month on the Chicago Board of Trade 09/01/94)

1304.01     Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) cents per oat futures contract (i.e., 2.50, 2.55, 2.60, etc.) in integral multiples of ten (10) cents per bushel per Oat futures contract (i.e., 2.50, 2.60, 2.70, etc.) and in integral multiples of twenty (20) cents per bushel per Oat futures contract (i.e., 2.80, 3.00, 3.20, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Oat futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of ten cents, over time, strikes shall be added as necessary to insure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2    a.  In integral multiples of five cents, at the commencement of trading for options that are traded in months in which Oat futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Oat futures contract and the next five consecutive higher and the next five consecutive lower strikes. For examples, five-cent strike price intervals for the September 2001 contract would be added on June 25, which is the business day after the expiration of the July contract month.

     b Over time, new five-cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

                                     1302

                            Ch13 Trading Conditions
                            -----------------------

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


1305.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


1306.01 Option Premium Basis - The premium for Oats futures options shall be in multiples of one-eighth (1-8) of one cent per bushel of a 5,000 bushel Oats futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (09/01/94)


1307.01 Exercise of Option - The buyer of an Oats futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (12/01/03)

1307.02 Automatic Exercise - Notwithstanding the provisions of Regulation 1307.01 after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (12/01/03)

1307.03 Correction to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)

1308.01 Expiration of Option - Unexercised Oats futures options shall expire at 7:00 p.m. on the last day of trading. (12/01/03)


1309.01 Months Traded In - Trading may be conducted in the nearby Oats futures options contract month plus any succeeding months, provided however, that the Board or a Committee authorized by the Board may determine not to list a contract month. For options that are traded in months in which Oats futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

1310.01 Trading Hours - The hours of trading of options on Oats futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Oats futures contract, subject to the provisions of the second paragraph in Rule 1007.00. On the last day of trading in an expiring option, the expiring Oats futures options shall be closed with a public call, made strike price by strike price, conducted by such persons as the Regulatory Compliance Committee shall direct. Oats futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Committee shall direct. (03/01/00)

                                     1303

                            Ch13 Trading Conditions
                            -----------------------

1311.01 Position Limits and Reportable Positions - (See Regulation 425.01)
        (10/01/00)

1312.01 Margin Requirements - (See Regulation 431.05) (09/01/94)

1313.01 Last Day of Trading - No trades in Oats futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Oats futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)



1314.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in an Oats futures option at a premium of more than the trading limit for the Oats futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                     1304

================================================================================
Chapter 14
CBOT 5,000 oz. Silver Futures
================================================================================

Ch14 Trading Conditions.................................................... 1402
     1401.01      Authority................................................ 1402
     1402.01      Application of Regulations............................... 1402
     1403.01      Unit of Trading.......................................... 1402
     1404.01      Months Traded In......................................... 1402
     1405.01      Price Basis.............................................. 1402
     1406.01      Hours of Trading......................................... 1402
     1407.01      Last Day of Trading...................................... 1402
     1408.02      Liquidation During the Delivery Month.................... 1402
     1409.01      Margin Requirements...................................... 1402
     1410.01      Disputes................................................. 1402
     1411.01      Position Limits and Reportable Positions................. 1402

Ch14 Delivery Procedures................................................... 1403
     1436.01      Standards................................................ 1403
     1440.01      Brands and Markings of Silver............................ 1403
     1440.02      Withdrawal of Approval of Silver Brands or Markings...... 1403
     1440.03      Approved Brands.......................................... 1403
     1440.04      Product Certification and Shipment....................... 1403
     1440.05      Refiners, Vaults, and Assayers........................... 1403
     1440.06      Cost of Inspection, Weighing, Storage and Delivery....... 1403
     1441.01      Delivery Points.......................................... 1403
     1442.01      Deliveries by Vault Receipts............................. 1403
     1443.01      Deposit of Silver with Vaults............................ 1404
     1443.02      Issuance of Vault Receipts............................... 1404
     1446.01      Date of Delivery......................................... 1405
     1447.01      Delivery Notices......................................... 1405
     1448.01      Method of Delivery....................................... 1405
     1449.00      Time of Delivery, Payment, Form of Delivery Notice....... 1405
     1449.02      Buyers' Report of Eligibility to Receive Delivery........ 1405
     1449.03      Sellers' Invoice to Buyers............................... 1405
     1449.04      Payment.................................................. 1405
     1450.00      Duties of Members........................................ 1405
     1450.01      Failure to Deliver....................................... 1405
     1451.01      Office Deliveries Prohibited............................. 1405
     1454.00      Failure to Accept Delivery............................... 1405
     1454.01      Failure to Accept Delivery............................... 1405
     1456.01      Storage and Transfer Fees................................ 1405

Ch14 Regularity of Vaults.................................................. 1406
     1480.01      Duties of Vault Operators................................ 1406
     1481.01      Conditions of Regularity................................. 1406
     1484.01      Revocation of Regularity................................. 1406
     1486.01      Regular Vaults........................................... 1407

                                      1401

================================================================================
Chapter 14
CBOT 5,000 oz.  Silver Futures
================================================================================

CH14 TRADING CONDITIONS

1401.01     Authority - Trading of Silver futures may be conducted under such terms and conditions as may be prescribed by the Rules and Regulations.
(10/01/04)

1402.01     Application of Regulations - Transactions in Silver futures shall be subject to the general rules and regulations of the Exchange as far as applicable and shall also be subject to the rules and regulations contained in this chapter, which are exclusively applicable to trading in 5,000 oz. Silver futures contracts. (10/01/04)

1403.01     Unit of Trading - The unit of trading for Silver shall be five thousand troy ounces. Bids and offers may be accepted in lots of five thousand troy ounces or multiples thereof. (10/01/04)

1404.01     Months Traded In - Trading in Silver for future delivery may be conducted in the current calendar month and any subsequent months. (10/01/04)

1405.01     Price Basis - All prices of Silver shall be basis New York, New
York, or basis any other location designated by the Exchange, in multiples of 10/100 of one cent per troy ounce. Contracts shall not be made on any other price basis. (10/01/04)

1406.01     Hours of Trading - The hours of trading for future delivery in
Silver futures shall be determined by the Exchange. On the last day of trading in an expiring future, the closing time for such future shall be 1:25 p.m. (10/01/04)

1407.01     Last Day of Trading - No trades in Silver futures deliverable in the current month shall be made during the last two business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1408.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. (10/01/04)

1408.02     Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1407.01, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (10/01/04)

1409.01     Margin Requirements - Margin requirements shall be determined by the Exchange.  (See Regulation 431.03)  (10/01/04)

1410.01     Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations.  (10/01/04)

1411.01     Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/04)

                                      1402

CH14 DELIVERY PROCEDURES

1436.01     Standards - The contract grade for delivery on futures contracts made under these regulations shall be refined Silver in a bar cast in a basic weight of either 1,000 troy ounces or 1,100 troy ounces (each bar may vary no more than 6% more or less); assaying not less than 999 fineness; and made up of one of the brands and markings officially listed by the Exchange as provided in Regulation 1440.01, current at the date of delivery of such silver. (10/01/04)

1440.01     Brands and Markings of Silver - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Exchange upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall make available a list of the brands and markings of silver bars which are deliverable. The addition of brands and markings shall be binding upon all such contracts outstanding as well as those entered into after approval. (10/01/04)

1440.02     Withdrawal of Approval of Silver Brands or Markings - If at any time a brand or marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any silver bars bearing a brand or marking on the official list depreciates below 999 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or marking are accompanied by certificates of analysis of an official assayer showing a silver fineness of not less than 999, and such additional bond as the Exchange may deem necessary. Notice of such action shall be posted upon the bulletin board of the Exchange and the official list shall indicate the limitation upon deliveries of said brand or marking. (10/01/04)

1440.03     Approved Brands - (See Appendix 14A) (10/01/04)

1440.04     Product Certification and Shipment - To be eligible for delivery on the Exchange, all silver must be certified as to fineness and weight by an Exchange approved refiner, assayer, or other Exchange approved certifying authority and must be shipped directly from the Exchange approved refiner, assayer, or certifying authority via Exchange approved carriers to Exchange approved vaults.

If silver, is not continuously in the custody of an Exchange approved vault or carrier, the Exchange may require that it be recertified as to fineness and weight to be eligible for delivery.

The Exchange at its sole discretion shall have the authority at any time to have assayed any silver bars covered by vault receipts delivered against futures contracts. In such an event, costs are to be borne by the Exchange. (10/01/04)

1440.05     Refiners, Vaults, and Assayers - Exchange approved refiners, vaults, and assayers may be listed with the Exchange upon approval by the Exchange. The Secretary's Office shall maintain and make available such lists. The addition of refiners and vaults shall be binding upon all contracts outstanding as well as those entered into after approval. (10/01/04)

1440.06     Cost of Inspection, Weighing, Storage and Delivery - All charges associated with the delivery of silver and all costs associated with inspections, weighing, and Exchange documentations, through the day of delivery, shall be paid by the delivering party. The delivering party shall pay storage charges through the business day following the day of delivery. The receivers shall pay all charges including storage charges incurred after the business day following the day of delivery.

A holder of an Exchange approved vault receipt for silver may request recertification at his expense at any time while the unit represented by such receipt is in the Exchange approved vault. Such recertification shall be made by an Exchange approved certifying authority or assayer, selected by such holder. (10/01/04)

1441.01     Delivery Points - Silver located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts. (10/01/04)

1442.01     Deliveries by Vault Receipts - In order to be valid for delivery against futures contracts, the vault receipt must be issued in accordance with the requirements under Regulation 1436.01 and Appendix 14A. The vault receipt must be issued before 4:00 p.m. on notice day, the business day prior to the day of delivery; however, in the case of delivery on the last delivery day of the delivery month, the vault receipt must be issued before 1:00 p.m. Deliveries on silver futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of silver. Silver in bars must come to the

                                      1403
regular vault directly from an approved source or from another regular vault either on the Chicago Board of Trade or the COMEX Division of the New York Mercantile Exchange, Inc., by insured or bonded carrier.

In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making the delivery. By the tender of a vault receipt for silver duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the silver shown on the receipt. Such endorsement shall also constitute a representation that all storage charges have been paid up to and including the business day following the day of delivery. Prepaid storage charges shall be charged to the buyer by the seller for a period extending beyond the business day following the day of delivery (but not in excess of one year) pro rata for the unexpired term and adjustments shall be made upon the invoice thereof.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the silver, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange; the silver must be shipped under bond, and at the owner's expense, to the assayer. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and all expenses incurred in connection with the sampling and assaying and any cost of replacement of the silver. The claimant may, at his option, proceed directly against the original endorser of the vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract, and if the claim is satisfied by the original endorser of the vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange.

The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior silver in store in a regular vault for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (10/01/04)

1443.01     Deposit of Silver with Vaults - Silver in bars shall be placed into a regular vault accompanied by the following information:

        A.  Brand or markings;

        B.  Identification (serial number) of each bar;

        C.  Weight of each bar; and

        D.  Fineness.  (10/01/04)

1443.02     Issuance of Vault Receipts - After the silver has been placed in a regular vault, negotiable vault receipts shall be issued to its owners with the following information:

        A.  Brand or markings;

        B.  Identification (serial number) of each bar;

        C.  Weight of each bar;

        D.  Fineness.

Receipts shall be lettered or numbered consecutively by each vault. No two receipts shall bear the same letter or number.

Where a clearing member of the Exchange delivers silver in bars on an Exchange contract, but did not order such silver into a regular vault, the clearing member shall, for the purposes of Regulation 1442.01, be deemed the original endorser of the vault receipt, and shall warrant to his transferee and each subsequent transferee that such silver was delivered to the regular vault under the terms of Regulation 1442.01. (10/01/04)

                                      1404

1446.01     Date of Delivery - Where Silver is sold for delivery in a specified month, delivery of such silver may be made by the seller upon such day of the specified month as the seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (10/01/04)

1447.01     Delivery Notices - (See 1047.01) (10/01/04)

1448.01     Method of Delivery - (See 1048.01) (10/01/04)

1449.01     Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00)
(10/01/04)

1449.02     Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(10/01/04)

1449.03     Sellers' Invoice to Buyers - In addition to the requirements of
1049.03, the seller shall notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (10/01/04)

1449.04     Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. (10/01/04)

1450.00     Duties of Members - (See 1050.00) (10/01/04)

1450.01     Failure to Deliver - (See 1050.01) (10/01/04)

1451.01     Office Deliveries Prohibited - (See 1051.01) (10/01/04)

1454.00     Failure to Accept Delivery - (See 1054.00) (10/01/04)

1454.01     Failure to Accept Delivery - (See 1054.01) (10/01/04)

1456.01     Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such charges shall be posted with the Exchange, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all such charges and fees shall remain the responsibility of the seller until payment is made. (10/01/04)

                                      1405

CH14 REGULARITY OF VAULTS

1480.01     Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) To accept Silver for delivery on Chicago Board of Trade contracts, provided such Silver is ordered into the vault by a Clearing Member of the Exchange, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Silver in storage in balance with Silver represented by its outstanding vault receipts. (10/01/04)

1481.01 Conditions of Regularity - Silver may be delivered against a Silver contract from any vault designated by the Exchange specifically for the storage of silver, and may not be delivered except from such vault. The following shall constitute the requirements for regularity, and by accepting a Declaration of Regularity the vault agrees to abide by these conditions:

(1) The vault must notify the Exchange promptly of any material change in ownership or condition of its premises.

(2) The vault is required to submit a certified financial statement within 90 days of the firm's year-end. A letter of attestation must accompany all financial statements signed by the Chief Financial Officer or if there is none, a general partner or executive officer.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Silver and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable the Exchange to keep a correct record and account of all Silver received and delivered by the vault daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to the Exchange for the examination of its books or records for the purpose of ascertaining the stocks of Silver. The Exchange shall have the authority to employ experts to determine the quantity and quality of Silver in said vault.

(6) No vault operator shall engage in unethical or inequitable practices, or fail to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade or the Commodity Futures Trading Commission may prescribe, and shall comply with all applicable Rules and Regulations. The vault must keep all such reports, books and records for a period of five years from the date thereof.

(8) The operator of such vault must give such bonds to the Exchange as may be required by the Exchange.

(9) The vault shall neither withdraw as a regular vault nor withdraw any regular capacity except after a sixty (60) day notice to the Exchange or having obtained the consent of the Exchange.

(10) The vault shall notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage rates, penalty for late storage payment and handling charges.

(11) The Exchange may determine not to approve vaults for regularity or increases in regular capacity of existing regular vaults, in its sole discretion, regardless of whether such vaults meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether receipts issued by such vaults, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discover function of Silver futures contracts or impair the efficacy of futures trading in Silver, or whether the currently approved regular capacity provides for an adequate deliverable supply. (10/01/04)

1484.01     Revocation of Regularity - Any regular vault may be declared by the
Exchange to be

                                      1406
irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked a notice shall be posted on the bulletin board and on the Exchange website announcing such revocation and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Silver under the Rules and Regulations.

By accepting a Declaration of Regularity the vault agrees, in the event of revocation or expiration or withdrawal of regularity, to bear the expenses of the transfer of silver under bond to another regular vault satisfactory to the holders of its vault receipts. (10/01/04)

1486.01     Regular Vaults - (See Appendix 14B) (10/01/04)

                                      1407

===============================================================================
Chapter m14


mini-sized Silver Futures

===============================================================================
     Chm14 Trading Conditions............................................ m1402
         m1401.00     Authority.........................................  m1402
         m1402.01     Application of Regulations........................  m1402
         m1404.01     Unit of Trading...................................  m1402
         m1405.01     Months Traded In..................................  m1402
         m1406.01     Price Basis.......................................  m1402
         m1407.01     Hours of Trading..................................  m1402
         m1409.01     Last Day of Trading...............................  m1402
         m1409.02     Liquidation During the Delivery Month.............  m1402
         m1410.01     Margin Requirements...............................  m1402
         m1411.01     Disputes..........................................  m1402
         m1412.01     Position Limits and Reportable Positions..........  m1403

     Chm14 Delivery Procedures..........................................  m1404
         m1436.01     Standards.........................................  m1404
         m1440.01     Brands and Markings of Silver.....................  m1404
         m1440.02     Withdrawal of Approval of Silver Brands or
                      Markings..........................................  m1404
         m1440.03     Approved Brands...................................  m1404
         m1440.04     Product Certification and Shipment................  m1404
         m1440.05     Refiners, Vaults and Assayers.....................  m1404
         m1440.06     Cost of Inspection, Weighing, Storage and Delivery  m1404
         m1441.01     Delivery Points...................................  m1404
         m1442.01     Deliveries by Vault Receipts......................  m1404
         m1443.01     Deposit of Silver with Vaults.....................  m1405
         m1443.02     Issuance of Vault Receipts........................  m1405
         m1444.01     Form of Warehouse Depository Receipt..............  m1406
         m1446.01     Date of Delivery..................................  m1407
         m1447.01     Delivery Notices..................................  m1407
         m1448.01     Method of Delivery................................  m1407
         m1449.00     Time of Delivery, Payment, Form of Delivery Notice  m1407
         m1449.02     Buyers' Report of Eligibility to Receive Delivery.  m1407
         m1449.03     Sellers' Invoice to Buyers........................  m1407
         m1449.04     Payment...........................................  m1407
         m1450.00     Duties of Members.................................  m1407

         m1450.01     Failure to Deliver................................  m1407

         m1451.01     Office Deliveries Prohibited......................  m1408
         m1454.00     Failure to Accept Delivery........................  m1408

         m1454.01     Failure to Acept Delivery.........................  m1408

         m1456.01     Storage and Transfer Fees.........................  m1408

     Chm14 Regularity of Vaults.........................................  m1409
         m1480.01     Duties of Vault Operators.........................  m1409
         m1481.01     Conditions of Regularity..........................  m1409
         m1484.01     Revocation of Regularity..........................  m1409
         m1486.01     Regular Vaults....................................  m1410


                                     m1401

===============================================================================
Chapter m14
mini-sized Silver Futures
===============================================================================

Chm14 Trading Conditions

m1401.00 Authority - Trading of mini-sized Silver futures may be conducted under such terms and conditions as may be prescribed by Regulation. (09/01/03)

m1402.01 Application of Regulations - Futures transactions in mini-sized Silver futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in mini-sized Silver futures contracts. (06/01/04)





m1404.01 Unit of Trading - The unit of trading for mini-sized Silver shall be one thousand troy ounces. Bids and offers may be accepted in lots of one thousand troy ounces or multiples thereof. (10/01/04)

m1405.01 Months Traded In - Trading in mini-sized Silver for future delivery may be conducted in the current calendar month and any subsequent months. (10/01/04)


m1406.01 Price Basis - All prices of mini-sized Silver shall be basis New York, New York, or basis any other location designated by the Exchange, in multiples of 10/100 of one cent per troy ounce. Contracts shall not be made on any other price basis. (10/01/04)


m1407.01 Hours of Trading - The hours of trading for future delivery in mini-sized Silver futures shall be determined by the Exchange. On the last day of trading in an expiring future, the closing time for such future shall be 1:25 p.m. (10/01/04)

m1409.01 Last Day of Trading - No trades in mini-sized Silver futures deliverable in the current month shall be made during the last two business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation m1409.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. (10/01/04)

m1409.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation m1409.01, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (10/01/04)


m1410.01 Margin Requirements - Margin requirements shall be determined by the Exchange. (See Regulation 431.03) (06/01/04)


m1411.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (10/01/01)

                                     m1402

                           Chm14 Trading Conditions
                           ------------------------


m1412.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/01)

                                     m1403

Chm14 Delivery Procedures

m1436.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be refined Silver in a bar cast in a basic weight of either 1,000 troy ounces or 1,100 troy ounces (each bar may vary no more than 10% more or less); assaying not less than 999 fineness; and made up of one of the brands and markings officially listed by the Exchange as provided in Regulation m1440.01, current at the date of delivery of such silver. (10/01/01)

m1440.01 Brands and Markings of Silver - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Exchange upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall make available a list of the brands and markings of silver bars which are deliverable. The addition of brands and markings shall be binding upon all such contracts outstanding as well as those entered into after approval. (10/01/01)

m1440.02 Withdrawal of Approval of Silver Brands or Markings - If at any time a brand or marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any silver bars bearing a brand or marking on the official list depreciates below 999 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or marking are accompanied by certificates of analysis of an official assayer showing a silver fineness of not less than 999, and such additional bond as the Exchange may deem necessary. Notice of such action shall be posted upon the bulletin board of the Exchange and the official list shall indicate the limitation upon deliveries of said brand or marking. (10/01/01)

m1440.03  Approved Brands - (See Appendix m14A) (10/01/01)

m1440.04 Product Certification and Shipment - To be eligible for delivery on the Exchange, all silver must be certified as to fineness and weight by an Exchange approved refiner, assayer, or other Exchange approved certifying authority and must be shipped directly from the Exchange approved refiner, assayer, or certifying authority via Exchange approved carriers to Exchange approved vaults.

If silver is not continuously in the custody of an Exchange approved vault or carrier, the Exchange may require that it be recertified as to fineness and weight to be eligible for delivery.

The Exchange at its sole discretion shall have the authority at any time to have assayed any silver bars covered by vault receipts delivered against futures contracts. In such an event, costs are to be borne by the Exchange. (10/01/04)

m1440.05 Refiners, Vaults and Assayers - Exchange approved refiners, vaults and assayers may be listed with the Exchange upon approval by the Exchange. The Secretary's Office shall maintain and make available such lists. The addition of refiners and vaults shall be binding upon all contracts outstanding as well as those entered into after approval. (10/01/04)

m1440.06 Cost of Inspection, Weighing, Storage and Delivery - All charges associated with the delivery of silver and all costs associated with inspections, weighing, and Exchange documentations, through the day of delivery, shall be paid by the delivering party. The delivering party shall pay storage charges through the business day following the day of delivery. The receivers shall pay all charges including storage charges incurred after the business day following the day of delivery.

A holder of an Exchange approved vault receipt for silver may request recertification at his expense at any time while the unit represented by such receipt is in the Exchange approved vault. Such recertification shall be made by an Exchange approved certifying authority or assayer, selected by such holder. (10/01/01)

m1441.01 Delivery Points - Silver located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts. (10/01/01)

m1442.01 Deliveries by Vault Receipts - In order to be valid for delivery against futures contracts, the vault receipt must be issued in accordance with the requirements under Regulation m1436.01 and Appendix m14A. The vault receipt must be issued before 4:00 p.m. on notice day, the business day prior to the day of delivery; however, in the case of delivery on the last delivery day of the delivery month, the vault receipt must be issued before 1:00 p.m. Deliveries on mini-sized silver futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of silver.


                                     m1404

                          Chm 14 Delivery Procedures
                          --------------------------

Silver in bars must come to the regular vault directly from an approved source or from another regular vault either on the Chicago Board of Trade or the COMEX Division of the New York Mercantile Exchange, Inc., by insured or bonded carrier.

In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making the delivery.

By the tender of a vault receipt for silver duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the silver shown on the receipt. Such endorsement shall also constitute a representation that all storage charges have been paid up to and including the business day following the day of delivery. Pre-paid storage charges shall be charged to the buyer by the seller for a period extending beyond the business day following the day of delivery (but not in excess of one year) pro rata for the unexpired term and adjustments shall be made upon the invoice thereof.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the silver, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange; the silver must be shipped under bond, and at the owner's expense, to the assayer. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and all expenses incurred in connection with the sampling and assaying and any cost of replacement of the silver. The claimant may, at his option, proceed directly against the original endorser of the vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract, and if the claim is satisfied by the original endorser of the vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules and Regulations of the Exchange.

The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior silver in store in a regular vault for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (10/01/04)

m1443.01 Deposit of Silver with Vaults - Silver in bars shall be placed into a regular vault accompanied by the following information:

    A.  Brand or markings;

    B.  Identification (serial number) of each bar;

    C.  Weight of each bar; and

    D.  Fineness. (10/01/01)

m1443.02 Issuance of Vault Receipts - After the silver has been placed in a regular vault, negotiable vault receipts shall be issued to its owners with the following information:

    A.  Brand or markings;

    B.  Identification (serial number) of each bar;

    C.  Weight of each bar;

    D.  Fineness.

Receipts shall be lettered or numbered consecutively by each vault. No two receipts shall bear the


                                     m1405

                          Chm 14 Delivery Procedures
                          --------------------------



same letter or number.

Where a clearing member of the Exchange delivers silver in bars on an Exchange contract, but did not order such silver into a regular vault, the clearing member shall, for the purposes of Regulation m1442.01, be deemed the original endorser of the vault receipt, and shall warrant to his transferee and each subsequent transferee that such silver was delivered to the regular vault under the terms of Regulation m1442.01. (06/01/04)


m1444.01 Form of Warehouse Depository Receipt - The following form of warehouse depository receipt shall be used:


                                     m1406

Board of Trade of the City of Chicago, Inc.

                   141 W. Jackson Blvd. . Chicago, IL  60604
                                (312) 435-3592

                Original Negotiable Warehouse Depository Receipt

Date Issued: _________________         No. _______________________

The issuer of this instrument will, upon notice and demand, deliver to:
________________________________________ or his or it order 1,000 troy ounces of silver contained in a bar conforming to the delivery specifications contained in the Rules and Regulations of the Board of Trade of the City of Chicago, Inc. Delivery shall be based upon identification markings appearing on said bar. The issuer has not ascertained, and is not responsible for, the authenticity or correctness of markings on, or content, weight or fineness of, said bar. Upon the return of this receipt, properly endorsed, to issuer, and payment of all storage charges pertaining to the silver represented, for which the Board of Trade of the City of Chicago, Inc. claims a lien, the silver will be transferred into the account of the bearer of this certificate.

Board of Trade of the City of Chicago, Inc.

By: ________________________________________
    Authorized Signature

Notice: This receipt expires one year from date of issuance. Return to issuer prior to expiration for reissue or delivery. (10/01/04)

m1446.01 Date of Delivery - Where Silver is sold for delivery in a specified month, delivery of such silver may be made by the seller upon such day of the specified month as the seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (10/01/01)

m1447.01  Delivery Notices - (See 1047.01)  (10/01/01)

m1448.01  Method of Delivery - (See 1048.01)  (10/01/01)

m1449.01 Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00) (10/01/01)

m1449.02 Buyers' Report of Eligibility to Receive Delivery - (See 1049.02) (10/01/01)

m1449.03 Sellers' Invoice to Buyers - In addition to the requirements of 1049.03, the seller shall notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (10/01/04)

m1449.04 Payment - Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. (10/01/01)

m1450.00  Duties of Members - (See 1050.00) (10/01/01)


m1450.01 Failure to Deliver - (See 1050.01) (01/01/04)


                                     m1407

                           Chm14 Delivery Procedures
                           -------------------------


m1451.01  Office Deliveries Prohibited - (See 1051.01) (10/01/01)

m1454.00  Failure to Accept Delivery - (See 1054.00) (10/01/01)

m1454.01 Failure to Accept Delivery - (See 1054.01) (01/01/04)

m1456.01 Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such charges shall be posted with the Exchange, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all such charges and fees shall remain the responsibility of the seller until payment is made. (10/01/01)


                                     m1408

Chm14 Regularity of Vaults

m1480.01 Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) To accept Silver for delivery on Chicago Board of Trade contracts, provided such Silver is ordered into the Vault by a Clearing Member of the Exchange, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Silver in storage in balance with Silver represented by its outstanding vault receipts. (10/01/01)

m1481.01 Conditions of Regularity - Silver may be delivered against a Silver contract from any vault designated by the Exchange specifically for the storage of silver, and may not be delivered except from such vault. The following shall constitute the requirements for regularity, and by accepting a Declaration of Regularity the vault agrees to abide by these conditions:


(1) The vault must notify the Exchange promptly of any material change in ownership or condition of its premises.

(2) The vault is required to submit a certified financial statement within 90 days of the firm's year-end. A letter of attestation must accompany all financial statements signed by the Chief Financial Officer or if there is none, a general partner or executive officer.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Silver and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable the Exchange to keep a correct record and account of all Silver received and delivered by the vault daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to the Exchange for the examination of its books or records for the purpose of ascertaining the stocks of Silver. The Exchange shall have the authority to employ experts to determine the quantity and quality of Silver in said vault.

(6) No vault operator shall engage in unethical or inequitable practices, or fail to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade or the Commodity Futures Trading Commission may prescribe, and shall comply with all applicable Rules and Regulations. The vault must keep all such reports, books and records for a period of five years from the date thereof.

(8) The operator of such vault must give such bonds to the Exchange as may be required by the Exchange.

(9) The vault shall neither withdraw as a regular vault nor withdraw any regular capacity except after a sixty (60) day notice to the Exchange or having obtained the consent of the Exchange.

(10) The vault shall notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage rates, penalty for late storage payment and handling charges.

(11) The Exchange may determine not to approve vaults for regularity or increases in regular capacity of existing regular vaults, in it sole discretion, regardless of whether such vaults meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether receipts issued by such vaults, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Silver futures contracts or impair the efficacy of futures trading in Silver, or whether the currently approved regular capacity provides for an adequate deliverable supply. (10/01/04)

m1484.01 Revocation of Regularity - Any regular vault may be declared by the Exchange to be irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked a notice shall be posted on the bulletin board and on the Exchange website announcing such revocation and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Silver under the Rules and Regulations.

                                     m1409

                          Chm14 Regularity of Vaults
                          --------------------------

By accepting a Declaration of Regularity the vault agrees, in the event of revocation, expiration or withdrawal of regularity, to bear the expenses of the transfer of silver under bond to another regular vault satisfactory to the holders of its vault receipts. (10/01/04)

m1486.01  Regular Vaults - (See Appendix m14B) (10/01/01)


                                     m1410

================================================================================
Chapter 15
CBOT 100 oz. Gold Futures
================================================================================

Ch15 Trading Conditions.................................................... 1502
     1501.01   Authority................................................... 1502
     1502.01   Application of Regulations.................................. 1502
     1504.01   Unit of Trading............................................. 1502
     1505.01   Months Traded In............................................ 1502
     1506.01   Price Basis................................................. 1502
     1507.01   Hours of Trading............................................ 1502
     1509.01   Last Day of Trading......................................... 1502
     1509.02   Liquidation During the Delivery Month....................... 1502
     1510.01   Margin Requirements......................................... 1502
     1511.01   Disputes.................................................... 1502
     1512.01   Position Limits and Reportable Positions.................... 1502

Ch15 Delivery Procedures................................................... 1503
     1536.01   Standards................................................... 1503
     1540.01   Brands and Markings of Gold................................. 1503
     1540.02   Withdrawal of Approval of Gold Brands or Markings........... 1503
     1540.03   Approved Brands............................................. 1503
     1540.04   Product Certification and Shipment.......................... 1503
     1540.05   Refiners, Vaults, and Assayers.............................. 1503
     1540.06   Cost of Inspection, Weighing, Storage and Delivery.......... 1503
     1541.01   Delivery Points............................................. 1503
     1542.01   Deliveries by Vault Receipts................................ 1503
     1543.01   Deposit of Gold with Vaults................................. 1504
     1543.02   Issuance of Vault Receipts.................................. 1504
     1546.01   Date of Delivery............................................ 1505
     1547.01   Delivery Notices............................................ 1505
     1548.01   Method of Delivery.......................................... 1505
     1549.00   Time of Delivery, Payment, Form of Delivery Notice.......... 1505
     1549.02   Buyers' Report of Eligibility to Receive Delivery........... 1505
     1549.03   Sellers' Invoice to Buyers.................................. 1505
     1449.04   Payment..................................................... 1505
     1550.00   Duties of Members........................................... 1505
     1550.01   Failure to Deliver.......................................... 1505
     1551.01   Office Deliveries Prohibited................................ 1505
     1554.00   Failure to Accept Delivery.................................. 1505
     1554.01   Failure to Accept Delivery.................................. 1505
     1556.01   Storage and Transfer Fees................................... 1505

Ch15 Regularity of Vaults.................................................. 1506
     1580.01   Duties of Vault Operators................................... 1506
     1581.01   Conditions of Regularity.................................... 1506
     1584.01   Revocation of Regularity.................................... 1506
     1586.01   Regular Vaults.............................................. 1507

                                      1501

================================================================================
Chapter 15
CBOT 100 oz. Gold Futures
================================================================================

CH15 TRADING CONDITIONS

1501.01     Authority - Trading of Gold futures may be conducted under such terms and conditions as may be prescribed by the Rules and Regulations.
(10/01/04)

1502.01     Application of Regulations - Transactions in Gold futures shall be subject to the general rules and regulations of the Exchange as far as applicable and shall also be subject to the rules and regulations contained in this chapter, which are exclusively applicable to trading in 100 oz. Gold futures contracts. (10/01/04)


1504.01     Unit of Trading - The unit of trading for Gold shall be 100 fine troy ounces of Gold not less than 0.995 fine, cast either in one bar or in 3 one-kilogram bars. Bids and offers may be accepted in lots of 100 fine troy ounces or multiples thereof. (10/01/04)


1505.01     Months Traded In - Trading in Gold for future delivery may be conducted in the current calendar month and any subsequent months.  (10/01/04)

1506.01     Price Basis - All prices of Gold shall be basis New York, New York, or basis any other location designated by the Exchange, in multiples of $0.10 (10 cents) per troy ounce. Contracts shall not be made on any other price basis. (10/01/04)

1507.01     Hours of Trading - The hours of trading for future delivery in Gold futures shall be determined by the Exchange. On the last day of trading in an expiring future, the closing time for such future shall be 1:30 p.m. (10/01/04)

1509.01     Last Day of Trading - No trades in Gold futures deliverable in the current month shall be made during the last two business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1509.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. (10/01/04)

1509.02     Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1509.01, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (10/01/04)

1510.01     Margin Requirements - Margin requirements shall be determined by the
Exchange. (See Regulation 431.03) (10/01/04)

1511.01     Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (10/01/04)

1512.01     Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/04)

                                      1502

CH15 DELIVERY PROCEDURES


1536.01     Standards - Each futures contract shall be for 100 fine troy ounces of Gold no less than 995 fineness, cast either in one bar or in 3 one-kilogram bars.


Variations in the quantity of the delivery unit not in excess of five percent of 100 fine troy ounces shall be permitted.

In accordance with the accepted practices of the trade, each bar for good delivery must be of good appearance, easy to handle, and convenient to stack. The sides and bottom should be reasonably smooth and free from cavities and bubbles. The edges should be rounded and not sharp. Each bar, if not marked with the fineness and stamp of an approved refiner, assayer, or other certifying authority must be accompanied by a certificate issued by an approved refiner, assayer, or other certifying authority, stating the serial number of the bar(s), the weight, and the fineness. (10/01/04)

1540.01     Brands and Markings of Gold - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Exchange upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall make available a list of the brands and markings of Gold bars which are deliverable. The addition of brands and markings shall be binding upon all such contracts outstanding as well as those entered into after approval. (10/01/04)

1540.02     Withdrawal of Approval of Gold Brands or Markings - If at any time a brand or marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any Gold bars bearing a brand or marking on the official list depreciates below 995 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or marking are accompanied by certificates of analysis of an official assayer showing a Gold fineness of not less than 995, and such additional bond as the Exchange may deem necessary. Notice of such action shall be posted upon the bulletin board of the Exchange and the official list shall indicate the limitation upon deliveries of said brand or marking. (10/01/04)

1540.03     Approved Brands - (See Appendix 15A) (10/01/04)

1540.04     Product Certification and Shipment - To be eligible for delivery on the Exchange, all Gold must be certified as to fineness and weight by an Exchange approved refiner, assayer, or other Exchange approved certifying authority and must be shipped directly from the Exchange approved refiner, assayer, or certifying authority via Exchange approved carriers to Exchange approved vaults.

If Gold is not continuously in the custody of an Exchange approved vault or carrier, the Exchange may require that it be recertified as to fineness and weight to be eligible for delivery.

The Exchange at its sole discretion shall have the authority at any time to have assayed any Gold bars covered by vault receipts delivered against futures contracts. In such an event, costs are to be borne by the Exchange. (10/01/04)

1540.05     Refiners, Vaults, and Assayers - Exchange approved refiners, vaults, and assayers may be listed with the Exchange upon approval by the Exchange. The Secretary's Office shall maintain and make available such lists. The addition of refiners and vaults shall be binding upon all contracts outstanding as well as those entered into after approval. (10/01/04)

1540.06     Cost of Inspection, Weighing, Storage and Delivery - All charges associated with the delivery of Gold and all costs associated with inspections, weighing, and Exchange documentations, through the day of delivery, shall be paid by the delivering party. The delivering party shall pay storage charges through the business day following the day of delivery. The receivers shall pay all charges including storage charges incurred after the business day following the day of delivery.

A holder of an Exchange approved vault receipt for Gold may request recertification at his expense at any time while the unit represented by such receipt is in the Exchange approved vault. Such recertification shall be made by an Exchange approved certifying authority or assayer, selected by such holder. (10/01/04)

1541.01     Delivery Points - Gold located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts.
(10/01/04)

1542.01     Deliveries by Vault Receipts - In order to be valid for delivery against futures contracts,

                                      1503
the vault receipt must be issued in accordance with the requirements under Regulation 1536.01 and Appendix 15A. The vault receipt must be issued before 4:00 p.m. on notice day, the business day prior to the day of delivery; however, in the case of delivery on the last delivery day of the delivery month, the vault receipt must be issued before 1:00 p.m. Deliveries on Gold futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of Gold. Gold in bars must come to the regular vault directly from an approved source or from another regular vault either on the Chicago Board of Trade or the COMEX Division of the New York Mercantile Exchange, Inc., by insured or bonded carrier.

In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making the delivery. By the tender of a vault receipt for Gold duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the Gold shown on the receipt. Such endorsement shall also constitute a representation that all storage charges have been paid up to and including the business day following the day of delivery. Prepaid storage charges shall be charged to the buyer by the seller for a period extending beyond the business day following the day of delivery (but not in excess of one year) pro rata for the unexpired term and adjustments shall be made upon the invoice thereof.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the Gold, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange; the Gold must be shipped under bond, and at the owner's expense, to the assayer. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and all expenses incurred in connection with the sampling and assaying and any cost of replacement of the Gold. The claimant may, at his option, proceed directly against the original endorser of the vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract, and if the claim is satisfied by the original endorser of the vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules of the Exchange.

The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior Gold in store in a regular vault for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (10/01/04)

1543.01     Deposit of Gold with Vaults - Gold in bars shall be placed into a regular vault accompanied by the following information:

       A.   Brand or markings;

       B.   Identification (serial number) of each bar;

       C.   Weight of each bar; and

       D.   Fineness.  (10/01/04)

1543.02     Issuance of Vault Receipts - After the Gold has been placed in a regular vault, negotiable vault receipts shall be issued to its owners with the following information:

       A.   Brand or markings;

       B.   Identification (serial number) of each bar;

       C.   Weight of each bar;

       D.   Fineness.

Receipts shall be lettered or numbered consecutively by each vault. No two receipts shall bear the same letter or number. (10/01/04)

                                      1504

1546.01     Date of Delivery - Where Gold is sold for delivery in a specified month, delivery of such Gold may be made by the seller upon such day of the specified month as the seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (10/01/04)

1547.01     Delivery Notices - (See 1047.01) (10/01/04)

1548.01     Method of Delivery - (See 1048.01) (10/01/04)

1549.01     Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00)
(10/01/04)

1549.02     Buyers' Report of Eligibility to Receive Delivery - (See 1049.02)
(10/01/04)

1549.03     Sellers' Invoice to Buyers - In addition to the requirements of
1049.03, the seller shall notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (10/01/04)

1549.04 Payment -. Payment shall be made on the basis of the number of fine troy ounces of Gold contained and delivered. The fine Gold content of a bar for good delivery is calculated to 0.001 of a troy ounce by multiplying the gross weight and fineness as listed on the vault receipt. Fineness in no case will be more than 0.9999.

Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. (10/01/04)

1550.00     Duties of Members - (See 1050.00) (10/01/04)

1550.01     Failure to Deliver - (See 1050.01) (10/01/04)

1551.01     Office Deliveries Prohibited - (See 1051.01) (10/01/04)

1554.00     Failure to Accept Delivery - (See 1054.00) (10/01/04)

1554.01     Failure to Accept Delivery - (See 1054.01) (10/01/04)

1556.01     Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such charges shall be posted with the Exchange, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all such charges and fees shall remain the responsibility of the seller until payment is made. (10/01/04)

                                      1505

CH15 REGULARITY OF VAULTS

1580.01     Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:

(a) To accept Gold for delivery on Chicago Board of Trade contracts, provided such Gold is ordered into the vault by a Clearing Member of the Exchange, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Gold in storage in balance with Gold represented by its outstanding vault receipts. (10/01/04)

1581.01     Conditions of Regularity - Gold may be delivered against a Gold contract from any vault designated by the Exchange specifically for the storage of Gold, and may not be delivered except from such vault. The following shall constitute the requirements for regularity, and by accepting a Declaration of Regularity the vault agrees to abide by these conditions:

(1) The vault must notify the Exchange promptly of any material change in ownership or condition of its premises.

(2) The vault is required to submit a certified financial statement within 90 days of the firm's year-end. A letter of attestation must accompany all financial statements signed by the Chief Financial Officer or if there is none, a general partner or executive officer.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Gold and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable the Exchange to keep a correct record and account of all Gold received and delivered by the vault daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to the Exchange for the examination of its books or records for the purpose of ascertaining the stocks of Gold. The Exchange shall have the authority to employ experts to determine the quantity and quality of Gold in said vault.

(6) No vault operator shall engage in unethical or inequitable practices, or fail to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade or the Commodity Futures Trading Commission may prescribe, and shall comply with all applicable Rules and Regulations. The vault must keep all such reports, books and records for a period of five years from the date thereof.

(8) The operator of such vault must give such bonds to the Exchange as may be required by the Exchange.

(9) The vault shall neither withdraw as a regular vault nor withdraw any regular capacity except after a sixty (60) day notice to the Exchange or having obtained the consent of the Exchange.

(10) The vault shall notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage rates, penalty for late storage payment and handling charges.

(11) The Exchange may determine not to approve vaults for regularity or increases in regular capacity of existing regular vaults, in its sole discretion, regardless of whether such vaults meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether receipts issued by such vaults, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discover function of Gold futures contracts or impair the efficacy of futures trading in Gold, or whether the currently approved regular capacity provides for an adequate deliverable supply. (10/01/04)

1584.01     Revocation of Regularity - Any regular vault may be declared by the
Exchange to be

                                      1506
irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked a notice shall be posted on the bulletin board and on the Exchange website announcing such revocation and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Gold under the Rules and Regulations.

By accepting a Declaration of Regularity the vault agrees, in the event of revocation or expiration or withdrawal of regularity, to bear the expenses of the transfer of silver under bond to another regular vault satisfactory to the holders of its vault receipts. (10/01/04)

1586.01     Regular Vaults - (See Appendix 15B) (10/01/04)

                                      1507

================================================================================
Chapter m15
mini-sized Gold Futures
================================================================================


     Chm15 Trading Conditions............................................  m1502
         m1501.00     Authority..........................................  m1502
         m1502.01     Application of Regulations.........................  m1502
         m1504.01     Unit of Trading....................................  m1502
         m1505.01     Months Traded In...................................  m1502
         m1506.01     Price Basis........................................  m1502
         m1507.01     Hours of Trading...................................  m1502
         m1509.01     Last Day of Trading................................  m1502
         m1509.02     Liquidation During the Delivery Month..............  m1502
         m1510.01     Margin Requirements................................  m1502
         m1511.01     Disputes...........................................  m1502
         m1512.01     Position Limits and Reportable Positions...........  m1503

     Chm15 Delivery Procedures...........................................  m1504
         m1536.01     Standards..........................................  m1504
         m1540.01     Brands and Markings of Gold........................  m1504
         m1540.02     Withdrawal of Approval of Gold Brands or Markings..  m1504
         m1540.03     Approved Brands....................................  m1504
         m1540.04     Product Certification and Shipment.................  m1504
         m1540.05     Refiners, Vaults and Assayers......................  m1504
         m1540.06     Cost of Inspection, Weighing, Storage and Delivery.  m1504
         m1541.01     Delivery Points....................................  m1504
         m1542.01     Deliveries by Vault Receipts.......................  m1504
         m1543.01     Deposit of Gold with Vaults........................  m1505
         m1543.02     Issuance of Vault Receipts.........................  m1505
         m1544.01     Form of Warehouse Depository Receipt...............  m1506
         m1546.01     Date of Delivery...................................  m1507
         m1547.01     Delivery Notices...................................  m1507
         m1548.01     Method of Delivery.................................  m1507
         m1549.00     Time of Delivery, Payment, Form of Delivery Notice.  m1507
         m1549.02     Buyers' Report of Eligibility to Receive Delivery..  m1507
         m1549.03     Sellers' Invoice to Buyers.........................  m1507
         m1549.04     Payment............................................  m1507
         m1550.00     Duties of Members..................................  m1508

         m1550.01     Failure to Deliver ................................  m1508

         m1551.01     Office Deliveries Prohibited.......................  m1508
         m1554.00     Failure to Accept Delivery.........................  m1508

         m1554.01     Failure to Accept Delivery.........................  m1508

         m1556.01     Storage and Transfer Fees..........................  m1508

     Chm15 Regularity of Vaults..........................................  m1509
         m1580.01     Duties of Vault Operators..........................  m1509
         m1581.01     Conditions of Regularity...........................  m1509
         m1584.01     Revocation of Regularity...........................  m1509
         m1586.01     Regular Vaults.....................................  m1510

                                      m1501

===============================================================================
Chapter m15
mini-sized Gold Futures
===============================================================================

Chm15 Trading Conditions

m1501.00 Authority - Trading of mini-sized Gold futures may be conducted under such terms and conditions as may be prescribed by Regulation. (09/01/03)

m1502.01 Application of Regulations - Futures transactions in mini-sized Gold futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in mini-sized Gold futures contracts. (06/01/04)




m1504.01 Unit of Trading - The unit of trading for mini-sized Gold shall be for
33.2 fine troy ounces of Gold not less than 0.995 fine contained in one bar. Bids and offers may be accepted in lots of 33.2 fine troy ounces or multiples thereof. (10/01/04)

m1505.01 Months Traded In - Trading in mini-sized Gold for future delivery may be conducted in the current calendar month and any subsequent months. (10/01/04)


m1506.01 Price Basis - All prices of mini-sized Gold shall be basis New York, New York, or basis any other location designated by the Exchange, in multiples of $0.10 (10 cents) per fine troy ounce. Contracts shall not be made on any other price basis. (10/01/04)


m1507.01 Hours of Trading - The hours of trading for future delivery in mini-sized Gold futures shall be determined by the Exchange. On the last day of trading in an expiring future, the closing time for such future shall be 1:30 p.m. (10/01/04)

m1509.01 Last Day of Trading - No trades in mini-sized Gold futures deliverable in the current month shall be made during the last two business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation m1509.02 after trading in such contracts has ceased; and if not previously delivered, delivery must be made no later than the last business day of the month. (10/01/04)

m1509.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation m1509.01, outstanding contracts for such delivery may be liquidated by means of a bona fide exchange of such current futures for the actual cash commodity. Such exchange must, in any event, be made no later than the last business day of the delivery month. (10/01/04)


m1510.01 Margin Requirements - Margin requirements shall be determined by the Exchange. (See Regulation 431.03) (06/01/04)


m1511.01 Disputes - All disputes between interested parties may be settled by arbitration as provided in the Rules and Regulations. (10/01/01)


                                     m1502

                           Chm15 Trading Conditions
                           ------------------------

m1512.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/01)

                                     m1503

Chm15 Delivery Procedures

m1536.01 Standards - Each futures contract shall be for 33.2 fine troy ounces of Gold no less than 995 fineness contained in no more than one bar.

Variations in the quantity of the delivery unit not in excess of ten percent of
33.2 fine troy ounces shall be permitted.

In accordance with the accepted practices of the trade, each bar for good delivery must be of good appearance, easy to handle, and convenient to stack. The sides and bottom should be reasonably smooth and free from cavities and bubbles. The edges should be rounded and not sharp. Each bar, if not marked with the fineness and stamp of an approved refiner, assayer, or other certifying authority must be accompanied by a certificate issued by an approved refiner, assayer, or other certifying authority, stating the serial number of the bar(s), the weight, and the fineness. (10/01/01)

m1540.01 Brands and Markings of Gold - Brands and markings deliverable in satisfaction of futures contracts shall be listed with the Exchange upon approval by the Exchange. The Exchange may require such sureties as it deems necessary. The Secretary's Office shall make available a list of the brands and markings of Gold bars which are deliverable. The addition of brands and markings shall be binding upon all such contracts outstanding as well as those entered into after approval. (10/01/01)

m1540.02 Withdrawal of Approval of Gold Brands of Markings - If at any time a brand or marking fails to meet the requirements adopted by the Exchange or the metallurgical assay of any Gold bars bearing a brand or marking on the official list depreciates below 995 fineness, the Exchange may exclude said brand or marking from the official list unless deliveries of bars bearing said brand or marking are accompanied by certificates of analysis of an official assayer showing a Gold fineness of not less than 995, and such additional bond as the Exchange may deem necessary. Notice of such action shall be posted upon the bulletin board of the Exchange and the official list shall indicate the limitation upon deliveries of said brand or marking. (10/01/01)

m1540.03  Approved Brands - (See Appendix m15A) (10/01/01)

m1540.04 Product Certification and Shipment - To be eligible for delivery on the Exchange, all Gold must be certified as to fineness and weight by an Exchange approved refiner, assayer, or other Exchange approved certifying authority and must be shipped directly from the Exchange approved refiner, assayer, or certifying authority via Exchange approved carriers to Exchange approved vaults.

If Gold is not continuously in the custody of an Exchange approved vault or carrier, the Exchange may require that it be recertified as to fineness and weight to be eligible for delivery.

The Exchange at its sole discretion shall have the authority at any time to have assayed any Gold bars covered by vault receipts delivered against futures contracts. In such an event, costs are to be borne by the Exchange. (10/01/04)

m1540.05 Refiners, Vaults and Assayers - Exchange approved refiners, vaults and assayers may be listed with the Exchange upon approval by the Exchange. The Secretary's Office shall maintain and make available such lists. The addition of refiners and vaults shall be binding upon all contracts outstanding as well as those entered into after approval. (10/01/04)

m1540.06 Cost of Inspection, Weighing, Storage and Delivery - All charges associated with the delivery of Gold and all costs associated with inspections, weighing, and Exchange documentations, through the day of delivery, shall be paid by the delivering party. The delivering party shall pay storage charges through the business day following the day of delivery. The receivers shall pay all charges including storage charges incurred after the business day following the day of delivery.

A holder of an Exchange approved vault receipt for Gold may request recertification at his expense at any time while the unit represented by such receipt is in the Exchange approved vault. Such recertification shall be made by an Exchange approved certifying authority or assayer, selected by such holder. (10/01/01)

m1541.01 Delivery Points - Gold located at regular vaults at points approved by the Exchange may be delivered in satisfaction of futures contracts. (10/01/01)

m1542.01 Deliveries by Vault Receipts - In order to be valid for delivery against futures contracts,


                                     m1504

                          Chm 15 Delivery Procedures
                          --------------------------

the vault receipt must be issued in accordance with the requirements under Regulation m1536.01 and Appendix m15A. The vault receipt must be issued before 4:00 p.m. on notice day, the business day prior to the day of delivery; however, in the case of delivery on the last delivery day of the delivery month, the vault receipt must be issued before 1:00 p.m. Deliveries on mini-sized Gold futures contracts shall be made by the delivery of depository vault receipts issued by vaults which have been approved and designated as regular vaults by the Exchange for the storage of Gold. Gold in bars must come to the regular vault directly from an approved source or from another regular vault either on the Chicago Board of Trade or the COMEX Division of the New York Mercantile Exchange, Inc., by insured or bonded carrier.

In order to effect a valid delivery, each vault receipt must be endorsed by the clearing member making the delivery.

By the tender of a vault receipt for Gold duly endorsed for delivery of the lot on an Exchange contract, the endorser shall be deemed to warrant, to his transferee and each subsequent transferee of the receipt for delivery on Exchange contracts, and their respective immediate principals, the genuineness, validity, and worth of such receipt, the rightfulness and effectiveness of his transfer thereof, and the quantity and quality of the Gold shown on the receipt.

Such endorsement shall also constitute a representation that all storage charges have been paid up to and including the business day following the day of delivery. Prepaid storage charges shall be charged to the buyer by the seller for a period extending beyond the business day following the day of delivery (but not in excess of ninety days) pro rata for the unexpired term and adjustments shall be made upon the invoice thereof.

In the event such Exchange member or principal shall claim a breach of such warranty, and such claim relates to the quantity or quality of the Gold, the lot shall be immediately submitted for sampling and assaying to an assayer approved by the Exchange; the Gold must be shipped under bond, and at the owner's expense, to the assayer. The expense of sampling and assaying shall, in the first instance, be borne by the claimant. If a deficiency in quantity or quality shall be determined by the assayer, the claimant shall have the right to recover the difference in the market value and all expenses incurred in connection with the sampling and assaying and any cost of replacement of the Gold. The claimant may, at his option, proceed directly against the original endorser of the vault receipt upon Exchange delivery, or against any endorser prior to claimant without seeking recovery from his immediate deliverer on the Exchange contract, and if the claim is satisfied by the original endorser of the vault receipt, or any other endorser, all the endorsers will be thereby discharged from liability to the claimant. If the claimant seeks recovery from any endorser and his claim is satisfied by such endorser, the party thus satisfying the claim will have a similar option to claim recovery directly from any endorser prior to him. Such claims as are in dispute between members of the Exchange may in each case be submitted to arbitration under the Rules and Regulations of the Exchange.

The liability of an endorser of a vault receipt as provided herein shall not be deemed to limit the rights of such endorser against any person or party for whose account the endorser acted in making delivery on an Exchange contract. If it shall be determined in such arbitration proceeding that any endorser of a vault receipt or the person or party for whom such endorser acted was aware of the breach of warranty or was involved in a plan or arrangement with the original endorser (or his principal) to place such inferior Gold in store in a regular vault for use in deliveries upon Exchange contracts, such endorsers shall not be entitled to recover from any prior endorser for the breach of warranty. (10/01/04)

m1543.01 Deposit of Gold With Vaults - Gold in bars shall be placed into a regular vault accompanied by the following information:

    A.  Brand or markings;

    B.  Identification (serial number) of each bar;

    C.  Weight of each bar; and

    D.  Fineness.  (10/01/01)

m1543.02 Issuance of Vault Receipts - After the Gold has been placed in a regular vault, negotiable vault receipts shall be issued to its owners with the following information:

    A.  Brand or markings;


                                     m1505

                          Chm 15 Delivery Procedures
                          --------------------------

    B.  Identification (serial number) of each bar;

    C.  Weight of each bar;

    D.  Fineness.


Receipts shall be lettered or numbered consecutively by each vault. No two receipts shall bear the same letter or number. (06/01/04)


m1544.01 Form of Warehouse Depository Receipt - The following form of warehouse depository receipt shall be used:

                                     m1506

Board of Trade of the City of Chicago, Inc.

                    141 W. Jackson Blvd. . Chicago, IL  60604
                                 (312) 435-3592

                Original Negotiable Warehouse Depository Receipt

Date Issued: _________________         No. _______________________

The issuer of this instrument will, upon notice and demand, deliver to:
________________________________________ or his or its order 33.2 troy ounces of
Gold contained in a bar conforming to the delivery specifications contained in the Rules and Regulations of the Board of Trade of the City of Chicago, Inc. Delivery shall be based upon identification markings appearing on said bar. The issuer has not ascertained, and is not responsible for, the authenticity or correctness of markings on, or content, weight or fineness of, said bar. Upon the return of this receipt, properly endorsed, to issuer, and payment of all storage charges pertaining to the Gold represented, for which the Board of Trade of the City of Chicago, Inc. claims a lien, the Gold will be transferred into the account of the bearer of this certificate.

Board of Trade of the City of Chicago, Inc.

By: ________________________________________
    Authorized Signature

Notice: This receipt expires one year from date of issuance. Return to issuer prior to expiration for reissue or delivery. (10/01/04)

m1546.01 Date of Delivery - Where Gold is sold for delivery in a specified month, delivery of such Gold may be made by the seller upon such day of the specified month as the seller may select. If not previously delivered, delivery must be made upon the last business day of the month. (10/01/01)

m1547.01  Delivery Notices - (See 1047.01)  (10/01/01)

m1548.01  Method of Delivery - (See 1048.01)  (10/01/01)

m1549.01 Time of Delivery, Payment, Form of Delivery Notice - (See 1049.00) (10/01/01)

m1549.02 Buyers' Report of Eligibility to Receive Delivery - (See 1049.02) (10/01/01)

m1549.03 Sellers' Invoice to Buyers - In addition to the requirements of 1049.03, the seller shall notify the vault of the transfer of ownership of the indicated vault receipts from the seller to the buyer. The seller will be responsible for the payment of storage charges unless the vault has been notified thereby. (10/01/04)

m1549.04 Payment - Payment shall be made on the basis of the number of fine troy ounces of Gold contained and delivered. The fine Gold content of a bar for good delivery is calculated to 0.001 of a troy ounce by multiplying the gross weight and fineness as listed on the vault receipt. Fineness in no case will be more than 0.9999.

                                     m1507







                          Chm 15 Delivery Procedures
                          --------------------------


Payment is to be made by a check drawn on and certified by a Chicago bank or by a Cashier's check issued by a Chicago bank. The long clearing member may effect payment by wire transfer only if this method of payment is acceptable to the short clearing member. (10/01/04)

m1550.00  Duties of Members - (See 1050.00)  (10/01/01)


m1550.01  Failure to Deliver - (See 1050.01)  (01/01/04)


m1551.01  Office Deliveries Prohibited - (See 1051.01)  (10/01/01)

m1554.00  Failure to Accept Delivery - (See 1054.00)  (10/01/01)


m1554.01  Failure to Accept Delivery - (See 1054.01)  (01/01/04)


m1556.01 Storage and Transfer Fees - Storage charges, transfer fees and in-and-out charges shall be set by each depository vault and the schedule of such charges shall be posted with the Exchange, which shall be notified at least 60 days in advance of any changes in the rate schedule. Except as otherwise provided, all such charges and fees shall remain the responsibility of the seller until payment is made. (10/01/01)


                                     m1508

Chm15 Regularity of Vaults

m1580.01 Duties of Vault Operators - It shall be the duty of the operators of all regular vaults:


(a) To accept Gold for delivery on Chicago Board of Trade contracts, provided such Gold is ordered into the Vault by a Clearing Member of the Exchange, and all space in such vaults is not already filled or contracted for.

(b) To notify the Board of Trade of any change in the condition of their vaults.

(c) To release to the bearer of the receipt the bars covered by said receipt upon presentation of the receipt and payment of all storage and outloading charges no later than the business day following compliance with these provisions.

(d) To keep stocks of Gold in storage in balance with Gold represented by its outstanding vault receipts. (10/01/01)

m1581.01 Conditions of Regularity - Gold may be delivered against a Gold contract from any vault designated by the Exchange specifically for the storage of Gold, and may not be delivered except from such vault. The following shall constitute the requirements for regularity, and by accepting a Declaration of Regularity the vault agrees to abide by these conditions:

(1) The vault must notify the Exchange promptly of any material change in ownership or condition of its premises.

(2) The vault is required to submit a certified financial statement within 90 days of the firm's year-end. A letter of attestation must accompany all financial statements signed by the Chief Financial Officer or if there is none, a general partner or executive officer.

(3) Such vault shall be provided with standard equipment and appliances for the convenient and safe storage of Gold and provide for proper security.

(4) The operator of such vault shall furnish to the Registrar all needed information to enable the Exchange to keep a correct record and account of all Gold received and delivered by the vault daily and of that remaining in store at the close of each week.

(5) The operator of such vault shall accord every facility to the Exchange for the examination of its books or records for the purpose of ascertaining the stocks of Gold. The Exchange shall have the authority to employ experts to determine the quantity and quality of Gold in said vault.

(6) No vault operator shall engage in unethical or inequitable practices, or fail to comply with any laws, Federal or State, or Rules or Regulations promulgated under those laws.

(7) The operator shall make such reports, keep such records, and permit such vault visitation as the Board of Trade or the Commodity Futures Trading Commission may prescribe, and shall comply with all applicable Rules and Regulations. The vault must keep all such reports, books and records for a period of five years from the date thereof.

(8) The operator of such vault must give such bonds to the Exchange as may be required by the Exchange.

(9) The vault shall neither withdraw as a regular vault nor withdraw any regular capacity except after a sixty (60) day notice to the Exchange or having obtained the consent of the Exchange.

(10) The vault shall notify the Exchange at least sixty (60) days in advance of any changes in its maximum storage rates, penalty for late storage payment and handling charges.


(11) The Exchange may determine not to approve vaults of regularity or increases in regular capacity of existing regular vaults, in its sole discretion, regardless of whether such vaults meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether receipts issued by such vaults, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discover function of Gold futures contracts or impair the efficacy of futures trading in Gold, or whether the currently approved regular capacity provides for an adequate deliverable supply. (10/01/04)

m1584.01 Revocation of Regularity - Any regular vault may be declared by the Exchange to be irregular at any time if it does not comply with the conditions above set forth, or fails to carry out its prescribed duties. If the designation of a vault as regular shall be revoked a notice shall be posted on the bulletin board and on the Exchange website announcing such revocation and also the period of time, if any, during which the receipts issued by such vault shall thereafter be deliverable in satisfaction of futures contracts in Gold under the Rules and Regulations.


                                     m1509

                          Chm 15 Regularity of Vaults
                          ---------------------------

By accepting a Declaration of Regularity the vault agrees, in the event of revocation, expiration or withdrawal of regularity, to bear the expenses of the transfer of Gold under bond to another regular vault satisfactory to the holders of its vault receipts. (10/01/04)

m1586.01  Regular Vaults - (See Appendix m15B)  (10/01/01)


                                     m1510

================================================================================
Chapter 18
U.S. Treasury Bonds
================================================================================

   Ch18 Trading Conditions................................................. 1802
        1801.00  Authority................................................. 1802
        1802.01  Application of Regulation................................. 1802
        1804.01  Unit of Trading........................................... 1802
        1805.01  Months Traded In.......................................... 1802
        1806.01  Price Basis............................................... 1802
        1806.01  Price Basis............................................... 1802
        1807.01  Hours of Trading.......................................... 1802
        1809.01  Last Day of Trading....................................... 1802
        1809.02  Liquidation in the Last Seven Days of the Delivery Month.. 1802
        1810.01  Margin Requirements....................................... 1802
        1812.01  Position Limits and Reportable Positions.................. 1802

   Ch18 Delivery Procedures................................................ 1803
        1836.01  Standards................................................. 1803
        1842.01  Deliveries on Futures Contracts........................... 1803
        1842.02  Wire Failure.............................................. 1803
        1846.01  Date of Delivery.......................................... 1803
        1847.01  Delivery Notices.......................................... 1804
        1848.01  Method of Delivery........................................ 1804
        1849.00  Time of Delivery, Payment, Form of Delivery Notice........ 1804
        1849.02  Buyer's Report of Eligibility to Receive Delivery......... 1804
        1849.03  Seller's Invoice to Buyers................................ 1804
        1849.04  Payment................................................... 1804
        1849.05  Buyers Banking Notification............................... 1804
        1850.00  Duties of Members......................................... 1804

        1850.01  Failure to Deliver ....................................... 1804

        1851.01  Office Deliveries Prohibited.............................. 1804
        1854.00  Failure to Accept Delivery................................ 1804

        1854.01  Failure to Accept Delivery................................ 1804


     Ch18 Regularity of Banks.............................................. 1805
        1880.01  Banks..................................................... 1805



                                      1801

================================================================================
Chapter 18
U.S. Treasury Bonds
================================================================================
Ch18 Trading Conditions

1801.00  Authority  - (See Rule 1701.00)  (10/01/94)

1802.01 Application of Regulations - Futures transactions in long term U.S. Treasury bonds shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in long term U.S. Treasury bonds. 3000 (09/01/00)

1804.01 Unit of Trading - The unit of trading shall be United States Treasury bonds having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. 3002 (10/01/94)

1805.01 Months Traded In - Trading in long-term U.S. Treasury bonds may be scheduled in such months as determined by the Exchange. (03/01/00)

1806.01 Price Basis - Minimum price fluctuations shall be in multiples of one thirty-second (1/32) point per 100 points ($31.25 per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one-thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. 3004 (02/01/01)

1807.01 Hours of Trading - The hours of trading for future delivery in U.S. Treasury Bonds shall be determined by the Board. On the last day of the trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. 3007 (10/01/94)

1809.01 Last Day of Trading - No trades in long term U.S. Treasury bond futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery or as provided in Regulation 1809.02 after trading in such contracts has ceased. 3008 (10/01/94)


1809.02 Liquidation in the Last Seven Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 1809.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury bonds (Regulation 1842.01) or by mutual agreement by means of a bona fide exchange of such current futures for the actual long term U.S. Treasury bonds or comparable instruments, or by mutual agreement by means of a bonafide exchange of such futures for, or in connection with, a swap transaction (per Regulation 444.01). Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. 3009 (03/01/04)


1810.01  Margin Requirements  -  (See Regulation 431.03)  (10/01/94)

1812.01 Position Limits and Reportable Positions - (See 425.01) (10/01/94) Ch18 Delivery Procedures

                                      1802

                           Ch18 Delivery Procedures

1836.01  Standards   - The contract grade for delivery on futures contracts made under these regulations shall be long term U.S. Treasury bonds which if callable are not callable for at least 15 years or if not callable have a maturity of at least 15 years. All bonds delivered against a contract must be of the same issue. For settlement, the time to maturity (time to call if callable) of a given issue is calculated in complete three month increments (i.e. 15 years and 5 months = 15 years and 1 quarter) from the first day of the delivery month. The price at which a bond with this time to maturity (time to call if callable) and with the same coupon rate as this issue will yield 6% according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied times the settlement price to arrive at the amount which the short invoices the long.

U.S. Treasury Bonds deliverable against futures contracts under these regulations must have semi-annual coupon payments.

Interest accrued on the bonds shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of long term U.S. Treasury bonds which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. The Board shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. 3001 (03/01/00)


1842.01 Deliveries on Futures Contracts - Deliveries against long term U.S. Treasury bond futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 1880.01) in accordance with Department of the Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Clearing Services Provider by 8:00 p.m. (Chicago time), or by such other time designated by the Exchange, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time) on delivery day, or by such other time designated by the Exchange. The short Clearing Member must have contract grade U.S. Treasury bonds in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time), or by such other time designated by the Exchange, on delivery day. The short Clearing Member must notify his bank (Regulation 1880.01) to transfer contract grade U.S. Treasury bonds by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the bonds are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time), or by such other time designated by the Exchange, and notify his bank (Regulation 1880.01) to accept contract grade U.S. Treasury bonds and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 1880.01) in payment for delivery of the bonds. Contract grade U.S. Treasury bonds must be transferred and payment must be made before 1:00 p.m. (Chicago time) on delivery day. All deliveries must be assigned by the Clearing Services Provider. Where a futures commission merchant as a clearing member has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it received from its customers who are short. 3011 (01/01/04)


1842.02  Wire Failure   - In the event that delivery cannot be accomplished
because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire or bank access to it is operable. Interest shall accrue to the long paid by the short beginning on the day on which the bonds were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 1842.01 and 1849.04 and that all other provisions of
Regulations 1842.01 and 1849.04 have been complied with. 3014   (10/01/94)

1846.01  Date of Delivery   - Delivery of U.S. Treasury bonds may be made by the
short upon any

                                      1803

                           Ch18 Delivery Procedures

permissible delivery day of the delivery month the short may select. Delivery of U.S. Treasury bonds must be made no later th an the last business day of that month. 3012 (10/01/94)

1847.01  Delivery Notices   - (See Regulation 1047.01)  (10/01/94)

1848.01  Method of Delivery   - (See Regulation 1048.01)  (10/01/94)

1849.00  Time of Delivery, Payment, Form of Delivery Notice   - (See Rule
1049.00) (10/01/94)

1849.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)


1849.03 Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing Services Provider shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing Services Provider by 2:00 p.m., or by such other time designated by the Exchange, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing Services Provider by 3:00 p.m., or by such other time designated by the Exchange. Upon receipt of such invoices, the Clearing Services Provider shall promptly make them available to buyers to whom they are addressed. (01/01/04)


1849.04  Payment   - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery except on banking holidays when delivery must be taken and payment made before 9:30 a.m. the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing House shall be made with the Clearing House in accordance with its By-laws and Resolutions. 3013 (10/01/94)

1849.05  Buyers Banking Notification   - The long Clearing Member shall provide
the short Clearing Member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

1850.00  Duties of Members   - (See Rule 1050.00)  (10/01/94)

1850.01  Failure to Deliver  - (See Regulation 1050.01  (01/01/04)


1851.01  Office Deliveries Prohibited   - (See Regulation 1051.01)  (10/01/94)

1854.00  Failure to Accept Delivery   - (See Rule 1054.00)  (10/01/94)

1854.01  Failure to Accept Delivery   - (See Regulation 1054.01)   (01/01/04)


                                      1804

Ch18 Regularity of Banks

1880.01  Banks   - For purposes of these regulations relating to trading in long term U.S. Treasury bonds, the word "Bank" (Regulation 1842.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). 3015 (10/01/94)

                                      1805

===============================================================================
Chapter m18
CBOT mini-sized U.S. Treasury Bonds
===============================================================================

     Chm18 Trading Conditions...........................................  m1802
         m1801.01     Authority.........................................  m1802
         m1802.01     Application of Regulations........................  m1802
         m1803.01     Derivative Markets................................  m1802
         m1804.01     Unit of Trading...................................  m1802
         m1805.01     Months Traded In..................................  m1802
         m1806.01     Price Basis.......................................  m1802
         m1807.01     Hours of Trading..................................  m1802
         m1809.01     Last Day of Trading...............................  m1802
         m1809.02     Liquidation in the Last Seven Days of the
                      Delivery Month....................................  m1802
         m1810.01     Margin Requirements...............................  m1802
         m1812.01     Position Limits and Reportable Positions..........  m1802

     Chm18 Delivery Procedures..........................................  m1803
         m1836.01     Standards.........................................  m1803
         m1842.01     Deliveries on Futures Contracts...................  m1803
         m1842.02     Wire Failure......................................  m1803
         m1846.01     Date of Delivery..................................  m1803
         m1847.01     Delivery Notices..................................  m1803
         m1848.01     Method of Delivery................................  m1803
         m1849.00     Time of Delivery, Payment, Form of Delivery Notice  m1803
         m1849.02     Buyer's Report of Eligibility to Receive Delivery.  m1803
         m1849.03     Seller's Invoice to Buyers........................  m1803
         m1849.04     Payment...........................................  m1803
         m1849.05     Buyers Banking Notification.......................  m1803

         m1850.01     Failure to Deliver ...............................  m1803

         m1854.00     Failure to Accept Delivery........................  m1803

         m1854.01     Failure to Accept Delivery .......................  m1803

     Chm18 Regularity of Banks..........................................  m1803
         m1880.01     Banks.............................................  m1803


                                     m1801

===============================================================================
Chapter m18
CBOT mini-sized U.S. Treasury Bonds
===============================================================================

Chm18 Trading Conditions

m1801.01 Authority - Trading in mini-sized long term U.S. Treasury bond futures may be conducted under such terms and conditions as may be prescribed by regulation. (10/01/01)

m1802.01 Application of Regulations - Futures transactions in mini-sized long term U.S. Treasury bonds shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in mini-sized long term U.S. Treasury bonds. (10/01/01)


m1803.01 Derivative Markets - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement price shall be set at the fair market value of the contract at the close of trading. (01/01/04)


m1804.01 Unit of Trading - The unit of trading shall be United States Treasury bonds having a face value at maturity of fifty thousand dollars ($50,000) or multiples thereof. (10/01/01)

m1805.01  Months Traded In - (See Regulation 1805.01) (10/01/01)

m1806.01 Price Basis - Minimum price fluctuations shall be in multiples of one thirty-second (1/32) point per 100 points ($15.625 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (10/01/01)

m1807.01 Hours of Trading - The hours of trading for future delivery in mini-sized U.S. Treasury Bonds shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of Regulation 9B.02. (11/01/01)

m1809.01  Last Day of Trading - (See Regulation 1809.01) (10/01/01)

m1809.02 Liquidation in the Last Seven Days of the Delivery Month - (See Regulation 1809.02) (10/01/01)

m1810.01  Margin Requirements - (See Regulation 431.03) (10/01/01)

m1812.01 Position Limits and Reportable Positions - (See 425.01 and 425.09) (10/01/01)

                                     m1802

Chm18 Delivery Procedures

m1836.01  Standards - (See Regulation 1836.01) (10/01/01)

m1842.01  Deliveries on Futures Contracts - (See Regulation 1842.01) (10/01/01)

m1842.02  Wire Failure - (See Regulation 1842.02) (10/01/01)

m1846.01  Date of Delivery -(See Regulation 1846.01) (10/01/01)

m1847.01  Delivery Notices - (See Regulation 1047.01) (10/01/01)

m1848.01  Method of Delivery - (See Regulation 1048.01) (10/01/01)

m1849.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/01)

m1849.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/01)

m1849.03  Seller's Invoice to Buyers - (See Regulation 1849.03) (10/01/01)

m1849.04  Payment - (See Regulation 1849.04) (10/01/01)

m1849.05  Buyers Banking Notification - (See Regulation 1849.05) (10/01/01)

m1850.01  Failure to Deliver - (See Regulation 1050.01) (01/01/04)

m1854.00  Failure to Accept Delivery - (See Rule 1054.00) (10/01/01)

m1854.01  Failure to Accept Delivery - (See Regulation 1054.01)(01/01/04)



Chm18 Regularity of Banks

m1880.01  Banks - (See Regulation 1880.01) (10/01/01)


                                     m1803

================================================================================

Chapter 19

10-Year Municipal Note Index Futures

================================================================================

      Ch19 Trading Conditions ...........................................   1902
        1901.01  Authority ..............................................   1902
        1902.01  Application of Regulation ..............................   1902
        1904.01  Unit of Trading ........................................   1902
        1905.01  Months Traded ..........................................   1902
        1906.01  Price Basis ............................................   1902
        1907.01  Hours of Trading .......................................   1902
        1909.01  Last Day of Trading ....................................   1902
        1909.02  Liquidation During the Delivery Month ..................   1902
        1910.01  Margin Requirements ....................................   1902
        1912.01  Position Limits and Reportable Positions ...............   1902


      Ch19 Delivery Procedures ..........................................   1903
        1936.01  Standards ..............................................   1903
        1942.01  Delivery on Futures Contracts ..........................   1903
        1947.01  Payment ................................................   1903
        1950.01  Index Composition ......................................   1903



                                      1901

                             Ch19 Trading Conditions

================================================================================

Chapter 19

10-Year Municipal Note Index Futures

================================================================================

Ch19 Trading Conditions

1901.01   Authority - (See Rule 1701.00) (11/01/02)

1902.01   Application of Regulations - Futures transactions in CBOT(r) 10-Year
Municipal Note Index (the "Index") contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Index futures contracts. (11/01/02)

1904.01   Unit of Trading - The unit of trading shall be $1,000.00 times the
Index. (11/01/02)

1905.01   Months Traded - Trading in Index futures contracts may be scheduled in such months as determined by the Exchange. (11/01/02)

1906.01 Price Basis - The price of Index futures contracts shall be quoted in points. One point equals $1,000.00. The minimum price fluctuation shall be 1/32 of one point or thirty-one dollars and twenty-five cents ($31.25) per contract. Contracts shall not be made on any other price basis. (11/01/02)

1907.01   Hours of Trading - The hours of trading for future delivery in Index futures contracts shall be determined by the Board. On the last day of trading in an expiring futures contract, the closing time for such future shall be 2:00 p.m. Chicago time (3:00 p.m. New York time) subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Exchange shall direct. (11/01/02)

1909.01   Last Day of Trading - No trades in Index futures contracts deliverable in the current delivery month shall be made during the last seven business days of that month. If on the last day of trading FT Interactive Data Corporation does not publish a closing Index value, the last day of trading shall be the next business day for which a closing Index value is published. (11/01/02)

1909.02   Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 1909.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 1942.01. (11/01/02)

1910.01   Margin Requirements - (See Regulation 431.03). (11/01/02)

1912.01   Position Limits and Reportable Positions - (See Regulation 425.01).
(11/01/02)



                                      1902

Ch19 Delivery Procedures

1936.01   Standards - The contract grade shall be $1,000.00 times the closing value of the Index on the last day of trading. The Index shall be composed and determined by the Exchange in accordance with the criteria set forth in Regulation 1950.01. The closing value of the Index shall be determined by FT Interactive Data Corporation. (11/01/02)


1942.01 Delivery on Futures Contracts - Delivery against Index futures contracts shall be made through the Clearing Services Provider. Delivery under these regulations shall be accomplished by cash settlement as hereinafter provided.

After trading ceases on the last day of trading, the Clearing Services Provider shall advise clearing members holding open positions in current month Index futures contracts of the closing value of the Index on the last day of trading. Clearing members shall make and receive payment through the Clearing Services Provider in accordance with normal variation settlement procedures. The settlement price on the last day of trading is equal to $1,000.00 times the closing value of the Index on the last day of trading.


The final settlement value of the Index on the last day of trading shall be determined as follows:

Final Settlement Value = 100 * [5 / r + (1 - 5 / r) *( 1
+ r / 200)/-20/]

where r represents the simple average yield-to-worst of the component bonds in the Index for the last day of trading, expressed in percent terms. For example, if the simple average yield-to-worst for the last day of trading is five and one quarter percent, then r is equal to 5.25.

The contract expiration price shall be the final settlement value, so determined, rounded to the nearest one thirty-second of a point.

Example: Suppose the simple average yield-to-worst on the last day of trading is
5.50. The final settlement value will be 96.19318. To render this in terms of price point and thirty-seconds of price points, note that it is between 99-7/32nds and 99-6/32nds (where each price point equals $1,000.00):

                99-7/32nds                  =        96.21875
                Final Settlement Value      =        96.19318
                99-6/32nds                  =        96.18750

The final settlement value is nearer to 99-6/32nds. Thus, the contract expiration price is obtained by rounding down to 99-6/32nds.

In the event that the final settlement value is at the exact midpoint between any two adjacent thirty-seconds of a price point, the contract expiration price will be obtained by rounding up to the nearest thirty-second of a point.


On the last day of trading, open contracts will be marked to market based on the closing futures price. A final mark to market will be made on the day the contract expiration price is determined. (12/01/03)


1947.01   Payment - (See Regulation 1049.04) (11/01/02)

1950.01   Index Composition - The Index shall be constructed by the Exchange in accordance with the following criteria:

(a) General Index Composition-The Index, at all times, shall be composed of no fewer than 100 but no more than 250 municipal bonds that are generally exempt from federal income taxation, including those generally exempt issues whose interest payments may be subject to an alternative minimum tax. The Exchange, in its discretion, may include bonds which meet the following criteria:

     1. Size - Each bond shall have a principal value that is equal to or greater than $50 million and shall be a component tranche of a municipal issuance that has a deal size that is equal to or greater than $200 million.

     2. Rating - Each bond shall carry an insured or underlying trading of AAA by Standard and Poor's Corporation (S&P) and Aaa by Moody's Investors Service (MIS) upon initial inclusion in the Index. Bonds that fall below an insured or underlying rating of A- by S&P or A3 by MIS or both shall be deleted from the Index immediately.

     3. Maturity - Each bond shall have a remaining maturity that is not less than 10 years or more than 40 years from the first calendar day of the corresponding futures contract month.

                                      1903

                            Ch19 Delivery Procedures

     4. Call Provisions - Each bond may or may not be callable. If callable, the first call date shall be not less than 7 years from the first calendar day of the corresponding futures contract month.

     5. Par Issue - Each bond must have a price that is equal to or greater than 90 at its issuance date to be eligible for inclusion in the Index.

     6. Private Placements - A bond that is issued as a private placement is not eligible for inclusion in the Index.

     7. Coupon - Each bond shall pay semi-annual interest at a fixed coupon rate that is not less than three percent per annum or greater than nine percent per annum.

     8. Issuer Limit - No more than five percent of the number of bonds in the Index shall be from the same issuer. A bond shall be deemed to have been issued by the same issuer if such bond has the same nominal and generic security, that is, the same ultimate source of payment for debt service, of another bond in the Index. A first or second lien bond of the same generic security shall be defined as having been issued by the same issuer.

     9. State Limit - No more than fifteen percent of the number of bonds in the Index shall be from within the jurisdictions of the same state, Puerto Rico. or other territorial jurisdictions.

     10. Insurance Limit - Each bond may or may not be insured. No more than 40 percent of the number of bonds in the Index shall be insured by Ambac Indemnity Corporation, Financial Guaranty Insurance Corporation, Financial Security Assurance, MBIA Insurance Corporation.

(b) Index Pricing - FI Interactive Data Corporation shall compute the closing value of the Index each day the municipal bond cash market is open using the following procedures:

     1. Component Bond Pricing - FT Interactive Data Corporation shall price each component bond in the Index daily. The price of each component bond shall be defined as FT Interactive Data Corporation's fair market value estimation.

          With the exception of the last trading day in the current contract expiration, FT Interactive Data Corporation shall price each component bond:

          - at 3:00 p.m. Chicago time (4:00 p.m. New York time)when the underlying cash market is open for normal trading hours and is therefore not subject to an early scheduled halt in cash market trading, or

          - at 1:00 p.m. Chicago time (2:00 p.m. New York time) when the underlying cash market is subject to an early scheduled halt in cash market trading.

          On the last trading day in the current contract expiration, however, FT Interactive Data Corporation shall price each component bond at 2:00 p.m. Chicago time (3:00 p.m. New York time).

          If the Exchange determines in advance that circumstances in the cash market will occasion either an early halt to cash market trading or an otherwise unscheduled holiday which would impede FT Interactive Data Corporation from pricing the component bonds of the Index, the Exchange may suspend or reschedule the pricing for that day provided that such determination is published before the start of trading on the day in question and provided that such day is not the last day of trading in a contract month.

     2. Index Computation - FT Interactive Data Corporation shall compute the daily Index value. FT Interactive Data Corporation shall first determine the price of each component bond in the Index. FT Interactive Data Corporation shall then calculate the simple average yield-to-worst of the component bonds by summing the individual yields of the component bonds and dividing by the number of component bonds. The simple average yield-to-worst of the component bonds in the Index shall be rounded to the nearest one-tenth of one basis point and rounded up in the case of a tie. This simple average yield-to-worst will be entered into the pricing algorithm in Regulation 1942.01 to calculate the daily Index value. The daily

                                      1904

                            Ch19 Delivery Procedures

          Index value shall be rounded to the nearest one thirty-second of a full point. If the Index value is exactly at the midpoint between two thirty-seconds of a point, the Index value shall be rounded up to the nearest one thirty-second.

          With the exception of the last trading day in the current contract expiration, FT Interactive Data Corporation shall compute the daily Index value:

          - at 3:00 p.m. Chicago time (4:00 p.m. New York time)when the underlying cash market is open for normal trading hours and is therefore not subject to an early scheduled halt in cash market trading; or

          - at 1:00 p.m. Chicago time (2:00 p.m. New York time) when the underlying cash market is subject to an early scheduled halt in cash market trading.



(c) Index Revisions - The Exchange shall revise the Index after 3:00 p.m. Chicago time (4:00 p.m. New York time) on the first business day in the February, May, August and November quarterly cycle. For example, the Index revision for the March futures contract expiration will occur on the first business day in November, the index revision for the June futures contract expiration will occur on the first business day in February, the index revision for the September futures contract expiration will occur on the first business day in May, and the index revision for the December futures contract expiration will occur on the first business day in August. If such day is not an Exchange business day, or is an Exchange business day that is subject to an early halt in cash market trading, the Exchange shall revise the Index shall after 3:00 p.m. Chicago time (4:00 p.m. New York time) on the immediately preceding Exchange business day that is not subject to an early halt in cash market trading. The revised Index will be implemented on the next business day following an Index revision.

     The Exchange shall add bonds to the Index as prescribed in Regulation 1950.01(a). The Exchange shall delete bonds from the Index as prescribed in Regulation 1950.01(d).

(d) Bonds no longer meeting all the original selection criteria shall be deleted from the Index.

     At Index revisions, no additions to, or deletions from, the Index will be implemented that would have the effect of violating global Index rules with respect to Issuer, State, or Insurance coverage limits.

     In the event that more than 250 bonds meet the eligibility criteria for Index inclusion, as stipulated in Regulation 1950.01(a), the Exchange will increase in increments of $1 million the required $50 million principal value for bond eligibility in order to construct an Index that shall be composed of as many bonds as possible without exceeding the 250 bond limit.


     The Exchange has final authority over Index composition. (11/01/03)


                                      1905

================================================================================
Chapter 21
30-Day Fed Fund Futures
================================================================================
   Ch21 Trading Conditions................................................. 2102
        2101.01  Authority................................................. 2102
        2102.01  Application of Regulation................................. 2102
        2104.01  Unit of Trading........................................... 2102
        2105.01  Months Traded In.......................................... 2102
        2106.01  Price Basis............................................... 2102
        2107.01  Hours of Trading.......................................... 2102
        2109.01  Last Day of Trading....................................... 2102
        2109.02  Liquidation During the Delivery Month..................... 2102
        2110.01  Margin Requirements....................................... 2102
        2112.01  Position Limits and Reportable Positions.................. 2102
        2113.01  Strip Transactions........................................ 2102

   Ch21 Delivery Procedures................................................ 2104
        2136.01  Standards................................................. 2104
        2142.01  Delivery on Futures Contracts............................. 2104
        2147.02  Payment................................................... 2104




                                      2101

================================================================================
Chapter 21
30-Day Fed Fund Futures
================================================================================
Ch21 Trading Conditions

2101.01  Authority - (See Rule 1701.00)  (10/01/94)

2102.01 Application of Regulation - Futures transactions in 30-Day Fed Fund futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in 30-Day Fed Fund futures. (10/01/94)

2104.01 Unit of Trading - The unit of trading shall be interest on Fed funds having face value of $5,000,000 or multiples thereof for one month calculated on a 30-day basis at a rate equal to the average overnight Fed funds rate for the contract month. (10/01/94)

2105.01 Months Traded In - Trading in 30 Day Fed Fund futures may be scheduled in such months as determined by the Exchange. (07/01/03)

2106.01 Price Basis - Prices will be quoted on an index basis, i.e., 100 minus the monthly average overnight Fed funds rate (e.g., a rate of 6.50% is quoted at 93.50). Minimum price fluctuations shall be in increments of one-half of one-hundredth of one percent of five million dollars on a 30 day basis ($20.835 per one-half basis point), rounded up to the nearest cent. (07/01/99)

2107.01 Hours of Trading - The hours of trading for future delivery in 30-Day Fed Fund futures shall be as determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 2:00 p.m. Chicago time subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2109.01 Last Day of Trading - The last day of trading shall be the last business day of the delivery month. (10/01/94)

2109.02 Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 2109.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 2142.01. (10/01/94)

2110.01  Margin Requirements - (See Regulation 431.03). (10/01/94)

2112.01 Position Limits and Reportable Positions - (See Regulation 425.01). (10/01/94)

2113.01 Strip Transactions - A 30-Day Fed Fund futures strip transaction involving the simultaneous purchase or sale of an equal amount of futures contract months at a differential to the previous settlement prices is permitted on this Exchange provided:

     1. that each month of the strip is for the same account. Provided that, when an order has been executed in the wrong month, and the erroneous transaction has been placed in the broker's or firm's error account, the error may be corrected by a spread transaction in which one leg of the spread offsets the position in the error account and the other leg is the correct execution of the order. Provided further that the liability of the floor broker or FCM shall be determined in accordance with Regulation 350.04.

     2. that all months of the strip are priced at prices within the daily trading limits specified in Regulation 1008.01.

     3. that the strip is offered by public outcry in the pit assigned to 30-Day Fed Fund futures.

                                      2102

                            Ch21 Trading Procedures

    4. that the transaction shall be reported, recorded and publicized as a strip.

    5. that when such transactions are executed simultaneously, the executing member on each side of the transaction shall designate each part of the trade as a strip on his cards or order by an appropriate word or symbol clearly identifying each part of such transactions.

Brokers may not couple separate orders and execute them as a strip, nor may a broker take one part of a strip for his own account and give the other part to a customer on an order. (10/01/94)

                                      2103

Ch21 Delivery Procedures

2136.01   Standards - The contract grade shall be 100 minus the average daily
Fed funds overnight rate for the delivery month. The average daily Fed funds overnight rate is a simple average of the daily Fed funds overnight rates as determined by the Federal Reserve Bank of New York. This simple average will be rounded to the nearest tenth of a basis point and rounded up on the case of a tie.

For days for which the Federal Reserve Bank of New York does not compute a rate (e.g. weekends and holidays), the rate shall be the rate determined on the last business day for which a rate was determined. (08/01/01)


2142.01   Delivery on Futures Contracts - Delivery against 30-Day Fed Fund futures contracts shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. The final settlement price will be calculated on the business day that the Federal Reserve Bank of New York releases the overnight Fed funds rate for the last day of trading. The final settlement price shall be 100 minus the average daily Fed funds overnight rate for the delivery month. On the last day of trading open contracts will be marked to market based on the closing futures price. A final mark to market will be made on the day the final settlement price is determined. (12/01/03)


2147.02   Payment - (See 1049.04) (10/01/94)

                                      2104

Chapter 22
CBOT(R) 30-DAY FEDERAL FUNDS FUTURES OPTIONS


    Ch22 Trading Conditions........................................................  2202
        2201.00    Authority.......................................................  2202
        2201.01    Application of Regulations......................................  2202
        2202.01    Nature of CBOT 30-Day Federal Funds Futures Put Options.........  2202
        2202.02    Nature of CBOT 30-Day Federal Funds Futures Call Options........  2202
        2203.01    Trading Unit....................................................  2202
        2204.01    Strike Prices...................................................  2202
        2205.01    Payment of Option Premium.......................................  2203
        2206.01    Option Premium Basis............................................  2203
        2207.01    Exercise of Option..............................................  2203
        2207.02    Automatic Exercise..............................................  2203
        2207.03    Corrections to Option Exercises.................................  2203
        2208.01    Expiration of Option............................................  2203
        2209.01    Months Traded In................................................  2203
        2210.01    Trading Hours...................................................  2203
        2211.01    Position Limits and Reportable Positions........................  2203
        2212.01    Margin Requirements.............................................  2203
        2213.01    Last Day of Trading.............................................  2203


                                      2201

                             Ch22 Trading Conditions

Chapter 22
CBOT(R) 30-DAY FEDERAL FUNDS FUTURES OPTIONS

Ch22 TRADING CONDITIONS

2201.01     AUTHORITY - Trading in put and call options on CBOT 30-Day Federal
Funds futures contracts may be conducted under such terms and conditions as may be prescribed by regulation. (04/01/03)

2201.01     APPLICATION OF REGULATIONS - Transactions in put and call options on
CBOT 30-Day Federal Funds futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on CBOT 30-Day Federal Funds futures contracts (See Rule 490.00). Options on CBOT 30-Day Federal Funds futures contracts are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (04/01/03)

2202.01     NATURE OF CBOT 30-DAY FEDERAL FUNDS FUTURES PUT OPTIONS - The buyer of one (1) CBOT 30-Day Federal Funds put option may exercise his option at any time prior to expiration (subject to Regulation 2207.01), to assume a short position in one (1) CBOT 30-Day Federal Funds futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) CBOT 30-Day Federal Funds futures put option incurs the obligation of assuming a long position in one (1) CBOT 30-Day Federal Funds futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (04/01/03)

2202.02     NATURE OF CBOT 30-DAY FEDERAL FUNDS FUTURES CALL OPTIONS - The buyer of one (1) CBOT 30-Day Federal Funds futures call option may exercise his option at any time prior to expiration subject to Regulation 2207.01), to assume a long position in one (1) CBOT 30-Day Federal Funds futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) CBOT 30-Day Federal Funds futures call option incurs the obligation of assuming a short position in one (1) CBOT 30-Day Federal Funds futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (04/01/03)

2203.01     TRADING UNIT - One (1) CBOT 30-Day Federal Funds futures contract of a specified contract month on the Board of Trade of the City of Chicago, Inc. (04/01/03)

2204.01     STRIKE PRICES - Trading shall be conducted for put and call options with strike prices in integral multiples of six and one-quarter basis points (0.0625) per CBOT 30-Day Federal Funds futures contract and in integral multiples of twelve and one-half basis points (0.1250) per CBOT 30-Day Federal Funds futures contract as follows:

A. At the commencement of trading for such option contracts, the following strike prices in integral multiples of six and one-quarter basis points shall be listed: one with a strike price closest to the previous day's settlement price on the underlying CBOT 30-Day Federal Funds futures contract and the next ten (10) consecutive higher and the next ten (10) consecutive lower strike prices closest to the previous day's settlement price. If a previous day's settlement price is midway between two strike prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least ten 6-1/4 basis point striking prices always exist above and below the previous day's settlement price in the underlying futures.

B. At the commencement of trading for such option contracts, the following strike prices in integral multiples of twelve and one-half basis points shall be listed: the next five (5) consecutive higher and the next five (5) consecutive lower strike prices above and below the strike price band as stipulated in Regulation 2204.01A. Over time, new striking prices will be added to ensure that at least five 12-1/2 basis point striking prices always exist above and below the strike price band as

                                      2202

                             Ch22 Trading Conditions

     stipulated in Regulation 2204.01A.

C. When a new strike price is added for an option contract month, the same strike price will be added to all option contract months for which that strike price is not already listed. All new strike prices will be added prior to the opening of trading on the following business day. The Exchange may modify the procedure for the introduction of strike prices as it deems appropriate in order to respond to market conditions. (05/01/03)


2205.01     PAYMENT OF OPTION PREMIUM - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


2206.01     OPTION PREMIUM BASIS - The premium for CBOT 30-Day Federal Funds futures options shall be in multiples of one quarter of one basis point or ten dollars and forty-one and three-quarters cents ($10.4175) per quarter basis point per contract. One full basis point shall equal forty-one dollars and sixty-seven cents ($41.67) per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $10.00 in $1.00 increments per option contract. (05/01/03)


2207.01     EXERCISE OF OPTION - The buyer of a CBOT 30-Day Federal Funds futures option may exercise the option on any business day up to and including the day such option expires by giving notice of exercise to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on such day.

In-the-money options** that have not been liquidated or exercised on the last day of trading in such option shall be in the absence of contrary instructions delivered to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on the next business day following the last day of trading by the clearing member representing the option buyer.

**An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call, than the exercise price of the option. (12/01/03)

2207.02     AUTOMATIC EXERCISE - Notwithstanding the provisions of Regulation
2207.01 all in-the-money options shall be automatically exercised after 6:00 p.m. on the business day following the last day of trading, or such time designated by the Exchange unless notice to cancel automatic exercise is given to the Clearing Services Provider. Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m. on the business day following the last day of trading, or by such other time designated by the Exchange. (12/01/03)



2207.03     CORRECTIONS TO OPTION EXERCISES - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)


2208.01     EXPIRATION OF OPTION - Unexercised CBOT 30-Day Federal Funds futures options shall expire at 7:00 p.m. Chicago time on the next business day after the termination of trading (See Regulation 2213.01). (04/01/03)

2209.01     MONTHS TRADED IN - Trading CBOT 30-Day Federal Funds futures options may be scheduled in such months as determined by the Exchange. (04/01/03)

2210.01     TRADING HOURS - The hours of trading for options on CBOT 30-Day
Federal Funds futures shall be determined by the Board. Trading in an expiring option contract shall cease at 2:00 p.m. Chicago time on the last trading day of said option contract. CBOT 30-Day Federal Funds options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/03)

2211.01     POSITION LIMITS AND REPORTABLE POSITIONS - (See Regulation 425.01)
(04/01/03)

2212.01     MARGIN REQUIREMENTS - (See Regulations 431.05, 431.06) (04/01/03)

2213.01     LAST DAY OF TRADING - Trading in an expiring option contract shall terminate at the same time and date as the underlying futures contract, that is, at 2:00 p.m. Chicago time on the last business day of the underlying contract month. (04/01/03)

                                      2203

================================================================================
Chapter 23
Short Term U.S. T-Notes (2-Year)
================================================================================
   Ch23 Trading Conditions................................................. 2302
        2301.00  Authority................................................. 2302
        2302.01  Application of Regulation................................. 2302
        2303.01  Emergencies, Acts of God, Acts of Government.............. 2302
        2304.01  Unit of Trading........................................... 2302
        2305.01  Months Traded In.......................................... 2302
        2306.01  Price Basis............................................... 2302
        2307.01  Hours of Trading.......................................... 2302
        2309.01  Last Day of Trading....................................... 2303
        2309.02  Liquidation after Trading has Ceased...................... 2303



   Ch23 Delivery Procedures................................................ 2304
        2336.01  Standards................................................. 2304
        2346.01  Date of Delivery.......................................... 2304
        2347.01  Delivery Notices.......................................... 2305
        2348.01  Method of Delivery........................................ 2305
        2349.01  Time of Delivery, Payment, Form of Delivery Notice........ 2305
        2349.02  Buyer's Report of Eligibility to Receive Delivery......... 2305
        2349.03  Seller's Invoice to Buyers................................ 2305
        2349.04  Payment................................................... 2305
        2349.05  Buyers Banking Notification............................... 2305
        2350.00  Duties of Members......................................... 2305
        2350.01  Office Deliveries Prohibited.............................. 2305

        2350.02  Failure to Deliver........................................ 2305

        2354.00  Failure to Accept Delivery................................ 2305

        2354.01  Failure to Accept Delivery................................ 2305

        2380.01  Banks..................................................... 2305


                                      2301

                           Ch 23 Trading Conditions
================================================================================
Chapter 23
Short Term U.S. T-Notes (2-Year)
================================================================================
Ch23 Trading Conditions

2301.00  Authority - (See Rule 1701.00)  (10/01/94)

2302.01 Application of Regulation - Futures transactions in short term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in short term U.S. Treasury Notes.

For the purpose of this chapter, the trading day begins with the commencement of trading on Project A at 2:15 p.m. and ends with the close of trading of regular daytime trading. (10/01/98)

2303.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, U.S. Treasury Bonds or U.S. Treasury Notes otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than one year, nine months or longer than two years and otherwise meeting the specifications and requirements stated in this chapter; and/or

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, one year nine months to two years U.S. Treasury Note, as determined by using the current market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2304.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of two hundred thousand dollars ($200,000) or multiples thereof. (10/01/94)

2305.01 Months Traded In - Trading in Short-Term U.S. Treasury Notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2306.01 Price Basis - Minimum price fluctuations shall be in multiples of one-quarter of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1 cent per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (10/01/94)

                                      2302

                           Ch 23 Trading Conditions

2307.01 Hours of Trading - The hours of trading for future delivery in short term U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)


2309.01 Last Day of Trading - No trades in short term U.S. Treasury Note futures deliverable in the current month shall be made following the last business day of the calendar month, and any contracts remaining open must be settled by delivery or as provided in Regulation 2309.02 after trading in such contract has ceased. (05/01/04)



2309.02 Liquidation after Trading has Ceased - After trading in contacts for future delivery in the current delivery month has ceased in accordance with Regulation 2309.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes (Regulation 2342.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual U.S. Treasury Notes or comparable instruments, or by mutual agreement by means of a bona fide exchange of such futures for, or in connection with, a swap transaction (per Regulation 444.04). Such exchange must, in any event be made no later than 12:00 p.m. (Chicago time) on the second business day immediately preceding the last business day of the delivery month as defined in Regulation 2346.01.(03/01/04)


                                      2303

                           Ch23 Delivery Procedures

Ch23 Delivery Procedures

2336.01   Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. Treasury Notes which have an original maturity no greater than five years three months and remaining maturity not less than one year, nine months and not more than two years as defined below. All notes delivered against a contract must be of the same issue. For settlement or for determining remaining maturity for delivery eligibility, the time to maturity of a given issue is calculated in complete one month increments (i.e. 1 year, 10 months, 17 days is taken to be 1 year, 10 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)


2342.01   Deliveries on Futures Contracts - Deliveries against short-term U.S.
Treasury Notes futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2380.01) in accordance with Department of Treasury Circular 300, Subpart 0: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Clearing Services Provider by 8:00 p.m. (Chicago time), or by such other time designated by the Exchange, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time), or by such other time designated by the Exchange on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes at his bank in acceptable (to his bank) delivery form by 10:00 a.m. (Chicago time) on delivery day, or by such other time designated by the Exchange. The short Clearing Member must notify his bank (Regulation 2380.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time), or by such other time designated by the Exchange and notify his bank (Regulation 2380.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Members' account at the short Clearing Member's bank (Regulation 2380.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time), or by such other time designated by the Exchange on delivery day. All deliveries must be assigned by the Clearing Services Provider. Where a futures commission merchant as a clearing member has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it received from its customers who are short. (01/01/04)


2342.02   Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2342.01 and 2349.04 and that all provisions of Regulations of 2342.01 and 2349.04 have been complied with. (10/01/94)


2346.01   Date of Delivery - Delivery of short term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. The delivery month extends to and includes the third business day following the last trading day in the current month. Delivery of short term U.S. Treasury Notes must be made no later than the last business day of that month. (11/01/94)



2347.01 Delivery Notices - (See Regulation 1047.01) (10/01/94)

2348.01 Method of Delivery - (See Regulation 1048.01) (10/01/94)

2349.01 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/94)

2349.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)

2349.03 Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing Services Provider shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing Services Provider by 2:00 p.m., or by such other time designated by the Exchange, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing Services Provider by 3:00 p.m. or by such other time designated by the Exchange. Upon receipt of such invoices, the Clearing Services Provider shall promptly make them available to buyers to whom they are addressed. (01/01/04)

2349.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payments before 1:00 p.m. on the day of delivery, or by such other time designated by the Exchange, except on banking holidays when delivery must be taken and payment made before 9:30 a.m., or such other time designated by the Exchange, on the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing Services Provider shall be made with the Clearing Services Provider in accordance with its rules, policies and procedures. (01/01/04)

2349.05 Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

2350.00 Duties of Members - (See Rule 1050.00) (10/01/94)

2350.01 Office Deliveries Prohibited - (See Regulation 1051.01) (10/01/94)

2350.02 Failure to Deliver - (See Regulation 1050.01) (01/01/04)

2354.00 Failure to Accept Delivery - (See Rule 1054.00) (10/01/94)

2354.01 Failure to Accept Delivery - (See Regulation 1054.01) (01/01/04)

2380.01 Banks - For purposes of these regulations relating to trading in short term U.S. Treasury Notes, the word "Bank" (Regulation 2342.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)


                                      2304

================================================================================
Chapter 24
Long Term T-Notes (6 1/2 -10 Year)
================================================================================

    Ch24 Trading Conditions................................................ 2402
      2401.00  Authority................................................... 2402
      2402.01  Application of Regulation................................... 2402
      2403.01  Emergencies, Acts of God, Acts of Government................ 2402
      2404.01  Unit of Trading............................................. 2402
      2405.01  Months Traded In............................................ 2402
      2406.01  Price Basis................................................. 2402
      2407.01  Hours of Trading............................................ 2402
      2409.01  Last Day of Trading......................................... 2402
      2409.02  Liquidation in the Last Seven Days of Delivery Months....... 2403
      2412.12  Position Limits and Reportable Positions.................... 2403

    Ch24 Delivery Procedures............................................... 2404
      2436.01  Standards................................................... 2404
      2442.01  Deliveries of Futures Contracts............................. 2404
      2442.02  Wire Failure................................................ 2404
      2446.01  Date of Delivery............................................ 2405
      2447.01  Delivery Notices............................................ 2405
      2448.01  Method of Delivery.......................................... 2405
      2449.00  Time of Delivery, Payment, Form of Delivery Notice.......... 2405
      2449.02  Buyer's Report of Eligibility to Receive Delivery........... 2405
      2449.03  Sellers Invoice to Buyers................................... 2405
      2449.04  Payment..................................................... 2405
      2449.05  Buyers Banking Notification................................. 2405

      2450.01  Failure to Deliver ......................................... 2405
      2454.01  Failure to Accept Delivery ................................. 2405

    Ch24 Regularity of Banks............................................... 2406
      2480.01  Banks....................................................... 2406

                                      2401

================================================================================
Chapter 24
Long Term T-Notes (6 1/2 -10 Year)
================================================================================

Ch24 Trading Conditions

2401.00  Authority - (See Rule 1701.00)  (10/01/94)

2402.01 Application of Regulations - Futures transactions in long term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in long term U.S. Treasury Notes. (09/01/00)

2403.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may be in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, callable U.S. Treasury Bonds otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than six and one-half years, or longer than ten years and otherwise meeting the specifications and requirements stated in this chapter; and/or

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, six and one-half years to ten years U.S. Treasury Note, as determined by using the current market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2404.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (10/01/94)

2405.01 Months Traded In - Trading in Long-Term U.S. Treasury notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2406.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)

2407.01 Hours of Trading - The hours of trading for future delivery in long term U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon subject to the provisions of the second paragraph of Rule 1007.00.

The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2409.01 Last Day of Trading - No trades in long term U.S. Treasury Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts



                                      2402

                            Ch24 Trading Conditions
                            -----------------------

remaining open must be settled by delivery or as provided in Regulation 2409.02 after trading in such contracts has ceased. (10/01/94)

2409.02 Liquidation in the Last Seven Days of Delivery Months - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 2409.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes or Bonds (Regulation 2442.01) or by mutual agreement by means of a bona fide exchange of such current futures for actual U.S. Treasury Notes or Bonds or comparable instruments or by mutual agreement by means of a bona fide exchange of such current futures for, or in connection with, a swap transaction (per Regulation 444.04). Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (03/01/04)

2412.12 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/94)

                                      2403

Ch24 Delivery Procedures

2436.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. Treasury Notes which have an actual maturity of not less than six and one-half years and not more than ten years. All notes delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete quarter year increments (i.e. 8 years, 10 months, 17 days is taken to be 8 years, 9 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount at which the short invoices the long.

U.S. Treasury Notes deliverable against futures contracts under these regulations must have semi-annual coupon payments.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)


2442.01 Deliveries of Futures Contracts - Deliveries against long term U.S. Treasury Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2480.01) in accordance with Department of Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Clearing Services Provider by 8:00 p.m. (Chicago time), or by such other time designated by the Exchange, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time), or by such other time designated by the Exchange, on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes in place at his bank in acceptable (to his bank) delivery form no later than 10:00 a.m. (Chicago time), or by such other time designated by the Exchange, on delivery day. The short Clearing Member must notify his bank (Regulation 2480.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account at the long Clearing Member's bank on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time), or by such other time designated by the Exchange, and notify his bank (Regulation 2480.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 2480.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time), or by such other time designated by the Exchange, on delivery day. All deliveries must be assigned by the Clearing Services Provider. Where a futures commission merchant as a clearing member has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it received from its customers who are short. (01/01/04)


2442.02 Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or thbulletinClearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2442.01 and 2449.04 and that all other provisions of Regulations of 2442.01 and 2449.04 have been complied with. (10/01/94)

                                      2404

                           Ch24 Delivery Procedures
                           ------------------------

2446.01 Date of Delivery - Delivery of long term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of long term U.S. Treasury Notes must be made no later than the last business day of that month. (10/01/94)

2447.01  Delivery Notices - (See Regulation 1047.01) (10/01/94)

2448.01  Method of Delivery - (See Regulation 1048.01) (10/01/94)

2449.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/94)

2449.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)


2449.03 Sellers Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing Services Provider shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing Services Provider by 2:00 p.m., or by such other time designated by the Exchange, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing Services Provider by 3:00 p.m., or by such other time designated by the Exchange. Upon receipt of such invoices, the Clearing Services Provider shall promptly make them available to buyers to whom they are addressed. (01/01/04)

2449.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery, or such other time designated by the Exchange, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. or such other time designated by the Exchange, the next business day. Adjustments for differences between contract prices and delivery prices established by the Clearing Services Provider shall be made with the Clearing Services Provider in accordance with its rules, policies and procedures. (01/01/04)


2449.05 Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)


2450.01  Failure to Deliver - (See Regulation 1050.01) (01/01/04)

2454.01  Failure to Deliver - (See Regulation 1054.01) (01/01/04)


                                      2405

Ch24 Regularity of Banks

2480.01 Banks - For purposes of these regulations relating to trading in long term U.S. Treasury Notes, the word "Bank" (Regulation 2442.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)



                                      2406

===============================================================================
Chapter m24
CBOT mini-sized Long Term U.S. Treasury Notes
===============================================================================

     Chm24 Trading Conditions...........................................  m2402
         m2401.01   Authority...........................................  m2402
         m2402.01   Application of Regulations..........................  m2402
         m2403.01   Emergencies, Acts of God, Acts of Government........  m2402
         m2403.02   Derivative Markets..................................  m2402
         m2404.01   Unit of Trading.....................................  m2402
         m2405.01   Months Traded In....................................  m2402
         m2406.01   Price Basis.........................................  m2402
         m2407.01   Hours of Trading....................................  m2402
         m2409.01   Last Day of Trading.................................  m2402
         m2409.02   Liquidation in the Last Seven Days of the
                      Delivery Month....................................  m2403
         m2410.01   Margin Requirements.................................  m2403
         m2412.01   Position Limits and Reportable Positions............  m2403

     Chm24 Delivery Procedures..........................................  m2403
         m2436.01   Standards...........................................  m2403
         m2442.01   Deliveries on Futures Contracts.....................  m2403
         m2442.02   Wire Failure........................................  m2403
         m2446.01   Date of Delivery....................................  m2403
         m2447.01   Delivery Notices....................................  m2403
         m2448.01   Method of Delivery..................................  m2403
         m2449.00   Time of Delivery, Payment, Form of Delivery Notice..  m2403
         m2449.02   Buyer's Report of Eligibility to Receive Delivery...  m2403
         m2449.03   Seller's Invoice to Buyers..........................  m2403
         m2449.04   Payment.............................................  m2403
         m2449.05   Buyers Banking Notification.........................  m2403

         m2450.01   Failure to Deliver..................................  m2403

         m2454.00   Failure to Accept Delivery..........................  m2403

         m2454.01   Failure to Accept Delivery..........................  m2403


     Chm24 Regularity of Banks..........................................  m2403
         m2480.01   Banks...............................................  m2403

                                     m2401

===============================================================================
Chapter m24
CBOT mini-sized Long Term U.S. Treasury Notes
===============================================================================

Chm24 Trading Conditions

m2401.01 Authority - Trading in mini-sized long term U.S. Treasury Note futures may be conducted under such terms and conditions as may be prescribed by regulation. (10/01/01)

m2402.01 Application of Regulations - Futures transactions in mini-sized long term U.S. Treasury Notes shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in mini-sized long term U.S. Treasury Notes. (10/01/01)

m2403.01 Emergencies, Acts of God, Acts of Government - (See Regulation 2403.01) (10/01/01)


m2403.02 Derivative Markets - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement price shall be set at the fair market value of the contract at the close of trading. (01/01/04)


m2404.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of fifty thousand dollars ($50,000) or multiples thereof. (10/01/01)

m2405.01  Months Traded In - (See Regulation 2405.01)  (10/01/01)

m2406.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (10/01/01)


m2407.01 Hours of Trading - The hours of trading for future delivery in mini-sized Long Term U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon, subject to the provisions of Regulation 9B.02. (11/01/01)


m2409.01  Last Day of Trading - (See Regulation 2409.01)  (10/01/01)

m2409.02 Liquidation in the Last Seven Days of the - (See Regulation 2409.02) (10/01/01) Delivery Month

m2410.01  Margin Requirements - (See Regulation 431.03)  (10/01/01)

m2412.01 Position Limits and Reportable Positions - (See 425.01 and 425.10) (10/01/01)

                                     m2402

Chm24 Delivery Procedures

m2436.01  Standards - (See Regulation 2436.01)  (10/01/01)

m2442.01  Deliveries on Futures Contracts - (See Regulation 2442.01) (10/01/01)

m2442.02  Wire Failure - (See Regulation 2442.02) (10/01/01)

m2446.01  Date of Delivery -(See Regulation 2446.01) (10/01/01)

m2447.01  Delivery Notices - (See Regulation 2447.01) (10/01/01)

m2448.01  Method of Delivery - (See Regulation 1048.01) (10/01/01)

m2449.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/01)

m2449.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/01)

m2449.03  Seller's Invoice to Buyers - (See Regulation 2449.03) (10/01/01)

m2449.04  Payment - (See Regulation 2449.04) (10/01/01)

m2449.05  Buyer's Banking Notification - (See Regulation 2449.05) (10/01/01)


m2450.01  Failure to Deliver - (See Regulation 1050.01) (01/01/04)


m2454.00  Failure to Accept Delivery - (See Rule 1054.00) (10/01/01)


m2454.01  Failure to Accept Delivery - (See Regulation 1054.01) (01/01/04)


Chm24 Regularity of Banks

m2480.01  Banks - (See Regulation 2480.01) (10/01/01)


                                     m2403

================================================================================
Chapter 25
Medium Term U.S. Treasury Notes (5 Year)
================================================================================

    Ch25 Trading Conditions................................................ 2502
      2501.00  Authority................................................... 2502
      2502.01  Application of Regulation................................... 2502
      2503.01  Emergencies, Acts of God, Acts of Government................ 2502
      2504.01  Unit of Trading............................................. 2502
      2505.01  Months Traded In............................................ 2502
      2506.01  Price Basis................................................. 2502
      2509.01  Last Day of Trading......................................... 2502
      2509.02  Liquidation in the Last Seven Days of the Delivery Month.... 2503
      2510.01  Margin Requirements......................................... 2503

    Ch25 Delivery Procedures............................................... 2504
      2536.01  Standards................................................... 2504
      2542.01  Deliveries on Futures Contracts............................. 2504
      2542.02  Wire Failure................................................ 2504
      2546.01  Date of Delivery............................................ 2504
      2547.01  Delivery Notices............................................ 2505
      2548.01  Method of Delivery.......................................... 2505
      2549.00  Time of Delivery, Payment, Form of Delivery Notice.......... 2505
      2549.02  Buyer's Report of Eligibility to Receive Delivery........... 2505
      2549.03  Seller's Invoice to Buyers.................................. 2505
      2549.04  Payment..................................................... 2505
      2549.05  Buyers Banking Notification................................. 2505
      2550.00  Duties of Members........................................... 2505

      2550.01  Failure to Deliver.......................................... 2505

      2551.01  Office Deliveries Prohibited................................ 2505
      2554.00  Failure to Deliver.......................................... 2505

      2554.01  Failure to Accept Delivery.................................. 2505


    Ch25 Regularity of Banks............................................... 2506
      2580.01  Banks....................................................... 2506

                                      2501

================================================================================
Chapter 25
Medium Term U.S. Treasury Notes (5 Year)
================================================================================
Ch25 Trading Conditions

2501.00  Authority - (See Rule 1701.00) (10/01/94)

2502.01 Application of Regulations - Futures transactions in medium term U.S. Treasury Notes shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in medium term U.S. Treasury Notes. (09/01/00)

2503.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. For example, and without limiting the Board's power, it may extend delivery dates and designate alternative delivery points in the event of conditions interfering with the normal operations of approved facilities.

In the event the Board determines that there exists a shortage of deliverable U.S. Treasury Notes, it may, upon a two-thirds vote under Rule 180.00, take such action as may in the Board's sole discretion appear necessary to prevent, correct or alleviate the condition. Without limiting the foregoing or the authority of the Board under Rule 180.00, the Board may:

(1) designate as deliverable, U.S. Treasury Bonds otherwise meeting the specifications and requirements stated in this chapter;

(2) designate as deliverable one or more issues of U.S. Treasury Notes and/or U.S. Treasury Bonds having maturities shorter than four years and two months, or longer than five years and two months and otherwise meeting the specifications and requirements stated in this chapter.

(3) determine a cash settlement based on the current cash value of a 6% coupon rate, five year U.S. Treasury Note, as determined by using the current cash market yield curve for U.S. Treasury securities on the last day of trading. (03/01/00)

2504.01 Unit of Trading - The unit of trading shall be United States Treasury Notes having a face value at maturity of one hundred thousand dollars ($100,000) or multiples thereof. (10/01/94)

2505.01 Months Traded In - Trading in Medium-Term U.S. Treasury notes futures may be scheduled in such months as determined by the Exchange. (03/01/00)

2506.01 Price Basis - Minimum price fluctuations shall be in multiples of one-half of one thirty-second (1/32) point per 100 points ($15.625 rounded up to the nearest 1c per contract) except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract). Par shall be on the basis of 100 points. Contracts shall not be made on any other price basis. (02/01/01)

2507.01 Hours of Trading - The hours of trading for future delivery in U.S. Treasury Notes shall be determined by the Board. On the last day of trading in an expiring future, the closing time for such future shall be 12:00 noon subject to the provisions of the second paragraph of Rule 1007.00. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (10/01/94)

2509.01 Last Day of Trading - No trades in medium term U.S. Treasury Note futures deliverable in the current month shall be made during the last seven business days of that month and any contracts remaining open must be settled by delivery as provided in Regulation 2509.02 after trading in such contracts has ceased. (10/01/94)

                                      2502

                            Ch25 Trading Conditions

2509.02 Liquidation in the Last Seven Days of the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased in accordance with Regulation 2509.01 of this chapter, outstanding contracts may be liquidated by the delivery of book-entry U.S. Treasury Notes (Regulation 2542.01) or by mutual agreement by means of bona fide exchange of such current futures for actual U.S. Treasury Notes or comparable instruments, or by mutual agreement by means of a bona fide exchange of such current futures for, or in connection with, a swap transaction (per Regulation 444.04). Such exchange must, in any event, be made no later than the fifth business day immediately preceding the last business day of the delivery month. (03/01/04)

2510.01  Margin Requirements - (See Regulation 431.03) (10/01/94)


                                      2503

Ch25 Delivery Procedures

2536.01 Standards - The contract grade for delivery on futures contracts made under these regulations shall be U.S. notes which have an original maturity of not more than 5 years three months and which have a remaining maturity of not less than four years and two months as defined below. To be delivered in the current month, the note must have been issued by the Treasury before the last day of trading in the current month. All notes or bonds delivered against a contract must be of the same issue. For settlement, the time to maturity of a given issue is calculated in complete one month increments (i.e. 4 years, 5 months and 14 days is taken to be 4 years and 5 months) from the first day of the delivery month. The price at which a note with this time to maturity and with the same coupon rate as this issue will yield 6%, according to bond tables prepared by the Financial Publishing Co. of Boston, Mass., is multiplied by the settlement price to arrive at the amount which the short invoices the long.

Interest accrued on the notes shall be charged to the long by the short in accordance with Department of the Treasury Circular 300, Subpart P.

New issues of U.S. Treasury Notes which satisfy the standards in this regulation shall be added to the deliverable grade as they are issued. If during the auction of a note which will meet the standards of this chapter the Treasury re-opens an existing issue, thus rendering the existing issue indistinguishable from the newly auctioned one, the older issue is deemed to meet the standards of this chapter and would be deliverable. The Exchange shall have the right to exclude any new issue from deliverable status or to further limit outstanding issues from deliverable status. (03/01/00)


2542.01 Deliveries on Futures Contracts - Deliveries against medium term U.S. Treasury Note futures contracts shall be by book-entry transfer between accounts of Clearing Members at qualified banks (Regulation 2580.01) in accordance with Department of Treasury Circular 300, Subpart O: Book-Entry Procedure. Delivery must be made no later than the last business day of the month. Notice of intention to deliver shall be given to the Clearing Services Provider by 8:00 p.m. (Chicago time), or by such other time designated by the Exchange, on the second business day preceding delivery day. In the event the long Clearing Member does not agree with the terms of the invoice received from the short Clearing Member, the long Clearing Member must notify the short Clearing Member, and the dispute must be settled by 9:30 a.m. (Chicago time), or such other time designated by the Exchange, on delivery day. The short Clearing Member must have contract grade U.S. Treasury notes at his bank in acceptable (to his bank) delivery form by 10:00 a.m. (Chicago time), or such other time designated by the Exchange, on delivery day. The short Clearing Member must notify his bank (Regulation 2580.01) to transfer contract grade U.S. Treasury notes by book-entry to the long Clearing Member's account on a delivery versus payment basis. That is, payment shall not be made until the notes are delivered. On delivery day, the long Clearing Member must make funds available by 7:30 a.m. (Chicago time), or such other time designated by the Exchange, and notify his bank (Regulation 2580.01) to accept contract grade U.S. Treasury notes and to remit federal funds to the short Clearing Member's account at the short Clearing Member's bank (Regulation 2580.01) in payment for delivery of the notes. Contract grade U.S. Treasury notes must be transferred and payment must be made before 1:00 p.m. (Chicago time), or such other time designated by the Exchange, on delivery day. All deliveries must be assigned by the Clearing Services Provider. Where a futures commission merchant as a clearing member has an interest both long and short for customers on its own books, it must tender to the Clearing Services Provider such notices of intention to deliver as it received from its customers who are short. (01/01/04)


2542.02 Wire Failure - In the event that delivery cannot be accomplished because of a failure of the Federal Reserve wire or because of a failure of either the long Clearing Member's bank or the short Clearing Member's bank access to the Federal Reserve wire, delivery shall be made before 9:30 a.m. on the next business day on which the Federal Reserve wire is operable. Interest shall accrue to the long paid by the short beginning on the day at which the notes were to be originally delivered.

In the event of such failure, both the long and short must provide documented evidence that the instructions were given to their respective banks in accordance with Regulations 2542.01 and 2549.04 and that all other provisions of Regulations of 2542.01 and 2549.04 have been complied with. (10/01/94)

2546.01 Date of Delivery - Delivery of medium term U.S. Treasury Notes may be made by the short upon any permissible delivery day of the delivery month the short may select. Delivery of

                                      2504

                           Ch25 Delivery Procedures

medium term U.S. Treasury Notes must be made no later than the last business day of that month. (10/01/94)

2547.01  Delivery Notices - (See Regulation 1047.01) (10/01/94)

2548.01  Method of Delivery - (See Regulation 1048.01) (10/01/94)

2549.00 Time of Delivery, Payment, Form of Delivery Notice - (See Rule 1049.00) (10/01/94)

2549.02 Buyer's Report of Eligibility to Receive Delivery - (See Regulation 1049.02) (10/01/94)


2549.03 Seller's Invoice to Buyers - Upon determining the buyers obligated to accept deliveries tendered by issuers of delivery notices, the Clearing Services Provider shall promptly furnish each issuer the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer. Thereupon, sellers (issuers of delivery notices) shall prepare invoices addressed to their assigned buyers, describing the documents to be delivered to each such buyer. Such invoices shall show the amount which buyers must pay to sellers in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider, and adjusted for applicable interest payments. Such invoices shall be delivered to the Clearing Services Provider by 2:00 p.m., or by such other time designated by the Exchange, on the day of intention except on the last intention day of the month, where such invoices shall be delivered to the Clearing Services Provider by 3:00 p.m., or by such other time designated by the Exchange. Upon receipt of such invoices, the Clearing Services Provider shall promptly make them available to buyers to whom they are addressed. (01/01/04)

2549.04 Payment - Payment shall be made in federal funds. The long obligated to take delivery must take delivery and make payment before 1:00 p.m. on the day of delivery, or by such other time designated by the Exchange, except on banking holidays when delivery must be taken and payment made before 9:30 a.m. or by such other time designated by the Exchange, the next banking business day. Adjustments for differences between contract prices and delivery prices established by the Clearing Services Provider shall be made with the Clearing Services Provider in accordance with its rules, policies and procedures. (01/01/04)


2549.05 Buyers Banking Notification - The long Clearing Member shall provide the short Clearing member by 4:00 p.m. (5:00 p.m. EST) on the day of intention, one business day prior to delivery day, with a Banking Notification. The Banking Notification form will include the following information: the identification number and name of the long Clearing Member; the delivery date; the notification number of the delivery assignment; the identification number and name of the short Clearing Member making delivery; the quantity of the contract being delivered; the long Clearing Member's bank, account number and specific Federal Wire instructions for the transfer of U.S. securities. (10/01/94)

2550.00  Duties of Members - (See Rule 1050.00) (10/01/94)


2550.01  Failure to Deliver - (See Regulation 1050.01) (01/01/04)


2551.01  Office Deliveries Prohibited - (See Regulation 1051.01) (10/01/94)

2554.00  Failure to Accept Delivery - (See Rule 1054.00) (10/01/94)


2554.01  Failure to Accept Delivery - (See Regulation 1054.01) (01/01/04)


                                      2505

Ch25 Regularity of Banks

2580.01 Banks - For purposes of these regulations relating to trading in U.S. Treasury notes, the word "Bank" (Regulation 2542.01) shall mean a U.S. commercial bank (either Federal or State charter) that is a member of the Federal Reserve System and with capital (capital, surplus, and undivided earnings) in excess of one hundred million dollars ($100,000,000). (10/01/94)


                                      2506

================================================================================
Chapter 26
CBOT mini-sized Three-Month Eurodollar Time Deposits
================================================================================
     Ch26 Trading Conditions..............................................  2602
          2601.01  Authority..............................................  2602
          2602.01  Application of Regulations.............................  2602
          2603.01  Derivative Markets.....................................  2602
          2604.01  Unit of Trading........................................  2602
          2605.01  Months Traded In.......................................  2602
          2606.01  Price Basis............................................  2602
          2607.01  Hours of Trading.......................................  2602
          2609.01  Last Day of Trading....................................  2602
          2610.01  Margin Requirements....................................  2602
          2612.01  Position Limits and Reportable Positions...............  2602

     Ch26 Delivery Procedures.............................................  2603
          2636.01  Standards..............................................  2603
          2642.01  Deliveries of Futures Contracts........................  2603
          2647.01  Payment................................................  2603

================================================================================
Chapter 26
CBOT mini-sized Three-Month Eurodollar Time

Deposits
================================================================================

Ch26 Trading Conditions

2601.01   Authority - Trading in mini-sized Eurodollar futures may be conducted under such terms and conditions as may be prescribed by regulation. (12/01/01)

2602.01   Application of Regulations - Futures transactions in mini-sized
Eurodollars shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in mini-sized Eurodollars. (12/01/01)


2603.01   Derivative Markets - Settlement prices shall be set in accordance with this regulation consistent with the settlement prices of the primary market. Contract settlement prices therein shall be set equal to the settlement prices of the corresponding contracts of the primary market for such commodity. Where a particular contract has opened on the Exchange for which the primary market has established no settlement price, the Clearing Services Provider shall set a settlement price consistent with the spread relationships of other contracts; provided, however, that if the contract is not subject to daily price fluctuation limits then the settlement price shall be set at the fair market value of the contract at the close of trading. (01/01/04)


2604.01   Unit of Trading - The unit of trading shall be three-month Eurodollar time deposits in the amount of $500,000. (12/01/01)

2605.01   Months Traded in - Trading in mini-sized Eurodollar futures may be scheduled in such months as determined by the Exchange. (12/01/01)

2606.01   Price Basis - Minimum price fluctuations shall be one-half of one basis point (0.005) of $500,000 on a 90-day basis, or $6.25 per contract. Prices shall be quoted in terms of an index consisting of the difference between the number 100.00 and the three-month Eurodollar yield on an annual basis for a 360-day year. (For example, a deposit rate of 4.50 percent shall be quoted as 95.50.) Contracts shall not be made on any other price basis. (12/01/01)

2607.01   Hours of Trading - The hours of trading for future delivery in mini-sized Eurodollar futures shall be determined by the Exchange. (12/01/01)

2609.01   Last Day of Trading The last day of trading in Eurodollar futures contracts, deliverable in the current month, shall be the second London bank business day immediately preceding the third Wednesday of the contract month. On the last day of trading in an expiring future, the closing time for such future shall be 11:00 a.m. (London time)*, subject to the provisions of Regulation 9B.02. (12/01/01)

*This is 5:00 a.m. (Chicago time) except when Daylight Saving Time is in effect in either, but not both, London or Chicago.

2610.01   Margin Requirements - (See Regulation 431.03) (12/01/01)

2612.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(12/01/01)

                                     2602

Ch26 Delivery Procedures


2636.01   Standards - Each contract which is not offset prior to the expiration of trading shall be offset with the clearing house on the second London bank business day immediately preceding the third Wednesday of the contract month at a settlement price established by the International Monetary Market for settlement of its corresponding expiring Three-Month Eurodollar Time Deposits futures contract. If the foregoing date for cash settlement is an Exchange holiday, each contract which is not offset prior to the expiration of trading shall be offset with the Clearing Services Provider on the next succeeding Exchange business day. (01/01/04)

2642.01 Deliveries of Futures Contracts - Deliveries against mini-sized Eurodollar futures contracts must be made through the Clearing Services Provider. Delivery under these regulations shall be made on settlement day and shall be accomplished by cash settlement as hereinafter provided.

The Clearing Services Provider will advise clearing members holding open positions in mini-sized Eurodollar futures contracts deliverable in the current month of the final settlement price established for that month, as soon as practicable on settlement day. Clearing members shall then make payment to and receive payment through the Clearing Services Provider in accordance with normal variation settlement procedures, based on the settlement price. (01/01/04)


2647.01   Payment - (See Regulation 1049.04) (12/01/01)

                                     2603

================================================================================
Chapter 27A (Standard Options)
Long Term Treasury Note Futures Options
================================================================================


     Ch27A Trading Conditions.............................................. 2702
          A2701.00  Authority.............................................. 2702
          A2701.01  Application of Regulations............................. 2702
          A2702.01 Nature of Long Term Treasury Note Futures Put Options.. 2702 A2702.02 Nature of Long Term Treasury Note Futures Call Options. 2702
          A2703.01  Trading Unit........................................... 2702
          A2704.01  Striking Prices........................................ 2702
          A2705.01  Payment of Option Premium.............................. 2702
          A2706.01  Option Premium Basis................................... 2702
          A2707.01  Exercise of Option..................................... 2703
          A2707.02  Automatic Exercise..................................... 2703
          A2707.03  Corrections to Option Exercises........................ 2703
          A2708.01  Expiration of Option................................... 2703
          A2709.01  Months Traded In....................................... 2703
          A2710.01  Trading Hours.......................................... 2703
          A2711.01  Position Limits and Reportable Positions............... 2703
          A2712.01  Margin Requirements.................................... 2703
          A2713.01  Last Day of Trading.................................... 2703


                                     2701A

================================================================================
Chapter 27A (Standard Options)
Long Term Treasury Note Futures Options
================================================================================

Ch27A Trading Conditions

A2701.00  Authority - (See Rule 2801.00)  (10/01/94)

A2701.01 Application of Regulations - Transactions in put and call options on Long Term Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Long Term Treasury Note futures contracts. (See Rule 490.00) (09/01/00)

A2702.01 Nature of Long Term Treasury Note Futures Put Options - The buyer of one (1) Long Term Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 2707.01), to assume a short position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A2702.02 Nature of Long Term Treasury Note Futures Call Options - The buyer of one (1) Long Term Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 2707.01), to assume a long position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Long Term Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Long Term Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A2703.01 Trading Unit - One (1) $100,000 face value Long Term Treasury Note futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)


A2704.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one (1) point per Long Term Treasury Note futures contract. At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Long Term Treasury Note futures contract, and the next twenty-five (25) consecutive higher and the next twenty-five (25) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least twenty-five (25) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new striking prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (04/01/04)



A2705.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (01/01/04)


A2706.01 Option Premium Basis - The Premium for Long Term Treasury Note futures options

                                      2702A

                           Ch27A Trading Conditions
                           ------------------------

shall be in multiples of one sixty-fourth (1/64) of one percent (1%) of a $100,000 Long Term Treasury Note futures contract which shall equal $15.625 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (07/01/03)


A2707.01 Exercise of Option - The buyer of a Long Term Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (01/01/04)






A2707.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2707.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (01/01/04)






A2707.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (01/01/04)

A2708.01 Expiration of Option - Unexercised Long Term Treasury Note futures options shall expire at 7:00 p.m. on the last day of trading. (01/01/04)


A2709.01 Months Traded In - Trading may be conducted in Long Term Treasury Note futures options for a thirty six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A2710.01 Trading Hours - The hours of trading of options on Long Term Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option the closing time for such option shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Long Term Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A2711.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

A2712.01 Margin Requirements - (See Regulation 431.05) (10/01/94)

A2713.01 Last Day of Trading - No trades in Long Term Treasury Note futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Long Term Treasury Note futures contract, on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, or there is a Friday which is not a business day which precedes by one business day the last business day of the month preceding the option month, the last day of trading shall be the business day prior to such Friday. (07/01/01)

                                     2703A

                           Ch27A Trading Conditions
                           ------------------------



                                     2704A

================================================================================
Chapter 27B (Flexible Options)
Long Term Treasury Note Flexible Options
================================================================================

     Ch27B Trading Conditions............................................. 2706B
          B2702.03  Nature of Flexible Options............................ 2706B
          B2703.01  Trading Unit.......................................... 2706B
          B2704.01  Strike Prices......................................... 2706B
          B2707.01  Exercise of Flexible Options.......................... 2706B
          B2707.02  Automatic Exercise.................................... 2706B
          B2708.01  Expiration Date....................................... 2707B
          B2709.01  Months Traded In...................................... 2707B
          B2713.01  Last Day of Trading................................... 2707B
          B2715.01  Exercise Style........................................ 2707B
          B2716.01  Underlying Futures Contract for Flexible Options...... 2707B
          B2717.01  Initiating a Flexible Option Contract Series.......... 2707B
          B2719.01  RFQ Trading Interval.................................. 2707B
          B2720.01  Expiration of an RFQ.................................. 2707B
          B2721.01  Reporting of Flexible Option Trades................... 2707B

                                     2705B

===============================================================================
Chapter 27B (Flexible Options)
Long Term Treasury Note Flexible Options
===============================================================================

     Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 2702.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 2701.00, 2701.01, 2702.01, 2702.02, 2705.01,
           2706.01, 2710.01, 2711.01, 2712.01, and 2714.01 remain in effect for both standard and Flexible options.

Ch27B Trading Conditions

B2702.03 Nature of Flexible Options - Flexible options on Long Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Long Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 2707.01, 2707.02, 2708.01, and 2713.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B2703.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B2704.01 Strike Prices - Strike prices for flexible options must be specified in points and 32nd's of points per Long Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 32nd point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)


B2707.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange. No exceptions to the 6:00 p.m. exercise deadline, or such other deadline designated by the Exchange, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B2707.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B2708.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least two business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 7:00 p.m. on the last trading


                                      2706B

                           Ch27B Trading Conditions
                           ------------------------

day.


However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)


B2709.01 Months Traded In - Trading my be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (05/01/94)

B2713.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2702.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B2715.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B2716.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B2717.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series. If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 2719.01) will exist. (02/01/01)

B2719.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B2720.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B2721.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 2702.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     2707B

================================================================================
Chapter 28A (Standard Options)
T-Bond Futures Options
================================================================================
      Ch28A Trading Conditions..........................................  2802A
         A2801.00    Authority..........................................  2802A
         A2801.01    Application of Regulations.........................  2802A
         A2802.01    Nature of U.S. Treasury Bond Futures Put Options...  2802A
         A2802.02    Nature of U.S. Treasury Bond Futures Call Options..  2802A
         A2803.01    Trading Unit.......................................  2802A
         A2804.01    Striking Prices....................................  2802A
         A2805.01    Payment of Option Premium..........................  2803A
         A2806.01    Option Premium Basis...............................  2803A
         A2807.01    Exercise of Option.................................  2803A
         A2807.02    Automatic Exercise.................................  2803A
         A2807.03    Corrections to Option Exercises....................  2804A
         A2808.01    Expiration of Option...............................  2803A
         A2809.01    Months Traded In...................................  2803A
         A2810.01    Trading Hours......................................  2803A
         A2811.01    Position Limits and Reportable Positions...........  2804A
         A2812.01    Margin Requirements................................  2804A
         A2813.01    Last Day of Trading................................  2804A


                                     2801A

================================================================================
Chapter 28A (Standard Options)
T-Bond Futures Options
================================================================================

Ch28A Trading Conditions

A2801.00 Authority - Trading in put and call options on futures contracts and on commodities may be conducted under such terms and conditions as may be prescribed by regulation. (10/01/94).

A2801.01 Application of Regulations - Transactions in put and call options on U.S. Treasury Bond futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on U.S. Treasury Bond futures contracts. (See Rule 490.00) (09/01/00)

A2802.01  Nature of U.S. Treasury Bond Futures Put Options - The buyer of one
(1) U.S. Treasury Bond futures put option may exercise his option at any time prior to expiration (subject to Regulation 2807.01), to assume a short position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) U.S. Treasury Bond futures put option incurs the obligation of assuming a long position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A2802.02  Nature of U.S. Treasury Bond Futures Call Options - The buyer of one
(1) U.S. Treasury Bond futures call option may exercise his option at any time prior to expiration (subject to Regulation 2807.01), to assume a long position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) U.S. Treasury Bond futures call option incurs the obligation of assuming a short position in one (1) U.S. Treasury Bond futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A2803.01 Trading Unit - One (1) $100,000 face value U.S. Treasury Bond futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)


A2804.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one (1) point per U.S. Treasury Bond futures contract as follows: At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the U.S. Treasury Bond futures contract's previous day's settlement price, and the next thirty (30) consecutive higher and the next thirty (30) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least thirty (30) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new striking prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (04/01/04)



A2805.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time


                                      2802A

                           Ch28A Trading Conditions
                           ------------------------


that the option is purchased, or within a reasonable time after the option is purchased. (01/01/04)


A2806.01 Option Premium Basis - The Premium for U.S. Treasury Bond futures options shall be in multiples of one sixty-fourth (1/64) of one percent (1%) of a $100,000 U.S. Treasury Bond futures contract which shall equal $15.625 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (07/01/03)


A2807.01 Exercise of Option - The buyer of a U.S. Treasury Bond futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (01/01/04)





A2807.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2807.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (01/01/04)





A2807.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:OO p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (01/01/04)

A2808.01 Expiration of Option- Unexercised U.S. Treasury Bond futures options shall expire at 7:00 p.m. on the last day of trading. (01/01/04)


A2809.01 Months Traded In - Trading may be conducted in U.S. Treasury Bond futures options for a thirty-six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board (06/01/99)

A2801.01 Trading Hours - The hours of trading of options in U.S. Treasury Bond futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding U.S. Treasury Bond futures contracts, subject to the provisions of the second paragraph of Rule 1007.00. U.S. Treasury Bond futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regular Compliance Committee shall direct. (04/01/00) A28011.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

A2812.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

A2813.01 Last Day of Trading - No trades in U.S. Treasury Bond futures options expiring in the current month shall be made after the close of the Regular Daytime open outcry trading session for the corresponding U.S. Trading Bond futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If

                                     2803A

                           Ch28A Trading Conditions
                           ------------------------

such Friday is not a business day, or there is a Friday which is not a business day which precedes by one [four] business day the last business day of the month preceding the option month, the last day of trading shall be the business day prior to such Friday. (07/01/01)



                                     2804A

===============================================================================
Chapter 28B (Flexible Options)
Treasury Bond Flexible Options
===============================================================================

     Ch28B Trading Conditions...                                          2806B
         B2802.03   Nature of Flexible Options.........................   2806B
         B2803.01   Trading Unit.......................................   2806B
         B2804.01   Strike Prices......................................   2806B
         B2807.01   Exercise of Flexible Options.......................   2806B
         B2807.02   Automatic Exercise.................................   2806B
         B2808.01   Expiration Date....................................   2807B
         B2809.01   Months Traded In...................................   2807B
         B2813.01   Last Day of Trading................................   2807B
         B2815.01   Exercise Style.....................................   2807B
         B2816.01   Underlying Futures Contract for Flexible Options...   2807B
         B2817.01   Initiating a Flexible Option Contract Series.......   2807B
         B2819.01   RFQ Trading Interval...............................   2807B
         B2820.01   Expiration of an RFQ...............................   2807B
         B2821.01   Reporting of Flexible Option Trades................   2807B

                                     2805B

================================================================================
Chapter 28B (Flexible Options)
Treasury Bond Flexible Options
================================================================================

    Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 2802.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 2801.00, 2801.01, 2802.01, 2802.02, 2805.01,
           2806.01, 2810.01, 2811.01, 2812.01, and 2814.01 remain in effect for both standard and Flexible options.

Ch28B Trading Conditions

B2802.03 Nature of Flexible Options - Flexible options on U.S. Treasury Bond futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on U.S. Treasury Bond futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 2807.01, 2807.02, 2808.01, and 2813.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/ futures spread involving puts, calls or futures. (09/01/00)

B2803.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B2804.01 Strike Prices - Strike prices for flexible options must be specified in points and 32nd's of points per U.S. Treasury Bond futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 32nd point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)


B2807.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange. No exceptions to the 6:00 p.m. exercise deadline, or such other deadline designated by the Exchange, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B2807.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B2808.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least two business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 7:00 p.m. on the last trading


                                     2806B

                           Ch28B Trading Conditions
                           ------------------------

day.


However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2902.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)




B2809.01 Months Traded In - Trading may be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B2813.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 2802.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B2815.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B2816.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B2817.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 2819.01) will exist. (02/01/01)

B2819.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B2820.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B2821.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 2802.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     2807B

================================================================================
Chapter 29
Soybean Futures Options
================================================================================
     Ch29 Trading Conditions.............................................. 2902
          2901.00  Authority.............................................. 2902
          2901.01  Application of Regulations............................. 2902
          2902.01  Nature of Soybean Futures Put Options.................. 2902
          2902.02  Nature of Soybean Futures Call Options................. 2902
          2903.01  Trading Unit........................................... 2902
          2904.01  Striking Prices........................................ 2902
          2905.01  Payment of Option Premium.............................. 2903
          2906.01  Option Premium Basis................................... 2903
          2907.01  Exercise of Option..................................... 2903
          2907.02  Automatic Exercise..................................... 2903
          2907.03  Corrections to Option Exercises........................ 2903
          2908.01  Expiration of Option................................... 2903
          2909.01  Months Traded.......................................... 2903
          2910.01  Trading Hours.......................................... 2904
          2911.01  Position Limits and Reportable Positions............... 2904
          2912.01  Margin Requirements.................................... 2904
          2913.01  Last Day of Trading.................................... 2904
          2914.01  Option Premium Fluctuation Limits...................... 2904


                                     2901

================================================================================
Chapter 29
Soybean Futures Options
================================================================================

Ch29 Trading Conditions

2901.00  Authority - (See Rule 2801.00).  (10/01/94)

2901.01 Application of Regulations - Transactions in put and call options on Soybean futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean futures contracts. (See Rule 490.00). (10/01/94)

2902.01 Nature of Soybean Futures Put Options - The buyer of one (1) Soybean futures put option may exercise his option at any time prior to expiration, (subject to Regulation 2907.01), to assume a short position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean futures put option incurs the obligation of assuming a long position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

2902.02 Nature of Soybean Futures Call Options - The buyer of one (1) Soybean futures call option may exercise his option at any time prior to expiration, (subject to Regulation 2907.01), to assume a long position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean futures call option incurs the obligation of assuming a short position in one (1) Soybean futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

2903.01 Trading Unit - One (1) 5,000 bushel Soybean futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

2904.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of ten (10) cents per bushel per Soybean futures contract (i.e., 6.10, 6.20, 6.30, etc) in integral multiples of twenty (20) cents per bushel per Soybean futures contract (i.e., 6.20, 6.40, 6.60, etc.) and in integral multiples of forty (40) cents per bushel per Soybean futures contract (i.e., 6.00, 6.40, 6.80, etc.) as follows:

1. a. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of forty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that all strikes within $1.10 of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of forty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of ten cents, at the commencement of trading for options that are traded in months in which Soybean futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean futures contract and the next five consecutive higher and the next five consecutive

                                     2902

                            Ch29 Trading Conditions
                            -----------------------

         lower strikes. For example, ten-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July contract month.

     b. Over time, new ten-cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


2905.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


2906.01 Option Premium Basis - The premium for Soybean futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Soybean futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)


2907.01 Exercise of Option - The buyer of a Soybean futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day.





(12/01/03)



2907.02 Automatic Exercise - Notwithstanding the provisions of Regulation 2907.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.



(12/01/03)





2907.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)

2908.01 Expiration of Option - Unexercised Soybean futures options shall expire at 7:00 p.m. on the last day of trading. (12/01/03)


2909.01 Months Traded - Trading may be conducted in the nearby Soybean futures options

                                      2903

                            Ch29 Trading Conditions
                            -----------------------

contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

2910.01    Trading Hours - The hours of trading of options on Soybean futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

2911.01    Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/00)

2912.01    Margin Requirements - (See Regulation 431.05) (10/01/94)

2913.01    Last Day of Trading - No trades in Soybean futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)




2914.01    Option Premium Fluctuation Limits   -Trading is prohibited during any
day except for the last day of trading in a Soybean futures option at a premium of more than the trading limit for the Soybean futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                     2904

================================================================================
Chapter 30
Corn Futures Options
================================================================================


     Ch30 Trading Conditions..................................   3002
          3001.00  Authority..................................   3002
          3001.01  Application of Regulations.................   3002
          3002.01  Nature of Corn Futures Put Options.........   3002
          3002.02  Nature of Corn Futures Call Options........   3002
          3003.01  Trading Unit...............................   3002
          3004.01  Striking Prices............................   3002
          3005.01  Payment of Option Premium..................   3003
          3006.01  Option Premium Basis.......................   3003
          3007.01  Exercise of Option.........................   3003
          3007.02  Automatic Exercise.........................   3003
          3007.03  Corrections to Option Exercises............   3003
          3008.01  Expiration of Option.......................   3003
          3009.01  Months Traded..............................   3003
          3010.01  Trading Hours..............................   3004
          3011.01  Position Limits............................   3004
          3012.01  Margin Requirements........................   3004
          3013.01  Last Day of Trading........................   3004
          3014.01  Option Premium Fluctuation Limits..........   3004


                                     3001

================================================================================
Chapter 30
Corn Futures Options
================================================================================

Ch30 Trading Conditions

3001.00  Authority   - (See Rule 2801.00).  (10/01/94)

3001.01 Application of Regulations - Transactions in put and call options on Corn futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Corn futures contracts. (See Rule 490.00). (10/01/94)

3002.01 Nature of Corn Futures Put Options - The buyer of one (1) Corn futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3007.01), to assume a short position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Corn futures put option incurs the obligation of assuming a long position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3002.02 Nature of Corn Futures Call Options - The buyer of one (1) Corn futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3007.01), to assume a long position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Corn futures call option incurs the obligation of assuming a short position in one (1) Corn futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3003.01 Trading Unit - One (1) 5,000 bushel Corn futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3004.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) cents per bushel per Corn futures contract (i.e., 2.55, 2.60, 2.65, etc.), in integral multiples of ten (10) cents per bushel per Corn futures contract (i.e., 2.50, 2.60, 2.70, etc.) and in integral multiples of twenty (20) cents per bushel per Corn futures contract (i.e., 2.80, 3.00, 3.20, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Corn futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

    b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

    c. In integral multiples of ten cents, over time, strikes shall be added as necessary to ensure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

    d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

    e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of five cents, at the commencement of trading for options that are traded in months in which Corn futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Corn futures contract and the next five consecutive higher and the next five consecutive lower strikes. For example, five-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July

                                     3002

                            Ch30 Trading Conditions
                            -----------------------


        contract month.


    b. Over time, new-five cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


3005.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


3006.01 Option Premium Basis - The premium for Corn futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Corn futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)


3007.01 Exercise of Option - The buyer of a Corn futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (12/01/03)





3007.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3007.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.





(12/01/03)



3007.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:OO p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)

3008.01 Expiration of Option - Unexercised Corn futures options shall expire at 7:00 p.m. on the day of trading. (12/01/03)


3009.01 Months Traded - Trading may be conducted in the nearby Corn futures options contract

                                      3003

                            Ch30 Trading Conditions
                            -----------------------


month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Corn futures are not trading underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3010.01 Trading Hours - The hours of trading of options on Corn futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as close of trading of the Regular Daytime open outcry trading session for the corresponding Corn futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Corn futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Corn futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3011.01  Position Limits - (See Regulation 425.01) (10/01/00)

3012.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

3013.01 Last Day of Trading - No trades in Corn futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Corn futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)




3014.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Corn futures option at a premium of more than the trading limit for the Corn futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                      3004

================================================================================
Chapter 31
Wheat Futures Options
================================================================================


     Ch31 Trading Conditions.................................   3102
          3101.00  Authority.................................   3102
          3101.01  Application of Regulations................   3102
          3102.01  Nature of Wheat Futures Put Options.......   3102
          3102.02  Nature of Wheat Futures Call Options......   3102
          3103.01  Trading Unit..............................   3102
          3104.01  Striking Prices...........................   3102
          3105.01  Payment of Option Premium.................   3103
          3106.01  Option Premium Basis......................   3103
          3107.01  Exercise of Option........................   3103
          3107.02  Automatic Exercise........................   3103
          3107.03  Corrections to Option Exercises...........   3103
          3108.01  Expiration of Option......................   3103
          3109.01  Months Traded.............................   3103
          3110.01  Trading Hours.............................   3104
          3111.01  Position Limits...........................   3104
          3112.01  Margin Requirements.......................   3104
          3113.01  Last Day of Trading.......................   3104
          3114.01  Option Premium Fluctuation Limits.........   3104


                                      3101

================================================================================
Chapter 31
Wheat Futures Options
================================================================================

Ch31 Trading Conditions

3101.00  Authority   - (See Rule 2801.00).  (10/01/94)

3101.01 Application of Regulations - Transactions in put and call options on Wheat futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Wheat futures contracts. (See Rule 490.00). (10/01/94)

3102.01 Nature of Wheat Futures Put Options - The buyer of one (1) Wheat futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3107.01), to assume a short position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Wheat futures put option incurs the obligation of assuming a long position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3102.02 Nature of Wheat Futures Call Options - The buyer of one (1) Wheat futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3107.01), to assume a long position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Wheat futures call option incurs the obligation of assuming a short position in one (1) Wheat futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3103.01 Trading Unit - One (1) 5,000 bushel Wheat futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3104.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) cents per bushel per Wheat futures contract (i.e. 3.70, 3.75, 3.80, etc.), in integral multiples of ten (10) cents per bushel per Wheat futures contract (i.e., 3.70, 3.80, 3.90, etc.) and in integral multiples of twenty (20) cents per bushel per Wheat futures contract (i.e., 4.00, 4.20, 4.40, etc.) as follows:

1. a. In integral multiples of ten cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Wheat futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of ten cents, over time, strikes shall be added as necessary to ensure that all strikes within 55 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. In integral multiples of five cents, at the commencement of trading for options that are traded in months in which Wheat futures are not traded, and for standard option months, the business day they become the second deferred month, the following strike prices shall be listed: one with a strike closest to the previous day's settlement price of the underlying Wheat futures contract and the next five consecutive higher and the next five consecutive lower strikes. For example, five-cent strike price intervals for the September 2000 contract month would be added on June 26, which is the business day after the expiration of the July

                                     3102

                            Ch31 Trading Conditions
                            -----------------------

         contract month.


     b. Over time, new five-cent strike prices will be added to ensure that at least five strike prices exist above and below the previous day's trading range in the underlying futures.

3. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


3105.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


3106.01 Option Premium Basis - The premium for Wheat futures options shall be in multiples of one-eighth (1/8) of one cent per bushel of a 5,000 bushel Wheat futures contract which shall equal $6.25 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $6.00 in $1.00 increments per option contract. (10/01/94)


3107.01 Exercise of Option - The buyer of a Wheat futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day.





(12/01/03)



3107.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3107.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.





(12/01/03)



 3107.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:OO p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be mace by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)

3108.01 Expiration of Option - Unexercised Wheat futures options shall expire at 7:00 p.m. on the last day of trading. (12/01/03)


3109.01 Months Traded - Trading may be conducted in the nearby Wheat futures options

                                      3103

                            Ch31 Trading Conditions
                            -----------------------


contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Wheat futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3110.01 Trading Hours - The hours of trading of options on Wheat futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Wheat futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Wheat futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Wheat futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3111.01  Position Limits - (See Regulation 425.01) (10/01/00)

3112.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

3113.01 Last Day of Trading - No trades in Wheat futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Wheat futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)




3114.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Wheat futures option at a premium of more than the trading limit for the Wheat futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                      3104

================================================================================
Chapter 32
Soybean Oil Futures Options
================================================================================


     Ch32 Trading Conditions...................................  3202
          3201.00  Authority...................................  3202
          3201.01  Application of Regulations..................  3202
          3202.01  Nature of Soybean Oil Futures Put Options...  3202
          3202.02  Nature of Soybean Oil Futures Call Options..  3202
          3203.01  Trading Unit................................  3202
          3204.01  Striking Prices.............................  3202
          3205.01  Payment of Option Premium...................  3203
          3206.01  Option Premium Basis........................  3203
          3207.01  Exercise of Option..........................  3203
          3207.02  Automatic Exercise..........................  3203
          3207.03  Corrections to Option Exercises.............  3203
          3208.01  Expiration of Option........................  3203
          3209.01  Months Traded...............................  3203
          3210.01  Trading Hours...............................  3203
          3211.01  Position Limits and Reportable Positions....  3204
          3212.01  Margin Requirements.........................  3204
          3213.01  Last Day of Trading.........................  3204
          3214.01  Option Premium Fluctuation Limits...........  3204


                                      3201

================================================================================
Chapter 32
Soybean Oil Futures Options
================================================================================

Ch32 Trading Conditions

3201.00  Authority - (See Rule 2801.00). (10/01/94)

3201.01 Application of Regulations - Transactions in put and call options on Soybean Oil futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean Oil futures contracts. (See Rule 490.00). (10/01/94)

3202.01 Nature of Soybean Oil Futures Put Options - The buyer of one (1) Soybean Oil futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3207.01), to assume a short position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Oil futures put option incurs the obligation of assuming a long position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3202.02 Nature of Soybean Oil Futures Call Options - The buyer of one (1) Soybean Oil futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3207.01), to assume a long position in one
(1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Oil futures call option incurs the obligation of assuming a short position in one (1) Soybean Oil futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3203.01 Trading Unit - One (1) 60,000 pound Soybean Oil futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3204.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of one-half cent per pound per Soybean Oil futures contract (i.e., .210, .215, .220, etc.) for all strikes less than thirty cents and in integral multiples of one cent per pound per Soybean Oil futures contract (i.e., .300, .310, .320, etc.) for all strikes greater than or equal to thirty cents (the "first tier"); and in integral multiples of one cent per pound per Soybean Oil futures contract (i.e., .210, ..220, .230, etc.) for all strikes less than thirty cents and in integral multiples of two cents per pound per Soybean Oil futures contract (i.e., .320, ..340, .360, etc.) for all strikes greater than or equal to thirty cents (the "second tier") as follows:

1. a. Per the first tier, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean Oil futures contract and a consecutive series within 5.5 cents above and below that strike (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. Per the second tier, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. Per the first tier, over time, strikes shall be added as necessary to insure that all strikes within 5.5 cents of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. Per the second tier, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. a. Per the second tier, all strikes in which the previous day's delta factors (as determined by the Board of Trade) for both the put and call options are 0.10 or greater for two consecutive

                                     3202

                            Ch32 Trading Conditions
                            -----------------------

2. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


3205.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


3206.01 Option Premium Basis - The premium for Soybean Oil futures options shall be in multiples of five thousandths (5/1000) of one cent per pound of a 60,000 pound Soybean Oil futures contract which shall equal $3.00 per contract.

However, when both sides of the trade are closing transactions, the option premium may be equal to $1.00 or $2.00 per option contract. (10/01/94)


3207.01 Exercise of Option - The buyer of a Soybean Oil futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day.





(12/01/03)



3207.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3207.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.





(12/01/03)



3207.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services provider, or the President's designee, and such decision will be final. (12/01/03)

3208.01 Expiration of Option - Unexercised Soybean Oil futures options shall expire at 7:00 p.m. on the last day of trading. (12/01/03)


3209.01 Months Traded - Trading may be conducted in the nearby Soybean Oil futures options contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean Oil futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3210.01 Trading Hours - The hours of trading of options on Soybean Oil futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Oil futures contract, subject to the provisions of the second paragraph

                                      3203

                            Ch32 Trading Conditions
                            -----------------------


of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean Oil futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean Oil futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3211.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

3212.01  Margin Requirements - (See Regulation 431.05) (10/01/94)

3213.01 Last Day of Trading - No trades in Soybean Oil futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Oil futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)




3214.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Soybean Oil futures option at a premium of more than the trading limit for the Soybean Oil futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                     3204

================================================================================
Chapter 33
Soybean Meal Futures Options
================================================================================


     Ch33 Trading Conditions......................................   3302
          3301.00  Authority......................................   3302
          3301.01  Application of Regulations.....................   3302
          3302.01  Nature of Soybean Meal Futures Put Options.....   3302
          3302.02  Nature of Soybean Meal Futures Call Options....   3302
          3303.01  Trading Unit...................................   3302
          3304.01  Striking Prices................................   3302
          3305.01  Payment of Option Premium......................   3303
          3306.01  Option Premium Basis...........................   3303
          3307.01  Exercise of Option.............................   3303
          3307.02  Automatic Exercise.............................   3303
          3307.03  Corrections to Option Exercises................   3303
          3308.01  Expiration of Option...........................   3304
          3309.01  Months Traded..................................   3304
          3310.01  Trading Hours..................................   3304
          3311.01  Position Limits and Reportable Positions.......   3304
          3312.01  Margin Requirements............................   3304
          3313.01  Last Day of Trading............................   3304
          3314.01  Option Premium Fluctuation Limits..............   3304


                                     3301

================================================================================
Chapter 33
Soybean Meal Futures Options
================================================================================

Ch33 Trading Conditions

3301.00  Authority - (See Rule 2801.00). (10/01/94)

3301.01 Application of Regulations - Transactions in put and call options on Soybean Meal futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Soybean Meal futures contracts. (See Rule 490.00). (10/01/94)

3302.01   Nature of Soybean Meal Futures Put Options - The buyer of one (1)
Soybean Meal futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3307.01), to assume a short position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Meal futures put option incurs the obligation of assuming a long position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

3302.02   Nature of Soybean Meal Futures Call Options - The buyer of one (1)
Soybean Meal futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3307.01), to assume a long position in one
(1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Soybean Meal futures call option incurs the obligation of assuming a short position in one (1) Soybean Meal futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

3303.01 Trading Unit - One (1)100 ton Soybean Meal futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)

3304.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of five (5) dollars per ton per Soybean Meal futures contract (i.e., 185, 190, 195, etc.) for all strikes less than two hundred dollars and in integral multiples of ten (10) dollars per ton per Soybean Meal futures contract (i.e., 200, 210, 220, etc.) for all strikes greater than or equal to two hundred dollars (the "first tier"); and in integral multiples of ten (10) dollars per ton per Soybean Meal futures contract (i.e., 200, 210, 220, etc.) for all strikes less than two hundred dollars and in integral multiples of twenty (20) dollars per ton per Soybean Meal futures contract (i.e., 200, 220, 240, etc.) for all strikes greater than or equal to two hundred dollars (the "second tier") as follows:

1. a. Per the first tier, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Soybean Meal futures contract, the next ten consecutive higher strikes and the next ten consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. Per the second tier, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

                                     3302

                            Ch33 Trading Conditions
                            -----------------------


     c. Per the first tier, over time, strikes shall be added as necessary to insure that at least ten strikes above and below the previous day's trading range of the underlying futures are listed (the "minimum band").

     d. Per the second tier, over time, strikes shall be added as necessary to insure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (07/01/03)


3305.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


3306.01 Option Premium Basis - The premium for Soybean Meal futures options shall be in multiples of five (5) cents per ton of a 100 ton Soybean Meal futures contract which shall equal $5.00 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $4.00 in $1.00 increments per option contract. (10/01/94)


3307.01 Exercise of Option - The buyer of a Soybean Meal futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or at such other time designated by the Exchange, on such day.





(12/01/03)



3307.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3307.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or at such other time designated by the Exchange, on the last day of trading. (12/01/03)

3307.03 Correction to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)


3308.01 Expiration of Option - Unexercised Soybean Meal futures options shall expire at 7:00 p.m. on the last day of trading. (12/01/03)


3309.01 Months Traded - Trading may be conducted in the nearby Soybean Meal futures options contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Soybean Meal futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (09/01/00)

3310.01 Trading Hours - The hours of trading of options on Soybean Meal futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Meal futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Soybean Meal futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Soybean Meal futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (03/01/00)

3311.01 Position Limits and Reportable Positions - (See Regulation 425.01) (10/01/00)

3312.01 Margin Requirements - (See Regulation 431.03) (10/01/94)

3313.01 Last Day of Trading - No trades in Soybean Meal futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Soybean Meal futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (07/01/01)


3314.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Soybean Meal futures option at a premium of more than the trading limit for the Soybean Meal futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (12/01/03)


                                      3304

===============================================================================================================
Chapter 35A (Standard Options)
Medium Term U.S. Treasury Note Futures Options
===============================================================================================================
         Ch35A Trading Conditions..........................................................................3502A
                A3501.00     Authority.....................................................................3502A
                A3501.01     Application of Regulations....................................................3502A
                A3502.01     Nature of Medium Term U.S. Treasury Note Futures Put Options..................3502A
                A3502.02     Nature of Medium Term U.S. Treasury Note Futures Call Options.................3502A
                A3503.01     Trading Unit..................................................................3502A
                A3504.01     Striking Prices...............................................................3502A
                A3505.01     Payment of Option Premium.....................................................3503A
                A3506.01     Option Premium Basis..........................................................3503A
                A3507.01     Exercise of Option............................................................3503A
                A3507.02     Automatic Exercise............................................................3503A
                A3507.03     Corrections to Option Exercises...............................................3503A
                A3508.01     Expiration of Option..........................................................3503A
                A3509.01     Months Traded In..............................................................3503A
                A3510.01     Trading Hours.................................................................3503A
                A3511.01     Position Limits and Reportable Positions......................................3504A
                A3512.01     Margin Requirements...........................................................3504A
                A3513.01     Last Day of Trading...........................................................3504A


                                     3501A

================================================================================
Chapter 35A (Standard Options)
Medium Term U.S. Treasury Note Futures Options
================================================================================

Ch35A Trading Conditions

A3501.00  Authority - (See Rule 2801.00.)  (10/01/94)

A3501.01 Application of Regulations - Transactions in put and call options on Medium Term U.S. Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on Medium Term U.S. Treasury Note futures contracts. (See Rule 490.00.) (09/01/00)

A3502.01 Nature of Medium Term U.S. Treasury Note Futures Put Options - The buyer of one (1) Medium Term U.S. Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 3507.01), to assume a short position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term U.S. Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A3502.02 Nature of Medium Term U.S. Treasury Note Futures Call Options - The buyer of one (1) Medium Term U.S. Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 3507.01), to assume a long position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Medium Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one
(1) Medium Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Medium Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A3503.01 Trading Unit - One (1) Medium Term U.S. Treasury Note futures contract of a specified contract month on the Chicago Board of Trade. (10/01/94)


A3504.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one-half (1/2) point per Medium Term U.S. Treasury Note futures contract. At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Medium Term U.S. Treasury Note futures contract, the next fifteen (15) consecutive higher and the next fifteen (15) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least fifteen (15) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new striking prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (04/01/04)



A3505.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (01/01/04)


                                     3502A

                           Ch35A Trading Conditions
                           ------------------------

A3506.01 Option Premium Basis - The premium for Medium Term U.S. Treasury Note futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000) of a Medium Term U. S. Treasury Note futures contract which shall equal $15.625 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (07/01/03)


A3507.01 Exercise of Option - The buyer of a Medium Term U.S. Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day.



(01/01/04)



A3507.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3507.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.



(01/01/04)



A3507.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services
Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange options transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (01/01/04)

A3508.01 Expiration of Option - Unexercised Medium Term U.S. Treasury Note futures options shall expire at 7:00 p.m. on the last day of trading. (01/01/04)


A3509.01 Months Traded In - Trading may be conducted in Medium Term U.S. Treasury Note futures options for a thirty-six month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A3510.01 Trading Hours - The hours of trading of options on Medium Term U.S. Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Medium Term U.S. Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Medium Term U.S. Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A3511.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (10/01/00)

A3512.01  Margin Requirements - (See Regulation 431.05.) (10/01/94)

A3513.01 Last Day of Trading - No trades in Medium Term U.S. Treasury Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding U.S. Treasury Bond futures contract on the last Friday which precedes by at least two business days, the last business day of the month

                                     3503A

                           Ch35A Trading Conditions
                           ------------------------

preceding the option month. If such Friday is not a business day, or there is a Friday which is not a business day which precedes by one business day the last business day of the month preceding the option month, the last day of trading will be the business day prior to such Friday. (07/01/01)



                                     3504A

================================================================================================================
Chapter 35B (Flexible Options)
Medium Term Treasury Note Flexible Options
----------------------------------------------------------------------------------------------------------------
================================================================================================================
         Ch35B Trading Conditions..........................................................................3506B
                B3502.03     Nature of Flexible Options....................................................3506B
                B3503.01     Trading Unit..................................................................3506B
                B3504.01     Strike Prices.................................................................3506B
                B3507.01     Exercise of Flexible Options..................................................3506B
                B3507.02     Automatic Exercise............................................................3506B
                B3508.01     Expiration Date...............................................................3507B
                B3509.01     Months Traded In..............................................................3507B
                B3513.01     Last Day of Trading...........................................................3507B
                B3516.01     Underlying Futures Contract for Flexible Options..............................3507B
                B3517.01     Initiating a Flexible Option Contract Series..................................3507B
                B3519.01     RFQ Trading Interval..........................................................3507B
                B3520.01     Expiration of an RFQ..........................................................3507B
                B3521.01     Reporting of Flexible Option Trades...........................................3507B

                                     3505B

================================================================================
Chapter 35B (Flexible Options)
Medium Term Treasury Note Flexible Options
--------------------------------------------------------------------------------
================================================================================

        Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 3502.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 3501.00, 3501.01, 3502.01, 3502.02, 3501.01,
               3506.01, 3510.01, 3511.01, 3512.01, and 3514.01 remain in effect for both standard and Flexible options.

Ch35B Trading Conditions

B3502.03 Nature of Flexible Options - Flexible options on Medium Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Medium Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 3507.01, 3507.02, 3508.01 and 3513.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B3503.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B3504.01 Strike Prices - Strike prices for flexible options must be specified in points and 64th's of points per Medium Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 64th point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)


B3507.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange. No exceptions to the 6:00 p.m. exercise deadline, or such other deadline designated by the Exchange, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B3507.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)


B3508.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least two business days the last business day of the calendar month

                                     3506B
preceding the underlying future contract month. Flexible options expire at 7:00 p.m. on the last trading day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)




B3509.01 Months Traded In - Trading may be conducted in flexible options in any month through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B3513.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3502.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B3515.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B3516.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B3517.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 3519.01) will exist. (02/01/01)

B3519.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B3520.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (02/01/01)

B3521.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 3502.03 is to permit trading in standard option under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot, they will be traded only in the standard options pit or e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     3507B

================================================================================================================
Chapter 36A (Standard Options)
Short Term U.S. Treasury Note Futures Options
----------------------------------------------------------------------------------------------------------------
================================================================================================================
         Ch36A Trading Conditions..........................................................................3602A
                A3601.00     Authority.....................................................................3602A
                A3601.01     Application of Regulations....................................................3602A
                A3602.01     Nature of Short Term U.S. Treasury Note Futures Put Options...................3602A
                A3602.02     Nature of Short Term U.S. Treasury Note Futures Call Options..................3602A
                A3603.01     Trading Unit..................................................................3602A
                A3604.01     Striking Prices...............................................................3602A
                A3605.01     Payment of Option Premium.....................................................3603A
                A3606.01     Option Premium Basis..........................................................3603A
                A3607.01     Exercise of Option............................................................3603A
                A3607.02     Automatic Exercise............................................................3603A
                A3607.03     Corrections to Option Exercises...............................................3603A
                A3608.01     Expiration of Option..........................................................3603A
                A3609.01     Months Traded In..............................................................3603A
                A3610.01     Trading Hours.................................................................3603A
                A3611.01     Position Limits and Reportable Positions......................................3604A
                A3612.01     Margin Requirements...........................................................3604A
                A3613.01     Last Day of Trading...........................................................3604A


                                     3601A

===============================================================================
Chapter 36A (Standard Options)
Short Term U.S. Treasury Note Futures Options
-------------------------------------------------------------------------------
===============================================================================

Ch36A Trading Conditions

A3601.00  Authority - (See Rule 2801.00.)  (10/01/94)

A3601.01 Application of Regulations - Transactions in put and call options on Short Term U.S. Treasury Note futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Short Term U.S. Treasury Note futures contracts. (See Rule 490.00.) (09/01/00)

A3602.01 Nature of Short Term U.S. Treasury Note Futures Put Options - The buyer of one (1) Short Term U.S. Treasury Note futures put option may exercise his option at any time prior to expiration (subject to Regulation 3607.01), to assume a short position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Short Term U.S. Treasury Note futures put option incurs the obligation of assuming a long position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (10/01/94)

A3602.02 Nature of Short Term U.S. Treasury Note Futures Call Options - The buyer of one (1) Short Term U.S. Treasury Note futures call option may exercise his option at any time prior to expiration (subject to Regulation 3607.01), to assume a long position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Short Term U.S. Treasury Note futures call option incurs the obligation of assuming a short position in one (1) Short Term U.S. Treasury Note futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (10/01/94)

A3603.01 Trading Unit - One (1) $200,000 face value Short Term U.S. Treasury Note futures contract at a specified contract month on the Chicago Board of Trade. (10/01/94)


A3604.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one-quarter (1/4) point per Short Term U.S. Treasury Note futures contract. At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying Short Term U.S. Treasury Note futures contract, the next ten (10) consecutive higher and the next ten (10) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least ten
(10) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new striking prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (04/01/04)



A3605.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (01/01/04)


                                      3602A

A3606.01 Option Premium Basis - The premium for Short Term U.S. Treasury Note futures options shall be in multiples of one half of one sixty-fourth (1/64) of one point ($15.625) of a Short Term U.S. Treasury Note futures contract which shall equal $2,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract.

If options are quoted in volatility terms, the minimum price fluctuation shall be .10 percent (i.e.-10.0%, 10.1%, 10.2%, etc.) (07/01/03)


A3607.01 Exercise of Option - The buyer of a Short Term U.S. Treasury Note futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day.





(01/01/04)



A3607.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3607.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading.





(01/01/04)



A3607.03 Corrections to Option Exercises - Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (01/01/04)

A3608.01 Expiration of Option - Unexercised Short Term U.S. Treasury Note futures options shall expire at 7:00 p.m. on the last day of trading. (01/01/04)


A3609.01 Months Traded In - Trading may be conducted in Short Term U.S. Treasury Note futures options for a forty-two month period extending from the nearby contract month, provided however, that the Exchange may determine not to list a contract month. Both serial and quarterly options may be listed to expire into either front-month or deferred futures as determined by the Board. (06/01/99)

A3610.01 Trading Hours - The hours of trading of options on Short Term U.S. Treasury Note futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Short Term U.S. Treasury Note futures contract, subject to the provisions of the second paragraph of Rule 1007.00. Short Term U.S. Treasury Note futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/00)

A3611.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (10/01/00)

A3612.01  Margin Requirements - (See Regulation 431.05)  (10/01/94)

A3613.01 Last Day of Trading - No trades in Short Term U.S. Treasury Note futures put and call options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Short Term U.S. Treasury Note futures contract on the last Friday which precedes by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, or there is a Friday which is not a

                                      3603A

                           Ch36A Trading Conditions
                           ------------------------


business day which precedes by one business day the last business day of the month preceding the option month, the last day of trading shall be the first business day prior to such Friday. (07/01/01)




                                     3604A

===============================================================================
Chapter 36B (Flexible Options)
Short Term Treasury Note Flexible Options
===============================================================================

         Ch36B Trading Conditions...........................................................................3606
                B3602.03     Nature of Flexible Options.....................................................3606
                B3603.01     Trading Unit...................................................................3606
                B3604.01     Strike Prices..................................................................3606
                B3607.01     Exercise of Flexible Options...................................................3606
                B3607.02     Automatic Exercise.............................................................3606
                B3608.01     Expiration Date................................................................3606
                B3609.01     Months Traded In...............................................................3607
                B3613.01     Last Day of Trading............................................................3607
                B3615.01     Exercise Style.................................................................3607
                B3616.01     Underlying Futures Contract for Flexible Options...............................3607
                B3617.01     Initiating a Flexible Option Contract Series...................................3607
                B3619.01     RFQ Trading Interval...........................................................3607
                B3620.01     Expiration of an RFQ...........................................................3607
                B3621.01     Reporting of Flexible Option Trades............................................3607

                                     3605B

===============================================================================
Chapter 36B (Flexible Options)
Short Term Treasury Note Flexible Options
===============================================================================

     Note: The following Flexible option regulations with the exception noted in the second paragraph of Regulation 3602.03 supersede the corresponding standard regulations presented in Part A of this chapter. Regulations 3601.00, 3601.01, 3602.01, 3602.02, 3605.01,
           3606.01, 3610.01, 3611.01, 3612.01, and 3614.01 remain in effect for both standard and Flexible options.

Ch36B Trading Conditions

B3602.03 Nature of Flexible Options - Flexible options on Short Term Treasury Note futures shall be permitted in puts and calls which do not have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options.

However, Flexible Options on Short Term Treasury Note futures shall also be permitted in puts and calls which have the same underlying futures contract, same strike price, same exercise style, and same last day of trading as standard options that are not at the time listed for trading in the standard options pit or on e-cbot. All Flexible Option regulations except 3607.01, 3607.02, 3608.01 and 3613.01 will pertain for these options.*

Trading shall be permitted in any CBOT recognized option/option or option/futures spread involving puts, calls or futures. (09/01/00)

B3603.01 Trading Unit - The minimum size for requesting a quote and/or trading in a flexible option series is 50 contracts, where each contract represents one of the underlying futures contracts at the Chicago Board of Trade. Parties may request a quote and/or trade for less than 50 contracts in order to entirely close out a position in a flexible series.

For a flexible options series, respondents to a request for quote, must be willing to trade at least 50 contracts, with the exception that a respondent may trade less than 50 contracts if the respondent is entirely closing out a position in the series. (07/01/99)

B3604.01 Strike Prices - Strike prices for flexible options must be specified in points and 64th's of points per Short Term Treasury Note futures contract. However, for a Request for Quote (RFQ), strike prices may be specified in one 64th point increments relative to the underlying futures contract. Strike prices cannot be outside the range of the currently listed strike prices for standard options. (06/01/95)


B3607.01 Exercise of Flexible Options - Notification of the intent to exercise a flexible option must be received by the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange. No exceptions to the 6:00 p.m. exercise deadline, or such other deadline designated by the Exchange, shall be permitted.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B3607.02 Automatic Exercise - After the close on the last day of trading, all in-the-money flexible options will be automatically exercised unless notice to cancel automatic exercise is given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on that day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)

B3608.01 Expiration Date - Flexible option expiration may be specified for any Monday through Friday that is not an Exchange holiday except that expiration may not occur following the last Friday that precedes by at least two business days the last business day of the calendar month preceding the underlying future contract month. Flexible options expire at 7:00 p.m. on the last trading


                                     3606B

                           Ch36B Trading Conditions
                           ------------------------

day.


However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (01/01/04)




B3609.01 Months Traded In - Trading may be conducted in flexible options in any month up through the most distant underlying futures contract in which a trade has occurred. (10/01/94)

B3613.01 Last Day of Trading - The last day of trading in a flexible option shall be the expiration day.

However, options which meet the criteria given in the second paragraph of Flexible Option Regulation 3602.03 will follow expiration and exercise procedures as specified in the standard option regulations. (05/01/94)

B3615.01 Exercise Style - Flexible options may be American or European exercise style. (10/01/94)

B3616.01 Underlying Futures Contract for Flexible Options - The underlying futures contract for a flexible option shall be the same as the underlying futures contract month of the nearest March quarterly cycle standard futures option expiring on or after the expiration of the flexible option. (10/01/94)

B3617.01 Initiating a Flexible Option Contract Series - The opening of trading in any flexible option series shall occur through the submission of an RFQ or at such time that a trade takes place in the particular flexible option series.

If so desired, participants can submit additional RFQ's for any open series. However, in this situation no priority period (Regulation 3619.01) will exist. (02/01/01)

B3619.01 RFQ Trading Interval - If the submitter of the first RFQ of the day in a flexible series requests either a bid or an offer but not both, then they shall have up to a one minute priority period during which they shall have the sole right to either buy or sell as specified in their RFQ. The exact length of the priority period shall be determined by the Exchange.

If more than one RFQ is the first RFQ of the day in a flexible series, all the RFQ's individually ask for either a bid or an offer but not both, and all the RFQ's collectively are for the same side of the market (all bids or all offers) then the submitters shall jointly share priority during the priority period.

Priority for RFQ's is determined by submission to the RFQ official, except that all RFQ's submitted before the open shall be treated equally. (02/01/01)

B3620.01 Expiration of an RFQ - Trading in a given flexible option series following an RFQ shall remain open for the remainder of the trading session. Trading in a given flexible option series following a transaction in that series shall remain open through the remainder of the trading session in which the transaction was executed and through each subsequent session in which there is open interest in the flexible option series. (002/01/01)

B3621.01 Reporting of Flexible Option Trades - It shall be the responsibility of the participants in a flexible option trade to report the quantities and prices to the flexible pit reporter in a timely manner, including any later trades in open flexible contract term series. (10/01/94)

* The effect of the second paragraph of Regulation 3602.03 is to permit trading in standard options under certain Flexible trading procedures prior to the listing of such options in the standard options pit or on e-cbot. Once and if these options are listed for trading in the standard options pit or on e-cbot, they will be traded only in the standard options pit or on e-cbot subject to standard options trading requirements. Upon such listing, all existing open positions established under Flexible trading procedures shall be fully fungible with transactions in the respective standard option series for all purposes under these regulations.

                                     3607B

================================================================================
Chapter 37
CBOT Rough Rice Futures
================================================================================
     Ch37 Trading Conditions...................................................3702
          3700.01   Introduction...............................................3702
          3701.01   Contract Specifications....................................3702
          3701.02   Trading Months and Hours...................................3702
          3701.03   Trading Unit...............................................3702
          3701.04   Price Increments...........................................3702
          3701.05   Daily Price Limits.........................................3702
          3701.06   Termination of Trading.....................................3702
          3701.07   Contract Modifications.....................................3702
          3701.08   Position Limits and Trading Limits.........................3702
          3702.01   Delivery by Warehouse Receipts.............................3702
          3702.02   Registration of Warehouse Receipts.........................3703
          3702.03   Delivery Dates.............................................3703
          3702.04   Storage....................................................3703
          3702.05   Par Delivery Unit..........................................3703
          3702.06   Par Delivery Point.........................................3703
          3702.07   Delivery Differentials.....................................3703
          3702.08   Delivery and Loading Out...................................3704
          3702.09   Notice of Intention........................................3705
          3703.01   Weighing...................................................3706
          3703.02   Storage Charges............................................3706


     Ch37 Delivery Facilities and Procedures...................................3707
          3704.01   Conditions of Regularity for Warehouses....................3707
          3704.02   Application For Declaration of Regularity..................3707
          3704.03   Duties of Warehousemen.....................................3708
          3704.04   Safeguarding Condition Of Stored Commodities...............3709
          3704.05   Damage To Commodity In Store...............................3709
          3704.06   Revocation of Regularity...................................3710
          3704.07   Federal Warehouses.........................................3710
          3704.08   Finality of USDA Or Other Required Inspection Certificate..3710
          3705.01   Delivery Through Clearing Services Provider................3710
          3705.02   Payment Upon Delivery......................................3710
          3705.03   Necessity Of Possession Of Documents.......................3710
          3705.04   Suspended Member Out Of Line For Delivery..................3710
          3705.05   Failure to Deliver.........................................3710
          3705.06   Failure To Accept Delivery.................................3711
          3705.07   Transfer Of Cash For Futures After Termination Of Contract.3711
          3705.08   Risk Of Loss And Charges...................................3711


                                     3701

================================================================================
Chapter 37
CBOT Rough Rice Futures
================================================================================

Ch37 Trading Conditions

3700.01   Introduction - This chapter is limited in application to futures trading in rough rice. The procedures for trading, clearing, inspection, delivery, settlement and any other matters not specifically covered herein shall be governed by the Rules and Regulations of the Exchange. (11/01/94)


3701.01 Contract Specifications - All futures contracts shall be for U.S. No. 2 or better long grain rough rice as the same is established by standards promulgated by the United States Department of Agriculture (U.S.D.A.) at the time of the first day of trading in a particular contract. No heat-damaged kernels as defined by USDA FGIS Interpretive Line Slide 2.0 are permitted in a 500-gram sample. No stained kernels as defined by USDA FGIS Interpretive Line Slide 2.1 are permitted in a 500-gram sample. A maximum of 75 lightly discolored kernels as defined by USDA FGIS Interpretive Line Slide 2.2 are permitted in a 500-gram sample. No other grade is deliverable.


To be deliverable, rough rice shall have a milling yield of not less than 65%, including not less than 48% head rice. Each percent of head rice over or below 55% shall receive a 1.5% premium or discount, respectively, toward the settlement price for long grain rough rice and each percent of broken rice over or below 15% shall receive a .75% premium or discount, respectively. All rough rice shall be of a Southern origin or such other origin as the Exchange may approve. (11/01/03)




3701.02   Trading Months and Hours - Futures contracts shall be traded initially for delivery during the months of September, November, January, March, May and July of each year. The number of months to be open at one time shall be at the discretion of the Exchange. Trading shall be conducted from 9:15 a.m. to 1:30 p.m. Chicago Time, except in the expiring contract on the last day of trading when trading shall cease at 12:00 Noon. (11/01/98)

3701.03   Trading Unit - The unit of trading shall be 2,000 hundredweight
(200,000 pounds). (11/01/94)

3701.04   Price Increments - All bids and offers shall be in multiples of $.005 per hundredweight. (11/01/94)

3701.05   Daily Price Limits - (See 1008.01) (11/01/94)

3701.06   Termination of Trading - No trades shall be made during the last seven business days of the trading month. Any trades remaining open during this period shall be settled by delivery or a bona fide exchange of futures for the cash commodity or over-the-counter transaction. (01/01/03)

3701.07   Contract Modifications - Contract specifications shall be fixed as of the first day of trading of the contract and must conform to government grading standards in force at that time. If any federal governmental agency issues an order, ruling, directive or law that conflicts with requirements of these regulations, such order, ruling, directive or law shall be construed to become part of these regulations, and all new contracts shall be subject to such governmental orders. (11/01/94)

3701.08   Position Limits and Trading Limits - (See Regulation 425.01)
(11/01/94)


3702.01 Delivery by Warehouse Receipts - Deliveries of rough rice shall be made only by delivery of rough rice warehouse receipts issued by warehouses located in the Arkansas counties of Craighead, Jackson, Poinsett, Woodruff, Cross, St. Francis, Lonoke, Prairie, Monroe, Jefferson, Arkansas and DeSha and designated by the Exchange as regular. Rough rice warehouse receipts issued by otherwise regular warehouses licensed under the U.S. Warehouse Act shall be eligible for delivery in satisfaction of Exchange contracts regardless of whether such warehouses are or are not also licensed by any state. In order to effect a valid delivery, each receipt shall (a) be endorsed by holder making delivery; (b) be marked "INSURED"; (c) indicate payment for storage charges up to and including the 18th day of the preceding month; (d) be negotiable; (e) be registered with the registrar of the Exchange; (f) specify the warehouse; and (g) specify the grade, milling yield and quantity of the rough rice stored; and (h) specify that the rough rice meets the CBOT standards for heat damaged, stained and lightly stained kernels. Unpaid accumulated storage charges shall be allowed and credited to the buyer by the seller up to and including the date of delivery.

                            Ch37 Trading Conditions
                            ------------------------


Endorsement by the holder shall constitute a warranty of the genuineness of the warehouse receipt and of good title thereto, but shall not constitute a guarantee of performance by the issuer. (10/01/03)


  3702.02 Registration of Warehouse Receipts - Registration of rough rice warehouse receipts shall be subject to the following requirements:

     A. Warehouses which are regular for delivery may have their warehouse receipts registered at any time with the Official Registrar and in accordance with the requirements issued by the Registrar. If the warehouseman determines not to tender the warehouse receipt by 4:00 p.m. on the day it is registered, or by such other time designated by the Exchange, the warehouseman shall declare the receipt has been withdrawn but is to remain registered by transmitting to the Registrar the warehouse receipt number and the name and location of the warehouse facility. The holder of a registered warehouse receipt may cancel its registration at any time. A warehouse receipt which has been canceled may not be registered again.

     B. Except in the case of delivery on the last delivery day of a delivery month, in which case the warehouse receipt must be registered before 1:00 p.m. on the last delivery day of the delivery month, or by such other time designated by the Exchange, the rough rice warehouse receipt must be registered before 4:00 p.m., or by such other time designated by the Exchange, on notice day, the business day prior to the day of delivery. If notice day is the last business day of a week, rough rice warehouse receipts must be registered before 3:00 p.m., or by such other time designated by the Exchange, on that day.

     C. The Registrar shall issue a daily report showing the total number of warehouse receipts under registration as of 4:00 p.m., or by such other time designated by the Exchange, on each trading day of the week. In addition to the information posted on the Exchange floor and the CBOT website, this daily report shall show the names of warehouses whose receipts are registered. The record shall not include any receipts that have not been declared withdrawn.

     D. From his own records, the Registrar shall maintain a current record of the number of receipts that are registered and shall be responsible for posting this record on the Exchange Floor and the CBOT website. The record shall not include any receipts that have been declared withdrawn.

     E. When a warehouseman regains control of his own registered receipt, the warehouseman shall by 4:00 p.m. of that business day, or by such other time designated by the Exchange, either cancel the registration of said receipt or declare that said receipt is withdrawn but is to remain registered by transmitting to the Registrar the receipt number and the name and location of the warehouse facility, except in the case where a notice of intention to redeliver said receipt for the warehouseman has been tendered to the Clearing Services Provider by 4:00 p.m., or by such other time designated by the Exchange, of the day that the warehouseman regained control of said receipt. (12/01/03)


3702.03   Delivery Dates - For the trading months of January, March, May, July,
September and November, delivery may be made by the seller upon any business day of the delivery month the seller may select. Delivery must be made no later than the last business day of the delivery month. (11/01/94)

3702.04   Storage - Rough rice shall be stored in a bin or bins in a warehouse declared regular by the Exchange, and may contain rough rice from one or more different lots of the same quality and milling yield. Rough rice may be added to or withdrawn from such lots, provided any rice added shall be of the same quality and milling yield and shall conform to the specifications of this chapter and any withdrawal shall not reduce the amount of rice stored in such lots to an amount less than the total amount required to satisfy all outstanding warehouse receipts issued thereagainst. (11/01/94)

3702.05   Par Delivery Unit - Par delivery is 2,000 hundredweight (200,000 pounds) of U.S. No. 2 or better long-grain rough rice. A weight variation of 1% shall be permitted, such variation to be priced at the previous day's settlement price if the expiring future is still trading and at the expiration price of the nearest previous future if no expiring future is trading. (11/01/94)

3702.06   Par Delivery Point - The par delivery points for rough rice shall be mill site warehouses within the boundaries of the Arkansas counties of Craighead, Jackson, Poinsett, Woodruff, Cross, St. Francis, Lonoke, Prairie, Monroe, Jefferson, Arkansas and DeSha. Designation as a mill site warehouse shall be determined by the Exchange. Rough rice may be delivered in satisfaction of the rough rice futures contract at rice mill warehouses regular for delivery at the contract price. Rough rice may be delivered at regular warehouses within the twelve-county area which are not at mill sites in accordance with a schedule of discounts established and published by the Exchange pursuant to 3702.07. No warehouse regular for delivery of rough rice shall be located outside the twelve Arkansas counties listed above. (11/01/94)

3702.07   Delivery Differentials - Delivery of rough rice in satisfaction of the rough rice futures contract at regular warehouses other than regular mill site warehouses shall be subject to a delivery differential of -15 cents per hundredweight (cwt.) subject to the following:

     1. At the time of filing an initial or renewal application for regularity, a warehouse shall be required to declare whether or not it is a mill site warehouse as defined in Appendix A.

     2. If a regular mill site warehouse (non-mill site warehouse) renews regularity as a non-mill site warehouse (mill site warehouse) for a two-year term beginning July 1, the change in the delivery differential will become effective for the new crop delivery month of September within that two-year term.

     3. Whenever the Exchange receives a bona fide renewal application for regularity which will cause the warehouse's delivery differential to change for the next crop year, a notice of the receipt of the application will be posted on the floor of the Exchange after the close of the market that day.

     4. A warehouse which has been declared regular for delivery as a non-mill site warehouse (mill site warehouse) for a current regularity term ending June 30 may not be declared regular for

                                     3703

                            Ch37 Trading Conditions
                            -----------------------

          delivery as a mill site warehouse (non-mill site warehouse) during the balance of that term.

     Pursuant to the provisions of this regulation, 3702.06 and Appendix A of these rules and regulation, the Exchange shall publish a list of all regular warehouses and the applicable discount.

3702.08   Delivery and Loading Out - Delivery shall be made on the basis of the actual weight of rough rice loaded into rail cars or trucks. A load-out charge not to exceed the tariff as filed with the Exchange in accordance with 3704.01.H shall be paid by the buyer to cover loading and weighing. The maximum load-out charge for the loading-out of rough rice against a rough rice registered warehouse receipt is 22.222 cents per cwt. which will be subject to an evaluation by the Exchange at the time of renewal of regularity of rice warehouses. An increase or decrease in the maximum load-out charge for rough rice may become effective 30 days after a notice has been posted on the Exchange floor. The notice will state the amount of the maximum load-out charge, the applicable warehouse receipts and the date that the charge will become effective.

Load-outs shall begin not later than the third business day following the day on which loading instructions are given to the warehouseman; provided, however, that the withdrawing party has within that period furnished rail cars or trucks to receive the rice. The warehouseman shall be required to load-out rice at the normal rate of load-out for the facility, but not less than 20 trucks or its equivalent weight loaded-out in rail cars per business day and shall be able to load out the warehouse's entire regular capacity in 45 calendar days or less. A party taking delivery shall receive the quantity ordered loaded out as soon as reasonably possible but no more than 45 calendar days after load-out begins. Rough rice regular warehouses shall not be required to meet these minimum load-out rates when transportation equipment is not clean and load ready, inspection services are not available, a condition of force majeure exists, or inclement weather prevents loading.

In addition, rough rice regular warehouses shall not be required to meet the minimum load-out rate for rail cars when rail cars have been constructively placed for load-in prior to constructive placement of rail cars for load-out. However, when rail cars for load-out are constructively placed after rail cars for load in, the warehouse will load-in grain from the rail cars at the normal rate of load-in for the facility. This rate shall not be less than the equivalent weight of 20 trucks loaded-in from rail cars. Rough rice regular warehouses shall not be required to meet these minimum load-in rates when a condition of force majeure exists, inspection services are not available or inclement weather prevents unloading.

The warehouse operator is not obligated to commence load-out of rough rice to a given party sooner than three business days after he receives canceled warehouse receipts and written loading instructions from such party, even if such party may have a conveyance positioned to accept load-out of rough rice before that time. If the party taking delivery presents transportation equipment of a different type (rail or truck) than that specified in the loading instructions, he is required to provide the warehouse operator with new loading orders, and the warehouse operator shall not be obligated to begin load-out of rough rice to such party sooner than three business days after he receives the new loading orders. Written loading orders received after 2:00 p.m. (Chicago time) on a given business day shall be deemed to be received on the following business day.

The warehouseman upon receipt of the canceled receipts by his agent and loading instructions from the owner by 2:00 p.m. on a given day, shall notify the owner by telex or telefax by 4:00 p.m. on that given day the scheduled day for load-out. The daily tariff load-out rate and the amount of tonnage which is scheduled for load-out before owner's load-out shall also be provided in the notification.

The owner upon acceptance of the scheduled load-out date, and if he so requests on a given day prior to load-out, shall receive a telex or telefax from the warehouseman specifying the amount of tonnage remaining before owner's equipment is loaded.

The warehouseman upon cancellation of loading instructions on any business day prior to the day of actual loading of rice, and if requested by the owner, shall reissue and register warehouse receipts for the amount of rough rice which remains unloaded. Storage fees shall begin on the date of re-issuance of the new warehouse receipts.

Storage charges on rough rice to be shipped pursuant to loading instructions shall cease no later than three calendar days following the day on which canceled warehouse receipts are surrendered or

                                     3704

                            Ch37 Trading Conditions
                            -----------------------

loading instructions are given, whichever occurs later; provided, however, that the owner makes transportation available for loading on the scheduled load-out date or has not canceled loading instructions.

The warehouse operator shall be permitted a two percent deviation above or below the yield of head rice shown on the warehouse receipt issued for delivery on the contract. The warehouse operator shall also be permitted a two percent deviation above or below the total milling yield shown on the warehouse receipt issued for delivery on the contract.

The warehouse operator is responsible for maintaining the milling yield of rice specified on said warehouse receipt, within the stated allowable deviations, for the total quantity of rice represented by said warehouse receipt and not for sub-lots (i.e. truckloads) of said warehouse receipt. The warehouse operator is also responsible for maintaining the numerical grade of rice specified on said warehouse receipt for the total quantity of rice represented by said warehouse receipt for the total quantity of rice represented by said warehouse receipt, however, the numerical grade for sub-lots (i.e., truckloads) shall be no more than one numerical grade below the deliverable grade specified in 3701.01. Averaging the grade or milling yield of multiple receipts is not permissible.

When the rough rice is ordered out-of-store, the warehouse operator will be reimbursed by the buyer in cash if the total milling yield or the yield of head rice of the rice loaded out is over the total milling yield or the yield of head rice listed on the warehouse receipt (up to two percent).

Conversely, the warehouse operator will reimburse the buyer in cash if the total milling yield or the yield of head rice of the rice loaded out is under the total milling yield or the yield of head rice listed on the warehouse receipt (up to two percent). Calculations shall be made daily for each receipt loaded out that day and shall be based on the nearby month rough rice future's settlement price on the day of load out. Such payments to or from the warehouse operator for excess or deficit head and broken rice shall be at the premium and discount schedule specified in 3701.01, Contract Specifications. Adjustments on the milling yield of head rice shall be based on an official test.

Both the buyer and the warehouseman will provide for an analysis of the rough rice for grade and milling yield. If there is a disagreement, then a duplicate sample taken at origin shall be analyzed by the Federal Grain Inspection Service
(FGIS), or a mutually agreed-upon third party to resolve the disagreement.

Notwithstanding the above, the buyer retains the right, at his expense, to an official sampling and anaylsis by FGIS, or a mutually agreed-upon third party, at orgin, of rough rice loaded-out at any time. (03/01/97)


3702.09 Notice of Intention - A clearing member intending to deliver shall, not later than 4:00 p.m., or such other time designated by the Exchange, on position day, the second business day prior to the intended delivery day, provide to the Clearing Services Provider, a notice of intention in the form prescribed by the Exchange. On the last notice day of the delivery month, however, delivery notices may be delivered to the Clearing Services Provider until 2:00 p.m., or such other time designated by the Exchange. No intra-office delivery may be made. If a clearing member has both long and short interest on its books, it must tender to the Clearing Services Provider such notices as it receives from its customers who are short. Prior to the opening of the market of the following business day, the Clearing Services Provider shall pass such notice to the clearing member having the oldest long contract as of the close of trading on the day of receipt by the Clearing Services Provider of the notice of intent (position day).

Upon receipt of the names of the buyers obligated to accept delivery from him and a description of each commodity tendered by him which was assigned by the Clearing Services Provider to each such buyer, the seller shall prepare invoices addressed to its assigned buyers describing the amount which buyers must pay to the seller in settlement of the actual deliveries, based on the delivery prices established by the Clearing Services Provider for that purpose adjusted for applicable premiums, discounts, storage charges, quantity variations and other items for which provision is made in these rules and regulations and other items for which provision is made in these rules and regulations relating to contracts. Such invoices shall be delivered to the Clearing Services Provider by 4:00 p.m. on notice day, or such other time designated by the Exchange. Upon receipt of such invoices, the Clearing Services Provider shall promptly made them available to buyers to whom they are addressed. A buyer receiving such an invoice from the Clearing Services Provider shall, not later than 1:00 p.m. of the following day, or such other time designated by the Exchange, present the invoice at the office of the seller by whom it was issued together with a certified check for the amount due, and thereupon warehouse receipts shall be delivered by the seller to the buyer.


                                     3705

                             Ch37 Trading Conditions
                             -----------------------



(12/01/03)

3703.01   Weighing - Weighing shall be done in accordance with the current custom of the trade. The official shipped weight so obtained shall be final provided, however, that railroad weights shall be acceptable and shall be final if the negotiable warehouse receipt holder and the seller so agree in writing. (11/01/94)

3703.02   Storage Charges - Storage charges on rough rice shall not exceed such charges as have been filed with the Exchange in accordance with 3704.01H. (which shall be designed to cover costs of storage, insurance and taxes).

No rough rice warehouse receipts shall be valid for delivery on futures contracts unless the storage charges shall have been paid up to and including the 18/th/ day of the preceding month and such payment endorsed on the rough rice warehouse receipt. Unpaid accumulated storage charges at the posted tariff applicable to the warehouse where the rough rice is stored shall be allowed and credited to the buyer by the seller to and including date of delivery.

If storage charges up to and including the 18/th/ calender day preceding the delivery months of March, July and September and are not paid by the first calendar day of any such delivery month, a late charge will apply. The late charge will be an amount equal to the total unpaid accumulated storage charges multiplied by the "prime interest rate" in effect on the day that the accrued storage charges are paid, all multiplied by the number of calender days that storage is overdue divided by 360 days. The term "prime interest rate" shall mean the lowest of the rates announced by each of the following four banks at Chicago, Illinois, as its "prime rate". Bank of America-Illinois Bank One Harris Trust & Savings Bank and the Northern Trust Company.




Storage on rough rice shall not exceed 34/100 of a cent per hundredweight per day. Regular Rough Rice warehousemen shall maintain in the immediate vicinity of the Exchange either an office or a duly authorized representative or agent which is a registered clearing member of the Exchange to whom Rough Rice storage charges must be paid. (11/01/03)




                                      3706

Ch37 Delivery Facilities and Procedures



3704.01 Conditions of Regularity for Warehouses - The following shall constitute the minimum requirements and conditions for regularity of Rough Rice warehouses:



     A. The warehouse shall at all times meet standards of construction, sanitation and dust control, insurability and physical maintenance applicable generally to commercial warehouses.

     B. It shall be situated with respect to transportation facilities deemed adequate by the Exchange.


     C. It shall be located in such states as the Exchange may designate from time to time as delivery locations for Rough Rice.


     D. It shall be in good financial standing and credit, and shall meet the minimum financial requirements and financial reporting requirements set forth in Appendix 37D. It shall file a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require. The Exchange may, at its option, waive bond requirements.



     E.   It shall maintain all licenses required by state or federal law.



     F. It shall have standard equipment and appliances for the convenient and expeditious receiving, handling and shipping of Rough Rice in bulk, in railroad cars, and in trucks, and shall be properly safeguarded and patrolled.


     G. It shall cooperate with the Exchange's system of registration of negotiable warehouse receipts and furnish to the Exchange all needed information to enable it to keep a correct record and account of all Rough Rice remaining in store and receipts issued as of the close of each week.

     H. It shall file its tariffs listing in detail the maximum charges for the handling and storage of Rough Rice, and thereafter it shall file with the Exchange any proposed changes in such tariffs. The effective date of the change will be on the first day of the month that follows a two-month time period after the day a written notice of the change is received by the Exchange.

       I. It shall not engage in unethical conduct, or fail to be operated in accordance with accepted commercial practices or fail to comply with governmental statutes, rules and regulations governing warehouses and the commodities stored therein.

     J. It shall make such reports, keep such records, and permit such warehouse visitations and examinations of documents as the Exchange, the Commodity Futures Trading Commission and the United States Department of Justice may prescribe or undertake; it shall comply with all applicable rules, regulations and orders promulgated by the Commodity Futures Trading Commission and with all requirements established by the Exchange because of such rules or orders.


     K. The Exchange may determine not to approve warehouses for regularity or increases in regular capacity of existing regular warehouses, in its sole discretion, regardless of whether such warehouses meet the preceding requirements and conditions. Some factors that the Exchange may, but is not required to, consider in exercising its discretion may include, among others, whether warehouse receipts issued by such warehouses, if tendered in satisfaction of futures contracts, might be expected to adversely affect the price discovery function of Rough Rice futures contracts or impair the efficacy of futures trading in Rough Rice, or whether the currently approved regular capacity provides for an adequate deliverable supply. (01/01/04)






3704.02 Application For Declaration of Regularity - Persons operating warehouses for the storage of Rough Rice traded on the Exchange who desire to have such warehouses made regular for delivery of Rough Rice under the rules and regulations shall make application for an initial declaration of regularity on a form prescribed by the Exchange prior to May 1, 1994, and every even year thereafter, for a two-year term beginning the following July 1, and every even year thereafter, and at any time during a current term for the balance of that term. Regular warehouses who desire to change their regular capacity during a current term shall make application for the desired amount of total regular capacity on the same form. Initial regularity for the current term and changes in regularity shall be effective either thirty days after a notice that a bona fide application has been received, is posted on the floor of the exchange, or the day after the application is approved by the Exchange, whichever is later. Applications for a renewal of regularity shall be made prior to May 1, 1994, and every even year


                                     3707

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

thereafter, for the respective years beginning July 1, 1994 and every even year thereafter, and shall be on the same form.

As part of its application for regularity, the warehouseman expressly agrees to consent to the disciplinary jurisdiction of the Exchange for five (5) years after regularity lapses for conduct pertaining to regularity which occurred while the warehouse was regular.

3704.03   Duties of Warehousemen - It shall be the duty of operators of all regular warehouses:

     A.   RESERVED

     B. To notify the Exchange of any change in the condition of their warehouse which might materially affect their physical or financial ability to continue to meet the requirements for regularity under these rules and regulations. Any warehouse must immediately notify the Exchange of any material reduction of its capital, including the incurring of a contingent liability which would materially affect capital should such liability become fixed. Such notice must be in writing and signed by an officer of the warehouse.

          For purposes of this requirement, a reduction amounting to twenty percent (20%) or more from the total capital reported as of the last date for which a financial statement was filed under this requirement shall be deemed material. In determining total capital, there shall be taken into consideration equities and deficits in all proprietary accounts properly included in the determination of net worth.

     C. To insure adequately and fully commodities covered by warehouse receipts tendered for delivery against loss by fire, tornado and the contingencies provided for in the standard form of "extended coverage" endorsements or policies. Commodities shall be deemed so insured when the warehouse shall maintain such insurance for the benefit of all depositories of grain under tariffs, rules or regulations authorized and promulgated under the authority of the United States Warehouse Act. In any warehouse declared regular by the Exchange, the charge for insurance on commodities delivered on futures contracts shall be limited to a maximum of $1.00 per $100.00 evaluation annually. Any charges for insurance in excess of this amount shall be paid by the warehouseman.

     D. To remove no commodity covered by negotiable warehouse receipts registered with the Exchange from the designated warehouse or, if appropriate, from the designated bond save at the request of the negotiable warehouse receipt holder upon surrender of the receipt.

     E. To register with the Exchange all negotiable warehouse receipts relating to commodities for which the warehouse is declared regular and to cancel such registrations before releasing property.

     F. To have a representative in Chicago, Illinois authorized and known to the Exchange to act in matters pertaining to negotiable warehouse receipts including shipping instructions.

     G. To load vehicles furnished by holders of negotiable warehouse receipts of the Exchange within the time specified by these rules and regulations.

     H. To furnish the Exchange with copies of policies or certificates of insurance under which deliverable commodities in the warehouse are insured.

     I. To deliver commodities ordered out of the warehouse in buyer's vehicles within such times as specified by these rules and regulations showing no preference in out-loading, unless conditions such as acts of God, fire, flood, windstorm, explosion or other force majeure interfere therewith; provided, the warehouse shall make no charge for storage after three days following receipt of the load-out order notwithstanding delivery is prevented because of such act of God, etc.

          If no time period for out-loading is set forth in the rules or regulations of a given contract, load-out under such contract shall occur not later than three business days after vehicles are ready for loading, except as provided herein.

     J. To inspect the transportation facilities furnished by the negotiable warehouse receipt holder. If, in the warehouseman's judgement, cleaning is necessary, he shall immediately notify the

                                     3708

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

          receipt holder and thereafter abide by the holder's instructions.

     K. To load each vehicle to its capacity providing sufficient negotiable warehouse receipts are tendered.

     L. To bear the costs of all expenses contingent upon transfer of title of the warehoused commodity to another regulated warehouse satisfactory to the owners of such commodity in the event of expiration or revocation of regularity or in the event of abandonment or sale of the properties where regularity is not reissued. (11/01/94)

3704.04   Safeguarding Condition Of Stored Commodities -

     A. Whenever in the opinion of the operator of the warehouse any commodity stored in a public warehouse under his jurisdiction should be loaded out in order to protect the best interests of the parties concerned, such operator shall notify the Exchange giving the location and grades of such commodity. The Exchange shall immediately notify an appropriate inspection service which shall at once proceed to the warehouse in which the commodity is stored and examine it in conjunction with the operator of such warehouse. If the inspection service agrees with the operator that the commodity should be moved, it shall so notify the Registrar. If the inspection service does not agree with the operator that the commodity should be moved, the operator of the warehouse shall have the right to appeal to the Business Conduct Committee of the Exchange. If on such appeal the Business Conduct Committee shall agree with the operator that the commodity should be moved, the committee shall so notify the Registrar, and the warehouse receipts covering the above specified lot or lots shall no longer be regular for delivery on futures contracts. Upon receiving such notice, either from the inspection service or from the Business Conduct Committee, the Registrar shall notify the holder, or holders, or their agents, together with the Chairman of the Business Conduct Committee, of the total quantity of the grade of commodity in question (selecting the oldest registered warehouse receipt first, then such additional registered warehouse receipts in the order of their issuance as may be necessary to equal such total quantity of the commodity).

          When this information reaches the Chairman of the Business Conduct Committee, he shall appoint a Committee consisting of five disinterested handlers of the cash commodity. This Committee shall meet at once and after taking into consideration various factors that establish the value of the grade of the receipts held by such owner or owners, shall determine the fair value of the commodity, which price shall be that to be paid by the operator. If the price offered is not satisfactory, a Committee appointed by the Chairman of the Business Conduct Committee (at the request of such owner), shall procure other offers for such commodity, and such offers shall be immediately reported to the owner or his agent. If the owner refuses to accept any such offers, he shall have the two following business days to order and furnish facilities for loading the commodity out of store, and during this period the warehouse shall be obliged to deliver the commodity called for by the warehouse receipts, but not more than three (3) days may elapse after notification by the Registrar to the holder of the receipt before satisfactory disposition shall have been made of the commodity, either by sale to the operator or by the ordering out and furnishing facilities to load the same, provided the amount of such commodity does not exceed 20,000 hundredweight of rough rice in any one warehouse. If the amount of commodity in question exceeds such amount, the owner, or owners, of the warehouse receipts shall be allowed forty-eight hours of grace over and above the aforementioned three days for each additional 20,000 hundredweight.

     B. In the event that the holder of the warehouse receipt, or his agent, fails to move the commodity or make other satisfactory disposition of same within the prescribed time, it shall be held for his account, and any loss in grade sustained shall likewise be for his account.

     C. Nothing in the foregoing provisions shall be construed as prohibiting the warehouseman from fulfilling contracts from other stocks under his control. (11/01/94)

3704.05   Damage To Commodity In Store - Notice - The operator of a warehouse shall promptly advise the Exchange of any damage to a commodity held in store by it whenever such damage shall

                                     3709

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------

occur to an extent that will render it unwilling to purchase and withdraw from store, at its cost, all such damaged commodity. (11/01/94)

3704.06   Revocation of Regularity - Any declaration of regularity may be withdrawn by the Exchange at any time if the warehouse does not comply with the conditions above set forth or fails to carry out prescribed duties; providing, however, the Exchange has theretofore given notice to the warehouseman of the deficiencies and a reasonable time, under the circumstances, to cure them.

If the designation is revoked, the Exchange shall post such revocation on the bulletin board together with the period of time, if any, during which the negotiable warehouse receipts issued by the warehouse will be deliverable in satisfaction of futures contracts.

Once such period of time, if any, has expired, and the negotiable warehouse receipts issued by the warehouse are no longer deliverable in satisfaction of futures contracts, the warehouse shall bear the cost of the transfer of the warehoused commodity to another regulated warehouse, in accordance with 3704.03, paragraph L. (11/01/94)

3704.07   Federal Warehouses - In compliance with the provisions of Section
5a(7) of the Commodity Exchange Act, providing that the commodity may be delivered from a warehouse subject to the United States Warehouse Act, 7 U.S.C. Sections 241-273, a receipt issued under that Act shall be accepted for delivery on any futures contract provided the commodity represented by the receipt meets contract specifications and the warehouse issuing the receipt meets the requirements imposed by this chapter on all other warehouses. (11/01/94)

3704.08   Finality of USDA Or Other Required Inspection Certificate - The
Exchange assumes no responsibility and disclaims all liability on account of the grade, quantity or specifications of any commodity delivered on the basis of a USDA or other required inspection certificate. Such certificate shall constitute conclusive evidence of the grade, quantity or other specifications of the commodity described therein. (11/01/94)


3705.01 Delivery Through Clearing Services Provider - All deliveries on maturing contracts shall be made through the Clearing Services Provider. The Clearing Services Provider shall prescribe such forms and requirements for initiating and completing delivery as are consistent with this chapter and the various contract specification chapters. (12/01/03)

3705.02 Payment Upon Delivery - The receiver of a Notice of Intention from the Clearing Services Provider shall present the delivery invoice at the office of the deliverer not later than 1:00 p.m. on the next business day, i.e., delivery day, or by such other time designated by the Exchange, together with a certified or cashier's check drawn on a Chicago bank, and shall receive therefore, properly endorsed, warehouse receipts or shipping certificates in accordance with the Notice and any other contract documents required under these rules and regulations.

If said delivery day is a banking holiday, delivery and payment must be made before 9:30 a.m. the next banking business day, or by such other time designated by the Exchange, and the seller shall be responsible for storage charges up to and including that banking holiday. Adjustments for differences between contract prices and delivery prices established by the Clearing Services Provider shall be made with the Clearing Services Provider in accordance with its Regulations. (12/01/03)

3705.03 Necessity Of Possession Of Documents - The deliverer shall at such time as the Notice of Intent is delivered to the Clearing Services Provider have possession of all documents (except a warehouse receipt in the case of a redelivery) necessary to make good delivery. (12/01/03)

3705.04   Suspended Member Out Of Line For Delivery - When a clearing member who has open purchases is suspended from the Clearing Services Provider for default or insolvency, he shall be deemed out of line for delivery and tender shall be made to the buyer obligated upon the next oldest contract. Also, if tender be made to a buyer who is thereafter suspended for default or insolvency before delivery is accepted, the Notice shall be withdrawn and another immediately served upon the buyer obligated upon the next oldest contract. (12/01/03)

3705.05 Failure to Deliver - A clearing member who has not tendered a Notice on or before 8:00 p.m., or by such other time designated by the Exchange, on the last day in a delivery month on which such notice is permitted shall be in default. Failure to make delivery shall constitute improper conduct.



If a clearing member fails to fulfill its delivery obligation, the non-defaulting clearing member must notify the Clearing Services Provider of such failure as soon as possible. If, and only if, the non-defaulting clearing member notifies the Clearing Services Provider of the failure no later than sixty minutes after the time the delivery obligation was required to have been fulfilled, then the Clearing Services Provider shall pay to the non-defaulting clearing member reasonable damages proximately caused by the default.

The Clearing Services Provider shall not be obligated to either: (1) pay any damages greater than the difference between the delivery price of the specific commodity and the reasonable market price of such commodity at the time delivery was required; or (2) make or accept delivery of the actual commodity; or (3) pay any damages relating to the accuracy, genuineness, completeness, or acceptableness of warehouse receipts, shipping certificates, or any similar documents; or (4) pay any damages relating to the failure or insolvency of banks, depositories, warehouses, shipping stations, or similar organizations or entities that may be involved with a delivery.

All delivery obligations of a clearing member to another clearing member, which are not fulfilled by the clearing member, shall be deemed an obligation of the defaulting clearing member to the Clearing Services Provider. These obligations must be fulfilled to the Clearing Services Provider within sixty minutes of the time the obligations were required to be fulfilled to the non-defaulting clearing member. (12/01/03)

3705.06 Failure To Accept Delivery -

If a clearing member fails to accept delivery, the seller tendering such delivery shall promptly sell the commodity for the account of the buyer. If the proceeds are insufficient to pay the seller the full delivery price, the clearing member failing to accept delivery shall be liable for the difference.

If a clearing member is unable or refuses to make full payment to the seller, the Clearing Services Provider shall bear the seller's loss in the first instance.

All delivery obligations of a clearing member to another clearing member, which are not fulfilled by the clearing member, shall be deemed an obligation of the defaulting clearing member to the Clearing Services Provider. These obligations must be fulfilled to the Clearing Services Provider within sixty minutes of the time the obligations were required to be fulfilled to the non-defaulting clearing member.

Failure to accept delivery or make full payment shall also constitute improper conduct. (12/01/03)


                                      3710

                    Ch37 Delivery Facilities and Procedures
                    ---------------------------------------



3705.07   Transfer Of Cash For Futures After Termination Of Contract - Subject
to the Exchange approval, a transfer of cash merchandise for futures may be permitted during the contract month after termination of the contract.


Such transfer of cash for futures shall be cleared through the Clearing Services Provider in accordance with normal procedures and shall be made at the prices as are mutually agreed upon by the two parties to the transaction. Such transfers shall be clearly designated by proper symbol as transfer transactions and shall be recorded by the Exchange and the clearing member to the transactions, and proper notice given to the membership. Each party to such transaction must satisfy the Exchange that the transaction is bona fide and must file with the Clearing Services Provider all memoranda necessary to establish the nature of the transaction, the kind and quantity of the cash commodity, the kind, quantity and price of the commodity future, the names of all clearing members to the transaction and such other information as the Clearing Services Provider or Exchange may require.

Such transfer of cash for futures shall bear the normal commission charges pursuant to deliveries. (12/01/03)


3705.08   Risk Of Loss And Charges -

     A. Title and the risk of loss or damage pass to the buyer at the time of delivery of the warehouse receipts.

     B. The deliverer shall be responsible for all warehouse charges until the time when title passes and thereafter the receiver shall be responsible.

     C. The receiver shall be responsible for all inspection and weighing charges at load-out. (11/01/94)

                                     3711

--------------------------------------------------------------------------------
Chapter 38
CBOT Rough Rice Options
--------------------------------------------------------------------------------
Ch38 Trading Conditions.....................................................3802
   3801.00   Authority .....................................................3802
   3801.01   Application of Regulations.....................................3802
   3802.01   Nature of Rough Rice Futures Put Options.......................3802
   3802.02   Nature of Rough Rice Futures Call Options......................3802
   3803.01   Trading Unit...................................................3802
   3804.01   Striking Prices................................................3802
   3805.01   Payment of Option Premium......................................3803
   3806.01   Option Premium Basis...........................................3803
   3807.01   Exercise of Option ............................................3803
   3807.02   Automatic Exercise ............................................3803
   3807.03   Corrections to Option Exercises................................3803
   3808.01   Expiration of Option...........................................3803
   3809.01   Months Traded..................................................3803
   3810.01   Trading Hours..................................................3803
   3811.01   Position Limits and Reportable Positions.......................3803
   3812.01   Margin Requirements............................................3803
   3813.01   Last Day of Trading............................................3803
   3814.01   Option Premium Fluctuation Limits..............................3804


                                      3801

                             Ch38 Trading Conditions

--------------------------------------------------------------------------------
Chapter 38
CBOT Rough Rice Options
--------------------------------------------------------------------------------

Ch38 Trading Conditions

3801.00 Authority - (See Rule 2801.00). (04/01/04)

3801.01 Application of Regulations - Transactions in put and call options on Rough Rice futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on Rough Rice futures contracts (See Rule 490.00). (04/01/04)

3802.01 Nature of Rough Rice Futures Put Options - The buyer of one (1) Rough Rice futures put option may exercise his option at any time prior to expiration, (subject to Regulation 3807.01), to assume a short position in one (1) Rough Rice futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Rough Rice futures put option incurs the obligation of assuming a long position in one (1) Rough Rice futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (04/01/04)

3802.02 Nature of Rough Rice Futures Call Options - The buyer of one (1) Rough Rice futures call option may exercise his option at any time prior to expiration, (subject to Regulation 3807.01), to assume a long position in one
(1) Rough Rice futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) Rough Rice futures call option incurs the obligation of assuming a short position in one
(1) Rough Rice futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (04/01/04)

3803.01 Trading Unit - One (1) 2,000 hundredweight Rough Rice futures contract of a specified contract month on the Chicago Board of Trade. (04/01/04)

3804.01 Striking Prices - Trading shall be conducted for put and call options with striking prices (the "strikes") in integral multiples of twenty (20) cents per hundredweight per Rough Rice futures contract (i.e., 7.80, 8.00, 8.20, etc.) and in integral multiples of forty (40) cents per hundredweight per Rough Rice futures contract (i.e., 8.00, 8.40, 8.80, etc.) as follows:

1.   a.   In integral multiples of twenty cents, at the commencement of trading for an option contract, the following strikes shall be listed: one with a strike closest to the previous day's settlement price of the underlying Rough Rice futures contract, the next five consecutive higher and the next five consecutive lower strikes (the "initial band"). If the previous day's settlement price is midway between two strikes, the closest price shall be the larger of the two.

     b. In integral multiples of forty cents, at the commencement of trading for an option contract, the following strikes shall be listed: the next four consecutive strikes above the initial band.

     c. In integral multiples of twenty cents, over time, strikes shall be added as necessary to ensure that all strikes within $1.10 of the previous day's trading range of the underlying futures contract are listed (the "minimum band").

     d. In integral multiples of forty cents, over time, strikes shall be added as necessary to ensure that the next four consecutive strikes above the minimum band are listed.

     e. No new strikes may be added by these procedures in the month in which an option expires.

2. All strikes will be listed prior to the opening of trading on the following business day. The Exchange may modify the procedures for the introduction of strikes as it deems appropriate in order to respond to market conditions. (04/01/04)


                                      3802

                             Ch38 Trading Conditions

3805.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (04/01/04)

3806.01 Option Premium Basis - The premium for Rough Rice futures options shall be in multiples of $0.0025 per hundredweight of a 2,000 hundredweight Rough Rice futures contract which shall equal $5.00 per contract.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $4.00 in $1.00 increments per option contract. (04/01/04)

3807.01 Exercise of Option - The buyer of a Rough Rice futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (04/01/04)

3807.02 Automatic Exercise - Notwithstanding the provisions of Regulation 3807.01, after the close on the last day of trading, all in-the-money options shall be automatically exercised, unless notice to cancel automatic exercise is given to the Clearing Services Provider. Notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (04/01/04)

3807.03 Corrections to Option Exercises - Corrections to option exercises may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (04/01/04)

3808.01 Expiration of Option - Unexercised Rough Rice futures options shall expire at 7:00 p.m. on the last day of trading. (04/01/04)

3809.01 Months Traded - Trading may be conducted in the nearby Rough Rice futures options contract month plus any succeeding months, provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which Rough Rice futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the February option contract is the March futures contract. (04/01/04)

3810.01 Trading Hours - The hours of trading of options on Rough Rice futures contracts shall be determined by the Board. On the last day of trading in an expiring option, the closing time for such options shall be the same as the close of trading of the Regular Daytime open outcry trading session for the corresponding Rough Rice futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring Rough Rice futures options shall be closed with a public call made striking price by striking price, conducted by such persons as the Regulatory Compliance Committee shall direct. On all other days, Rough Rice futures options shall be opened and closed for all months and striking prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (04/01/04)

3811.01 Position Limits and Reportable Positions - (See Regulation 425.01) (04/01/04)

3812.01 Margin Requirements - (See Regulation 431.05) (04/01/04)

3813.01 Last Day of Trading - No trades in Rough Rice futures options expiring in the current month shall be made after the close of trading of the Regular Daytime open outcry trading session for the corresponding Rough Rice futures contract on the last Friday which precedes, by at least two business days, the last business day of the month preceding the option month. If such Friday is not a business day, the last day of trading shall be the business day prior to such Friday. (04/01/04)


                                      3803

                             Ch38 Trading Conditions

3814.01 Option Premium Fluctuation Limits - Trading is prohibited during any day except for the last day of trading in a Rough Rice futures option at a premium of more than the trading limit for the Rough Rice futures contract above and below the previous day's settlement premium for that option as determined by the Clearing Services Provider. On the first day of trading, limits shall be set from the lowest premium of the opening range. (04/01/04)


                                      3804

================================================================================
Chapter 39
Bund Futures
================================================================================

        Ch39 Trading Conditions ........................................ 3902
               3901.01    Authority .................................... 3902
               3902.01    Application of Regulations ................... 3902
               3904.01    Unit of Trading .............................. 3902
               3905.01    Months Traded In ............................. 3902
               3906.01    Price Basis .................................. 3902
               3907.01    Hours of Trading ............................. 3902
               3909.01    Last Day of Trading .......................... 3902
               3909.02    Liquidation During the Delivery Month ........ 3902
               3910.01    Margin Requirements .......................... 3902
               3912.01    Position Limits and Reportable Positions ..... 3902

        Ch39 Delivery Procedures ....................................... 3903
               3936.01    Standards .................................... 3903
               3942.01    Delivery on Futures Contracts ................ 3903
               3947.01    Payment ...................................... 3903

                                      3901

================================================================================
Chapter 39
Bund Futures
================================================================================

Ch39 Trading Conditions

3901.01 Authority - Trading in Bund futures may be conducted under such terms and conditions as may be prescribed by regulation. (04/01/04)

3902.01 Application of Regulations - Transactions in Bund futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Bund futures. Bund futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (04/01/04)

3904.01 Unit of Trading - The unit of trading shall be Bundesanleihen (Bunds) issued by the Federal Republic of Germany, having face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof, and having remaining term to maturity between 8 years 6 months and 10 years 6 months. (04/01/04)

3905.01 Months Traded In - Trading in Bund futures may be scheduled in such months as determined by the Exchange. (04/01/04)

3906.01 Price Basis - The price of Bund futures contracts shall be quoted in points and hundredths of one point. One point shall equal EUR 1,000, and par shall be on the basis of 100 points. The minimum price fluctuation shall be one hundredth (0.01) of one point, or EUR 10 per contract, except for intermonth spreads, for which the minimum price fluctuation shall be one half of one hundredth (0.005) of one point, or EUR 5 per contract. Contracts shall not be made on any other price basis. (04/01/04)

3907.01 Hours of Trading - The hours of trading in Bund futures shall be determined by the Exchange. Trading in an expiring Bund futures contract shall cease at 12:30 p.m. Central Europe time on the last trading day of said futures contract. The market shall be opened and closed for all months simultaneously or in such other manner as the Exchange shall direct. (04/01/04)

3909.01 Last Day of Trading - The last trading day in a Bund futures contract shall be the second Frankfurt business day that precedes the tenth calendar day of the contract's delivery month. If the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the last trading day of said Bund futures contract shall be the second Frankfurt business day that precedes the Frankfurt business day immediately following the tenth calendar day. (04/01/04)

3909.02 Liquidation During the Delivery Month - After trading has ceased in contracts for future delivery in the current delivery month (in accordance with Regulation 3909.01), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 3942.01. (04/01/04)

3910.01  Margin Requirements - (See Regulation 431.03). (04/01/04)

3912.01 Position Limits and Reportable Positions - (See Regulation 425.01). (04/01/04)

                                      3902

Ch39 Delivery Procedures

3936.01 Standards - The contract grade shall be any Bundesanleihe (Bund) issued by the Federal Republic of Germany that has:

(a) face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof;

(b)  original issue size of at least two billion euros (EUR 2,000,000,000);

(c) remaining term to maturity between 8 years 6 months and 10 years 6 months as of the tenth calendar day of the contract's delivery month (or, if the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the Frankfurt business day immediately following the tenth calendar day).

Determination of contract final settlement price shall be as prescribed in Regulation 3942.01. The price, P, at which any Bund that meets contract grade shall enter into determination of the contract final settlement price shall be:

         P = M / CF , where:

         M is the market price of said Bund, as of 12:30 p.m. Central Europe time on the last trading day of said futures contract, as determined and furnished to the Exchange by the Exchange's approved price data provider. Said market price shall be represented in points and hundredths of points, and par shall be on the basis of 100 points.

         CF is a conversion factor, computed and published by the Exchange, that reflects the price (per face value at maturity of one euro (EUR
         1)) at which said Bund will yield 6% per annum.

If the Exchange's approved price data provider fails to report said market price on the last day of trading for any Bund that meets contract grade, then the contract final settlement price shall be based upon market prices, as of 12:30 p.m. Central Europe time on the next Frankfurt business day for which prices are reported by the Exchange's approved price data provider, for all Bunds that meet contract grade. (04/01/04)

3942.01 Delivery on Futures Contracts - Delivery against Bund futures shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Generally, contract final settlement value (defined below) shall be calculated on the last day of trading, after the Exchange's approved price data provider has furnished to the Exchange market prices for the last day of trading for all Bunds that meet contract grade (as prescribed in Regulation 3936.01). For exceptions to this schedule, see Regulation 3936.01.

The contract final settlement value shall be determined as:

         EUR 1,000 x Minimum{P\\1\\...P\\i\\...P\\n\\}

where n is the number of Bunds that meet contract grade, and the P\\i\\ , i = 1 through n inclusive, are the prices at which Bunds that meet contract grade shall enter into determination of the contract final settlement price (as prescribed in Regulation 3936.01).

The final settlement price shall be the final settlement value, so determined, rounded to the nearest one thousandth (0.001) of a price point, i.e., the nearest EUR 1. In the event that the final settlement value is at the exact midpoint between any two adjacent thousandths of a price point, the final settlement price will be obtained by rounding up to the nearest thousandth of a price point. (04/01/04)

3947.01  Payment - (See Regulation 1049.04) (04/01/04)

                                      3903

================================================================================
Chapter 40
Bobl Futures
================================================================================

        Ch40 Trading Conditions ..........................................  4002
               4001.01     Authority .....................................  4002
               4002.01     Application of Regulations ....................  4002
               4004.01     Unit of Trading ...............................  4002
               4005.01     Months Traded In ..............................  4002
               4006.01     Price Basis ...................................  4002
               4007.01     Hours of Trading ..............................  4002
               4009.01     Last Day of Trading ...........................  4002
               4009.02     Liquidation During the Delivery Month .........  4002
               4010.01     Margin Requirements ...........................  4002
               4012.01     Position Limits and Reportable Positions ......  4002

        Ch40 Delivery Procedures .........................................  4003
               4036.01     Standards .....................................  4003
               4942.01     Delivery on Futures Contracts .................  4003
               4047.01     Payment .......................................  4003

                                      4001

================================================================================
Chapter 40
Bobl Futures
================================================================================

Ch40 Trading Conditions

4001.01 Authority - Trading in Bobl futures may be conducted under such terms and conditions as may be prescribed by regulation. (04/01/04)

4002.01 Application of Regulations - Transactions in Bobl futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Bobl futures. Bobl futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (04/01/04)

4004.01 Unit of Trading - The unit of trading shall be Bundesanleihen (Bunds) and Bundesobligationen (Bobls) issued by the Federal Republic of Germany, having face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof, and having remaining term to maturity between 4 years 6 months and 5 years 6 months. (04/01/04)

4005.01 Months Traded In - Trading in Bobl futures may be scheduled in such months as determined by the Exchange. (04/01/04)

4006.01 Price Basis - The price of Bobl futures contracts shall be quoted in points and hundredths of one point. One point shall equal EUR 1,000, and par shall be on the basis of 100 points. The minimum price fluctuation shall be one hundredth (0.01) of one point, or EUR 10 per contract, except for intermonth spreads, for which the minimum price fluctuation shall be one half of one hundredth (0.005) of one point, or EUR 5 per contract. Contracts shall not be made on any other price basis. (04/01/04)

4007.01 Hours of Trading - The hours of trading in Bobl futures shall be determined by the Exchange. Trading in an expiring Bobl futures contract shall cease at 12:30 p.m. Central Europe time on the last trading day of said futures contract. The market shall be opened and closed for all months simultaneously or in such other manner as the Exchange shall direct. (04/01/04)

4009.01 Last Day of Trading - The last trading day in a Bobl futures contract shall be the second Frankfurt business day that precedes the tenth calendar day of the contract's delivery month. If the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the last trading day of said Bobl futures contract shall be the second Frankfurt business day that precedes the Frankfurt business day immediately following the tenth calendar day. (04/01/04)

4009.02 Liquidation During the Delivery Month - After trading has ceased in contracts for future delivery in the current delivery month (in accordance with Regulation 4009.01), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 4042.01. (04/01/04)

4010.01  Margin Requirements - (See Regulation 431.03). (04/01/04)

4012.01 Position Limits and Reportable Positions - (See Regulation 425.01). (04/01/04)

                                      4002

Ch40 Delivery Procedures

4036.01 Standards - The contract grade shall be any Bundesanleihe (Bund) or Bundesobligation (Bobl) issued by the Federal Republic of Germany that has:

(a) face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof;

(b)  original issue size of at least two billion euros (EUR 2,000,000,000);

(c) remaining term to maturity between 4 years 6 months and 5 years 6 months as of the tenth calendar day of the contract's delivery month (or, if the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the Frankfurt business day immediately following the tenth calendar day).

Determination of contract final settlement price shall be as prescribed in Regulation 4042.01. The price, P, at which any Bund or Bobl that meets contract grade shall enter into determination of the contract final settlement price shall be:

         P = M / CF , where:

         M is the market price of said Bund or Bobl, as of 12:30 p.m. Central Europe time on the last trading day of said futures contract, as determined and furnished to the Exchange by the Exchange's approved price data provider. Said market price shall be represented in points and hundredths of points, and par shall be on the basis of 100 points.

         CF is a conversion factor, computed and published by the Exchange, that reflects the price (per face value at maturity of one euro (EUR
         1)) at which said Bund or Bobl will yield 6% per annum.

If the Exchange's approved price data provider fails to report said market price on the last day of trading for any Bund or Bobl that meets contract grade, then the contract final settlement price shall be based upon market prices, as of 12:30 p.m. Central Europe time on the next Frankfurt business day for which prices are reported by the Exchange's approved price data provider, for all Bunds and Bobls that meet contract grade. (04/01/04)

4042.01 Delivery on Futures Contracts - Delivery against Bobl futures shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Generally, contract final settlement value (defined below) shall be calculated on the last day of trading, after the Exchange's approved price data provider has furnished to the Exchange market prices for the last day of trading for all Bunds and Bobls that meet contract grade (as prescribed in Regulation 4036.01). For exceptions to this schedule, see Regulation 4036.01.

The contract final settlement value shall be determined as:

         EUR 1,000 x Minimum{P\\1\\....P\\i\\.....P\\n\\}

where n is the number of Bunds and Bobls that meet contract grade, and the P\\i\\, i = 1 through n inclusive, are the prices at which Bunds and Bobls that meet contract grade shall enter into determination of the contract final settlement price (as prescribed in Regulation 4036.01).

The final settlement price shall be the final settlement value, so determined, rounded to the nearest one thousandth (0.001) of a price point, i.e., the nearest EUR 1. In the event that the final settlement value is at the exact midpoint between any two adjacent thousandths of a price point, the final settlement price will be obtained by rounding up to the nearest thousandth of a price point. (04/01/04)

4047.01  Payment - (See Regulation 1049.04) (04/01/04)

                                      4003

================================================================================
Chapter 41
Schatz Futures
================================================================================

        Ch41 Trading Conditions .......................................... 4102
               4101.01     Authority ..................................... 4102
               4102.01     Application of Regulations .................... 4102
               4104.01     Unit of Trading ............................... 4102
               4105.01     Months Traded In .............................. 4102
               4106.01     Price Basis ................................... 4102
               4107.01     Hours of Trading .............................. 4102
               4109.01     Last Day of Trading ........................... 4102
               4109.02     Liquidation During the Delivery Month ......... 4102
               4110.01     Margin Requirements ........................... 4102
               4112.01     Position Limits and Reportable Positions ...... 4102

        Ch41 Delivery Procedures ......................................... 4103
               4136.01     Standards ..................................... 4103
               4142.01     Delivery on Futures Contracts ................. 4103
               4147.01     Payment ....................................... 4103

                                      4101

================================================================================
Chapter 41
Schatz Futures
================================================================================
Ch41 Trading Conditions

4101.01 Authority - Trading in Schatz futures may be conducted under such terms and conditions as may be prescribed by regulation. (04/01/04)

4102.01 Application of Regulations - Transactions in Schatz futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in Schatz futures. Schatz futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (04/01/04)

4104.01 Unit of Trading - The unit of trading shall be Bundesanleihen (Bunds), Bundesobligationen (Bobls), and Bundesschatzanweisungen (Schatz) issued by the Federal Republic of Germany, having face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof, and having remaining term to maturity between 1 year 9 months and 2 years 3 months. (04/01/04)

4105.01 Months Traded In - Trading in Schatz futures may be scheduled in such months as determined by the Exchange. (04/01/04)

4106.01 Price Basis - The price of Schatz futures contracts shall be quoted in points and halves of one hundredth of one point. One point shall equal EUR 1,000, and par shall be on the basis of 100 points. The minimum price fluctuation shall be one hundredth (0.01) of one point, or EUR 10 per contract, except for intermonth spreads, for which the minimum price fluctuation shall be one half of one hundredth (0.005) of one point, or EUR 5 per contract. Contracts shall not be made on any other price basis. (04/01/04)

4107.01 Hours of Trading - The hours of trading in Schatz futures shall be determined by the Exchange. Trading in an expiring Schatz futures contract shall cease at 12:30 p.m. Central Europe time on the last trading day of said futures contract. The market shall be opened and closed for all months simultaneously or in such other manner as the Exchange shall direct. (04/01/04)

4109.01 Last Day of Trading - The last trading day in a Schatz futures contract shall be the second Frankfurt business day that precedes the tenth calendar day of the contract's delivery month. If the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the last trading day of said Schatz futures contract shall be the second Frankfurt business day that precedes the Frankfurt business day immediately following the tenth calendar day. (04/01/04)

4109.02 Liquidation During the Delivery Month - After trading has ceased in contracts for future delivery in the current delivery month (in accordance with Regulation 4109.01), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 4142.01. (04/01/04)

4110.01  Margin Requirements - (See Regulation 431.03). (04/01/04)

4112.01 Position Limits and Reportable Positions - (See Regulation 425.01). (04/01/04)

                                      4102

Ch41 Delivery Procedures

4136.01 Standards - The contract grade shall be any Bundesanleihe (Bund), Bundesobligation (Bobl), or Bundesschatzanweisung (Schatz) issued by the Federal Republic of Germany that has:

(a) face value at maturity of one hundred thousand euros (EUR 100,000) or multiples thereof;

(b)  original issue size of at least two billion euros (EUR 2,000,000,000);

(c) remaining term to maturity between 1 year 9 months and 2 years 3 months as of the tenth calendar day of the contract's delivery month (or, if the tenth calendar day of the contract's delivery month is not a Frankfurt business day, then the Frankfurt business day immediately following the tenth calendar day).

Determination of contract final settlement price shall be as prescribed in Regulation 4142.01. The price, P, at which any Bund, Bobl, or Schatz that meets contract grade shall enter into determination of the contract final settlement price shall be:

         P = M / CF , where:

         M is the market price of said Bund, Bobl, or Schatz, as of 12:30 p.m. Central Europe time on the last trading day of said futures contract, as determined and furnished to the Exchange by the Exchange's approved price data provider. Said market price shall be represented in points and hundredths of points, and par shall be on the basis of 100 points.

         CF is a conversion factor, computed and published by the Exchange, that reflects the price (per face value at maturity of one euro (EUR
         1)) at which said Bund, Bobl, or Schatz will yield 6% per annum.

If the Exchange's approved price data provider fails to report said market price on the last day of trading for any Bund, Bobl, or Schatz that meets contract grade, then the contract final settlement price shall be based upon market prices, as of 12:30 p.m. Central Europe time on the next Frankfurt business day for which prices are reported by the Exchange's approved price data provider, for all Bunds, Bobls, and Schatz that meet contract grade. (04/01/04)

4142.01 Delivery on Futures Contracts - Delivery against Schatz futures shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Generally, contract final settlement value (defined below) shall be calculated on the last day of trading, after the Exchange's approved price data provider has furnished to the Exchange market prices for the last day of trading for all Bunds, Bobls, and Schatz that meet contract grade (as prescribed in Regulation 4136.01). For exceptions to this schedule, see Regulation 4136.01.

The contract final settlement value shall be determined as:

         EUR 1,000 x Minimum{P\\1\\....P\\i\\....P\\n\\}

where n is the number of Bunds, Bobls, and Schatz that meet contract grade, and the P\\i\\, i = 1 through n inclusive, are the prices at which Bunds, Bobls, and Schatz that meet contract grade shall enter into determination of the contract final settlement price (as prescribed in Regulation 4136.01).

The final settlement price shall be the final settlement value, so determined, rounded to the nearest one thousandth (0.001) of a price point, i.e., the nearest EUR 1. In the event that the final settlement value is at the exact midpoint between any two adjacent thousandths of a price point, the final settlement price will be obtained by rounding up to the nearest thousandth of a price point. (04/01/04)

4147.01  Payment - (See Regulation 1049.04) (04/01/04)

                                      4103

================================================================================
Chapter 42
WI 2-Year U.S. Treasury Note Futures
================================================================================

        Ch42 Trading Conditions .......................................... 4202
               4201.01     Authority ..................................... 4202
               4202.01     Application of Regulations .................... 4202
               4204.01     Unit of Trading ............................... 4202
               4205.01     Months Traded In .............................. 4202
               4206.01     Price Basis ................................... 4202
               4207.01     Hours of Trading .............................. 4202
               4209.01     Last Day of Trading ........................... 4202
               4209.02     Liquidation During the Delivery Month ......... 4202
               4210.01     Margin Requirements ........................... 4203
               4212.01     Position Limits and Reportable Positions ...... 4203

        Ch42 Delivery Procedures ......................................... 4204
               4236.01     Standards ..................................... 4204
               4242.01     Delivery on Futures Contracts ................. 4204

                                      4201

================================================================================
Chapter 42
WI 2-Year U.S. Treasury Note Futures
================================================================================

Ch42 Trading Conditions

4201.01 Authority - Trading in When Issued (WI) 2-Year U.S. Treasury Note futures may be conducted under such terms and conditions as may be prescribed by regulation. (05/01/04)

4202.01 Application of Regulations - Transactions in WI 2-Year U.S. Treasury Note futures shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in WI 2-Year U.S. Treasury Note futures. WI 2-Year U.S. Treasury Note futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (05/01/04)

4204.01 Unit of Trading - The unit of trading for a WI 2-Year U.S. Treasury Note futures contract shall be approximately $500,000 notional par value of a 2-year U.S. Treasury note regularly scheduled for auction during the contract's delivery month.

The phrases "regularly scheduled" and "regularly schedule," as used here and elsewhere in this chapter in reference to auctions of 2-year U.S. Treasury notes, will describe any note that is scheduled (i) to be auctioned within a given calendar month and (ii) to be issued with a dated date that coincides with the last day of said calendar month. A tentative schedule of forthcoming auctions is published quarterly, generally in the first week of February, May, August, and November, by the Office of Domestic Finance of the U.S. Treasury Department. (05/01/04)

4205.01 Months Traded In - Trading in WI 2-Year U.S. Treasury Note futures may be scheduled in such months as determined by the Exchange. (05/01/04)

4206.01 Price Basis - The price of WI 2-Year U.S. Treasury Note futures contracts shall be quoted on an index basis of 100 minus the yield of the 2-year Treasury note auction regularly scheduled during the contract's delivery month (e.g., a yield of 6.50% is quoted at 93.50). One basis point (0.01) shall be equal to $92.92. The minimum price fluctuation shall be one quarter of one basis point (0.0025), which is equal to $23.23. Contracts shall not be made on any other price basis. (05/01/04)

4207.01 Hours of Trading - The hours of trading in WI 2-Year U.S. Treasury Note futures shall be determined by the Exchange. The market shall be opened and closed for all months simultaneously or in such other manner as the Exchange shall direct.

Trading in an expiring WI 2-Year U.S. Treasury Note futures contract shall cease at 5:00 p.m. New York time on the contract's last day of trading. (05/01/04)

4209.01 Last Day of Trading - The last trading day in an expiring WI 2-Year U.S. Treasury Note futures contract shall be the day of the auction of 2-year U.S. Treasury notes regularly scheduled during the contract's delivery month.

If the U.S. Treasury Department cancels a regularly scheduled 2-year note auction, or postpones by at least one business day a regularly scheduled 2-year note auction, or declines to regularly schedule the auction of a 2-year note in a delivery month for which the Exchange already has listed a WI 2-Year U.S. Treasury Note futures contact, then the last day of trading in the WI 2-Year U.S. Treasury Note futures contract with the corresponding delivery month shall automatically become the business day preceding the last calendar day of the delivery month. (05/01/04)

4209.02 Liquidation During the Delivery Month - After trading has ceased in contracts for

                                      4202
future delivery in the current delivery month (in accordance with Regulation 4209.01 of this chapter), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 4242.01. (05/01/04)

4210.01  Margin Requirements - (See Regulation 431.03). (05/01/04)

4212.01 Position Limits and Reportable Positions - (See Regulation 425.01). (05/01/04)

                                      4203

Ch42 Delivery Procedures

4236.01 Standards - The contract grade shall be 100 minus the final settlement yield of the unit of trading (as defined in Regulation 4204.01 of this chapter) on the last day of trading (as defined in Regulation 4209.01 of this chapter).

The final settlement yield shall be the outcome of the 2-year U.S. Treasury note auction regularly scheduled during the contract's delivery month, as published by the U.S. Treasury Department, rounded to the nearest one quarter (1/4) of one basis point.

In the event that the final settlement yield is at the exact midpoint between any two adjacent quarters of one basis point, the final settlement yield will be obtained by rounding up to the nearest one quarter of one basis point.

If the U.S. Treasury Department cancels a regularly scheduled 2-year note auction, or postpones by at least one business day a regularly scheduled 2-year note auction, or declines to regularly schedule the auction of a 2-year note in a delivery month for which the Exchange already has listed a WI 2-Year U.S. Treasury Note futures contract, then the final settlement yield for the contract with the corresponding delivery month shall be the 2-year Treasury constant maturity yield for the contract's last day of trading (as specified under this contingency in Regulation 4209.01), as published by the Board of Governors of the Federal Reserve System in its Daily Update to the H.15 Statistical Release ("Selected Interest Rates"). Said Daily Update to the H.15 Statistical Release generally will be published on the first business day following the last day of trading. (05/01/04)

4242.01 Delivery on Futures Contracts - Delivery against WI 2-Year U.S. Treasury Note futures shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Final settlement yield shall be calculated on the last day of trading, after the U.S. Treasury Department has announced the auction result.

If the U.S. Treasury Department cancels a regularly scheduled 2-year note auction, or postpones by at least one business day a regularly scheduled 2-year note auction, or declines to regularly schedule the auction of a 2-year note in a delivery month for which the Exchange already has listed a WI 2-Year U.S. Treasury Note futures contract, then the final settlement yield shall be calculated after the Board of Governors of the Federal Reserve System has published the pertinent Daily Update to the H.15 Statistical Release (as specified under this contingency in Regulation 4236.01). (05/01/04)

                                      4204

=========================================================================================================
Chapter 43
CBOT(R) Dow Jones Industrial Average(SM) Index Futures
=========================================================================================================
     Ch 43 Trading Conditions.....................................................................   4302
            4301.00   Authority...................................................................   4302
            4302.01   Application of Regulation...................................................   4302
            4303.01   Emergencies, Acts of God, Acts of Government................................   4302
            4304.01   Unit of Trading.............................................................   4302
            4305.01   Months Traded In............................................................   4302
            4306.01   Price Basis.................................................................   4302
            4307.01   Hours of Trading............................................................   4302
            4308.01   Price Limits and Trading Halts..............................................   4302
            4309.01   Last Day of Trading.........................................................   4302
            4309.02   Liquidation During the Delivery Month.......................................   4303
            4310.01   Margin Requirements.........................................................   4303
            4312.01   Position Limits and Reportable Positions....................................   4303

     Ch 43 Delivery Procedures....................................................................   4304
            4336.01   Standards...................................................................   4304
            4342.01   Delivery on Futures Contracts...............................................   4304
            4342.02   Final Settlement Price......................................................   4304
            4342.03   The Final Settlement Day....................................................   4304
            4347.01   Payment.....................................................................   4304
            4348.01   Disclaimer..................................................................   4304


                                     4301

================================================================================
 Chapter 43
 CBOT(R) Dow Jones Industrial Average(SM) Index/1/ Futures

================================================================================
 Ch 43 Trading Conditions

 4301.00   Authority - (See 1701.00)  (11/01/97)

 4302.01   Application of Regulations - Futures transactions in CBOT Dow Jones
 Industrial Average(SM) ("DJIA") Index contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT Dow Jones Industrial Average(SM) Index contracts. (09/01/00)

 4303.01   Emergencies, Acts of God, Acts of Government - If delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (11/01/97)

 4304.01   Unit of Trading - The unit of trading shall be $10.00 times the Dow
 Jones Industrial Average(SM). The Dow Jones Industrial Average(SM) is a price-weighted composite index of 30 stocks. (11/01/97)

 4305.01   Months Traded In - The months listed for trading are March, June,
 September and December, at the discretion of the Exchange. (11/01/97)

 4306.01   Price Basis - The price of the CBOT Dow Jones Industrial Average(SM)
 Index futures shall be quoted in points. One point equals $10.00. The minimum price fluctuation shall be one point per contract. Contracts shall not be made on any other price basis. (11/01/97)

 4307.01   Hours of Trading - The hours of trading for future delivery in CBOT
 Dow Jones Industrial Average(SM) Index futures shall be determined by the Board.

 The market shall be opened and closed for all months simultaneously, or in such other manner as the Regulatory Compliance Committee shall direct. (11/01/97)

 4308.01   Price Limits and Trading Halts - (See Regulation 1008.01) (11/01/97)

 4309.01   Last Day of Trading - The last day of trading in CBOT Dow Jones
 Industrial Average
_____________________
1 "Dow Jones(SM)", "The Dow(SM)", Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago ("CBOT".). The CBOT's futures and futures option contracts based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                                     4302

                           Ch 43 Trading Conditions
                           ------------------------

Index futures contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation 4342.03). (11/01/97)

4309.02    Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 4309.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 4342.01. (11/01/97)

4310.01    Margin Requirements - (See Regulation 431.03) (11/01/97)

4312.01    Position Limits and Reportable Positions - (See Regulation 425.01)
(11/01/97)

                                     4303

Ch 43 Delivery Procedures

4336.01    Standards - The contract grade shall be the final settlement price
(as described in Regulation 4342.02) of the Dow Jones Industrial Average(SM) Index on final settlement day (as described in Regulation 4342.03). (11/01/97)


4342.01 Delivery on Futures Contracts - Delivery against the CBOT Dow Jones Industrial Average(SM) Index Futures contract must be made through the Clearing Services Provider. Delivery under these regulations shall be on the final settlement day (as described in regulation 4342.03) and shall be accomplished by cash settlement as hereinafter provided.

Clearing members holding open positions in a CBOT Dow Jones Industrial Average(SM) Index futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Services Provider in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 4342.02). (12/01/03)


4342.02    Final Settlement Price - The final settlement price shall be determined on the final settlement day. The final settlement price shall be $10 times a Special Open Quotation (SOQ) of the Dow Jones Industrial Average(SM) Index based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 4342.03).

If the New York Stock Exchange ("NYSE") does not open on the day scheduled for the determination of the final settlement price, then the NYSE-stock component of the final settlement price shall be based on the next opening prices for NYSE stocks. (11/01/97)

4342.03    The Final Settlement Day - The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Industrial Average(SM) is not published for that day, the first preceding business day for which the Dow Jones Industrial Average(SM) is scheduled to be published. (11/01/97)

4347.01    Payment - (See Regulation 1049.04.) (11/01/97)

4348.01    Disclaimer -

CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES INDUSTRIAL AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED

                                     4304

                           Ch 43 Delivery procedures
                           -------------------------

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (11/01/97)

                                     4305

=======================================================================================================
Chapter 44
CBOT(R) Dow Jones Industrial Average(SM) Index Futures Options
=======================================================================================================
    Ch 44 Trading Conditions.....................................................................  4402
           4401.00  Authority....................................................................  4402
           4401.01  Application of Regulations...................................................  4402
           4402.01  Nature of CBOT Dow Jones Industrial Average(SM) Index Futures Put Options....  4402
           4402.02  Nature of Dow Jones Industrial Average(SM) Index Futures Call Options........  4402
           4403.01  Trading Unit.................................................................  4402
           4404.01  Striking Prices..............................................................  4402
           4405.01  Payment of Option Premium....................................................  4403
           4406.01  Option Premium Basis.........................................................  4403
           4407.01  Exercise of Option...........................................................  4403
           4407.02  Automatic Exercise...........................................................  4403
           4408.01  Expiration of Option.........................................................  4403
           4409.01  Months Traded In.............................................................  4403
           4410.01  Trading Hours................................................................  4403
           4411.01  Position Limits and Reportable Positions.....................................  4404
           4412.01  Margin Requirements..........................................................  4404
           4413.01  Last Day of Trading..........................................................  4404
           4414.01  Option Premium Fluctuation Limits............................................  4404
           4414.02  Trading Halts on Project A.02................................................  4404
           4415.01  Disclaimer...................................................................  4404

                                     4401

================================================================================
Chapter 44
CBOT(R) Dow Jones Industrial Average(SM) Index/1/
Futures Options
================================================================================

Ch 44 Trading Conditions

4401.00   Authority - (See Rule 2801.00) (11/01/97)

4401.01   Application of Regulations - Transactions in put and call options on
CBOT Dow Jones Industrial Average(SM) ("DJIA") Index futures contracts shall be subject to the general rules of the Association as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on CBOT Dow Jones Industrial Average(SM) Index futures contracts. (See Rule 490.00) (09/01/00)

4402.01   Nature of CBOT Dow Jones Industrial Average(SM) Index Futures Put
Options- The buyer of one (1) CBOT Dow Jones Industrial Average(SM) Index futures put option may exercise his option at any time prior to expiration (subject to Regulation 4407.01), to assume a short position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT Dow Jones Industrial Average(SM) Index futures put option incurs the obligation of assuming a long position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (11/01/97)

4402.02   Nature of Dow Jones Industrial Average(SM) Index Futures Call
Options -The buyer of one (1) CBOT Dow Jones Industrial Average(SM) Index futures call option may exercise his option at any time prior to expiration (subject to Regulation 4407.01), to assume a long position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT Dow Jones Industrial Average(SM) Index futures call option incurs the obligation of assuming a short position in one (1) CBOT Dow Jones Industrial Average(SM) Index futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (11/01/97)

4403.01   Trading Unit - One (1) CBOT Dow Jones Industrial Average(SM) Index
futures contract of a specified contract month on the Chicago Board of Trade. (11/01/97)

4404.01   Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one hundred (100) index points per CBOT Dow Jones Industrial Average Index futures contract and in integral multiples of two hundred (200) index points per CBOT Dow Jones Industrial Average(SM) Index futures contract as follows:

A. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in one hundred point intervals shall be listed: one with a striking price closest to the previous day's settlement price on the underlying CBOT Dow Jones Industrial Average Index futures contract and the next twenty consecutive higher and the next twenty consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time new striking prices will be added

____________

/1/ "Dow Jones(SM)", "The Dow(SM)", "Dow Jones Industrial Average(SM)", and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago ("CBOT."). The CBOT's futures and futures options contracts based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of trading in such product(s).

                                     4402

                           Ch 44 Trading Conditions
                           ------------------------

     to ensure that at least twenty one hundred point striking prices always exist above and below the previous day's settlement price in the underlying futures.


B. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in two hundred point intervals shall be listed: the next ten consecutive higher and the next ten consecutive lower strike prices above and below the strike price band as stipulated in Regulation 4404.01(A). Over time new striking prices will be added to ensure that at least ten striking prices in two hundred point intervals always exist above and below the strike price band as stipulated in Regulation 4404.01(A).


C. At the end of each quarterly cycle, the Exchange shall reset every listed month's strike prices to conform with Regulation 4404.01(A) and Regulation 4404.01(B). The newly calculated strike price band will be based on the final settlement price on the last business day of the quarterly cycle of the underlying futures contract. The Exchange will delist all previously listed strike prices that are not one of the newly calculated strike prices, provided that the strike to be delisted has neither call nor put open interest.



D. All new strike prices will be added prior to the opening of trading on the following business day. The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (11/01/03)



4405.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


4406.01   Option Premium Basis - The premium for CBOT Dow Jones Industrial
Average(SM) Index futures options shall be in multiples of one-half (1/2) of one index point of a CBOT Dow Jones Industrial Average(SM) Index futures contract which shall equal $5.


However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $4.00 in $1.00 increments per option contract. (11/01/03)

4407.01 Exercise of Option - The buyer of a CBOT Dow Jones Industrial Average(SM) Index futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (12/01/03)

4407.02 Automatic Exercise - Notwithstanding the provisions of Regulation 4407.01, for options with quarterly expirations, all in-the-money2 options shall be automatically exercised after 6:00 p.m. on the business day following the last day of trading, or such other time designated by the Exchange unless notice to cancel automatic exercise is given to the Clearing Services Provider. Notwithstanding the provisions of Regulation 4407.01, for options with non-quarterly expirations, all in-the-money options shall be automatically exercised after 6:00 p.m. on the last day of trading, or such other time designated by the Exchange unless notice to cancel automatic exercise is given to the Clearing Services Provider.

For options with quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the business day following the last day of trading. For options with non-quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (12/01/03)


4408.01   Expiration of Option - Unexercised CBOT Dow Jones Industrial
Average(SM) Index futures options with quarterly expirations shall expire at 7:00 p.m. on the business day following the last day of trading.

Unexercised CBOT Dow Jones Industrial Average(SM) Index futures options with non-quarterly expirations shall expire at 7:00 p.m. on the last day of trading. (11/01/97)

4409.01   Months Traded In - The months listed for trading are January through
December at the discretion of the Exchange; provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which CBOT Dow Jones Industrial Average(SM) Index futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example, the underlying futures contract for the October or November option contract is the December futures contract. (01/01/98)

4410.01   Trading Hours - The hours of trading of options on CBOT Dow Jones
Industrial

_______________

/2/ An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call than the exercise price for the option.

                                     4403

                           Ch 44 Trading Conditions
                           ------------------------

Average(SM) Index futures contracts shall be determined by the Board.
On the last day of trading in an expiring option the closing time for such option shall be the same as the underlying futures contract, subject to the provisions of the second paragraph of Rule 1007.00. On the last day of trading in an expiring option, the expiring CBOT Dow Jones Industrial Average(SM) Index futures options shall be closed with a public call, made strike price by strike price, conducted by such persons as the Regulatory Compliance Committee shall direct. CBOT Dow Jones Industrial Average(SM) Index futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Regulatory Compliance Committee shall direct. (11/01/97)

4411.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(10/01/00)

4412.01   Margin Requirements - (See Regulation 431.05) (11/07/97)

4413.01   Last Day of Trading - For options expiring on the quarterly cycle, trading shall terminate at the same date and time as the underlying futures contract. For options that expire in months other than those in the quarterly cycle, options trading shall terminate on the third Friday of the option contract month, at the end of the regular trading session. If that day is not an Exchange business day, options trading shall terminate on the first preceding business day. (11/01/97)

4414.01   Option Premium Fluctuation Limits - Option premium limits for the CBOT
Dow Jones Industrial Average(SM) Index futures options shall correspond to the daily trading limit in effect at that time for the underlying futures contract as specified in Regulation 1008.01F. There shall be no trading in any option contract during a period in which trading in the underlying future is halted as specified in Regulation 1008.01F. On the first day of trading, limits shall be set from the lowest premium of the opening range. (11/01/97)

4414.02   Trading Halts on e-cbot - There shall be no trading in any option contract during e-cbot trading hours when the CBOT Dow Jones Industrial Average(SM) Index primary futures contract is limit bid or limit offered at the e-cbot price limit. (09/01/00)

4415.01   Disclaimer -

CBOT Dow Jones Industrial Average(SM) Index futures and futures options are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of CBOT Dow Jones Industrial Average(SM) Index futures and futures options contracts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT DOW JONES INDUSTRIAL AVERAGE(SM) INDEX FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF

                                     4404

                           Ch 44 Trading Conditions
                           ------------------------

THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (11/01/97)

                                     4405

================================================================================
Chapter 49
10-Year Interest Rate Swap Futures
================================================================================
      CH49 TRADING CONDITIONS.................................  4902
           4901.01  Authority.................................  4902
           4902.01  Application of Regulations................  4902
           4904.01  Unit of Trading...........................  4902
           4905.01  Months Traded In..........................  4902
           4906.01  Price Basis...............................  4902
           4907.01  Hours of Trading..........................  4902
           4909.01  Last Day of Trading.......................  4902
           4909.02  Liquidation During the Delivery Month.....  4902
           4910.01  Margin Requirements.......................  4902
           4912.01  Position Limits and Reportable Positions..  4902

     CH49 DELIVERY PROCEDURES.................................  4903
           4936.01  Standards.................................  4903
           4942.01  Delivery on Futures Contracts.............  4903
           4947.01  Payment...................................  4903

                                     4901

================================================================================
Chapter 49
10-Year Interest Rate Swap Futures
================================================================================

Ch49 Trading Conditions

4901.01 Authority - Trading in 10-Year Interest Rate Swap futures may be conducted under such terms and conditions as may be prescribed by regulation. (11/01/01)

4902.01  Application of Regulations - Transactions in 10-Year Interest Rate
Swap futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in 10-Year Interest Rate Swap futures contracts. 10-Year Interest Rate Swap futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (11/01/01)

4904.01 Unit of Trading - The unit of trading shall be the notional price of the fixed-rate side of a 10-year interest rate swap that has notional principal equal to $100,000, and that exchanges semiannual interest payments at a fixed rate of 6% per annum, measured according to a 30/360 daycount convention, for floating interest rate payments, based on the 3-month London interbank offered rate (hereafter, LIBOR) and measured according to an actual/360 daycount convention, and that otherwise conforms to the terms prescribed by the International Swap and Derivatives Association, Inc. (hereafter, ISDA) for the purpose of computing the daily fixing of ISDA Benchmark Rates for U.S. dollar interest rate swaps. (06/01/02)

4905.01 Months Traded In - Trading in 10-Year Interest Rate Swap futures may be scheduled in such months as determined by the Exchange. (11/01/01)

4906.01 Price Basis - The price of 10-Year Interest Rate Swap futures contracts shall be quoted in points. One point equals $1,000.00. The minimum price fluctuation shall be one thirty-second (1/32) of one point or thirty-one dollars and twenty-five cents ($31.25) per contract except for intermonth spreads, where minimum price fluctuations shall be in multiples of one-fourth of one thirty-second point per 100 points ($7.8125 per contract. Contracts shall not be made on any other price basis. (04/01/02)

4907.01 Hours of Trading - The hours of trading in 10-Year Interest Rate Swap futures shall be determined by the Board. Trading in an expiring 10-Year Interest Rate Swap futures contract shall cease at 11:00 a.m. New York time on the last trading day of said futures contract, subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. That is, on the last day of trading in an expiring future, a bell shall be rung at 11:00 a.m. New York time designating the beginning of the close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute, and quotations made during this time shall constitute the close. Following the above-described closing procedure, the Modified Closing Call will be conducted in accordance with Regulation 1007.02. The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (06/01/02)

4909.01 Last Day of Trading - The last trading day of a 10-Year Interest Rate Swap futures contracts shall be the second London business day before the third Wednesday of the contract's delivery month. (11/01/01)

4909.02 Liquidation During the Delivery Month - After trading has ceased in contracts for future delivery in the current delivery month (in accordance with Regulation 4909.01 of this chapter), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 4942.01. (11/01/01)

4910.01  Margin Requirements - (See Regulation 431.03). (11/01/01)

4912.01 Position Limits and Reportable Positions - (See Regulation 425.01). (11/01/01)

Ch49  Delivery Procedures

4936.01 Standards - The contract grade shall be the final settlement price of the unit of trading (as defined in Regulation 4904.01 of this chapter) on the last day of trading (as defined in Regulation 4909.01 of this chapter).

The final settlement price shall be based upon the ISDA Benchmark Rate** for a 10-year U.S. dollar interest rate swap for the last day of trading, as published on the last day of trading on Reuters page ISDAFIX1 (or other Reuters page as shall be designated by ISDA for the purpose of publishing and disseminating ISDA Benchmark Rates for U.S. Dollar interest rate swaps). Determination of the final settlement price on the basis of said ISDA Benchmark Rate shall be as prescribed in Regulation 4942.01 of this chapter.

Hereafter in this chapter, the ISDA Benchmark Rate for a 10-year U.S. dollar interest rate swap shall be referenced as "the ISDA Benchmark," and ISDAFIX1 (or other Reuters page as shall be designated by ISDA for the purpose of publishing and disseminating ISDA Benchmark Rates for U.S. dollar interest rate swaps) shall be referenced as "Reuters".

If Reuters fails to report the ISDA Benchmark for the last day of trading on the last day of trading, then the final settlement price shall be based upon the ISDA Benchmark for the next available business day to be reported by Reuters. (06/01/02)

4942.01 Delivery on Futures Contracts - Delivery against 10-Year Interest Rate Swap futures contracts shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Generally, final settlement value (defined below) shall be calculated on the last day of trading after Reuters has published the ISDA Benchmark for the last day of trading. Generally, such publications will occur at 11:30 a.m. New York time on the last day of trading. For exceptions to this, see 4936.01.


The final settlement value shall be determined as follows:

     Final Settlement Value = $100,000 * [6/r + ( 1-6/r)*(1 + 0.01*r/2)/-20/]

where r represents the ISDA Benchmark for the last day of trading, expressed in percent terms. For example, if the ISDA Benchmark for the last day of trading is five and one quarter percent, then r is equal to 5.25.

The final settlement price shall be the final settlement value, so determined, rounded to the nearest one quarter of one thirty-second of a price point.

Example: Suppose the ISDA Benchmark on the last day of trading is 5.50. The final settlement value will be $103,806.81. To render this in terms of price points and quarters of thirty-seconds of price points, note that it is between 103-25.75/32nds and 103-26/32nds (where each price point equals $1,000) --

103-26/32nds                 =           $  103,812.50
Final settlement value       =           $  103,806.81
103-25.75/32nds              =           $103,804.6875

The final settlement value is nearer to 103-25.75/32nds. Thus, the final settlement price is obtained by rounding down to 103-25.75/32nds.

In the event that the final settlement value is at the exact midpoint between any two adjacent quarters of one thirty-second of a price point, the final settlement price will be obtained by rounding up to the nearest one quarter of a thirty-second of a price point. (06/01/02)

4947.01  Payment - (See Regulation 1049.04) (12/01/03)

----------
**ISDA Benchmark mid-market par swap rates collected at 11:00 a.m. by Reuters
  Limited and Garban Intercapital plc and published on Reuters page ISDAFIX1.
  Source: Reuters Limited.

                                     4903

================================================================================
Chapter 50
10-Year Interest Rate Swap Futures Options
================================================================================

     Ch50 Trading Conditions .........................................................    5002
          5000.01  Authority .........................................................    5002
          5001.01  Application of Regulations ........................................    5002
          5002.01  Nature of 10-Year Interest Rate Swap Futures Put Options ..........    5002
          5002.02  Nature of 10-Year Interest Rate Swap Futures Call Options .........    5002
          5003.01  Trading Unit ......................................................    5002
          5004.01  Striking Prices ...................................................    5002
          5005.01  Payment of Option Premium .........................................    5002
          5006.01  Option Premium Basis ..............................................    5003
          5007.01  Exercise of Option ................................................    5003
          5008.01  Expiration of Option ..............................................    5003
          5009.01  Months Traded In ..................................................    5003
          5010.01  Trading Hours .....................................................    5003
          5011.01  Position Limits and Reportable Positions ..........................    5003
          5012.01  Margin Requirements ...............................................    5003
          5013.01  Last Day of Trading ...............................................    5003


                                      5001

================================================================================
Chapter 50
10-Year Interest Rate Swap Futures Options

================================================================================

Ch50 Trading Conditions

5000.01   Authority - Trading in put and call options on 10-Year Interest Rate
Swap futures contracts may be conducted under such terms and conditions as may be prescribed by regulation. (12/01/02)

5001.01   Application of Regulations - Transactions in put and call options on
10-Year Interest Rate Swap futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on 10-Year Interest Rate Swap futures contracts. (See Rule 490.00.) Options on 10-Year Interest Rate Swap futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (12/01/02)

5002.01   Nature of 10-Year Interest Rate Swap Futures Put Options - The buyer of one (1) 10-Year Interest Rate Swap futures put option may exercise his option at any time prior to expiration (subject to Regulation 5007.01), to assume a short position in one (1) 10-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) 10-Year Interest Rate Swap futures put option incurs the obligation of assuming a long position in one (1) 10-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was sold, upon exercise by a put option buyer. (12/01/02)

5002.02   Nature of 10-Year Interest Rate Swap Futures Call Options - The buyer of one (1) 10-Year Interest Rate Swap futures call option may exercise his option at any time prior to expiration (subject to Regulation 5007.01), to assume a long position in one (1) 10-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) 10-Year Interest Rate Swap futures call option incurs the obligation of assuming a short position in one (1) 10-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was sold, upon exercise by a call option buyer. (12/01/02)

5003.01   Trading Unit - One (1) 10-Year Interest Rate Swap futures contract of a specified contract month on the Board of Trade of the City of Chicago, Inc. (12/01/02)

5004.01   Striking Prices - Trading shall be conducted for put and call options with strike prices in integral multiples of one (1) point per 10-Year Interest Rate Swap futures contract. At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying 10-Year Interest Rate Swap futures contract, the next twenty-five (25) consecutive higher and the next twenty-five (25) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least twenty-five (25) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of strike prices as it deems appropriate in order to respond to market conditions. (04/01/04)



5005.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)

                                      5002

                             Ch50 Trading Conditions

5006.01   Option Premium Basis - The premium for 10-Year Interest Rate Swap futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000.00) of a 10-Year Interest Rate Swap futures contract which shall equal $15.625 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract. (07/01/03)


**5007.01 Exercise of Option - The buyer of a 10-Year Interest Rate Swap futures option may exercise the option on any business day up to and including the day such option expires by giving notice of exercise to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on such day. In-the-money options** that have not been liquidated or exercised on the last day of trading in such option shall be automatically exercised in the absence of contrary instructions delivered to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on the last day of trading by the clearing member representing the option buyer.

Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) and unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider, or the President's designee, and such decision will be final. (12/01/03)


**An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call, than the exercise price of the option.


5008.01   Expiration of Option - Unexercised 10-Year Interest Rate Swap futures options shall expire at 7:00 p.m. on the day of termination of trading. (See Regulation 5013.01.) (12/01/03)


5009.01   Months Traded In - Trading in 10-Year Interest Rate Swap futures options may be scheduled in such months as determined by the Exchange.
(12/01/02)

5010.01   Trading Hours - The hours of trading of options on 10-Year Interest
Rate Swap futures shall be determined by the Board. Trading in an expiring option contract shall cease at 11:00 a.m. New York time on the last trading day of said option contract subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. 10-Year Interest Rate Swap futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Exchange shall direct. (12/01/02)

5011.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(12/01/02)

5012.01   Margin Requirements - (See Regulation 431.05)  (12/01/02)

5013.01   Last Day of Trading - Trading in an expiring option contract shall terminate at the same time and date as the underlying futures contract, that is, at 11:00 a.m. New York time on the second London business day before the third Wednesday of the underlying futures contract's delivery month. (12/01/02)

                                      5003

================================================================================
Chapter 51

5-Year Interest Rate Swap Futures
================================================================================
                 Ch51 Trading Conditions.................................  5102
                      5101.01  Authority.................................  5102
                      5102.01  Application of Regulations................  5102
                      5104.01  Unit of Trading...........................  5102
                      5105.01  Months Traded In..........................  5102
                      5106.01  Price Basis...............................  5102
                      5107.01  Hours of Trading..........................  5102
                      5109.01  Last Day of Trading.......................  5102
                      5109.02  Liquidation During the Delivery Month.....  5102
                      5110.01  Margin Requirements.......................  5103
                      5112.01  Position Limits and Reportable Positions..  5103

                 Ch51 Delivery Procedures................................  5103
                      5136.01  Standards.................................  5103
                      5142.01  Delivery on Futures Contracts.............  5103
                      5147.01  Payment...................................  5103

================================================================================
Chapter 51
5-Year Interest Rate Swap Futures
================================================================================

Ch51 Trading Conditions

5101.01   Authority - Trading in 5-Year Interest Rate Swap futures may be conducted under such terms and conditions as may be prescribed by regulation. (07/01/02)

5102.01   Application of Regulations - Transactions in 5-Year Interest Rate Swap
futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in 5-Year Interest Rate Swap futures contracts. 5-Year Interest Rate Swap futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (07/01/02)

5104.01 Unit of Trading - The unit of trading shall be the notional price of the fixed-rate side of a 5-year interest rate swap that has notional principal equal to $100,000, and that exchanges semiannual interest payments at a fixed rate of 6% per annum, measured according to a 30/360 daycount convention, for floating interest rate payments, based on the 3-month London interbank offered rate (hereafter, LIBOR) and measured according to an actual/360 daycount convention, and that otherwise conforms to the terms prescribed by the International Swap and Derivatives Association, Inc. (hereafter, ISDA) for the purpose of computing the daily fixing of ISDA Benchmark Rates for U.S. dollar interest rate swaps. (07/01/02)

5105.01   Months Traded In - Trading in 5-Year Interest Rate Swap futures may be scheduled in such months as determined by the Exchange. (07/01/02)


5106.01 Price Basis - The price of 5-Year Interest Rate Swap futures contracts shall be quoted in points. One point equals $1,000.00. Par shall be on the basis of 100 points. The minimum price fluctuation shall be one half of one thirty-second (1/32) of one point per 100 points ($15.625 per contract), except for intermonth spreads, where the minimum price fluctuation shall be one-fourth of one thirty-second of one point per 100 points ($7.8125 per contract). Contracts shall not be made on any other price basis. (06/01/04)


5107.01   Hours of Trading - The hours of trading in 5-Year Interest Rate Swap futures shall be determined by the Board.

Trading in an expiring 5-Year Interest Rate Swap futures contract shall cease at 11:00 a.m. New York time on the last trading day of said futures contract, subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. That is, on the last day of trading in an expiring future, a bell shall be rung at 11:00 a.m. New York time designating the beginning of the close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute, and quotations made during this time shall constitute the close. Following the above-described closing procedure, the Modified Closing Call will be conducted in accordance with Regulation 1007.02.

The market shall be opened and closed for all months simultaneously or in such other manner as the Regulatory Compliance Committee shall direct. (07/01/02)

5109.01  Last Day of Trading   - The last trading day of a 5-Year Interest Rate
Swap futures contract shall be the second London business day before the third Wednesday of the contract's delivery month. (07/01/02)

5109.02  Liquidation During the Delivery Month   - After trading has ceased in
contracts for future delivery in the current delivery month (in accordance with Regulation 5109.01 of this chapter), outstanding contracts shall be liquidated by cash settlement as prescribed in Regulation 5142.01. (07/01/02)


                                     5102

5110.01  Margin Requirements - (See Regulation 431.03). (07/01/02)

5112.01 Position Limits and Reportable Positions - (See Regulation 425.01). (07/01/02)


                            Ch51 Delivery Procedures

5136.01  Standards   - The contract grade shall be the final settlement price of the unit of trading (as defined in Regulation 5104.01 of this chapter) on the last day of trading (as defined in Regulation 5109.01 of this chapter).

The final settlement price shall be based upon the ISDA Benchmark Rate** for a 5-year U.S. dollar interest rate swap for the last day of trading, as published on the last day of trading on Reuters page ISDAFIX1 (or other Reuters page as shall be designated by ISDA for the purpose of publishing and disseminating ISDA Benchmark Rates for U.S. Dollar interest rate swaps). Determination of the final settlement price on the basis of said ISDA Benchmark Rate shall be as prescribed in Regulation 5142.01 of this chapter.

Hereafter in this chapter, the ISDA Benchmark Rate for a 5-year U.S. dollar interest rate swap shall be referenced as the "the ISDA Benchmark," and ISDAFIX1 (or other Reuters page as shall be designated by ISDA for the purpose of publishing and disseminating ISDA Benchmark Rates for U.S. dollar interest rate swaps) shall be referenced as "Reuters".

If Reuters fails to report the ISDA Benchmark for the last day of trading on the last day of trading, then the final settlement price shall be based upon the ISDA Benchmark for the next available business day to be reported by Reuters. (07/01/02)


5142.01 Delivery on Futures Contracts - Delivery against 5-Year Interest Rate Swap futures contracts shall be made by cash settlement through the Clearing Services Provider following normal variation margin procedures. Generally, final settlement value (defined below) shall be calculated on the last day of trading after Reuters has published the ISDA Benchmark** for the last day of trading. Generally, such publications will occur at 11:30 a.m. New York time on the last day of trading. For exceptions to this, see 5136.01.


The final settlement value shall be determined as follows:

     Final Settlement Value = $100,000 * [ 6/r + ( 1-6/r)*(1 + 0.01*r/2)-10 ]

where r represents the ISDA Benchmark for the last day of trading, expressed in percent terms. For example, if the ISDA Benchmark for the last day of trading is five and one quarter percent, then r is equal to 5.250.

The final settlement price shall be the final settlement value, so determined, rounded to the nearest one quarter of one thirty-second of a price point.

Example: Suppose the ISDA Benchmark on the last day of trading is 5.500. The final settlement value will be $102,160.02. To render this in terms of price points and quarters of thirty-seconds of price points, note that it is between 102-05/32nds and 102-05.25/32nds (where each price point equals $1,000) --

102-05.25/32nds              $102,164.0625
Final settlement value       $  102,160.02
102-05/32nds                 $  102,156.25

The final settlement value is nearer to 102-05/32nds. Thus, the contract expiration price is obtained by rounding down to 102-05/32nds.

In the event that the final settlement value is at the exact midpoint between any two adjacent quarters of one thirty-second of a price point, the final settlement price will be obtained by rounding up to the nearest one quarter of a thirty-second of a price point. (07/01/02)


5147.01  Payment   - (See Regulation 1049.04)  (12/01/03)



__________________

** ISDA Benchmark mid-market par swap rates collected at 11:00 a.m. by Reuters Limited and Garban Intercapital plc and published on Reuters page ISDAFIX1.
Source: Reuters Limited.

                                     5103

================================================================================
Chapter 52
5-Year Interest Rate Swap Futures Options
================================================================================

     Ch52 Trading Conditions .........................................................    5202
          5200.01  Authority .........................................................    5202
          5201.01  Application of Regulations ........................................    5202
          5202.01  Nature of 5-Year Interest Rate Swap Futures Put Options ...........    5202
          5202.02  Nature of 5-Year Interest Rate Swap Futures Call Options ..........    5202
          5203.01  Trading Unit ......................................................    5202
          5204.01  Striking Prices ...................................................    5202
          5205.01  Payment of Option Premium .........................................    5202
          5206.01  Option Premium Basis ..............................................    5203
          5207.01  Exercise of Option ................................................    5203
          5208.01  Expiration of Option ..............................................    5203
          5209.01  Months Traded In ..................................................    5203
          5210.01  Trading Hours .....................................................    5203
          5211.01  Position Limits and Reportable Positions ..........................    5203
          5212.01  Margin Requirements ...............................................    5203
          5213.01  Last Day of Trading ...............................................    5203


                                      5201

================================================================================
Chapter 52
5-Year Interest Rate Swap Futures Options
================================================================================

Ch52 Trading Conditions

5200.01   Authority - Trading in put and call options on 5-Year Interest Rate
Swap futures contracts may be conducted under such terms and conditions as may be prescribed by regulation. (12/01/02)

5201.01   Application of Regulations - Transactions in put and call options on
5-Year Interest Rate Swap futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this Chapter which are exclusively applicable to trading in put and call options on 5-Year Interest Rate Swap futures contracts. (See Rule 490.00.) Options on 5-Year Interest Rate Swap futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (12/01/02)

5202.01   Nature of 5-Year Interest Rate Swap Futures Put Options - The buyer of one (1) 5-Year Interest Rate Swap futures put option may exercise his option at any time prior to expiration (subject to Regulation 5207.01), to assume a short position in one (1) 5-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) 5-Year Interest Rate Swap futures put option incurs the obligation of assuming a long position in one (1) 5-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was sold, upon exercise by a put option buyer. (12/01/02)

5202.02   Nature of 5-Year Interest Rate Swap Futures Call Options - The buyer of one (1) 5-Year Interest Rate Swap futures call option may exercise his option at any time prior to expiration (subject to Regulation 5207.01), to assume a long position in one (1) 5-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was purchased. The seller of one (1) 5-Year Interest Rate Swap futures call option incurs the obligation of assuming a short position in one (1) 5-Year Interest Rate Swap futures contract of a specified contract month at a strike price set at the time the option was sold, upon exercise by a call option buyer. (12/01/02)

5203.01   Trading Unit - One (1) 5-Year Interest Rate Swap futures contract of a specified contract month on the Board of Trade of the City of Chicago, Inc. (12/01/02)


5204.01 Striking Prices - Trading shall be conducted for put and call options with strike prices in integral multiples of one-half (1/2) point per 5-Year Interest Rate Swap futures contract. At the commencement of trading for such option contracts, the following striking prices shall be listed: one with a striking price closest to the previous day's settlement price on the underlying 5-Year Interest Rate Swap futures contract, the next fifteen (15) consecutive higher and the next fifteen (15) consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time, new striking prices will be added to ensure that at least fifteen (15) striking prices always exist above and below the previous day's settlement price on the underlying futures. All new striking prices will be added prior to the opening of trading on the following business day.



The Exchange may modify the procedure for the introduction of strike prices as it deems appropriate in order to respond to market conditions. (04/01/04)



5205.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (12/01/03)


                                      5202

                            Ch52 Trading Conditions

5206.01   Option Premium Basis - The premium for 5-Year Interest Rate Swap futures options shall be in multiples of one sixty-fourth (1/64) of one point ($1,000.00) of a 5-Year Interest Rate Swap futures contract which shall equal $15.625 per 1/64 and $1,000 per full point.

However, when both sides of the trade are closing transactions, the option premium may range from $1.00 to $15.00 in $1.00 increments per option contract. (07/01/03)


**5207.01 Exercise of Option - The buyer of a 5-Year Interest Rate Swap futures option may exercise the option on any business day up to and including the day such option expires by giving notice of exercise to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on such day. In-the-money options** that have not been liquidated or exercised on the last day of trading in such option shall be automatically exercised in the absence of contrary instructions delivered to the Clearing Services Provider by 6:00 p.m. Chicago time, or by such other time designated by the Exchange, on the last day of trading by the clearing member representing the option buyer. Corrections to option exercises, including automatic exercises, may be accepted by the Clearing Services Provider after the 6:00 p.m. deadline and up to the beginning of final option expiration processing provided that such corrections are necessary due to: (1) a bona fide clerical error, (2) an unreconciled Exchange option transaction(s), or (3) an extraordinary circumstance where the clearing firm and customer are unable to communicate final option exercise instructions prior to the deadline. The decision whether a correction is acceptable will be made by the President of the Clearing Services Provider or the President's designee, and such decision will be final. (12/01/03)


**An option is in-the-money if the settlement price of the underlying futures contract is less in the case of a put, or greater in the case of a call, than the exercise price of the option.


5208.01   Expiration of Option - Unexercised 5-Year Interest Rate Swap futures options shall expire at 7:00 p.m. on the day of termination of trading. (See Regulation 5013.01.) (12/01/03)


5209.01   Months Traded In - Trading in 5-Year Interest Rate Swap futures options may be scheduled in such months as determined by the Exchange.
(12/01/02)

5210.01   Trading Hours - The hours of trading of options on 5-Year Interest
Rate Swap futures shall be determined by the Board. Trading in an expiring option contract shall cease at 11:00 a.m. New York time on the last trading day of said option contract subject to the otherwise applicable provisions of the second paragraph of Rule 1007.00. 5-Year Interest Rate Swap futures options shall be opened and closed for all months and strike prices simultaneously or in such a manner as the Exchange shall direct.(12/01/02)

5211.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(12/01/02)

5212.01   Margin Requirements - (See Regulation 431.05)  (12/01/02)

5213.01   Last Day of Trading - Trading in an expiring option contract shall terminate at the same time and date as the underlying futures contract, that is, at 11:00 a.m. New York time on the second London business day before the third Wednesday of the underlying futures contract's delivery month. (12/01/02)

                                      5203

==============================================================================
Chapter 53
CBOT(R) mini-sized Dow/SM/ Futures ($5 Multiplier)
==============================================================================

       Ch53 Trading Conditions..........................................  5302
            5301.01  Authority..........................................  5302
            5302.01  Application of Regulation..........................  5302
            5303.01  Emergencies, Acts of God, Acts of Government.......  5302
            5304.01  Unit of Trading....................................  5302
            5305.01  Months Traded In...................................  5302
            5306.01  Price Basis........................................  5302
            5307.01  Hours of Trading...................................  5302
            5308.01  Price Limits and Trading Halts.....................  5302
            5309.01  Last Day of Trading................................  5302
            5309.02  Liquidation During the Delivery Month..............  5302
            5310.01  Margin Requirements................................  5303
            5312.01  Position Limits and Reportable Positions...........  5303

     Ch 53 Delivery Procedures..........................................  5303
            5336.01  Standards..........................................  5303
            5342.01  Delivery on Futures Contracts......................  5303
            5342.02  Final Settlement Price.............................  5303
            5342.03  The Final Settlement Day...........................  5303
            5347.01  Payment............................................  5303
            5348.01  Disclaimer.........................................  5303

                                     5301

================================================================================
Chapter 53
CBOT(R) mini-sized DowSM Futures ($5 Multiplier)/1/
================================================================================

Note: These contracts are listed for trading by the Chicago Board of Trade pursuant to Commodity Futures Trading Commission exchange certification procedures.

Ch53 Trading Conditions

5301.01 Authority - Trading in CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) may be conducted under such terms and conditions as may be prescribed by regulation. (04/01/02)

5302.01 Application of Regulation - Futures transactions in CBOT(R) mini-sized Dow/SM/ ($5 multiplier) contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT(R) mini-sized Dow/SM/ ($5 multiplier) contracts. CBOT(R) mini-sized Dow/SM/ ($5 multiplier) futures are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (04/01/02)

5303.01 Emergencies, Acts of God, Acts of Government - If the delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (04/01/02)

5304.01 Unit of Trading -- The unit of trading shall be $5.00 times the Dow Jones Industrial Average/SM/. The Dow Jones Industrial Average/SM/ is a price-weighted index of 30 of the largest and most liquid U.S. stocks. (04/01/02)

5305.01 Months Traded In - The months listed for trading are March, June, September and December, at the discretion of the Exchange. (04/01/02)

5306.01 Price Basis - The price of CBOT(R) mini-sized Dow/SM/ ($5 multiplier) futures shall be quoted in index points. One index point is worth $5.00. The minimum price fluctuation shall be one point per contract ($5.00). Contracts shall not be made on any other price basis. (04/01/02)

5307.01 Hours of Trading - The hours of trading for future delivery in CBOT(R) mini-sized Dow/SM/ futures ($5.00 multiplier) shall be determined by the Board.

The market shall be opened and closed for all months simultaneously, or in such other manner as the Exchange shall direct. (04/01/02)

5308.01  Price Limits and Trading Halts - (See Regulation 1008.01.)
(04/01/02)

5309.01 Last Day of Trading - The last day of trading in CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts deliverable in the current delivery month shall be the trading day immediately preceding the final settlement day (as described in Regulation 5342.03). (04/01/02)

5309.02   Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 5309.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 5342.01. (04/01/02)
_____________________
/1/ "Dow Jones/SM/", "The Dow/SM/", Dow Jones Industrial Average/SM/" and "DJIA/SM/" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago, Inc. ("CBOT(R)"). The CBOT's futures and futures option contracts based on the Dow Jones Industrial Average/SM/ are not sponsored, endorsed, sold or promoted by Dow Jones/SM/, and Dow Jones/SM/ makes no representation regarding the advisability of trading in such products.

                                     5302

                           Ch 53 Delivery Procedures

5310.01  Margin Requirements - (See Regulation 431.03.) (04/01/02)

5312.01 Position Limits and Reportable Positions - (See Regulation 425.01.) (04/01/02)

Ch 53 Delivery Procedures

5336.01 Standards - The contract grade shall be the final settlement price (as described in Regulation 5342.02) of the CBOT(R) mini-sized Dow/SM/ ($5 multiplier) on final settlement day (as described in Regulation 5342.03). (04/01/02)


5342.01 Delivery on Futures Contracts - Delivery against the CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contract must be made through the Clearing Services Provider. Delivery under these regulations shall be on the final settlement day (as described in regulation 5342.03) and shall be accomplished by cash settlement as hereinafter provided.

Clearing members holding open positions in a CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 5342.02). (12/01/03)


5342.02 Final Settlement Price - The final settlement price shall be determined on the final settlement day. The final settlement price shall be $5 times a Special Open Quotation (SOQ) of the Dow Jones Industrial Average/SM/ based on the opening prices of the component stocks in the index, or on the last sale price of a stock that does not open for trading on the regularly scheduled day of final settlement (as described in Regulation 5342.03).

If the designated primary market for a component stock does not open on the day scheduled for the determination of the final settlement price, then the final settlement price shall be based on the next opening price for the component stock.

If a component stock does not trade on the day scheduled for determination of the final settlement price while the primary market for the stock is open for trading, the last sale price of the stock will be used to calculate the final settlement price. (04/01/02)

5342.03 The Final Settlement Day - The final settlement day shall be defined as the third Friday of the contract month, or if the Dow Jones Industrial Average/SM/ is not scheduled to be published for that day, the first preceding business day for which the Dow Jones Industrial Average/SM/ is scheduled to be published. (04/01/02)

5347.01  Payment - (See Regulation 1049.04.) (04/01/02)

5348.01  Disclaimer  -

CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts or any member of the public regarding the advisability of trading in CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average/SM/ which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average/SM/. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts to be listed or in the determination or calculation of the equation by which CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of CBOT(R) mini-sized Dow/SM/ futures ($5 multiplier) contracts.

                                     5303

                           Ch 53 Delivery Procedures

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE/SM/ OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT(R) mini-sized DOW/SM/ FUTURES ($5 MULTIPLIER) CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE/SM/ OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE/SM/ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (04/01/02)

                                     5304

================================================================================
Chapter 54
CBOT(R) mini-sized Dow(SM) Futures Options
================================================================================

Ch54 Trading Conditions.....................................................5402
     5401.00   Authority....................................................5402
     5401.01   Application of Regulations...................................5402
     5402.01   Nature of CBOT mini-sized Dow Futures Put Options............5402
     5402.02   Nature of CBOT mini-sized Dow Futures Call Options...........5402
     5403.01   Trading Unit.................................................5402
     5404.01   Striking Prices..............................................5402
     5405.01   Payment of Option Premium....................................5403
     5406.01   Option Premium Basis.........................................5403
     5407.01   Exercise of Option...........................................5403
     5407.02   Automatic Exercise...........................................5403
     5408.01   Expiration of Option.........................................5403
     5409.01   Months Traded In.............................................5403
     5410.01   Trading Hours................................................5403
     5411.01   Position Limits and Reportable Positions.....................5404
     5412.01   Margin Requirements..........................................5404
     5413.01   Last Day of Trading..........................................5404
     5414.01   Option Premium Fluctuation Limits............................5404
     5414.02   Trading Halts on Project A.02................................5404
     5415.01   Disclaimer...................................................5404

                                      5401

================================================================================
Chapter 54
CBOT(R) mini-sized Dow(SM) Futures Options/1/
================================================================================

Ch54 Trading Conditions

5401.00 Authority - (See Rule 2801.00) (02/01/04)

5401.01 Application of Regulations - Transactions in put and call options on CBOT mini-sized Dow futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter which are exclusively applicable to trading in put and call options on CBOT mini-sized Dow futures contracts. (See Rule 490.00) (02/01/04)

5402.01 Nature of CBOT mini-sized Dow Futures Put Options - The buyer of one (1) CBOT mini-sized Dow futures put option may exercise his option at any time prior to expiration (subject to Regulation 5407.01), to assume a short position in one
(1) CBOT mini-sized Dow futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT mini-sized Dow futures put option incurs the obligation of assuming a long position in one (1) CBOT mini-sized Dow futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a put option buyer. (02/01/04)

5402.02 Nature of CBOT mini-sized Dow Futures Call Options - The buyer of one
(1) CBOT mini-sized Dow futures call option may exercise his option at any time prior to expiration (subject to Regulation 5407.01), to assume a long position in one (1) CBOT mini-sized Dow futures contract of a specified contract month at a striking price set at the time the option was purchased. The seller of one (1) CBOT mini-sized Dow futures call option incurs the obligation of assuming a short position in one (1) CBOT mini-sized Dow futures contract of a specified contract month at a striking price set at the time the option was sold, upon exercise by a call option buyer. (02/01/04)

5403.01 Trading Unit - One (1) CBOT mini-sized Dow futures contract of a specified contract month on the Chicago Board of Trade. (02/01/04)

5404.01 Striking Prices - Trading shall be conducted for put and call options with striking prices in integral multiples of one hundred (100) index points per CBOT mini-sized Dow futures contract and in integral multiples of two hundred
(200) index points per CBOT mini-sized Dow futures contract as follows:

A. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in one hundred point intervals shall be listed: one with a striking price closest to the previous day's settlement price on the underlying CBOT mini-sized Dow futures contract and the next twenty consecutive higher and the next twenty consecutive lower striking prices closest to the previous day's settlement price. If the previous day's settlement price is midway between two striking prices, the closest price shall be the larger of the two. Over time new striking prices will be added to ensure that at least twenty one hundred point striking prices always exist above and below the previous day's settlement price in the underlying futures.

B. At the commencement of trading for quarterly and non-quarterly expirations, the following strike prices in two hundred point intervals shall be listed: the next ten consecutive higher and the next ten

----------
/1/ "Dow Jones(SM)", "The Dow(SM)", "Dow Jones Industrial Average(SM)", and "DJIA(SM)", are service marks of Dow Jones & Company. Inc. and have been licensed for use for certain purposes by the Board of Trade of the City of Chicago ("CBOT(R)"). The CBOT's futures and futures options contracts based on the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones(SM), and Dow Jones(SM) makes no representation regarding the advisability of trading in such product(s).

                                      5402
     consecutive lower strike prices above and below the strike price band as stipulated in Regulation 5404.01(A). Over time new striking prices will be added to ensure that at least ten striking prices in two hundred point intervals always exist above and below the strike price band as stipulated in Regulation 5404.01(A).

C. At the end of each quarterly cycle, the Exchange shall reset every listed month's strike prices to conform with Regulation 5404.01(A) and Regulation 5404.01(B). The newly calculated strike price band will be based on the final settlement price on the last business day of the quarterly cycle of the underlying futures contract. The Exchange will delist all previously listed strike prices that are not one of the newly calculated strike prices, provided that the strike to be delisted has neither call nor put open interest.

D. All new strike prices will be added prior to the opening of trading on the following business day. The Exchange may modify the procedure for the introduction of striking prices as it deems appropriate in order to respond to market conditions. (02/01/04)

5405.01 Payment of Option Premium - The option premium must be paid in full by each clearing member to the Clearing Services Provider and by each option customer to his futures commission merchant at the time that the option is purchased, or within a reasonable time after the option is purchased. (02/01/04)

5406.01 Option Premium Basis - The premium for CBOT mini-sized Dow futures options shall be in multiples of one index point of a CBOT mini-sized Dow futures contract which shall equal $5.

However, when both sides of the trade are closing transactions, the option premium may range from S1.00 to $4.00 in $1.00 increments per option contract. (02/01/04)

5407.01 Exercise of Option - The buyer of a CBOT mini-sized Dow futures option may exercise the option on any business day prior to expiration by giving notice of exercise to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on such day. (02/01/04)

5407.02 Automatic Exercise - Notwithstanding the provisions of Regulation 5407.01, for options with quarterly expirations, all in-the-money options shall be automatically exercised after 6:00 p.m. on the business day following the last day of trading, unless notice to cancel automatic exercise is given to the Clearing Services Provider. Notwithstanding the provisions of Regulation 5407.01, for options with non-quarterly expirations, all in-the-money options shall be automatically exercised after 6:00 p.m. on the last day of trading, unless notice to cancel automatic exercise is given to the Clearing Services Provider.

For options with quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the business day following the last day of trading. For options with non-quarterly expirations, notice to cancel automatic exercise shall be given to the Clearing Services Provider by 6:00 p.m., or by such other time designated by the Exchange, on the last day of trading. (02/01/04)

5408.01 Expiration of Option - Unexercised CBOT mini-sized Dow futures options with quarterly expirations shall expire at 7:00 p.m. on the business day following the last day of trading.

Unexercised CBOT mini-sized Dow futures options with non-quarterly expirations shall expire at 7:00 p.m. on the last day of trading.

5409.01 Months Traded In - The months listed for trading are January through December at the discretion of the Exchange; provided however, that the Exchange may determine not to list a contract month. For options that are traded in months in which CBOT mini-sized Dow futures are not traded, the underlying futures contract is the next futures contract that is nearest to the expiration of the option. For example the underlying futures contract for the October or November option contract is the December futures contract. (02/01/04)

5410.01 Trading Hours - The hours of trading of options on CBOT mini-sized Dow futures contracts shall be determined by the Exchange. On the last day of trading in an expiring option the closing time for

                                      5403
such option shall be the same as the underlying futures contract, subject to the provisions of the second paragraph of Rule 1007.00. (02/01/04)

5411.01 Position Limits and Reportable Positions - (See Regulation 425.01) (02/01/04)

5412.01 Margin Requirements - (See Regulation 431.05) (02/01/04)

5413.01 Last Day of Trading - For options expiring on the quarterly cycle, trading shall terminate at the same date and time as the underlying futures contract. For options that expire in months other than those in the quarterly cycle, options trading shall terminate on the third Friday of the option contract month, at the end of the regular trading session. If that day is not an Exchange business day, options trading shall terminate on the first preceding business day. (02/01/04)

5414.01 Option Premium Fluctuation Limits - Option premium limits for the CBOT mini-sized Dow futures options shall correspond to the daily trading limit in effect at that time for the underlying futures contract as specified in Regulation 1008.01D. There shall be no trading in any option contract during a period in which trading in the underlying future is halted as specified in Regulation 1008.01D. On the first day of trading, limits shall be set from the lowest premium of the opening range. (02/01/04)

5414.02 Trading Halts on e-cbot - There shall be no trading in any option contract during e-cbot trading hours when the CBOT mini-sized Dow primary futures contract is limit bid or limit offered at the e-cbot price limit. (02/01/04)

5415.01 Disclaimer -

CBOT mini-sized Dow futures and futures options are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of CBOT mini-sized Dow futures and futures options contracts or any member of the public regarding the advisability of trading in CBOT mini-sized Dow futures and futures options contracts. Dow Jones' only relationship to the Exchange is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to the Chicago Board of Trade or CBOT mini-sized Dow futures and futures options contracts. Dow Jones has no obligation to take the needs of the Chicago Board of Trade or the owners of CBOT mini-sized Dow futures and futures options contracts into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of CBOT mini-sized Dow futures and futures options contracts to be listed or in the determination or calculation of the equation by which CBOT mini-sized Dow futures and futures options contracts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of CBOT mini-sized Dow futures and futures options contracts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CHICAGO BOARD OF TRADE, OWNERS OF CBOT MINI-SIZED DOW FUTURES AND FUTURES OPTIONS CONTRACTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CHICAGO BOARD OF TRADE. (02/01/04)

                                      5404

================================================================================
Chapter 56
CBOT(R) Dow Jones-AIG Commodity Index(SM) Futures
================================================================================

     Ch 56 Trading Conditions.............................................  5602
           5601.01   Authority............................................  5602
           5602.01   Application of Regulations...........................  5602
           5603.01   Emergencies, Acts of God, Acts of Government.........  5602
           5604.01   Unit of Trading......................................  5602
           5605.01   Months Traded In.....................................  5602
           5606.01   Price Basis..........................................  5602
           5607.01   Hours of Trading.....................................  5602
           5608.01   Price Limits and Trading Halts.......................  5603
           5609.01   Last Day of Trading..................................  5603
           5609.02   Liquidation During the Delivery Month................  5603
           5610.01   Margin Requirements..................................  5603
           5612.01   Position Limits and Reportable Positions.............  5603

     CH 56 Delivery Procedures............................................  5604
           5636.01   Standards............................................  5604
           5642.01   Delivery on Futures Contracts........................  5604
           5642.02   Final Settlement Price...............................  5604
           5642.03   The Final Settlement Day.............................  5604
           5647.01   Payment..............................................  5604
           5648.01   Disclaimer...........................................  5605

                                     5601

================================================================================
Chapter 56
CBOT(R) Dow Jones-AIG Commodity Index(SM)
Futures/1/
================================================================================

Ch56 Trading Conditions

5601.01   Authority - Trading in CBOT Dow Jones-AIG Commodity Index(SM) futures may be conducted under such terms and conditions as may be prescribed by Regulation. (11/01/01)

5602.01   Application of Regulations - Futures transactions in CBOT Dow Jones-
AIG Commodity Index(SM) ("DJ-AIGCI(SM)") futures contracts shall be subject to the general rules of the Exchange as far as applicable and shall also be subject to the regulations contained in this chapter, which are exclusively applicable to trading in CBOT Dow Jones-AIG Commodity Index(SM) futures. CBOT Dow Jones-AIG Commodity Index(SM) futures contracts are listed for trading by the Exchange pursuant to Commodity Futures Trading Commission exchange certification procedures. (11/01/01)

5603.01   Emergencies, Acts of God, Acts of Government - If delivery or acceptance or any precondition or requirement of either, is prevented by strike, fire, accident, act of government, act of God or other emergency, the seller or buyer shall immediately notify the Chairman. If the Chairman determines that emergency action may be necessary, he shall call a special meeting of the Board and arrange for the presentation of evidence respecting the emergency condition. If the Board determines that an emergency exists, it shall take such action under Rule 180.00 as it deems necessary under the circumstances and its decision shall be binding upon all parties to the contract. (11/01/01)

5604.01   Unit of Trading - The unit of trading shall be $100.00 times the Dow
Jones-AIG Commodity Index(SM) Futures Price Index which corresponds to each futures contract.


The Dow Jones-AIG Commodity Index(SM) (DJ-AIGCI(SM)) is a liquidity and world production, dollar-weighted, arithmetic average of prices of up to 23 exchange-traded physical commodity futures contracts which satisfy specified criteria. The futures price index is calculated as the fair value of the basket of futures contracts in the DJ-AIGCI(SM) for a specific contract month. The futures price index is identical to the calculation of the weighted average value (WAV1) of the lead futures in the DJ-AIGCI(SM) divided by four(4) and rounded to one decimal place. The futures price index incorporates no rolling forward of futures contracts and is quoted only until the expiration of the corresponding DJ-AIGCI(SM) futures contract. For any January contract, the futures price index shall be determined using the prior year's DJ-AIGCI(SM) specifications. February through December contracts shall use the current year's DJ-AIGCI(SM) specifications. The DJ-AIGCI(SM) specifications criteria, calculation, and roll procedures are defined in the Dow Jones-AIG Commodity Index(SM) Handbook. (09/01/02)


5605.01   Months Traded In - The months listed for trading are January,
February, April, June, August, October and December, at the discretion of the Exchange. (11/01/01)

5606.01   Price Basis - The price of the CBOT Dow Jones-AIG Commodity Index(SM)
futures shall be quoted in points. One point equals $100.00. The minimum price fluctuation shall be 0.1 (1/10) points per contract ($10.00 per contract). Contracts shall not be made on any other price basis. (11/01/01)

5607.01   Hours of Trading - The hours of trading for future delivery in CBOT
Dow Jones-AIG Commodity Index(SM) futures shall be determined by the Exchange.

The market shall be opened and closed for all months simultaneously, or in such other manner as the
____________________

/1/ "Dow Jones," AIG(R) "Dow Jones-AIG Commodity Index[SM]," and DJ-AIGCI[SM]" are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be, and have been licensed for use for certain purposes by the CBOT. The CBOT Dow Jones-AIG Commodity Index futures and futures options are not sponsored, endorsed or sold by Dow Jones, AIG, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s)."

                                     5602

                            Ch56 Trading Conditions
                            -----------------------

Exchange shall direct. (11/01/01)

5608.01   Price Limits and Trading Halts - There are no price limits for CBOT
Dow Jones-AIG Commodity Index(SM) futures.  (11/01/01)

5609.01   Last Day of Trading - The last day of trading in CBOT Dow Jones-AIG
Commodity Index(SM) futures contracts deliverable in the current delivery month shall be the eleventh business day of the contract month (as described in Regulation 5642.03). (11/01/01)

5609.02   Liquidation During the Delivery Month - After trading in contracts for future delivery in the current delivery month has ceased, in accordance with Regulation 5609.01 of this chapter, outstanding contracts for such delivery shall be liquidated by cash settlement as prescribed in Regulation 5642.01. (11/01/01)

5609.02   Margin Requirements - (See Regulation 431.03) (11/01/01)

5612.01   Position Limits and Reportable Positions - (See Regulation 425.01)
(11/01/01)

                                     5603

Ch 56 Delivery Procedures

5636.01   Standards - The contract grade shall be the final settlement price (as described in Regulation 5642.02) of the Dow Jones-AIG Futures Price Index on final settlement day (as described in Regulation 5642.03). (11/01/01)


5642.01 Delivery on Futures Contracts - Delivery against the CBOT Dow Jones-AIG Commodity Index(SM) futures contracts must be made through the Clearing Services Provider. Delivery under these regulations shall be on the final settlement day (as described in regulation 5642.03) and shall be accomplished by cash settlement as hereinafter provided.

Clearing members holding open positions in a CBOT Dow Jones-AIG Commodity Index(SM) futures contract at the time of termination of trading shall make payment to and receive payment through the Clearing Corporation in accordance with normal variation settlement procedures based on a settlement price equal to the final settlement price (as described in Regulation 5642.02). (12/01/03)


5642.02   Final Settlement Price - The final settlement price shall be based on a special quotation of the Dow Jones-AIG Futures Price Index which corresponds to the expiring contract as the close of business on the final settlement day (as described in Regulation 5642.03). This special quotation will consist of the Dow Jones-AIG Futures Price Index which corresponds to the expiring contract calculated using the settlement prices of the component futures on final settlement day, except as noted below.

If an exchange that a component or components of the futures price index is trading on is not open on the final settlement day because of a schedule closing, then the contribution to the final settlement price for the affected component or components shall be based on the settlement quotation of the first preceding trading day.

If a component contract month's settlement price on the final settlement day is unavailable because of an unanticipated and/or unannounced closure of the component contract market, then the price of such component contract to be used in calculating the final settlement price shall be the next available settlement price.

If the settlement price of a component contract is a limit bid or offer on the final settlement day, then that contract's contribution to the final settlement price is deferred up to ten business days. In the event that a component contract's settlement price is a limit bid or offer on the final settlement day, the price to be used is the first settlement price after the final settlement day that is not a limit bid or offer. If the settlement price is a limit bid or offer for ten consecutive business days following the final settlement day, the contract's settlement price on the tenth subsequent business day shall be used as the contract's contribution to the final settlement price. (11/01/01)

5642.03   The Final Settlement Day - The final settlement day shall be defined as the eleventh business day of the contract month, or if the Dow Jones-AIG Futures Price Index is not published for that day, the first preceding business day for which the Dow Jones-AIG Futures Price Index was published. (11/01/01)

5647.01   Payment - (See Regulation 1049.04.) (11/01/01)

                                     5604

                           Ch 56 Delivery Procedures
                           -------------------------

5648.01   Disclaimer - The CBOT Dow Jones-AIG Commodity Index(SM) futures and futures options are not sponsored, endorsed or sold by Dow Jones, American International Group, AIG or any of their affiliates. None of Dow Jones, American International Group, AIG or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the futures and futures options or any member of the public regarding the advisability of investing in securities or commodities generally or in the futures or futures options particularly. The only relationship of such persons to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index(SM), which is determined, composed and calculated by Dow Jones in conjunction with AIG without regard to the CBOT or the CBOT Dow Jones-AIG Commodity Index(SM) futures or futures options. Dow Jones and AIG have no obligation to take the needs of the CBOT or the owners of the futures or futures options into consideration in determining, composing or calculating Dow Jones-AIG Commodity Index(SM). None of Dow Jones, American International Group, AIG or any of their affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Dow Jones-AIG Commodity Index(SM) futures or futures options to be issued or in the determination or calculation of the equation by which the futures or futures options are to be converted into cash. None of Dow Jones, American International Group, AIG or any of their affiliates shall have any obligation or liability in connection with the administration, marketing or trading of the futures or futures options. Notwithstanding the foregoing, AIG, American International Group and their respective affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG OR ANY OF THEIR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG OR ANY OF THEIR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG OR ANY OF THEIR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE CBOT, OWNERS OF THE DOW JONES-AIG COMMODITY INDEX(SM) FUTURES OR FUTURES OPTIONS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG OR ANY OF THEIR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG OR ANY OF THEIR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG AND THE CBOT, OTHER THAN AMERICAN INTERNATIONAL GROUP. (11/01/01)

                                     5605

Appendix Summary


------------
 APPENDIX

------------

Appendix Summmary

APPENDIX SUMMARY

1.      Reserved
2.      Summary of Membership Privileges
3.      Exchange Floor Operations and Procedures
        A. Guidelines for Guests and Visitors While on the Exchange Floor of the Chicago Board of Trade
        B. Instructions for Floor Clerk Access to the Floor of the Board of Trade of the City of Chicago
        C.  Dress Code


        D.  Pit Openings and Closings/Electronic Trading Hours
        E.  Contract Month Symbols
        F.  Reserved
        G.  Guidelines - Badge Validation and Return
4.      Futures Commission Merchants
        A.  Exchange Transaction Fee Schedule
        B.  Procedures for Relief Requests/Financial Requirements
        C.  Reserved
        D.  Reserved
        E.  Financial Requirements for Agricultural Regularity
        F.  Letter of Credit Standards for Corn & Soybeans
        G.  Letter of Credit Standards for Agricultural Products
        H.  Bond Standards for Agricultural Products
5.      Reserved
6.      Arbitration Fees
        A.  Member Claims
        B.  Non-Member Claims
7.      Reserved
8.      Reserved
9.      Reserved
9B-1    LIFFE Core Network Acceptable Use Policy
9B-2    e-cbot Error Trade Policy
9B-3    Tick Breakdown per CBOT Contract
9B-4    Example of Auto leg Error



10.     Grains
        A.  Regular Warehousemen - Chicago and Burns Harbor Switching Districts
        B. Regular Warehousemen - St. Louis-East St. Louis and Alton Switching Districts
        C.  Regular Warehousemen - Minneapolis and St. Paul Switching Districts
        D.  Regular Warehousemen - Toledo, Ohio Switching District

        E.  Reserved

        F.  Reciprocal Switching Charges within Chicago, IL and Burns Harbor, IN
        G.  Grain Load-Out Procedures
10C(A)  Corn and Soybean Shipping Stations
10S(A)  Soybean Only Shipping Stations
11.     Soybean Oil
        A.  Regular Shippers
        B.  Differentials
12.     Soybean Meal
        A.  Regular Shippers
        B.  Differentials
13. Reserved


14      A   Approved Brands for 5,000 oz. Silver
14      B   Depositories and Assayers for 5,000 oz. Silver


M14     A   Approved Brands for mini-sized Silver


M14     B   Depositories and Assayers for mini-sized Silver

15A         Approved Brands for 100 oz. Gold
15B         Depositories and Assayers for 100 oz. Gold


M15     A   Approved Brands for mini-sized Gold


M15     B   Depositories and Assayers for mini-sized Gold


16.  Reserved

*17. Government National Mortgage Association (GNMA) Collateralized Depositary
     Receipt (CDR)

         A.  Approved Depositaries
         B.  Approved Originators



18-36.       Reserved

37.     Rough Rice

        A.  Reserved
        B.  Rough Rice Regular Warehouses
        C.  Definitions
        D. Minimum Financial Requirements for Rough Rice Regularity 39-46. Reserved


* Not reprinted in Rulebook. Copies are available from the Secretary's Office.

                                  Appendix 2

APPENDIX 2

------------------------------------------------------------------------------------------------
                                      COMMITTEE              CBOE TRADING           DISSOLUTION
                     VOTE           APPOINTMENTS              PRIVILEGES               RIGHTS
------------------------------------------------------------------------------------------------
FULL              Yes          Yes                               Yes                    Yes
------------------------------------------------------------------------------------------------
AM                Yes          Yes                                No                1/6 of Full
                  (1/6)                                                            Members Share
------------------------------------------------------------------------------------------------
COM               None         As Advisor                         No                .005 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
GIM               None         As Advisor                         No                .11 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
IDEM              None         As Advisor                         No                .005 of Full
                                                                                   Members Share
------------------------------------------------------------------------------------------------
DELEGATES         None         Member of specified          Only for Full              None
                               committees; Advisor on          Delegate
                               others
------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                              TRADING PRIVILEGES                  COMMUNICATION FROM EXCHANGE FLOOR
-------------------------------------------------------------------------------------------------------
FULL                All CBOT (& CBOE) Contracts             Allowed in all contracts
-------------------------------------------------------------------------------------------------------
AM                  All Existing & Prospective Futures &    Allowed only in contracts for which Trading
                    Option Contracts in Government          Privileges are specified
                    Instruments Mkt., Index, Debt &
                    Energy Mkt., & Comm. Options Mkt.
-------------------------------------------------------------------------------------------------------
COM                 All Options Contracts listed on the     Allowed only in contracts for which Trading
                    Exchange                                Privileges are specified
-------------------------------------------------------------------------------------------------------
GIM                 U.S. T-Bond, U.S. T-Note (6-10 yr.),    Allowed only in contracts for which Trading
                    (5 yr.), (2 yr.), (WI 2 yr.),           Privileges are specified
                    Interest Rate Swap, Bund, Bobl and
                    Schatz futures
-------------------------------------------------------------------------------------------------------
IDEM                30-Day Fed Funds, mini-sized            Allowed only in contracts for which Trading
                    Eurodollar, CBOT(R) DJIA(SM)
                    Index, mini-sized DJIA(SM) Index,       Privileges are specified
                    DJAIGCI(SM) Index, Muni Note
                    Index, Silver & Gold futures
-------------------------------------------------------------------------------------------------------
DELEGATES           Those contracts authorized for the      In those contracts authorized for the
                    specific Membership or Membership       Membership or Interest delegated
                    Interest.
-------------------------------------------------------------------------------------------------------

                                  Appendix 2

                       CBOT(R) TRADING PRIVILEGE SUMMARY
                       ---------------------------------


                                (as of 10/01/04)


FULL MEMBERSHIP
----------------
-  All futures & options.
   ----------------------

ASSOCIATE MEMBERSHIP
--------------------


- Treasury Bond, Long-Term Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, 10-Year Interest Rate Swap, 5-Year Interest Rate Swap, 30-Day Fed Fund and CBOT(R) DJIA(SM) and mini-sized DJIA(SM) futures and options;
                                                         -------------------

- Municipal Note Index, mini-sized Treasury Bond, mini-sized 10-Year Treasury Note, WI 2-Year Treasury Note, mini-sized Eurodollar, Bund, Bobl Schatz, 100 OZ. Gold, mini-sized Gold, 5,000 OZ Silver, mini-sized Silver and CBOT(R) DJ-AIG CI(SM) futures;
                  -------


-  Corn, Oat, Rough Rice, Soybean, Soybean Meal, Soybean Oil and Wheat options.
                                                                       -------

GIM MEMBERSHIP INTEREST
-----------------------


- Treasury Bond, mini-sized Treasury Bond, Long-Term Treasury Note, mini-sized 10-Year Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, WI 2-Year Treasury Note, 10-Year Interest Rate Swap, 5-Year Interest Rate Swap, Bund, Bobl and Schatz futures.
                               -------


IDEM MEMBERSHIP INTEREST
------------------------


- 30-Day Fed Fund, Municipal Note Index, 100 OZ. Gold, mini-sized Gold, 5,000 OZ. Silver, mini-sized Silver, CBOT(R) DJ-AIGCI(SM), CBOT(R) DJIA(SM), mini-sized Eurodollar and mini-sized DJIA(SM) futures;
                                                  -------

-  30-Day Fed Fund options (thru 12/31/04).
                   -------

-  Municipal Note Index/Treasury Bond futures spreads (single transaction)(thru
                                      ---------------
   12/31/04);

-  Municipal Note Index/Long-Term Treasury Note futures spreads (single
                                                ---------------
   transaction) (thru 12/31/04)


COM MEMBERSHIP INTEREST
-----------------------


- Treasury Bond, Long-Term Treasury Note, Medium-Term Treasury Note, Short Term Treasury Note, 10-Year Interest Rate Swap, 5-Year Interest Rate Swap, CBOT(R) DJIA(SM), CBOT(R) mini-sized DJIA(SM), Corn, Oat, Rough Rice, Soybean, Soybean Meal, Soybean Oil and Wheat options;
                                                -------

-  30-Day Fed Fund futures/options spreads (single transaction) (thru
                   -----------------------
   12/31/04).

                                  Appendix 3A


APPENDIX 3A - GUIDELINES FOR GUESTS AND VISITORS WHILE ON THE EXCHANGE FLOOR OF THE CHICAGO BOARD OF TRADE

1. Bringing guests on the Exchange Floor is a privilege extended to all members who comply with the Rules pertaining thereto.

2. Guests shall be admitted to the Exchange Floor between 1/2 hour before the opening on each Floor and 1/2 hour after the close on each Floor.

3. No more than 50 guests shall be allowed on the Exchange Floor at any one time during trading hours.

4. A member may reserve a time for five guests, which reservation will be held no longer than ten minutes. Such reservation privileges will be denied if they are abused.

5. Guests must be accompanied by a member at all times. Both the guest and the host member will sign on to and off of the Floor. The guest will wear, on visible display, a guest badge. The member will be responsible for the guest's conduct on the Floor.

     6.  A)   A guest may remain on the Floor for a period of 30 minutes; if he has not signed out, he will be paged. It will be the member's responsibility to see that the guest leaves the Floor within five minutes of being paged and that the guest returns the badge to the Service Desk on the 4th Floor. Failure to return the guest badge immediately will subject the member to a minimum fine of twenty-five dollars.

         B) At the end of the initial 30 minutes, a guest may ask to extend his visit for (a) subsequent period(s) of 30 minutes, although such extension(s) will not be granted if there are more than 50 guests on the Floor at any one time.

         C) If necessary, an All Day Guest Pass may be obtained for a foreign visitor, firm executive, firm branch employee, customer or consultant (and other persons with the approval of the Floor Conduct Committee Chairman) by completing a short application form at the fourth floor Service Desk. Except for the 30-minute time limit, the same guidelines apply to All Day Guests, including the requirement that they be accompanied at all times by a member.

7. No privileges other than admittance to the Floor any be extended to a guest. A guest is specifically prohibited from performing any functions of an employee of a member or of a member firm. Entering a trading pit, using a telephone, using the market display equipment and blocking the area are also prohibited.

8. Guests of management for business purposes only shall be allowed in the Exchange Floor.

9. The President of the Exchange may issue special permits beyond the above limit (five individuals) when he deems it in the interest of the Exchange to do so. On a case-by-case basis, he may schedule admission to the Floor for small groups who have made appropriate arrangements.

     (Tour Groups: can be no larger than 12, can visit between the hours of 10:30 a.m. and 12:15 p.m., must be escorted at all times, are limited to 15 minutes per tour, will be limited to no more than two groups on the Floor at any one time, and all such groups must be coordinated through the Communications Department.)

10.  No other guests of staff members may be allowed on the Exchange Floor.

11.  Members shall accompany guests in the Member's cafeteria.

12. No guests may be allowed on the Exchange Floor more than five times in one month.


13. A member who has leased out his or her only membership(s) and who has been a member for at least 25 years is eligible to bring guests on the trading Floor in accordance with these guidelines.


14. Members who violate and/or allow their guest(s) to violate any of these guidelines may be denied visitor's privileges for a period of up to six months and/or fined appropriately.


                                                                      (08/01/04)

                                   APPENDIX 3D

                     CBOT(R) Contract Symbols/Trading Hours

                                     Open Auction     Open Auction       Electronic Ticker      Electronic
       Commodity                     Ticker Symbol  Trading Times (CT)        Symbol         Trading Times (CT)
Agricultural Futures
--------------------
Corn                                      C           9:30am-l:15pm             ZC             7:30pm-6:00am
Oats                                      O           9:30am-1:15pm             ZO             7:33pm-6:00am
Rough Rice                                RR          9:15am-1:30pm             ZR             7:33pm-6:00am
Soybean Meal                              SM          9:30am-1:l5pm             ZM             7:31pm-6:00am
Soybean Oil                               BO          9:30am-1:15pm             ZL             7:31pm-6:00am
Soybeans                                  S           9:30am-l:15pm             ZS             7:31pm-6:00am
Wheat                                     W           9:30am-1:15pm             ZW             7:32pm-6:00am
mini-sized Corn                           YC          9:30am-1:45pm             N/A            N/A
mini-sized Soybeans                       YK          9:30am-1:45pm             N/A            N/A
mini-sized Wheat                          YW          9:30am-1:45pm             N/A            NIA

Agricultural Options                   (call/put)
--------------------
Corn                                     CY/PY        9:30am-1:15pm             OZC            7:32pm-6:00am
Oats                                     OO/OV        9:30am-1:l5pm             OZO            7:35pm-6:00am
Rough Rice                              RRC/RRP       9:15am-l:30pm             OZR            7:35pm-6:00am
Soybean Meal                             MY/MZ        9:30am-l:15pm             OZM            7:33pm-6:00am
Soybean Oil                              OY/OZ        9:30am-1:15pm             OZL            7:33pm-6:00am
Soybeans                                 CZ/PZ        9:30am-1:l5pm             OZS            7:33pm-6:00am
Wheat                                    WY/WZ        9:30am-1:15pm             OZW            7:34pm-6:00am

Interest Rate Futures
---------------------
30 Yr U.S. Treasury Bonds                 US          7:20am-2:00pm             ZB             7:00pm-4:00pm
10 Yr U.S. Treasury Notes                 TY          7:20am-2:00pm             ZN             7:00pm-4:00pm
5 Yr U.S. Treasury Notes                  FV          7:20am-2:00pm             ZF             7:00pm-4:00pm
2 Yr U.S. Treasury Notes                  TU          7:20am-2:00pm             ZT             7:01pm-4:00pm
WI 2 Yr U.S. Treasury Notes               N/A         N/A                       WI2            7:01pm-4:00pm
10 Yr Interest Rate Swaps                 NI          7:2Oam-2:00pm             SR             7:03pm-4:00pm
5 Yr Interest Rate Swaps                  NG          7:20am-2:00pm             SA             7:03pm-4:00pm
30 Day Federal Funds                      FF          7:20am-2:00pm             ZQ             7:01pm-4:00pm
10 Yr Municipal Note Index                MB          7:20am-2:00pm             ZU             7:04pm-4:00pm
mini-sized 30 Yr U.S. Treasury Bonds      N/A         N/A                       YH             7:00pm-4:00pm
mini-sized 10 Yr U.S. Treasury Notes      N/A         N/A                       YN             7:00pm-4:00pm
mini-sized Eurodollars                    N/A         N/A                       YE             7:00pm-4:00pm
Bund                                      N/A         N/A                       GBL            1:00am-12 noon
Bobl                                      N/A         N/A                       GBM            1:00am-12 noon
Schatz                                    N/A         N/A                       GBS            1:00am-12 noon

Interest Rate Options                   (call/put)
---------------------
30 Yr U.S. Treasury Bonds                CG/PG        7:20am-2:00pm             OZB            7:02pm-4:00pm
10 Yr U.S. Treasury Notes                TC/TP        7:20am-2:00pm             OZN            7:02pm-4:00pm
5 Yr U.S. Treasury Notes                 FL/FP        7:20am-2:00pm             OZF            7:02pm-4:00pm
2 Yr U.S. Treasury Notes                TUC/TUP       7:20am-2:00pm             OZT            7:02pm-4:00pm
10 Yr Interest Rate Swaps               NIC/NIP       7:20am-2:00pm             OSR            7:05pm-4:00pm
5 Yr Interest Rate Swaps                NGC/NGP       7:20am-2:00pm             OSA            7:05pm-4:00pm
30 Day Federal Funds                    FFC/FFP       7:20am-2:00pm             OZQ            7:02pm-4:00pm

                                   APPENDIX 3D



                                         Open Auction       Open Auction        Electronic Ticker      Electronic
       Commodity                          Ticker Symbol    Trading Times (CT)         Symbol         Trading Times (CT)
Equity/Index Futures
--------------------
mini-sized Dow(SM)($5)                          N/A        N/A                         YM              7:15pm-4:00pm
Dow Jones Industrial Average(SM)($10)           DJ         7:20am-3:15pm               ZD              7:15pm-7:00am
Dow Jones-AIG Commodity Index(SM)               N/A        N/A                         AI              8:15am-1:30pm

Equity/Index Options                        (call/put)
--------------------
Dow Jones Industrial Average(SM) ($10)        DJC/DJP      7:20am-3:15pm               OZD              7:17pm-7:00am
mini-sized Dow(SM)                              N/A        N/A                         OYM              7:17pm-4:00pm
Metal Futures
-------------
100 OZ. Gold                                    N/A        N/A                         ZG              7:16pm-4:00pm
mini-sized Gold                                 N/A        N/A                         YG              7:16pm-4:00pm
5,000 OZ. Silver                                N/A        N/A                         ZI              7:16pm-4:00pm
mini-sized Silver                               N/A        N/A                         YI              7:16pm-4:00pm

                                                                                                 10/01/04

                                   APPENDIX 4A

-------------------------------------------------------------------------------------------------------------------------------
                                               EXCHANGE TRANSACTION FEE SCHEDULE
-------------------------------------------------------------------------------------------------------------------------------
           Account Type                               U.S. and German Debt    Other Financial Products     Commodity Products
      (See notes for details)           Platform      First 25k   Over 25k     First 25k    Over 25k     First 25k    Over 25k
-------------------------------------------------------------------------------------------------------------------------------
 1  One member trading for a
    member-owned account on an        Open Auction      $0.05       $0.05        $0.05        $0.05        $0.05        $0.05
    individual or firm-owned seat        e-cbot         $0.00       $0.00        $0.10        $0.05        $0.10        $0.05
-------------------------------------------------------------------------------------------------------------------------------
                                                      First 100k  Over 100k    First 100k   Over 100k    First 100k   Over 100k
-------------------------------------------------------------------------------------------------------------------------------
 2  Non-member trading for an
    individual member's or member-    Open Auction      $0.06       $0.05        $0.06        $0.05        $0.06        $0.05
    firm's proprietary account           e-cbot         $0.06       $0.06        $0.30        $0.20        $0.30        $0.20
-------------------------------------------------------------------------------------------------------------------------------
 3  Non-Member's   Futures Contracts  Open Auction      $0.30       $0.30        $0.30        $0.30        $0.60        $0.50
      Account                            e-cbot         $0.30       $0.30        $0.90        $0.75        $1.50        $1.50
                   ------------------------------------------------------------------------------------------------------------
                   Options Contracts  Open Auction      $0.50       $0.40        $0.50        $0.40        $0.60        $0.50
                                         e-cbot         $0.50       $0.50        $0.90        $0.75        $1.50        $1.50
-------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              ------------------------------------------------------
            EXCHANGE TRANSACTION FEE SURCHARGES                                      EXCHANGE MINI-SIZED CONTRACT FEES
-----------------------------------------------------------              ------------------------------------------------------
Delegates or e-cbot only Member firms                 $0.15              Contract                    Member         Non-Member
-----------------------------------------------------------              ------------------------------------------------------
Exchange for Physical/Swaps - U.S. and German                            $5 Dow                      $0.05             $0.75
Debt Contracts                                        $0.25              ------------------------------------------------------
-----------------------------------------------------------              Gold & Silver               $0.05             $0.50
Exchange for Physical - Agricultural Contracts        $0.50              ------------------------------------------------------
-----------------------------------------------------------              Interest Rate               $0.15             $0.50
Wholesale Transactions for Swap or Agency                                ------------------------------------------------------
Futures                                               $0.50              Agricultural                $0.02             $0 25
-----------------------------------------------------------              ------------------------------------------------------
Exchange for Physical/Swaps - Other Financial                            Note: Exchange transaction fees for mini-sized contracts.
Contracts                                             $1.00              Fee surcharges also apply to these fees.
-----------------------------------------------------------
Exchanges for Risk                                    $1.00
-----------------------------------------------------------
Note: Surcharges are levied on applicable transactions in
addition to standard, mini-sized, and non-trade exchange
transaction fees.

-----------------------------------------------------------              ------------------------------------------------------
           CLEARING DIVISION FEE SCHEDULE                                        EXCHANGE NON-TRADE TRANSACTION FEES
-----------------------------------------------------------              ------------------------------------------------------
Contracts Cleared (including give-up executions,                                                     Member          Non-Member
give-up claims, transfers, EFP's and misclears)       $0.05              Non-Trades                  $0.05              $0.50
-----------------------------------------------------------              ------------------------------------------------------
Wholesale Transactions for Swap or Agency                                Note: Non-trade fees are exchange transaction fees for
Futures                                               $0.05              exercises, deliveries, assignments and expirations. Fee
-----------------------------------------------------------              surcharges also apply to these fees.
Expired Options                                       $0.05
-----------------------------------------------------------
Option Exercises and Assignments                      $0.05
-----------------------------------------------------------
Position Adjustments or Transfers                     $0.05
-----------------------------------------------------------
Futures from Option Exercise or Assignment            $0.05
-----------------------------------------------------------
Futures Delivered or Cash Settled                     $0.05
-----------------------------------------------------------

General Notes

Fee Level 1 Accounts - For the purposes of this chart, member accounts include:
Individual Members, Membership Interest Holders, and Proprietary Accounts of Category (1a), (1b), (2a), (2b) and (2c) Member Firms as defined in Reg. 230.02 and their affiliates as defined in Reg. 450.02D. Trades must be both initiated and executed by the member or by the delegate, subject to the delegate surcharge. The delegate surcharge does not apply to delegates both initiating and executing trades per Reg. 450.02C on behalf of the proprietary accounts of the member firms listed above.

Fee Level 2 Accounts - For the purposes of this chart, member accounts include:
Individual Members, Membership Interest Holders, Proprietary Accounts of Category (1a), (1b), (2a), (2b), (2c), and (3) Member firms as defined in Reg.
230.02 and their affiliates as applicable and as defined in Reg. 450.02D. Affiliates qualified using a leased membership pay level 2 fees plus the delegate surcharge. Member accounts where the trade is not initiated and/or executed by a member must also comply with Reg. 450.02C.

e-cbot only Member Firms - Proprietary Accounts of Category (4) Member Firms as defined in Reg. 230.02 pay level 2 fees plus the delegate surcharge for full-sized contracts and Member fees plus the delegate surcharge for mini-sized contracts.

Volume Discounts - The discounted rate applies to all traded contracts in excess of 25,000 per month per individual member or per delegate for Fee Level 1 and in excess of 100,000 per month per member firm or per non-member for Fee levels 2 and 3. Volumes are aggregated separately for open auction and e-cbot and within a product complex (U.S. and German Debt, Other Financial, or Commodity). Only full-sized contracts are eligible for the discount.

MACE Permit Holders - Exchange transaction fee for rough rice and mini-sized
agricultural contracts is $0.10.                                      (06/01/04)

                                  Appendix 3E


APPENDIX 3E - CONTRACT MONTH SYMBOLS

First Year Month Symbols
----------------------------------------------------------------------------------------------------
January -            F      April -       J      July -              N     October -            V
----------------------------------------------------------------------------------------------------
February -           G      May -         K      August -            Q     November -           X
----------------------------------------------------------------------------------------------------
March -              H      June -        M      September -         U     December -           Z
----------------------------------------------------------------------------------------------------
Second Year Month Symbols
----------------------------------------------------------------------------------------------------
January -            A      April -       D      July -              L     October -            R
----------------------------------------------------------------------------------------------------
February -           B      May -         E      August -            O     November -           S
----------------------------------------------------------------------------------------------------
March -              C      June -        I      September -         P     December -           T
----------------------------------------------------------------------------------------------------

Third Year Month Symbols
------------------------

Same as first year symbols with the year noted.

                                  Appendix 3G

APPENDIX 3G - GUIDELINES - BADGE VALIDATION AND RETURN

1. In each of the following circumstances, the referenced individual's membership floor access badge must be returned to the Member Services and Member Firm Staff Services ("Member Services") Department as indicated if the transaction involves the individual's only membership or all of his/her memberships:

          a. A membership seller within 30 days the effective date of the membership sale; (Membership sale proceeds will not be released to the seller unless the badge has been returned).

          b. A membership transferor within 30 days after the transfer has occurred.

          c. A membership delegator within 30 days after the effectiveness of the delegation agreement.

2. Each membership delegate must return the applicable delegate badge to the Member Services Department within 30 days after the delegation agreement's termination or expiration.

3. Upon the effective date of any Exchange suspension of membership privileges, the suspended individual must return his/her membership floor access badge to the Member Services Department within 30 days of the effective date of the suspension for the suspension's duration.

4. Upon the termination or expiration of any delegation agreement, the Exchange will delete the terminated delegate's identifying acronym from Exchange computer records after the delegate's 30-day grace period expires.

5. Only Exchange-issued badges will be permissible for floor access. Sewn-on badges will not be permissible.

6. No member, membership interest holder or delegate will be relieved of responsibility for returning the badge, even if lost, without specific approval of the Floor Conduct Committee.

     All cases involving lost membership floor access badges should be referred to the Member Services Department which shall have the authority to issue a replacement badge. Member Services will issue a replacement badge only to individuals with valid membership floor access privileges and who are current in their dues. Any problems or unusual circumstances involving a lost membership floor access badge will be referred to the Floor Conduct Committee.

     All cases involving lost floor clerk badges will be referred to the Co-Chairman or, in his absence, the Vice-Chairman of the Floor Conduct Committee. No floor clerk will be issued a replacement badge or be relieved of responsibility for returning the badge without specific approval of the Co-Chairman or, in his absence, the Vice Chairman of the Floor Conduct Committee.

7. Floor clerk badge applicants must present acceptable identification when filing their applications. Exchange staff will verify member's co-signatures on floor clerk badge applications and will process such applications in no less than 24 hours after receipt.

                                                                        03/01/94

                                                                     APPENDIX 4B

             PROCEDURES FOR RELIEF REQUESTS/FINANCIAL REQUIREMENTS

Procedures for Relief Requests Under CBOT Regulation 285.05 Financial
---------------------------------------------------------------------
Requirements and Related CFTC Regulations
-----------------------------------------

A member FCM that has filed any relief request with the Exchange need not file such request with the CFTC. The Exchange will promptly advise the CFTC of the request and use its best efforts to provide the CFTC with all pertinent information available to the Exchange. "Relief request" means a request -

          1. under CFTC Regulation 1.17(d) for exemption from the minimum debt/equity ratio;

          2.   under CFTC Regulation 1.17(e) to withdraw equity capital;

          3. under CFTC Regulation 1.17(f)(2)(ii) for approval of consolidation;

          4. under CFTC Regulation 1.17(f)(1)(v)(B) for approval of terms in a secured demand note relating to conditions for the making of a demand;

          5. under CFTC Regulation 1.17(h)(2)(vii) to prepayment of subordinated borrowings;

          6. under CFTC Regulation 1.17(h)(4) for approval of emergency subordination;

          7. under CFTC Regulation 1.10(e) approval of a change in fiscal-year election; or

          8. under CFTC Regulation 1.10(f) and Section 1.16(f) for a filing extension.

                                                                        12/01/01

   APPENDIX 4E - MINIMUM FINANCIAL REQUIREMENTS FOR AGRICULTURAL REGULARITY

The minimum financial requirements for firms which are regular to deliver agricultural products are:

1. Working Capital - (current assets less current liabilities) must be greater than or equal to $2,000,000. Firms which do not have $2,000,000 in Working Capital must deposit with the Exchange $5,000 per contract which it is regular to deliver, up to a maximum of $2,000,000, less SEC haircuts, as specified in SEC Rule 15c3-1(c)(2)(vi), (vii) and (viii) plus 3% in the event of liquidation;


2. New Worth - (Total assets less total liabilities) divided by the firm's allowable capacity (measured in contracts) must be greater than $5,000; The net worth of a firm regular to deliver corn or soybeans must be greater than or equal to $5,000,000. The operator of a shipping station issuing corn or soybean shipping certificates may only issue new shipping certificates when the total value of all outstanding shipping certificates and the new shipping certificates, at the time of issuance of the new shipping certificates, does not exceed 50% of net worth;


3. Each firm which is regular to deliver agricultural products is required to file a yearly certified financial statement within 90 days of the firm's year-end. Each such firm is also required to file within 45 days of the statement date an unaudited semi-annual financial statement. However, each operator of a shipping station issuing corn or soybean shipping certificates is required to file within 45 days of the statement dates unaudited quarterly financial statements for each of the three quarters which do not end on such firm's year-end. In addition, the Exchange may request additional financial information as it deems appropriate;

4. A Letter of Attestation must accompany all unaudited financial statements. The Letter of Attestation must be signed by the Chief Financial Officer or if there is none, a general partner, executive officer, or managerial employee who has the authority to sign financial statements on behalf of the firm and to attest to their correctness and completeness.

5. For the requirements for notification of capital reductions, see Regulation 285.03.

6. Any change in the organizational structure of a firm that is regular for delivery requires that the firm notify the Exchange prior to such change. Changes in organizational structure shall include, but not be limited to, a corporation, limited liability company, general partnership, limited partnership or sole proprietorship that changes to another form. Prior to any such change occurring, the firm is also required to notify the Exchange in writing of any name change.


                                                                        01/01/04

                                   APPENDIX 4F


                           LETTER OF CREDIT STANDARDS
                           For Corn and Soybeans Only

CBOT Regulation 1081.01 requires, as a condition for regularity, that issuers of shipping certificates for certain commodities must file a bond and or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require.

     1. The regular firm is required to secure a letter of credit, naming the Chicago Board of Trade as its beneficiary, for 100% of the current market value of the shipping certificates issued.

     2. The regular firm is required to monitor the value of the outstanding certificates issued using the futures spot month settlement price. Whenever the amount of the letter of credit falls below 80% of the current market value for certificates issued, the regular firm must increase the amount of the letter of credit, or obtain a new letter of credit, for an amount equal to 100% of the current market value of outstanding certificates, by 5:00 p.m. (Central Time) on the first business day following the relevant futures settlement.

     3. Prior to additional shipping certificates being issued, the regular firm must increase the amount of the letter of credit, or secure a new letter of credit, for 100% of the current market value of all shipping certificates which are outstanding as well as all shipping certificates which will be issued.

     4. The Exchange will accept letters of credit only from banks with a Moody's Investor Service counter party credit rating of A or above or a Standard and Poor's short-term counter party rating not lower than A-2.

     5. The letter of credit must be irrevocable, it must provide for payment within the time specified by the Exchange, and it must be able to be drawn upon unconditionally.

     6.   The letter of credit must be in the form approved by the Exchange.

     7. The expiration date of a letter of credit may not occur during any relevant futures delivery cycle.

                                                                        01/01/04

                                   APPENDIX 4G


                           LETTER OF CREDIT STANDARDS
               For Agricultural Products except Corn and Soybeans

CBOT Regulation 1081.01, and amended Regulations 1181.01, 1291.01, and 3704.01 require, as a condition for regularity, that Warehousemen must "file a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require."

The following is a list of the recommended conditions with respect to a firm obtaining a letter of credit to meet the financial requirements of regularity:

     a. The regular firm is required to secure a letter of credit, naming the Chicago Board of Trade as its beneficiary, for such sum and subject to such conditions the Exchange may require.

     b. The Exchange will accept letters of credit only from banks with a Moody's Investors Service counterparty credit rating of A or above or a Standard and Poor's short-term counterparty rating not lower than A-2.

     c. The letter of credit must be irrevocable, must provide for payment within the time specified by the Exchange, and must be able to be drawn upon unconditionally.

     d.   The letter of credit must be in the form approved by the Exchange.

     e. The expiration date of a letter of credit may not occur during any relevant futures delivery cycle.

                                                                        01/01/04

                                   APPENDIX 4H


                                 BOND STANDARDS
               For Agricultural Products except Corn and Soybeans


CBOT Regulations 1081.01, 1181.01, 1291.01, and 3704.01 require, as a condition for regularity, that Warehousemen must "file a bond and/or designated letter of credit with sufficient sureties in such sum and subject to such conditions as the Exchange may require."

The following is a list of the required conditions with respect to the bond that a Warehouseman must obtain to meet the financial requirements of regularity*:

     a. The Warehouseman is required to secure a bond naming the Chicago Board of Trade as its beneficiary for such sum and subject to such conditions as the Exchange may require.


     b.   The bond must be in the form approved by the Exchange.


     c. The Exchange will accept bonds only from insurance companies that have been rated by one of the following rating agencies: AM Best, Standard & Poor's, or Moody's Investors Service. The following are the minimum credit ratings that are acceptable.


                 1. AM Best: B++
                 2. Standard & Poor's: A-
                 3. Moody's Investor Service: A3


                                                                        03/01/04

* The Exchange will continue to accept USDA bonds in order for Warehousemen to meet the bonding requirements for Wheat, Oats and Rice. If the amount specified on the USDA bond does not meet the Exchange's requirement, an additional bond must be issued for the amount that is not covered by the USDA bond. The additional bond must meet the requirements specified in a. through c.

                                  Appendix 6A

APPENDIX 6A - FEE SCHEDULE: Member Claims

--------------------------------------------------------------------------------
Amount of Claim
--------------------------------------------------------------------------------
    $2,500 or less........................................   $150.00
    More than $2,500......................................   $250.00
--------------------------------------------------------------------------------
Stenographic Fees*
--------------------------------------------------------------------------------
    For attendance at a meeting:
    2-1/2 hour minimum....................................   $ 50.00
    Per Hour..............................................   $ 20.00
    Per Half Hour.........................................   $ 10.00
    For transcript:
    Original per page.....................................   $  2.00/page
    Carbon per page.......................................   $   .90/page
    Original per page (Daily copy)........................   $  2.60/page
    Carbon per page (Daily copy)..........................   $   .90/page
------------------------------------------------------------ -------------------

*Only for oral hearings.

                                  Appendix 6B

APPENDIX 6B - FEE SCHEDULE: Customer and Non-Member Claims

--------------------------------------------------------------------------------
Amount of Claim
--------------------------------------------------------------------------------
    $2,500 or less........................................   $150.00
    More than $2,500......................................   $350.00
--------------------------------------------------------------------------------

Unassociated Arbitrators*
------------------------
         $50 per unassoicated arbitrator per hearing** for claims heard pursuant to Regulation 630.12 [$2,500 or less] [minimum charge of $150].

         $100 per unassociated arbitrator per hearing date** for claims heard pursuant to Regulation 630.08 [more than $2,500] [minimum charge of $300].***

--------------------------------------------------------------------------------
Stenographic Fees*
--------------------------------------------------------------------------------
    For attendance at a meeting:
    2-1/2 hour minimum....................................   $ 50.00
    Per Hour..............................................   $ 20.00
    Per Half Hour.........................................   $ 10.00
    For transcript:
    Original per page.....................................   $  2.00/page
    Carbon per page.......................................   $   .90/page
    Original per page (Daily copy)........................   $  2.60/page
    Carbon per page (Daily copy)..........................   $   .90/page
--------------------------------------------------------------------------------

  *      Optional

 ** Hearings are normally scheduled for 2:15 p.m. and seldom last more than 2-1/2 hours. If a hearing lasts in excess of 2-1/2 hours, requires an additional hearing date, or is continued on less than 24 hours' notice to the Administrator, fees will be charged for an additional hearing date.

*** These direct incremental costs attendant upon the provision of unassociated arbitrators will be paid by the member in cases involving customer claims regardless of the outcome of the arbitration unless the arbitrators decide that the customer has acted in bad faith in initiating, or participating in, the arbitration proceeding. Such incremental costs shall be allocated between the parties in the arbitrators' discretion in cases involving non-member claims.

                                 *APPENDIX 9B-1

                    LIFFE CORE NETWORK ACCEPTABLE USE POLICY


1.   Permitted Purpose

     Except as otherwise agreed by LIFFE, those Persons authorized to use the Core Network in relation to the CBOT Electronic Exchange ("Users") shall use the Core Network solely for purposes of participating in, accessing or obtaining information from the CBOT Electrclnic Exchange via an Interface with the Equipment.

2.   Compliance with Laws

     Users shall use the Core Network in accordance with all applicable laws and regulations and any additional reasonable requirements as LIFFE may deem necessary to protect the Core Network. Without limiting the foregoing, Users shall not use, transmit, distribute or store via the Core Network any data, information or other material ("Data") which (i) infringes or otherwise violates any copyright, trademark, trade secret or other intellectual property of any individual or entity; (ii) is pornographic, obscene, or exploitative of a minor; (iii) is menacing, malicious, illegally threatening or defamatory; or (iv) violates export laws or otherwise violates any appliciable treaty, law or regulation.

3.   Harmful Activities

     Users shall not use the Core Network to transmit, distribute or store any Data or undertake any other activities that may be harmful to or otherwise interfere with (i) the Core Network or the use thereof by any other User or other authorized user of the Core Network, or (ii) any system, network or equipment of LIFFE or any third party, including: (i) intercepting or attempting to intercept Data or other transmissions passing over the Core Network; (ii) forwarding chain letters; (iii) sending multiple e-mails or large transmissions that could reasonably be expected to annoy or harass or to impose a disproportionately large load on, or degrade the functionality of, the Core Network (e.g., "mail bombing"); (iv) sending any e-mail containing misleading or incorrect headers or information rendering the origin of the e-mail unclear or deceptive; (v) sending bulk or unsolicited e-mail messages ("spamming"), either directly or by relaying; or (vi) transmitting any virus, worm or Trojan Horse.

4.   Security

     4.1 Users shall not violate or attempt to violate the security of the Core Network or interfere or attempt to interfere with LIFFE's systems, networks, authentication measures, servers or equipment or with the use of or access to the Core Network by any other User or any other authorized user of the Core Network. Such prohibited activity includes (i) logging into a server where access is not authorized; (ii) probing, scanning, or testing the security or vulnerability of the Core Network or other networks; and (iii) attempting to gain access via the Core Network to any account or computer resource not belonging to such User ("spoofing").

     4.2 Users shall not monitor Data or traffic on the Core Network except via a Trading Application or Interface.

*Applicable as of trade date November 24, 2003 in connection with implementation of the LIFFE CONNECT(R) system for trading on e-cbot.

                                 APPENDIX 9B-1


5.   Enforcement

     Except as may be agreed between LIFFE and the CBOT, LIFFE shall have no obligation to monitor or exercise control over any Data transmitted, distributed or stored by any User via the Core Network. Notwithstanding the foregoing, LIFFE reserves the right to monitor and control activities undertaken via the Core Network.

6.   Responsibility

     Each User is fully responsible for all uses of the Core Network undertaken
     (i) by such User or (ii) via such User's Trading Application or Interface.


                                                                      (11/01/03)

                                 *APPENDIX 9B-2

                           e-cbot ERROR TRADE POLICY

The CBOT's error trade policy is designed to preserve the integrity of CBOT product markets by striking an appropriate balance between trade certainty and erroneous price discovery. The policy provides a mechanism to promptly address transactions that are executed at obviously erroneous prices substantially inconsistent with the last trade price of the contract or alternative determination of the contract's fair value. This policy does not relieve market participants from potential financial responsibility or liability for the execution of trades that are deemed an "error trade" if their actions caused financial loss to other parties whose transactions were busted.

1.   Invoking the Error Trade Policy

If an e-cbot user believes that he executed a trade through e-cbot at a price that was in error, he must contact e-cbot Market Operations ("e-cbot Operations") at (312)347-4600 without delay. If e-cbot Operations is not notified within five minutes of the execution time of the asserted error trade, the trade will stand. A third party or e-cbot Operations may also call a trade into question within five minutes of the execution. Trades called into question within five minutes will be evaluated in accordance with sections 2 and 3 of this policy. However, e-cbot Operations has the authority, but not the obligation, to consider trades reported after the five minute deadline provided the trade price in question is grossly (i.e. multiple points) out of line with the last trade price or alternatively determined fair value of the respective contract.

Trades resulting from quantity errors generally will not be called into question.

2.   Trade Price Within the "No Bust Range"

If a futures transaction is asserted to be at a price that is in error, the trade shall not be considered for review by e-cbot Operations unless the price of the asserted error trade is greater than the designated number of ticks (as outlined in Appendix 9B-3)from the reference price. The reference price will be the last trade price preceding the entry of the error trade or an alternatively determined fair value of the contract. Fair value for futures contracts may be determined by the last trade price, preceding settlement price, spread relationships and/or other variables deemed relevant by e-cbot Operations. However, during side-by-side hours the reference price on a downside (upside) move will never be higher (lower) than the low (high) of the pit traded price for an equivalent contract during the time period that the prices of the contracts were disjointed. During non-side-by-side hours, the reference price will never be higher (lower) than the low (high) of an equivalently traded contract.

If an option trade is asserted to be at a price that is in error, the trade shall not be considered for review by e-cbot Operations unless the price of the asserted error trade conforms to the following guidelines:

1. Trades must be greater than 2 ticks above or below the theoretical price in order to be busted.

2. Trades greater than 2 ticks away from the theoretical price, but less than 20 ticks away from the theoretical price, must be greater than 20% above or below the theoretical price, in order to be eligible to be busted.

3. Trades greater than 20 ticks above or below the theoretical price (40 ticks for the Soybean complex and Dow complex), may be busted even if the tick disparity is less than 20% of the theoretical value.

If an asserted trade entry error results in trade executions at multiple price levels, the last trade price (if used to determine the reference price) shall be the last trade price prior to the entry of the alleged error trade.

*Applicable as of trade date November 24, 2003 in connection with implementation of the LIFFE CONNECT(R) system for trading on e-cbot

                                  APPENDIX 9B-2

If the asserted error trade is the first trade in a contract that has not previously been opened, e-cbot Operations will determine a fair value estimate for the contract, which then will be gauged against the error trade range to determine the final status of the trade.

If e-cbot Operations contacts a member user regarding a suspicious order and the user states that the order is entered correctly, the order (if subsequently executed) may only be called into question by a third party.

Trades that are executed outside of the daily price limits will be busted by e-cbot Operations irrespective of whether the trade(s) falls within the "no bust range" established above.

3.   Trade Price Outside of the "No Bust Range"

If the price of the asserted error trade is more than the specified number of ticks from the reference price, e-cbot Operations will send a broadcast message to the user community indicating that the trade has been called into question. If the asserted error trade is outside of the specified tick range and involves only two parties, e-cbot Operations will attempt to contact the parties to the transaction. If both parties agree to bust or re-price the transaction, e-cbot Operations shall send a broadcast message to the user community and an alert to the quote vendor network indicating that the trade was busted or re-priced.

If there is more than one contra-party to the order asserted to have been executed in error, e-cbot Operations will gauge the erroneous transactions against the error trade range to determine the final status of the trades.

4.   e-cbot Operations Authority to Halt Markets

e-cbot Operations shall have the authority to halt markets in any contract during extraordinary circumstances where there has been a major market movement without any apparent economic or fundamental basis for movement to have occurred.

5.   Decisions of e-cbot Operations

A. e-cbot Operations will review the circumstances surrounding the alleged error trade to determine whether it should be deemed an error trade and busted. However, subject to the mutual agreement of both parties, the trade may be re-priced in line with the contract's fair value. If the trade is repriced to a level that is below a sell limit price or above a buy limit price, and the customer rejects the trade, the trade must be placed in the error account of the customer's clearing firm. Parties to these transactions are permitted to make cash adjustments to settle losses that occur as a result of the error trade. Should parties to a disputed transaction be unable to mutually resolve financial disputes arising from such transactions, arbitration facilities are available through the Exchange. The Arbitration Committee may hold the party who entered the order that resulted in the error trade financially responsible for losses that occur as a result of the busted trade(s).

     Trade certainty and the timely resolution of error trades are critical objectives of this policy. Therefore, if parties to a disputed transaction do not agree to the terms of resolution, e-cbot Operations reserves the final authority to determine the disposition of the questioned transaction.

     During side-by-side trading hours, e-cbot Operations shall, unless impracticable, make its determination within 10 minutes of the broadcast message regarding the potential error trade. During non side-by-side trading hours, e-cbot Operations shall, unless impracticable, make its determination within 15 minutes of the broadcast message regarding the potential error trade. The decisions of e-cbot Operations shall be final, and e-cbot Operations shall send a broadcast

                                  APPENDIX 9B-2

     message and an alert to the quote vendor network indicating whether the trade was busted, re-priced or allowed to stand.

B. In making its determination, e-cbot Operations may consider relevant factors including, but not limited to: market conditions immediately before and after the transaction; the prices of related contracts; whether one or more parties to the trade believe the trade was executed at a valid price: the extent to which the transaction appeared to trigger contingency orders and other trades; information related to the e-cbot Operations by third parties.

6.   Procedures for Correcting Error Trades

In the event a trade is busted, the parties to the transaction must reverse the transaction through applicable clearing house procedures. e-cbot Operations will notify OIA regarding any situation where a party fails to claim or misclear trades in a timely manner. Such failure may be deemed a violation of Rule 504.00, Acts Detrimental to the Welfare of the Association.

Under no circumstances shall the parties to an alleged error trade be permitted to reverse the error by entering into a prearranged transaction.

If the trade called into question is determined not to be an error trade, the parties to the trade are permitted to mutually agree upon cash adjustment; any such adjustment must be reported to e-cbot Operations.

Spreads

Because of the autoleg feature of the e-cbot system, spreads may be executed such that one leg of the spread is determined to be an error trade and the other leg is deemed to have been executed at a good price. In such circumstances, the party who enters an outright order that causes an error trade on an autolegged spread will be deemed to be the counterparty to the good leg of the spread (see Appendix 9B-4). The parties to the transactions will reverse and claim the transactions as indicated through the applicable clearing house procedures.

7.   Arbitration Procedures

Arbitrations relating to asserted error trades are limited to trades that are determined by e-cbot Operations to be an error trade. A notice of intention to arbitrate must be filed within ten business days after the date of the error trade. The party that caused the error may be held responsible for realized losses incurred by parties whose trades were busted as a result of the error.

8.   Error Trade Fees

The party responsible for the error must pay a $1,000 fee for each of the first two error trades, $3,000 for the 3/rd/ error trade, and $5,000 for each subsequent error trade within a calendar year.

                                                                      (11/01/03)

                                  APPENDIX 9B-3

                         TICK BREAKDOWN PER CBOT PRODUCT

                                                                                          Tick
                                                                                      Increment of         Dynamic         Daily
                                                  Minimum Tick        "No Bust          "No Bust            Price          Price
         Product                     Symbol         Increment          Range"*            Range"            Limits         Limit
        ---------                   --------     --------------      -----------     --------------       ---------       --------
U.S. T-Bond                            ZB              1/32            96 Ticks         3 Points           30/32nds           N/A
U.S. T-Bond Options                    OZB             1/64            20 Ticks         20/64ths           20/64ths           N/A
mini-sized U.S. T-Bond                 YH              1/32            96 Ticks         3 Points           30/32nds           N/A
10 Yr. T-Note                          ZN            (1/2)/32         192 Ticks         3 Points           15/32nds           N/A
10 Yr. T-Note Options                  OZN             1/64            20 Ticks         20/64ths           20/64ths           N/A
mini-sized 10 Yr. T-Notes              YN            (1/2)/32         192 Ticks         3 Points           15/32nds           N/A
5 Yr. T-Note                           ZF            (1/2)/32         192 Ticks         3 Points           15/32nds           N/A
5 Yr. T-Note Options                   OZF             1/64            20 Ticks         20/64ths           20/64ths           N/A
2 Yr. T-Note                           ZT            (1/4)/32         384 Ticks         3 Points          7.5/32nds           N/A
2 Yr. T-Note Options                   OZT           (1/2)/64          20 Ticks         10/64ths           10/64ths           N/A
WI 2 2-Yr. T-Note                      WI 2      1/4 Basis Point       20 Ticks         5 Points           5 points           N/A
Muni-Note Index                        ZU              1/32            20 Ticks         20/32nds           20/32nds           N/A
30-Day Fed Funds                       ZQ        1/2 Basis Point       20 Ticks        10 Points          10 points           N/A
30-Day Fed Funds Options               OZQ       1/4 Basis Point       20 Ticks         5 Points           5 points           N/A
10 Yr. Interest Rate Swaps             SR              1/32            20 Ticks         20/32nds           20/32nds           N/A
10 Yr. Interest Rate Swaps Options     OSR             1/64            20 Ticks         20/64ths           20/64ths           N/A
5 Yr. Interest Rate Swaps              SA            (1/2)/32          20 Ticks         10/32nds           10/32nds           N/A
5 Yr. Interest Rate Swaps Options      OSA             1/64            20 Ticks         20/64ths           20/64ths           N/A
Bund                                   GBL       .01 of 1 Point        20 Ticks      .20 of 1 Point      .20 points           N/A
Bobl                                   GBM       .01 of 1 Point        20 Ticks      .20 of 1 Point      .20 points           N/A
Schatz                                 GBS       .01 of 1 Point        20 Ticks      .20 of 1 Point      .20 points           N/A
Dow AIG Commodity Index                AI          0.1 Points          40 Ticks         4 Points          4 points            N/A
DJIA ($10)                             ZD            1 Point           250 Ticks       250 Points         40 points        10%, 20%
                                                                                                                            and 30%
                                                                                                                            Circuit
                                                                                                                           Breakers
DJIA Options                           OZD          1/2 Point           40 Ticks        20 Points         20 points        10%, 20%
                                                                                                                            and 30%
                                                                                                                            Circuit
                                                                                                                           Breakers
mini-sized Dow ($5)                    YM            1 Point           250 Ticks       250 Points         40 points        10%, 20%
                                                                                                                            and 30%
                                                                                                                            Circuit
                                                                                                                           Breakers
mini-sized Dow Options                 OYM           1 Point            40 Ticks        40 Points         40 points        10%, 20%
                                                                                                                            and 30%
                                                                                                                            Circuit
                                                                                                                           Breakers

                                  APPENDIX 9B-3

    Product               Symbol     Minimum Tick   "No Bust Range"*   Tick Increment of       Dynamic          Daily
                                      Increment                         "No Bust Range"     Price Limits     Price Limit
   ---------             --------    ------------   ----------------   -----------------   --------------   -------------
 mini-sized Eurodollar       YE    1/2 Basis Point       10 ticks           5 points           5 points          N/A
 100 OZ. Gold                ZG           10 cents       40 ticks            $4.00              $4.00            N/A
 mini-sized Gold             YG           10 cents       10 ticks            $4.00              $4.00            N/A
 5,000 OZ. Silver            ZI         1/10 cent        80 ticks            $4.00              $4.00            N/A
 mini-sized Silver           YI         1/10 cent        80 ticks            8 cents            8 cents          N/A
 Corn                        ZC         1/4 cent         40 ticks           10 cents           10 cents        20 cents
 Corn Options               OZC         1/8 cent         20 ticks         21/2 cents         21/2 cents        20 cents
 Wheat                       ZW         1/4 cent         40 ticks           10 cents           10 cents        30 cents
 Wheat Options              OZW         1/8 cent         20 ticks         21/2 cents         21/2 cents        30 cents
 Oat                         ZO         1/4 cent         40 ticks           10 cents           10 cents        20 cents
 Oat Options                OZO         1/8 cent         20 ticks         21/2 cents         21/2 cents        20 cents
 Rough Rice                  ZR         1/2 cent         40 ticks           20 cents           20 cents        50 cents
 Rough Rice Options         OZR         1/4 cent         20 ticks            5 cents            5 cents        50 cents
 Soybeans                    ZS         1/4 cent         80 ticks           20 cents           20 cents        50 cents
 Soybean Options            OZS         1/8 cent         40 ticks            5 cents            5 cents        50 cents
 Soybean Meal                ZM           10 cents       80 ticks            $8.00              $8.00            $20
 Soybean Meal Options       OZM            5 cents       40 ticks            $2.00              $2.00            $20
 Soybean Oil                 ZL        1/100 cents       80 ticks          .80 cents          .80 cents         2 cents
 Soybean Oil Options        OZL       5/1000 cents       40 ticks          .20 cents          .20 cents         2 cents

*Option products are shown in this chart to indicate the greatest number of ticks defined as the "No Bust Range". (See Section 2, "Options")


                                                                      (10/01/04)

                                 *APPENDIX 9B-4

                            EXAMPLE OF AUTOLEG ERROR

Trader "A" has a spread order in the book to buy June Bonds and sell September Bonds. (Please note that when you enter a spread order into the system, it assigns prices to the individual legs and the order is included in the outright order books.) Trader "B" has an order to sell June Bonds.

Trader "C" makes an error by entering a bid in the September contract (he intended to bid June). Trader C's bid for September matches against Trader A's sell September portion of the spread, which triggers Trader A's buy June portion of the spread to match against Trader B's sell June order.

The September trade between Trader C and Trader A is determined to be an error trade. The June trade between A and B is executed at an economically justifiable price.

The September leg is determined to be an error trade and is busted. Trader C is then required to claim the June leg executed for Trader A.

Summary

-----------------------------
June Bonds      Sep Bonds
-----------------------------
Buy     Sell    Buy     Sell
-----------------------------
A       B       C       A
-----------------------------

Trader C is cause of error

Trader A vs. B = good price
Trader A vs. C = bad price
Trader A vs. C leg is determined to be an error trade and is busted
Trader A vs. B leg is reversed and Trader C is required to claim the trade so that Trader B is not harmed.

                                                                      (11/01/03)

*Applicable as of trade date November 24, 2003 in connection with implementation of the LIFFE CONNECT(R) system for trading on e-cbot.

                                 Appendix 10A


APPENDIX 10A - ELEVATORS IN THE CHICAGO AND BURNS HARBOR SWITCHING DISTRICTS (WHEAT & OATS)


Following is a listing of the elevators in the Chicago and Burns Harbor Switching Districts approved as regular for the delivery of Wheat and Oats through June 30, 2006:


--------------------------------------------------------------------------------
                                                                CAPACITY IN
        WAREHOUSE                     LOCATION                    BUSHELS
--------------------------------------------------------------------------------
  Cargill, Inc.              Cargill     Burns     Harbor       5,473,000
                             Portage, IN

  Chicago & Illinois         Chicago                            9,156,000

  River Marketing LLC
--------------------------------------------------------------------------------

Note:  All elevators are Federally licensed.


                                                                       07/01/04

                                 Appendix 10B



APPENDIX 10B - ELEVATORS IN THE ST. LOUIS AND EAST ST. LOUIS SWITCHING DISTRICTS (WHEAT)


Following is a listing of the elevators in the St. Louis, East St. Louis and Alton Switching districts approved as regular for the delivery of Wheat through June 30, 2006:


-----------------------------------------------------------------------------------------------------------
                                                                                        CAPACITY IN
        WAREHOUSE                            LOCATION                                     BUSHELS
-----------------------------------------------------------------------------------------------------------
Archer-Daniels-Midland Co.             St. Louis                   Elevator                 2,154,000
                                       St. Louis, MO

Cargill Inc.                                                       Elevator                 2,481,000
                                       East St. Louis, IL


-----------------------------------------------------------------------------------------------------------

Note:    All Elevators listed are Federally licensed.


                                                                        07/01/04

                                  Appendix 10C


APPENDIX 10C - ELEVATORS IN THE MINNEAPOLIS AND ST. PAUL SWITCHING DISTRICTS
(OATS)


Following is a listing of the elevators in the Minneapolis and St. Paul, MN Switching Districts which are approved as regular for the delivery of Oats through June 30, 2006:



------------------------------------------------------------------------------------------------
                                                                           CAPACITY IN
     WAREHOUSE                           LOCATION                           BUSHELS
------------------------------------------------------------------------------------------------
Bunge North                            Midway               Elevator        2,642,000
America, Inc.                          Minneapolis, MN

                                       Port Bunge           Elevator        9,276,000
                                       Savage, MN

Cargill, Inc.                          Port                  Cargill       13,675,000
                                       Elevator                  "C"
                                       Savage, MN


CHS Inc.                               Elevator #2                          1,400,000
                                       St. Paul, MN

                                       Calumet              Elevator        1,323,000
ConAgra, Inc.                          Minneapolis, MN
                                       Electric Steel       Elevator
                                       Minneapolis, MN                      4,579,000

                                       Malt-One             Elevator        2,348,000
                                       Minneapolis, MN

                                       Marquette            Elevator        3,830,000
                                       Minneapolis, MN

                                       Shakopee             Elevator        1,122,000
                                       Shakopee, MN

                                       Delmar #4/Washburn          C
General Mills Operations, Inc.         Minneapolis, MN                      9,636,000

                                       Washburn             Elevator        2,400,000
                                       Checkerboard     Elevator   B
                                       Minneapolis, MN

                                       Washburn         D-Elevator T        4,047,000
                                       Minneapolis, MN

                                       Fridley              Elevator        4,955,000
                                       Fridley, MN
                                       Washburn E. S00      Elevator        3,553,000
                                       Washburn, MN
------------------------------------------------------------------------------------------------


NOTE:  ALL ELEVATORS ARE FEDERALLY LICENSED.


                                                                  08/01/04

                                 APPENDIX 10D

APPENDIX 10D - ELEVATORS IN THE TOLEDO, OHIO SWITCHING DISTRICT (WHEAT)


Following is a listing of the elevators in the Toledo, Ohio Switching District which are approved as regular for the delivery of Wheat through June 30, 2006:



-----------------------------------------------------------------------------------------------------
                                                                                      CAPACITY IN
            WAREHOUSE                             LOCATION                              BUSHELS
-----------------------------------------------------------------------------------------------------

The Andersons Agricultural Group Andersons-Illinois Elevator                          17,230,000
L.P.                               Maumee, Ohio

                                   River Elevator                                      6,150,000
                                   Toledo, Ohio

                                   Conant Street Elevator                              3,280,000
                                   Maumee, Ohio

                                   Edwin Drive Elevator                                5,500,000
                                   Toledo, Ohio


Archer-Daniels-Midland Co.         Toledo Elevator                                     9,795,000
d/b/a ADM Grain Company            Toledo, Ohio

                                   Ottawa Lake Elevator                                7,680,000
                                   Ottawa Lake, MI
-----------------------------------------------------------------------------------------------------

NOTE: ALL ELEVATORS ARE FEDERALLY LICENSED.

                                                                   07/01/04

                                 Appendix 10F

APPENDIX 10F - RECIPROCAL AND INTERMEDIATE SWITCHING CHARGES

REFERENCE GUIDE ONLY - EFFECTIVE MAY 1, 1997
THE FOLLOWING RECIPROCAL AND INTERMEDIATE SWITCHING CHARGES APPLY AT ELEVATORS REGULAR FOR DELIVERY WITHIN THE CHICAGO, IL AND BURNS HARBOR, IN SWITCHING DISTRICTS. RATES ARE IN DOLLARS PER CAR UNLESS OTHERWISE INDICATED.

                                 RESULT AND/OR INTERMEDIATE
ELEVATOR:                        RECIPROCAL CARRIER:                               CARRIER AND END RESULT:
---------                        -------------------                               -----------------------
CARGILL                          CR OR IHB LINE HAUL                               DIRECT CONNECTION WITH ALL
                                                                                   OTHER CARRIERS.
BURNS HARBOR, IN                 RATE                                              OTHER CARRIERS.
--------------------------------------------------------------------------------------------------------------------
CHICAGO & ILLINOIS        RIVER  IHB - $242.00 PER CAR
MARKETING, L.L.C.
117/TH/ &                              $166.00 PER CAR (25-CAR)
TORRENCE                               $ 95.00 PER CAR (50-CAR)
CHICAGO, IL                            (PRIVATE CARS, CR, NS)
DIRECT CONECTION WITH ALL OTHER CARRIERS
                                 IHB   $261.00 PER CAR
                                       $184.00 PER CAR (25-CAR)
                                       $110.00 PER CAR (50-CAR)
                                       (ALL OTHER CARRIERS)
                                 CRL - $187.00 PER CAR
--------------------------------------------------------------------------------------------------------------------

THIS APPENDIX IS ONLY A REFERENCE GUIDE AND SHOULD NOT BE CONSTRUED AS A TRADING RECOMMENDATION OF THE CHICAGO BOARD OF TRADE. DUE TO THE RAPID CHANGES IN FREIGHT TARIFFS, WE DO NOT GUARANTEE THIS APPENDIX AS TO ACCURACY OR COMPLETENESS. FOR CURRENT INFORMATION ON SWITCHING CHARGES CONTACT THE RESPECTIVE RAIL CARRIER DIRECTLY.

                                                                        01/01/00

                                 Appendix 10G

APPENDIX 10G - GRAIN LOAD-OUT PROCEDURES

The following is a general outline of procedures for the load-out of grain covered by Chicago Board of Trade ("CBOT") registered warehouse receipts/shipping certificates. The procedures are based upon a combination of CBOT Rules and Regulations and trade practice. Where applicable, CBOT Rules and Regulations are cited.

1.   Cancellation of the Warehouse Receipt/Shipping Certificate.

          a. To initiate the load-out process, the receipt/certificate holder, or owner, requests his clearing firm to cancel the warehouse receipt/shipping certificate at the CBOT Registrar's Office or requests load-out using the electronic form provided by the Clearing House's online system.

          b. Warehouse receipts/shipping certificates cancelled after 4:00 p.m. shall be deemed to be cancelled on the following business day.

          c. The next step for the owner of cancelled rice, oats or wheat warehouse receipts is to surrender them to the regular warehouseman or his representative agent in Chicago. The agent must be a registered clearing member of the CBOT, be located in the vicinity of the CBOT and be available during business hours (except Exchange holidays). Business hours are 8:00 a.m. -
               4:30 p.m., Monday - Thursday and 8:00 a.m. - 3:00 p.m. on Friday.

          d. At this time, the warehouseman/shipper, at his option, may require the owner to pay storage/premium and insurance charges that have accumulated up to and including the date of surrender. (See items 6(a) and (b) below.) The warehouseman's/shipper's agent shall accept these payments during business hours.

          e. At this time, the warehouseman, at his option, may also require the owner to pay the warehouseman or his agent a load-out fee of up to 6 cents per bushel. A fobbing charge of 4 cents per bushel was already paid at the time of delivery of corn and soybean shipping certificates. (The maximum load-out/fobbing fee, subject to change, is 6 cents per bushel for receipts and 4 cents per bushel for certificates.)

          f. If the owner decides against loading out grain within two days after canceling warehouse receipts/shipping certificates, he may notify the warehouseman/shipper that warehouse receipts/shipping certificates are to be re-issued. In the case of rice, oats or wheat, if the warehouseman is notified by 12:00 noon, re-issued receipts shall be deliverable by 4:00 p.m. the following business day. Requests to re-issue receipts/shipping certificates more than two business days after receipts/shipping certificates are cancelled are subject to mutual agreement. All fees for re-issuance are payable by the owner.

          g. The Registrar bills the owner's clearing firm a cancellation fee per receipt/certificate. (Internal policy of CBOT's Registrar's Office.)

2.   Submission of Written Loading Orders.

          a. The owner provides the warehouseman/shipper with written loading orders that identify the vessel, barge, or number of rail cars that will take delivery of the grain, and that specify the grade and estimated number of bushels to be loaded. "To be nominated"
               (TBN) barge identities are acceptable in loading orders.

          b. Written loading orders must be received no later than two business days after warehouse receipts/shipping certificates are cancelled.

          c. The owner will notify the warehouseman/shipper of loading orders. All loading orders received by 2:00 p.m. on a given business days shall be considered dated that day. Orders received after 2:00 p.m. on a business day shall be considered dated the following business day.

          d. When loading orders are received by 2:00 p.m. of any given business day, the warehouseman/shipper will advise the owner by 10:00 a.m. the following business day of the scheduled loading dates and tonnage due. Notification of scheduled loading dates and any changes in scheduled loading dates will be by telephone, e-mail or telefax to the owner.

3.   Arrangement of Transportation Conveyance.

          a. Next, the owner arranges for proper conveyance of the grain to be loaded out with a carrier; the conveyance may be rail cars, barge, or vessel, and must be clean and ready-to-load.

          b. An owner requesting vessel load-out, having surrendered canceled receipts/certificates and tendered written loading orders to the warehouseman/shipper, is entitled to the warehouse's/shipper's current scheduled load-in and load-out lineups, provided the owner gives to the warehouseman/shipper the identity of the vessel and the estimated-time-of-arrival no more than 5 calendar days prior to constructive placement of the vessel.

                                 Appendix 10G


               In addition, an owner is entitled to receive updated information, upon request, on the warehouse/shipping station scheduled load-in and load-out lineups.

          c. The carrier or its agent notifies the warehouseman/shipper of the "constructive placement" of the conveyance. The term "constructive placement" is defined in CBOT Regulations 1081.01(12)A3 (1), (2) and (3). Only the warehouseman/shipper can order the conveyance to the warehouse/shipping station for actual placement for loading.

          d. The warehouseman/shipper is not responsible for the failure of the carrier to present clean, ready-to-load conveyance to the warehouseman/shipper.


4.   Request for Grain Inspection or Stevedoring Service.

          a. The owner may, at his option and expense, request the warehouseman/shipper to arrange inspection and weighing service provided by the Federal Grain Inspection Service ("FGIS").

          b. In case of water load-out (barge or vessel), the owner should request the warehouseman/shipper to arrange stevedoring service. In this regard, the owner may designate to the warehouseman/shipper the stevedoring service he would like to use.

          c. The warehouseman/shipper does not control the availability of the FGIS and the stevedoring services.

5.       Actual Load-Out.

          a. The warehouseman/shipper shall transmit to the Registrar by 11:00 a.m. the name, location of warehouse/shipping facility, and number of delivery vessels/barges/rail cars constructively placed that day. The Registrar shall maintain a current record of the number of delivery vessels/barges/rail cars constructively placed and shall be responsible for posting this record on the Exchange Floor and the CBOT website.

          b. The warehouseman/shipper must load-out all conveyances in the order of their constructive placement. Load-out of transportation constructively placed on the same day shall be in the order in which loading orders were received. An operator of a regular facility in Chicago, Burns Harbor, along the Illinois Waterway, and St. Louis has the obligation of loading grain represented by warehouse receipts or shipping certificates giving preference to takers of delivery.

          c. The warehouseman/shipper informs the owner of the time of loading completion and the release time of the conveyance to the carrier.

          d. The warehouseman/shipper must advise the owner of any load-out difficulties. Inclement weather may delay loading.

          e. The owner should be familiar with the tariff of the warehouse/shipping station where the load-out is to occur.

          f. Any expense for making the grain available for loading on the Illinois Waterway will be borne by the party making delivery, provided that the taker of delivery constructively places barge equipment clean and ready to load within five (5) business days following the scheduled loading date of the barge on the Illinois Waterway. If the taker's barges are not constructively placed within five (5) business days following the scheduled loading date of the barge on the Illinois Waterway, the taker shall pay the shipper an amount not to exceed 30/100 of one cent per bushel per day multiplied by the number of calendar days from the fifth business day following the scheduled loading date to the date that the barge is constructively placed, including both dates, but excluding business days the shipper meets his minimum daily barge load-out rate. Requests to cancel loading instructions and re-issue receipts/shipping certificates more than two business days after receipts/shipping certificates are cancelled are subject to mutual agreement. All fees for re-issuance are payable by the owner.

6.       Final Settlement of All Charges By Invoice

          a. The owner pays the warehouseman/shipper storage/premium charges that have accumulated up to and including the 10th business day after constructive placement of the conveyance or the date of loading completion, whichever is earlier, for wheat and oats, or up to and including the date of loading for corn and soybeans. If the owner paid storage/premium charges when he surrendered the cancelled warehouse receipt/shipping certificate he now pays storage/premium charges that have accumulated since that time as invoiced.

          b. The owner pays the warehouseman/shipper for the FGIS service and the stevedoring company for stevedoring service as invoiced. The owner is responsible for charges incurred for stevedoring service, except, all fees for stevedoring services to load corn and soybeans into barges are to be paid by the issuer of the Corn or Soybean Shipping Certificate.

          c. With some exceptions for Burns Harbor delivery, the owner pays all transportation costs, including switching charges and demurrage, if any, to the appropriate transportation company.

                                 Appendix  10G

*/ The outline provided above is intended to serve only as a general guide to grain load-out procedures; certain of the discussed obligations of the warehouseman/shipper and owners may not apply in a particular situation or may be open to negotiation between the parties. Care has been taken in the preparation of this outline, but there is no warranty or representation expressed or implied by the Chicago Board of Trade or its member firms as to the accuracy or completeness of the material herein. In particular, CBOT rules and regulations may be revised from time to time. Accordingly, current rules and regulations, if applicable, should be consulted when there is a question about load-out. Please be advised that the U.S. Warehouse Act, as amended, or a state law may also apply to, or govern, a particular situation. If you have legal questions concerning load-out, we recommend that you consult your legal counsel. (06/01/03)

                                 Appendix 10C A

APPENDIX 10C A - CORN AND SOYBEAN SHIPPING STATIONS

Following is a listing of the shipping stations approved as regular for the delivery of Corn and Soybeans for the period through June 30, 2006:

                                                                            DAILY
                                                              APPROVED     LOADING              LOCATION
CCL                                                  MILE     CAPACITY       RATE     MAX.    DIFFERENTIAL
CODE            FIRM                 LOCATION       MARKER      (bu)       (bu/day)   CERTS    (cents/bu)
----   ----------------------   -----------------   ------   -----------   --------   -----   ------------
1750   Cargill, Inc.            Burns                  340     5,473,000    165,000   1,094       par
                                Harbor, IN
1705   Chicago & Illinois       Chicago, IL         329.4R     9,156,000    165,000   1,831       par
       River Marketing, LLC
1715   Louis Dreyfus            Lockport, IL        292.8R       204,000     55,000     220        2
       Corporation
1758   Cargill, Inc.            Morris, IL          263.3R       125,000     55,000     220        2
1752   Louis Dreyfus            Morris, IL          263.0R       304,000     55,000     220        2
       Corporation
1730   ADM/Growmark River       Morris-E, IL        263.0R       992,000     55,000     220        2
       Systems, Inc.
1731   ADM/Growmark River       Morris-W, IL        262.9R       230,000     55,000     220        2
       Systems, Inc.
1759   Cargill, Inc.            Seneca, IL          252.5R       846,000     55,000     220        2
1732   ADM/Growmark River       Ottawa-N, IL        241.8R       988,000     55,000     220      2 1/2
       Systems, Inc.
1753   Cargill, Inc.            Ottawa, IL          238.5L       880,000     55,000     220      2 1/2
1733   ADM/Growmark River       Ottawa-S, IL        236.9L       107,000     55,000     220      2 1/2
       Systems, Inc.
1765   Maplehurst Farms, Inc.   Ottawa, IL          236.4R   THROUGH PUT     55,000     220      2 1/2
1701   Consolidated Grain       Utica, IL             229L     1,300,000     55,000     220      2 1/2
       and Barge Co.
1714   Louis Dreyfus            Utica, IL             229L   THROUGH PUT     55,000     220      2 1/2
       Corporation
1734   ADM/Growmark River       La Salle, IL        223.3R        84,000     55,000     220      2 1/2
       Systems, Inc.
1702   Consolidated Grain       Peru, IL            222.9R             0     55,000     220      2 1/2
       and Barge Co.
1713   Louis Dreyfus            Peru, IL            222.9R   THROUGH PUT     55,000     220      2 1/2
       Corporation
1735   ADM/Growmark River       Spring Valley, IL   218.4R       109,000     55,000     220      2 1/2
       Systems, Inc.
1754   Cargill, Inc.            Spring Valley, IL   218.3L     1,433,000    110,000     440      2 1/2
1736   ADM/Growmark River       Hennepin, IL        207.7L       500,000     55,000     220      2 1/2
       Systems, Inc.
1760   Cargill, Inc.            Hennepin, IL        207.5L       110,000     55,000     220      2 1/2
1703   Consolidated Grain       Hennepin, IL        207.4R       416,000     55,000     220      2 1/2
       and Barge Co.
1712   Louis Dreyfus            Hennepin, IL        207.4R   THROUGH PUT     55,000     220      2 1/2
       Corporation
1737   ADM/Growmark River       Henry, IL           195.8R       552,000     55,000     220      2 1/2
       Systems, Inc.
1738   ADM/Growmark River       Lacon, IL           189.5L       199,000     55,000     220      2 1/2
       Systems, Inc.
1761   Cargill, Inc.            Lacon, IL           189.3L       487,000     55,000     220      2 1/2
1739   ADM/Growmark River       Chillicothe, IL     180.5R       172,000     55,000     220      2 1/2
       Systems, Inc.
1740   ADM/Growmark River       Creve  Coeur, IL    158.1L     1,401,000     55,000     220        3
       Systems, Inc.
1720   Tomen Grain Company      Pekin, IL           152.2L       156,000    110,000     440        3

                                                                      (08/01/04)

                                 Appendix 10S A

APPENDIX 10S A - SOYBEAN ONLY SHIPPING STATIONS

See Appendix 10C A - CORN AND SOYBEAN SHIPPING STATIONS for shipping stations approved as regular for the delivery of Soybeans above Illinois River Mile Marker 151.

Following is a listing of additional shipping stations approved as regular for the delivery of Soybeans only for the period through June 30, 2006:

                                                                             Daily
                                                             Approved       Loading                 Location
CCL                                               Mile       Capacity        Rate         Max.    Differential
Code           Firm              Location        Marker        (bu)        (bu/day)       Certs    (cents/bu)
----   -------------------   ----------------   --------   ------------   ----------   --------   ------------
1755   Cargill, Inc.         Havana-N, IL         119.9L        575,000       55,000        220       3 1/2
1762   Cargill, Inc.         Havana-S, IL         119.8L        738,000       55,000        220       3 1/2
1742   ADM/Growmark River    Havana-N, IL         119.6L      2,800,000       55,000        220       3 1/2
       Systems, Inc.
1743   ADM/Growmark River    Havana-S, IL         119.3L        178,000       55,000        220       3 1/2
       Systems, Inc.
1763   Cargill, Inc.         Beardstown, IL        88.1L        439,000       55,000        220       3 1/2
1744   ADM/Growmark River    Beardstown, IL        91.0R      2,757,000       55,000        220       3 1/2
       Systems, Inc.
1756   Cargill, Inc.         Meredosia, IL         71.3L        962,000      110,000        440       3 1/2
1745   ADM/Growmark River    Naples, IL            66.1L        310,000       55,000        220       3 1/2
       Systems, Inc.
1706   Zen-Noh Grain Corp.   Naples, IL              65L    THROUGH PUT       55,000        220       3 1/2
1704   Consolidated Grain    Naples, IL              65L      6,247,000       55,000        220       3 1/2
       and Barge Co.
1757   Cargill, Inc.         Florence, IL          55.3R      1,855,000      165,000        660       3 1/2
1747   ADM/Growmark River    St. Louis, MO      UM  184R      2,154,000      220,000        880         6
       Systems, Inc.
1764   Cargill, Inc.         E. St. Louis, IL   UM  179L      2,481,000      110,000        440         6
1710   Peavey Co., a         Sauget, IL         UM  177L        288,000      110,000        440         6
       ConAgra Trade
       Group company

                                                                      (07/01/04)

                                  Appendix 11A

APPENDIX 11A - CRUDE SOYBEAN OIL

Following is a listing of the firms approved for the delivery of Crude Soybean Oil through June 30, 2006:


                                                                    MAXIMUM
                                              REGULAR SPACE         RECEIPTS
             FIRM/FACILITIES                    (POUNDS)        ALLOWED TO ISSUE
-----------------------------------------    --------------     ----------------
AG PROCESSING, INCORPORATED
  Dawson, MN                                     26,324,000                  438
  Eagle Grove, IA                                20,000,000                  333
  Emmetsburg, IA                                 88,000,000                1,466
  Manning, IA                                     9,000,000                  150
  Mason City, IA                                 36,000,000                  600
  Omaha, NE                                      40,000,000                  666
  Sergeant Bluff, IA                             31,500,000                  525
  Sheldon, IA                                    19,200,000                  320
  St. Joseph, MO                                 24,000,000                  400
ANDERSON'S AGRICULTURE GROUP L.P., THE
  Logansport, IN                                 82,000,000                1,366
ARCHER DANIELS MIDLAND CO
  Decatur, IL                                   118,500,000                1,975
  Des Moines, IA                                 36,000,000                  600
  Frankfort, IN                                  39,000,000                  650
  Galesburg, IL                                  11,400,000                  190
  Lincoln, NE                                    27,000,000                  450
  Mexico, MO                                     43,000,000                  716
  Quincy, IL                                     54,000,000                  900
BUNGE MILLING, INC.
  Danville, IL                                   91,500,000                1,525
BUNGE NORTH AMERICA (EAST), INC.
  Decatur, IN                                   118,950,000                1,982
BUNGE NORTH AMERICA (ODP WEST), INC.
  Emporia, KS                                    36,600,000                  610
CARGILL, INC.
  Ackley, IA                                    240,000,000                4,000
  Bloomington, IL                                 3,900,000                   65
  Buffalo, IA                                    36,800,000                  613
  Cedar Rapids, IA                                1,920,000                   32
  Cedar Rapids, (E), IA                           9,300,000                  155
  Des Moines, IA                                  7,700,000                  128
  Iowa Falls, IA                                 20,000,000                  333
  Kansas City, MO                                 7,000,000                  116
  Lafayette, IN                                   9,000,000                  150
CHS Inc.
(Harvest  States  Oilseed  Processing and
 Refining division)
  Mankato, MN                                     6,000,000                  100
INCOBRASA INDUSTRIES, LTD.
  Gilman, IL                                    117,300,000                1,955
SOLAE LLC
  Gibson City, IL                                50,325,000                  838
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC
  Volga, SD                                     200,700,000                3,345

                                                                      (11/01/04)

                                  APPENDIX 11B
            SOYBEAN OIL DELIVERY DIFFERENTIALS IN CENTS PER 100 LBS.
                 FOR DELIVERY MONTHS JANUARY THRU DECEMBER 2004


                      DELIVERY TERRITORY - DIFFERENTIALS*
                        Warehouse Location
                      ILLINOIS TERRITORY - PAR
                        Bloomington, IL
                        Danville, IL
                        Decatur, IL
                        Galesburg, IL
                        Gibson City, IL
                        Gilman, IL
                        Quincy, IL
                      EASTERN TERRITORY - (30)
                        Decatur, IN
                        Frankfort, IN
                        Lafayette, IN
                        Logansport, IN
                      EASTERN IOWA TERRITORY - 10
                        Ackley, IA
                        Buffalo, IA
                        Cedar Rapids, IA
                        Cedar Rapids (E), IA
                        Des Moines, IA
                        Iowa Falls, IA
                        Mason City, IA
                      SOUTHWEST TERRITORY - 35
                        Kansas City, MO
                        Mexico, MO
                        St. Joseph, MO
                        Emporia, KS
                      NORTHERN TERRITORY - (55)
                        Dawson, MN
                        Mankato, MN
                        Volga, SD
                      WESTERN TERRITORY - (35)
                        Eagle Grove, IA
                        Emmetsburg, IA
                        Manning, IA
                        Sergeant Bluff, IA
                        Sheldon, IA
                        Lincoln, NE
                        Omaha, NE

                                                                        11/01/04


DIFFERENTIAL FOR DELIVERY MONTHS JANUARY THRU DECEMBER 2005

Illinois   Eastern   Eastern Iowa   Southwest   Northern   Western
--------   -------   ------------   ---------   --------   -------
   Par       (20)         Par          45         (45)       (25)

* Differentials enclosed by parentheses ( ) are discounts.

                                  APPENDIX 12B
           SOYBEAN MEAL APPROVED DELIVERY LOCATIONS AND DIFFERENTIALS
                 FOR DELIVERY MONTHS JANUARY THRU DECEMBER 2004

                      DELIVERY TERRITORY - DIFFERENTIALS*
                        Plant Locations
                      CENTRAL TERRITORY - PAR
                        Bloomington, IL
                        Cairo, IL
                        Danville, IL
                        Decatur, IL
                        Galesburg, IL
                        Gibson City, IL
                        Gilman, IL
                        Quincy, IL
                        Owensboro, KY
                      NORTHEAST TERRITORY - $2.00
                        Bellevue, OH
                        Decatur, IN
                        Fostoria, OH
                        Frankfurt, IN
                        Lafayette, IN
                        Morristown, IN
                        Mt. Vernon, IN
                        Sidney, OH
                      MIDSOUTH TERRITORY - $7.00
                        Decatur, AL
                        Guntersville, AL
                        Little Rock, AR
                        Marks, MS
                        Stuttgart, AR
                      MISSOURI TERRITORY - $1.50
                        Kansas City, MO
                        Mexico, MO
                        St. Joseph, MO
                      EASTERN IOWA TERRITORY - ($4.00)
                        Cedar Rapids (East), IA
                        Des Moines, IA
                        Iowa Falls, IA
                      NORTHERN TERRITORY - ($3.00)
                        Eagle Grove, IA
                        Council Bluffs, IA
                        Emmetsburg, IA
                        Manning, IA
                        Mason City, IA
                        Sergeant Bluff, IA
                        Sheldon, IA
                        Sioux City, IA

                                                                        10/01/04

DIFFERENTIALS FOR DELIVERY MONTHS JANUARY THRU DECEMBER 2005


Central   Northeast   Midsouth   Missouri   Eastern Iowa   Northern
-------   ---------   --------   --------   ------------   --------
  Par     $    3.00   $   8.00   $   2.50   ($      3.00)  ($  2.00)


* Differentials enclosed by parentheses ( ) are discounts.

                                  Appendix 14A

APPENDIX 14A - BRANDS APPROVED FOR DELIVERY AGAINST CBOT 5,000 OUNCE SILVER CONTRACTS

                                                               COMPUTER
PRODUCER                             REFINED AT                  CODE     BRAND MARKS
--------                             ----------                --------   -----------
The Anaconda Company                 Perth Amboy, N.J.         UMCO       * UMS CO.

ASARCO Incorporated                  Amarillo, Texas           ASAT         ASARCO SILVER - AMARILLO,
                                                                            TEXAS
                                     Baltimore, M.D.           ASBA       * ASARCO BALTIMORE, MARYLAND
                                     Perth Amboy, N.J.         ASCP       * AS & R CO.-PERTH AMBOY, N.J.
                                     Perth Amboy, N.J.         ASPA       * ASARCO-PERTH AMBOY, NEW JERSEY
                                     Selby, CA                 SGSR       * SELBY GOLD & SILVER REFINERY,
                                                                            SAN FRANCISCO, CAL.

Britannia Refined Metals Co.         Northfleet, England       BLCO         BLCo.

Broken Hill Associated               Port Pirie, Australia     BHAS         BHAS
   Smelters Pty. Ltd.

The Bunker Hill Company              Kellogg, Idaho            HILL       * BUNKER HILL

Cerro de Pasco Corporation           La Oroya, Peru            CDPP       * C de P PERU

Cominco Ltd.                         Trail, British Columbia   TADA         TADANAC

Compania de Real Monte               Pachuca, Mexico           RDMM         R del M
   y Pachuca

Comptoir Lyon-Alemand Louyot         Noisy le Sec, France      CLAP       * COMPTOIR-LYON-ALEMAND,
                                                                            LOUYOT & CIE-PARIS
                                                               CLAL         COMPTOIR-LYON-ALEMAND,
                                                                            LOUYOT-PARIS

OMG AG & Co. KG                      Hanau, Germany            DEGU       * DEGUSSA (with 1/2 sun and 1/4
                                                                            moon within diamond)

OMG AG & Co. KG                      South Plainfield, N.J.    METZ       * DEGUSSA (with 1/2 sun and 1/4
                                                                            moon within diamond, also
                                                                            Metz est. 1921)

Dowa Mining Co. Ltd.                 Kosaka City, Japan        DOWA         DOWA (with crossed hammers
                                                                            within circle)

Empresa Minera del Peru S.A.         La Oroya, Peru            CPPE         CP-PERU

Engelhard Corporation                Chessington, England      ENCI       * ENGELHARD LONDON
                                     Carteret, N.J.            ENNE       * ENGELHARD

Engelhard Corporation                Ivry, France              ECMP       * ENGELHARD (with Compagnie Des
                                                                            Metaux Precieux-Paris within an oval)

                                  Appendix 14A

                                                               COMPUTER
PRODUCER                             REFINED AT                  CODE     BRAND MARKS
--------                             ----------                --------   -----------
Furukawa Metals Co. Ltd.             Nikko City, Japan         TRIA         OPEN TRIANGLE (like letter A, brand
                                                                            name "Yamaichi")

Golden West Refining                 Attleboro, Mass.          GWHH       * HH HANDY & HARMAN REFINING GROUP
Corporation Limited, Handy &
Harman Refining Group Inc.

Handy & Harman                       Attleboro, Mass.          HAND       * HH HANDY & HARMAN SILVER
                                     Fairfield, Conn.          HARM       * HH HANDY & HARMAN SILVER
                                                                            (with capital letter F bars produced
                                                                             at Fairfield, Conn.)

INCO Limited                         Sudbury, Ontario          ORCO         ORC

Industrial Minera Mexico, S.A.       Monterrey, Mexico         ASMO       * ASARCO-MONTERREY
                                     Monterrey, Mexico         IMMM         IMM-MONTERREY

Johnson Matthey Limited              Brampton, Ontario         JMJM       * JOHNSON MATTHEY-JM (with crossed
                                                                            hammers and assay stamp:
                                                                            JM LTD.-CANADA-ASSAY OFFICE)
                                     Brampton, Ontario         JMCA       * JM (with crossed hammers)
                                     Brampton, Ontario         JMMC       * J.M. & M. Ltd.
                                     Brampton, Ontario         JMLT         JM and crossed hammers in diamond
                                                                            Surrounded by JOHNSON MATTHEY CANADA

Johnson Matthey Chemicals Ltd.       Royston, England          JMLO         JOHNSON MATTHEY LONDON
                                     Royston, England          JMCF       * JMCF

Johnson Matthey Refining, Inc.       Salt Lake City, Utah      JMRI         JOHNSON MATTHEY-JM
                                                                            (with crossed hammers and assay stamp:
                                                                            J.M.R.I.-U.S.A.-ASSAY OFFICE)

Kam-Kotia Mines Ltd.                 Cobalt, Ontario           CRKO       * CRK

Kennecott Corporation                Magma, Utah               KUEU         KUE

Metalli Preziosi S.p.A.              Milan, Italy              MPSP         METALLI PREZIOSI S.p.A. MILANO (with MP)

n.v. Union Miniere s.a.              Hoboken, Belgium          MHOV       * HOBOKEN 999.7+
- Business Unit Hoboken              Hoboken, Belgium          HOBN         HOBOKEN 999+

Metalor Technologies USA Corp.       N. Attleboro, Mass.       MUST         METALOR(R) (with "MUS" assay mark)
                                     N. Attleboro, Mass.       META       * METAUX PRECIEUX SA METALOR
                                                                            (in a circle with letters MUS in center)

Metalor Precicux SA Metalor          Neuchatel, Switzerland    MPOR         METAUX PRECIEUX SA METALOR
                                                                            (in a circle with letters MP in center)

Met-Mex Penoles, SA de CV            Monterrey, Mexico         MPSA       * METALURGICA MEXICANA PENOLES S.A.
                                     Torreon, Mexico           POPM         PRODUCT OF PENOLES MEXICO

Mitsubishi Materials Corporation     Kagawa, Japan             DIAM         Three diamonds forming a triangle

No. 1 Mining Corporation             Namtu, Burma              BRMA         BURMA MINES

                                  Appendix 14A

                                                               COMPUTER
PRODUCER                             REFINED AT                  CODE     BRAND MARKS
--------                             ----------                --------   -----------
Noranda Metallurgy Inc. -            Montreal East, Quebec     CCRL         CCR CANADA
   Copper

Norddeutsche Affinerie A.G.          Hamburg, W. Germany       NAHA         NORDDEUTSCHE AFFINERIE
                                                                            HAMBURG

PAMP S.A.                            Castel San Pietro,        PAMP         PAMP
                                     Switzerland

PGP Industries Inc.                  Duncan, South Carolina    PGPI         PGP

Rand Refinery Limited                Germiston, Transvaal      RRSA         RAND REFINERY LTD.
                                                                            (with RR Ltd. on underside)

Rudarsko Metalursko Hernijski        Zvecan, Yugoslavia        TREP         TREPCA
   Kombinat, Trepca

Sabin Metal Corporation              Scottsville, N.Y.         SABN         SMC

Sheffield Smelting Co. Ltd.          Sheffield, England        SSCL       * THE SHEFFIELD SMELTING CO. LTD.

United States Assay Office           Denver, Colorado          USDE       * SEAL OF UNITED STATES (with
                                     New York, New York        USNY         year and location of production)
                                     Philadelphia, Pa.         USPH
                                     San Francisco, Cal.       USSF

United States Metals Refining Co.,   Carteret, N.J.            DRW        * DRW
division of Amax Copper, Inc.

U.S. Smelting, Refining & Mining     East Chicago, III.        USSC       * USSCO

Zaklady Metalurginczne Trzebinia     Trzebinia, Poland         ZTMP         ZTM

* Denotes brands are no longer produced

                                                                        10/01/04

                                  Appendix 14B

APPENDIX 14B-CBOT LICENSED DEPOSITORIES AND ASSAYERS FOR 5,000 OUNCE SILVER CONTRACTS

Depository                              Location                    Vault Number
--------------------------------------------------------------------------------
Brinks Global Services USA, Inc.        652 Kent Avenue                 4001
A Division of Brinks, Inc.              Brooklyn, NY 11211

Delaware Depository Service             3601 N. Market Street           4014
Company                                 Wilmington, DE 19802

HSBC Bank USA                           452 5th Avenue                  4008
                                        New York, NY 10018

                                        425 Saw River Road              4100
                                        Ardsley, NY 10502

Scotia Mocatta Depository               26 Broadway                     3001
A Division of Bank of Nova Scotia       New York, NY 10004

          Assayer for 5,000 ounce silver contracts
          Ledoux & Company
          359 Alfred Avenue
          Teaneck, NJ 07666
          (201) 837-7160

                                                                      (11/01/04)

                                  Appendix m14A

APPENDIX m14A - BRANDS APPROVED FOR DELIVERY AGAINST CBOT mini-sized SILVER CONTRACTS


                                                               COMPUTER
PRODUCER                             REFINED AT                CODE       BRAND MARKS
----------------------------------   -----------------------   --------   -----------------------------------------------------
The Anaconda Company                 Perth Amboy, N.J.         UMCO       * UMS CO.

ASARCO Incorporated                  Amarillo, Texas           ASAT         ASARCO SILVER - AMARILLO, TEXAS
                                     Baltimore, M.D.           ASBA       * ASARCO BALTIMORE, MARYLAND
                                     Perth Amboy, N.J.         ASCP       * AS & R CO.-PERTH AMBOY, N.J.
                                     Perth Amboy, N.J.         ASPA       * ASARCO-PERTH AMBOY, NEW JERSEY
                                     Selby, CA                 SGSR       * SELBY GOLD & SILVER REFINERY, SAN FRANCISCO, CAL.

Britannia Refined Metals Co.         Northfleet, England       BLCO         BLCo.

Broken Hill Associated Smelters      Port Pirie, Australia     BHAS         BHAS
 Pty. Ltd.

The Bunker Hill Company              Kellogg, Idaho            HILL       * BUNKER HILL

Cerro de Pasco Corporation           La Oroya, Peru            CDPP       * C de P PERU

Cominco Ltd.                         Trail, British Columbia   TADA         TADANAC

Compania de Real Monte y Pachuca     Pachuca, Mexico           RDMM         R del M

Comptoir Lyon-Alemand Louyot         Noisy le Sec, France      CLAP       * COMPTOIR-LYON-ALEMAND, LOUYOT & CIE-PARIS
                                                               CLAL         COMPTOIR-LYON-ALEMAND, LOUYOT-PARIS

OMG AG & Co. KG                      Hanau, Germany            DEGU       * DEGUSSA (with 1/2 sun and 1/4 moon within diamond)

OMG AG & Co. KG                      South Plainfield, N.J.    METZ       * DEGUSSA (with 1/2 sun and 1/4 moon within diamond,
                                                                            also Metz est. 1921)

Dowa Mining Co. Ltd.                 Kosaka City, Japan        DOWA         DOWA (with crossed hammers within circle)

Empresa Minera del Peru S.A.         La Oroya, Peru            CPPE         CP-PERU

Engelhard Corporation                Chessington, England      ENCI       * ENGELHARD LONDON
                                     Carteret, N.J.            ENNE       * ENGELHARD

Engelhard Corporation                Ivry, France              ECMP       * ENGELHARD (with Compagnie Des Metaux Precieux-Paris
                                                                            within an oval)


*No longer produced

                                  Appendix m14A


                                                               COMPUTER
PRODUCER                             REFINED AT                CODE       BRAND MARKS
----------------------------------   -----------------------   --------   -----------------------------------------------------
Furukawa Metals Co. Ltd.             Nikko City, Japan         TRIA         OPEN TRIANGLE (like letter A, brand name
                                                                            "Yamaichi")

Golden West Refining Corporation     Attleboro, Mass.          GWHH       * HH HANDY & HARMAN REFINING GROUP
 Limited, Handy & Harman Refining
 Group Inc.

Handy & Harman                       Attleboro, Mass.          HAND       * HH HANDY & HARMAN SILVER
                                     Fairfield, Conn.          HARM       * HH HANDY & HARMAN SILVER
                                                                            (with capital letter F bars produced at
                                                                            Fairfield, Conn.)

INCO Limited                         Sudbury, Ontario          ORCO         ORC

Industrial Minera Mexico, S.A.       Monterrey, Mexico         ASMO       * ASARCO-MONTERREY
                                     Monterrey, Mexico         IMMM         IMM-MONTERREY

Johnson Matthey Limited              Brampton, Ontario         JMJM       * JOHNSON MATTHEY-JM
                                                                            (with crossed hammers and assay stamp:
                                                                            JM LTD.-CANADA-ASSAY OFFICE)
                                     Brampton, Ontario         JMCA       * JM (with crossed hammers)
                                     Brampton, Ontario         JMMC       * J.M. & M. Ltd.

Johnson Matthey Chemicals Ltd.       Royston, England          JMLO         JOHNSON MATTHEY LONDON
                                     Royston, England          JMCF       * JMCF

Johnson Matthey Refining, Inc.       Salt Lake City, Utah      JMRI         JOHNSON MATTHEY-JM
                                                                            (with crossed hammers and assay stamp:
                                                                            J.M.R.I.-U.S.A.-ASSAY OFFICE)

Kam-Kotia Mines Ltd.                 Cobalt, Ontario           CRKO       * CRK

Kennecott Corporation                Magma, Utah               KUEU         KUE

Metalli Preziosi S.p.A.              Milan, Italy              MPSP         METALLI PREZIOSI S.p.A. MILANO
                                                                            (with MP)

n.v. Union Miniere s.a.              Hoboken, Belgium          MHOV       * HOBOKEN 999.7+
- Business Unit Hoboken              Hoboken, Belgium          HOBN         HOBOKEN 999+

Metalor Technologies USA             N. Attleboro, Mass.       META       * METAUX PRECIEUX SA METALOR
Corp.                                                                       (in a circle with letters MUS in center)
                                     N. Attleboro, Mass.       MUST         METALOR (with "MUS" assay mark)

Metalor Precieux SA Metalor          Neuchatel, Switzerland    MPOR         METAUX PRECIEUX SA METALOR
                                                                            (in a circle with letters MP in center)

Met-Mex Penoles, SA de CV            Monterrey, Mexico         MPSA       * METALURGICA MEXICANA PENOLES S.A.
                                     Torreon, Mexico           POPM         PRODUCT OF PENOLES MEXICO

Mitsubishi Materials  Corporation    Kagawa, Japan             DIAM         Three diamonds forming a triangle

No. 1 Mining Corporation             Namtu, Burma              BRMA         BURMA MINES

Noranda Metallurgy Inc.- Copper      Montreal East, Quebec     CCRL         CCR CANADA


*No longer produced

                                  Appendix m14A


                                                               COMPUTER
PRODUCER                             REFINED AT                CODE       BRAND MARKS
----------------------------------   -----------------------   --------   ---------------------------------------------------
Norddeutsche Affinerie A.G.          Hamburg, W. Germany       NAHA         NORDDEUTSCHE AFFINERIE HAMBURG

PAMP S.A.                            Castel San Pietro,        PAMP         PAMP
                                     Switzerland

PGP Industries Inc.                  Duncan, South Carolina    PGPI         PGP

Rand Refinery Limited                Germiston, Transvaal      RRSA         RAND REFINERY LTD. (with RR Ltd. on underside)

Rudarsko Metalursko Hernijski        Zvecan, Yugoslavia        TREP         TREPCA
 Kombinat, Trepca

Sabin Metal Corporation              Scottsville, N.Y.         SABN         SMC

Sheffield Smelting Co. Ltd.          Sheffield, England        SSCL       * THE SHEFFIELD SMELTING CO. LTD.

United States Assay Office           Denver, Colorado          USDE       * SEAL OF UNITED STATES (with year and location of
                                     New York, New York        USNY         production)
                                     Philadelphia,Pa.          USPH
                                     San Francisco, Cal.       USSF

United States Metals Refining Co.,   Carteret, N.J.            DRW        * DRW
division of Amax Copper, Inc.

U.S. Smelting, Refining & Mining     East Chicago, Ill.        USSC       * USSCO

Zaklady Metalurginczne Trzebinia     Trzebinia, Poland         ZTMP         ZTM



* Denotes no longer produced



                                                                       10/01/04

                                  Appendix m14B


APPENDIX m14B - CBOT LICENSED DEPOSITORIES AND ASSAYERS FOR mini-sized
SILVER






Depository                                 Facilities                       Computer Code
----------                                 ----------                       -------------

     NEW YORK

SCOTIA MOCATTA DEPOSITORY,                 26 Broadway                          3001
A DIVISION OF THE BANK OF NOVA SCOTIA      New York, NY
26 Broadway
New York, NY 10004
Orders: (212) 912-8530

HSBC BANK USA                              1 West 39th Street, SC 2 Level       5001
1 West 39th Street, SC 2 Level             New York, NY
New York, NY 10018
Orders: (212) 525-6439                     425 Sawmill River Road               5002
                                           Ardsley, NY

BRINKS GLOBAL SERVICES, USA, INC.          652 Kent Avenue                      4001
A DIVISION OF BRINKS, INC.                 Brooklyn, NY
Suite 400
580 5th Avenue
New York, NY 10036
Orders: (718) 260-2200

     DELAWARE

DELAWARE DEPOSITORY SERVICE COMPANY, LLC   3601 North Market Street             6001
3601 North Market Street                   Wilmington, DE
Wilmington, DE 19802
Orders: (302) 765-3884                     4200 Governor Printz Blvd.           6002
                                           Wilmington, DE



                     LICENSED ASSAYER FOR mini-sized SILVER


                                Ledoux & Company
                                359 Alfred Avenue
                                Teaneck, NJ 07666
                            Orders: NJ (201) 837-7160


                                                                        11/01/04

                                  Appendix 15A

APPENDIX 15A - BRANDS APPROVED FOR DELIVERY AGAINST 100 OUNCE GOLD CONTRACTS

PRODUCER                            REFINED AT               CODE   BRAND MARKS
--------                            ----------               ----   -----------
AGR Joint Venture                   Perth, Australia         PMAU     THE PERTH MINT AUSTRALIA (with
                                                                      swan motif mint mark within
                                                                      circle)

Argor, S.A.                         Chiasso, Switzerland     ARGO   * ARGOR S.A. CHIASSO-ASA

Argor - Heraeus SA                  Mendrisio, Switzerland   ARHE     ARGOR-HERAEUS SA, A-H,
                                                                      SWITZERLAND

ASARCO Incorporated                 Amarillo, Texas          ASAT     ASARCO GOLD- AMARILLO, TEXAS

Casa da Moeda do Brasil             Rio de Janeiro, Brazil   CASA     CASA DA MOEDA DO BRASIL-CMB

Compagnie des Metaux Precieux       Ivry, France             CMPP   * COMPAGNIE DES METAUX
                                                                      PRECIEUX PARIS (may also
                                                                      contain letters CMP)
                                    Ivry, France             SDBS   * SOCIETE DE BANQUE SUISSE

Companhia Real de Metais            Sao Paulo, Brazil        CRDM     CRM

Comptoir Lyon-Alemand Louyot        Noisy le Sec, France     CLAL     COMPTOIR-LYON-ALEMAND,
                                                                      LOUYOT-PARIS (with
                                                                      Affineur Fondeur within
                                                                      octagon)

OMG AG & Co. KG                     Hanau, Germany           DEGU   * DEGUSSA FEINGOLD (with
                                                                      1/2 sun and 1/4 moon within
                                                                      diamond)

OMG AG & Co. KG                     Burmington, Ontario      DECA   * DEGUSSA CANADA LTD.
                                                                      (with 1/2 sun and 1/4 moon
                                                                      within diamond)

OMG Brasil Ltda.                    Guarulhos, Brazil        DEBR     DEGUSSA S.A. (with 1/2 sun
                                                                      and 1/4 moon within
                                                                      diamond)

H. Drijfhout & Zoon's               Amsterdam, Netherlands   HDZA     H. DRIJFHOUT & ZOON-
   Edelmetaalbedrijven BV                                             AMSTERDAM-MELTERS (within
                                                                      octagon)

                                  Appendix 15A

                                                             COMPUTER
PRODUCER                            REFINED AT                 CODE     BRAND MARKS
--------                            ----------               --------   -----------
Engelhard Corporation               Carteret, N.J.            ENNE      * ENGELHARD (may also be
                                                                        * ENGELHARD NEW JERSEY-U.S.A.
                                                                          or ENGELHARD U.S.A.)
                                    Carteret, N.J.            BAKE      * BAKER (within circle atop triangle)
                                    Chessington, England      ENCI      * ENGELHARD LONDON
                                    Thomastown, Australia     ENTH      * ENGELHARD AUSTRALIA
                                    Aurora, Ontario           ENAU      * ENGELHARD (with circle connected to
                                                                          1/2 moon to left of name; may also
                                                                          be ENGELHARD INDUSTRIES OF CANADA LTD.

Golden West Refining Corporation    Attleboro, Mass           GWHH      * HH HANDY & HARMAN
Limited, Handy & Harman Refining                                          REFINING GROUP
Group Inc.

Handy & Harman                      Attleboro, Mass           HAND      * HH HANDY & HARMAN

W.C. Heraeus, G.m.b.H.              Hanau, Germany            HERA        HERAEUS FEINGOLD (with Heraeus
                                                                          Edelmetalle GmbH-Hanau encircling
                                                                          three roses)

Heraeus Incorporated                Newark, N.J.              HERI        HERAEUS FEINGOLD (with capital
                                                                          letter "E" preceding serial number)

Heraeus Ltd.                        Kowloon,Hong Kong         HERH        HERAEUS FEINGOLD (with capital
                                                                          letter "H" preceding serial number)

Homestake Mining Company            Lead, South Dakota        HMCO      * HOMESTAKE MINING COMPANY (with HMC
                                                                          all within circle)

Johnson Matthey, Inc.               Winslow, New Jersey       MBUS      * MATTHEY BISHOP U.S.A. (within an
                                                                          oval)

Johnson Matthey Limited             Brampton, Ontario         JMMC      * JOHNSON MATTHEY & MALLORY-CANADA
                                                                          (within an oval)
                                    Brampton, Ontario         JMCA      * JM (with crossed hammers)
                                    Brampton, Ontario         JMJM        JOHNSON MATTHEY-JM (with
                                                                          crossed hammers and assay stamp:
                                                                          J.M. LTD.-CANADA-ASSAY OFFICE)

                                  Appendix 15A

                                                             COMPUTER
PRODUCER                            REFINED AT                 CODE     BRAND MARKS
--------                            ----------               --------   -----------
Johnson Matthey Limited             Kogarah, Australia         MGPS     * MATTHEY GARRETT PTY.
   (Australia)                                                            SYDNEY REFINERS (within an
                                                                          oval)
                                    Kogarah, Australia         JMLA     * JOHNSON MATTHEY LIMITED
                                                                          AUSTRALIA

Johnson Matthey Chemicals Ltd.      Royston, England           JMLO       JOHNSON MATTHEY LONDON
                                                                          (within an oval)

Johnson Matthey & Pauwels S.A.      Brussels, Belgium          JMPA     * JOHNSON MATTHEY &
                                                                          PAUWELS (within an oval)

Johnson Matthey Refining, Inc.      Salt Lake City, Utah       JMRI       JOHNSON MATTHEY-JM (with
                                                                          crossed hammers and assay stamp:
                                                                          J.M.R.I. U.S.A.-ASSAY OFFICE)

Kennecott Utah Copper Corporation   Magna, Utah                KUAU       KUC

Metallurgie Hoboken Overpelt S.A.   Hoboken, Belgium           MHOV     * METALLURGIE HOBOKEN
                                                                          OVERPELT

n.v. Union Miniere s.a.             Hoboken, Belgium           HOBO       Hoboken 9999
   - Business Unit Hoboken

Metalli Preziosi S.p.A.             Milan, Italy               MPSP       METALLI PREZIOSI S.p.A.
                                                                          MILANO-AFFINAZIONE(with
                                                                          MP within a circle)

Metalor Technologies USA Corp.      Attleborough, Mass.        MUST       METALOR(R)(with the "MUS" assay
                                                                          mark)

                                    Attleborough, Mass.        META     * METAUX PRECIEUX SA
                                                                          METALOR -MP (with "MUS"
                                                                          Assay mark)

Metaux Precieux S.A. Metalor        Neuchatel, Switzerland     MPSA       METAUX PRECIEUX SA -
                                                                          NEUCHATEL (with MP within a
                                                                          circle)
                                    Neuchatel, Switzerland     SBCO       SWISS BANK CORPORATION

Mitsubishi Metal Corporation        Osaka, Japan               MMCO     * MITSUBISHI METAL
                                                                          CORPORATION
                                                                          (with three diamond mark within
                                                                          oval)

Mitsubishi Materials                Kagawa, Japan              MITS       Three diamonds forming a triangle
Corporation

Noranda Mines Limited,              Montreal East, Quebec      CCRL     * CANADIAN COPPER REFINERS
   CCR Division                                                           LIMITED MONTREAL EAST,
                                                                          CANADA (within an oval)

                                  Appendix 15A

                                                             COMPUTER
PRODUCER                            REFINED AT                 CODE     BRAND MARKS
--------                            ----------               --------   -----------
Noranda Mines Limited,              Montreal East, Quebec      NORA     * NORANDA MINES LIMITED -
   CCR Division                                                           CCR, MONTREAL EAST,
                                                                          CANADA (within an oval)

Noranda Metallurgy Inc. - Copper    Montreal East, Quebec      NINC       NORANDA MINES Inc. - CCR,
                                                                          MONTREAL EAST, CANADA
                                                                          (within an oval)

Norddeutsche Affinerie AG           Hamburg, W. Germany        NAHA       NORDDEUTSCHE AFFINERIE
                                                                          HAMBURG

PAMP, S.A.                          Castel S. Pietro,          PAMP       PAMP-SUISSE Produits Artistiques
                                                                          Metaux Precieux Switzerland

Rand Refinery Limited               Germiston Transvaal        RRSA       RAND REFINERY Ltd. SOUTH
                                                                          AFRICA (encircling picture of
                                                                          springbok)

Royal Canadian Mint                 Ottawa, Canada             RCMI       ROYAL CANADIAN MINT
                                                                          (encircling a crown)

Sabin Metal Corporation             Scottsville, N.Y.          SABN       SMC

Schone Edelmetaal NV                Amsterdam, Netherlands     GSNV       GUARANTEED BY SCHONE N.V.
                                                                          AMSTERDAM

Sheffield Smelting Co. Ltd.         Sheffield, England         SSCL     * THE SHEFFIELD SMELTING CO.
                                                                          LTD. - LONDON & SHEFFIELD

_anaka Kikinzoku Kogyo K.K.         Ichikawa, Japan            TTME       TANAKA TOKYO-MELTERS

United States Metals Refining       Carteret, N.J.             DRW      * DRW
   Co., division of Amax Copper,
   Inc.

U.S.S.R                             Moscow, U.S.S.R            CCCP       CCCP (with hammer and sickle)

Valcambi, S.A.                      Balerna, Switzerland       CRSU       CREDIT SUISSE

* Denotes brand is no longer produced.

                                                                        10/01/04

                                  Appendix 15B

APPENDIX 15B-CBOT LICENSED DEPOSITORIES AND ASSAYERS FOR 100 OUNCE GOLD
CONTRACTS

Depository                               Location                  Vault Number
-------------------------------------------------------------------------------
Brinks Global Services USA, Inc.         652 Kent Avenue               4001
A Division of Brinks, Inc.               Brooklyn, NY 11211

HSBC Bank USA                            452 5th Avenue                4008
                                         New York, NY 10018

Scotia Mocatta Depository                26 Broadway                   3001
A Division of Bank of Nova Scotia        New York, NY 10004

          Assayers for 100 ounce gold contracts
          Ledoux & Company
          359 Alfred Avenue
          Teaneck, NJ 07666
          (201)837-7160

                                                                      (10/01/04)

                                  Appendix m15A

APPENDIX m15A - BRANDS APPROVED FOR DELIVERY AGAINST CBOT mini-sized GOLD CONTRACTS


PRODUCER                              REFINED AT               CODE       BRAND MARKS
-----------------------------------   ----------------------   --------   ---------------------------------------------
AGR Joint Venture                     Perth, Australia         PMAU         THE PERTH MINT AUSTRALIA
                                                                            (with swan motif mint mark within
                                                                             circle)

Argor, S.A.                           Chiasso, Switzerland     ARGO       * ARGOR S.A. CHIASSO-ASA

Argor - Heraeus SA                    Mendrisio, Switzerland   ARHE         Argor-HerAeus SA, A-H,
                                                                            SWITZERLAND

ASARCO Incorporated                   Amarillo, Texas          ASAT         ASARCO GOLD- AMARILLO, TEXAS

Casa da Moeda do Brasil               Rio de Janeiro, Brazil   CASA         CASA DA MOEDA DO BRASIL-CMB

Compagnie des Metaux Precieux         Ivry, France             CMPP       * COMPAGNIE DES METAUX PRECIEUX PARIS
                                                                            (may also contain letters CMP)
                                      Ivry, France             SDBS       * SOCIETE DE BANQUE SUISSE

Companhia Real de Metais              Sao Paulo, Brazil        CRDM         CRM

Comptoir Lyon-Alemand Louyot          Noisy le Sec, France     CLAL         COMPTOIR-LYON-ALEMAND,
                                                                            LOUYOT-PARIS (with Affineur
                                                                            Fondeur within octagon)

OMG AG & Co. KG                       Hanau, Germany           DEGU       * DEGUSSA FEINGOLD (with 1/2 sun and 1/4 moon
                                                                            within diamond)

OMG AG & Co. KG                       Burmington, Ontario      DECA       * DEGUSSA CANADA LTD. (with 1/2 sun and 1/4
                                                                            moon within diamond)

OMG Brasil Ltda.                      Guarulhos, Brazil        DEBR         DEGUSSA S.A. (with1/2sun and 1/4 moon
                                                                            within diamond)
H.Drijfhout & Zoon's
 Edelmetaalbedrijven BV               Amsterdam, Netherlands   HDZA         H. DRIJFHOUT & ZOON- AMSTERDAM-MELTERS
                                                                            (within octagon)

                                  Appendix m15A


                                                               COMPUTER
PRODUCER                              REFINED AT                 CODE     BRAND MARKS
-----------------------------------   ----------------------   --------   ---------------------------------------------
Engelhard Corporation                 Carteret, N.J.           ENNE       * ENGELHARD (may also be ENGELHARD NEW
                                                                            JERSEY-U.S.A. or ENGELHARD U.S.A.)
                                      Carteret, N.J.           BAKE       * BAKER (within circle atop triangle)
                                      Chessington, England     ENCI       * ENGELHARD LONDON
                                      Thomastown, Australia    ENTH       * ENGELHARD AUSTRALIA
                                      Aurora, Ontario          ENAU       * ENGELHARD (with circle connected to 1/2
                                                                            moon to left of name; may also be
                                                                            ENGELHARD INDUSTRIES OF CANADA LTD.

Golden West Refining Corporation      Attleboro, Mass          GWHH       * HH HANDY & HARMAN REFINING GROUP
 Limited, Handy & Harman Refining
 Group Inc.

Handy & Harman                        Attleboro, Mass          HAND       * HH HANDY & HARMAN

W.C. Heraeus, G.m.b.H.                Hanau, Germany           HERA         HERAEUS FEINGOLD (with Heraeus
                                                                            Edelmetalle GmbH-Hanau encircling
                                                                            three roses)

Heraeus Incorporated                  Newark, N.J.             HERI         HERAEUS FEINGOLD (with capital letter
                                                                            "E" preceding serial number)

Heraeus Ltd.                          Kowloon, Hong Kong       HERH         HERAEUS FEINGOLD (with capital letter
                                                                            "H" preceding serial number)

Homestake Mining Company              Lead, South Dakota       HMCO       * HOMESTAKE MINING COMPANY (with HMC all
                                                                            within circle)

Johnson Matthey, Inc.                 Winslow, New Jersey      MBUS       * MATTHEY BISHOP U.S.A.
                                                                            (within an oval)

Johnson Matthey Limited               Brampton, Ontario        JMMC       * JOHNSON MATTHEY & MALLORY-CANADA
                                                                            (within an oval)
                                      Brampton, Ontario        JMCA       * JM (with crossed hammers)
                                      Brampton, Ontario        JMJM         JOHNSON MATTHEY-JM (with crossed
                                                                            hammers and assay stamp: J.M. LTD.-
                                                                            CANADA- ASSAY OFFICE)

                                  Appendix m15A


                                                               COMPUTER
PRODUCER                              REFINED AT                 CODE     BRAND MARKS
-----------------------------------   ----------------------   --------   ---------------------------------------------
Johnson Matthey Limited (Australia)   Kogarah, Australia       MGPS       * MATTHEY GARRETT PTY. SYDNEY REFINERS
                                                                            (within an oval)
                                      Kogarah, Australia       JMLA       * JOHNSON MATTHEY LIMITED AUSTRALIA

Johnson Matthey Chemicals Ltd.        Royston, England         JMLO         JOHNSON MATTHEY LONDON
                                                                            (within an oval)

Johnson Matthey & Pauwels S.A.        Brussels, Belgium        JMPA       * JOHNSON MATTHEY & PAUWELS
                                                                            (within an oval)

Johnson Matthey Refining, Inc.        Salt Lake City, Utah     JMRI         JOHNSON MATTHEY-JM (with crossed hammers
                                                                            and assay stamp:
                                                                            J.M.R.I. U.S.A.-ASSAY OFFICE)

Kennecott Utah Copper Corporation     Magna, Utah              KUAU         KUC

Metallurgie Hoboken Overpelt S.A.     Hoboken, Belgium         MHOV       * METALLURGIE HOBOKEN OVERPELT

n.v. Union Miniere s.a.               Hoboken, Belgium         HOBO         Hoboken 9999
- Business Unit Hoboken

Metalli Preziosi S.p.A.               Milan, Italy             MPSP         METALLI PREZIOSI S.p.A. MILANO-AFFINAZIONE
                                                                            (with MP within a circle)

Metalor Technologies USA Refining     Attleboro, Mass.         META       * METAUX PRECIEUX SA METALOR -MP
Corp.                                                                       (with "MUS" Assay mark)
                                      Attleboro, Mass.         MUST         METALOR (with "MUS" assay mark)

Metaux Precieux S.A. Metalor          Neuchatel, Switzerland   MPSA         METAUX PRECIEUX SA - NEUCHATEL
                                                                            (with MP within a circle)
                                      Neuchatel, Switzerland   SBCO         SWISS BANK COPORATION

Mitsubishi Metal Corporation          Osaka, Japan             MMCO       * MITSUBISHI METAL CORPORATION
                                                                            (with three diamond mark within oval)

Mitsubishi Materials Corporation      Kagawa, Japan            MITS         Three diamonds forming a triangle

Noranda Mines Limited, CCR Division   Montreal East, Quebec    CCRL       * CANADIAN COPPER REFINERS LIMITED
                                                                            MONTREAL EAST, CANADA
                                                                            (within an oval)

                                  Appendix m15A


                                                               COMPUTER
PRODUCER                              REFINED AT                 CODE     BRAND MARKS
-----------------------------------   ----------------------   --------   ---------------------------------------------
Noranda Mines Limited, CCR Division   Montreal East, Quebec    NORA       * NORANDA MINES LIMITED - CCR, MONTREAL
                                                                            EAST, CANADA (within an oval)

Noranda Metallurgy Inc. - Copper      Montreal East, Quebec    NINC         NORANDA MINES Inc. - CCR, MONTREAL EAST,
                                                                            CANADA (within an oval)

Norddeutsche Affinerie AG             Hamburg, W. Germany      NAHA         NORDDEUTSCHE AFFINERIE HAMBURG

PAMP, S.A.                            Castel S. Pietro,        PAMP         PAMP-SUISSE Produits Artistiques Metaux
                                      Switzerland                           Precieux Switzerland

Rand Refinery Limited                 Germiston Transvaal      RRSA         RAND REFINERY Ltd. SOUTH AFRICA
                                                                            (encircling picture of springbok)

Royal Canadian Mint                   Ottawa, Canada           RCMI         ROYAL CANADIAN MINT
                                                                            (encircling a crown)

Sabin Metal Corporation               Scottsville, N.Y.        SABN         SMC

Schone Edelmetaal NV                  Amsterdam, Netherlands   GSNV         GUARANTEED BY SCHONE N.V. AMSTERDAM

Sheffield Smelting Co. Ltd.           Sheffield, England       SSCL       * THE SHEFFIELD SMELTING CO. LTD.
                                                                            - LONDON & SHEFFIELD

Tanaka Kikinzoku Kogyo K.K.           Ichikawa, Japan          TTME         TANAKA TOKYO-MELTERS

United States Metals Refining Co.,    Carteret, N.J.           DRW        * DRW
 division of Amax Copper, Inc.

U.S.S.R                               Moscow, U.S.S.R          CCCP         CCCP (with hammer and sickle)

Valcambi, S.A.                        Balerna, Switzerland     CRSU         CREDIT SUISSE



                                                                        10/01/04

* Denotes brand no longer produced.

                                  Appendix m15B


APPENDIX m15B - CBOT LICENSED DEPOSITORIES AND ASSAYERS FOR mini-sized GOLD


Depository                               Facilities                Computer Code
----------                               ----------                -------------

NEW YORK

SCOTIAMOCATTA DEPOSITORY,                26 Broadway                    3001
A DIVISION OF THE BANK OF NOVA SCOTIA    New York, NY
  26 Broadway
  New York, NY 10004
  (Orders: (212) 912-8530)

HSBC Bank USA                            1 West 39th Street,            5001
  1 West 39th Street, SC 2 Level         SC 2 Level
  New York, NY 10018                     New York, NY
  (Orders:  (212) 525-6439)
                                         425 Sawmill River Road         5002
                                         Ardsley, NY


                      LICENSED ASSAYER FOR mini-sized GOLD


                                Ledoux & Company
                                359 Alfred Avenue
                                Teaneck, NJ 07666
                           (Orders: NJ (201) 837-7160)

                                                                        10/01/04

                                  Appendix 37B

APPENDIX 37B - ROUGH RICE REGULARITY

                              ROUGH RICE REGULARITY

The following applications for a declaration of regularity for the delivery of Rough Rice have been approved through June 30, 2006:

                                     TOTAL CAPACITY   MAXIMUM RECEIPTS           STORAGE RATE*          LOAD-OUT RATE (per
          FIRM/FACILITY                  (cwt.)          DELIVERABLE     (per hundred weight per day)     hundred weight
----------------------------------   --------------   ----------------   ----------------------------   ------------------
RICELAND FOODS, INC.
Waldenburg, AR                           400,000            200          34.00/100 of a cent               22.22 cents
FARMER'S GRANARY, INC.
Patterson, AR                            900,000            450          28.89/100 of a cent               22.22 cents
GULF RICE ARKANSAS LLC
Harrisburg, AR                           953,000            476          34.00/100 of a cent               22.22 cents
HARVEST RICE, INC.
McGehee, AR                              574,000            287          34.00/100 of a cent               22.22 cents
POINSETT RICE & GRAIN, INC.
Waldenburg, AR                           830,250            415          29.67/100 of a cent               22.22 cents
Diaz, AR                                 425,250            212          29.67/100 of a cent               22.22 cents
PRODUCER'S RICE MILL, INC.
Stuttgart, AR                            122,000            61           28.89/100 of a ct.                21.10 cents
Stuttgart, AR (Mill Site)                400,000            200          28.89/100 of a ct.                21.10 cents
Wynne, AR                                478,000            239          28.89/100 of a ct.                20.00 cents
RICELAND FOODS, INC.
Dumas, AR                                450,000            225          34.00/100 of a ct.                22.22 cents
Fair Oaks, AR                            450,000            225          34.00/100 of a ct.                22.22 cents
Hickory Ridge, AR                        338,000            169          34.00/100 of a ct.                22.22 cents
Jonesboro, AR                          2,250,000           1,125         34.00/100 of a ct.                22.22 cents
McGehee, AR                              300,000            150          34.00/100 of a ct.                22.22 cents
Newport, AR                              360,000            180          34.00/100 of a ct.                22.22 cents
Stuttgart, AR-Dryer Mill Site          1,600,000            800          34.00/100 of a ct.                22.22 cents
Weiner, AR                               450,000            225          34.00/100 of a ct.                22.22 cents
Wheatly, AR                              450,000            225          34.00/100 of a ct.                22.22 cents

* Storage rate cap of 34/100 of a cent applies to all receipts issued on and after 05/01/95

                                                                        08/01/04

                                  Appendix 37C

APPENDIX 37C - DEFINITIONS

FIRST POSITION DAY - Shall be the second business day prior to the first business day of the delivery month.
FIRST NOTICE DAY -   Shall be the business day prior to the first business day
                     of the delivery month.
FIRST DELIVERY DAY - Shall be the first business day of the delivery month.
LAST TRADING DAY -   Shall be the business day prior to the last seven business days of the delivery month.
LAST NOTICE DAY -    Shall be the business day prior to the last business day of the delivery month.
LAST DELIVERY DAY -  Shall be the last business day of the delivery month.

                                                                        11/01/94

                                  Appendix 37D

APPENDIX 37D - MINIMUM FINANCIAL REQUIREMENTS FOR ROUGH RICE REGULARITY

The minimum financial requirements for firms which are regular to deliver Rough Rice are:

1. Working Capital - (current assets excluding current receivables from affiliates/parent company less current liabilities) must be greater than or equal to $1,000,000. All current assets must be readily marketable. Firms which do not have $1,000,000 in working capital must deposit with the Exchange $5,000 per contract which they are regular to deliver, up to a maximum of $1,000,000 less SEC haircuts, as specified in SEC Rule 15c3-1(c) (2) (vi), (vii) and (viii) plus 3% in the event of liquidation.

2. Net Worth - (Total assets less total liabilities) divided by the firm's allowable capacity (measured in contracts) must be greater than $5,000.

3. Each firm which is regular to deliver Rough Rice is required to file a yearly certified financial statement within 90 days of the firm's year-end. Each firm is also required to file within 45 days of the statement date unaudited quarterly financial statements for each of the three quarters which do not end on the firm's year-end. In addition, the Exchange may request additional financial information as it deems appropriate.

4. A Letter of Attestation must accompany all financial statements. The Letter of Attestation must be signed by the Chief Financial Officer or if there is none, a general partner, executive officer, or managerial employee who has the authority to sign financial statements on behalf of the firm and to attest to their correctness and completeness.

5. For the requirements for notification of capital reductions, see Regulation 285.03.

6. Any change in the organizational structure of a firm that is regular for delivery requires that the firm notify the Exchange prior to such change. Changes in organizational structure shall include, but not be limited to, a corporation, limited liability company, general partnership, limited partnership, or sole proprietorship that changes to another form. Prior to such change occurring, the firm is also required to notify the Exchange in writing of any name change.

For other applicable provisions, see Appendix 4G "Letter of Credit Standards" and Appendix 4H, "Bonding Standards".

                                                                        01/01/04

                                   Page 1 of 1